As filed with the Securities and Exchange Commission on July 27, 2023

Registration No. 333-271566

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________

ROSECLIFF ACQUISITION CORP I
(Exact name of registrant as specified in its charter)

_______________________

Delaware	6770	85-3987148
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

767 5th Avenue 34th Floor
New York, New York 10153
(212) 492-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________

Michael P. Murphy
Chief Executive Officer
767 5th Avenue, 34th Floor
New York, New York 10153
(212) 492-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

Copies to

P. Michelle Gasaway, Esq. C. Michael Chitwood, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 (213) 687-5000	Herbert F. Kozlov, Esq. Wendy A. Grasso, Esq. Lynwood E. Reinhardt, Esq. Reed Smith LLP 599 Lexington Avenue New York, New York 10022-7650 (212) 521-5400

_______________________

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an ⌧ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 27, 2023

PROXY STATEMENT FOR
SPECIAL MEETING IN LIEU OF AN ANNUAL MEETING OF
ROSECLIFF ACQUISITION CORP I
AND
PROSPECTUS
FOR
UP TO 17,000,000 SHARES OF COMMON STOCK OF
ROSECLIFF ACQUISITION CORP I

Dear Stockholder:

On April 11, 2023, Rosecliff Acquisition Corp I (“RCLF”), Ghost Merger Sub I Inc., a wholly owned subsidiary of RCLF (“Merger Sub I”), and Ghost Merger Sub II LLC, a wholly owned subsidiary of RCLF (“Merger Sub II”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) with Spectral MD Holdings, Ltd. (“Spectral”). Terms not otherwise defined below are defined in the accompanying proxy statement/prospectus.

Upon the closing (the “Closing”) of the transactions contemplated in the Business Combination Agreement, Merger Sub I will merge with and into Spectral (the “First Merger”), with Spectral surviving the First Merger as a wholly owned subsidiary of RCLF and RCLF changing its name to “Spectral AI, Inc.”, and, immediately following the First Merger, Spectral will merge with and into Merger Sub II (the “Second Merger”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of RCLF. The transactions contemplated by the Business Combination Agreement relating to the First Merger and the Second Merger are referred to in this proxy statement/prospectus as the “Business Combination” and the combined company after the Business Combination is referred to in this proxy statement/prospectus as the “Combined Company.”

As part of the Business Combination, Spectral stockholders (including holders of Spectral Awards (as defined below)) will receive (or have reserved for issuance pursuant to New Awards (as defined below)) aggregate merger consideration of 17,000,000 shares of RCLF common stock (as may be increased by the potential Private Placement pursuant to the Business Combination Agreement, the “merger consideration”). The merger consideration (including shares reserved for New Awards) will represent approximately 92.7% of the issued and outstanding shares of the Combined Company’s common stock immediately following completion of the Business Combination. This level of ownership interest assumes: (a) no RCLF public stockholder exercises its redemption rights with respect to such stockholders’ shares for a pro rata portion of the funds in RCLF’s trust account, (b) no shares are issued pursuant to the Equity Incentive Plan, (c) forfeiture of all of the Private Placement Warrants and no exercise of the Public Warrants, (d) no shares are issued pursuant to the potential Private Placement, (e) Rosecliff Acquisition Sponsor I LLC (the “Sponsor”) and the other Initial Stockholders retain an initial amount of 880,000 Founder Shares, (f) all New Options for shares of the Combined Company common stock are vested and exercised, (g) all New Warrants for shares of the Combined Company stock are vested and exercised and (h) all New RSUs for shares of the Combined Company stock are vested and issued in respect thereof. Assuming a value of $10.00 per share of RCLF common stock, which is the price at which RCLF completed its initial public offering on February 17, 2021, the aggregate merger consideration implies an aggregate equity value for Spectral of approximately $170 million.

Under the terms of the Business Combination Agreement, at the effective time of the First Merger (the “First Effective Time”), each share of Spectral common stock issued and outstanding immediately prior to the First Effective Time (excluding shares issued and outstanding immediately prior to the First Effective Time held by a Spectral stockholder who has not voted in favor of adoption of the Business Combination Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such shares (the “dissenting shares”) and any shares of Spectral common stock subject to Spectral Awards (as defined below)) will be cancelled and converted into the right to receive a pro rata portion of the Aggregate Transaction Consideration (as defined below).

In addition, each Spectral stock option that is outstanding immediately prior to the First Effective Time, whether or not then vested (each a “Spectral Option,” and, collectively, the “Spectral Options”) and each Spectral Warrant that is outstanding immediately prior to the First Effective Time (each a “Spectral Warrant,” and, collectively, the “Spectral Warrants”), will, by virtue of the First Merger and without any action on the part of any holder, be converted into an option to purchase shares of RCLF common stock (a “New Option”) or a warrant to purchase shares of RCLF common stock (a “New Warrant”), as applicable, upon substantially the same terms and conditions as are in effect with respect to such Spectral Option or Spectral Warrant, as applicable, immediately prior to the First Effective Time, including with respect to vesting and termination-related provisions, except that (i) such New Option or New Warrant will provide the right to purchase that whole number of shares of RCLF common stock (rounded down to the nearest whole share) equal to the number of shares of Spectral common stock subject to such Spectral Option or Spectral Warrant, as applicable, multiplied by the Exchange Ratio (as defined below), and (ii) the exercise price per share for each such New Option or New Warrant will be equal to the exercise price per share of such Spectral Option or Spectral Warrant, as applicable, in effect immediately prior to the First Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of any such Spectral Options that are “incentive stock options” (within the meaning of Section 422 of the Code) will be made in a manner that is intended to be consistent with Treasury Regulations Section 1.424-1, and the conversion of all Spectral Options will be made in a manner, such that such conversion will not constitute a “modification” of such Spectral Options for purposes of Section 409A or Section 424 of the Code, as applicable.

Each Spectral restricted stock unit (whether to be settled in cash or shares) that is outstanding immediately prior to the First Effective Time (each, a “Spectral RSU” and, collectively, the “Spectral RSUs,” and, together with the Spectral Options and Spectral Warrants, the “Spectral Awards”) will, by virtue of the First Merger and without any action on the part of any holder, be converted into the right to receive a restricted stock unit of the Combined Company based on shares of RCLF common stock (each, a “New RSU,” and, collectively, the “New RSUs” and, together with the New Options, the “New Awards”) with substantially the same terms and conditions as were applicable to such Spectral RSU immediately prior to the First Effective Time (including with respect to vesting and termination-related provisions), except that such New RSU shall relate to such number of shares of RCLF common stock as is equal to the product of (i) the number of shares of Spectral common stock subject to such Spectral RSU immediately prior to the First Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

This proxy statement/prospectus relates to the registration of 17,000,000 shares of RCLF common stock to be issued (or reserved for issuance with respect to New Awards) to Spectral stockholders as Aggregate Transaction Consideration, as further described in the section entitled “Proposal No. 1 — The Business Combination Proposal.”

It is anticipated that, immediately following the consummation of the Business Combination and assuming there is no Private Placement, RCLF’s public stockholders will own approximately 2.5% of the issued and outstanding shares of the Combined Company, the Sponsor and the current independent directors of RCLF will own approximately 4.8% of the issued and outstanding shares of the Combined Company and the Spectral stockholders will own approximately 92.7% of the issued and outstanding shares of the Combined Company. This level of ownership interest assumes: (a) no RCLF public stockholder exercises its redemption rights with respect to such stockholders’ shares for a pro rata portion of the funds in RCLF’s trust account, (b) no shares are issued pursuant to the Equity Incentive Plan, (c) forfeiture of all of the Private Placement Warrants and no exercise of Public Warrants, (d) no shares are issued pursuant to the potential Private Placement, (e) the Sponsor and the other Initial Stockholders retain an initial amount of 880,000 Founder Shares, (f) all New Options for shares of the Combined Company common stock are vested and exercised, (g) all New Warrants for shares of the Combined Company stock are vested and exercised and (h) all New RSUs for shares of the Combined Company stock are vested and issued in respect thereof. See “Questions and Answers About the Business Combination — What Equity Stake Will Current RCLF Public Stockholders, The RCLF Sponsor And RCLF’s Officers And Directors, And The Spectral Stockholders Hold In The Combined Company Following The Closing?” for more information.

RCLF’s units, common stock and warrants are publicly traded on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “RCLFU,” “RCLF” and “RCLFW,” respectively. Following the Closing, RCLF intends to change its name to Spectral AI, Inc. RCLF intends to apply to list the Combined Company common stock and warrants on Nasdaq under the symbols “MDAI” and “MDAIW,” respectively, upon the Closing. The Combined Company will not have units traded following the Closing. It is a condition to the consummation of the Business Combination that (i) RCLF shall not have been delisted from Nasdaq or (ii) the RCLF’s listing on Nasdaq or another national securities exchange mutually agreed to by the parties shall have been conditionally approved and, immediately following the Closing, RCLF shall satisfy any applicable initial and continuing listing requirements of Nasdaq or such other national securities exchange and shall not have any outstanding notice of non-compliance, and the RCLF Class A Common Stock shall have been approved for listing on such stock exchange. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement.

RCLF and Spectral cannot complete the Business Combination unless (i) RCLF’s stockholders consent to the approval of the Business Combination Agreement and the transactions contemplated thereby, including the issuance of RCLF common stock to be issued as the merger consideration pursuant to the Business Combination and (ii) Spectral’s stockholders consent to adoption and approval of the First Merger.

RCLF will hold a special meeting of stockholders in lieu of the 2023 annual meeting of its stockholders (the “Special Meeting”) to consider matters relating to the proposed Business Combination. The Special Meeting will be held at            a.m. Eastern Time, on            , 2023, in virtual format. The Special Meeting can be accessed by visiting            , where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the Special Meeting by dialing (toll-free within the U.S. and Canada) or (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is            , but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK YOU OWN. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the meeting. Submitting a proxy now will NOT prevent you from being able to vote in person (including presence at a virtual meeting) at the meeting. If you hold your shares in “street name,” you should instruct your broker, bank, or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank, or other nominee.

The RCLF board of directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that RCLF stockholders vote “FOR” the approval of the Business Combination Agreement, “FOR” the issuance of common stock to be issued pursuant to the Business Combination and “FOR” the other matters to be considered at the Special Meeting.

The Spectral board of directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that Spectral stockholders consent to adopt and approve in all respects the Business Combination Agreement and the transactions contemplated thereby.

This proxy statement/prospectus provides you with detailed information about the proposed Business
Combination. It also contains or references information about RCLF and Spectral and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, when you consider the recommendation regarding these proposals by the board of directors of RCLF, you should keep in mind that the Sponsor and RCLF’s officers and directors have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a stockholder. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidating RCLF. In particular, you should read the “Risk Factors” section beginning on page 52 for a discussion of the risks you should consider in evaluating the proposed Business Combination and how it will affect you.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact our proxy solicitor:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free: 800-662-5200
Banks and brokers call: 203-658-9400
Email: RCLF.info@investor.morrowsodali.com

Sincerely,
Michael P. Murphy
Chief Executive Officer and Director

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Business Combination, the issuance of shares of RCLF common stock in connection with the Business Combination or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated            , 2023, and is first being mailed to stockholders of RCLF on or about            , 2023.

ROSECLIFF ACQUISITION CORP I
767 5th Avenue, 34th Floor
New York, New York 10153
(212) 492-3000

NOTICE OF
SPECIAL MEETING IN LIEU OF THE 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON            , 2023

TO THE STOCKHOLDERS OF ROSECLIFF ACQUISITION CORP I:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2023 annual meeting of stockholders of Rosecliff Acquisition Corp I, a Delaware corporation (“RCLF”), will be held at            a.m. Eastern Time, on            , 2023 in virtual format (the “Special Meeting”). The Special Meeting can be accessed by visiting            , where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the Special Meeting by dialing (toll-free within the U.S. and Canada) or (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is            , but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

(1)    The Business Combination Proposal — To consider and vote upon a proposal to approve the Business Combination Agreement, dated as of April 11, 2023 (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among RCLF, Ghost Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of RCLF (“Merger Sub I”), Ghost Merger Sub II LLC, a Delaware corporation and wholly owned subsidiary of RCLF (“Merger Sub II”), and Spectral MD Holdings Ltd., a Delaware corporation (“Spectral”), and the transactions contemplated thereby, pursuant to which Merger Sub I will merge with and into Spectral (the “First Merger”), with Spectral surviving the First Merger as a wholly owned subsidiary of RCLF and RCLF changing its name to “Spectral AI, Inc.”, and, immediately following the First Merger, Spectral will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of RCLF. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

(2)    The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of shares of RCLF common stock to Spectral stockholders and securities exercisable or convertible into shares of RCLF common stock to other Spectral equityholders pursuant to the Business Combination Agreement (the “Nasdaq Proposal”).

(3)    The Charter Proposal — To consider and vote upon a proposal to adopt the Second Amended and Restated Certificate of Incorporation (the “Proposed Charter”) in the form attached hereto as Annex B, including changing RCLF’s name from “Rosecliff Acquisition Corp I” to “Spectral AI, Inc.” (the “Charter Proposal”).

(4)    The Governance Proposal — To consider and act upon, on a non-binding advisory basis, three separate proposals with respect to certain governance provisions in the Proposed Charter in accordance with the requirements of the Securities and Exchange Commission (the “Governance Proposal”).

(5)    The Director Election Proposal — To consider and vote upon a proposal to elect six directors to serve on the Board of Directors of the Combined Company (the “Board”) until the 2024 annual meeting of stockholders and such time as their respective successors are duly elected and qualified (the “Director Election Proposal” and, collectively with the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal, the “condition precedent proposals”).

(6)    The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Governance Proposal and the Director Election Proposal, the “Proposals” and, each, a “Proposal”).

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of RCLF common stock at the close of business on           , 2023 (the “RCLF Record Date”) are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.

RCLF and Spectral have waived the requirement in the Business Combination Agreement that RCLF approve and adopt the Equity Incentive Plan to be effective in connection with the Business Combination. Instead, the Combined Company will seek to approve and adopt a new equity incentive plan at its first annual meeting following the Business Combination, pursuant to the terms of the Business Combination Agreement, which shall provide for an aggregate share reserve thereunder equal to (a) such number of shares of RCLF common stock sufficient to satisfy all Spectral Options plus (b) no more than 15% of RCLF’s fully-diluted outstanding stock immediately after the Business Combination. The Equity Incentive Plan shall also include a customary 5% evergreen provision.

Pursuant to its Amended and Restated Certificate of Incorporation, RCLF will provide holders of its common stock with the opportunity to redeem, upon the Closing, their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of RCLF’s initial public offering, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Agreement (including interest earned on the funds held in the Trust Account and not previously released to RCLF to pay its taxes). For illustrative purposes, based on funds in the Trust Account of approximately $4.67 million on March 31, 2023, the estimated per share redemption price would have been approximately $10.17, excluding additional interest earned on the funds held in the Trust Account and not previously released to RCLF to pay taxes. Public Stockholders may elect to redeem their shares regardless of whether they vote for, against or abstain on the Business Combination Proposal. A holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act of 1934, as amended), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of RCLF. Accordingly, all Public Shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of RCLF. RCLF’s sponsor, Rosecliff Acquisition Sponsor I LLC (the “Sponsor”), has entered into an agreement with RCLF and Spectral pursuant to which it agreed to waive its redemption rights in connection with the consummation of the Business Combination with respect to any equity securities of RCLF that the Sponsor holds of record or beneficially. Currently, the Sponsor owns approximately 91.3% of RCLF common stock in the aggregate, consisting of Founder Shares.

The Sponsor has also agreed to vote (or cause to be voted) all of its shares of RCLF common stock in favor of the Business Combination Proposal presented at the Special Meeting, or any adjournment thereof.

After careful consideration, RCLF’s board of directors (the “RCLF Board”) has determined that the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Governance Proposal, the Director Election Proposal, and the Adjournment Proposal are fair to and in the best interests of RCLF and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Charter Proposal, “FOR” the Governance Proposal, “FOR” the Director Election Proposal, and “FOR” the Adjournment Proposal, if presented.

The existence of financial and personal interests of RCLF’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of RCLF and its stockholders and what they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination — Interests of RCLF’s Sponsor, Officers and Directors in the Business Combination” in the proxy statement/prospectus for a further discussion.

The approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposal, and the Adjournment Proposal, if presented, requires the affirmative vote of a majority of the shares of RCLF common stock cast by the RCLF common stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. The approval of the Charter Proposal requires the affirmative vote of a majority of the issued and outstanding shares of RCLF common stock, voting together as a single class. The approval of the Director Election Proposal requires the vote of a plurality of the shares of RCLF common stock cast by the RCLF common stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. This means that the director nominees who receive the most votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors.

Consummation of the Business Combination is conditioned on the approval of the Business Combination
Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal at the Special Meeting, subject to the terms of the Business Combination Agreement. The Business Combination is not conditioned on the Governance Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. The proxy statement/prospectus accompanying this notice explains the Business Combination Agreement and the transactions contemplated thereby, as well as the Proposals to be considered at the Special Meeting. Please review the proxy statement/prospectus carefully.

All RCLF stockholders are cordially invited to attend the Special Meeting in virtual format. A list of stockholders entitled to vote at the Special Meeting will be available for inspection for the 10 days prior to the meeting during regular business hours at 767 5th Avenue 34th Floor, New York, New York 10153. RCLF stockholders may attend and vote at the Special Meeting by visiting and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. The Special Meeting will be held in virtual meeting format only. You will not be able to attend the Special Meeting physically. To ensure your representation at the Special Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker, bank, or other nominee on how to vote your shares.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your shares, please call RCLF’s proxy solicitor:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free: 800-662-5200
Banks and brokers call: 203-658-9400
Email: RCLF.info@investor.morrowsodali.com

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors
Michael P. Murphy
Chief Executive Officer and Director
            , 2023

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on            , 2023: RCLF’s proxy statement/prospectus is available at https://

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE RCLF REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO RCLF’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED DATE OF THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANKS OR BROKERS TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “RCLF’S SPECIAL MEETING OF STOCKHOLDERS-REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

i

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Rosecliff Acquisition Corp I (File No. 333-271566) (the “Registration Statement”), constitutes a prospectus of RCLF under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of special meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the special meeting of RCLF stockholders at which RCLF stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by approval and adoption of the Business Combination Agreement, among other matters.

RCLF files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read RCLF’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus, without charge, or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact RCLF by telephone or in writing:

Michael P. Murphy
Chief Executive Officer and Director
767 5th Avenue 34th Floor
New York, New York 10153
(212) 492-3000

You may also obtain these documents by requesting them in writing or by telephone from RCLF’s proxy solicitor:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free: 800-662-5200
Banks and brokers call: 203-658-9400
Email: RCLF.info@investor.morrowsodali.com

If you are a stockholder of RCLF and would like to request documents, please do so by            , 2023 to receive them before the RCLF special meeting of stockholders. If you request any documents from RCLF, RCLF will mail them to you by first class mail, or another equally prompt means.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains information concerning the market and industry in which Spectral conducts its business. Spectral operates in an industry in which it is difficult to obtain precise industry and market information. Spectral and RCLF have obtained market and industry data in this proxy statement/prospectus from industry publications and from surveys or studies conducted by third parties that us and Spectral believe to be reliable. Neither Spectral nor RCLF can assure you of the accuracy and completeness of such information, and neither Spectral nor RCLF have independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. As a result, you should be aware that any such market, industry and other similar data may not be reliable. While neither Spectral nor RCLF are aware of any misstatements regarding any industry data presented in this proxy statement/prospectus, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the section entitled “Risk Factors” below.

BASIS OF PRESENTATION AND GLOSSARY

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:

“AIM Market” is to the Alternative Investment Market of the London Stock Exchange;

“Aggregate Transaction Consideration” is to the aggregate number of shares of RCLF common stock equal to the quotient of (a) the Spectral Equity Value divided by (b) $10.00;

“Aggregate Fully Diluted Company Common Shares” are to (a) the aggregate number of shares of Spectral common stock that are (i) issued and outstanding immediately prior to the First Effective Time (including the shares of Spectral common stock (x) underlying Spectral Warrants and (y) issued or to be issued pursuant to the Subscription Agreements) or (ii) issuable upon, or subject to, the exercise of Spectral Options (whether or not then vested or exercisable) and Spectral Warrants and settlement of Spectral RSUs that are outstanding immediately prior to the First Effective Time, minus (b) a number of shares of Spectral common stock equal to (A) the aggregate exercise price of such Spectral Options and Spectral Warrants, divided by (B) the Per Share Merger Consideration;

“Closing” is to the closing of the Business Combination;

“Closing Date” is to the date on which the Closing actually occurs;

“Code” is to the U.S. Internal Revenue Code of 1986, as amended;

“common stock” or “RCLF common stock” are to the RCLF Class A common stock and RCLF Class B common stock prior to the Business Combination, and to shares of the Combined Company’s common stock after the Business Combination;

“Combined Company” is to RCLF following the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement;

“Completion Window” is to the period beginning on the closing date of the RCLF IPO and ending February 17, 2024, during which time RCLF seeks to complete an initial business combination pursuant to the terms of its Existing Charter (as defined below);

“DGCL” is to the Delaware General Corporation Law, as may be amended from time to time;

“Equity Incentive Plan” is to the Spectral AI, Inc. 2023 Equity Incentive Plan, which will be approved and adopted by the Combined Company at its first annual meeting following the Business Combination;

“Excess Expense Amount” is to the amount by which applicable RCLF transaction expenses exceed $3,250,000;

“Exchange Act” is to the Securities Exchange Act of 1934, as amended;

“Exchange Ratio” is to the quotient obtained by dividing the number of (a) shares of RCLF common stock constituting the Aggregate Transaction Consideration, by (b) Aggregate Fully Diluted Company Common Shares.

“Existing Charter” is to the Amended and Restated Certificate of Incorporation of Rosecliff Acquisition Corp I, dated February 11, 2021, as amended by that Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Rosecliff Acquisition Corp I, dated December 22, 2022;

“First Effective Time” is to the effective time of the First Merger;

“Founder Shares” are to the shares of RCLF Class B common stock initially purchased by the Initial Stockholders in a private placement prior to the RCLF IPO and the shares of Class A common stock issued upon conversion of such shares of Class B common stock;

“GAAP” are to generally accepted accounting principles in the United States, as applied on a consistent basis;

“Initial Stockholders” are to the Sponsor and each independent director of RCLF;

“Investment Company Act” is to the Investment Company Act of 1940, as amended;

“Merger Sub I” is to Ghost Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of RCLF;

“Merger Sub II” is to Ghost Merger Sub II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of RCLF;

“New Awards” are to the New Options, New Warrants and New RSUs to be issued to holders of Spectral Options, Spectral Warrants and Spectral RSUs, respectively;

“New Options” are to the stock options to purchase RCLF common stock to be issued to holders of Spectral Options in exchange for their Spectral Options as described in the Business Combination Agreement;

“New RSUs” are to the restricted stock units related to RCLF common stock to be issued to holders of Spectral RSUs in exchange for their Spectral RSUs as described in the Business Combination Agreement;

“New Warrants” are to the warrants related to RCLF common stock to be issued to holders of Spectral Warrants in exchange for their Spectral Warrants;

“Per Share Merger Consideration” is to the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00;

“Private Placement” is to the aggregate of any investment between the date of the Business Combination Agreement and the date that is 10 business days before Spectral’s good faith estimate of the date that this proxy statement/prospectus has been declared effective pursuant to which Spectral enters into Subscription Agreements with certain investors for the purchase of shares of Spectral common stock (at the equivalent price to $10.00 per share of RCLF common stock);

“Private Placement Warrants” are to the warrants to purchase shares of RCLF Class A common stock purchased in a private placement concurrent with the RCLF IPO;

“Public Shares” are to shares of RCLF Class A common stock sold in the RCLF IPO (whether they were purchased in the RCLF IPO or thereafter in the open market);

“Public Stockholders” or “public stockholders” are to the holders of RCLF’s Public Shares, including the Sponsor and RCLF’s management team to the extent the Sponsor and/or members of the RCLF management team purchase Public Shares; provided that the Sponsor’s and each member of the management team’s status as a “public stockholder” will only exist with respect to such Public Shares;

“Public Warrants” are to the warrants included as a component of the Units sold in the IPO, each of which is exercisable for one share of RCLF Class A common stock, in accordance with its terms;

“RCLF” is to Rosecliff Acquisition Corp I, a Delaware corporation;

“RCLF Class A common stock” is to the RCLF Class A common stock, par value $0.0001 per share, prior to the Business Combination;

“RCLF Class B common stock” is to the RCLF Class B common stock, par value $0.0001 per share, prior to the Business Combination;

“RCLF Closing Cash” is to the total dollar amount of cash or cash equivalents in the Trust Account (after deducting the amount required to satisfy the redemption payments to RCLF’s public stockholders but prior to payment of any Spectral expenses or RCLF expenses) plus (ii) the amounts raised pursuant to the Private Placement plus (iii) any other amounts of cash contributed to, or raised and actually received by, RCLF or Spectral prior to Closing (including, for the avoidance of doubt, any cash, funds or cash equivalents contributed to Spectral by RCLF, the Sponsor, their respective affiliates or any third-party investor unaffiliated with Spectral in the Private Placement or in any other investment in connection with the transactions contemplated by the Business Combination Agreement), (iv) but excluding any such cash, funds or cash equivalents contributed by Spectral, its officers, affiliates or stockholders in the Private Placement or in any other investment in connection with the Business Combination;

“RCLF Expense Cap” is to $3,250,000;

“RCLF IPO” or our “IPO” are to the initial public offering by RCLF, which closed on February 17, 2021;

“Registration Rights/Lock-Up Agreement” is to the Amended and Restated Registration Rights Agreement to be entered into at Closing by RCLF, the Sponsor, the directors and officers of RCLF, Spectral and certain stockholders of Spectral;

“SEC” is to the U.S. Securities and Exchange Commission;

“Securities Act” is to the Securities Act of 1933, as amended;

“SPACs” are to special purpose acquisition companies;

“Spectral” is to Spectral MD Holdings, Ltd., a Delaware corporation;

“Spectral Awards” are to the Spectral Options, Spectral Warrants and Spectral RSUs;

“Spectral common stock” is to the Spectral common stock, par value $0.001 per share, prior to the Business Combination;

“Spectral Equity Value” is to $170,000,000.00; provided that the Spectral Equity Value will be increased automatically by $1.00 for each $1.00 cash of proceeds received by Spectral after the date of the Business Combination Agreement and prior to the Closing in respect of any issuances of Spectral common stock pursuant to a Subscription Agreement.

“Spectral Options” are to stock options of Spectral outstanding immediately prior to the First Effective Time;

“Spectral RSUs” are to restricted stock units of Spectral outstanding immediately prior to the Effective Time;

“Spectral Warrants” are to the warrants of Spectral outstanding immediately prior to the First Effective Time;

“Spectral stockholders” are to the stockholders of Spectral prior to the Closing;

“Sponsor” is to Rosecliff Acquisition Sponsor I LLC, a Delaware limited liability company;

“Sponsor Shares” are to the Class B shares of RCLF common stock held by the Sponsor;

“Subscription Agreements” are to any agreements that may be entered into by Spectral with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase shares of Spectral common stock (at the equivalent price to $10.00 per share of RCLF common stock) in a private placement or placements to be consummated immediately prior to the consummation of the Business Combination.

“Trust Account” is to the trust account established by RCLF for the benefit of its stockholders with Continental Stock Transfer & Trust Company; and

“Units” are to the Units sold in the RCLF IPO, with each unit consisting of one share of RCLF Class A common stock and one-third of one Public Warrant.

Unless specified otherwise, amounts in this proxy statement/prospectus are presented in U.S. dollars.

Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

RCLF, Spectral, and Spectral’s subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, M and SM symbols, but their respective owners will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some statements contained in this proxy statement/prospectus are forward-looking in nature. These statements constitute projections, forecasts and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements include, but are not limited to, statements regarding:

•        timing of the Business Combination;

•        redemptions of shares of RCLF common stock;

•        Closing of the Business Combination, including approval by stockholders of RCLF and Spectral on the expected terms and schedule;

•        valuation of the Business Combination;

•        the ability to regain compliance with the Nasdaq Capital Market listing requirements and maintain listing, or for the Combined Company to be listed on the Nasdaq Capital Market;

•        key strategic relationships;

•        future operating and financial results of RCLF and Spectral;

•        RCLF’s and Spectral’s management expectations and expected synergies of the Business Combination and the Combined Company;

•        the use of proceeds from the Business Combination;

•        expected beneficial outcomes and synergies of the Business Combination;

•        estimated ownership of the Combined Company following the Business Combination;

•        a related PIPE transaction and proceeds;

•        Spectral’s regulatory pathway for and timing of FDA, CE and UKCA regulatory submissions and proceeds;

•        Spectral’s U.S. government contracts and future awards;

•        anticipated target markets for burn wound and diabetic foot ulcers;

•        the effects of increased competition;

•        potential future indications and applications for DeepView and areas of interest supported by BARDA;

•        Spectral’s future and pending U.S. patent applications and foreign and international patent applications;

•        the AIM delisting and its effects for U.K. Spectral shareholders;

•        pro forma information and estimated values;

•        modified or new laws and regulations applicable to RCLF, Spectral and/or the Combined Company;

•        investments in other businesses, patents, technologies, products or services to grow Spectral’s business and/or the Combined Company’s business and realize the anticipated benefits therefrom;

•        attracting, training, and retaining effective officers, key employees or directors;

•        responses to market, regulatory, political, operation, financial and economic risks associated in international markets to which RCLF, Spectral and/or the Combined Company expand or otherwise operate in;

•        acquiring and protecting intellectual property;

•        maintaining and upgrading information technology systems;

•        defending litigation or administrative proceedings; and

•        liquidity requirements, which may require additional financing;

In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this proxy statement/prospectus are based on RCLF’s and Spectral’s current expectations and beliefs concerning future developments and their potential effects on RCLF and/or Spectral. There can be no assurance that future developments affecting RCLF and/or Spectral will be those that RCLF and/or Spectral have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond RCLF’s and/or Spectral’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” beginning on page 52 and:

•        risks associated with product development and regulatory review, including the time, expense and uncertainty of obtaining clearance, approval or De Novo classification for Spectral DeepView technology;

•        Spectral’s ability to obtain additional funding when needed and its dependence on government funding;

•        the risk that the Business Combination may not be completed in a timely manner at all, which may adversely affect the price of RCLF’s securities;

•        the failure to satisfy the conditions to the consummation of the Business Combination, including the adoption of the Business Combination Agreement by the stockholders of RCLF and the shareholders of Spectral, and the receipt of certain governmental and regulatory approvals;

•        the lack of third party valuation in determining whether or not to pursue the Business Combination;

•        the ability of RCLF to regain compliance with Nasdaq Capital Market listing requirements and to maintain listing, or for the combined company to be listed, on the Nasdaq Capital Market;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        the outcome of any legal proceedings that may be instituted against RCLF or Spectral following announcement of the Business Combination;

•        the inability to complete the Business Combination due to, among other things, the failure to obtain RCLF stockholder approval on the expected terms and schedule and the risk that regulatory approvals required for the Business Combination are not obtained or are obtained subject to conditions that are not anticipated;

•        the risk that the Business Combination may not be completed by the Termination Date and the potential failure to obtain an extension of the business combination deadline;

•        the effect of the announcement or pendency of the Business Combination on Spectral’s business relationships, operating results, and business generally;

•        volatility in the price of RCLF’s securities due to a variety of factors, including changes in the competitive and regulated industries in which RCLF plans to operate or Spectral operates, variations in operating performance across competitors, changes in laws and regulations affecting Spectral’s or RCLF’s business, Spectral’s inability to implement its business plan or meet or exceed its financial projections and changes in the combined capital structure;

•        RCLF’s ability to raise capital as needed;

•        the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination and identify and realize additional opportunities;

•        the risk that the announcement and consummation of the Business Combination disrupts Spectral’s current operations and future plans;

•        the ability to recognize the anticipated benefits of the Business Combination;

•        unexpected costs related to the Business Combination;

•        the amount of any redemptions by existing RCLF stockholders being greater than expected;

•        limited liquidity and trading of RCLF’s securities;

•        geopolitical risk and changes in applicable laws or regulations;

•        risks related to competition;

•        litigation, complaints, product liability claims and/or adverse publicity;

•        dependence on government funding and the Combined Company’s ability to raise additional funding in the future, if and when needed;

•        the possibility that Spectral and/or RCLF may be adversely affected by other economic, business and/or competitive factors;

•        risks related to disruption of management’s time from ongoing business operations due to the Business Combination;

•        risks associated with ongoing government regulation and commercialization of the DeepView System;

•        operational risk;

•        changes in general economic conditions, including as a result of the COVID-19 pandemic; and

•        the other risks and uncertainties discussed in “Risk Factors” and elsewhere in this proxy statement/prospectus.

Should one or more of these risks or uncertainties materialize, or should any of RCLF’s or Spectral’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. RCLF nor Spectral undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements of belief and similar statements reflect the beliefs and opinions of RCLF or Spectral, as applicable, on the relevant subject. These statements are based upon information available to RCLF or Spectral, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that RCLF or Spectral, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Business Combination, the Special Meeting, and the proposals to be presented at the Special Meeting. The following questions and answers do not include all the information that is important to RCLF stockholders. You are urged to read this entire proxy statement/prospectus carefully, including the Annexes and the other documents referred to herein, to fully understand the Business Combination and the voting procedures for the Special Meeting.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:     WHAT IS THE BUSINESS COMBINATION?

A:     RCLF, Merger Sub I, Merger Sub II, and Spectral have entered into the Business Combination Agreement, pursuant to which Merger Sub I will merge with and into Spectral, with Spectral surviving the First Merger as a wholly owned subsidiary of RCLF and, immediately following the First Merger, Spectral will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of RCLF. In connection with the Closing, RCLF will be renamed Spectral AI, Inc. and is referred to herein as the “Combined Company” as of the time following such change of name.

RCLF will hold the Special Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Business Combination Agreement, and you are receiving this proxy statement/prospectus in connection with such meeting. See “The Business Combination Agreement” beginning on page 246. In addition, a copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. You are urged to read this proxy statement/prospectus carefully, including the Annexes and the other documents referred to herein, in their entirety.

Q:     WHY AM I RECEIVING THIS DOCUMENT?

A:     RCLF is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of RCLF common stock with respect to the matters to be considered at the Special Meeting. The Business Combination cannot be completed unless RCLF’s stockholders approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal set forth in this proxy statement/prospectus. RCLF is holding a Special Meeting to obtain such approvals. In addition, RCLF must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed in connection with its initial business combination. Holders who wish to exercise their redemption rights must, prior to            a.m., Eastern Time, on            , 2023 (two business days prior to the scheduled date of the Special Meeting): (i) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that RCLF redeem your Public Shares for cash and (ii) deliver their Public Shares to the Transfer Agent physically or electronically using DTC’s Deposit and Withdrawal at Custodian (DWAC) system. Information about the Special Meeting, the Business Combination and the other business to be considered by stockholders at the Special Meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement of RCLF and a prospectus of RCLF. It is a proxy statement because the board of directors of RCLF (the “RCLF Board”) is soliciting proxies using this proxy statement/prospectus from its stockholders. It is a prospectus because RCLF, in connection with the Business Combination, is offering shares of RCLF common stock to Spectral stockholders in exchange for the outstanding shares of Spectral common stock and New Options, New Warrants and New RSUs to holders of outstanding Spectral Options, Spectral Warrants and Spectral RSUs, respectively, pursuant to the Business Combination Agreement. See “The Business Combination Agreement — Merger Consideration; Treatment of Spectral Equity Awards.”

Q:     WHAT WILL SPECTRAL SECURITYHOLDERS RECEIVE IN THE BUSINESS COMBINATION?

A:     Subject to the terms of the Business Combination Agreement, and subject to the satisfaction or waiver of certain closing conditions set forth therein, at the Closing, Spectral stockholders (including holders of Spectral Awards) will receive (or have reserved for issuance pursuant to New Awards) aggregate merger consideration of 17,000,000 newly issued (or reserved for issuance pursuant to New Awards) shares of RCLF common stock (as may be increased by the potential Private Placement pursuant to the Business Combination Agreement, the “merger consideration”). Assuming a value of $10.00 per share of RCLF common stock, which is the price at which RCLF completed its initial public offering in February of 2021, the aggregate merger consideration implies an aggregate equity value for Spectral of approximately $170 million.

At the First Effective Time, each share of Spectral common stock issued and outstanding immediately prior to the First Effective Time (excluding shares issued and outstanding immediately prior to the First Effective Time held by a Spectral stockholder who has not voted in favor of adoption of the Business Combination Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such shares (the “dissenting shares”) and any shares of Spectral common stock subject to Spectral Awards) will be canceled and converted into the right to receive a pro rata portion of the Aggregate Transaction Consideration.

In addition, each Spectral Stock Option that is outstanding immediately prior to the First Effective Time, whether or not then vested, and each Spectral Warrant will, by virtue of the First Merger and without any action on the part of any holder, be converted into a New Option or New Warrant, as applicable, upon substantially the same terms and conditions as are in effect with respect to such Spectral Option or Spectral Warrant immediately prior to the First Effective Time, including with respect to vesting and termination-related provisions, except that (i) such New Stock Option or New Warrant, as applicable, will provide the right to purchase that whole number of shares of RCLF common stock (rounded down to the nearest whole share) equal to the number of shares of Spectral common stock subject to such Spectral Option or Spectral Warrant, as applicable, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such New Option or New Warrant will be equal to the exercise price per share of such Spectral Option or Spectral Warrant, as applicable, in effect immediately prior to the First Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of any such Spectral Options that are “incentive stock options” (within the meaning of Section 422 of the Code) will be made in a manner that is intended to be consistent with Treasury Regulations Section 1.424-1, and the conversion of all Spectral Options will be made in a manner, such that such conversion will not constitute a “modification” of such Spectral Options for purposes of Section 409A or Section 424 of the Code, as applicable.

Each Spectral RSU (whether to be settled in cash or shares) that is outstanding immediately prior to the First Effective Time will, by virtue of the First Merger and without any action on the part of any holder, be converted into the right to receive a New RSU with substantially the same terms and conditions as were applicable to such Spectral RSU immediately prior to the First Effective Time (including with respect to vesting and termination-related provisions), except that such New RSU shall relate to such number of shares of RCLF common stock as is equal to the product of (i) the number of shares of Spectral common stock subject to such Spectral RSU immediately prior to the First Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

Based on the aggregate fully diluted number of shares of Spectral common stock as of         , 2023, it is estimated that 0.103 shares of Class A common stock will be issued for each share of Spectral common stock.

The total percentage of shares of RCLF common stock expected to be held by holders of Spectral common stock upon the Closing is approximately 92.7%. This level of ownership interest assumes: (a) no RCLF public stockholder exercises its redemption rights with respect to such stockholders’ shares for a pro rata portion of the funds in RCLF’s trust account, (b) no shares are issued pursuant to the Equity Incentive Plan (as defined below), (c) forfeiture of all of the Private Placement Warrants and no exercise of Public Warrants, (d) no shares are issued pursuant to the potential Private Placement, (e) the Rosecliff Acquisition Sponsor I LLC (the “Sponsor”) and the other Initial Stockholders retain an initial amount of 880,000 Founder Shares, (f) all New Options for shares of the Combined Company common stock are vested and exercised, (g) all New Warrants for shares of the Combined Company stock are vested and exercised and (h) all New RSUs for shares of the Combined Company stock are vested and issued in respect thereof. Assuming a value of $10.00 per share of RCLF common stock, which is the price at which RCLF completed its initial public offering on February 17, 2021, the aggregate merger consideration implies an aggregate equity value for Spectral of approximately $170 million (the “Spectral Equity Value”).

Q:     WHEN DO YOU EXPECT THE BUSINESS COMBINATION TO BE COMPLETED?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, which is set for            , 2023; however, such meeting could be adjourned, as described herein. Neither RCLF nor Spectral can assure you of when or if the Business Combination will be completed and it is possible that factors outside of the control of both companies could result in the Business Combination being completed at a different time or not at all. Prior to the Closing, RCLF must obtain the approval of its stockholders for certain of the proposals set forth in this proxy statement/prospectus for their approval, Spectral must obtain the approval of its stockholders for the Business Combination, and RCLF and Spectral must obtain certain necessary regulatory approvals and satisfy other Closing conditions. See “The Business Combination Agreement — Conditions to the Business Combination” beginning on page 257.

Q:     HOW WILL ROSECLIFF BE MANAGED AND GOVERNED FOLLOWING THE BUSINESS COMBINATION?

A:     Following the Closing of the Business Combination, Spectral’s executive officers are expected to be the management team of the Combined Company. See “Management of the Combined Company Following the Business Combination” for more information.

Following the Closing of the Business Combination, the Board will consist of seven members, including Michael Murphy, who has been designated by the Sponsor, and Wensheng Fan, Cynthia Cai, Richard Cotton, Martin Mellish and Deepak Sadagopan, who have each been designated by Spectral, with an additional director to be appointed by Spectral following the Business Combination.

Following the Closing, RCLF and Spectral expect that a majority of the directors will be “independent” under applicable Nasdaq listing rules. See the section entitled “Management of the Combined Company Following the Business Combination” for more information.

Q:     WHAT EQUITY STAKE WILL CURRENT RCLF PUBLIC STOCKHOLDERS, THE RCLF SPONSOR AND RCLF’S OFFICERS AND DIRECTORS, AND THE SPECTRAL STOCKHOLDERS HOLD IN THE COMBINED COMPANY FOLLOWING THE CLOSING?

A:     As of March 31, 2023, there were 6,783,716 shares of RCLF common stock issued and outstanding. RCLF’s public stockholders currently own 458,716 shares of RCLF common stock, equal to approximately 6.76% of the issued and outstanding shares of RCLF common stock, and the Sponsor and other Initial Stockholders currently own 6,325,000 Founder Shares, equal to approximately 93.23% of issued and outstanding RCLF common stock.

It is anticipated that, immediately following the consummation of the Business Combination and assuming there is no Private Placement, RCLF’s public stockholders will own approximately 2.5% of the issued and outstanding shares of the Combined Company, the Sponsor and the other Initial Stockholders will own approximately 4.8% of the issued and outstanding shares of the Combined Company and the Spectral stockholders will own approximately 92.7% of the issued and outstanding shares of the Combined Company.

Assuming a Private Placement between $10 million and $20 million, immediately following completion of the Business Combination, RCLF’s public stockholders will own approximately 2.34% of the issued and outstanding shares of the Combined Company, the Sponsor and the other Initial Stockholders will own approximately 5.77% of the issued and outstanding shares of the Combined Company and the Spectral stockholders will own approximately 91.89% of the outstanding shares of the Combined Company.

Assuming a Private Placement between $20 million and $30 million, immediately following completion of the Business Combination, RCLF’s public stockholders will own approximately 2.20% of the issued and outstanding shares of the Combined Company, the Sponsor and the other Initial Stockholders will own approximately 6.62% of the issued and outstanding shares of the Combined Company and the Spectral stockholders will own approximately 91.18% of the outstanding shares of the Combined Company.

Assuming a Private Placement of at least $30 million, immediately following completion of the Business Combination, RCLF’s public stockholders will own approximately 2.08% of the issued and outstanding shares of the Combined Company, the Sponsor and the other Initial Stockholders will own approximately 7.38% of the issued and outstanding shares of the Combined Company and the Spectral stockholders will own approximately 90.54% of the outstanding shares of the Combined Company.

The following table illustrates varying ownership levels of the issued and outstanding common stock of the Combined Company, assuming varying levels of the potential Private Placement. The levels of ownership interests described in the table below assume: (a) no RCLF public stockholder exercises redemption rights with respect to such stockholders’ shares for a pro rata portion of the funds in RCLF’s trust account, (b) no shares are issued pursuant to the Equity Incentive Plan, (c) forfeiture of all of the Private Placement Warrants and no exercise of Public Warrants, (d) the Sponsor and the other Initial Stockholders retain an initial amount of 880,000 Founder Shares, (e) all New Options for shares of the Combined Company common stock are vested and exercised, (f) all New Warrants are vested and exercised and (g) all New RSUs for shares of the Combined Company stock are vested and issued in respect thereof. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding the various scenarios and the assumptions used in each.

	Assuming No Private Placement		Assuming $10M Private Placement		Assuming $20M Private Placement		Assuming $30M Private Placement
	Shares	%	Shares	%	Shares	%	Shares	%
Public Stockholders	458,716	2.50%	458,716	2.34%	458,716	2.20%	458,716	2.08%
Spectral Equityholders (including the potential Private Placement)(1)	17,000,000	92.70%	18,000,000	91.89%	19,000,000	91.18%	20,000,000	90.54%
Initial Stockholders	880,000	4.80%	1,130,000	5.77%	1,380,000	6.62%	1,630,000	7.38%
Shares outstanding	18,338,716	100.00%	19,588,716	100.00%	20,838,716	100.00%	22,088,716	100.00%

____________

(1)      Includes 5,185,559 shares of Combined Company common stock underlying Spectral Awards.

Share ownership and the related voting power presented under each potential Private Placement scenario in the table above are only presented for illustrative purposes. RCLF cannot predict the Private Placement amount (if any) or terms thereof nor how many Public Stockholders will exercise their right to have their shares redeemed for cash. As a result, the ownership percentages, in addition to the potential Private Placement amount and the number of public shares redeemed in connection with the Business Combination, may differ from the amounts presented above.

In addition, the following table illustrates varying ownership levels of holders of Public Warrants in Combined Company common stock immediately following the consummation of the Business Combination based on the varying potential Private Placement scenarios, on a fully diluted basis, showing full exercise of Public Warrants. The assumptions discussed above continue to apply other than that exercise of Public Warrants (including the forfeiture of all of the Private Placement Warrants pursuant to the Sponsor Letter Agreement). The table below adjusts for all of the holders described above, on a percentage basis, in addition to the holders of Public Warrants, assuming such holders exercised their warrants immediately after the Closing (although the terms of the Public Warrants only allow exercise beginning 30 days after the Closing and only at an exercise price of $11.50 per share). The Public Warrants may not be redeemed by the holder in connection with the redemption of RCLF common stock, and accordingly will remain outstanding under any referenced redemption scenario, although given the exercise price of $11.50 per share they are unlikely to be exercised unless the Combined Company common stock trades above such exercise price:

	Assuming No Private Placement(2)		Assuming $10M Private Placement(1)(2)(3)		Assuming $20M Private Placement(1)(2)(3)		Assuming $30M Private Placement(1)(2)(3)
	Shares	%	Shares	%	Shares	%	Shares	%
Public Stockholders(2)	458,716	1.71%	458,716	1.64%	458,716	1.57%	458,716	1.50%
Spectral Equityholders (including the potential Private Placement)(1)	17,000,000	63.50%	18,000,000	64.24%	19,000,000	64.91%	20,000,000	65.53%
Initial Stockholders	880,000	3.29%	1,130,000	4.03%	1,380,000	4.71%	1,630,000	5.34%
Public Warrants(3)	8,433,333	31.50%	8,433,333	30.10%	8,433,333	28.81%	8,433,333	27.63%
Shares outstanding	26,772,049	100.00%	28,022,049	100.00%	29,272,049	100.00%	30,522,049	100.00%

____________

(1)      Includes 5,185,559 shares of Combined Company common stock underlying Spectral Awards.

(2)      Assumes no redemptions by Public Stockholders.

(3)      Assumes exercise of all Public Warrants exercisable to purchase 8,433,333 shares of RCLF common stock.

The following table illustrates varying ownership levels in the Combined Company immediately following the consummation of the Business Combination, assuming (i) no redemptions by Public Stockholders, (ii) the median number of redemptions by Public Stockholders and (iii) the maximum number of redemptions by Public Stockholders. The sensitivity table below also sets forth the potential additional dilutive impact of each of the below additional dilution sources in each redemption scenario. The sensitivity table shows only the deferred underwriting commissions incurred in connection with the RCLF IPO up to $750,000 in each redemption scenario because the underwriters for the RCLF IPO have agreed to waive all but $750,000 of the deferred underwriting commissions.

	Assuming No Additional Redemptions			Assuming 50% of Maximum Redemptions			Assuming Maximum Redemptions(2)
	Shares	Amount ($)%		Shares	Amount ($)%		Shares	Amount ($)%
Public Stockholders	458,716	4,665,141.72	1.72%	229,358	2,332,570.86	0.87%	0	0.00	0.00%
Spectral Equityholders (including the potential Private Placement)(1)(4)	17,000,000	172,890,000.00	63.67%	17,000,000	172,890,000.00	64.23%	17,000,000	172,890,000.00	64.79%
Initial Stockholders(4)	880,000	8,949,600.00	3.30%	880,000	8,949,600.00	3.32%	880,000	8,949,600.00	3.35%
Public Warrants(3)	8,433,333	85,766,996.60	31.59%	8,433,333	85,766,996.60	31.86%	8,433,333	85,766,996.60	32.14%
Deferred Underwriting Fee	—	(750,000.00)	0.28%	—	(750,000.00)	0.28%	—	(750,000.00)	0.28%
Shares outstanding (including deferred underwriting fee)	26,772,049	271,521,738.33	100%	28,022,049	269,189,137.46	100%	29,272,049	266,856,566.00	100%

____________

(1)      Includes 5,185,559 shares of Combined Company common stock underlying Spectral Awards.

(2)      Assumes that RCLF public shareholders exercise redemption rights with respect to 458,716 Public Shares, which represents redemptions of 100% of the Public Shares, at a redemption price of approximately $10.17 per share. The estimated per-share redemption value of $10.17 per share was calculated by dividing the Trust Account balance of approximately $4.67 million as of March 31, 2023, by 458,716 Public Shares outstanding.

(3)      Assumes exercise of all Public Warrants exercisable to purchase 8,433,333 shares of RCLF common stock.

(4)      Assumes no Private Placement or Sponsor PIPE.

For further details, see “Business Combination — Merger Consideration” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:     FOLLOWING THE BUSINESS COMBINATION, WILL RCLF’S SECURITIES CONTINUE TO TRADE ON A STOCK EXCHANGE?

A:     Yes. In connection with the Closing, RCLF intends to apply to continue the listing of its common stock on Nasdaq and to list the shares of common stock to be issued in connection with the Business Combination. Following the Closing, RCLF intends to change its name from “Rosecliff Acquisition Corp I” to “Spectral AI, Inc.” and RCLF’s common stock and warrants are expected to continue to be listed on Nasdaq under the symbols “MDAI” and “MDAIW,” respectively.

Q:     IF I AM A HOLDER OF WARRANTS, CAN I EXERCISE REDEMPTION RIGHTS WITH RESPECT TO MY WARRANTS IN CONNECTION WITH THE BUSINESS COMBINATION?

A:     No. Holders of Public Warrants will not have redemption rights with respect to their Public Warrants in connection with the Business Combination. Assuming maximum redemptions of 100% of the Public Shares, and using the closing warrant price on Nasdaq of $0.080 as of July 26, 2023, the aggregate fair value of Public Warrants that can be retained by redeeming stockholders is approximately $674,666.64. The actual market price of the warrants may be higher or lower on the date that warrant holders seek to sell such warrants. Additionally, RCLF cannot assure the holders of warrants that they will be able to sell their warrants in the open market as there may not be sufficient liquidity in such securities when warrant holders wish to sell their warrants. Further, while the level of redemptions of Public Shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of Public Shares increase, the holder of warrants who exercises such warrants will ultimately own a greater interest in New Spectral because there would be fewer shares outstanding overall. In addition, the Sponsor has agreed to forfeit all Private Placement Warrants for no consideration in connection with the Business Combination. See “Risk Factors — Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market following the Closing could cause the market price for our common stock to decline.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:     WHEN AND WHERE IS THE SPECIAL MEETING?

A:     The Special Meeting will be held at            a.m. Eastern Time, on            , 2023, in virtual format. The Special Meeting can be accessed by visiting            , where RCLF stockholders will be able to listen to the meeting live and vote during the meeting. Additionally, RCLF stockholders have the option to listen to the Special Meeting by dialing            . The passcode for telephone access is            , but please note that RCLF stockholders who choose to participate telephonically cannot vote or ask questions. RCLF stockholders may attend, vote and examine the list of RCLF stockholders entitled to vote at the Special Meeting by visiting and entering the control number included in the proxy card, voting instruction form or notice included in their proxy materials.

RCLF stockholders of record will need their respective control number to join the Special Meeting. RCLF stockholders may obtain their control number from the proxy card, voting instruction form or notice received from            . Any RCLF stockholder who holds their position through a bank or broker and would like to join the Special Meeting must contact at to obtain a control number. The Special Meeting will be held in virtual meeting format only. RCLF stockholders will not be able to attend the Special Meeting physically.

Q:     WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:     The RCLF stockholders are being asked to vote on the following:

•        A proposal to adopt the Business Combination Agreement and the transactions contemplated thereby. See the section entitled “Proposal No. 1 — The Business Combination Proposal.”

•        A proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of shares of RCLF common stock to the Spectral stockholders and securities exercisable or convertible into shares of RCLF common stock to other Spectral equityholders pursuant to the Business Combination Agreement. See the section entitled “Proposal No. 2 — The Nasdaq Proposal.”

•        A proposal to adopt the Proposed Charter in the form attached hereto as Annex B. See the section entitled “Proposal No. 3 — The Charter Proposal.”

•        A proposal with respect to certain governance provisions in the Proposed Charter, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis. See the section entitled “Proposal No. 4 — The Governance Proposal.”

•        A proposal to elect six directors to serve on the Board until 2024 annual meeting of stockholders and their respective successors are duly elected and qualified. See the section entitled “Proposal No. 5 — The Director Election Proposal.”

•        A proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Director Election Proposal. See the section entitled “Proposal No. 6 — The Adjournment Proposal.”

RCLF will hold the Special Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting.

Stockholders should read this proxy statement/prospectus carefully, including the Annexes and the other documents referred to herein.

Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal (collectively, the “condition precedent proposals”), subject to the terms of the Business Combination Agreement. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. If RCLF stockholders do not approve each of the condition precedent proposals, the Business Combination may not be consummated. If the Business Combination Proposal is not approved, the other Proposals, except the Adjournment Proposal, will not be presented to stockholders for a vote.

The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:     WHO IS SPECTRAL?

Spectral MD, Inc. was incorporated in Delaware in 2009. Spectral MD Holdings, Ltd., a Delaware corporation, was incorporated in 2020. Spectral was listed and started trading on the AIM Market in June 2021. Spectral is an artificial intelligence (“AI”) company, headquartered in Dallas, Texas, focused on predictive medical diagnostics. Spectral is devoting substantially all of its efforts towards the research and development of its DeepView Wound Imaging (“DeepView”) System, an internally developed multispectral imaging (“MSI”) device, which has been granted “Breakthrough Device” designation (“BDD”) status by the U.S. Food and Drug Administration (the “FDA”). Spectral’s DeepView System uses proprietary algorithms to distinguish between damaged and healthy human tissue invisible to the naked eye, providing “Day One” healing assessments in seconds. DeepView’s output is specifically engineered to allow the physician to make a more accurate, timely and informed decision regarding the treatment of the patient’s wound. Spectral’s focus from 2013 through 2021 was on the burn indication. In 2022, it expanded its focus to include the diabetic foot ulcer (“DFU”) indication.

Q:     WHY IS RCLF PROPOSING THE BUSINESS COMBINATION?

A:     RCLF was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more businesses or entities.

On February 17, 2021, RCLF completed its initial public offering of units at a price of $10.00 per unit, raising total gross proceeds of $253 million. Simultaneously with the consummation of the RCLF IPO, RCLF completed a private placement of warrants to the Sponsor at a price of $1.50 per warrant, raising total gross proceeds of $7.06 million. Since the RCLF IPO, RCLF’s activity has been limited to the evaluation of business combination candidates.

Based on its due diligence investigations of Spectral and the industry in which it operates, including the financial and other information provided by Spectral in the course of their negotiations in connection with the Business Combination Agreement, the RCLF Board believes that the Business Combination with Spectral is advisable and in the best interests of RCLF and its stockholders. See the section entitled “The Business Combination — Recommendation of the RCLF Board of Directors and Reasons for the Business Combination.”

Q:     DOES THE RCLF BOARD HAVE INTERESTS IN THE BUSINESS COMBINATION THAT DIFFER FROM OR ARE IN ADDITION TO THE INTERESTS OF RCLF STOCKHOLDERS GENERALLY?

A:     Yes. The Sponsor and RCLF’s officers and directors have interests in the Business Combination that are different from, or in addition to, the interests of RCLF stockholders generally. The RCLF Board was aware of and considered these interests, among other matters, in approving the Business Combination Agreement and the Business Combination and in determining to recommend that the Business Combination Agreement and Business Combination be approved by the RCLF stockholders.

When you consider the recommendation of the RCLF Board in favor of approval of the Business Combination and the proposals to be considered at the Special Meeting, you should keep in mind that the holders of the Founder Shares, including RCLF’s directors, have interests in the Business Combination that are different from, or in addition to (which may conflict with), those of RCLF stockholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        None of RCLF’s officers and directors is required to commit their full time to RCLF’s affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•        Each of RCLF’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. RCLF does not believe, however, that the pre-existing fiduciary duties or contractual obligations of RCLF’s officers and directors will materially undermine RCLF’s ability to complete the Business Combination, and such pre-existing fiduciary duties and contractual obligations did not materially affect RCLF’s search for an acquisition target.

•        Mr. Murphy is the managing member of the Sponsor.

•        It is anticipated that, immediately following the consummation of the Business Combination, the Sponsor and the other Initial Stockholders will own approximately 4.80% of the issued and outstanding shares of the Combined Company. This level of ownership interest assumes: (a) no RCLF public stockholder exercises redemption rights with respect to such stockholders’ shares for a pro rata portion of the funds in

RCLF’s trust account, (b) no shares are issued pursuant to the Equity Incentive Plan, (c) forfeiture of all of the Private Placement Warrants and no exercise of Public Warrants, (d) no shares are issued pursuant to the potential Private Placement, (e) the Sponsor and the other Initial Stockholders retain an initial amount of 880,000 Founder Shares, (f) all New Options for shares of the Combined Company common stock are vested and exercised, (g) all New Warrants for shares of the Combined Company are vested and exercised and (h) all New RSUs for shares of the Combined Company stock are vested and issued in respect thereof.

•        If the Business Combination or another business combination is not consummated by February 17, 2024, RCLF will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the outstanding Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the trust account, including interest (net of taxes payable, and less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Public Shares, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of RCLF’s remaining stockholders and the RCLF Board, dissolve and liquidate. In such event, the Founder Shares and the Private Placement Warrants (which the Sponsor has agreed to forfeit in connection with the Business Combination, as described in the section entitled “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement”) and all underlying securities held by the Sponsor and RCLF’s directors and officers would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. The Sponsor would also not be entitled to receive the fees described below in such an event.

•        On December 10, 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Founder Shares of RCLF. In January 2021, the Sponsor transferred a total of 130,000 Founder Shares to Mr. Radecki, Mr. Edmonds and Ms. Bellini at their original per-share purchase price. On February 11, 2021, RCLF effected a 1:1.1 stock split of its Class B common stock, resulting in an aggregate of 6,325,000 shares of common stock outstanding so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of RCLF’s then issued and outstanding common stock upon the consummation of the IPO (which figure is now 93.23% of RCLF’s issued and outstanding common stock as of the date hereof). Such shares (before any forfeiture pursuant to the Sponsor Letter Agreement, which is attached as Annex F to this proxy statement/prospectus) had an aggregate market value of approximately $67,108,250.00 based upon the closing price of $10.61 per share on Nasdaq on July 26, 2023. The Sponsor has agreed to forfeit all but 750,000 Founder Shares in connection with the Business Combination, subject to the terms of the Sponsor Letter Agreement. See “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.”

•        Pursuant to the Sponsor Letter Agreement, the Sponsor will be entitled to retain a number of shares of the Combined Company depending on the RCLF Closing Cash amount. See “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.” If the RCLF Closing Cash is (i) less than $10,000,000, the Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares such that the Sponsor holds 750,000 shares of the Combined Company, (ii) greater than or equal to $10,000,000, but less than $20,000,000, the Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock such that the Sponsor holds 1,000,000 shares of the Combined Company common stock, (iii) greater than or equal to $20,000,000, but less than $30,000,000, the Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock such that the Sponsor holds 1,250,000 shares of the Combined Company common stock or (iv) greater than or equal to $30,000,000, the Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock such that the Sponsor holds 1,500,000 shares of the Combined Company common stock; in each case, such figure excludes any shares issued to the Sponsor or its Affiliates in any potential Private Placement and is prior to any forfeiture of shares pursuant to any excess RCLF expenses over the RCLF Expense Cap). The Sponsor thus benefits from (x) increasing the potential Private Placement (which would further dilute RCLF’s stockholders) and (y) mitigating redemptions by RCLF stockholders.

•        Simultaneously with the closing of the RCLF IPO, the Sponsor purchased an aggregate of 4,706,667 Private Placement Warrants at a price of $1.50 per private warrant ($7,060,000 in the aggregate). Each private warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the RCLF IPO to be held in the Trust Account. The Private Placement Warrants had an aggregate market value of $674,666.64 based upon the closing price of approximately $0.080 per share on Nasdaq on July 26, 2023. The Private Placement Warrants will become worthless if RCLF does not consummate a business combination by February 17, 2024 (unless this deadline is extended pursuant to RCLF’s covenant to extend such deadline under the Business Combination Agreement and pursuant to the organizational documents of RCLF (the “RCLF Organizational Documents”)). The Sponsor has agreed to forfeit all Private Placement Warrants for no consideration in connection with the Business Combination. See “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.”

•        Mr. Murphy, a current director of RCLF, will become a director of the Combined Company after the Closing. As such, in the future he may receive cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors.

•        If RCLF is unable to complete an initial business combination within the Completion Window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by RCLF for services rendered or contracted for or products sold to RCLF. If RCLF consummates an initial business combination, on the other hand, RCLF will be liable for all such claims.

•        RCLF’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on RCLF’s behalf, such as identifying and investigating possible business targets and business combinations (to the extent such expenses do not exceed the RCLF Expense Cap). As of July 26, 2023, RCLF’s officers and directors and their affiliates are not expecting or awaiting reimbursement of any such out-of-pocket expenses. However, if RCLF fails to consummate an initial business combination within the Completion Window, they will not have any claim against the trust account for reimbursement. Accordingly, RCLF may not be able to reimburse these expenses if the Business Combination or another initial business combination, is not completed within the Completion Window.

•        The Sponsor, entered into administrative services agreement with RCLF, pursuant to which, commencing on February 11, 2021 through the earlier of RCLF’s consummation of a business combination and its liquidation, RCLF agreed to pay the Sponsor a total of $10,000 per month for office space, support and administrative services. For the three months ended March 31, 2023 and 2022, RCLF incurred $30,000 and $30,000 in fees for these services, respectively. At March 31, 2023 and 2022, $260,000 and $230,000 of administrative fees, respectively, were included in accrued expenses, respectively, which would be paid from funds held outside the trust account, including funds released from the trust account to pay for working capital.

•        The current directors and officers of RCLF will continue to be indemnified and the liability insurance of the directors and officers will continue.

•        Given the difference in the purchase price the Sponsor and RCLF’s directors paid for the Founders Shares as compared to the price of the Units sold in the RCLF IPO, the Sponsor and RCLF’s directors may earn a positive rate of return on their investment even if the Combined Company common stock trades below the price paid for the Units in the RCLF IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination.

•        The Sponsor and RCLF’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to the Public Stockholders rather than liquidating RCLF.

•        The Sponsor and RCLF’s directors and officers, among others, will enter into the Registration Rights/Lock-Up Agreement, which will provide them with registration rights.

In addition to considering the factors described above, the RCLF Board also recognized and considered that the Sponsor, its affiliates and some officers and directors of RCLF may have interests in the Business Combination that are in addition to, and that may be different from, the interests of RCLF stockholders resulting in potential conflicts of interests, including on account of the price paid by the Sponsor and the independent directors for their Founder Shares and Private Placement Warrants (as applicable), and the potential loss of all value to such persons associated with such securities if RCLF does not consummate a business combination. See “Risk Factors — Risks Relating to the Business Combination and RCLF,” “Interests of RCLF’s Directors and Officers in the Business Combination” and

“Certain Relationships and Related Party Transactions — RCLF Related Person Transactions” for more information. Recognizing these potentially differing interests and in an effort to mitigate potential conflicts of interest, the RCLF Board in evaluating the financial aspects of the Business Combination, which included several meetings held by the RCLF Board to discuss and consider the financial terms of the transaction, the financial and operating performance of certain publicly traded companies deemed similar to Spectral in one or more respects, and transactions involving acquisition targets deemed similar to Spectral in one or more respects. The RCLF Board also considered, among other factors, the Sponsor’s agreement to forfeit a significant portion of its Founder Shares and all of its Private Placement Warrants. In addition, RCLF engaged outside legal advisors to, among other things, assist the RCLF Board in evaluating the legal terms that were being negotiated in the Business Combination Agreement and other ancillary agreements, which included several meetings between the RCLF Board and such legal advisors to review and consider the terms of the Business Combination Agreement and other ancillary agreements and discuss the ongoing status of the negotiations and the market for the terms being proposed.

See “Interests of RCLF’s Sponsor, Officers and Directors in the Business Combination” for more information.

Q:     DID THE RCLF BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?

A:     No. Neither the RCLF board of directors nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that RCLF is paying for Spectral is fair to RCLF from a financial point of view. Neither the RCLF board of directors nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the RCLF board of directors conducted due diligence on Spectral and reviewed the financial terms set forth in the Business Combination Agreement. Based on the foregoing, the RCLF board of directors concluded that the Business Combination was in the best interest of its stockholders.

Q:     WHY IS RCLF PROVIDING STOCKHOLDERS WITH THE OPPORTUNITY TO VOTE ON THE BUSINESS COMBINATION?

A:     RCLF is seeking approval of the Business Combination for purposes of complying with the Existing Charter and applicable Nasdaq listing rules requiring stockholder approval of issuances of more than 20% of a listed company’s issued and outstanding common stock. In addition, pursuant to the Existing Charter, RCLF must provide all Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the consummation of an initial business combination (as defined in the Existing Charter) either in conjunction with a tender offer or in conjunction with a stockholder vote to approve such initial business combination. If RCLF submits an initial business combination to the stockholders for their approval, the Existing Charter requires RCLF to conduct a redemption offer in conjunction with the proxy solicitation (and not in conjunction with a tender offer) pursuant to the applicable SEC proxy solicitation rules.

Q:     DO SPECTRAL’S STOCKHOLDERS NEED TO APPROVE THE BUSINESS COMBINATION?

A:      Yes. Concurrently with the execution of the Business Combination Agreement, RCLF and certain Spectral stockholders who together hold, what Spectral believes is a sufficient number of Spectral shares to approve the Business Combination (the “Supporting Spectral Stockholders”) entered into that certain Stockholder Support Agreement, a copy of which is attached as Annex D. Under the Stockholder Support Agreement, each Supporting Spectral Stockholder agreed to, among other things, (i) vote all of such holder’s shares (a) in favor of the approval and adoption of the Business Combination Agreement, and the Business Combination (including the amendment to the Amended and Restated Certificate of Incorporation of Spectral, and Spectral’s delisting from AIM) and (b) against any action, agreement or transaction or proposal that would reasonable be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Spectral under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Business Combination from being consummated; and (ii) be bound by certain transfer restrictions with respect to Spectral securities, in each case, on the terms and subject to the conditions set forth in the Stockholder Support Agreement. The shares of Spectral common stock that are owned by the Supporting Spectral Stockholders and subject to the Stockholder Support Agreement represent approximately 57% of the outstanding shares of Spectral common stock as of February 28, 2023.

Q:     DO I HAVE REDEMPTION RIGHTS?

A:     If you are a holder of Public Shares, you have the right to demand that RCLF redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the RCLF IPO, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to RCLF to pay taxes) upon the Closing (“Redemption Rights”).

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the Public Shares without the consent of RCLF. Accordingly, all Public Shares in excess of 15% held by a public stockholder, together with any affiliate of such stockholder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the consent of RCLF.

Q:     WILL MY VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:     No. You may exercise your redemption rights whether you vote your Public Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem your Public Shares and no longer remain stockholders and the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are substantially reduced as a result of redemptions by Public Stockholders.

Q:     HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:     If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that RCLF redeem your shares for cash prior to            a.m. Eastern Time, on            , 2023 (the second business day preceding the scheduled vote on the Business Combination Proposal) by (i) submitting a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that RCLF redeem your Public Shares for cash and (ii) delivering your Public Shares to the Transfer Agent physically or electronically using DTC’s Deposit and Withdrawal at Custodian (DWAC) system. Any holder of Public Shares will be entitled to demand that such holder’s shares be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $4.67 million or $10.17 per share, as of March 31, 2023). Such amount, including interest earned on the funds held in the Trust Account and not previously released to RCLF to pay its taxes, will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of RCLF’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting, and thereafter, with RCLF’s consent, until the Closing. If you deliver your shares for redemption to RCLF’s transfer agent and later decide prior to the Special Meeting not to elect redemption, you may request that RCLF’s transfer agent return the shares (physically or electronically).

If a holder of Public Shares properly makes a request for redemption and the Public Shares are delivered to RCLF’s transfer agent as described herein, then, if the Business Combination is consummated, RCLF will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash and you will cease to have any rights as a RCLF stockholder (other than the right to receive the redemption amount) upon consummation of the Business Combination.

For a discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Considerations — Material Tax Considerations with respect to a Redemption of Public Shares” beginning on page 273.

Q:     DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED BUSINESS COMBINATION?

A:     No. The RCLF stockholders do not have appraisal rights in connection with the Business Combination under the DGCL. See the section entitled “RCLF’s Special Meeting of Stockholders — Appraisal Rights.”

Q:     WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:     A total of $253 million in net proceeds of the RCLF IPO and a portion of the proceeds of the concurrent sale of the Private Placement Warrants was placed in the Trust Account following the RCLF IPO. As of April 11, 2023, the date of the execution of the Business Combination Agreement, approximately $4.5 million remains in the Trust Account, after giving effect to the redemptions in connection with the extension (the “Extension”) of RCLF’s Completion Window. After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination and for the Combined Company’s working capital and general corporate purposes.

Q:     WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT CONSUMMATED?

A:      If the Business Combination is not consummated, Spectral will not become a wholly owned subsidiary of RCLF and the Spectral stockholders will not receive any consideration for their shares of Spectral common stock. See “The Business Combination Agreement — Termination” and “Risk Factors” beginning on page 260 and page 52, respectively.

Further, if RCLF does not complete the Business Combination with Spectral for whatever reason, RCLF could search for another target business with which to complete a business combination. If RCLF does not complete the Business Combination with Spectral or another target business by February 17, 2024 (unless otherwise extended in accordance with RCLF’s Existing Charter), RCLF must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to RCLF to pay taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding Public Shares. The Sponsor and RCLF’s officers and directors have no redemption rights in the event a business combination is not effected in the Completion Window, and, accordingly, their Founder Shares will have no value. Additionally, in the event a business combination is not effected in the Completion Window, the proceeds of the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the outstanding Public Shares, and the Private Placement Warrants will have no value.

Q:     HOW DO THE SPONSOR, OFFICERS AND DIRECTORS INTEND TO VOTE ON THE PROPOSALS?

A:     The Sponsor and RCLF’s officers and directors are entitled to vote an aggregate of 93.23% of the outstanding shares of RCLF common stock (which includes the Founder Shares). RCLF and Spectral have entered into that certain Sponsor Letter Agreement with the Sponsor, pursuant to which the Sponsor agreed to vote all shares of RCLF common stock owned by it in favor of the Business Combination Proposal presented at the Special Meeting. Additionally, pursuant to the Sponsor Letter Agreement, the Sponsor has agreed to vote in favor of the Business Combination Proposal and the other proposals presented at the Special Meeting. Accordingly, RCLF’s officers and directors will be able to approve the Business Combination Proposal.

Q:     WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:     A majority of the voting power of all outstanding shares of capital stock entitled to vote at the Special Meeting must be present in person (including presence at a virtual meeting) or represented by proxy at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum. Shares held by the Sponsor and RCLF’s officers and directors, who currently own (in the aggregate 93.23% of the issued and outstanding shares of RCLF common stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has the power to adjourn the Special Meeting. As of the RCLF Record Date for the Special Meeting, 3,391,859 shares of RCLF common stock would be required to be present in person (including presence at a virtual meeting) or represented by proxy to achieve a quorum.

Q:     WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:     The Business Combination Proposal:    The approval of the Business Combination Proposal requires the affirmative vote of a majority of the shares of RCLF common stock cast by the RCLF common stockholders present in person (including presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting with regard to the Business Combination Proposal, will have no effect on the Business Combination Proposal (assuming a quorum is present). RCLF stockholders must approve the Business Combination Proposal in order for the Business Combination to occur.

The Nasdaq Proposal:    The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the shares of RCLF common stock cast by the RCLF common stockholders present in person (including presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting with regard to the Nasdaq Proposal, will have no effect on the Nasdaq Proposal (assuming a quorum is present). The Business Combination is conditioned on the approval of the Nasdaq Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented to the stockholders for a vote.

The Charter Proposal:    The approval of the Charter Proposal requires the affirmative vote of a majority of the issued and outstanding shares of RCLF common stock, voting together as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting with regard to the Charter Proposal, will have the same effect as a vote “AGAINST” such proposal. The Business Combination is conditioned on the approval of the Charter Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the Charter Proposal will not be presented to the stockholders for a vote.

The Governance Proposal:    The approval of the Governance Proposal requires the affirmative vote of a majority of the shares of RCLF common stock cast by the RCLF common stockholders present in person (including presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as an abstention with regard to the Governance Proposal, will have no effect on the Governance Proposal (assuming a quorum is present). The Business Combination is not conditioned on the approval of the Governance Proposal. If the Business Combination Proposal is not approved, the Governance Proposal will not be presented to the stockholders for a vote.

The Director Election Proposal:    The approval of the Director Election proposal requires the vote of a plurality of the shares of RCLF common stock cast by the RCLF common stockholders present in person (including presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. This means that the director nominees who receive the most votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as a broker non-vote with regard to the Director Election Proposal, will have no effect on the election of directors. The Business Combination is conditioned on the approval of the Director Election Proposal. If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented to the stockholders for a vote.

The Adjournment Proposal:    The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of RCLF common stock cast by the RCLF common stockholders present in person (including presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting with regard to the Adjournment Proposal, will have no effect on the Adjournment Proposal. The Business Combination is not conditioned on the approval of the Adjournment Proposal.

RCLF and Spectral have entered into a letter agreement with the Sponsor, pursuant to which the Sponsor has agreed to vote all the shares of RCLF common stock owned by it in favor of the Business Combination Proposal and certain other proposals presented at the Special Meeting. See “Other Agreements — Sponsor Letter Agreement” for more information.

Q:     WHAT DO I NEED TO DO NOW?

A:     RCLF urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes and the other documents referred to herein, and to consider how the Business Combination will affect you as a stockholder of RCLF. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     WHAT HAPPENS IF I SELL MY SHARES OF COMMON STOCK BEFORE THE SPECIAL MEETING?

A:     The RCLF Record Date for the Special Meeting is earlier than the date the Business Combination is expected to be completed. If you transfer your shares of RCLF common stock after the RCLF Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of RCLF common stock because you will no longer be able to tender them prior to the Special Meeting in accordance with the provisions described herein. If you transferred your shares of RCLF common stock prior to the RCLF Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:     HOW DO I VOTE?

A:     If you are a holder of record of RCLF common stock on the RCLF Record Date, you may vote “in person” by virtual presence at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. You may also vote by telephone or Internet by following the instructions printed on the proxy card.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or nominee, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank, or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person (including presence at a virtual meeting), obtain a proxy from your broker, bank, or nominee.

Q:     IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK, OR OTHER NOMINEE, WILL MY BROKER, BANK, OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:     If your shares are held in “street name” in a stock brokerage account or by a broker, bank, or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank, or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to RCLF or by voting in person (including presence at a virtual meeting) at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee.

Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Special Meeting are “non-routine” matters. Broker non-votes occur with respect to a proposal when a broker, bank or nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders but is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. Because none of the proposals to be voted on at the Special Meeting is expected to be a “routine” matter for which brokers will have discretionary authority to vote without instructions from the beneficial owner of the shares, RCLF does not expect any broker non-votes at the Special Meeting.

Accordingly, if you are a RCLF stockholder holding your shares in “street name” and you do not instruct your broker, bank, or other nominee on how to vote your shares, your broker, bank, or other nominee will not vote your shares on any of the Proposals, which will result in the equivalent of a vote “AGAINST” the Charter Proposal, but will have no effect on the vote count for the other Proposals (assuming a quorum is present).

Q:     WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:     For purposes of the Special Meeting, an abstention occurs when a stockholder attends the meeting in person (including presence at a virtual meeting) and does not vote or returns a proxy with an “abstain” vote.

If you are a RCLF stockholder that attends the Special Meeting virtually and fails to vote on the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Governance Proposal, the Director Election Proposal or the Adjournment Proposal, your failure to vote will have the same effect as a vote “AGAINST” the Charter Proposal, but will have no effect on the vote count for the other Proposals.

Q:     WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:     If you are a holder of record of RCLF common stock on the RCLF Record Date and you sign and return your proxy card without indicating how to vote on any particular Proposal, the common stock represented by your proxy will be voted “FOR” each of the Proposals presented at the Special Meeting.

Q:     MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:     Yes. If you are a holder of record of RCLF common stock on the RCLF Record Date, you may change your vote at any time before your proxy is exercised by doing any one of the following:

•        send another proxy card with a later date;

•        notify RCLF’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

•        attend the Special Meeting and vote electronically by visiting and entering the control number found on your proxy card, voting instruction form or notice you previously received.

If you are a stockholder of record of RCLF and you choose to send a written notice of revocation or to mail a new proxy, you must submit your notice of revocation or your new proxy to            , and it must be received at any time before the vote is taken at the Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than on the day prior to the Special Meeting, or by voting online at the Special Meeting. Simply attending the Special Meeting will not revoke your proxy. If you have instructed a broker, bank, or other nominee to vote your shares of RCLF common stock, you must follow the directions you receive from your broker, bank, or other nominee in order to change or revoke your vote.

Q:     WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:     If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and consummated, you will become a stockholder of the Combined Company. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a stockholder of RCLF while RCLF searches for another target business with which to complete a business combination.

Q:     WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your RCLF shares.

Q:     WHO CAN HELP ANSWER MY QUESTIONS?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact RCLF’s proxy solicitor:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free: 800-662-5200
Banks and brokers call: 203-658-9400
Email: RCLF.info@investor.morrowsodali.com

If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to deliver your stock (either physically or electronically) to RCLF’s transfer agent at the address below prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its Annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Business Combination and the Business Combination Agreement (pages 226 and 246)

The terms and conditions of the Business Combination are contained in the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Business Combination Agreement carefully and in its entirety, as it is the legal document that governs the Business Combination.

If the Business Combination Agreement is approved and adopted and the Business Combination is subsequently completed, Merger Sub I will merge with and into Spectral, with Spectral surviving the First Merger as a wholly owned subsidiary of RCLF and RCLF changing its name to “Spectral AI, Inc.,” and, immediately following the First Merger, Spectral will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of RCLF.

Merger Consideration (page 234)

As part of the Business Combination, Spectral stockholders (including holders of Spectral Awards) will receive (or have reserved for issuance pursuant to New Awards) aggregate merger consideration of 17,000,000 newly issued (or reserved for issuance pursuant to New Awards) shares of RCLF common stock (as may be increased by the potential Private Placement pursuant to the Business Combination Agreement, the “merger consideration”). Assuming a value of $10.00 per share of RCLF common stock, which is the price at which RCLF issued its shares of common stock in its initial public offering in February of 2021, the aggregate merger consideration implies an aggregate equity value for Spectral of approximately $170 million.

Under the terms of the Business Combination Agreement, at the First Effective Time, each share of Spectral common stock issued and outstanding immediately prior to the First Effective Time (excluding shares issued and outstanding immediately prior to the First Effective Time held by a Spectral stockholder who has not voted in favor of adoption of the Business Combination Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such shares (the “dissenting shares”) and any shares of Spectral common stock subject to Spectral Awards) will be canceled and converted into the right to receive a pro rata portion of the Aggregate Transaction Consideration.

In addition, each Spectral Option that is outstanding immediately prior to the First Effective Time, whether or not then vested, and each Spectral Warrant will, by virtue of the First Merger and without any action on the part of any holder, be converted into a New Option or New Warrant, as applicable, upon substantially the same terms and conditions as are in effect with respect to such Spectral Option or Spectral Warrant, as applicable, immediately prior to the First Effective Time, including with respect to vesting and termination-related provisions, except that (i) such New Option or New Warrant, as applicable, will provide the right to purchase that whole number of shares of RCLF common stock (rounded down to the nearest whole share) equal to the number of shares of Spectral common stock subject to such Spectral Option or Spectral Warrant, as applicable, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such New Option or New Warrant will be equal to the exercise price per share of such Spectral Option or Spectral Warrant in effect immediately prior to the First Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of any such Spectral Options that are “incentive stock options” (within the meaning of Section 422 of the Code) will be made in a manner that is intended to be consistent with Treasury Regulations Section 1.424-1, and the conversion of all Spectral Options will be made in a manner, such that such conversion will not constitute a “modification” of such Spectral Options for purposes of Section 409A or Section 424 of the Code, as applicable.

Each Spectral RSU will, by virtue of the First Merger and without any action on the part of any holder, be converted into the right to receive New RSU with substantially the same terms and conditions as were applicable to such Spectral RSU immediately prior to the First Effective Time (including with respect to vesting and termination-related provisions), except that such New RSU shall relate to such number of shares of RCLF common stock as is equal to the product of (i) the number of shares of Spectral common stock subject to such Spectral RSU immediately prior to the First Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

The total percentage of shares of RCLF common stock expected to be held by holders of Spectral common stock upon the Closing is approximately 92.70%. This level of ownership interest assumes: (a) no RCLF public stockholder exercises redemption rights with respect to such stockholders’ shares for a pro rata portion of the funds in RCLF’s trust account, (b) no shares are issued pursuant to the Equity Incentive Plan, (c) forfeiture of all of the Private Placement Warrants and no exercise of Public Warrants, (d) no shares are issued pursuant to the potential Private Placement, (e) the Sponsor and the other Initial Stockholders retain an initial amount of 880,000 Founder Shares, (f) all New Options for shares of the Combined Company common stock are vested and exercised, (g) all New Warrants for shares of the Combined Company are vested and exercised and (h) all New RSUs for shares of the Combined Company stock are vested and issued in respect thereof.

Fractional Shares.    No fractional shares of RCLF common stock will be issued by virtue of the Business Combination or the other transactions contemplated by the Business Combination Agreement. Each person who would otherwise be entitled to a fraction of a share of RCLF common stock (after aggregating all fractional shares of RCLF common stock that otherwise would be received by such holder) will have such fractional share rounded down to the nearest whole share.

Ownership of the Combined Company

As of the date of this proxy statement/prospectus, there are 6,783,716 shares of RCLF common stock issued and outstanding. As of the date of this proxy statement/prospectus, there are an aggregate of 13,140,000 RCLF warrants outstanding. Each whole warrant entitles the holder thereof to purchase one share of RCLF common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming no further redemptions), assuming that each outstanding Public Warrant is exercised and one share of RCLF common stock is issued as a result of such exercise, the RCLF fully diluted stock capital would be 19,923,716 shares of common stock.

Pursuant to the Business Combination Agreement, Merger Sub I will merge with and into Spectral with Spectral surviving the First Merger as a wholly owned subsidiary of RCLF, and immediately following the First Merger, Spectral will merge with Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of RCLF.

It is anticipated that, upon the completion of the Business Combination, the ownership of the Combined Company will be as follows:

•        the Spectral stockholders will own 17,000,000 shares of common stock, representing approximately 92.7% of the total shares outstanding on a fully diluted net exercise basis;

•        the Public Stockholders will own 458,716 shares of common stock, representing approximately 2.5% of the total shares outstanding on a fully diluted net exercise basis; and

•        the Sponsor and other Initial Stockholders will own 880,000 shares of common stock, representing approximately 4.8% of the total shares outstanding on a fully diluted net exercise basis.

The following is a depiction of RCLF’s and Spectral’s organizational structure and fully diluted ownership before the consummation of the Business Combination:

RCLF warrant holders (Public) 42.33%
Sponsor, Directors and Officers as stockholders 31.74%
RCLF stockholders (public) 2.3%
Sponsor as warrant holder 23.62%
Rosecliff Acquisition I Corp (Delaware)
Ghost Merger Sub I Inc. (Delaware)
Ghost Merger Sub II LLC (Delaware)

The following is a depiction of the Combined Company’s organizational structure and fully diluted ownership after the consummation of the Business Combination, assuming no further redemptions, 50% redemptions and full redemptions:

No Further Redemptions

This level of ownership interest assumes: (a) none of the RCLF public stockholders exercise redemption rights with respect to such stockholders’ shares for a pro rata portion of the funds in RCLF’s trust account, (b) no shares are issued pursuant to the Equity Incentive Plan, (c) forfeiture of all of the Private Placement Warrants, (d) no shares are issued pursuant to the potential Private Placement, (e) the Sponsor and the other Initial Stockholders retain an initial amount of 880,000 Founder Shares, (f) all New Options for shares of the Combined Company common stock are vested and exercised, (g) all New Warrants for shares of the Combined Company common stock are vested and exercised and (h) all New RSUs for shares of the Combined Company stock are vested and issued in respect thereof.

50% Redemptions

This level of ownership interest assumes: (a) redemption rights are exercised for one-half of the outstanding RCLF common stock for the funds in RCLF’s trust account, (b) no shares are issued pursuant to the Equity Incentive Plan, (c) forfeiture of all of the Private Placement Warrants, (d) no shares are issued pursuant to the potential Private Placement, (e) the Sponsor and the other Initial Stockholders retain an initial amount of 880,000 Founder Shares, (f) all New Options for shares of the Combined Company common stock are vested and exercised, (g) all New Warrants for shares of the Combined Company common stock are vested and exercised and (h) all New RSUs for shares of the Combined Company stock are vested and issued in respect thereof.

100% Redemptions

RCLF warrant holders (public) 31.5%
Sponsor & Affiliates 5.1%
Spectral stockholders 53.1%
Spectral option holders* 9.9%
Spectral warrant holders 0.3%
Spectral Restricted stock holders 0.1%
Rosecliff Acquisition I Corp (Delaware)
Ghost Merger Sub II LLC (Delaware)

* Represents Vested and Exercisable Options

Based on $10.00 per share price at closing of the Business Combination and no redemptions from RCLF public stockholders

This level of ownership interest assumes: (a) each RCLF public stockholder exercises redemption rights with respect to all of such stockholders’ shares for a pro rata portion of the funds in RCLF’s trust account, (b) no shares are issued pursuant to the Equity Incentive Plan, (c) forfeiture of all of the Private Placement Warrants, (d) no shares are issued pursuant to the potential Private Placement, (e) the Sponsor and the other Initial Stockholders retain an initial amount of 880,000 Founder Shares, (f) all New Options for shares of the Combined Company common stock are vested and exercised, (g) all New Warrants for shares of the Combined Company common stock are vested and exercised and (h) all New RSUs for shares of the Combined Company stock are vested and issued in respect thereof.

As a result of redemptions, the trading market of the Class A Common Stock may be more illiquid than the market for the public shares was prior to the consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq or any other national securities exchange. In the redemption scenarios listed below, the residual equity value owned by non-redeeming shareholders, taking into account the respective redemption amounts, is shown below.

	Assuming No Additional Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
	Shares	%	Number	%	Number	%
RCLF Public shareholders (Class A)	458,716	2.5%	229,358	1.3%	—	0.0%
Spectral common shareholders (Class A)	17,000,000	92.7%	17,000,000	94.0%	17,000,000	95.1%
RCLF Founders (Class B)	880,000	4.8%	880,000	4.9%	880,000	4.9%
Shares outstanding	18,338,716	100.0%	18,109,358	100.0%	17,880,000	100.0%

Total stockholders equity (in thousands)	$4,876		$2,542		$209
Pro Forma Book Value Per Share	$0.27		$0.14		$0.01

This level of ownership interest assumes: (a) no shares are issued pursuant to the Equity Incentive Plan, (b) forfeiture of all of the Private Placement Warrants and no exercise of Public Warrants, (c) no shares are issued pursuant to the potential Private Placement, (d) the Sponsor and the other Initial Stockholders retain an initial amount of 880,000 Founder Shares, (e) all New Options for shares of the Combined Company common stock are vested and exercised, (f) all New Warrants for shares of the Combined Company common stock are vested and exercised and (g) all New RSUs for shares of the Combined Company stock are vested and issued in respect thereof.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Recommendation of the RCLF Board of Directors (page 130)

The RCLF Board has unanimously determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of RCLF and its stockholders and has directed that the Proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The RCLF Board unanimously recommends that RCLF’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Charter Proposal, “FOR” the Governance Proposal, “FOR” the Director Election Proposal, and “FOR” the Adjournment Proposal, if presented. See “The Business Combination — Recommendation of the RCLF Board of Directors and Reasons for the Business Combination” beginning on page 235.

The RCLF Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Proprietary Technology with Significant Potential Market.    Spectral, with its AI enabled FDA Breakthrough Designated DeepView platform, uses proprietary AI to assess if a wound will heal and to better inform healthcare providers on next-step treatment protocols. The RCLF Board believes that, subject to Spectral’s receipt of the necessary regulatory clearances, approvals and/or De Novo classifications, which cannot be guaranteed and may take longer than expected, Spectral’s current and future technology and products are well-positioned to access the multi-billion dollar total addressable market of wound healing diagnostics. Spectral is also expanding the AI technology platform into DFU and other indications, which the RCLF Board believes is another opportunity to leverage Spectral’s technology and expand its solutions to address critical needs.

•        Significant U.S. Government Support.    Spectral has received over $125 million of non-dilutive government contracts from multiple federal agencies to develop its DeepView technology for burn wound healing assessment, including under the U.S. federal mass casualty countermeasures program. The RCLF Board believes that this can provide Spectral with a strong foundation for the development of additional pipeline clinical applications.

•        Substantial Pipeline of Clinical Applications.     Initially targeting burn wounds and DFU, Spectral sees additional indication opportunities. Spectral has already received U.S. government funding for the development of its DeepView SnapShot M, a fully handheld, portable device for use in combat, military and home health care uses. It is also expanding the indication usage of its DeepView System to incorporate a wound and burn measurement diagnostic tool for clinicians in concert with BARDA. The RCLF Board believes Spectral will leverage its technologies and proprietary processes to expand its pipeline and continue finding solutions to address unmet needs.

•        Significant Barriers to Entry.    Spectral’s AI model is trained and tested against a growing proprietary and clinically validated database of approximately 263 billion pixels of DFU and burn data as of December 31, 2022 only available to DeepView users. These pixels of data have been collected from raw images (containing millions of pixels) and developed over more than eight years of clinical studies across the United States and Europe. The RCLF Board believes this is a significant barrier to entry for potential competitors and reflects the depth and utility of Spectral’s IP portfolio.

•        Experienced Proven Leadership.    Spectral is led by founder and CEO Wensheng Fan, along with a leadership team with significant medical, artificial intelligence, data analytics and manufacturing experience. The RCLF Board believes this background provides a strong foundation for governmental and commercial success.

•        Commercialization Potential.    Submission for UKCA Mark is anticipated for burn in 2023 and DFU in 2024, submission for U.S. FDA is expected for DFU in 2024 and burn in 2025, and submission for CE Mark for EU is expected for DFU in 2024 and burn in 2025. Spectral responded to a U.S. Federal Sources Sought Notice in February 2023 regarding a material potential U.S. federal procurement contract for the burn indication. The RCLF Board believes that the transaction provides an attractive entry valuation and presents an opportunity to springboard this commercialization potential. Based on prior FDA BDD clearances for its DeepView GEN 1 and 2 Systems, Spectral believes it is well positioned to obtain both FDA clearance and CE mark approval. On July 14, 2023, Spectral completed its UKCA Mark registration for the imaging components of the DeepView System. There can be no assurance, however, that Spectral will be able to obtain FDA clearance or CE mark approval for its DeepView GEN 3 System.

•        AIM Listing.    Spectral started trading on the AIM market of the London Stock Exchange on June 22, 2021. The RCLF Board believes that Spectral being an already listed company can facilitate transaction efficiency and effectiveness including regarding public company readiness of audited financial statements and reporting.

•        Lock-Up.    Major stockholders of Spectral and the Sponsor have agreed to a lock-up on their shares for up to 180 days, subject to certain customary exceptions, which the RCLF Board believes will provide important stability to the Combined Company.

•        Sponsor Equity Treatment and RCLF Expense Cap.    In connection with the Business Combination, the Sponsor has agreed to forfeit all Private Placement Warrants and a certain number of Founder Shares (depending on the RCLF Closing Cash) which will provide additional value for RCLF’s other stockholders and reduce potential future dilution by private placement warrant exercise. See “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.” The Sponsor has also agreed to an expense cap for certain RCLF expenses which the RCLF Board believes will benefit the Combined Company by keeping transaction expenses down and allowing capital to be deployed to facilitate growth.

•        Negotiated Transaction.    The RCLF Board considered the terms and conditions of the Business Combination Agreement and ancillary agreements, including the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to close and the termination provisions, as well as RCLF’ and Spectral’s strong commitment to complete the Business Combination. The RCLF Board determined that such terms and conditions are reasonable and were the product of extensive arm’s-length negotiations between RCLF and Spectral.

•        Financial analysis conducted by RCLF Management.    The financial analysis conducted by RCLF’s management team and reviewed by the RCLF Board supported the equity valuation of Spectral. See the section entitled “Summary of RCLF Financial Analysis.”

The RCLF Board also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Benefits not achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•        Liquidation of RCLF.    The risks and costs to RCLF if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in RCLF being unable to effect a business combination by the completion deadline and forcing RCLF to liquidate.

•        Exclusivity.    The fact that the Business Combination Agreement includes an exclusivity provision that prohibits RCLF from soliciting other business combination proposals and restricts RCLF’s ability to consider other potential business combinations so long as the Business Combination Agreement is in effect.

•        Stockholder Vote.    The risk that RCLF’s Class A stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•        Post-Business Combination Corporate Governance.    The corporate governance provisions of the Business Combination Agreement and the proposed material provisions of the amendment to RCLF’s Existing Charter and the proposed amended bylaws and the effect of those provisions on the governance of the company post-Business Combination. See “Management of RCLF — The Business Combination Agreement” and “Management of the Combined Company After the Business Combination” for detailed discussions of the terms and conditions of these documents.

•        Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within RCLF’s control.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely delay consummation of the Business Combination.

•        Potential Conflicts.    The potential additional or different conflicts of interests of RCLF’s directors and executive officers and the Sponsor and its affiliates, as described in the section entitled “Certain Relationships and Related Party Transactions.” The RCLF Board, including RCLF’s independent directors, with Skadden, reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the RCLF Board, the Business Combination Agreement and the transactions contemplated thereby, including the Mergers.

•        Spectral’s Business Risks.    The RCLF Board considered that RCLF stockholders would be subject to the execution risks associated with Spectral if they retained their public shares following the Closing, which were different from the risks related to holding public shares of RCLF prior to the Closing. In this regard, the RCLF Board considered that there were risks associated with successful implementation of Spectral’s long-term business plan and strategy and Spectral realizing the anticipated benefits of the Business Combination on the timeline expected or at all. The RCLF Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that RCLF stockholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see the section entitled “Risk Factors.”

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Other Risks.    Various other risks associated with the Business Combination, the business of RCLF and the business of Spectral described under the section entitled “Risk Factors.”

RCLF’s Special Meeting of Stockholders (page 128)

The Special Meeting in lieu of the 2023 annual meeting of stockholders of RCLF will be held on            , 2023, at            a.m., Eastern Time, in virtual format. The Special Meeting can be accessed by visiting            , where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the Special Meeting by dialing            . The passcode for telephone access is            , but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication. At the Special Meeting, RCLF stockholders will be asked to vote on the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Governance Proposal, the Director Election Proposal and, if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Director Election Proposal.

Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of RCLF common stock at the close of business on            , 2023, the RCLF Record Date for the Special Meeting. Stockholders are entitled to one vote for each share of RCLF common stock owned at the close of business on the RCLF Record Date. If stockholders’ shares are held in “street name” or are in a margin or similar account, stockholders should contact their broker, bank, or other nominee to ensure that votes related to the shares they beneficially own are properly counted. On the RCLF Record Date, there were            shares of common stock outstanding, of which            shares were Public Shares and            shares were Founder Shares.

A quorum of RCLF stockholders is necessary to hold a valid Special Meeting. A quorum will be present at the Special Meeting if the holders of a majority of the voting power of all outstanding shares of capital stock of RCLF entitled to vote at the Special Meeting as of the RCLF Record Date is represented in person (including presence at a virtual meeting) or by proxy. Abstentions will be counted as present for the purpose of determining a quorum. The Sponsor and RCLF’s officers and directors, who currently own in the aggregate 93.23% of the issued and outstanding shares of RCLF common stock, will count towards this quorum. As of the RCLF Record Date, 3,391,859 shares of common stock, present in person (including presence at a virtual meeting) or represented by proxy, would be required to achieve a quorum. RCLF and Spectral have entered that certain Sponsor Letter Agreement with the Sponsor, pursuant to which the Sponsor agreed to vote any shares of RCLF common stock owned by it in favor of the Business Combination Proposal presented at the Special Meeting. The Proposals presented at the Special Meeting will require the following votes:

•        The approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposal and the Adjournment Proposal, if presented, requires the affirmative vote of a majority of the shares of RCLF common stock cast by the RCLF common stockholders present in person (including presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting with regard to each of the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposal or the Adjournment Proposal, if presented, will have no effect on such proposals (assuming a quorum is present).

•        The approval of the Charter Proposal requires the affirmative vote of a majority of the issued and outstanding shares of RCLF common stock, voting together as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting with regard to the Charter Proposal, will have the same effect as a vote “AGAINST” such proposal.

•        The approval of the Director Election Proposal requires the vote of a plurality of the shares of RCLF common stock cast by the RCLF common stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. This means that the director nominees who receive the most votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting will have no effect on the Director Election Proposal (assuming a quorum is present).

•        Consummation of the Business Combination is conditioned on the approval of each condition precedent proposal at the Special Meeting, subject to the terms of the Business Combination Agreement. The Business Combination is not conditioned on the Governance Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

The Sponsor and other Initial Stockholders Has Financial Interests in the Business Combination (page 247)

In considering the recommendation of the RCLF Board to vote in favor of approval of the Business Combination Proposal and the other proposals, stockholders should keep in mind that the Sponsor and RCLF’s directors and officers have interests in such proposals that are different from, or in addition to, those of RCLF stockholders generally. In particular:

•        None of RCLF’s officers and directors is required to commit their full time to RCLF’s affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•        Each of RCLF’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. RCLF does not believe, however, that the pre-existing fiduciary duties or contractual obligations of RCLF’s officers and directors will materially undermine its ability to complete the Business Combination, and such pre-existing fiduciary duties and contractual obligations did not materially affect RCLF’s search for an acquisition target.

•        Mr. Murphy is the managing member of the Sponsor.

•        It is anticipated that, immediately following the consummation of the Business Combination and assuming there is no Private Placement, the Sponsor and the other Initial Stockholders will own approximately 4.80% of the issued and outstanding shares of the Combined Company. This level of ownership interest assumes: (a) no RCLF public stockholder exercises redemption rights with respect to such stockholders’ shares for a pro rata portion of the funds in RCLF’s trust account, (b) no shares are issued pursuant to the Equity Incentive Plan, (c) forfeiture of all of the Private Placement Warrants and no exercise of Public Warrants, (d) no shares are issued pursuant to the potential Private Placement, (e) the Sponsor and the other Initial Stockholders retain an initial amount of 880,000 Founder Shares, (f) all New Options for shares of the Combined Company common stock are vested and exercised, (g) all New Warrants for shares of the Combined Company common stock are vested and exercised and (h) all New RSUs for shares of the Combined Company stock are vested and issued in respect thereof.

•        If the Business Combination or another business combination is not consummated by February 17, 2024, RCLF will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the trust account, including interest (net of taxes payable, and less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Public Shares, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of RCLF’s remaining stockholders and the RCLF Board, dissolve and liquidate. In such event, the Founder Shares and the Private Placement Warrants (which the Sponsor has agreed to forfeit in connection with the Business Combination, as described in the section entitled “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement”) and all underlying securities held by the Sponsor and RCLF’s directors and officers would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. The Sponsor would also not be entitled to receive the fees described below in such an event.

•        On December 10, 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Founder Shares of RCLF. In January 2021, the Sponsor transferred a total of 130,000 Founder Shares to Mr. Radecki, Mr. Edmonds and Ms. Bellini at their original per-share purchase price. On February 11, 2021, RCLF effected a 1:1.1 stock split of its Class B common stock, resulting in an aggregate of 6,325,000 shares of common stock outstanding so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of RCLF’s then issued and outstanding common stock upon the consummation of the IPO (which figure is now 93.23% of RCLF’s issued and outstanding common stock as of the date hereof). Such shares (before any forfeiture pursuant to the Sponsor Letter Agreement) had an aggregate market value of approximately $67,108,250.00 based upon the closing price of $10.61 per share on Nasdaq on July 26, 2023. The Sponsor has agreed to forfeit all but 750,000 Founder Shares in connection with the Business Combination, subject to the terms of the Sponsor Letter Agreement. See “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.”

•        Pursuant to the Sponsor Letter Agreement, the Sponsor will be entitled to retain a number of shares of the Combined Company depending on the RCLF Closing Cash amount. See “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.” If the RCLF Closing Cash is (i) less than $10,000,000, the Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares such that the Sponsor holds 750,000 shares of the Combined Company common stock, (ii) greater than or equal to $10,000,000, but less than $20,000,000, the Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock such that the Sponsor holds 1,000,000 shares of the Combined Company common stock, (iii) greater than or equal to $20,000,000, but less than $30,000,000, the Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock such that the Sponsor holds 1,250,000 shares of the Combined Company common stock or (iv) greater than or equal to $30,000,000, Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock such that the Sponsor holds 1,500,000 shares of the Combined Company common stock; in each case, such figure excludes any shares issued to the Sponsor or its Affiliates in any potential Private Placement and is prior to any forfeiture of shares pursuant to any excess RCLF expenses over the RCLF Expense Cap). The Sponsor thus benefits from (x) increasing the potential Private Placement (which would further dilute RCLF’s stockholders) and (y) mitigating redemptions by RCLF stockholders.

•        Simultaneously with the closing of the RCLF IPO, the Sponsor purchased an aggregate of 4,706,667 Private Placement Warrants at a price of $1.50 per private warrant ($7,060,000 in the aggregate). Each private warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the RCLF IPO to be held in the Trust Account. The Private Placement Warrants had an aggregate market value of $674,66.64 based upon the closing price of approximately $0.080 per share on Nasdaq on July 26, 2023. The Private Placement Warrants will become worthless if RCLF does not consummate a business combination by February 17, 2024 (unless this deadline is extended pursuant to RCLF’s covenant to extend such deadline under the Business Combination Agreement and pursuant to the RCLF Organizational Documents). The Sponsor has agreed to forfeit all Private Placement Warrants for no consideration in connection with the Business Combination. See “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.”

•        Mr. Murphy, a current director of RCLF, will become a director of the Combined Company after the Closing. As such, in the future he may receive cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors.

•        If RCLF is unable to complete an initial business combination within the Completion Window, Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by RCLF for services rendered or contracted for or products sold to RCLF. If RCLF consummates an initial business combination, on the other hand, RCLF will be liable for all such claims.

•        RCLF’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on RCLF’s behalf, such as identifying and investigating possible business targets and business combinations (to the extent such expenses do not exceed the RCLF Expense Cap). As of July 26, 2023, RCLF’s officers and directors and their affiliates are not expecting or awaiting reimbursement of any such out-of-pocket expenses. However, if RCLF fails to consummate an initial business combination within the Completion Window, they will not have any claim against the trust account for reimbursement. Accordingly, RCLF may not be able to reimburse these expenses if the Business Combination or another initial business combination, is not completed within the Completion Window.

•        Sponsor entered into administrative services agreement with RCLF, pursuant to which, commencing on February 11, 2021 through the earlier of RCLF’s consummation of a business combination and its liquidation, RCLF agreed to pay the Sponsor a total of $10,000 per month for office space, support and administrative services. For the three months ended March 31, 2023 and 2022, RCLF incurred $30,000 and $30,000 in fees for these services, respectively. At March 31, 2023 and 2022, $260,000 and $230,000 of administrative fees, respectively, were included in accrued expenses, respectively, which would be paid from funds held outside the trust account, including funds released from the trust account to pay for working capital.

•        The current directors and officers will continue to be indemnified and the liability insurance of the directors and officers will continue.

•        Given the difference in the purchase price the Sponsor and RCLF’s directors paid for the Founders Shares as compared to the price of the Units sold in the RCLF IPO, the Sponsor and RCLF’s directors may earn a positive rate of return on their investment even if the Combined Company common stock trades below the price paid for the Units in the RCLF IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination.

•        Sponsor and RCLF’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to the Public Stockholders rather than liquidating RCLF.

•        Sponsor and RCLF’s directors and officers, among others, will enter into the Registration Rights/Lock-Up Agreement, which will provide them with registration rights.

For a detailed discussion of the special interests that the Sponsor and other Initial Stockholders have in the Business Combination, please see the section entitled “The Business Combination — Interests of RCLF’s Sponsor, Directors and Officers in the Business Combination” beginning on page 239.

Spectral’s Officers and Directors Have Financial Interests in the Business Combination (page 242)

Certain of Spectral’s officers and directors may have interests in the Business Combination that may be different from, or in addition to, the interests of Spectral stockholders, generally. The Spectral board of directors was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination. For a detailed discussion of the special interests that Spectral’s officers and directors may have in the Business Combination, please see the section entitled “The Business Combination — Interests of Spectral’s Officers and Directors in the Business Combination” beginning on page 242.

Regulatory Approvals Required for the Business Combination (page 243)

Completion of the Business Combination is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Each of RCLF and Spectral have agreed to use their respective reasonable best efforts to take all actions to consummate and make effective the transactions contemplated by the Business Combination Agreement in the most expeditious manner practicable and to obtain in the most expeditious manner practicable all actions, waivers, consents, approvals, orders and authorizations necessary to be obtained from any third party or any governmental entity in order to complete the transactions contemplated by the Business Combination Agreement. The regulatory approvals to which completion of the Business Combination are subject are described in more detail in the section of this proxy statement/prospectus entitled “Regulatory Approvals Required for the Business Combination” beginning on page 243.

Appraisal Rights (page 304)

Holders of RCLF common stock are not entitled to appraisal rights in connection with the Business Combination under the DGCL.

Conditions to the Business Combination (page 257)

Conditions to Each Party’s Obligations.    The respective obligations of each of RCLF, Spectral, Merger Sub I and Merger Sub II (collectively, the “Parties”) to complete the Business Combination are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

•        the requisite approval by RCLF stockholders of the Business Combination Proposal, the Charter Proposal, the Equity Incentive Proposal and any other proposals deemed necessary by the Parties to effectuate the Business Combination;

•        the requisite approval by Spectral stockholders of the Business Combination Agreement and Business Combination being obtained;

•        there not being in force any governmental order, statute, rule or regulation restraining, enjoining, or otherwise prohibiting the consummation of the Business Combination;

•        the waiting period or periods under the HSR Act and any other applicable antitrust law to the Business Combination having expired or been terminated;

•        the registration statement of which this proxy statement/prospectus forms a part having become effective under the Securities Act and no stop order suspending the effectiveness of such registration statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC and not withdrawn; and

•        (i) RCLF shall not have been delisted from Nasdaq or (ii) the RCLF’s listing on Nasdaq or another national securities exchange mutually agreed to by the parties shall have been conditionally approved and, immediately following the Closing, RCLF shall satisfy any applicable initial and continuing listing requirements of Nasdaq or such other national securities exchange and shall not have any outstanding notice of non-compliance, and the RCLF Class A Common Stock shall have been approved for listing on such stock exchange.

Conditions to Obligations of RCLF, Merger Sub I and Merger Sub II.    The obligation of RCLF to complete the Business Combination is also subject to the satisfaction or waiver by RCLF, Merger Sub I and Merger Sub II (as applicable) of the following conditions:

•        the representations and warranties of Spectral related to (a) corporate organization, qualification to do business, subsidiaries, authority relative to the Business Combination Agreement, absence of certain changes or events, and brokers fees being true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation), in all material respects as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct as of such earlier date), (b) its capitalization being true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct as of such earlier date), and (c) each of the representations and warranties of Spectral other than those listed in (a) and (b) being true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a “Material Adverse Effect” as to Spectral;

•        each of the covenants of Spectral to be performed as of or prior to the Closing (including the execution and delivery of all agreements, certificates and instruments by Spectral contemplated by the Business Combination Agreement) having been performed in all material respects);

•        there not having occurred a “Material Adverse Effect” as to Spectral continuing as of the Closing Date;

•        Spectral having delivered to RCLF, (a) the payment spreadsheet, setting forth (i) the number of shares of Spectral common stock held by the Spectral stockholders, (ii) the allocation of the Aggregate Transaction Consideration among Spectral stockholders calculated by multiplying the Spectral Per Share Consideration by the total number of shares of Spectral common stock held by each Spectral stockholder (rounded down to the nearest whole number of shares of RCLF Class A common stock to be issued and allotted among the Spectral stockholders) (the “Payment Spreadsheet”), (b) a certificate, dated the date of Closing, signed by an officer of Spectral and certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement, and (c) duly executed ancillary agreements to the Business Combination Agreement; and

•        RCLF receipt of proof that Spectral obtained the approval from the Spectral stockholders holding not less than 75% of the Spectral common stock voting in person or by proxy at a duly called meeting of the Company Holders in accordance with Rule 41 of the AIM Rules with respect to its delisting from AIM (the “Spectral Stockholder AIM Consent”) and that cancellation of the admission of Spectral common stock to AIM has become effective.

Conditions to Obligations of Spectral.    The obligation of Spectral to complete the Business Combination is also subject to the satisfaction or waiver by Spectral of the following conditions:

•        the representations and warranties of RCLF and Merger Sub relating to (a) corporate organization, authority relative to the Business Combination Agreement, business activities, absence of certain changes or events and broker’s fees being true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation), in all material respects, as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct as of such earlier date, (b) to capitalization being true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct as of such earlier date), and (c) each of the representations and warranties of RCLF other than those listed in (a) and (b) being true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a “Material Adverse Effect” as to RCLF;

•        each of the covenants of RCLF to be performed as of or prior to the Closing (including the execution and delivery of all agreements, certificates and instruments by RCLF contemplated by the Business Combination Agreement) having been performed in all material respects;

•        there having not occurred a “Material Adverse Effect” as to RCLF continuing as of the Closing Date; and

•        RCLF having delivered, or caused to be delivered, (a) the resignation from each director and officer of RCLF, (b) a certificate, dated the date of Closing, signed by an officer of RCLF and certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement, and (c) duly executed ancillary agreements to the Business Combination Agreement.

Exclusivity (page 252)

RCLF has agreed that until the First Effective Time or, if earlier, the termination of the Business Combination Agreement in accordance with its terms, (i) it will not and it will direct its representatives acting on its behalf to not, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or encourage or submit an indication of interest for, any inquiries, proposals or offer to a person (including any financial investor or group of financial investors) concerning any direct or indirect sale or purchase, in a single transaction or a series of related transactions, of any assets of RCLF or any capital stock or other equity securities of RCLF, whether by way of merger, conversion, consolidation, purchase or issuance of equity securities or other similar transaction (“RCLF Acquisition Proposal”) or (B) participate in any negotiations relating to a RCLF Acquisition Proposal and (ii) it will, and will cause its representatives to, (A) terminate immediately any negotiations with any person relating to a RCLF Acquisition Proposal and (B) promptly advise Spectral in writing of any proposal regarding a RCLF Acquisition Proposal that it has received (it being understood that RCLF will not be required to inform Spectral of the identity of the person making such proposal or the material terms thereof).

Spectral has agreed that from the date of the Business Combination Agreement and ending on the Closing or, if earlier, the termination of the Business Combination Agreement in accordance with its terms, it will not, and it will cause its subsidiaries and its and their respective representatives, not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or encourage (including by way of furnishing non-public information) or respond to or facilitate any inquiries, offers or proposals (written or oral) by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any direct or indirect sale or purchase, in a single transaction or a series of related transactions, of any assets of Spectral or any of its subsidiaries or any shares, capital stock or other equity securities of Spectral or any of its subsidiaries, whether by way of merger, conversion, consolidation, purchase or issuance of equity securities, liquidation, dissolution, initial public offering, tender offer or other similar transaction involving Spectral or any of its subsidiaries (an “Alternative Transaction”), other than with the other parties and their respective representatives, (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction,, (iii) enter into any contract or other arrangement or understanding regarding an Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend an Alternative Transaction, (vi) prepare or take any steps in connection with a public offering of any equity interests of Spectral or any of its subsidiaries or (vii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of Spectral or any of its subsidiaries. Spectral also agreed to, and to cause its subsidiaries and its and their respective affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted with respect to any Alternative Transaction. If Spectral or any of its subsidiaries or any of its or their respective representatives receives any inquiry or proposal with respect to an Acquisition Proposal at any time prior to the Closing, Spectral has agreed to promptly (and in no event later than three business days after it becomes aware of such inquiry or proposal) notify such person in writing that Spectral is subject to an exclusivity agreement with respect to the Business Combination that prohibits it from considering such inquiry or proposal, and to notify RCLF of the receipt of an Alternative Transaction including a summary of material terms and conditions of such Alternative Transaction, unless Spectral is bound by a previously executed confidentiality agreement that prohibits such disclosure (in which case, Spectral will use reasonable best efforts to seek a waiver of any applicable confidentiality restrictions).

Termination (page 260)

Mutual Termination Rights

The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to Closing by mutual written consent of Spectral and RCLF or by either Spectral or RCLF:

•        if the First Effective Time has not occurred prior to September 30, 2023 (the “Outside Date”); provided that the Business Combination Agreement may not be terminated by any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warrant, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a closing condition on or prior to the Outside Date;

•        if any governmental authority shall have enacted, issued, promulgated, enforced or entered any injunction, order decree or ruling (whether temporary, preliminary or permanent) that has become final and nonappealable and has the effect of making consummation of the Business Combination, including the mergers, illegal or otherwise preventing or prohibiting consummation of the Business Combination; or

•        if any of the condition precedent proposals fail to receive the required approvals at the Special Meeting.

RCLF Termination Rights

RCLF may terminate the Business Combination Agreement and abandon the transactions contemplated thereby at any time prior to the Closing:

•        if there is any breach of any representation, warranty, covenant or agreement on the part of Spectral set forth in the Business Combination Agreement, such that the Closing condition that such representation or warranty be true would not be satisfied at the Closing (subject to a 30 day cure period); provided that RCLF has not waived such breach and RCLF, Merger Sub I and Merger Sub II are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; or

•        if the requisite approval from Spectral’s stockholders for the Business Combination is not obtained within two business days following the date on which the Registration Statement has been declared effective by the SEC.

Spectral Termination Rights

Spectral may terminate the Business Combination Agreement and abandon the transactions contemplated thereby at any time prior to the Closing:

•        if there is any breach of any representation, warranty, covenant or agreement on the part of RCLF, Merger Sub I or Merger Sub II set forth in the Business Combination Agreement, such that the Closing condition that such representation or warranty be true would not be satisfied at the Closing (subject to a 30 day cure period); provided that Spectral has not waived such breach and Spectral not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; or

•        if prior to obtaining the requisite approvals from the RCLF stockholders for the Business Combination and other condition precedent proposals, the board of directors or RCLF makes a change in recommendation with respect to the Business Combination Proposal and/or other condition precedent proposals or failed to include RCLF’s recommendation of the condition precedent proposals in the proxy statement distributed to RCLF’s stockholders.

Effect of Termination

In the event of a termination of the Business Combination Agreement pursuant to the termination provisions set forth in the above section, the Business Combination Agreement will become void and have no effect and the Business Combination would be abandoned, without any liability on the part of any party thereto or its respective affiliates, directors, managers, officers, employees, equityholders, partners, members or representatives, other than liability of Spectral, RCLF, Merger Sub I or Merger Sub II, as the case may be, for any willful material breach or fraud occurring prior to such termination by a party thereto, or any person’s liability under any subscription agreement, confidentiality agreement, or ancillary agreement related to the Business Combination Agreement. Notwithstanding the forgoing, certain provisions related to the payment of certain expenses, the effect of termination, certain miscellaneous matters, and the Confidentiality Agreement shall survive any termination of the Business Combination Agreement. See “The Business Combination Agreement — Termination” beginning on page 260.

Other Agreements (page 263)

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, RCLF and Spectral entered into the Sponsor Letter Agreement, pursuant to which, among other things, the Sponsor agreed to: (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby; (ii) vote against an arrangement, merger, amalgamation, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution or winding up of RCLF; (iii) vote against any changes in the business, management or RCLF’s board other than as required to effect the Business Combination; and (iv) vote against any action, agreement or transaction or proposal that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of RCLF, Merger Sub I or Merger Sub II under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Business Combination from being consummated in each case, on the terms and subject to the conditions set forth of the Sponsor Letter Agreement. In addition, the Sponsor agreed to (i) not redeem or elect to redeem or tender or submit any of its Subject Parent Equity Securities (as defined in the Sponsor Letter Agreement) and (ii) not, directly or indirectly, (a) sell, assign, transfer, pledge, dispose of or otherwise encumber any of the Subject Parent Equity Securities held by the Sponsor, (b) deposit any Subject Parent Equity Securities held by the Sponsor into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any Subject Parent Equity Securities held by the Sponsor that is inconsistent with the Sponsor Letter Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Subject Parent Equity Securities held by the Sponsor.

The Sponsor has agreed to surrender and forfeit to RCLF the Private Placement Warrants. In addition, the Sponsor and RCLF, two days prior to the Closing, will notify Spectral if the accrued and unpaid Parent Expenses (as defined in the Sponsor Letter Agreement) that are then outstanding are expected to exceed $3,250,000 (the “Excess Expense Amount”). At Closing, the Sponsor will take necessary actions such that the Sponsor Credit (as defined in the Sponsor Letter Agreement) equals or exceeds the Excess Expense Amount; provided that Sponsor will not be required to invest in any potential Private Placement if Sponsor elects to forfeit 750,000 Sponsor Shares (as defined below). The Sponsor will be entitled to a $5.00 credit against the Excess Expense Amount for each Sponsor Share that the Sponsor forfeits and surrenders prior to the Closing. The Sponsor will be entitled to credit, dollar for dollar, the total amount of the aggregate investment made by the Sponsor or its affiliates in any potential Private Placement against the Excess Expense Amount. The Sponsor and its affiliates will receive one share of Class A common stock, par value $0.0001 per share, for each $10.00 invested in any Private Placement, and the Private Placement will otherwise be on the same terms as the other investors in the potential Private Placement.

At Closing, the Sponsor is entitled to retain the Class B shares of common stock held by the Sponsor (the “Sponsor Shares”) corresponding to certain monetary thresholds of the amounts raised in the transactions. If the RCLF Closing Cash is (i) less than $10,000,000, the Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock such that the Sponsor holds 750,000 shares of the Combined Company, (ii) greater than or equal to $10,000,000, but less than $20,000,000, the Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock such that the Sponsor holds 1,000,000 shares of the Combined Company common stock, (iii) greater than or equal to $20,000,000, but less than $30,000,000, the Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock such that the Sponsor holds 1,250,000 shares of the Combined Company common stock or (iv) greater than or equal to $30,000,000, the Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock such that the Sponsor holds 1,500,000 shares of the Combined Company common stock; in each case, such figure excludes any shares issued to the Sponsor or its Affiliates in any potential Private Placement and is prior to any forfeiture of shares pursuant to any excess RCLF expenses over the RCLF Expense Cap). The Sponsor thus benefits from (x) increasing the potential Private Placement (which would further dilute RCLF’s stockholders) and (y) mitigating redemptions by RCLF stockholders.

Stockholder Support Agreement

Concurrent with the execution of the Business Combination Agreement, RCLF, Spectral and certain Spectral stockholders who together hold a sufficient number of shares to approve the Business Combination (the “Supporting Spectral Stockholders”) entered into the Stockholder Support Agreement, pursuant to which, among other things each Key Company Stockholder agrees to vote all of such holder’s shares (a) in favor of the approval and adoption of the Business Combination Agreement, and the Business Combination (including the amendment to the Amended and Restated Certificate of Incorporation of Spectral, and Spectral’s delisting from AIM) and (b) against any action, agreement or transaction or proposal that would reasonable be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Spectral under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Transactions from being consummated.

Pursuant to the terms of the Stockholder Support Agreement, each Supporting Spectral Stockholder, severally and not jointly, also agreed that during the term of such agreement it will not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Spectral securities held by such Supporting Spectral Stockholder or otherwise agree to do any of the foregoing, (b) deposit any Spectral securities held by such Support Spectral Stockholder into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any Spectral securities held by such Supporting Spectral Stockholder that is inconsistent with the provisions of the Stockholder Support Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Spectral securities held by such Supporting Spectral Stockholder; provided that the foregoing shall not prohibit the transfer of Spectral securities to an affiliate of such Supporting Spectral Stockholder, but only if such affiliate of such Supporting Spectral Stockholder executes the Stockholder Support Agreement or a joinder, in a form reasonably acceptable to RCLF, agreeing to become a party to the Stockholder Support Agreement.

Proposed Charter Amendment and Amended and Restated Bylaws

Pursuant to the terms of the Business Combination Agreement, in connection with the consummation of the Business Combination, RCLF will amend the Existing Charter to (a) reclassify the authorized number of shares of RCLF’s capital stock, par value $0.0001 per share, to provide for (i) 80,000,000 shares of common stock and (ii) 1,000,000 shares of preferred stock, instead of (i) 80,000,000 shares of Class A Common Stock, (ii) 20,000,000 shares of Class B Common Stock and (iii) 1,000,000 shares of preferred stock, (b) eliminate certain provisions in the Existing Charter relating to the common stock, the initial business combination and other matters relating to RCLF’s status as a blank-check company that will no longer be applicable to us following the Closing, and (c) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as Annex B to this proxy statement/prospectus. In addition, we will amend the Existing Charter to change the name of the corporation to “Spectral AI, Inc.”

For more information, see the section entitled “Proposal Number 2 — The Charter Proposal.”

Pursuant to the terms of the Business Combination Agreement, in connection with the consummation of the Business Combination, RCLF will amend and restate its bylaws in the form attached hereto as Annex C (the “Proposed Bylaws”).

For more information regarding the rights of stockholders under the Proposed Bylaws, see “Comparison of Stockholders’ Rights.”

Registration Rights and Lock-up Agreement

Concurrent with the Business Combination Agreement contemplates that, at the Closing, RCLF, the Sponsor and certain stockholders of Spectral and RCLF will enter into an amended and restated registration rights and lock-up agreement (the “Registration Rights/Lock-Up Agreement”), pursuant to which, among other things, RCLF will agree to register for resale, pursuant to Rule 415 under the Securities Act, shares of RCLF common stock that are held by the parties thereto from time to time. Pursuant to the Registration Rights/Lock-Up Agreement, RCLF will agree to file a shelf registration statement registering the resale of the common stock within 45 days of the Closing. Up to twice in any 12-month period, certain Spectral stockholders and the Sponsor may request to sell all or any portion of their Registrable Securities (as defined in the Registration Rights/Lock-Up Agreement) in an underwritten offering so long as the total offering price is reasonably expected to exceed $10 million. RCLF will also agree to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights/Lock-Up Agreement will provide that RCLF will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

In addition, pursuant to the Registration Rights/Lock-up Agreements, Spectral stockholders party to the agreement will agree, among other things and subject to limited exceptions, that their shares received as consideration in the First Merger (including New Awards and shares issuable upon exercise or conversion of New Awards) may not be transferred until the date that is six months following Closing, and the Sponsor and other holders of the Founder Shares will agree, among other things, that the shares of RCLF held by the Sponsor (other than shares acquired in any potential Private Placement or shares acquired in the public market) may not be transferred until the date that is six months following the Closing. The form of Registration Rights/Lock-up Agreement is attached to this proxy statement/prospectus as Annex E.

RCLF Nasdaq Listing (page 253)

The RCLF common stock is currently listed on Nasdaq under the symbol “RCLF.” Following the Closing, the common stock of the Combined Company (including the common stock issuable in the Business Combination) is expected to be listed on Nasdaq under the symbol “MDAI.” In connection with the Closing, we intend to apply to continue the listing of the common stock on Nasdaq and to list the shares of common stock to be issued in connection with the Business Combination.

Total Shares to be Issued in the Business Combination

RCLF’s public stockholders currently own 458,716 shares of RCLF common stock, equal to approximately 6.76% of the issued and outstanding RCLF common stock, and the Sponsor and other Initial Stockholders currently own 6,325,000 shares of RCLF common stock (including the Founder Shares), equal to 93.23% of issued and outstanding RCLF common stock.

It is anticipated that, immediately following the consummation of the Business Combination and assuming there is no Private Placement and no redemptions, Public Stockholders will own approximately 2.5% of the issued and outstanding shares of the Combined Company, the Sponsor and the other Initial Stockholders will own approximately 4.8% of the issued and outstanding shares of the Combined Company and the Spectral stockholders will own approximately 92.7% of the issued and outstanding shares of the Combined Company.

For a Description of Combined Company’s capital stock, see the section entitled “Description of Capital Stock of the Combined Company.”

Assuming a Private Placement between $10 million and $20 million, immediately following completion of the Business Combination, RCLF’s public stockholders will own approximately 2.34% of the issued and outstanding shares of the Combined Company, the Sponsor and the other Initial Stockholders will own approximately 5.77% of the issued and outstanding shares of the Combined Company and the Spectral stockholders will own approximately 91.89% of the outstanding shares of the Combined Company.

Assuming a Private Placement between $20 million and $30 million, immediately following completion of the Business Combination, RCLF’s public stockholders will own approximately 2.20% of the issued and outstanding shares of the Combined Company, the Sponsor and the other Initial Stockholders will own approximately 6.62% of the issued and outstanding shares of the Combined Company and the Spectral stockholders will own approximately 91.18% of the outstanding shares of the Combined Company.

Assuming a Private Placement of at least $30 million, immediately following completion of the Business Combination, RCLF’s public stockholders will own approximately 2.08% of the issued and outstanding shares of the Combined Company, the Sponsor and the other Initial Stockholders will own approximately 7.38% of the issued and outstanding shares of the Combined Company and the Spectral stockholders will own approximately 90.54% of the outstanding shares of the Combined Company. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following table illustrates varying ownership levels of the issued and outstanding common stock of the Combined Company, assuming varying potential Private Placement scenarios:

	Assuming No Private Placement		Assuming $10M Private Placement		Assuming $20M Private Placement		Assuming $30M Private Placement
	Shares	%	Shares	%	Shares	%	Shares	%
Public Stockholders	458,716	2.50%	458,716	2.34%	458,716	2.20%	458,716	2.08%
Spectral Equityholders (including the potential Private Placement)(1)	17,000,000	92.70%	18,000,000	91.89%	19,000,000	91.18%	20,000,000	90.54%
Initial Stockholders	880,000	4.80%	1,130,000	5.77%	1,380,000	6.62%	1,630,000	7.38%
Shares outstanding	18,338,716	100.00%	19,588,716	100.00%	20,838,716	100.00%	22,088,716	100.00%

____________

(1)      Includes all shares of Combined Company common stock underlying Spectral Awards.

The levels of ownership interest described in the table above assume: (a) no RCLF public stockholder exercises redemption rights with respect to such stockholders’ shares for a pro rata portion of the funds in RCLF’s trust account, (b) no shares are issued pursuant to the Equity Incentive Plan, (c) forfeiture of all of the Private Placement Warrants and no exercise of Public Warrants, (d) the Sponsor and the other Initial Stockholders retain an initial amount of 880,000 Founder Shares, (e) all New Options for shares of the Combined Company common stock are vested and exercised, (f) all New Warrants for shares of the Combined Company common stock are vested and exercised and (g) all New RSUs for shares of the Combined Company stock are vested and issued in respect thereof. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding the various potential Private Placement scenarios and the assumptions used in each.

Share ownership and the related voting power presented under each potential Private Placement scenario in the table above are only presented for illustrative purposes. RCLF cannot predict the Private Placement amount (if any) or terms thereof nor how many Public Stockholders will exercise their right to have their shares redeemed for cash. As a result, the ownership percentages and the number of public shares redeemed in connection with the Business Combination, may differ from the amounts presented above.

In addition, the following table illustrates varying ownership levels of holders of Public Warrants in Combined Company common stock immediately following the consummation of the Business Combination based on the varying potential Private Placement scenarios, on a fully diluted basis, showing full exercise of Public Warrants. The assumptions discussed above continue to apply other than that exercise of Public Warrants. The table below adjusts for all of the holders described above, on a percentage basis, in addition to the holders of Public Warrants, assuming such holders exercised their warrants immediately after the Closing (although the terms of the Public Warrants only allow exercise beginning 30 days after the Closing and only at an exercise price of $11.50 per share). The Public Warrants may not be redeemed by the holder in connection with the redemption of RCLF common stock, and accordingly will remain outstanding under any referenced redemption scenario, although given the exercise price of $11.50 per share they are unlikely to be exercised unless the Combined Company common stock trades above such exercise price:

	Assuming No Private Placement		Assuming $10M Private Placement(1)(2)(3)		Assuming $20M Private Placement(1)(2)(3)		Assuming $30M Private Placement(1)(2)(3)
	Shares	%	Shares	%	Shares	%	Shares	%
Public Stockholders(2)	458,716	1.71%	458,716	1.64%	458,716	1.57%	458,716	1.50%
Spectral Equityholders (including the potential Private Placement)(1)	17,000,000	63.50%	18,000,000	64.24%	19,000,000	64.91%	20,000,000	65.53%
Initial Stockholders	880,000	3.29%	1,130,000	4.03%	1,380,000	4.71%	1,630,000	5.34%
Public Warrants(3)	8,433,333	31.50%	8,433,333	30.10%	8,433,333	28.81%	8,433,333	27.63%
Shares outstanding	26,772,049	100.00%	28,022,049	100.00%	29,272,049	100.00%	30,522,049	100.00%

____________

(1)      Includes 5,185,559 shares of Combined Company common stock underlying Spectral Awards.

(2)      Assumes no redemptions by Public Stockholders.

(3)      Assumes exercise of all Public Warrants exercisable to purchase 8,433,333 shares of RCLF common stock.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination assuming no Private Placement and no redemptions. Where actual amounts are not known or knowable, the figures below represent Spectral and RCLF’s good faith estimate of such amounts assuming a Closing as of            , 2023.

Sources		Uses
($ in thousands)
RCLF Cash*	$4,667	New Equity to Spectral	$170,000
Cash from Spectral	8,000	Transaction Expenses	7,000
New Equity to Spectral	170,000	Cash to Balance Sheet	6,411
Total Sources	183,411	Total Uses	183,411

The following table summarizes the sources and uses for funding the Business Combination assuming (a) no Private Placement and (b) RCLF stockholders exercise their redemption rights assuming maximum redemption. Where actual amounts are not known or knowable, the figures below represent Spectral and RCLF’s good faith estimate of such amounts assuming a Closing as of            , 2023.

Sources		Uses
($ in thousands)
RCLF Cash*	$542	New Equity to Spectral	$170,000
Cash from Spectral	8,000	Transaction Expenses	7,000
New Equity to Spectral	170,000	Cash to Balance Sheet	1,785
Total Sources	178,785	Total Uses	178,785

____________

*        The amount of RCLF Cash reflects the amount in RCLF’s Trust Account and RCLF’s cash on the balance sheet, each as of March 31, 2023.

Comparison of Stockholders’ Rights (page 273)

Following the Business Combination, the rights of RCLF and Spectral stockholders who become stockholders of the Combined Company in the Business Combination will be governed by the Proposed Charter and the Proposed Bylaws. See “Comparison of Stockholders’ Rights” beginning on page 273.

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 52. Such risks include, but are not limited to:

•        We have incurred significant losses since inception and may not be able to achieve significant revenues or profitability.

•        We depend on government funding and we may need additional funding to finance our planned operations, and may not be able to raise capital when needed.

•        The regulatory review process is expensive, time-consuming, and uncertain and we may experience significant delays in completing clinical trials, and new legislation and regulations may make it more difficult and costly for us to develop and commercialize our products.

•        We are dependent on third parties to conduct our clinical trials, to assist us with pre-clinical development or to prepare our regulatory submissions in compliance with applicable laws and regulations.

•        Disruptions at the FDA and foreign regulatory agencies could negatively impact the development and commercialization of our DeepView System, and the ongoing labor shortage may limit our ability or the investigators’ ability to find and retain medical staff that are needed to conduct the clinical studies

•        If our DeepView System is found to cause or contribute to adverse medical events, this could interrupt, delay, or prevent its continued development, negatively affect the clearance, approval, De Novo classification, or certification, or lead to recalls or safety alerts, reputational harm, adverse verdicts or costly settlements.

•        We are dependent on third party manufacturers and third party suppliers, who must comply with applicable regulatory requirements.

•        If approved, the commercial success of our DeepView System will depend upon the degree of market acceptance by clinicians.

•        We have no experience in marketing and selling our DeepView System and may not be able to establish the necessary sales, marketing and distribution capabilities.

•        If third-party payors do not provide coverage and reimbursement for the use of our DeepView System, or we are unable to achieve or maintain satisfactory pricing and margins, our business and prospects will be negatively impacted.

•        We will face competition from many sources.

•        We are highly dependent on our senior management, directors and key personnel and must be able to attract and retain highly skilled managerial, scientific and technical personnel.

•        We may encounter difficulties in managing our growth, which could disrupt our operations.

•        We will rely on the proper function, security and availability of our information technology systems and data to operate our business.

•        The use of artificial intelligence, including machine learning, in our analytics platforms may result in reputational harm or liability. Regulatory and legislative developments in AI could adversely affect our business.

•        We may be subject to product liability suits.

•        Our insurance policies are expensive and we may be exposed to significant uninsured liabilities.

•        Our strategic alliances, joint ventures or collaborations, or licensing or partnership arrangements may not be successful, or we may not realize the benefits or costs of such relationships.

•        We may in the future be subject to foreign market, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States.

•        We must obtain and maintain adequate patent and other intellectual property protection throughout the world for any products we develop or for our technology.

•        We may, in the future, be a party to intellectual property litigation or administrative proceedings that are very costly and time-consuming and could interfere with our ability to sell and market our products.

•        If we are unable to obtain licenses from third parties on commercially reasonable terms or fail to comply with our obligations under such agreements, our business could be harmed.

•        We may be forced to close the Business Combination even if the RCLF Board determines it is no longer in its stockholders’ best interest.

•        RCLF is required to continue its efforts to obtain its stockholders’ approval of the Business Combination even if its stockholders do not approve the Business Combination at the Special Meeting, which could delay and adversely impact its ability to complete an alternate business combination.

•        If the conditions to the Business Combination Agreement are not satisfied or waived, the Business Combination may not occur.

•        Past performance by any member or members of RCLF’s management team, any of their respective affiliates, or the Sponsor may not be indicative of future performance of an investment in Spectral or the Combined Company.

•        RCLF and Spectral will incur significant transaction and transition costs in connection with the Business Combination and the announcement of the proposed Business Combination could disrupt Spectral’s business.

•        After consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to take write-downs or write-offs, restructuring and impairment or other charges.

•        The ability of RCLF’s stockholders to exercise redemption rights with respect to a large number of common stock may make it more difficult for us to complete the Business Combination and could increase the number of shares of the Combined Company common stock issuable in the Business Combination which would increase the dilution to RCLF’s stockholders as a result of the Business Combination.

•        Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

•        We will incur increased costs as a result of operating as a U.S. public company, and the Combined Company’s management will be required to devote additional substantial time to the business.

•        If third parties bring claims against us, the proceeds held in the Trust Account could be reduced to a price less than the IPO price and our stockholders may be held liable for claims to the extent of distributions received by them upon redemption of their shares.

•        Anti-takeover provisions under Delaware law could make an acquisition of us more difficult.

•        Exclusive forum provisions in the Proposed Charter could limit our stockholders’ ability to bring, and increase the costs of, a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or employees.

•        There can be no guarantee that any Private Placement will be entered into which may leave the Combined Company with insufficient cash to operate the business. The terms of any Private Placement may be highly dilutive and unfavorable to current RCLF public stockholders.

•        The price of the Combined Company’s common stock and warrants may be volatile, including as a result of future resales.

•        We may not be able to obtain and maintain a Nasdaq listing for our securities.

•        As a holding company we may be unable to pay dividends or make distributions or loans to enable us to pay any dividends on the Combined Company’s common stock or satisfy other financial obligations, including taxes.

•        The exercise of outstanding warrants for the Combined Company common stock would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

•        Even if the Business Combination is consummated, the warrants may never be in the money and may expire worthless. The terms of the warrants may be amended in a manner adverse to holders or redeemed prior to exercise at a time that may be disadvantageous to holders.

•        The Warrant Agreement contains an exclusive forum clause, which could limit a warrant holder’s ability to bring, and increase the costs of, a claim in a judicial forum that it finds favorable for disputes arising under the Warrant Agreement.

•        We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

•        A new 1% U.S. federal excise tax could be imposed on us in connection with redemptions by us of our stock.

•        If the Merger does not qualify as a “reorganization” under Section 368(a) or as a transaction governed by Section 351 of the Code, holders of shares of Spectral common stock may incur a substantially greater U.S. federal income tax liability as a result of the Merger.

Tax Considerations (page 265)

For a discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of their redemption rights, see “Material U.S. Federal Income Tax Considerations — Material Tax Considerations with respect to a Redemption of Public Shares” beginning on page 273.

Information about RCLF (page 144)

RCLF is a blank check company formed under the laws of the State of Delaware on November 17, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The RCLF common stock, units, and warrants are currently listed on Nasdaq under the symbols “RCLF,” “RCLFU,” and “RCLFW,” respectively. The mailing address of RCLF’s principal executive office is 767 5th Avenue, 34th Floor, New York, NY 10153 and the telephone number of RCLF’s principal executive office is (212) 492-3000.

Information about Spectral (page 165)

Spectral MD, Inc. was incorporated in Delaware in 2009. Spectral MD Holdings, Ltd., a Delaware corporation was incorporated in 2020. Spectral was listed and started trading on the AIM market in June 2021. Spectral is an AI company, headquartered in Dallas, Texas, focused on predictive medical diagnostics. Spectral is devoting substantially all of its efforts towards the research and development of its DeepView System, an internally developed MSI device which has designated FDA BDD status. Spectral’s DeepView System uses proprietary algorithms to distinguish between damaged and healthy human tissue invisible to the naked eye, providing “Day One” healing assessments in seconds. DeepView’s output is specifically engineered to allow the physician to make a more accurate, timely and informed decision regarding the treatment of the patient’s wound. Spectral’s focus from 2013 through 2021 was on the burn indication. In 2022, it expanded its focus to include the DFU indication.

SUMMARY HISTORICAL FINANCIAL DATA FOR SPECTRAL

The selected historical consolidated statements of operations data of Spectral for the years ended December 31, 2022 and 2021 and the historical consolidated balance sheet data as of December 31, 2022 and 2021 are derived from Spectral’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

The selected historical consolidated statements of operations data for Spectral for the three months ended March 31, 2023 and 2022 and the historical consolidated balance sheet data as of March 31, 2023 and 2022 are derived from Spectral’s unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Spectral’s historical results are not necessarily indicative of the results that may be expected in the future. You should read the following selected historical consolidated financial data together with the sections entitled “Spectral’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Spectral’s audited consolidated financial statements and accompanying notes and unaudited condensed consolidated interim financial statements and accompanying notes included elsewhere in this proxy statement/prospectus.

Spectral is providing the following selected historical consolidated financial information to assist you in your analysis of the financial aspects of the Business Combination.

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021
	(in thousands, except share and per share data)
Research and development revenue	$5,078	$5,844	$25,368	$15,239
Cost of revenue	(2,897)	(3,454)	(14,531)	(8,187)
Gross profit	2,181	2,390	10,837	7,052
Operating costs and expenses:
General and administrative	5,818	3,011	13,484	11,231
Total operating costs and expenses	5,818	3,011	13,484	11,231
Operating loss	(3,637)	(621)	(2,647)	(4,179)
Other income (expense):
Net interest income (expense)	45	(4)	(12)	(17)
Change in fair value of warrant liability	16	66	57	298
Foreign exchange transaction loss	13	28	(253)	(188)
Other expense	—	(2)	49	—
Total other income (expense)	74	88	(159)	(93)
Loss before income taxes	(3,563)	(533)	(2,806)	(4,086)
Benefit (provision) benefit for income taxes	(46)	5	(106)	98
Net loss	(3,609)	(528)	(2,912)	(3,988)
Dividend on Series A preferred stock	—	—	—	(1,259)
Net loss attributable to common stockholders	$(3,609)	$(528)	$(2,912)	$(5,247)
Net loss per share of common stock Basic and Diluted	$(0.03)	$(0.00)	$(0.02)	$(0.05)
Weighted average common shares outstanding Basic and Diluted	135,995,446	135,159,564	135,442,441	100,291,815
	March 31, 2023	December 31,
Balance Sheet Data		2022	2021
		(in thousands)
Cash and cash equivalents	$10,316	$14,174	$16,121
Total assets	$14,183	$18,716	$18,539
Total liabilities	$5,496	$6,720	$4,786
Total stockholders’ equity	$8,687	$11,996	$13,753

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) presents the combination of the financial information of Rosecliff and Spectral after giving effect to the transactions contemplated by the Business Combination Agreement, including the Business Combination, and related adjustments further described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except share and per share data)
Selected Unaudited Pro Forma Condensed Combined
Statement of Operations – Three Months Ended March 31, 2023
Total expenses	$6,315	$6,315
Operating loss	$(4,134)	$(4,134)
Net loss	$(4,619)	$(4,619)
Basic and diluted net loss per Class A common stock share	$(0.25)	$(0.26)
Weighted average Class A common stock outstanding, basic and diluted	17,458,716	17,000,000
Basic and diluted net loss per Class B common stock share	$(0.25)	$(0.26)
Weighted average Class B common stock outstanding, basic and diluted	880,000	880,000

Selected Unaudited Pro Forma Condensed Combined
Statement of Operations – Year Ended December 31, 2022
Total expenses	$14,615	$14,615
Operating loss	$(3,778)	$(3,778)
Net loss	$(1,137)	$(5,804)
Basic and diluted net income per Class A common stock share	$(0.06)	$(0.32)
Weighted average Class A common stock outstanding, basic and diluted	17,458,716	17,000,000
Basic and diluted net income per Class B common stock share	$(0.06)	$(0.33)
Weighted average Class B common stock outstanding, basic and diluted	880,000	880,000

Selected Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of March 31, 2023
Total assets	$12,596	$7,929
Total liabilities	$7,720	$7,720
Total stockholders’ equity	$4,876	$209

RISK FACTORS

The following risk factors will apply to our business and operations following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Spectral and our business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of common stock. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results. The following discussion should be read in conjunction with our financial statements and the financial statements of Spectral and notes to the financial statements included herein.

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refers to Spectral and its subsidiaries.

Risks Related to Our Financial Condition and Capital Requirements

We have incurred significant losses since inception and may not be able to achieve significant revenues or profitability.

We have incurred substantial net losses since our inception. For the three months ended March 31, 2023 and 2022, we incurred net losses of $3.6 million and $0.5 million, respectively, and used cash in operations of $3.8 million and $1.2 million, respectively. We had an accumulated deficit of $15.5 million as of March 31, 2023. Our losses have resulted primarily from costs incurred in connection with our design, manufacturing and development activities, research and development activities, building our commercial infrastructure, legal, and general and administrative expenses associated with our operations.

We do not know whether or when we will become profitable. Our ability to generate revenue and achieve profitability will depend upon our ability, alone or with others, to complete the development of our DeepView System, including receipt of the necessary regulatory clearances, approvals, or classifications and thereafter to successfully commercialize our DeepView System. We may be unable to achieve these goals. We may also encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors and risks frequently experienced by medical device companies in rapidly evolving fields.

In addition, as a U.S. public company, we will incur significant legal, accounting and other expenses that we did not incur prior to the Business Combination. Accordingly, we expect to continue to incur significant operating losses for the foreseeable future and we cannot assure you that we will achieve profitability in the future or that, if we do become profitable, we will sustain profitability. Our failure to achieve and sustain profitability in the future will make it more difficult to finance the capital requirements needed to operate our business and accomplish our strategic objectives, which would have a material adverse effect on our business, financial condition and results of operations, and cause the market price of our common stock to decline.

We are devoting substantially all of our efforts towards research and development of our DeepView System.

Our business, prospects, results of operations and financial condition depend upon our ability, alone or with others, to complete the development of our DeepView System, including receipt of the necessary regulatory clearances, approvals, or classifications and thereafter to successfully commercialize our DeepView System. In addition, though we are currently focused on the DFU and burn applications for DeepView, there are other pipeline applications that we are considering for future commercialization. However, we may be unable to achieve these goals. Approval or clearance from the FDA and comparable regulatory bodies may never be obtained. We also may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors and risks frequently experienced by medical device companies in rapidly evolving fields. Our failure to receive the necessary approvals and clearances and to successfully commercialize our DeepView System would have a material adverse effect on our business, prospects, results of operations and financial condition.

Further, our business plan and pipeline depend on, and, as further described below, funding under many of our existing contracts depend on, and future contracts may also depend on, our ability to meet certain milestones or achieve certain timelines with our applications and indications. Our ability to achieve these depends on numerous factors, including the factors described in this “Risk Factors” section, many of which may not be within our control. Our inability to achieve our milestones and timelines could have a material adverse impact on our business, prospects, results of operations and financial condition.

We depend on government funding, which if lost or reduced, could have a material adverse effect on our research and development activities and our ability to commercialize our DeepView technology. Our largest contract is with BARDA and is the largest single source of revenue for us. Our BARDA contract is not guaranteed to be extended.

We have not made any commercial sales of our DeepView System. We receive almost all of our revenue from fixed fees and costs payable by the Biomedical Advanced Research and Development Authority (“BARDA”), which is part of the U.S. Health and Human Services (“HHS”) Office of the Assistant Secretary for Preparedness and Response in the United States, and to a lesser extent the Defense Health Agency (“DHA”) of the United States Department of Defense. We currently have agreements with each of BARDA and the DHA to support continued development of the next generation of our DeepView technology. While we believe we have very good working relationships with BARDA and DHA, the loss of one or both of our contracts with BARDA and DHA would have an adverse impact on our business, prospects, results of operations and financial condition. While we expect diversification of customers in future years, assuming we are able to obtain the necessary regulatory clearances, approvals, De Novo classifications, or certifications (each of which cannot be guaranteed and may take longer than planned) to commercialize our product, for the time being we are substantially dependent on funding from BARDA and DHA.

Our BARDA contract is the largest single source of revenue for us. The base period of the BARDA contract expired at the end of April 2021, however BARDA exercised the Option 1A expansion in March 2021, providing us with additional funding of $39.4 million, and the Option 1B expansion in August 2022, providing us with additional funding of $8.2 million, allowing us to initiate our Burn Training study. The current term of the contract ends on September 30, 2023, however, BARDA may exercise further options to extend the term of the contract subject to our achieving contract milestones and decision gates through June 30, 2024, such as advancing inner-operability with electronic health records and advancing the human validation study. While we currently have no reason to believe that we will fail to achieve these contract milestones and decision gates or that these further options will not be exercised, and while the BARDA contract has been renewed or extended historically, there is no guarantee that the BARDA contract will be renewed or extended in the future, and there are no assurances that we will achieve the contract milestones and decision gates on a timely basis, or at all. As the BARDA contract is significant to us and is our largest single source of revenue, a decision by BARDA not to exercise further options would have a material adverse impact on our business, prospects, results of operations and financial condition.

Under the terms of the BARDA contract, the U.S. government has the right to terminate the contract for convenience or to terminate for default if we fail to meet our obligations as set forth in the contract. While the government has a right to terminate the BARDA contract for convenience, we believe that the government generally does not terminate funding awards unless there is reason, such as the funding contract becomes too costly, the agency seeks to avoid a dispute with another branch of government, or the agency decides to restructure its contractual arrangements and perform work in-house. We believe it is unlikely that BARDA will terminate its contract with us. However, there can be no guarantee that the BARDA contract will not be terminated.

If BARDA were to terminate its contract with us, we may be entitled to settlement costs for payment for work already performed, but not yet paid, including costs incurred in anticipation of performance, and costs arising from termination and settling the termination, for example. However, as the BARDA contract is critical to our business at this time, non-extension or termination of the BARDA contract would have a material adverse impact on our business, prospects, results of operations and financial condition.

The DHA Department of Defense Small Business Technology Transfer (“STTR”) Phase II contract expires on October 31, 2023. We intend to seek to enter into an extension of the Phase II contract or a new Phase III contract to pursue commercial applications of the research or development completed in the current Phase II contract. Though the Company has no reason to believe that it will not be offered a Phase III contract, and while DHA contracts have been renewed or extended historically, there is no guarantee that the contract will be extended after the base period or that we will be offered a Phase III contract. As this contract is a key contract for the Company, non-extension of the contract, or a failure to enter into a new contract, would have a material adverse impact on the Company’s business, prospects, results of operations and financial condition. Under the terms of the DHA contract, the U.S. government has the right to terminate the contract for convenience or to terminate for default if we fail to meet our obligations as set forth in the contract.

We also are party to a Research Project Award agreement with the Advanced Technology International as Consortium Manager for MTEC. This agreement extends the DHA Phase II contract for the development of the handheld device of the DeepView System. Under the terms of this agreement, MTEC will pay us a firm fixed fee based upon our achievement of certain milestones (such as development of the image technology in the handheld device, validation of the design and development of a handheld device from the current cart based system, completion of verification testing builds, and development of commercialization plan) through April 5, 2025. However, there are no assurances that we will achieve the contract milestones on a timely basis, or at all. Failure to receive the fee under the contract could have a material adverse impact on the Company’s business, prospects, results of operations and financial condition.

As part of the BARDA contract, we represented that we are a small business concern under NAICS Code 541714 (“Research and Development in Biotechnology”). We are also registered with the FDA as a small business, based on self-assessment. For this representation to continue to be accurate, we would have to continue to comply with the small business size standards published by the U.S. Small Business Association for NAICS Code 541714. If we were to grow beyond 1,000 employees as a result of an expansion or any acquisition, we would no longer qualify as a small business concern; this could threaten our ability to maintain the BARDA contract.

We may need additional funding to finance our planned operations, and may not be able to raise capital when needed, which could force us to delay clinical trials necessary to market our products or delay establishment of sales and marketing capabilities or other activities necessary to commercialize our products.

As of March 31, 2023, we had $10.3 million in cash and cash equivalents, and an accumulated deficit of $15.5 million. Based on our current operating plan, we believe that our cash and cash equivalents, together with the remaining funding available to us under the BARDA contract, will be sufficient to meet our capital requirements and fund our operations through at least the next 12 months from the release date of the consolidated financial statements included in this proxy statement/prospectus. However, we have based these estimates on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. Changing circumstances could cause us to consume capital significantly faster than we currently anticipate, and we may need to raise capital sooner or in greater amounts than currently expected because of circumstances beyond our control.

We may require additional capital in the future to fund our operating expenses and to further our product development efforts, including seeking the necessary regulatory clearances, approvals, De Novo classifications, or certifications (each which cannot be guaranteed and may take longer than planned) for our DeepView System and growing our sales and marketing organization. Moreover, we expect to incur additional expenses associated with operating as a U.S. public company, including legal, accounting, insurance, exchange listing and SEC compliance, investor relations and other expenses. To the extent additional capital is necessary, there are no assurances that we will be able to raise additional capital on favorable terms or at all, and therefore we may not be able to execute our business plan. Our future funding requirements will depend on many factors, including:

•        the cost of our research and development activities;

•        the scope, rate of progress and cost of our clinical studies;

•        the cost and timing of additional regulatory clearances, approvals, De Novo classifications, or certifications;

•        the degree and rate of market acceptance of our DeepView System, assuming we receive the necessary regulatory clearances, approvals, De Novo classifications, or certifications (each of which cannot be guaranteed and may take longer than planned);

•        the scope and timing of investment in our sales force and expansion of our commercial organization;

•        the costs associated with manufacturing our DeepView System at increased production levels;

•        the terms and timing of any collaborative, licensing and other arrangements that we may establish;

•        the costs associated with any product recall that may occur;

•        the costs of attaining, defending and enforcing our intellectual property rights;

•        the emergence of competing new products or technologies or other adverse market developments; and

•        the impact on our business from the global COVID-19 pandemic or any other pandemic, epidemic or outbreak of an infectious disease.

We may seek to raise additional capital through equity offerings or debt financings and such additional financing may not be available to us on acceptable terms, or at all. In addition, any additional equity or debt financing that we raise may contain terms that are not favorable to us or our stockholders. For example, if we raise funds by issuing equity or equity-linked securities, the issuance of such securities could result in dilution to our stockholders. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of our common stock. In addition, the issuance of additional equity securities by us, or the possibility of such issuance, may cause the market price of our common stock to decline, and the price per share at which we sell additional shares of our common stock, or securities convertible into or exercisable or exchangeable for shares of our common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

In addition, the terms of debt securities issued or borrowings could impose significant restrictions on our operations including restrictive covenants, such as limitations on our ability to incur additional debt or issue additional equity, limitations on our ability to pay dividends, limitations on our ability to acquire or license intellectual property rights, and other operating restrictions that could adversely affect our ability to conduct our business. In the event that we enter into collaborations or licensing arrangements to raise capital, we may be required to accept unfavorable terms, such as relinquishment or licensing of certain rights related to our products or technologies that we otherwise would seek to develop or commercialize ourselves. In addition, we may be forced to work with a partner, which could lower the economic value of our programs to us.

If we are unable to obtain adequate financing on terms satisfactory to us when we require it, we may be required to terminate or delay the development of our DeepView technology or any future products, delay clinical trials necessary to market our products, or delay establishment of sales and marketing capabilities or other activities necessary to commercialize our products. If this were to occur, our ability to grow and support our business and to respond to market challenges could be significantly limited, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Product Development and Regulatory Review

The regulatory review process is expensive, time-consuming, and uncertain and we may be unable to obtain clearance, approval, De Novo classification, or certification for our DeepView technology.

The research, design, testing, manufacturing, labeling, selling, marketing and distribution of medical devices are subject to extensive regulation by country-specific regulatory authorities, which regulations differ from country to country.

We have historically received 510(k) clearance from the FDA for previous generations of our DeepView technology and we believe that our BDD status, and clinical partners with regulatory experience who have been identified in Europe, will assist us in securing the required regulatory clearances, approvals, or De Novo classifications for our third generation DeepView System (“DeepView GEN 3 System”). However, there is no guarantee that our DeepView GEN 3 System or any future products will receive the requisite regulatory clearance, approval, or De Novo classification for clinical testing, manufacturing, or marketing. While preliminary results have been encouraging and indicative of the potential performance of our DeepView technology, data already obtained, or obtained in the future, from clinical studies do not necessarily predict the results that will be obtained from later clinical studies. We will be required to incur significant costs in obtaining regulatory clearances, approvals, or De Novo classifications for our DeepView GEN 3 System.

In the United States, before we can market a new medical device, or a new use of, new claim for or significant modification to an existing product, we must first receive 510(k) clearance, approval of a pre-market approval application (“PMA”) or be granted De Novo classification pursuant to the Federal Food, Drug, and Cosmetic Act (the “FDCA”), unless an exemption applies. In the 510(k) clearance process, before a device may be marketed, the FDA must determine that a proposed device is “substantially equivalent” to a legally-marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to an approved PMA and later down-classified, or a 510(k)-exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data are sometimes required to support substantial equivalence. In the process of obtaining PMA approval, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, pre-clinical, clinical trial, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices. The De Novo classification process is available for novel devices of low to moderate risk, for which there are no legally marketed devices on which to base the substantial equivalence determination, or after the applicant receives a not-substantially-equivalent decision from FDA in response to a 510(k) application. Should the De Novo classification request be declined, the device, as a Class III device, would require pursuit of a PMA under Section 515 of the FDCA, requiring additional time and expense. Oftentimes the length of the time and expense are prohibitively long and high, respectively, and it may be impractical or impossible to pursue the PMA regulatory route should our De Novo request be denied.

In order to sell our device in member states of the European Union (“EU”), the device must also comply with the general safety and performance requirements of the EU Medical Devices Regulation (Regulation (EU) No 2017/745). Compliance with these requirements is a prerequisite to be able to affix the European Conformity (“CE”) mark to our device, without which it cannot be sold or marketed in the EU. All medical devices placed on the market in the EU must meet the general safety and performance requirements laid down in Annex I to the EU Medical Devices Regulation including the requirement that a medical device must be designed and manufactured in such a way that, during normal conditions of use, it is suitable for its intended purpose. Medical devices must be safe and effective and must not compromise the clinical condition or safety of patients, or the safety and health of users and — where applicable — other persons; provided that any risks which may be associated with their use constitute acceptable risks when weighed against the benefits to the patient and are compatible with a high level of protection of health and safety, taking into account the generally acknowledged state of the art.

To demonstrate compliance with the general safety and performance requirements we must undergo a conformity assessment procedure, which varies according to the type of medical device and its risk classification. Except for low-risk medical devices (Class I), where the manufacturer can self-assess to the conformity of its products with the general safety and performance requirements (except for any parts which relate to sterility, metrology or reuse aspects), a conformity assessment procedure requires the intervention of a notified body. See “Business — Government Regulation — Regulation of Medical Devices in the European Union.”

Furthermore, regulatory clearance, approval, De Novo classification, or certification by any regulatory authority does not ensure marketing authorization or similar registration, clearance, approval, or certification by regulatory authorities in other countries. However, failure to obtain or delay in obtaining authorization, registration, clearance, approval, or certification in one or more regulatory jurisdictions may have a negative effect on the regulatory process in others.

We may experience significant delays in completing clinical trials, which could prevent or significantly delay our targeted product launch timeframe and impair our viability and business plan.

The completion of any clinical trials of our DeepView System, or other studies that we may be required to undertake in the future, could be delayed, suspended or terminated for several reasons, including:

•        we may fail to or be unable to conduct the clinical trials in accordance with regulatory requirements;

•        selection and onboarding of clinical sites or a Contract Research Organization (“CRO”) may take longer than anticipated;

•        sites participating in a clinical trial may drop out of the trial, which may require us to engage new sites for an expansion of the number of sites that are permitted to be involved in the trial;

•        patients may not enroll in, remain in or complete, clinical trials at the rates we expect;

•        adverse events or unexpected developments may occur that affect the patients’ safety;

•        supply issues may prevent us from continuing to use our investigational devices in clinical evaluations; and

•        clinical investigators may not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol and good clinical practices.

In addition, the FDA, applicable foreign regulatory entities or notified body can delay, limit or deny clearance, approval, De Novo classification, or certification of a device for many reasons, including:

•        our inability to demonstrate to the satisfaction of the FDA or the applicable regulatory entity or notified body that our products are substantially equivalent, in the case of a 510(k) clearance, safe or effective for their intended uses, in the case of a PMA, or that general controls alone or general and special controls together provide reasonable assurance of safety and effectiveness for the intended use, in the case of De Novo classification;

•        the disagreement of the FDA or the applicable foreign regulatory body with the design or implementation of our clinical trials (including, for purposes of the EU, clinical investigations) or the interpretation of data from pre-clinical studies or clinical trials, as applicable and to the extent required to support marketing authorization or certification;

•        our inability to demonstrate that the clinical and other benefits of the device outweigh the risks;

•        the manufacturing process or facilities we use may not meet applicable requirements;

•        unanticipated discovery of issues that relate to safety or effectiveness of the device during or after the regulatory review process; and

•        the potential for policies or regulations of the FDA or applicable foreign regulatory bodies to change significantly in a manner rendering our clinical data, as applicable, and/or regulatory filings insufficient for clearance, approval, De Novo classification, or certification.

If our clinical trials are delayed, it will take us longer to ultimately launch our DeepView System in the market and generate revenues. Moreover, our development costs will increase if we have material delays in our clinical trials or if we need to perform more or larger clinical trials than planned.

If the third parties on which we rely to conduct our clinical trials, to assist us with pre-clinical development or to prepare our regulatory submissions do not perform as contractually required or expected, we may not be able to obtain regulatory clearance, approval, De Novo classification, certification or other required regulatory authorizations or certifications to commercialize our products.

We do not have the ability to independently conduct all of our pre-clinical and clinical trials for our DeepView System and to prepare the associated regulatory submissions without the participation of third party research hospitals, burn and wound centers. We must rely on third parties such as CROs, medical institutions and clinical investigators to conduct such trials. If these third parties do not successfully carry-out their contractual duties or comply with regulatory obligations, including compliance with Good Clinical Practice (“GCP”) requirements or meet expected deadlines, if these third parties need to be replaced, if the quality or accuracy of the data they obtain is compromised due to a failure to adhere to our clinical protocols or regulatory requirements or for other reasons, or if the prepared regulatory submission does not meet the regulatory agencies’ expectations or requirements, our pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated. Furthermore, our third-party clinical trial investigators may be delayed in conducting our clinical trials for reasons outside of their control, including the COVID-19 pandemic, or another pandemic, epidemic or outbreak of an infectious disease. In the event of such extensions, delays, suspensions or terminations, we may not be able to obtain regulatory clearance, approval, De Novo classification, certification or other required regulatory authorizations or certifications for, or successfully commercialize, our DeepView System on a timely basis, if at all, and our business, financial condition and results of operations may be adversely affected.

New legislation and regulations and legislative and regulatory reforms may make it more difficult and costly for us to obtain regulatory clearance, approval, De Novo classification, or certification of our DeepView System, or to manufacture, market and distribute our device after clearance, approval, or classification is obtained.

From time to time, legislation is drafted and introduced in the legislative bodies of the countries in which we intend to sell our DeepView System, assuming we receive the necessary regulatory clearance, approval, De Novo classification, or certification to revise the process for regulatory approval, clearance, authorization, De Novo classification, certification, manufacture and marketing of regulated products or the reimbursement thereof. In addition, regulations and guidance are often revised or reinterpreted by the applicable competent authority in ways that may significantly affect our business and our products. For example, over the last several years, the FDA has proposed reforms to its 510(k) clearance process, and such proposals could include increased requirements for clinical data and a longer review period, or could make it more difficult for manufacturers to utilize the 510(k) clearance process for their products. In November 2018, FDA officials announced forthcoming steps that the FDA intended to take to modernize the premarket notification pathway under Section 510(k) of the FDCA. Among other things, the FDA announced that it planned to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. These proposals included plans to potentially sunset certain older devices that were used as predicates under the 510(k) clearance pathway, and to potentially publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than 10 years old. In May 2019, the FDA solicited public feedback on these proposals. These proposals have not yet been finalized or adopted, and the FDA may work with Congress to implement such proposals through legislation. Accordingly, it is unclear the extent to which any proposals, if adopted, could impose additional regulatory requirements on us that could delay our ability to obtain new 510(k) clearances, increase the costs of compliance, or restrict our ability to maintain our current clearances, or otherwise create competition that may negatively affect our business.

In September 2019, the FDA finalized guidance describing an optional “safety and performance based” premarket review pathway for manufacturers of “certain, well-understood device types” to demonstrate substantial equivalence under the 510(k) clearance pathway by showing that such device meets objective safety and performance criteria established by the FDA, thereby obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. The FDA has developed and maintains a list of device types appropriate for the “safety and performance based” pathway and announced that it intends to continue to develop product-specific guidance documents that identify the performance criteria for each such device type, as well as the testing methods recommended in the guidance documents, where feasible. The FDA may establish performance criteria for classes of devices for which we or our competitors seek or currently have received clearance, and it is unclear the extent to which such performance standards, if established, could impact our ability to obtain 510(k) clearance or otherwise create competition that may negatively affect our business.

In October 2021, the FDA issued a final rule on the De Novo classification process, which became effective on January 3, 2022. The rule explains when the De Novo classification route may be available to applicants, and what information should be included in the request so that the FDA can determine whether to grant the De Novo classification request. This includes, for example, the device’s regulatory history, proposed indications for use, device description, labeling, advertisements, and information demonstrating that when subject to general controls, or general and special controls, the probable benefit to health outweighs any probable injury or illness from such use. The FDA will grant the De Novo classification request if none of the reasons in the regulations for declining a De Novo request applies to the product at issue, including that the request includes false information or omits material information, the device has already been classified under a PMA, or an inspection of the device facility results in a determination that general or general and special controls would not provide reasonable assurance of safety and effectiveness.

The FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business. Any new statutes or regulations or revisions or reinterpretations of existing statutes or regulations may impose additional costs or lengthen review times or make it more difficult to obtain clearance, approval, or De Novo classification for, or to manufacture, market or distribute our DeepView System. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business. Such changes could, among other things, require: additional testing prior to obtaining clearance, approval, or De Novo classification; changes to manufacturing methods; recall, replacement or discontinuance of our products; or additional record keeping.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be promulgated that could prevent, limit or delay regulatory clearance, approval, or De Novo classification of our DeepView System. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing clearance, approval, or De Novo classification that we may have obtained and we may not achieve or sustain profitability.

In addition, the landscape concerning medical devices in the EU has evolved in recent years. On May 25, 2017, the EU Medical Devices Regulation entered into force, which repeals and replaces the EU Medical Devices Directive and the Active Implantable Medical Devices Directive. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EU for medical devices and ensure a high level of safety and health while supporting innovation.

The EU Medical Devices Regulation entered into application on May 26, 2021. The new regulation among other things:

•        strengthens the rules on placing devices on the market (e.g., reclassification of certain devices and wider scope than the EU Medical Devices Directive) and reinforces surveillance once they are available;

•        establishes explicit provisions on manufacturers’ responsibilities for the follow up of the quality, performance and safety of devices placed on the market;

•        imposes an obligation to identify a responsible person who is ultimately responsible for all aspects of compliance with the requirements of the new regulation;

•        improves the traceability of medical devices throughout the supply chain to the end user or patient through the introduction of a unique device identification number, to increase the ability of manufacturers and regulatory authorities to trace specific devices through the supply chain and to facilitate the prompt and efficient recall of medical devices that have been found to present a safety risk;

•        sets up a central database (Eudamed) to provide the European Commission, competent authorities, economic operators, notified bodies, sponsors, patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

•        strengthens the rules for the assessment of certain high risk devices, such as implants, which may have to undergo a clinical evaluation consultation procedure by experts before they are placed on the market.

These modifications may have an effect on the way we develop our business in the EU and EEA. For example, as a result of the transition towards the new regime, notified body review times have lengthened, and product introductions could be delayed or canceled, which could adversely affect our ability to grow our business.

In the United Kingdom (“UK”), post-Brexit, medical devices are regulated under the Medical Devices Regulations 2002 (“MDR 2002”), which implement the three EU Medical Devices Directives into UK law. The UK decided it would not give effect to the EU Medical Devices Regulation. Instead, the UK government and the Medical Devices and Healthcare Regulatory Authority (“MHRA”) are currently considering amending the UK MDR. This new regulatory framework for medical devices in the UK is expected to become applicable as from July 2024. It is not clear to what extent the future UK regulatory framework will align with the EU Medical Devices Regulation, which may lead to duplicative or divergent requirements.

Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of future products or limit our ability to sell to clinicians. It is impossible to predict whether legislative changes will be enacted or if regulations, guidance or interpretations will change and what the impact of such changes, if any, may be.

Disruptions at the FDA and foreign regulatory agencies caused by funding shortages or global health concerns could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new products and services from being developed or commercialized in a timely manner, which could negatively impact our business.

The ability of the FDA, foreign regulatory agencies and the notified body, to review and clear, approve, certify, or grant De Novo classifications for new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees and statutory, regulatory and policy changes. Average review times at these organizations have fluctuated in recent years as a result. In addition, government funding of other government agencies that oversee clearances and approvals and that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at these agencies and bodies may slow the time necessary for new devices to be reviewed and/or cleared, approved or certified, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities. Separately, in response to the global COVID-19 pandemic, in March 2020, the FDA temporarily postponed all domestic and foreign routine surveillance facility inspections. Subsequently, in July 2020, the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system and in May 2021, the FDA issued a new report outlining the agency’s plan to move toward a more consistent state of inspectional capacity and priorities for domestic and foreign inspections that were not performed during the pandemic. In July 2021, the FDA stated that it had largely returned to standard operations for domestic inspections; however, the agency’s foreign inspectional activities were still hampered by the pandemic. In January 2022, the FDA again put certain inspectional activities on hold because of the spread of the Omicron variant of COVID-19. In February of the same year, the FDA announced that it had resumed domestic inspection activities and certain foreign inspections. However, it is possible that new variants or a new public health emergency will emerge in the future, further interrupting and affecting the agency’s ability to carry out inspections in a timely manner. In such cases, regulatory authorities and certification bodies outside the United States may adopt similar restrictions, inspection priorities, or other policy measures in response to the COVID-19 or any other public health emergency or revert to relying on remote interactive evaluations, record requests or information from trusted regulatory partners if on-site inspections are not feasible.

In addition, the FDA reallocated its personnel and resources during the COVID-19 pandemic, including for reviewing applications for emergency use authorizations for certain medical devices that may be helpful in responding to the pandemic. If a prolonged government shutdown occurs in the future, or if future global health concerns prevent the FDA, and other foreign regulatory authorities and certification bodies from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA, and other regulatory authorities and certification bodies to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

For instance in the EU, notified bodies must be officially designated to certify products and services in accordance with the EU Medical Devices Regulation. While several notified bodies have been designated, the COVID-19 pandemic significantly slowed down their designation process and the current designated notified bodies are facing a large amount of requests with the new regulation, resulting in longer notified body review times. This situation could impact our ability to grow our business in the EU and EEA.

The ongoing labor shortage may limit our ability or the investigators’ ability to find and retain medical staff that are needed to conduct the clinical studies

The COVID-19 pandemic has caused and, there still remains an ongoing shortage of labor force, including nurses, doctors, clinicians, and other medical personnel despite the changing economic and financial conditions. This shortage is causing medical institutions and other establishments to change their operations to accommodate the shortage, and in many cases, it results in increased personnel costs in finding and retaining the staff necessary to conduct the institutions’ and establishments’ operations. If the ongoing shortage continues or becomes worse, our ability to conduct clinical trials may be negatively affected, and we may need to modify or stop clinical trials, or expend greater resources in identifying and retaining the appropriate personnel necessary for the clinical investigations.

Risks Related to Ongoing Government Regulation

Even if we receive regulatory clearance or approval, or even if the FDA grants our De Novo classification request, we will continue to be subject to extensive ongoing regulation. If we fail to maintain necessary clearances, approvals, classifications, or certifications from the FDA, other applicable foreign regulatory authorities and notified bodies; or if there are state, federal or international level regulatory changes, our commercial operations could be harmed.

If the FDA clears, approves, or grants the De Novo classification for our DeepView technology, it will be subject to extensive ongoing regulation in the United States by the FDA and by corresponding state regulatory agencies and authorities. It will also be subject to extensive regulation by EU institutions as well as EU member states’ regulatory authorities and notified bodies and the regulatory bodies of any other countries in which we receive the necessary regulatory approvals. These regulations pertain to the design, development, evaluation, manufacturing, testing, labeling, marketing, sale, advertising, promotion, distribution, shipping and servicing of products. These entities regulate and oversee record-keeping procedures, safety alerts, recalls, market withdrawals, removals and field corrective actions, post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to reoccur, could lead to death or serious injury, and product import and export.

The regulations to which we will be subject are complex and have become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales. Such regulations, and interpretations thereof, may limit our ability to market or prevent us from marketing our products. Further, the FDA, foreign regulatory agencies and U.S. state agencies have broad enforcement powers, and our failure to comply with state, federal and international regulations could lead to enforcement actions such as warning letters or untitled letters; the imposition of injunctions, suspensions or loss of regulatory clearance or approvals; product recalls; safety alerts; termination of distribution; product seizures; consent decrees; civil penalties; or import detentions, import refusals, or import alerts. In the most extreme cases, criminal sanctions, administrative sanctions (e.g., seizure), injunctions, or closure of our manufacturing facilities are possible.

Even after clearance, approval, or De Novo classification, under the FDCA and FDA regulations, the scope of marketing claims we can make about cleared or approved devices, or devices that were granted De Novo classification is limited to the indications that were previously reviewed and permitted by the FDA. Other countries also have similar laws and regulations restricting marketing to such indications. If a regulatory agency determines that any of our marketing claims exceed the scope of permitted indications in a particular country, we may be subject to enforcement action and/or we may be required to cease making the challenged marketing claims, issue corrective communications, pay fines or stop selling products until the incorrect claims have been corrected.

Sales of our DeepView System outside the United States, if approved, will be subject to foreign regulatory requirements that vary widely from country to country, and such regulatory requirements have been changing and increasing in some countries. Complying with international regulatory requirements can be an expensive and time-consuming process. We may be unable to obtain or maintain regulatory clearances, approvals, De Novo classifications, or certifications in these countries. We may incur significant costs in attempting to obtain, renew, or modify foreign regulatory clearances or approvals, De Novo classifications, or certifications. If we experience difficulties in receiving, maintaining, renewing or modifying necessary clearances, approvals, De Novo classifications, or certifications to market our products outside the United States, or if we fail to receive, renew, modify or maintain those clearances, approvals, De Novo classifications, or certifications, we may be unable to market our products or enhancements in certain international markets effectively, or at all.

Modifications to our DeepView GEN 3 System may require new clearances, approvals, De Novo classifications, certifications, or new or amended certifications, and may require us to cease marketing or to recall the modified device until clearances, approvals, De Novo classifications, or the relevant certifications are obtained.

We have obtained 510(k) clearances for the previous versions of our DeepView System (DeepView GEN1 and GEN2), although we have not commercially marketed the devices. In the United States, any modification to a 510(k)-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design, or manufacture, requires a new 510(k) clearance, or depending on the type and extent of the modification, a De Novo classification or a PMA. If we wish to market modified versions of DeepView System, we will need to make this determination before doing so, and document our conclusion regarding the necessity of further regulatory review. The FDA may review such determinations and may not agree with our decisions regarding whether new 510(k), PMA, or De Novo classifications are necessary. If we are found to be marketing our products for off-label uses or indications for use that have not received the requisite clearances, approvals, De Novo classifications, or certifications, we might become subject to FDA and other competent authorities’ enforcement action or have other resulting liability. In addition, if the FDA or the competent authorities in the EU member states and EEA countries determine that our promotional materials or training constitute promotion of a use which is unapproved, not cleared, not covered by the De Novo classification order, not covered by a CE mark, or not in compliance with other regulatory authorities’ requirements, they could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, an injunction, product seizures, consent decrees, civil fines, criminal penalties, import detention, import refusals, or import alerts.

If our DeepView System is found to cause or contribute to adverse medical events, this could interrupt, delay, or prevent its continued development, or negatively affect the clearance, approval, De Novo classification, or certification. We may be required to report them to the FDA or comparable regulatory authority, and if we fail to do so, we could be subject to sanctions that could harm our reputation, business, financial condition and results of operations, and become subject to further administrative and regulatory enforcement actions. The discovery of serious safety issues with our DeepView System, or a recall of our device either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us.

If our DeepView System is approved for commercialization, we will be subject to the FDA’s medical device reporting regulations and similar foreign regulations, which require us to report to the FDA or comparable regulatory authorities when we receive or become aware of information that reasonably suggests that one or more of our products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, it could cause or contribute to a death or serious injury. For investigational devices in clinical evaluation, investigators are required to submit a report of an unanticipated adverse device effect (“UADE”) to the sponsor within 10 working days after becoming aware of the UADE. We, as the sponsor, must evaluate the UADE and report the result of the investigation to FDA, institutional review boards, and all participating investigators within 10 working days of receiving the notice of the UADE. In certain cases, we may be required to terminate the clinical investigation. The timing of our obligation to report is triggered by the date when we receive the notice or when we otherwise become aware of the event, as well as the nature of the event. We may fail to report within the prescribed timeframe events of which we become aware. The investigator in the clinical evaluation may not be aware of the reporting or notification requirements or may otherwise fail to report a UADE. We may also fail to recognize that a reportable event has occurred, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If we fail to comply with our reporting obligations, the FDA or comparable regulatory authorities could act, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, delay or termination of clinical investigations, revocation of our marketing authorizations, seizure of our products or delay in obtaining marketing authorizations or certifications for our product candidates.

The FDA and in certain cases, equivalent foreign regulatory bodies, have the authority to require the recall of products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. The FDA’s authority to require a recall must be based on a finding that there is reasonable probability that the device could cause serious injury or death. We may also choose to voluntarily recall a product if we determine that such reasonable probability exists, or otherwise, if any material deficiency is found. Such recalls, whether government-mandated or voluntary, could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects, or other deficiencies or failures to comply with applicable regulations. In addition, for investigational devices in development, non-compliance with the above or related requirements may have a negative effect on our application process, and the FDA or other foreign regulatory bodies may delay or refuse to clear, approve, issue the De Novo classification request, or issue a certification for our device.

Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA or foreign regulatory authorities or bodies may require, or we may decide, that we need to obtain new clearances, approvals, De Novo classifications, or certifications for the device before we may market or distribute the corrected device. Seeking such clearances, approvals, De Novo classifications, or certifications may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA or foreign regulatory bodies’ warning letters, product seizures, injunctions, administrative penalties or civil or criminal fines.

Quality problems and product liability claims could lead to recalls or safety alerts, reputational harm, adverse verdicts or costly settlements, and could have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Quality is extremely important to us and our customers due to the impact on patients, and the serious and potentially costly consequences of product failure. Our business exposes us to potential product liability risks that are inherent in the design, manufacture, and marketing of medical devices. Once commercialized, many of our products will be used in settings with seriously ill patients where the devices’ failure may cause serious adverse effects on the patients. Component failures, manufacturing non-conformances, design defects, off-label or unapproved use, insufficient training of healthcare professionals, or inadequate disclosure of product-related risks or product-related information with respect to our products, if they were to occur, could result in an unsafe condition or injury to a patient. These problems could lead to recall of, or issuance of a safety alert relating to, our products, and could result in product liability claims and lawsuits, including class actions. If such problems occur during clinical investigations, FDA or other foreign regulatory agencies may refuse to clear, approve, grant a De Novo classification request, or issue certifications for our products. In addition, negative publicity resulting from such problems may negatively affect or seriously hinder the sales of our products even after clearance, approval, De Novo classification, or certification. Any of the foregoing problems, including future product liability claims or recalls, regardless of their ultimate outcome, could harm our reputation and have a material adverse effect on our business, results of operations, financial condition and cash flows.

The FDA and other regulatory enforcement agencies actively enforce the laws and regulations prohibiting the promotion of off-label or unapproved uses. If we are found to have improperly promoted off-label or unapproved uses, we may become subject to significant liability.

We have obtained 510(k) clearances for the previous versions of our DeepView System (DeepView Gen1 and GEN2), although we have not commercially marketed the devices. If we decide to market any of our products, our marketing practices must stay within the scope of the permitted claims under the 510(k) clearances, or other clearance, approval, or De Novo classification order that we may receive in the future. The FDA and other regulatory enforcement agencies strictly regulate the promotional claims that may be made about medical devices. Devices authorized for marketing pursuant to a 510(k) clearance cannot be marketed for any intended use beyond the cleared indications. While we cannot restrict or dictate the healthcare professionals’ use of our devices, we cannot market for any off-label uses, or any uses that FDA has not reviewed and permitted. The use of the DeepView System for indications other than those for which FDA cleared, approved, or granted De Novo classification requests, or otherwise were certified by a notified body or foreign regulatory enforcement authority, may not effectively diagnose conditions not referenced in product indications, which could harm our reputation in the marketplace among clinicians. If we are found to have promoted such off-label uses or unapproved uses, we may become subject to significant government fines and other related liability. For example, if the FDA or any foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violators that do not necessitate a warning letter, injunction, seizure, civil fine, or criminal penalties, among others. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion or promotion of unapproved uses. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.

In addition, clinicians may misuse our products or use improper techniques if they are not adequately trained, potentially leading to misdiagnosis, injury, and an increased risk of product liability. If our device is misused or used with improper technique, we may become subject to costly litigation by clinicians or their patients. Even if we ultimately prevail, product liability claims could divert management’s attention from our core business and be expensive to defend. If we do not prevail, such claims may result in sizeable damages awards against us that may not be covered by insurance.

We must comply with anti-kickback, fraud and abuse, false claims, transparency, and other healthcare laws and regulations.

If our DeepView System is approved for commercialization, our future operations will be subject to various federal and state healthcare laws and regulations. These laws will affect our sales, marketing and other promotional activities by limiting the kinds of financial arrangements, including sales programs, we may develop with hospitals, clinicians or other potential purchasers or users of medical devices and services. They also impose additional administrative and compliance burdens on us. In particular, these laws will influence, among other things, how we structure our sales, placement and rental offerings, including discount practices, clinician support, education and training programs and clinician consulting and other service arrangements. The laws that may affect our practices and arrangements include, but are not limited to:

•        the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or paying any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease, order, or arranging for or recommending the purchase, lease or order of, any good or service, for which payment may be made, in whole or in part, under federal healthcare programs such as Medicare and Medicaid. The term “remuneration” has been broadly interpreted to include anything of value, and the government can establish a violation of the Anti-Kickback Statute without proving that a person or entity had actual knowledge of, or a specific intent to violate, the law. The Anti-Kickback Statute is subject to evolving interpretations and has been applied by government enforcement officials to a number of common business arrangements in the medical device industry. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution; however, those exceptions and safe harbors are drawn narrowly, and there is no exception or safe harbor for many common business activities. Failure to meet all of the requirements of a particular statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute, but the legality of the arrangement will be evaluated on a case-by-case basis based on the totality of the facts and circumstances. Practices that involve remuneration to those who prescribe, purchase, or recommend medical device products, including discounts, or engaging individuals as speakers, consultants, or advisors, may be subject to scrutiny if they do not fit squarely within an exception or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from anti-kickback liability;

•        the U.S. federal civil False Claims Act, which prohibits any person from, among other things, knowingly presenting, or causing to be presented false or fraudulent claims for payment of government funds; knowingly making, using or causing to be made or used, a false record or statement material to an obligation to pay money to the government or knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the U.S. federal government. In addition, any claims submitted as a result of a violation of the federal Anti-Kickback Statute constitute false claims and are subject to enforcement under the False Claims Act. Actions under the False Claims Act may be brought by the government or as a qui tam action by a private individual in the name of the government and to share in any monetary recovery. Qui tam actions are filed under seal and impose a mandatory duty on the U.S. Department of Justice to investigate such allegations. False Claims Act liability is potentially significant in the healthcare industry because the statute provides for treble damages and significant mandatory penalties (adjusted annually for inflation) per false claim or statement for violations. Because of the potential for large monetary exposure, healthcare companies often resolve allegations without admissions of liability for significant and sometimes large settlement amounts to avoid the uncertainty of treble damages and per claim penalties that may be awarded in litigation proceedings. Many device manufacturers have resolved investigations of alleged improper activities, including causing false claims to be submitted as a result of the marketing of their products for unapproved and thus non reimbursable uses, and other interactions with prescribers and others including those that may have affected their billing or coding practices and submission to the federal government. Moreover, to avoid the risk of exclusion from federal healthcare programs as a result of a False Claims Act settlement, companies may enter into corporate integrity agreements with the government, which may impose substantial costs on companies to ensure compliance. There are also criminal penalties, including imprisonment and criminal fines, for making or presenting a false or fictitious or fraudulent claim or statement to the federal government;

•        criminal healthcare statutes that were added by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its implementing regulations, which impose criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for healthcare benefits, items or services by a healthcare benefit program, which includes both government and privately funded benefits programs; similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate them in order to have committed a violation;

•        the Eliminating Kickbacks in Recovery Act (“EKRA”), 18 U.S.C. § 220, makes it a federal crime for anyone, with respect to services covered by a health care benefit program, to knowingly and willfully solicit or receive any remuneration in return for referring a patient or patronage to a recovery home, clinical treatment facility, or laboratory; or to pay or offer any remuneration to induce a referral of an individual to a recovery home, clinical treatment facility, or laboratory; or in exchange for an individual using the services of that recovery home, clinical treatment facility, or laboratory. EKRA applies more broadly than the federal Anti-Kickback Statute, as “health care benefit program” includes not only state and federal health care programs, but also private health plans. EKRA also has fewer statutory safe harbors and no regulatory state harbors. Violations of this provision may result in substantial fines and/or imprisonment. Additional violations that may be imposed include sanctions, licensure revocations, or the exclusion from participating in governmental healthcare programs;

•        the Physician Payments Sunshine Act (the “Sunshine Act”) and its implementing regulations, which requires certain manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report annually to the CMS information related to certain payments made in the preceding calendar year and other transfers of value to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Beginning January 1, 2022, manufacturers will also be required to report payments and other transfers of value made during the prior calendar year to physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, and anesthesiology assistants; and

•        foreign and state laws and regulations, including state payment reporting, anti-kickback and false claims laws, that may apply to items or services reimbursed by any third-party payor, including private insurers; foreign and state laws that require medical device companies to comply with the medical device industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government and other national governments, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; and foreign and state laws and regulations that require drug and device manufacturers to report information related to payments and other transfers of value to dental practitioners and other healthcare providers or marketing expenditures, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

The scope and enforcement of these laws is substantial and subject to rapid change. The shifting compliance environment and the need to build and maintain robust compliance programs, systems, and processes to comply with different compliance and/or reporting requirements in multiple jurisdictions increase the possibility that we may run afoul of one or more of the requirements or that federal or state regulatory authorities might challenge our current or future activities under these laws. Additionally, we cannot predict the impact of any changes in these laws, whether or not retroactive. Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions or safe harbors, it is possible that some of our future activities could be subject to challenge under one or more of such laws. Any government investigation, even if we are able to successfully defend against it, will require the expenditure of significant resources, is likely to generate negative publicity, harm our reputation and potentially our financial condition and divert the attention of our management. Moreover, any investigation into our practices could cause adverse publicity and require a costly and time-consuming response. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment of individuals, exclusion from government funded healthcare programs, such as Medicare and Medicaid, imposition of compliance obligations and monitoring, and the curtailment or restructuring of our operations. Any of the foregoing consequences could seriously harm our business and our financial results.

Healthcare reform measures could hinder or prevent the commercial success of our DeepView System.

In the United States, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system in ways that may harm our future revenues and profitability and the demand for our DeepView System, if it receives the necessary regulatory clearance, approval, or De Novo classification for commercialization. Federal and state lawmakers regularly propose and, at times, enact legislation that would result in significant changes to the healthcare system, some of which are intended to contain or reduce the costs of medical products and services. Current and future legislative and regulatory proposals to further reform healthcare or reduce healthcare costs may limit coverage of or lower reimbursement for the procedures associated with the use of our DeepView System. The cost containment measures that payors and providers are instituting and the effect of any healthcare reform initiative implemented in the future could impact our revenue from the sale of our DeepView System.

By way of example, in the United States, the Affordable Care Act (“ACA”) was enacted in March 2010 and substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts our industry. The ACA contained a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse measures, all of which have impacted existing government healthcare programs and will result in the development of new programs. Since its enactment, there have been numerous amendments to the ACA and revisions to implementing regulations, along with judicial, executive and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the Supreme Court ruled that states and individuals lacked standing to challenge the constitutionality of the ACA’s individual mandate, post-repeal of its associated tax penalty. Additionally, President Biden issued an executive order that initiated a special enrollment period for purposes of obtaining health insurance coverage through the ACA marketplace, which began on February 15, 2021 and ended August 15, 2021. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. Under Republican leadership, the House of Representatives has yet to release its budget proposals for 2023. Nevertheless, virtually every Republican budget or fiscal plan over the last decade has included a repeal of the ACA and deep cuts to Medicaid. Additional legislative changes, regulatory changes and judicial challenges related to the ACA remain likely. We cannot predict what effect further changes related to the ACA, including under the Republican congress or Biden administration, will have on our business.

The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare may harm:

•        our ability to set a price that we believe is fair for our DeepView System;

•        our ability to generate revenue and achieve or maintain profitability; and

•        the availability of capital.

We cannot predict what other laws and regulations will ultimately be enacted and implemented at the federal or state level or the effect of any future legislation or regulation in the United States on our business, financial condition, prospects and results of operations. Future changes in healthcare policy could increase our costs and subject us to additional requirements that may interrupt commercialization of our current and future solutions, decrease our revenue and impact sales of and pricing for our current and future products.

If our manufacturers fail to comply with the regulatory quality system regulations or any applicable equivalent regulations, our proposed operations could be interrupted, and our operating results would suffer.

We currently outsource all of our manufacturing through an original equipment manufacturer and as such we are not in direct control of the manufacture of our products and are, therefore, exposed to the risk of poor product quality, non-adherence to applicable standards, disruptions in supply chain, or other matters.

Our third-party manufacturers and suppliers will be required, to the extent of applicable regulation, to follow the quality system regulations of each jurisdiction in which we will seek to market our products and also will be subject to the regulations of these jurisdictions regarding the manufacturing processes. If our manufacturers or suppliers are found to be in significant non-compliance or fail to take satisfactory corrective action in response to adverse regulatory findings in this regard, regulatory agencies could take enforcement actions against such manufacturers or suppliers, which could impair or prevent our ability to produce our products in a cost-effective and timely manner in order to meet customers’ demands. Accordingly, our operating results would suffer.

In order to mitigate these risks, we perform regularly scheduled visits with our contract manufacturer and routinely inspect the quality and performance of the device in accordance with federally mandated standards and certification standards of the International Organization for Standardization (ISO). Our current contract manufacturer, Cobalt Product Solutions is located within a short driving distance from our headquarters and allows our employees to have hands-on interaction and timely inspections of the device. However, a future pandemic, epidemic or other infectious disease outbreak could hinder or prevent continued hands-on and timely inspections of the device and the facilities.

Actual or perceived failure to comply with data protection, privacy and security laws, regulations, standards and other requirements could negatively affect our business, financial condition or results of operations.

We may be subject to federal, state, and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy laws, and consumer protection laws and regulations that govern the collection, processing, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our partners. For example, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and the regulations implemented thereunder, or collectively, HIPAA, imposes obligations on “covered entities,” including certain health care providers, health plans, and health care clearinghouses, and their respective “business associates” that create, receive, maintain or transmit individually identifiable health information (“PHI”) for or on behalf of a covered entity, as well as their covered subcontractors with respect to safeguarding the privacy, security and transmission of individually identifiable health information. Entities that are found to be in violation of HIPAA, whether as the result of a breach of unsecured PHI, a complaint about privacy practices, or an audit by HHS may be subject to significant civil, criminal, and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. Depending on the facts and circumstances, we could be subject to penalties if we violate HIPAA.

Even when HIPAA does not apply, according to the Federal Trade Commission (the “FTC”), failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of the Federal Trade Commission Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards.

In addition, certain state laws govern the privacy and security of health-related and other personal information in certain circumstances, some of which may be more stringent, broader in scope or offer greater individual rights with respect to protected health information than HIPAA, many of which may differ from each other, thus, complicating compliance efforts. Such laws and regulations will be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us and our future customers and strategic partners. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. For example, California enacted the California Consumer Privacy Act (the “CCPA”), which creates individual privacy rights for California consumers (as defined in the law), including the right to opt out of certain disclosures of their information, and places increased privacy and security obligations on entities handling certain personal data of consumers or households and may apply to us in the future. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. Further, the California Privacy Rights Act (the “CPRA”), recently passed in California. The CPRA will impose additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions went into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. Enforcement of CPRA is scheduled to begin on July 1, 2023. The CCPA and CPRA could mark the beginning of a trend toward more stringent privacy legislation in the United States, as other states or the federal government follow California’s lead and increase protections for U.S. residents. For example, on March 2, 2021, the Virginia Consumer Data Protection Act, which took effect on January 1, 2023, was signed into law. Privacy initiatives have also been signed into law in Colorado (the Colorado Privacy Act, effective July 1, 2023), Connecticut (the Connecticut Personal Data Privacy and Online Monitoring Act, effective July 1, 2023), and Utah (the Utah Consumer Privacy Act, effective December 31, 2023).

Foreign data protection laws, including the General Data Protection Regulation (the “GDPR”), which went into effect in May 2018, may also apply to our processing of health-related and other personal data regardless of where the processing in question is carried out. The GDPR imposes stringent requirements for controllers and processors of personal data of individuals within the European Economic Area (the “EEA”). The GDPR applies to any company established in the EEA as well as to those outside the EEA if they collect, process, and use personal data in connection with the offering of goods or services to individuals in the EEA or the monitoring of their behavior. The GDPR, together with national legislation, regulations and guidelines of the EEA countries governing the processing of personal data, impose strict obligations and restrictions on the ability to collect, analyze and transfer personal data, including health data from clinical trials and adverse event reporting. In particular, these obligations and restrictions involve the consent of the individuals to whom the personal data relates, the information provided to the individuals, the transfer of personal data out of the EEA to jurisdictions deemed to have inadequate, security breach notifications and confidentiality of the personal data and imposition of substantial potential fines for breaches of the data protection obligations. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater.

Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the EU and the United States remains uncertain. For example, in 2016, the EU and United States agreed to a transfer framework for data transferred from the EU to the United States, called the Privacy Shield, but the Privacy Shield was invalidated in July 2020 by the Court of Justice of the EU (the “CJEU”). While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place, however, the nature of these additional measures is currently uncertain. The CJEU went on to state that if a competent supervisory authority believes that the standard contractual clauses cannot be complied with in the destination country and the required level of protection cannot be secured by other means, such supervisory authority is under an obligation to suspend or prohibit that transfer. The European Commission has published revised standard contractual clauses for data transfers from the EEA: the revised clauses must be used for relevant new data transfers from September 27, 2021; existing standard contractual clauses arrangements must be migrated to the revised clauses by December 27, 2022. If necessary, we will be required to implement the revised standard contractual clauses, in relation to relevant existing contracts and certain additional contracts and arrangements, within the relevant time frames. There is some uncertainty around whether the revised clauses can be used for all types of data transfers, particularly whether they can be relied on for data transfers to non-EEA entities subject to the GDPR.

Further, from January 1, 2021, companies have to comply with the GDPR and also the UK GDPR, which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The UK GDPR mirrors the fines under the GDPR (e.g., fines up to the greater of €20 million (£17.5 million) or 4% of global turnover). The European Commission has adopted an adequacy decision in favor of the United Kingdom, enabling data transfers from EU member states to the United Kingdom without additional safeguards. However, the United Kingdom adequacy decision will automatically expire in June 2025 unless the European Commission re-assesses and renews/extends that decision, and remains under review by the Commission during this period. The relationship between the UK and the European Union in relation to certain aspects of data protection law remains unclear, and it is unclear how UK data protection laws and regulations will develop in the medium to longer term, and how data transfers to and from the UK will be regulated in the long term. These changes will lead to additional costs and increase our overall risk exposure.

Implementing mechanisms that endeavor to ensure compliance with the GDPR and relevant local legislation in EEA countries and the UK, if necessary, may be onerous and may interrupt or delay our development activities, and adversely affect our business, financial condition, prospects and results of operations. While we have taken steps to comply with the GDPR where applicable, including by reviewing our security procedures, and entering into data processing agreements with relevant contractors, our efforts to achieve and remain in compliance may not be fully successful.

Compliance with applicable US and foreign data protection, privacy and security laws, regulations and standards could require us to take on more onerous obligations in our contracts, require us to engage in costly compliance exercises, restrict our ability to collect, use and disclose data, or in some cases, impact our or our partners’ or suppliers’ ability to operate in certain jurisdictions. Each of these constantly evolving laws can also be subject to varying interpretations. Any failure or perceived failure to comply could result in government investigations and enforcement actions (which could include civil or criminal penalties), fines, private litigation, and/or adverse publicity, and could negatively affect our operating results and business. Moreover, patients about whom we or our partners obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Our employees, collaborators, independent contractors and consultants may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees, collaborators, independent contractors and consultants may engage in fraudulent or other illegal activity with respect to our business. Misconduct by these persons could include intentional, reckless and/or negligent conduct or unauthorized activity that violates:

•        FDA requirements, including those laws requiring the reporting of true, complete and accurate information to the FDA authorities, such as reporting of UADEs during clinical investigations;

•        GCP that relate to clinical investigations, including financial disclosure, informed consent and protection of human subjects, and requirements that relate to investigational device exemptions;

•        manufacturing standards, such as FDA’s Quality System Regulation (“QSR”) requirements;

•        federal and state healthcare fraud and abuse laws and regulations; or

•        laws that require the true, complete and accurate reporting of financial information or data.

In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, incentive programs and other business arrangements. Misconduct by these parties could also involve individually identifiable information, including, without limitation, the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. Any incidents or any other conduct that leads to an employee, contractor, or other agent, or our company, receiving an FDA debarment or exclusion by OIG could result in penalties, a loss of business from third parties, and severe reputational harm.

It is not always possible to identify and deter misconduct by our employees and other agents, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties; treble damages; monetary fines; disgorgement; imprisonment; possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs; contractual damages; reputational harm; diminished profits and future earnings; additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws; and curtailment of our operations.

As the regulatory framework for AI technology evolves, our business, financial condition and results of operation may be adversely affected.

We utilize artificial intelligence, including machine learning, in our analytics platforms. In recent years, the use of AI has come under increased regulatory scrutiny. The regulatory framework for AI technology is evolving and remains uncertain. It is possible that new laws and regulations will be adopted in the United States and in non-U.S. jurisdictions, where we intend to do business subject to our receipt of the necessary regulatory approvals, or that existing laws and regulations may be interpreted in new ways that would affect our operations and the ways in which we may use our AI technology. Specifically, such laws and regulations may limit our ability to use our AID models or require us to make changes to our technology that may decrease our operational efficiency, result in an increase to operating costs, or hinder our ability to provide our services. Further, the cost to comply with such laws, rules or regulations could be significant and would increase our operating expenses, which could adversely affect our business, financial condition and results of operation.

Any failure or perceived failure by us to comply with AI technology-related laws, rules and regulations could result in proceedings or actions against us by individuals, consumer rights groups, government agencies or others. We could incur significant costs in investigating and defending such claims and, if found liable, pay significant damages or fines or be required to make changes to our technology and business. Further, any such proceedings and any subsequent adverse outcomes may subject us to significant negative publicity. If any of these events were to occur, our business, results of operations and financial condition could be materially adversely affected.

We must comply with environmental and occupational safety laws.

Our research and development programs as well as our manufacturing operations involve the controlled use of hazardous materials. Accordingly, we are subject to federal, state and local laws, as well as the laws of foreign countries, governing the use, handling and disposal of these materials. In the event of an accident or failure to comply with environmental or occupational safety laws, we could be held liable for resulting damages, and any such liability could exceed our insurance coverage.

Risks Related to the Commercialization of our DeepView System

If approved, the commercial success of our DeepView System will depend upon the degree of market acceptance by clinicians.

Even if we receive the necessary regulatory approvals for commercialization, there is a risk that our DeepView System will not be accepted over competing products and that we will be unable to enter the marketplace or compete effectively. If the market for our DeepView System fails to develop or develops more slowly than expected, our business and operating results would be materially and adversely affected.

We believe that our DeepView System will allow clinicians to make more accurate and faster treatment decisions in the wound care sector. Whether clinicians choose to use our device over other market alternatives, however, is likely to be based on a determination that, among other things, our system is effective, safe, cost-effective and represents an acceptable method of diagnosis. Even if we can prove the effectiveness of our DeepView System through clinical trials, there may not be broad adoption and use of our device and clinicians may elect not to use our DeepView System for any number of reasons, including:

•        lack of experience with our DeepView System and concerns that we are new to market;

•        perceived liability risk generally associated with the use of our device;

•        lack or perceived lack of (i) sufficient clinical evidence regarding our claims of superior diagnostic assessment and (ii) long-term data, supporting clinical benefits or the cost-effectiveness of our device over existing diagnostic alternatives;

•        the failure of key opinion leaders to provide recommendations regarding our device, or to assure clinicians and healthcare payors of the benefits of our device as an attractive alternative to other diagnostic options;

•        long-standing relationships with companies and distributors that sell other diagnostic products for wound care assessment;

•        concerns over the capital investment required to purchase our DeepView System and perform the DeepView procedure;

•        lack of availability of adequate third-party payor coverage or reimbursement;

•        competitive response and negative selling efforts from providers of alternative technologies;

•        failure to obtain favorable coverage decisions from payors, including, but not limited to, Medicare or Medicaid; and

•        limitations or warnings contained in the labeling cleared or approved by the FDA, if approved, or approved or certified by other authorities or bodies.

We believe that educating notable industry key opinion leaders and clinicians about the merits and benefits of our DeepView System, including safety, performance, ease of use and efficiency will be critical for increasing the adoption of our device. Widespread adoption of new medical device technologies typically follows early adoption and promotion by key opinion and thought leaders in the relevant sectors. We have taken steps to address this by establishing strong relationships with leading U.S. hospitals around the country. Spectral has enrolled subjects in its DFU studies in clinical and academic sites across the US and the EU with approximately 200 subjects (both adult and pediatric) across well-known medical facilities. Spectral has also signed with international partners such as the Royal College of Surgeons in Ireland, a well-respected institution in the field. We believe that we will be able to leverage these relationships to access other institutions and individuals, which should increase awareness and early adoption of our technology in the United States, UK and EU. U.S. adoption will also benefit from the potential future BARDA funding of technology placement for burns applications.

If clinicians do not adopt our DeepView System for any reason, including those listed above, our ability to execute our growth strategy will be impaired, and it will negatively affect our business, financial condition, prospects and results of operations. Even if our DeepView System achieves widespread market acceptance, it may not maintain such level of market acceptance over the long term if competing products or technologies, which are more cost-effective or received more favorably, are introduced. In addition, our limited commercialization experience makes it difficult to evaluate our current business and predict our future prospects. We cannot predict how quickly, if at all, clinicians will accept our DeepView System or, if accepted, how frequently it will be used. Failure to achieve or maintain market acceptance and/or market share could materially and adversely affect our ability to generate revenue and would have a material adverse effect on our business, financial condition and results of operations.

We have no experience in marketing and selling our DeepView System and we may provide inadequate training, fail to increase our sales and marketing capabilities, or fail to develop and maintain broad brand awareness in a cost-effective manner.

We have no experience marketing and selling our DeepView System. If our DeepView System is approved for commercialization, we expect to rely on a direct sales force to sell our product in targeted geographic regions and territories. Any failure to grow and maintain our direct sales force could harm our business. The members of our direct sales force will receive extensive training on our DeepView System and will possess technical expertise with respect to our technology. The members of our sales force will be at-will employees. The loss of these personnel to competitors, or otherwise, could materially harm our business. If we are unable to retain our direct sales force personnel or replace them when needed with individuals of comparable expertise and qualifications, or if we are unable to successfully instill such expertise in replacement personnel, our product sales, revenues and results of operations could be materially harmed.

Identifying and recruiting qualified sales and marketing professionals and training them on our DeepView System, on applicable federal and state laws and regulations, and on our internal policies and procedures will require significant time, expense and attention. It may take several months or more before a sales representative is fully trained and productive. Our sales force may subject us to higher fixed costs than those of companies with competing products that can utilize independent third parties, placing us at a competitive disadvantage. Our business may be harmed if our efforts to train and grow our sales force do not generate significant product sales and revenue, and our higher fixed costs may slow our ability to reduce costs in the face of a sudden decline in demand for our technology. Any failure to hire, develop and retain talented sales personnel, to achieve desired productivity levels in a reasonable period of time or timely reduce fixed costs, could have a material adverse effect on our business, financial condition and results of operations.

If our DeepView System is approved for commercialization, our ability to achieve broader market acceptance of our device will depend, to a significant extent, on our sales, marketing and educational efforts. We plan to dedicate significant resources to our sales, marketing and educational programs. Our business may be harmed if these efforts and expenditures do not generate sufficient revenue. In addition, we believe that developing and maintaining broad awareness of our DeepView System in a cost-effective manner is critical to achieving broad acceptance of our device. Promotional and educational activities may not generate clinician awareness or generate sufficient revenue, and even if they do, any revenue generated may not offset the costs and expenses we incur. If we fail to successfully promote our DeepView System in a cost-effective manner, we may fail to attract or retain the market acceptance necessary to realize a sufficient return on our promotional and educational efforts, or to achieve broad adoption of our products.

If we are unable to establish sales, marketing and distribution capabilities either on our own or in collaboration with third parties, we may not be successful in commercializing our DeepView System, if approved.

We do not have any infrastructure currently in place for the sales, marketing or distribution of our DeepView System, or compliance functions related to such activities, and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. To market and successfully commercialize our DeepView System, if approved, we must build our sales, distribution, marketing, managerial, compliance, and other non-technical capabilities or make arrangements with third parties to perform these services. We expect to build a focused sales, distribution and marketing infrastructure to market the DeepView System, if approved. There are significant expenses and risks involved with establishing our own sales, marketing and distribution capabilities. Any failure or delay in the development of our internal sales, marketing, distribution and compliance capabilities could delay any product launch, which would adversely impact the commercialization of our product

If third-party payors do not provide coverage and reimbursement for the use of our DeepView System, our business and prospects will be negatively impacted.

If we receive the necessary regulatory approval to commercialize our DeepView System, sales of our DeepView System will depend, in part, on the extent to which the use of our device is covered and reimbursed by third-party payors, including private insurers and government healthcare programs such as Medicare Advantage plans and plans purchased through the ACA marketplace. Where third-party payor coverage is not available, patients will be responsible for all of the costs associated with the use of our device. Even if a third-party payor covers a particular use of our device, the resulting reimbursement rate may not be adequate to cover a provider’s cost to purchase our product or ensure such purchase is profitable for the provider.

Third-party payors, whether governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In addition, in certain countries, no uniform policy of coverage and reimbursement for medical device products and services exists among third-party payors. Therefore, coverage and reimbursement for medical device products and services can differ significantly from payor to payor. In addition, payors continually review new technologies for possible coverage and can, without notice, deny coverage for these new products and procedures. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our device to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained, or maintained if obtained.

Further, future coverage and reimbursement may be subject to increased restrictions, such as additional prior authorization requirements, both in the United States and in relevant international markets in which we plan to operate, assuming we receive the necessary approvals. Third-party coverage and reimbursement for procedures using our DeepView System may not be available or adequate in either the United States or international markets. If demand for our DeepView System is adversely affected by changes in third-party reimbursement policies and decisions, it could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to achieve or maintain satisfactory pricing and margins for our DeepView technology.

Manufacturers of medical devices have a history of price competition, and we can give no assurance that we will be able to achieve satisfactory prices for our DeepView System, if it is approved for commercialization. We will be subject to a number of factors on our ability to maintain satisfactory pricing and margins, including, but not limited to, payor reimbursement, sale pricing of our DeepView System, wide-spread adoption of the DeepView System at hospitals, clinics and burn centers, as well as production cost increases from third party suppliers and our contract manufacturers. For example, any decline in the amount that payors reimburse clinicians for our DeepView System could make it difficult for them to continue using, or to adopt, our device and could create additional pricing pressure for us. If we are forced to lower the price we charge for our DeepView System, our revenue and gross margins will decrease, which will adversely affect our ability to invest in and grow our business. If we are unable to maintain our sales or our prices, including during any international expansion, or if our costs increase and we are unable to offset such increase with an increase in our prices, our margins could erode. We will be subject to significant pricing pressure, which could negatively affect our business, financial condition and results of operations.

We will face competition from many sources, including larger companies, and we may be unable to compete successfully.

We operate in a highly competitive industry that is significantly affected by the introduction of new products and technologies and other activities of industry participants. Our DeepView System will compete directly against conventional methods of wound care assessment. We will compete with manufacturers and suppliers of devices, instruments and other supplies used in connection with such conventional diagnoses. The market for these devices and instruments is highly fragmented with primary supply chains concentrated across a few larger manufacturers and distributors, such as Cobalt Product Solutions, Sanmina Corporation and Plexus Manufacturing.

Many of our competitors have longer, more established operating histories, and significantly greater name recognition and financial, technical, marketing, sales, distribution and other resources, which may prevent us from achieving significant market penetration. These companies may enjoy several other competitive advantages, including established relationships with clinicians who are familiar with other alternatives for wound care assessment, additional lines of products, and the ability to offer rebates or bundle products to offer greater discounts or incentives to gain a competitive advantage and established sales, marketing and worldwide distribution networks.

We believe the primary competitive factors for companies that market new or alternative treatments and solutions in the wound care industry include acceptance by leading clinicians, patient outcomes and adverse event rates, patient experience and treatment time, ease-of-use and reliability, patient recovery time and level of discomfort, economic benefits and cost savings, intellectual property protection and the development of successful sales and marketing channels. One of the major hurdles to widespread adoption of our device will be overcoming established diagnostic patterns, which will require education of clinicians and their referral sources.

We may also compete with additional competitors and products outside the United States as well. Among other competitive advantages, such companies may have more established sales and marketing programs and networks, established relationships with clinicians and greater name recognition in such markets.

In addition, our current and potential competitors have established, or may establish, financial and strategic relationships among themselves or with existing or potential customers or other third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors could emerge and acquire significant market share. Existing and/or increased competition could, therefore, adversely affect our market share and/or force us to reduce the price of our products, which could have an adverse impact on our business, prospects, results of operations and financial condition.

If we are unable to continue to innovate and improve our products and services, we could lose market share.

The markets for our products and services are characterized by changing technology and customer requirements. Changing customer requirements and the introduction of products or services or enhancements embodying new technology may render our existing DeepView System obsolete, unmarketable or competitively impaired and may exert downward pressures on the pricing of our device. One of our key competitive advantages is that we are currently the only AI-enabled wound imaging technology that translates raw physiological data/images into an output that is directly correlated to a wound healing prediction. We intend to continue to invest in technical developments in order to mitigate the impact of future competition.

It is critical to our success to be able to anticipate changes in technology or in industry standards, to successfully develop and introduce new, enhanced and competitive products on a timely basis, and to keep pace with technological change. This may place excessive strain on our capital resources, which may adversely impact our revenues and profitability. We cannot assure you that we will successfully develop new products or services or enhance and improve our existing products or services on a timely basis. Neither can we be certain that new products and enhanced and improved existing products will achieve market acceptance or that the introduction of new products or enhancing existing products by others, or changing customer requirements, will not render our products or services obsolete. Our inability to develop products or services that are competitive in technology and price and that meet client needs could have an adverse impact on our business, prospects, results of operations and financial condition.

We will depend upon third-party suppliers, including contract manufacturers and single and sole source suppliers, making us vulnerable to supply shortages and price fluctuations that could negatively affect our business, financial condition and results of operations.

If we receive the necessary regulatory approvals for commercialization, we will rely on third-party suppliers, including in some instances single or sole source suppliers, to provide us with certain components, sub-assemblies and finished products for our DeepView System. These components, sub-assemblies and finished products are critical and, for a small number of items, there are relatively few alternative sources of supply. For example, we primarily work with Cobalt Systems Product Solutions. We do not currently have long-term supply contracts with certain of the sole and single source suppliers of these key components, and there are no minimum purchase or payment requirements. Additionally, we believe we are not a major customer to many of our suppliers. Our suppliers may therefore give other customers’ needs higher priority than ours, and we may not be able to obtain adequate supply in a timely manner or on commercially reasonable terms. These single or sole source suppliers may be unwilling or unable to supply the necessary materials and components or manufacture and assemble our product in a reliable manner and at the levels we anticipate or at levels adequate to satisfy demand for our product. While our suppliers have generally met our demand for their products and services on a timely basis in the past, we cannot guarantee that they will in the future be able to meet our demand for such products and services, either because of acts of nature, the nature of our agreements with those suppliers or our relative importance to them as a customer, and our suppliers may decide in the future to discontinue or reduce the level of business they conduct with us.

We have not been qualified or obtained necessary regulatory clearances for additional suppliers for most of these components, sub-assemblies and materials. While we currently believe that alternative sources of supply may be available, we cannot be certain whether they will be available if and when we need them, or that any alternative suppliers or providers would be able to provide the quantity and quality of components and materials that we would need to manufacture and ship our products if our existing suppliers and providers were unable to satisfy our requirements. To utilize other sources, we would need to identify and qualify new providers to our quality standards and obtain any additional regulatory clearances or approvals required to change providers, which could result in manufacturing delays and increase our expenses.

Although we believe that we have stable relationships with our existing suppliers, we cannot assure you that we will be able to secure a stable supply of components or materials going forward. In the event that any adverse developments occur with our suppliers, in particular for those components that are single or sole sourced, or if any of our suppliers modifies any of the components they supply to us, our ability to supply our products may be temporarily or permanently interrupted. Obtaining substitute components could be difficult, time and resource-consuming and costly. Also, there can be no assurance that we will be able to secure a supply of alternative components at reasonable prices without experiencing interruptions in our business operations.

Our dependence on third parties subjects us to a number of risks that could impact our ability to manufacture our products and harm our business, including:

•        interruption of supply resulting from modifications to, or discontinuation of, a third party’s operations;

•        delays in product shipments resulting from uncorrected defects or errors, reliability issues or a third party’s failure to produce components that consistently meet our quality specifications;

•        price fluctuations due to a lack of long-term supply arrangements with our third parties for key components;

•        inability to obtain adequate supply or services in a timely manner or on commercially reasonable terms;

•        difficulty identifying and qualifying alternative third parties for the supply of components of our products in a timely manner;

•        inability of third parties to comply with applicable provisions of the FDA’s QSR or other applicable laws or regulations enforced by the FDA, state, local and global regulatory authorities;

•        inability to ensure the quality of products manufactured by third parties;

•        shipping and manufacture delays and interruptions caused by the ongoing COVID-19 crisis that we are not able to address, prepare for, or prevent;

•        production delays related to the evaluation and testing of products and services from alternative third parties and corresponding regulatory qualifications;

•        trends towards consolidation within the medical device manufacturing supplier industry; and

•        delays in delivery by our suppliers and service providers.

In addition, quarantines, shelter-in-place and similar government orders resulting from any future pandemic, epidemic or other infectious disease outbreak, or the perception that such orders, shutdowns or other restrictions on the conduct of business operations could occur, could impact the suppliers upon which we rely, or the availability or cost of materials, which could disrupt the supply chain for our products.

Although we require our third-party suppliers and providers to supply us with components and services that meet our specifications and other applicable legal and regulatory requirements in our agreements and contracts, and we perform incoming inspection, testing or other acceptance activities to ensure the components meet our requirements, there is a risk that these third parties will not always act consistent with our best interests, and may not always supply components or provide services that meet our requirements or in a timely manner. In addition, we cannot assure you that our suppliers have obtained and will be able to obtain or maintain all licenses, permits, clearances and approvals necessary for their operations or comply with all applicable laws and regulations, and failure to do so by them may lead to interruption in their business operations, which in turn may result in shortages of components supplied to us.

If we receive a significant number of warranty claims or our DeepView System requires significant amounts of service after sale, our operating expenses may substantially increase and our business and financial results will be adversely affected.

If our DeepView System is approved for commercialization, we intend to warrant each DeepView system against defects in materials and workmanship. We also expect to provide technical and other services beyond the warranty period pursuant to a supplemental service plan that we sell for our DeepView system. We have no history of commercial placements from which to judge our rate of warranty claims, and we expect that the number of warranty claims we receive may increase as we scale our operations and as commercial placements age. If product returns or warranty claims are significant or exceed our expectations, we could incur unanticipated reductions in sales or additional operating expenditures for parts and service. In addition, our reputation could be damaged and our device may not achieve the level of market acceptance that we are targeting in order to achieve and maintain profitability. Unforeseen warranty exposure could negatively impact our business and financial results.

We need to ensure strong product performance and reliability to maintain and grow our business.

We need to maintain and continuously improve the performance and reliability of our DeepView System to achieve our profitability objectives. Poor product performance and reliability could lead to clinician dissatisfaction, adversely affect our reputation and revenues, and increase our service and distribution costs and working capital requirements. In addition, software and hardware incorporated into our DeepView System may contain errors or defects, especially when first introduced and while we have made efforts to test this software and hardware extensively, we cannot assure that the software and hardware, or software and hardware developed in the future, will not experience errors or performance problems.

Our reputation and the public image of our products, services and technologies may be impaired if our products or services fail to perform as expected. If our products do not perform, or are perceived to not have performed, as expected or favorably in comparison to competitive products, our operating results, reputation, and business will suffer, including due to the costs associated with replacing products and decreased demand for our product offering. Any of the foregoing could have a material adverse effect on our business, financial condition, prospects and results of operations.

Although we intend to test our products prior to shipment, defects or errors could nonetheless occur. Our operating results will depend on our ability to execute and, when necessary, improve our quality management strategy and systems and our ability to effectively train and maintain our employee base with respect to quality management. The failure of our quality control systems or those of our third-party suppliers could result in problems with facility operations or preparation or provision of products. In each case, such problems could arise for a variety of reasons, including equipment malfunction, failure to follow specific protocols and procedures, problems with off-the-shelf materials, sub-assemblies, parts and other components or environmental factors and damage to, or loss of, manufacturing operations.

Our results of operations will be materially harmed if we are unable to accurately forecast demand for, and utilization of, our DeepView System and manage our inventory.

If our DeepView System is approved for commercialization, we will be required to forecast inventory needs and manufacture our DeepView System based on our estimates of future demand for, and utilization of, our device. Our ability to accurately forecast demand and utilization could be negatively affected by many factors, including our failure to accurately manage our expansion strategy, product introductions by competitors, an increase or decrease in demand for our products or for products of our competitors, our failure to accurately forecast acceptance of new products, unanticipated changes in general market conditions or regulatory matters and weakening of economic conditions or consumer confidence in future economic conditions. Inventory levels in excess of demand may result in inventory write-downs or write-offs, which would cause our gross margin to be adversely affected and could impair the strength of our brand. Conversely, if we underestimate demand and utilization, our supply chain, manufacturing partners and/or internal manufacturing team may not be able to deliver components and products to meet our requirements, and this could result in damage to our reputation and relationships with clinicians and dental practitioners. In addition, if we experience a significant increase in demand or utilization, additional supplies of off-the-shelf materials, sub-assemblies, parts and other components or additional manufacturing capacity may not be available when required on terms that are acceptable to us, or at all, or suppliers may not be able to allocate sufficient capacity in order to meet our increased requirements. We currently outsource all of our manufacturing through an original equipment manufacturer. Cobalt, located in Plano, Texas, is involved with manufacturing the current generation DeepView System and we anticipate that they will continue to do so for the foreseeable future. In addition to Cobalt, we integrate several other highly specialized contract manufacturers in the areas of optics, technology design and electronics. If any of these suppliers were unable to meet our requirements, we would need to find a replacement or supplemental supplier, which we may not be able to do on a timely basis, or at all. Any of the foregoing would materially which will adversely affect our business, financial condition, prospects and results of operations.

Risks Related to Our Business Operations

We may encounter difficulties in managing our growth, which could disrupt our operations.

We have experienced substantial growth in our operations, and we expect to experience continued substantial growth in our business. Over the next several years, we expect to significantly increase the scope of our operations, particularly in the areas of manufacturing, sales and support, research and development, product development, regulatory affairs, marketing and other functional areas, including finance, accounting, quality control, and legal, especially as we transition to operating as a U.S. public company. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational quality and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources, we may not be able to manage the expansion of our operations or recruit and train additional qualified personnel in an effective manner. In addition, the physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

We are highly dependent on our senior management, directors and key personnel, and our business could be harmed if we are unable to attract and retain personnel necessary for our success.

We depend to a significant degree on the continued services of our senior management, directors and key personnel. Their knowledge of both the market and their skills and experience are critical elements to our success. Our senior management team, directors and employees are engaged with us on an ‘at will’ basis, meaning that both they and we are able to terminate the arrangement without notice. The loss of key personnel could have an adverse impact on our business, prospects, results of operations and financial condition.

If we are not able to attract and retain highly skilled managerial, scientific and technical personnel, we may not be able to implement our business model successfully.

We will rely upon technical and scientific employees or third-party contractors to effectively establish, manage and grow our business. Consequently, we believe that our future viability will depend largely on our ability to attract and retain highly skilled managerial, sales, scientific and technical personnel. In order to do so, we may need to pay higher compensation or fees to our employees or consultants than we currently expect, and such higher compensation payments would have a negative effect on our operating results. Competition for experienced, high-quality personnel is intense and we cannot assure you that we will be able to recruit and retain such personnel. We may not be able to hire or retain the necessary personnel to implement our business strategy. Our failure to hire and retain such personnel could impair our ability to develop new products and manage our business effectively.

Our growth plans may place a significant strain on our management and operational, financial and personnel resources. In order to execute our strategy, we will need to hire additional individuals. These hires include product management, marketing and highly technical engineering roles. Furthermore, some of these hires will be in the UK and/or Europe to support our European strategy. Though we have never undertaken this level of growth, our Corporate Development Officer and the Human Resources Manager have instituted a long-term hiring plan with key dates that ensure the individual is hired and trained months before the strategy must be executed. Furthermore, our ability to implement our strategy requires effective planning and management control systems. Therefore, our future growth and prospects will depend on our ability to manage this growth.

We expect to significantly increase the size of our organization over the next several year. As a result, we may encounter difficulties in managing our growth, which could disrupt our operations and/or increase our net losses.

As of March 31, 2023, we had 77 employees. Over the next several years, we expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of regulatory affairs, clinical and sales and marketing. There are significant expenses and risks involved with establishing our own sales, marketing and distribution capabilities. Any failure or delay in the development of our internal sales, marketing, distribution and compliance capabilities could delay any product launch, which would adversely impact the commercialization of our product. We also intend to continue to improve our operational, financial and management controls, reporting systems and procedures, which may require additional personnel. Such growth could place a strain on our administrative and operational infrastructure, and/or our managerial abilities, and we may not be able to make improvements to our management information and control systems in an efficient or timely manner. We may discover deficiencies in existing systems and controls.

Some of these employees will also be in countries outside of our corporate headquarters, which adds additional complexity. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. We may not be able to effectively manage these activities. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources.

Our software and our internal computer systems may fail and such failure could negatively affect our business, financial condition and results of operations.

The continued development, maintenance and operation of our software and technologies are important factors impacting the success of our products and level of market acceptance. These efforts are expensive and complex and may involve unforeseen difficulties, including material performance problems and undetected defects or other technical or human errors. We may encounter technical obstacles, and it is possible that we may discover additional problems that prevent our software and technologies from operating properly. If our software or technologies, individually or collectively, do not function reliably or fail to meet clinician or payor expectations of performance or outcomes, then clinicians may stop using our products and payors could attempt to cancel their contracts with us.

Proprietary software development is time-consuming, expensive and complex, and may involve unforeseen difficulties. Our software may contain errors or vulnerabilities. Any real or perceived errors, failures, bugs or other vulnerabilities discovered in our existing or new software could result in negative publicity and damage to our reputation, loss of customers, loss of or delay in market acceptance of our products, loss of competitive position, loss of revenue or liability for damages, overpayments and/or underpayments, any of which could harm our business and results of operation.

Our information technology systems require an ongoing commitment of significant resources to maintain, protect, and enhance existing systems and develop new systems to keep pace with continuing changes in information processing technology, evolving legal and regulatory standards, the increasing need to protect patient and customer information, changes in the techniques used to obtain unauthorized access to data and information systems, and the information technology needs associated with any new products and services. There can be no assurance that our process of consolidating, protecting, upgrading and expanding our systems and capabilities, continuing to build security into the design of our products, and developing new systems to keep pace with continuing changes in information processing technology will be successful or that additional systems issues will not arise in the future.

We will rely on the proper function, security and availability of our information technology systems and data to operate our business, and a breach, cyber-attack or other disruption to these systems or data could materially and adversely affect our business, results of operations, financial condition, cash flows, reputation or competitive position.

We rely on information technology systems to conduct our operations. In the ordinary course of our business, we use third parties to process and store, sensitive intellectual property and other proprietary business information. Because of this, we and our software are at risk for cyber-attacks. Cyber-attacks can result from deliberate attacks or unintentional events and may include (but are not limited to) malicious third parties gaining unauthorized access to our software for the purpose of misappropriating financial assets, intellectual property or sensitive information (such as patient data), corrupting data, or causing operational disruption.

In the future, we may rely on third-party vendors to supply and/or support certain aspects of our information technology systems. These third-party systems could also become vulnerable to cyber-attack, malicious intrusions, breakdowns, interference or other significant disruptions, and may contain defects in design or manufacture or other problems that could result in system disruption or compromise the information security of our own systems.

We have taken numerous steps to ensure the protection of our devices and technology. We regularly engage each of our employees in data protection training, have enabled two-factor authentication, and do not distribute or share data across external systems. Furthermore, we take measures to ensure that our employees who come in contact with data or patients do not violate any standards involving the HIPAA or compromise a patient’s private health information.

While we believe that we have taken appropriate steps to protect our systems, there can be no assurance that our efforts will prevent service interruptions or security breaches in our systems or the unauthorized or inadvertent wrongful access or disclosure of confidential information that could have an adverse impact on our business, prospects, results of operations and financial condition or result in the loss, dissemination, or misuse of critical or sensitive information. If we suffer from a cyber-attack, whether by a third party or insider, we may incur significant costs (including liability for stolen assets or information) and repairing any damage caused to our network infrastructure and systems. Additionally, theft of our intellectual property or proprietary business information could require substantial expenditures to remedy. Such theft could also lead to loss of intellectual property rights through our disclosure of our proprietary business information, and such loss may not be capable of remedying. We may also suffer reputational damage and loss of investor confidence. We could also be exposed to potential financial and reputational harm if we experience a cyber-attack.

The COVID-19 pandemic increased the risk of cybersecurity intrusions. Our reliance on internet technology and the number of our employees who worked remotely during the pandemic created additional opportunities for cybercriminals to exploit vulnerabilities. For example, there was an increase in phishing and spam emails as well as social engineering attempts from “hackers” hoping to use the COVID-19 pandemic to their advantage. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often were not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period.

If our systems are damaged or cease to function properly due to any number of causes, ranging from catastrophic events to power outages to security breaches, and our business continuity plans do not effectively compensate timely, we may suffer interruptions in our ability to manage operations, and would also be exposed to a risk of loss, including financial assets or litigation and potential liability. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or systems or data or systems of our commercial partners, or inappropriate or unauthorized access to or disclosure or use of confidential, proprietary, or other sensitive, personal, or health information, we could incur liability and suffer reputational harm. Failure to maintain or protect our information technology systems effectively could negatively affect our business, financial condition and results of operations.

There has been a developing trend of civil lawsuits and class actions relating to breaches of consumer data held by large companies or incidents arising from other cyber-attacks. Any data security breaches, cyber-attacks, malicious intrusions or significant disruptions could result in actions by regulatory bodies and/or civil litigation, any of which could materially and adversely affect our business, results of operations, financial condition, cash flows, reputation or competitive position.

While we maintain certain insurance coverage, our insurance may be insufficient or may not cover all liabilities incurred by such attacks. We also cannot be certain that our insurance coverage will be adequate for data handling or data security liabilities actually incurred, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceeds available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results and reputation.

The use of artificial intelligence, including machine learning, in our analytics platforms may result in reputational harm or liability.

AI is enabled by or integrated into the data analytics inherent in our DeepView platforms and will continue to be a substantial element of our product offerings going forward. As with many developing technologies, AI presents risks and challenges that could affect its further development, adoption, and use, and therefore our business. AI algorithms may be flawed and continual data propagation may proof ineffective. Data sets may be insufficient, of poor quality, or contain biased information. If the analyses that AI applications assist in producing are deficient or inaccurate, we could be subjected to competitive harm, potential legal liability, and brand or reputational harm. Some uses of AI present ethical issues, and our judgment as to the ethical concerns may not be accurate. If we use AI as part of our data analytics in a manner that is controversial because of the purported or real impact on our business or vendors, this may lead to adverse results for our financial condition and operations or the financial condition and operations of our business, which may further lead to us experiencing competitive harm, legal liability and brand or reputational harm.

Product liability suits, whether or not meritorious, could be brought against us due to an alleged defective product or for the misuse of our DeepView system. These suits could result in expensive and time-consuming litigation, payment of substantial damages, and an increase in our insurance rates.

If we supply products or services that are defectively designed or manufactured, or our products contain defective components or are misused, or if someone claims any of the foregoing, whether or not meritorious, we may become subject to substantial and costly litigation. Misusing our technology or failing to adhere to the operating guidelines or our device producing inaccurate or unreliable readings could cause significant harm to patients. In addition, if our operating guidelines are found to be inadequate, we may be subject to liability. Product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizable damage awards against us. While we maintain product liability insurance, we may not have sufficient insurance coverage for all future claims. Any product liability claims brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing continuing coverage, could harm our reputation in the industry and could reduce revenue. Product liability claims in excess of our insurance coverage would be paid out of cash reserves harming our financial condition and adversely affecting our results of operations.

To the extent that a claim or claims of a significant nature were made against us, we may be required to expend substantial management resources and litigation costs in defending such claim(s) and such claim(s), if successful, could reduce margins, harm our reputation in the market, and increase future insurance premiums, the occurrence of each of which could have an adverse impact on our business, prospects, results of operations and financial condition.

Our insurance policies are expensive and protect us only from some business risks, which leaves us exposed to significant uninsured liabilities.

While we maintain commercial insurance at a level we believe is appropriate against certain risks commonly insured in the industry in which we operate, there is no guarantee that our insurer will cover costs or that we will be able to obtain the desired level of coverage on acceptable terms in the future. The potential costs that could be associated with any shortfall of insurance coverage may cause delays and disruptions to our operations and the additional expenditure that we may incur could affect our earnings and competitive position in the future and, potentially, our financial position. We could suffer losses that may not be fully compensated by insurance. In addition, certain types of risk may be, or may become, either uninsurable or not economically insurable, or may not be currently or in the future covered by our insurance policies. Any of the foregoing could have an adverse impact on our business, prospects, results of operations and financial condition.

We also expect that operating as a U.S. public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, on our board committees or as executive officers. We do not know, however, if we will be able to maintain existing insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would negatively affect our business, financial condition and results of operations.

The success of our algorithms depends on our significant repository of proprietary DFU and burn data.

As of December 31, 2022, approximately 263 billion pixels of proprietary DFU and burn data have been acquired and utilized for the deep learning algorithms training. We believe this presents a significant barrier to entry to would-be competitors in wound care healing assessments. The data collection to clinical output, the flow, quality and control of the data pipeline is managed entirely by us. Our DeepView System uses deep learning on its wound data repository to recognize patterns and correlations of injured tissue spectral signatures to produce reliable and reasonable assessment for clinicians to make accurate and faster treatment decisions.

We have developed strategic partnerships with multiple clinical and academic partners in the United States and Europe. Through our strategic partnerships with multiple clinical and academic partners, we are able to access large, diverse and specific sets of wound data inputs to develop, validate and improve our DeepView algorithms efficiently and effectively. We believe we have the pre-eminent proprietary clinical wound database. The depth and quality of our proprietary data is critical to developing a leading wound assessment technology with demonstrated clinical need across burn, DFU and other indications with a positive impact on health economics and patient outcomes, while safeguarding patient data and privacy. If we were no longer able to access or receive this data, it would have a material adverse effect on our business, prospects, results of operations and financial condition.

We may further seek strategic alliances, joint ventures or collaborations, or enter into licensing or partnership arrangements in the future and may not be successful in doing so, and even if we are, we may not realize the benefits or costs of such relationships.

We have developed strategic partnerships with multiple clinical and academic partners and, in the future, we may further form or seek strategic alliances, create joint ventures or collaborations or enter into licensing or partnership arrangements with third parties that we believe will complement or augment our sales and marketing efforts with respect to our DeepView System or future products. We may not be successful in our efforts to establish such collaborations, and we may not achieve the benefits expected from our current strategic partnerships or future collaborations. Any of these relationships may require us to incur non-recurring and other charges, indemnify the counterparty, increase our near and long-term expenditures, issue securities that dilute our existing stockholders or disrupt our management and business. In addition, we face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic alliance or other alternative arrangements for our products. We cannot be certain that, following a strategic alliance or similar arrangement, we will achieve the revenue or specific net income that justifies such transaction. In addition, any potential future collaborations may be terminable by our collaborators, and we may not be able to adequately protect our rights under these agreements. Any termination of collaborations we enter into in the future, or delays in entering into new strategic partnership agreements could delay tour sales and marketing efforts, which would harm our business prospects, financial condition and results of operations.

Additionally, we may not have sole decision-making authority with respect to any such collaboration or arrangement, which could create the potential risk of creating impasses on decisions, and our collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations, or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with our current or future collaborators, they may act in their self-interest, which may be averse to our best interest, and they may breach their obligations to us. In addition, we have limited control over the amount and timing of resources that our current collaborators or any future collaborators devote to our collaborators’ or our future products and technologies.

As international expansion of our business occurs in future years, it will expose us to market, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States.

Our long-term strategy is to increase our international presence, including securing regulatory clearances or approvals in targeted countries outside the United States. This strategy may include establishing and maintaining clinician outreach and education capabilities outside of the United States and expanding our relationships with international payors. Doing business internationally involves a number of risks, including:

•        difficulties in staffing and managing our international operations;

•        multiple, conflicting and changing laws and regulations such as tax laws, privacy laws, export and import restrictions, employment laws, regulatory requirements and other governmental clearances, approvals, permits and licenses;

•        reduced or varied protection for intellectual property rights in some countries;

•        obtaining regulatory clearance, approval or certification where required for our products in various countries;

•        requirements to maintain data and the processing of that data on servers located within such countries;

•        complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems;

•        limits on our ability to penetrate international markets if we are required to manufacture our products locally;

•        financial risks, such as longer payment cycles, difficulty collecting accounts receivable, foreign tax laws and complexities of foreign value-added tax systems, the effect of local and regional financial pressures on demand and payment for our products and exposure to foreign currency exchange rate fluctuations;

•        restrictions on the site-of-service for use of our products and the economics related thereto for clinicians, providers and payors;

•        natural disasters, political and economic instability, including wars, terrorism, political unrest, outbreak of disease, boycotts, curtailment of trade and other market restrictions; and

•        regulatory and compliance risks that relate to maintaining accurate information and control over activities subject to regulation under the United States Foreign Corrupt Practices Act of 1977, or FCPA, U.K. Bribery Act of 2010 and comparable laws and regulations in other countries.

Any of these factors could significantly harm our future international expansion and operations and, consequently, have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain patent or other intellectual property protection for any products we develop or for our technology, or if the scope of the patent and other intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize any products we may develop, and our technology, may be harmed.

We believe that one of our key strengths is our market leading technology, including our proprietary AI algorithms and optical technology. In order to remain competitive, we must develop, maintain, and protect the proprietary aspects of our brands, technologies, data, and products. We rely on a combination of contractual provisions, confidentiality procedures, patent, copyright, trademark, trade secret, and other intellectual property laws to protect the proprietary aspects of our brands, technologies, data, and products. These legal measures afford only limited protection, and competitors or others may gain access to or use our intellectual property and proprietary information. Any failure to obtain or maintain patent and other intellectual property protection with respect to our products could harm our business, financial condition and results of operations.

Our technology is protected with issued and/or allowed patents across nine families of active patents: (i) Burn/Wound Classification on MSI and PPG; (ii) Tissue classification on MSI and PPG; (iii) Amputation site analysis on MSI, ML and healthcare matrix; (iv) DFU healing potential prediction and wound assessment on MSI, ML and healthcare matrix; (v) High-precision, multi-aperture, MSI snapshot imaging; (vi) Wound assessment based on MSI; (vii) Burn/histology assessment based on MSI and ML; (viii) High-precision, single-aperture MSI snapshot imaging; and (ix) Topological characterization and assessment of tissues using MSI and ML

As of the date of this proxy statement/prospectus, we have 10 issued and allowed U.S. patents with five U.S. patent applications pending. We have 10 issued and allowed international patents with 29 foreign and international patent applications pending. We protect our DeepView System trademarks primarily in four classes: pre-recorded/downloadable software, surgical, medical apparatus, computer and scientific services and medical and healthcare services. As of March 31, 2023, we maintain a portfolio of 57 trademarks and seven trademark applications pending relating to our DeepView and SnapShot product offerings. Our trademarks and pending trademark applications are spread over nine jurisdictions mostly in China, the UK and the EU. It is our intention to maintain these registrations indefinitely and to expand the number of jurisdictions in which we have registered trademarks as deemed necessary to protect our freedom to use the marks and/or block competitors in additional markets. We will continue to primarily focus on protecting our intellectual property in the United States, UK and the EU as those are the first commercial markets for our products.

We cannot assure you that our intellectual property position will not be challenged or that all patents for which we have applied will be granted. As with other medical device companies, our success depends, in part, on our ability to obtain, maintain, expand, enforce, and defend the scope of our intellectual property portfolio or other proprietary rights, including the amount and timing of any payments we may be required to make in connection with the licensing, filing, maintaining, defense and enforcement of any patents or other intellectual property rights. The process of applying for and obtaining a patent is expensive, time-consuming and complex, and we may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patents or patent applications at a reasonable cost, in a timely manner, or in all jurisdictions where protection may be commercially advantageous, or we may not be able to protect our proprietary rights at all. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, suppliers, consultants, advisors and other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek and obtain patent protection.

We may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions, and under the laws of certain jurisdictions, patents or other intellectual property rights may be unavailable or limited in scope. It is also possible that we will fail to identify patentable aspects of our products or research and development results before it is too late to obtain patent protection. While the imaging modality — SnapShot MSI system and proprietary illumination system — are patent protected, our AI algorithm used in the system is not patent protected. The device performance is supported by the proprietary clinical data owned by Spectral. The loss or disclosure of both the data and the algorithm could be detrimental to the future development and competitive advantage of our DeepView System.

In addition, our ability to obtain and maintain valid and enforceable patents depends in part on whether the differences between our inventions and the prior art allow our inventions to be patentable over the prior art. Furthermore, the publication of discoveries in scientific literature often lags behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we were the first to file for patent protection of such inventions. Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary. In addition, the issuance of a patent is not conclusive as to its inventorship, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad, so even if we obtain patents, they may not provide us with adequate proprietary protection or competitive advantage against our competitors with similar products. Our patent applications may not result in issued patents and our patents may not be sufficiently broad to protect our technology or to prevent competitive technologies. In addition, the laws of foreign jurisdictions may not protect our rights to the same extent as the laws of the United States. For example, certain countries outside of the United States do not allow patents for methods of treating the human body. This may preclude us from obtaining method patents outside of the United States having similar scope to those we have obtained or may obtain in the future in the United States. Changes in either the patent laws or their interpretation in the United States and other countries may diminish our ability to protect our inventions, obtain, maintain, and enforce our intellectual property rights and, more generally, could affect the value or validity of our intellectual property or narrow the scope of our patent protection. Additionally, we cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient protection from competitors or other third parties.

Moreover, even if we are able to obtain patent protection, such patent protection may be of insufficient scope to achieve our business objectives. The strength of patent rights generally, and particularly the patent position of medical device companies, involves complex legal, factual and scientific questions and can be uncertain, and has been the subject of much litigation in recent years. This uncertainty includes changes to the patent laws through either legislative action to change statutory patent law or court action that may reinterpret existing law or rules in ways affecting the scope or validity of issued patents. Even if patents do successfully issue from our patent applications, third parties may challenge the validity, enforceability, or scope of such patents, which may result in such patents being narrowed, invalidated, or held unenforceable. Decisions by courts and governmental patent agencies may introduce uncertainty in the enforceability or scope of patents owned by or licensed to us. Furthermore, the issuance of a patent does not give us the right to practice the patented invention. Third parties may also have blocking patents that could prevent us from marketing our own products and practicing our own technology. We may not be aware of all third-party intellectual property rights (for example, not be aware of a patent or not be aware of a patent’s scope) potentially relating to our products, product candidates or their intended uses, and as a result the impact of such third-party intellectual property rights upon the patentability of our own patents and patent applications, as well as the impact of such third-party intellectual property upon our ability to market our products without infringing third party patent rights, is highly uncertain. We cannot ensure that we do not infringe any patents or other proprietary rights held by others. If our products were found to infringe any proprietary right of another party, we could be required to pay significant damages or license fees to such party and/or cease production, marketing and distribution of those products.

Litigation may also be necessary to defend infringement claims of third parties or to enforce patent rights we hold or protect trade secrets or techniques we own. Further, third parties may seek approval to market their own products similar to or otherwise competitive with our products. In these circumstances, we may need to defend and/or assert our patents, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or agency with jurisdiction may find our patents invalid, unenforceable, or not infringed; competitors may then be able to market products and use manufacturing and analytical processes that are substantially similar to ours. Even if we have valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives.

Our success will also depend, in part, on preserving our trade secrets, maintaining the security of our data and know-how, and obtaining and maintaining other intellectual property rights. We rely on trade secret protection and confidentiality agreements for strategic purposes, to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. We may also rely on trade secret protection as temporary protection for concepts that may be included in a future patent filing. There can be no assurances that we can meaningfully protect or maintain intellectual property, trade secrets or other unpatented proprietary rights necessary to our business or in a form that provides us with a competitive advantage, or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our proprietary technology. In addition, our trade secrets, data, and know-how could be subject to unauthorized use, misappropriation, or disclosure to unauthorized parties, despite our efforts to enter into confidentiality agreements with our employees, consultants, clients, and other vendors who have access to such information, and could otherwise become known or be independently developed or discovered by third parties. Our intellectual property, including trademarks, could be challenged, invalidated, infringed, and circumvented by third parties, and our trademarks could also be diluted, declared generic or found to be infringing other marks. If any of the foregoing occurs, we could be forced to re-brand our products, resulting in loss of brand recognition, and requiring us to devote resources to advertising and marketing new brands, and suffer other competitive harm. Third parties may also adopt trademarks similar to ours, which could harm our brand identity and lead to market confusion. Failure to obtain and maintain intellectual property rights necessary to our business and failure to protect, monitor and control the use of our intellectual property rights could negatively impact our ability to compete and cause us to incur significant expenses. The intellectual property laws and other statutory and contractual arrangements in the United States and other jurisdictions we depend upon may not provide sufficient protection in the future to prevent the infringement, use, violation or misappropriation of our trademarks, data, technology and other intellectual property and services, and may not provide an adequate remedy if our intellectual property rights are infringed, misappropriated, or otherwise violated.

Additionally, we may find it necessary or prudent to acquire or obtain licenses from third-party intellectual property holders. However, we may be unable to acquire or secure such licenses to any intellectual property rights from third parties that we identify as necessary for our products or any future products we may develop. The acquisition or licensing of third-party intellectual property rights is a competitive area, and our competitors may pursue strategies to acquire or license third-party intellectual property rights that we may consider attractive or necessary, and our competitors could market competing products and technology. Our competitors may have a competitive advantage over us due to their size, capital resources and greater development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to acquire or license third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, we may have to abandon development of the relevant product, and our customers may be forced to stop using the relevant product, which could harm our business, financial condition, prospects and results of operations.

We may, in the future, be a party to intellectual property litigation or administrative proceedings that are very costly and time-consuming and could interfere with our ability to sell and market our products.

The medical device industry is highly competitive and has been characterized by extensive litigation regarding patents, trademarks, trade secrets, and other intellectual property rights, and companies in the industry have used intellectual property litigation to gain a competitive advantage. It is possible that U.S. and foreign patents, along with pending patent applications or trademarks controlled by third parties, may be alleged to cover our products, or that we may be accused of misappropriating third parties’ trade secrets. Additionally, our products include components that we purchase from vendors, and may include design components that are outside of our direct control. Our competitors, many of which have substantially greater resources and have made substantial investments in patent portfolios, trade secrets, trademarks, and competing technologies, may have applied for or obtained, or may in the future apply for or obtain, patents or trademarks that will prevent, limit or otherwise interfere with our ability to make, use, sell, import, and/or export our products (or components thereof) or to use our technologies or our product names.

Third parties, including our competitors, may currently have patents or obtain patents in the future and claim that the manufacture, use or sale of our products infringes these patents. We have not conducted an extensive search of patents issued or assigned to other parties, including our competitors, and no assurance can be given that patents containing claims relating to our products, parts of our products, technology or methods do not exist, have not been filed or could not be filed or issued. In addition, because patent applications can take many years to issue and because publication schedules for pending applications vary by jurisdiction, there may be applications now pending that may result in issued patents that our current or future products infringe. Also, because the claims of published patent applications can change between publication and patent grant, there may be published patent applications that may ultimately issue with claims that we infringe. As the number of competitors in our market grows and the number of patents issued in this area increases, the possibility of patent infringement claims against us escalates. Moreover, in recent years, individuals and groups that are non-practicing entities, commonly referred to as “patent trolls,” have purchased patents and other intellectual property assets for the purpose of making claims of infringement in order to extract settlements. From time to time, we may receive threatening letters, notices or “invitations to license,” or may be the subject of claims that our products and business operations infringe or violate the intellectual property rights of others. The defense of these matters can be time-consuming, costly to defend, divert management’s attention and resources, damage our reputation and brand and cause us to incur significant expenses or make substantial payments. Vendors from which we purchase hardware or software may not indemnify us in the event that such hardware or software is accused of infringing a third-party’s patent or trademark or of misappropriating a third-party’s trade secret.

Because patent applications are confidential for a period of time after filing, we cannot be certain that we were the first to file any patent application related to our products. Competitors may also contest our patents in court, at an administrative agency, or at the patent office, if issued, by proving that the invention was not original, was not novel, was obvious, or was obtained without disclosing all pertinent material prior art information to the patent office, among other reasons. For example, in litigation, a competitor could claim that our patents, if issued, are not valid for a number of reasons or are unenforceable due to inequitable conduct. If a court agreed, we would lose our rights to those challenged patents.

In addition, we may in the future be subject to claims by our former employees or consultants asserting an ownership right in our patents or patent applications, as a result of the work they performed on our behalf. Although we generally require all of our employees and consultants and any other partners or collaborators who have access to our proprietary know-how, information or technology to assign or grant similar rights to their inventions to us, we cannot be certain that we have executed such agreements with all parties who may have contributed to our intellectual property, nor can we be certain that our agreements with such parties will be upheld in the face of a potential challenge, or that they will not be breached, for which we may not have an adequate remedy.

Further, if third party claims of patent or trademark infringement or trade secret misappropriation are successfully asserted against us, such claims may harm our business, result in injunctions preventing us from selling our products, and require payment of license fees, damages, attorneys’ fees, and court costs, which may be substantial and have a material adverse impact on our business. In addition, if we are found to have willfully infringed third-party patents or trademarks or to have misappropriated trade secrets, we could be required to pay treble damages in addition to other penalties. Although patent, trademark, trade secret, and other intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties that may substantially erode our margins. Further, we may be unable to obtain necessary licenses on satisfactory terms, if at all. If we do not obtain necessary licenses, we may not be able to redesign our products to avoid infringement, and as such may need to stop selling the infringing products, which would have a significant adverse impact on our business, financial condition, prospects and results of operations.

Similarly, interference, derivation, cancellation, and opposition proceedings provoked by third parties or brought by the U.S. Patent and Trademark Office (USPTO) may be necessary to determine priority with respect to our patents, patent applications, trademarks, or trademark applications. We may also become involved in other proceedings, such as reexamination, inter partes review, post-grant review, derivation, interference, supplemental examination, cancellation or opposition proceedings before the USPTO or other jurisdictional body relating to our intellectual property rights or the intellectual property rights of others. Such challenges may result in loss of exclusivity or ability to make, use, and sell our products without infringing third-party intellectual property rights, or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical products and techniques without payment to us, or limit the duration of the patent protection of our technology. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses or rights could prevent us from using, selling, manufacturing, or importing our products or using product names, which would have a significant adverse impact on our business, financial condition, prospects and results of operations.

Additionally, we may file lawsuits or initiate other proceedings to protect or enforce our patents, trademarks, or other intellectual property rights, which could be expensive, time consuming and unsuccessful. Former, current, or future licensees may violate the terms of their licenses and thereby infringe our intellectual property. Competitors may infringe our issued patents, trademarks, or other intellectual property. To counter infringement or unauthorized use by licensees, competitors, or other parties, we may be required to file infringement or misuse claims, which can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims or file administrative actions against us alleging that we infringe their intellectual property. In addition, in a patent infringement proceeding, a court may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. Furthermore, even if our patents or trademarks are found to be valid and infringed, a court may refuse to grant injunctive relief against the infringer and instead grant us monetary damages and/or ongoing royalties. Such monetary compensation may be insufficient to adequately offset the damage to our business caused by the infringer’s competition in the market, and an adverse result in any litigation proceeding or administrative action could put one or more of our patents at risk of being invalidated or interpreted narrowly, which could adversely affect our competitive business position, financial condition, and results of operations. In addition, although we make efforts to comply with the patent marking provisions of 35 U.S.C. § 287(a), a court may decide that we have not met the requirements of the patent marking statute, which may prevent us from obtaining monetary damages that would otherwise have been due to us if we had complied with the marking statute.

Even if we are successful in defending against intellectual property claims, litigation or other legal proceedings relating to such claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. Protracted litigation to defend or prosecute our intellectual property rights could also result in our customers or potential customers deferring or limiting their purchase or use of the affected products until resolution of the litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial negative impact on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of litigation or other intellectual property related proceedings could harm our business, financial condition, prospects and results of operations.

In addition, third parties may assert infringement claims against our customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers or indemnify our customers for any costs associated with their own initiation or defense of infringement claims, regardless of the merits of these claims. If any of these claims succeeds or settles, we may be forced to pay damages or settlement payments on behalf of our customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using our products.

Obtaining and maintaining intellectual property, including patent protection, depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental agencies, and our intellectual property, including patent protection, could be reduced or eliminated for non-compliance with these requirements.

The USPTO, United States Copyright Office (USCO) and various foreign governmental agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the application process. In addition, periodic maintenance fees, renewal fees, annuity fees and various other government fees often must be paid to the USPTO, USCO and foreign agencies over the lifetime of any registered or applied-for intellectual property rights we may obtain in the future. While an unintentional lapse of an intellectual property registration or application can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the registration or application, resulting in partial or complete loss of intellectual property rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a registration or application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the intellectual property registrations and applications covering our products, we may not be able to stop a competitor from developing or marketing products that are the same as or similar to our products, which would have a material adverse effect on our business. We also have a duty to disclose to the USPTO any prior art known to us that may be material to the patentability of our patents. If we failed to submit any such material prior art, a court or administrative agency may deem one or more of our patents unenforceable. Additionally, certain of our patent applications relate to software inventions. Software-related patents in general are susceptible to validity or patentability challenges before the USPTO or in other judicial or quasi-judicial proceedings for being directed to non-statutory subject matter under 35 U.S.C. § 101.

Patent terms may be inadequate to protect our competitive position on our products for an adequate amount of time.

Patents have a limited lifespan. The terms of individual patents depend upon the legal term for patents in the countries in which they are granted. In most countries, including the United States, if all maintenance fees are timely paid, the natural expiration of a utility patent is generally 20 years from its earliest non-provisional filing date in the applicable country. However, the actual protection afforded by a patent varies from country to country, and depends upon many factors, including the type of patent, the scope of its coverage, voluntary disclaimer of patent term to obtain a patent’s allowance, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our products are obtained, once the patent life has expired, we may be open to competition from competitive products, which may harm our business prospects. In addition, although upon issuance in the United States a patent’s term can be extended based on certain delays caused by the USPTO, this extension can be reduced or eliminated based on certain delays caused by the patent applicant during patent prosecution. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. If we do not have sufficient patent terms to protect our products, proprietary technologies and their uses, our business would be seriously harmed. As our patents expire, the scope of our patent protection will be reduced, which may reduce or eliminate any competitive advantage afforded by our patent portfolio. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Changes in patent law or its interpretation could diminish the value of patents in general, thereby impairing our ability to protect our existing and future products.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. In 2011, the Leahy-Smith America Invents Act (the Leahy-Smith Act) was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted and also may affect patent litigation. These also include provisions that switched the United States from a “first-to-invent” system to a “first-to-file” system, allow third-party submission of prior art to the USPTO during patent prosecution and set forth additional procedures to attack the validity of a patent by the USPTO administered post-grant proceedings. Under a first-to-file system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. The USPTO recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective in 2013. A third-party that files a patent application in the USPTO after March 2013, but before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third-party. This will require us to be cognizant of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we were the first to file any patent application related to our products or invent any of the inventions claimed in our patents or patent applications.

The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third-party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third-party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third-party as a defendant in a district court action. Therefore, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. In addition, future actions by the U.S. Congress, the federal courts and the USPTO could cause the laws and regulations governing patents to change in unpredictable ways. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, prospects and results of operations.

In addition, patent reform legislation may pass in the future that could lead to additional uncertainties and increased costs surrounding the prosecution, enforcement and defense of our patents and applications. Furthermore, the U.S. Supreme Court and the U.S. Court of Appeals for the Federal Circuit have made, and will likely continue to make, changes in how the patent laws of the United States are interpreted. Similarly, foreign courts have made, and will likely continue to make, changes in how the patent laws in their respective jurisdictions are interpreted. We cannot predict future changes in the interpretation of patent laws or changes to patent laws that might be enacted into law by U.S. and foreign legislative bodies. Those changes may materially affect our patents or patent applications and our ability to obtain additional patent protection in the future.

Our patent rights and other intellectual property may be subject to priority, ownership or inventorship disputes, interferences, and similar proceedings.

We may also be subject to claims that former employees, collaborators, or other third parties have an interest in our patents and patent applications or other intellectual property as an inventor or co-inventor. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents and patent applications, such co-owners’ rights may be subject, or in the future subject, to assignment or license to other third parties, including our competitors. In addition, we may need the cooperation of any such co-owners to enforce any such patents and any patents issuing from such patent applications against third parties, and such cooperation may not be provided to us. Additionally, we may be subject to claims from third parties challenging our ownership interest in or inventorship of intellectual property we regard as our own, for example, based on claims that our agreements with employees or consultants obligating them to assign intellectual property to us are ineffective or in conflict with prior or competing contractual obligations to assign inventions to another employer, to a former employer, or to another person or entity, despite our inclusion of valid, present-tense intellectual property assignment obligations. Litigation may be necessary to defend against claims, and it may be necessary or we may desire to enter into a license to settle any such claim.

If we or our licensors are unsuccessful in any priority, validity (including any patent oppositions), ownership or inventorship disputes to which we or they are subject, we may lose valuable intellectual property rights through the loss of one or more of our patents, or such patent claims may be narrowed, invalidated, or held unenforceable, or through loss of exclusive ownership of or the exclusive right to use our owned or in-licensed patents. In the event of loss of patent rights as a result of any of these disputes, we may be required to obtain and maintain licenses from third parties, including parties involved in any such interference proceedings or other priority or inventorship disputes. Such licenses may not be available on commercially reasonable terms or at all or may be non-exclusive. If we are unable to obtain and maintain such licenses, we may need to cease the development, manufacture, and commercialization of one or more of the product candidates we may develop. An inability to incorporate technologies, features or other intellectual property that are important or essential to our products could have a material adverse effect on our business and competitive position. The loss of exclusivity or the narrowing of our patent claims could limit our ability to stop others from using or commercializing similar or identical technology and product candidates. Even if we are successful in priority, inventorship or ownership disputes, it could result in substantial costs and be a distraction to management and other employees. Any litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. Any of the foregoing could result in a material adverse effect on our business, financial condition, prospects and results of operations.

We may be subject to claims that our employees, consultants, advisors, or contractors have misappropriated the intellectual property of a third party, including trade secrets or know-how, or are in breach of a non-competition or non-solicitation agreement with our competitors, and third parties may claim an ownership interest in intellectual property we regard as our own. Such claims could harm our business, financial condition, prospects and results of operations.

As is common in the medical device industry, our employees, consultants, and advisors may be currently or previously employed or engaged at universities or other medical device or healthcare companies, including our competitors and potential competitors. Some of these employees, consultants, advisors, and contractors may have executed proprietary rights, non-disclosure, and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees, consultants, advisors, and contractors do not use the intellectual property, proprietary information, know-how or trade secrets of others in their work for us, we may in the future become subject to claims that we or these individuals have, inadvertently or otherwise, misappropriated the intellectual property, including trade secrets or other proprietary information, of their current or former employers, competitors or other third parties. Also, we may in the future be subject to claims that these individuals are violating non-compete agreements with their former employers. Litigation may be necessary to defend against these claims. If we fail to defend any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could harm our business, financial condition and results of operations. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while it is our policy to require our employees, vendors, and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, may be ineffective under current or future case law, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such defects in assignment or resulting claims could harm our business, financial condition, prospects and results of operations.

If we fail to validly execute invention assignment agreements with our employees and contractors involved in the development of intellectual property or are unable to protect the confidentiality of our trade secrets and other proprietary information, the value of our products our business and competitive position may be harmed.

In addition to patent protection, we also rely on other proprietary rights, including protection of trade secrets, know-how, and other confidential and proprietary information that is not patentable or that we elect not to patent. However, trade secrets can be difficult to protect, and some courts are less willing or unwilling to protect trade secrets. To maintain the confidentiality of our trade secrets and proprietary information, we generally have confidentiality and invention assignment provisions in contracts with our employees, consultants, suppliers, contract manufacturers, collaborators, and others upon the commencement of their relationship with us. However, we may not enter into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by such third parties, despite the existence generally of these confidentiality restrictions. These contracts may not provide meaningful protection for our trade secrets, know-how, or other proprietary information in the event of any unauthorized use, misappropriation, or disclosure of such trade secrets, know-how, or other confidential or proprietary information. There can be no assurance that such third parties will not breach their agreements with us, that we will have adequate remedies for any breach, or that our trade secrets or proprietary technology and processes will not otherwise become known or independently developed by competitors. We may need to share our proprietary information, including trade secrets, with future business partners, collaborators, contractors, and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or foreign actors, and those affiliated with or controlled by state actors. Despite the protections we do place on our intellectual property or other confidential and proprietary rights, monitoring unauthorized use and disclosure of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property or other proprietary rights will be adequate. In addition, the laws of many foreign countries will not protect our intellectual property or other proprietary rights to the same extent as the laws of the United States. Consequently, we may be unable to prevent our proprietary technology from being exploited abroad, which could affect our ability to expand to international markets or require costly efforts to protect our technology.

To the extent our intellectual property or other proprietary information protection is incomplete, we are exposed to a greater risk of direct competition. A third-party could, without authorization, copy or otherwise obtain and use our products or technology, or develop similar technology. Our competitors could purchase our products and attempt to replicate some or all of the competitive advantages we derive from our development efforts or design around our protected technology. Our failure to secure, protect and enforce our intellectual property rights could substantially harm the value of our products, brand, and business. The theft or unauthorized use or publication of our trade secrets and other confidential business information could reduce the differentiation of our products and harm our business, the value of our investment in research and development or acquisitions could be reduced, and third parties might make claims against us related to losses of their confidential or proprietary information. Any of the foregoing could materially and adversely affect our business, financial condition, prospects and results of operations.

Further, it is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology, and in such cases, we could not assert any trade secret rights against such parties. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our products that we consider proprietary. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our trade secret rights and related confidentiality and nondisclosure provisions. If we fail to obtain or maintain trade secret protection, or if our competitors obtain our trade secrets or independently develop technology similar to ours or competing technologies, our competitive market position could be materially and adversely affected. In addition, some courts are less willing or unwilling to protect trade secrets, and agreement terms that address non-competition are difficult to enforce in many jurisdictions and might not be enforceable in certain cases. Even though we use commonly accepted security measures, trade secret violations are often a matter of state law, and the criteria for protection of trade secrets can vary among different jurisdictions.

We also seek to preserve the integrity and confidentiality of our data and other confidential information by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached and detecting the disclosure or misappropriation of confidential information and enforcing a claim that a party illegally disclosed or misappropriated confidential information is difficult, expensive, and time-consuming, and the outcome is unpredictable. Further, we may not be able to obtain adequate remedies for any such breach.

We may not be able to enforce our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents or trademarks on our current and future products in all countries throughout the world would be prohibitively expensive. The requirements for patentability and trademarking may differ in certain countries, particularly developing countries. The laws of some foreign countries do not protect intellectual property rights to the same extent as laws in the United States. Consequently, we may not be able to prevent third parties from utilizing our inventions and trademarks in all countries outside the United States. Competitors may use our technologies or trademarks in jurisdictions where we have not obtained patent or trademark protection to develop or market their own products and further, may export otherwise infringing products to territories where we have patent and trademark protection, but enforcement on infringing activities is inadequate. These products or trademarks may compete with our current or future products or trademarks, and our patents, trademarks or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, may not favor the enforcement of patents, trademarks, and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents and trademarks or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent and trademark rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents and trademarks at risk of being invalidated or interpreted narrowly, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. In addition, certain countries in Europe and many other countries, including India and China, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, we may have limited remedies if our patents are infringed or if we are compelled to grant a license to our patents to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we own or license. Finally, our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

We rely on trademarks and trade names to build brand recognition and to promote, distinguish and market our products and services. Our current or future registered and unregistered trademarks or trade names may be challenged, opposed, infringed, circumvented or declared generic or descriptive, determined to be not entitled to registration, or determined to be infringing other marks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names or logos, which we need for name recognition by potential partners or customers in our markets of interest. During trademark registration proceedings, we may receive rejections of our applications by the USPTO or in other foreign jurisdictions. Although we would be given an opportunity to respond to those rejections, we may be unable to overcome such rejections. If our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively, and our business may be adversely affected. We may in the future license our trademarks and trade names to third parties. Although these license agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and tradenames by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names. Our efforts to enforce or protect our proprietary rights related to trademarks, trade names, and service marks may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our financial condition or results of operations.

Trademark litigation can be expensive, and the outcome can be highly uncertain. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. If we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease the use of such trademarks.

If we are unable to obtain licenses from third parties on commercially reasonable terms or fail to comply with our obligations under such agreements, our business could be harmed.

It may be necessary for us to use the patented or proprietary technology of third parties to commercialize our products, in which case we would be required to obtain a license from these third parties. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. If we are unable to license such technology, or if we are forced to license such technology, on unfavorable terms, our business could be harmed. If we are unable to obtain a necessary license, we may be unable to develop or commercialize the affected product candidates, which could harm our business, and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us.

Moreover, some of our patents and patent applications in the future may be jointly owned with third parties. If we are unable to obtain an exclusive license to any such third-party joint owners’ interest in such patents or patent applications, such joint owners may be able to license their rights to other third parties, including our competitors, who could market competing products and technology. In addition, we may need the cooperation of any such joint owners in order to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could harm our business, financial condition and results of operations.

If our third-party manufacturers do not respect our intellectual property and trade secrets and produce or sell competitive products using our designs or intellectual property, our business, financial condition, prospects and results of operation would be harmed.

Although our agreements with third-party manufacturing partners generally seek to preclude them from misusing our intellectual property and trade secrets, or using our designs to manufacture products for our competitors, we may be unsuccessful in monitoring and enforcing our intellectual property rights and may find counterfeit goods in the market being sold as our products and any future products similar to ours produced for our competitors using our intellectual property. Additionally, any steps to stop counterfeits may not be successful and customers who purchase these counterfeit goods may experience product defects or failures, harming our reputation and brand and causing us to lose future sales. Any of the foregoing could harm our business, financial condition and results of operations.

Intellectual property rights do not necessarily address all potential threats, and limitations in intellectual property rights could harm our business, financial condition, prospects and results of operations.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•        others may be able to make products that are similar to our products or utilize similar technology but that are not covered by the claims of our patents or that incorporate certain technology in our products that is in the public domain;

•        we, or our future licensors or collaborators, might not have been the first to make the inventions covered by the applicable issued patent or pending patent application that we own now or may own or license in the future;

•        we, or our future licensors or collaborators, might not have been the first to file patent applications covering certain of our or their inventions;

•        we, or our future licensors or collaborators, may fail to meet our obligations to the U.S. government regarding any future patents and patent applications funded by U.S. government grants, leading to the loss or unenforceability of patent rights;

•        others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•        it is possible that our patents or patent applications omit individuals who should be listed as inventors or include individuals that should not be listed as inventors, which may cause these patents or patents issuing from these patent applications to be held invalid or unenforceable;

•        claims of our patents or patent applications, if and when issued, may not cover our products or technologies or competitive products or technologies;

•        the inventors of our patents or patent applications may become involved with competitors, develop products or processes that design around our patents, or become hostile to us or the patents or patent applications on which they are named as inventors;

•        our competitors or other third parties might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•        we have engaged in scientific collaborations in the past and will continue to do so in the future and our collaborators may develop adjacent or competing products that are outside the scope of our patents;

•        we may not develop additional proprietary technologies that are patentable;

•        the patents of others may harm our business; or

•        we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third-party may subsequently file a patent covering such intellectual property.

Any of the foregoing could harm our business, financial condition, prospects and results of operations.

Our contracts with BARDA and DHA may affect our intellectual property rights.

Our contracts with BARDA and DHA include provisions that implement the Bayh-Dole Act of 1980 relating to a uniform patent policy among the many federal agencies funding research, which grants the U.S. government certain rights in inventions that may be conceived or first actually reduced to practice under the contract. In particular, pursuant to the Federal Acquisition Regulations which governs executive agencies acquisition of services with appropriated funds, the U.S. government is granted a nonexclusive, nontransferable, irrevocable, paid-up, worldwide license to practice such inventions or have such inventions practiced for or on behalf of the U.S. government. In addition to our intellectual property rights, the BARDA and DHA contracts each provide certain data rights to the U.S. government with unlimited rights in: (i) data first produced in the performance of this contract; (ii) form, fit, and function data delivered under the contract; (iii) data delivered under this contract (except for restricted computer software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair of items, components, or processes delivered or furnished for use under this contract; and (iv) all other data delivered under this contract unless provided otherwise for limited rights data or restricted computer software.

RISK FACTORS RELATED TO RCLF AND THE BUSINESS COMBINATION

Unless the context otherwise requires, all references in this subsection to (i) “we,” “us,” or “RCLF” refer to RCLF prior to the consummation of the Business Combination, (ii) “Combined Company” is to RCLF and its subsidiaries after consummation of the Business Combination, and (iii) “Spectral” is to Spectral MD Holdings, Ltd. and its subsidiaries prior to the consummation of the Business Combination, and to Spectral AI, Inc. (the surviving company following the Mergers) and its subsidiaries after the consummation of the Business Combination.

RCLF stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of the shares to Spectral stockholders, current RCLF stockholders’ percentage ownership will be diluted. Six of the seven expected members of the Combined Company’s board of directors after the completion of the Business Combination will be directors nominated by Spectral. The percentage of the Combined Company’s common stock that will be owned by current RCLF stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of current RCLF stockholders under different Private Placement levels, based on the number of issued and outstanding shares of RCLF common stock and Spectral common stock on April 11, 2023, and based on the merger consideration, current RCLF stockholders (including the Sponsor and officers and directors of RCLF), as a group, will own (1) if there are no further redemptions of Public Shares, 7.3% of the Combined Company’s common stock expected to be outstanding immediately after the Business Combination (on a fully diluted basis) or (2) if there is the maximum level of redemption of the Public Shares, approximately 4.9% of the Combined Company’s common stock expected to be outstanding immediately after the Business Combination (on a fully diluted basis). Because of this, current RCLF stockholders, as a group, will have less influence on the board of directors, management and policies of the Combined Company than they now have on the board of directors, management and policies of RCLF.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how RCLF public stockholders’ vote.

The Sponsor has agreed to, among other things, vote any shares of RCLF common stock owned by it in favor of the Business Combination, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 91.32% of the issued and outstanding shares of RCLF common stock. Accordingly, RCLF would not need any of the Public Shares to be voted in favor of the Business Combination or any other Proposal to have such Proposal approved and it is more likely that the necessary stockholder approval will be received for the Business Combination.

Since the holders of the Founder Shares, including RCLF’s officers and directors, have interests that are different, or in addition to (and which may conflict with), the interests of RCLF’s public stockholders, a conflict of interest may have existed in determining whether the Business Combination with Spectral is appropriate as RCLF’s Business Combination. Such interests include that such holders may lose their entire investment in RCLF if the Business Combination is not completed.

When you consider the recommendation of the RCLF Board in favor of approval of the Business Combination and the Proposals to be considered at the Special Meeting, you should keep in mind that the Sponsor, as well as RCLF’s officers and directors, have interests in the Business Combination that are different from, or in addition to (which may conflict with), those of RCLF stockholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        None of RCLF’s officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•        Each of RCLF’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. We do not believe, however, that the pre-existing fiduciary duties or contractual obligations of our officers and directors will materially undermine our ability to complete the Business Combination, and such pre-existing fiduciary duties and contractual obligations did not materially affect our search for an acquisition target.

•        Mr. Murphy is the managing member of the Sponsor.

•        It is anticipated that upon completion of the Business Combination and assuming 100% redemptions by Public Stockholders, the Sponsor, officers, directors and other affiliates and holders of the Founder Shares will own approximately 7.3% of the Combined Company. This level of ownership interest assumes: (a) no RCLF public stockholder exercises its redemption rights with respect to such stockholders’ shares for a pro rata portion of the funds in RCLF’s trust account, (b) no shares are issued pursuant to the Equity Incentive Plan, (c) forfeiture of all of the Private Placement Warrants and no exercise of Public Warrants, (d) no shares are issued pursuant to the potential Private Placement, (e) the Sponsor and the other Initial Stockholders retain an initial amount of 880,000 Founder Shares, (f) all New Options for shares of the Combined Company common stock are vested and exercised, (g) all New Warrants for shares of the Combined Company common stock are vested and exercised and (h) all New RSUs for shares of the Combined Company stock are vested and issued in respect thereof.

•        If the Business Combination or another business combination is not consummated by February 17, 2024, RCLF will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the trust account, including interest (net of taxes payable, and less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding public shares, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of RCLF’s remaining stockholders and the RCLF Board, dissolve and liquidate. In such event, the Founder Shares and the Private Placement Warrants (which the Sponsor has agreed to forfeit in connection with the Business Combination) and all underlying securities held by the Sponsor and RCLF’s directors and officers would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Sponsor would also not be entitled to receive the fees described below in such an event.

•        On December 10, 2020, Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Founder Shares of RCLF. In January 2021, Sponsor transferred a total of 130,000 Founder Shares to Mr. Radecki, Mr. Edmonds and Ms. Bellini at their original per-share purchase price. On February 11, 2021, RCLF effected a 1:1.1 stock split of its Class B common stock, resulting in an aggregate of 6,325,000 shares of common stock outstanding so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of RCLF’s then issued and outstanding common stock upon the consummation of the IPO (which figure is now 93% of RCLF’s issued and outstanding common stock as of the date hereof). Such shares (before any forfeiture pursuant to the Sponsor Letter Agreement) had an aggregate market value of approximately $67,108,250.00 based upon the closing price of $10.61 per share on Nasdaq on July 26, 2023. The Sponsor has agreed to forfeit all but 750,000 Founder Shares in connection with the Business Combination, subject to the terms of the Sponsor Letter Agreement. See “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.”

•        Pursuant to the Sponsor Letter Agreement, Sponsor will be entitled to retain a number of shares of the Combined Company depending on the RCLF Closing Cash amount. See “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.” If the RCLF Closing Cash is (i) less than $10,000,000, Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock such that Sponsor holds 750,000 shares of the Combined Company common stock, (ii) greater than or equal to $10,000,000, but less than $20,000,000, Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock such that Sponsor holds 1,000,000 shares of the Combined Company common stock, (iii) greater than or equal to $20,000,000, but less than $30,000,000, Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock such that Sponsor holds 1,250,000 shares of the Combined Company common stock or (iv) greater than or equal to $30,000,000, Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock such that Sponsor holds 1,500,000 shares of the Combined Company common stock; in each case, such figure excludes any shares issued to Sponsor or its Affiliates in any potential Private Placement and is prior to any forfeiture of shares pursuant to any excess RCLF Expenses over the RCLF Expense Cap). Sponsor thus benefits from (x) increasing the potential Private Placement (which would further dilute RCLF’s stockholders) and (y) mitigating redemptions by RCLF stockholders.

•        Simultaneously with the closing of the RCLF IPO, Sponsor purchased an aggregate of 4,706,667 Private Placement Warrants at a price of $1.50 per private warrant ($7,060,000 in the aggregate). Each private warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the RCLF IPO to be held in the Trust Account. The Private Placement Warrants had an aggregate market value of $674,666.64 based upon the closing price of approximately $0.080 per share on Nasdaq on July 26, 2023. The Private Placement Warrants will become worthless if RCLF does not consummate a business combination by February 17, 2024 (unless this deadline is extended pursuant to RCLF’s covenant to extend such deadline under the Business Combination Agreement and pursuant to the RCLF Organizational Documents). The Sponsor has agreed to forfeit all Private Placement Warrants for no consideration in connection with the Business Combination. See “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.”

•        Mr. Murphy, a current director of RCLF, will become a director of the Combined Company after the Closing. As such, in the future he may receive cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors.

•        If RCLF is unable to complete an initial business combination within the Completion Window, Sponsor will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by RCLF for services rendered or contracted for or products sold to RCLF. If RCLF consummates an initial business combination, on the other hand, RCLF will be liable for all such claims.

•        RCLF’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on RCLF’s behalf, such as identifying and investigating possible business targets and business combinations (to the extent such expenses do not exceed the RCLF Expense Cap). As of July 26, 2023, RCLF’s officers and directors and their affiliates are not expecting or awaiting reimbursement of any such out-of-pocket expenses. However, if RCLF fails to consummate an initial business combination within the Completion Window, they will not have any claim against the trust account for reimbursement. Accordingly, RCLF may not be able to reimburse these expenses if the Business Combination or another initial business combination, is not completed within the Completion Window.

•        Sponsor, entered into administrative services agreement with RCLF, pursuant to which, commencing on February 11, 2021 through the earlier of RCLF’s consummation of a Business Combination and its liquidation, RCLF agreed to pay the Sponsor a total of $10,000 per month for office space, support and administrative services. For the three months ended March 31, 2023 and 2022, RCLF incurred $30,000 and $30,000 in fees for these services, respectively. At March 31, 2023 and 2022, $260,000 and $230,000 of administrative fees, respectively, were included in accrued expenses, respectively, which would be paid from funds held outside the trust account, including funds released from the trust account to pay for working capital.

•        Our current directors and officers will continue to be indemnified and the liability insurance of the directors and officers will continue.

•        Given the difference in the purchase price the Sponsor and our directors paid for the Founders Shares as compared to the price of the units sold in the RCLF IPO, the Sponsor and our directors may earn a positive rate of return on their investment even if the Combined Company common stock trades below the price paid for the units in the RCLF IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination.

•        The Sponsor and our directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to the Public Stockholders rather than liquidating RCLF.

•        The Sponsor and our directors and officers, among others, will enter into the Registration Rights Agreement which will provide them with registration rights.

The personal and financial interests of the Sponsor and our officers and directors may have influenced their motivation in identifying and selecting Spectral as a business combination target, completing the Business Combination and influencing the operation of the business following the Business Combination. None of our officers and directors are required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

The RCLF Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to the RCLF stockholders that they vote “FOR” the proposals presented at the special meeting.

In addition to considering the factors described above, the RCLF Board also recognized and considered that the Sponsor, its affiliates and some officers and directors of RCLF may have interests in the Business Combination that are in addition to, and that may be different from, the interests of RCLF stockholders resulting in potential conflicts of interests, including on account of the price paid by the Sponsor and the independent directors for their Founder Shares and the potential loss of all value to such persons associated with such securities if RCLF does not consummate a business combination. See “Risk Factors — Risks Relating to the Business Combination and RCLF,” “Interests of RCLF’s Directors and Officers in the Business Combination” and “Certain Relationships and Related Party Transactions — RCLF Related Person Transactions” for more information. Recognizing these potentially differing interests and in an effort to mitigate potential conflicts of interest, the RCLF Board in evaluating the financial aspects of the Business Combination, which included several meetings held by the RCLF Board to discuss and consider the financial terms of the transaction, the financial and operating performance of certain publicly traded companies deemed similar to Spectral in one or more respects, and transactions involving acquisition targets deemed similar to Spectral in one or more respects. The RCLF Board also considered, among other factors, the Sponsor’s agreement to forfeit a significant portion of its Founder Shares and all of its Private Placement Warrants. In addition, RCLF engaged outside legal advisors to, among other things, assist the RCLF Board in evaluating the legal terms that were being negotiated in the Business Combination Agreement and other ancillary agreements, which included several meetings between the RCLF Board and such legal advisors to review and consider the terms of the Business Combination Agreement and other ancillary agreements and discuss the ongoing status of the negotiations and the market for the terms being proposed.

The Initial Stockholders, directors and officers who hold Founder Shares, Private Placement Warrants and/or RCLF’s pre-transaction Class B common stock may receive a positive return on their investment even if RCLF’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

If RCLF is able to complete a business combination within the required time period, the Initial Stockholders, directors and officers who hold Founder Shares, Private Placement Warrants and/or RCLF’s pre-transaction Class B common stock, which were acquired prior to the RCLF IPO, or concurrently with the completion of the RCLF IPO, may receive a positive return on their investment even if RCLF’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

RCLF has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to RCLF or our stockholders from a financial point of view.

The RCLF Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination and recommend that its stockholders vote to approve the Business Combination. RCLF is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price it is paying for Spectral is fair to RCLF or its stockholders from a financial point of view. In analyzing the Business Combination, the RCLF Board and RCLF’s management conducted due diligence on Spectral and researched the industry in which Spectral operates and concluded that the Business Combination was in the best interest of RCLF and our stockholders. Accordingly, RCLF’s stockholders will be relying solely on the judgment of the RCLF Board in determining the value of Spectral, and the RCLF Board may not have properly valued such business. The lack of third-party valuation or fairness opinion may increase the number of RCLF’s stockholders that vote against the Business Combination or demand redemption of their shares, which could adversely impact our ability to consummate the Business Combination and/or the ability of the Combined Company to operate and meet our financial obligations as they become due.

RCLF may not hold an annual stockholder meeting until after the consummation of the Business Combination. The Public Stockholders will not have the right to elect or remove directors prior to the consummation of the Business Combination.

In accordance with Nasdaq corporate governance requirements, RCLF is not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. RCLF may not hold an annual meeting of stockholders until after we consummate the Business Combination and thus may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting of stockholders be held for the purposes of electing directors in accordance with a company’s bylaws unless such election is made by written consent in lieu of such a meeting. Therefore, if RCLF’s stockholders want RCLF to hold an annual meeting prior to RCLF’s consummation of the Business Combination, they may attempt to force RCLF to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL. Until we hold an annual meeting of stockholders, Public Stockholders may not be afforded the opportunity to discuss Company affairs with management. In addition, prior to the Business Combination, (a) as holders of our Class A common stock, our Public Stockholders will not have the right to vote on the election of RCLF directors, and (b) holders of a majority of the issued and outstanding shares of RCLF Class B common stock may remove a member of our board of directors for any reason.

Nasdaq may delist RCLF securities from trading on its exchange, which could limit investors’ ability to make transactions in RCLF’S securities and subject us to additional trading restrictions.

We cannot assure you that our securities will continue to be listed on Nasdaq. On January 22, 2023, we received a written notice (the “Notice”) from the Listing Qualifications Department (the “Staff”) of Nasdaq indicating that RCLF is not in compliance with Listing Rule 5550(a)(4), due to RCLF’s failure to meet the minimum 500,000 publicly held shares requirement for the Nasdaq Capital Market. On March 9, 2023, per the Notice, RCLF submitted a plan of compliance to achieve and sustain compliance with all Nasdaq Capital Market listing requirements. If Nasdaq does not accept RCLF’s plan, RCLF will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel. We cannot assure you that we will be able to regain compliance with the Nasdaq continued listing requirements, including the minimum public holder or minimum publicly held shares, or that its securities will continue to be listed on Nasdaq.

If any of our securities are delisted from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect such securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our Class A common stock are a “penny stock” which will require brokers trading in our Class A common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or pre-empts the states from regulating the sale of certain securities, which are referred to as “covered securities.” RCLF’s Units, Class A common stock and warrants currently qualify as covered securities under such statute. Although the states are pre-empted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While RCLF is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if RCLF is no longer listed on Nasdaq, our securities would not qualify as covered securities under such statute and RCLF would be subject to regulation in each state in which RCLF offers our securities, which may negatively impact RCLF’s ability to consummate the Business Combination.

We may elect to close the Business Combination even if the RCLF Board determines it is no longer in its stockholders’ best interest.

RCLF’s public stockholders are not protected from a material adverse event of Spectral arising between the date of the Business Combination Agreement and the Closing primarily by the right to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account in accordance with the procedures described elsewhere in this proxy statement/prospectus. If a material adverse event were to occur with respect to Spectral prior to consummation of the Business Combination, but after obtaining the requisite approvals of its stockholders at the Special Meeting (which would also be after the deadline for its public stockholders’ election to redeem their Public Shares), RCLF may elect, but is not required, to close the Business Combination if it were to determine it is no longer in its stockholders’ best interest to do so (as a result of such material adverse event) which could have a significant negative impact on its business, financial condition or results of operations.

We may enter into certain Private Placements to consummate the Business Combination. Such Private Placements could have adverse effects on your RCLF Common Stock.

To consummate the Business Combination, we may enter into certain Private Placements. There is no guarantee that any potential Private Placement will be entered into and even if we enter into such Private Placements, there is no guarantee that we will consummate the Private Placement, and such failure may result in less cash for the Combined Company and an inability of the Combined Company to fund its operations. If such Private Placements are successful in helping us consummate the Business Combination, our stockholders could experience significant dilution, and the terms of any potential Private Placements may provide for rights, preferences or privileges that are disadvantageous to our stockholders.

If the conditions to the Business Combination Agreement are not satisfied or waived, the Business Combination may not occur.

Even if the Business Combination is approved by RCLF’s stockholders, the Business Combination Agreement contains specified conditions that must be satisfied or waived (to the extent any such condition can be waived) before RCLF and Spectral are obligated to complete the Business Combination, which conditions are described in more detail in the sections titled “The Business Combination” and “The Business Combination Agreement.” RCLF and Spectral may not satisfy all of the closing conditions in the Business Combination Agreement, and in such event, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver. Any such delay could adversely impact some or all of the intended benefits of the Business Combination, and if such conditions are not satisfied or waived prior to the Agreement End Date, in certain circumstances, RCLF and Spectral will be entitled to terminate the Business Combination Agreement.

The exercise of discretion by RCLF’s officers and directors in agreeing to changes in the terms of the Business Combination Agreement, consenting to actions taken or proposed to be taken by Spectral or waivers of the conditions to RCLF’s obligation to consummate the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in RCLF’s stockholders’ best interest.

In the period leading up to the Closing, events may occur that would require RCLF to agree to amend the Business Combination Agreement, to consent to certain actions taken or proposed to be taken by Spectral or to waive one or more rights of RCLF under the Business Combination Agreement, including waivers to the conditions to its obligation to consummate the Business Combination. In such event and subject to its governing documents and applicable laws, the RCLF Board could determine to agree to such amendments, grant such consents or waive such rights. The existence of financial and personal interests of one or more of RCLF’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interest of RCLF and its stockholders and what he, she or they may believe is their own best interest in determining whether or not to RCLF agrees to such amendments, grants such consents or waives such rights or conditions. As of the date of this proxy statement/prospectus, RCLF does not expect there will be any such amendments, consents or waivers prior to consummation of the Business Combination.

Past performance by any member or members of RCLF’s management team, any of their respective affiliates, or the Sponsor may not be indicative of future performance of an investment in Spectral or the Combined Company.

Past performance by any member or members of RCLF’s management team or any of their respective affiliates, including the Sponsor, is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of any member or members of the management team, any of their respective affiliates, the Sponsor or any of the foregoing’s related investment’s performance, as indicative of the future performance of an investment in Spectral or the Combined Company or the returns Spectral or the Combined Company will, or is likely to, generate going forward.

RCLF and Spectral will incur significant transaction and transition costs in connection with the Business Combination.

RCLF and Spectral have both incurred and expect to incur significant, non-recurring costs in connection with the Business Combination and the Combined Company’s operation as a U.S. public company following the consummation of the Business Combination. RCLF and Spectral may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination, including legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by the Combined Company upon consummation of the Business Combination; provided, however, that certain transaction expenses incurred by RCLF do not exceed the RCLF Expense Cap.

We may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their Public Warrants worthless.

Following the Business Combination, we have the ability to redeem outstanding Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. We will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant; provided that the closing price of a share of the RCLF Class A common stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrantholders. We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the shares of RCLF Class A common stock issuable upon exercise of such warrants is effective and a current prospectus relating to those shares of RCLF Class A common stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

In addition, we will have the ability to redeem the outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the closing price of a share of RCLF Class A common stock equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which a notice of redemption is sent to the warrant holders. This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for a share of RCLF Class A common stock exceeds $18.00 per share for a specified period of time. Recent trading prices for a share of RCLF Class A common stock have not exceeded the $10.00 per share threshold at which the Public Warrants would become redeemable. In such a case, the holders will be able to exercise their Public Warrants prior to redemption for a number of shares of RCLF Class A common stock determined based on the redemption date and the fair market value of the shares of RCLF Class A common stock. Please see the notes to RCLF’s financial statements included elsewhere in this proxy statement/prospectus for more information. The value received upon exercise of the Public Warrants (i) may be less than the value the holders would have received if they had exercised their Public Warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the Public Warrants.

In each case, we may only call the Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder; provided that holders will be able to exercise their Public Warrants prior to the time of redemption and, at RCLF’s election, any such exercise may be required to be on a cashless basis.

Assuming maximum redemptions of 100% of the Public Shares, and using the closing warrant price on Nasdaq of $0.080 as of July 26, 2023, the aggregate fair value of Public Warrants that can be retained by redeeming stockholders is approximately $674,666.64.

We may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then-outstanding warrants. As a result, the exercise price of our warrants could be increased, the exercise period could be shortened and the number of shares of RCLF common stock purchasable upon exercise of a warrant could be decreased without a warrant holder’s approval.

Our warrants were issued in registered form under the Warrant Agreement, between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or to cure, correct or supplement any defective provision or add or change any other provisions with respect to matters or questions arising under the Warrant Agreement as may be deemed necessary or desirable and shall not adversely affect the interests of the holders, but requires the approval by the holders of a majority of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of a majority of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of a majority of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of RCLF common stock purchasable upon exercise of a warrant.

A provision in RCLF’s Warrant Agreement may make it more difficult for RCLF to consummate the Business Combination if RCLF issues additional RCLF common stock or equity-linked securities.

If (i) RCLF issues additional RCLF common stock or equity-linked securities for capital raising purposes in connection with the Closing of the Business Combination at a price or deemed price of less than $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) (with such issue price or effective issue price to be determined in good faith by the RCLF Board and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuance represent more than 60% of the total equity proceeds, and interest thereon, available for funding of the Business Combination on the Closing Date (net of redemptions) and (iii) the volume weighted average trading price of RCLF common stock during the 20 trading day period starting on the trading day prior to the Closing Date (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the Public Warrants will be adjusted to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices applicable to Public Warrants will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. This may make it more difficult for RCLF to consummate the Business Combination. Such adjustment may result in additional dilution to the RCLF stockholders and may make it more difficult to consummate the Business Combination.

Announcement of the proposed Business Combination could disrupt Spectral’s relationships with its customers, employees, business partners and others, as well as its (and consequently the Combined Company’s) operating results and business generally.

Whether or not the Business Combination is consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Spectral’s (and consequently the Combined Company’s) business include the following:

•        its employees may experience uncertainty about their future roles, which could adversely affect Spectral’s ability to retain and hire key personnel and other employees;

•        business partners and other parties with which Spectral maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Spectral, or fail to extend an existing relationship with Spectral; and

•        Spectral has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Spectral’s (and consequently the Combined Company’s) results of operations and cash available to fund its business.

After consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Spectral has identified all material issues or risks associated with Spectral, its business or the industry in which it operates, or that factors outside of Spectral’s and our control will not later arise. Furthermore, even if our due diligence has identified certain issues or risks, unexpected issues and risks may arise and previously identified issues and risks may materialize in a manner that is not consistent with our preliminary risk analysis. As a result, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. If any of these issues or risks materialize, it could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or the Combined Company. Additionally, we have no indemnification rights against the Spectral stockholders under the Business Combination Agreement and all of the merger consideration will be delivered at the Closing.

Accordingly, any RCLF stockholders or unit holders who choose to remain stockholders of the Combined Company following the Business Combination could suffer a reduction in the value of their shares, warrants and units. Such stockholders or unit holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

There are risks to our public stockholders who are not affiliates of the Sponsor of becoming stockholders of the Combined Company through the Business Combination rather than through an underwritten public offering, including no independent due diligence review by an underwriter.

Our stockholders should be aware that there are risks associated with Spectral becoming publicly traded through the Business Combination instead of through an underwritten offering, including that investors will not receive the benefit of any independent review of Spectral’s finances and operations, including its projections.

Underwritten public offerings of securities are subject to a due diligence review of the issuer by the underwriters to satisfy duties under the Securities Act, the rules of the Financial Industry Regulatory Authority, Inc. (FINRA) and the rules of the national securities exchange on which such securities will be listed. Additionally, underwriters conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering and undertake a due diligence review process in order to establish a due diligence defense against liability for claims under the federal securities laws. Our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type typically performed by underwriters in a public securities offering. While sponsors, private investors and management in a business combination undertake financial, legal and other due diligence, it is not necessarily the same review or analysis that would be undertaken by underwriters in an underwritten public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this proxy statement/prospectus.

There could also be more volatility in the near-term trading of the Combined Company’s securities following the consummation of the Business Combination as compared to an underwritten public offering of its common stock.

In addition, the Sponsor, certain members of the RCLF board of directors and its officers, as well as their respective affiliates and permitted transferees, have interests in the proposed transactions that are different from or are in addition to those of holders of the Combined Company’s securities following completion of the Business

Combination, and that would not be present in an underwritten public offering of the Combined Company’s securities. Such interests may have influenced the board of directors of RCLF in making their recommendation that RCLF stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if the Combined Company became a publicly listed company through an underwritten initial public offering instead of upon completion of the Mergers.

The historical financial data for Spectral and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.

The historical financial data for Spectral included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as the Combined Company during the periods presented or those that the Combined Company will achieve in the future. This is primarily the result of the following factors: (i) the Combined Company will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) the Combined Company’s capital structure will be different from that reflected in Spectral’s historical financial statements. The Combined Company’s financial condition and future results of operations could be materially different from amounts reflected in its and Spectral’s historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare the Combined Company’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, RCLF being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Spectral on the Closing Date and the number of shares of RCLF common stock that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of the Combined Company’s future operating or financial performance. The Combined Company’s actual financial condition and results of operations may vary materially from pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if it develops, it may not be sustained.

The ability of Public Stockholders to redeem their shares for cash may make our financial condition unattractive given the amount of the deferred underwriting commissions payable to the underwriters will not be adjusted for any shares that are redeemed in connection with the Business Combination.

All but $750,000 of the deferred underwriting commissions payable to the underwriters were waived prior to the completion of the Business Combination. If we are able to consummate the Business Combination, the per-share value of shares held by non-redeeming stockholders will determine the amount of deferred underwriting commissions to which the underwriters are obligated (up to an amount of $750,000). Further, the amount of the deferred underwriting commissions payable to the underwriters will not be adjusted for any shares that are redeemed in connection with the Business Combination, and RCLF will not be able to use any discount or waiver of any such deferred underwriting commissions as consideration in the Business Combination. Thus, to the extent Public Stockholders redeem their shares for cash, the deferred underwriting commissions will become increasingly dilutive, additional shares of the Combined Company common stock will be issued, resulting in further dilution to the holders of the Combined Company common stock and an increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such shares may be redeemed could adversely affect the market price of the Combined Company common stock.

We may not be able to complete the Business Combination within the prescribed time frame, in which case we would cease all operations except for the purpose of winding up and we would redeem our Public Shares and liquidate, in which case our Public Stockholders may receive only $10.00 per share, or less than such amount in certain circumstances, and our warrants will expire worthless.

Our amended and restated certificate of incorporation provides that we must complete the Business Combination by February 17, 2024. We may not be able to find a suitable target business and complete our initial Business Combination within such time period. Our ability to complete our initial Business Combination may be negatively impacted by general market conditions, volatility in the equity and debt markets and the other risks described herein, including as a result of terrorist attacks, natural disasters, global hostilities, or a significant outbreak of infectious diseases. For example, the effects of the coronavirus pandemic (“COVID-19”) continues both in the U.S. and globally and, while the extent of the impact of the outbreak on us will depend on future developments, it could limit our ability to complete the Business Combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Additionally, the COVID-19 pandemic and other events (such as terrorist attacks, natural disasters, global hostilities or a significant outbreak of other infectious diseases) may negatively impact businesses we may seek to acquire. It may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those related to the market for our securities and cross-border transactions.

If we have not completed the Business Combination by February 17, 2024, or during any extension period, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our Public Stockholders may receive only $10.00 per share, or less than $10.00 per share, on the redemption of their shares, and our warrants will expire worthless.

You must tender your shares of RCLF common stock in order to validly seek redemption at the special meeting.

In connection with tendering your shares for redemption, you must elect either to physically tender your common stock certificates to the Transfer Agent or to deliver your shares of RCLF common stock to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, which election would likely be determined based on the manner in which you hold your shares of RCLF’s common stock, in each case, by two business days prior to the originally scheduled vote on the Business Combination Proposal. The requirement for physical or electronic delivery by two business days prior to the originally scheduled vote on the Business Combination Proposal ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is approved. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

RCLF does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for RCLF to complete the Business Combination with which a substantial majority of RCLF’s stockholders do not agree.

RCLF’s existing charter does not provide a specified maximum redemption threshold, except that RCLF will not redeem public shares in an amount that would cause RCLF’s net tangible assets to be less than $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). As a result, RCLF may be able to complete the Business Combination even though a substantial portion of public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement, no agreements with respect to the private purchase of public shares by RCLF or the persons described above have been entered into with any such investor or holder. RCLF will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business

Combination Proposal or other proposals (as described in this proxy statement) at the special meeting. The Insiders have agreed not to redeem any RCLF common stock held by them in connection with a stockholder vote to approve the Business Combination.

In the event that the aggregate cash consideration that RCLF would be required to pay for all shares of RCLF common stock that are validly submitted for redemption, plus any amount required to satisfy the foregoing cash condition pursuant to the terms of the Business Combination Agreement, exceeds the aggregate amount of cash available to RCLF, RCLF may not complete the Business Combination or redeem any shares, all shares of RCLF common stock submitted for redemption will be returned to the holders thereof and RCLF may instead search for an alternate initial business combination.

A significant number of shares of RCLF Common Stock were redeemed in December 2022. The reduced liquidity and number of round-lot holders of RCLF’s public shares may make it more difficult for it to meet Nasdaq’s listing requirements and to consummate the Business Combination, and as a result, RCLF common stock may not be very liquid following the Business Combination.

In connection with RCLF’s special meeting of stockholders on December 21, 2022, where the stockholders approved certain proposals giving RCLF the right to extend the date by which it has to complete a business combination, from February 17, 2023 to February 17, 2024, a total of 24,841,284 shares were tendered for redemption. Approximately $1,034,596 was withdrawn from RCLF’s trust account to pay for the redemption, leaving approximately $4,626,107 in the trust account as of December 31, 2022. As a result of the redemptions, RCLF now has less liquidity and fewer round-lot holders of its public shares, which may make it more difficult to meet Nasdaq listing requirements.

Since it is a condition to closing that (i) RCLF shall not have been delisted from Nasdaq or (ii) the RCLF’s listing on Nasdaq or another national securities exchange mutually agreed to by the parties shall have been conditionally approved and, immediately following the Closing, RCLF shall satisfy any applicable initial and continuing listing requirements of Nasdaq or such other national securities exchange and shall not have any outstanding notice of non-compliance, and the RCLF Class A Common Stock shall have been approved for listing on such stock exchange, RCLF’s reduced public float may make it more difficult for us to meet the Nasdaq listing requirements, and to consummate the Business Combination.

Reduction in RCLF’s available public float will likely also reduce the trading volume and liquidity of RCLF securities and increase the volatility of its securities. With a significantly smaller number of stockholders, trading in the shares of the Combined Company may be limited and your ability to sell your shares in the market could be adversely affected. The Combined Company intends to apply to list its shares on Nasdaq, and Nasdaq may not list the common stock on its exchange, which could limit investors’ ability to make transactions in RCLF’s securities and subject RCLF to additional trading restrictions.

Furthermore, additional shares may be redeemed in connection with the closing of the Business Combination, further reducing the Combined Company’s public float and number of stockholders, again increasing the likelihood that RCLF is unable to meet Nasdaq listing requirements and close the Business Combination.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of RCLF might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Stockholders of RCLF who wish to redeem their shares of RCLF common stock for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of RCLF common stock for a pro rata portion of the funds held in the Trust Account.

Stockholders electing to redeem their shares of RCLF common stock will receive their pro rata portion of the Trust Account less franchise and income taxes payable.

If, despite RCLF’s compliance with the proxy rules, a stockholder fails to receive the proxy materials, such stockholder may not become aware of the opportunity to redeem its shares of RCLF common stock. In addition, the proxy materials that RCLF is furnishing to holders of public shares of RCLF common stock in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem public shares of RCLF common stock. In the event that a stockholder fails to comply with these procedures, its shares of RCLF common stock may not be redeemed.

The Sponsor, Spectral or their directors, officers, advisors or respective affiliates may elect to purchase shares from public stockholders prior to the consummation of the Business Combination and the other proposals described in this prospectus/proxy statement, which may influence the vote on the Business Combination and reduce the public “float” of our securities.

Subject to applicable securities laws, the Sponsor, Spectral or their respective directors, officers, advisors or affiliates may purchase Public Shares in privately negotiated transactions or in the open market, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Proposals, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgment that such stockholder, although still the record holder of RCLF common stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Spectral or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of obtaining requisite stockholder approvals of the proposals to be voted on at the Special Meeting, including the Business Combination or to satisfy the conditions in the Business Combination Agreement, where it appears that such requirements would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on Nasdaq or another national securities exchange or reducing the liquidity of the trading market for our securities.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing the Business Combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because Spectral is not currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a U.S. public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Spectral as a company publicly traded on the AIM Market. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to the Combined Company after the Business Combination. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of the Combined Company common stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The proposed business combination with Spectral may be delayed or ultimately prohibited since such initial business combination may be subject to regulatory review and approval requirements, including pursuant to foreign investment regulations and review by governmental entities such as the Committee on Foreign Investment in the United States (“CFIUS”).

The Business Combination may be subject to regulatory review and approval requirements by governmental entities, or ultimately prohibited. For example, CFIUS has authority to review direct or indirect foreign investments in U.S. companies. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings, to charge filing fees related to such filings, and to self-initiate national security reviews of foreign direct and indirect investments in U.S. companies if the parties to that investment choose not to file voluntarily. If CFIUS determines that an investment threatens national security, CFIUS has the power to impose restrictions on the investment or recommend that the President prohibit and/or unwind it. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, the nationality of the parties, the level of beneficial ownership interest and the nature of any information or governance rights involved.

In our view, it is unlikely that the Business Combination would be subject to or impacted by a CFIUS review. Our Sponsor has a principal place of business in New York. Michael P. Murphy is the managing member of Rosecliff Credit Opportunity Fund I GP, LLC, a Delaware limited liability company, which is the general partner of Rosecliff Credit Opportunity Fund I, L.P., a Delaware limited partnership, which is the managing member of our Sponsor. Each of Rosecliff Credit Opportunity Fund I GP, LLC and Rosecliff Credit Opportunity Fund I, L.P. has a principal place of business in New York. Mr. Murphy is a U.S. person living in New York. Additionally, to the best of the Company’s knowledge, all of the non-managing members of the Sponsor are U.S. persons. As such, the Sponsor is not, is not controlled by, and does not have substantial ties with a non-U.S. person. Moreover, the parties have determined that Spectral is not a TID U.S. business, as that term is defined in 31 C.F.R. § 800.248, and as a result, it is not mandatory to submit a CFIUS filing with respect to the Business Combination. In addition, Spectral’s controlling stockholder, ELS 1960 Family, L.P., has a principal place of business in Florida, and its general partner, Erich Spangenberg, is a U.S. person whose principal residence is located in Florida. We do not anticipate any CFIUS-related delay.

Nevertheless, we may submit to CFIUS review on a voluntary basis or proceed with the transaction without submitting to CFIUS and risk CFIUS intervention, before or after closing the transaction. CFIUS may decide to block or delay the Business Combination, or impose conditions with respect to it, which may delay or prevent us from consummating the transaction.

The process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete our initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we are unable to consummate the Business Combination within the applicable time period required, including as a result of extended regulatory review, we will, as promptly as reasonably possible but not more than five business days thereafter, redeem the Public Shares for a pro rata portion of the funds held in the trust account and as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such event, our stockholders will miss the opportunity to benefit from the Business Combination and the appreciation in value of such investment. Additionally, the warrants will be worthless.

We will incur increased costs as a result of operating as a U.S. public company, and the Combined Company’s management will be required to devote substantial time to new compliance and investor relations initiatives.

As a U.S. public company, the Combined Company will incur significant legal, accounting and other expenses that Spectral did not incur prior to the Business Combination. The Combined Company will be subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of the Sarbanes-Oxley Act, require, among other things, that a public company establish and maintain effective disclosure and financial controls. As a result, the Combined Company will incur significant legal, accounting and other expenses that Spectral did not previously incur. The Combined Company’s entire management team and many of its other employees will need to devote substantial time to compliance and may not effectively or efficiently manage its transition into a U.S. public company.

Further, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted additional rules and regulations in these areas, such as mandatory “say on pay” voting requirements that will apply to the Combined Company when the Combined Company ceases to be an emerging growth company. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which the Combined Company operates its business in ways it cannot currently anticipate.

The Combined Company expects the rules and regulations applicable to public companies to substantially increase the Combined Company’s legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of the Combined Company’s management and personnel from other business concerns, they could have a material adverse effect on the Combined Company’s business, financial condition and results of operations. The increased costs will decrease the Combined Company’s net income or increase the Combined Company’s net loss and may require the Combined Company to reduce costs in other areas of the Combined Company’s business or increase the prices of the Combined Company’s services. For example, the Combined Company expects these rules and regulations to make it more difficult and more expensive for the Combined Company to obtain director and officer liability insurance, and the Combined Company may be required to incur substantial costs to maintain the same or similar coverage. The Combined Company cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for the Combined Company to attract and retain qualified persons to serve on its board of directors, board committees or as executive officers.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the redemption price received by public stockholders may be less than $10.00 per share (which was the offering price per unit in our IPO).

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we have not completed the Business Combination within our Completion Window, or upon the exercise of a redemption right in connection with the Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten (10) years following redemption. Accordingly, the per share redemption amount received by public stockholders could be less than the ten dollars ($10.00) per public share initially held in the Trust Account, due to claims of such creditors.

In order to protect the amounts held in the Trust Account, certain of the Sponsor have agreed to be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or Business Combination Agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a valid and enforceable agreement with RCLF waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the RCLF’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked such Sponsor to reserve for such indemnification obligations, nor have we independently verified whether such Sponsor have sufficient funds to satisfy its indemnity obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than ten dollars ($10.00) per public share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed, and any persons who may become officers or directors prior to the Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Our obligation to indemnify our officers and directors may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the Trust Account to our public stockholders, RCLF files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and the RCLF Board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover all amounts received by our stockholders. In addition, the RCLF Board may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any liquidation claims deplete the Trust Account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

Under the Delaware General Corporation Law (the “DGCL”), stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete the Business Combination within the required time period may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

However, it is our intention to redeem our public shares as soon as reasonably possible following the 30th month from the closing of the initial public offering (or the end of any extension period) in the event we do not complete the Business Combination and, therefore, we do not intend to comply with the foregoing procedures.

Because we do not intend to comply with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the ten years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, consultants, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete the Business Combination within the required time period is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the RCLF Board will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved and may not be consummated.

The RCLF Board is seeking approval to adjourn the Special Meeting to a later date or dates if, at the Special Meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Proposals. If the Adjournment Proposal is not approved, the RCLF Board will not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have more time to solicit votes to approve the Proposals. In such event, the Business Combination would not be approved and may not be consummated.

The Business Combination may be materially adversely affected by the geopolitical conditions resulting from the invasion of Ukraine by Russia and subsequent sanctions against Russia, Belarus and related individuals and entities and the status of debt and equity markets, as well as protectionist legislation in our target markets.

United States and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the invasion of Ukraine by Russia in February 2022. In response to such invasion, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine during the ongoing military conflict, increasing geopolitical tensions with Russia. The invasion of Ukraine by Russia and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing military conflict in Ukraine is highly unpredictable, the conflict could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. Additionally, Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine and subsequent sanctions, could adversely affect the Business Combination and any target business with which we may ultimately consummate a business combination. The extent and duration of the Russian invasion of Ukraine, resulting sanctions and any related market disruptions are impossible to predict, but could be substantial, particularly if current or new sanctions continue for an extended period of time or if geopolitical tensions result in expanded military operations on a global scale. Any such disruptions may also have the effect of heightening many of the other risks described in this “Risk Factors” section. If these disruptions or other matters of global concern continue for an extensive period of time, our ability to consummate the Business Combination, or the operations of a target business with which we may ultimately consummate the Business Combination, may be materially adversely affected.

In addition, the invasion of Ukraine by Russia, and the impact of sanctions against Russia and the potential for retaliatory acts from Russia, could result in increased cyber-attacks against U.S. companies.

Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult.

The Proposed Charter, the Proposed Bylaws and Delaware law contain or will contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Combined Company’s board of directors. Among other things, the Proposed Charter and/or the Proposed Bylaws will include the following provisions:

•        limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

•        a prohibition on stockholder action by written consent, which means that our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

•        a forum selection clause, which means certain litigation against us can only be brought in Delaware;

•        the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•        advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock, from engaging in the Business Combination unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the common stock.

Any provision of the Proposed Charter, the Proposed Bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

The Proposed Charter will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

The Proposed Charter, which will become effective at the Effective Time, will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, or employees, agents or stockholders arising pursuant to any provision of the DGCL or our Proposed Charter or bylaws, or (iv) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, or employees, agents or stockholders governed by the internal affairs doctrine. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act (or other rules and regulations thereunder) or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring, and increase the cost of, a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Charter will provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

The failure of any bank in which we deposit our funds could have an adverse effect on our financial condition.

We deposit substantial funds in financial institutions and may, from time to time, maintain cash balances at such financial institutions in excess of the Federal Deposit Insurance Corporation limit. In recent weeks, there has been significant volatility and instability among banks and financial institutions. For example, on March 10, 2023, Silicon Valley Bank (“SVB”) was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation, or the FDIC, as receiver, and for a period of time, customers of the bank did not have access to their funds and there was uncertainty as to when, if at all, customers would have access to funds in excess of the FDIC insured amounts. Although we did not maintain any funds at SVB, should one or more of the financial institutions at which deposits are maintained fail, there is no guarantee as to the extent that we would recover the funds deposited, whether through Federal Deposit Insurance Corporation coverage or otherwise, or the timing of any recovery.

Risks Relating to the Ownership of the Combined Company’s common stock following the Business Combination

The price of the Combined Company’s common stock and warrants may be volatile.

In addition, following the Business Combination, fluctuations in the price of the Combined Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of Spectral and trading in the shares of RCLF securities has not been active. Accordingly, the valuation ascribed to the Combined Company in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of the Combined Company’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and the Combined Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Combined Company’s securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about the Combined Company’s operating results;

•        success of competitors;

•        the public’s reaction to our press releases, other public announcements and filings with the SEC,

•        operating results failing to meet the expectations of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the Combined Company or the industry in which the Combined Company operates in general;

•        operating and stock price performance of other companies that investors deem comparable to the Combined Company;

•        ability to market new and enhanced products and services on a timely basis;

•        changes in laws and regulations affecting our business;

•        commencement of, or involvement in, litigation involving the Combined Company;

•        changes in the Combined Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of the Combined Company’s common stock available for public sale;

•        any major change in the Combined Company’s board or management;

•        sales of substantial amounts of the Combined Company’s common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, changes in interest rates, changes in fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq specifically, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to the Combined Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Future resales of common stock after the consummation of the Business Combination may cause the market price of the Combined Company’s securities to drop significantly, even if the Combined Company’s business is doing well.

Following consummation of the Business Combination and subject to certain exceptions, the Sponsor, RCLF’s directors, Spectral’s directors and officers and certain Spectral stockholders will be contractually restricted from selling or transferring most of their shares of the Combined Company’s common stock until the date that is 180 days after the Closing Date.

Following the expiration of such lockups, the stockholders will not be restricted from selling shares of the Combined Company common stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of the Combined Company common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could have the effect of increasing the volatility in the market price for the Combined Company common stock or the market price of the Combined Company common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Upon completion of the Business Combination, the stockholders subject to the lock-up will collectively beneficially own approximately 4.8% of the outstanding shares of the Combined Company common stock, assuming that no public stockholders redeem their Public Shares in connection with the Business Combination. Assuming redemption of all Public Shares in connection with the Business Combination, the ownership of the stockholders subject to the lock-up would rise to 100.0% of the outstanding shares of the Combined Company’s common stock. For further information regarding the assumptions for the calculation of pro forma beneficial ownership of the Combined Company following the consummation of the Business Combination, see the section title “Security Ownership of Certain Beneficial Owners and Management of RCLF and the Combined Company.”

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect the Combined Company’s business, investments and results of operations.

The Combined Company will be subject to laws, regulations and rules enacted by national, regional and local governments and the Nasdaq. In particular, Combined Company will be required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Combined Company’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on Combined Company’s business and results of operations.

On March 30, 2022, the SEC issued proposed rules relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; effectively limiting the use of projections in SEC filings in connection with proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940 (the “Investment Company Act”). These rules, if adopted, whether in the form proposed or in revised form, may materially adversely affect our ability to negotiate and complete the Business Combination and may increase the costs and time related thereto.

If we fail to maintain proper and effective internal controls over financial reporting, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of the Combined Company’s common stock may decline.

Effective internal controls over financial reporting are necessary for the Combined Company to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause the Combined Company to fail to meet its reporting obligations. In addition, any testing by the Combined Company conducted in connection with Section 404 of the Sarbanes-Oxley Act or any subsequent testing by the Combined Company’s independent registered public accounting firm, may reveal deficiencies in the Combined Company’s internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to the Combined Company’s financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in the Combined Company’s reported financial information, which could have a negative effect on the trading price of the Combined Company’s stock.

For as long as the Combined Company is an emerging growth company, its independent registered public accounting firm will not be required to attest to the effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. An independent assessment of the effectiveness of the Combined Company’s internal controls over financial reporting could detect problems that the Combined Company’s management’s assessment might not detect. Undetected material weaknesses in the Combined Company’s internal controls over financial reporting could lead to restatements of the Combined Company’s consolidated financial statements and require the Combined Company to incur the expense of remediation.

If the Combined Company is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or it is unable to maintain proper and effective internal controls over financial reporting may not be able to produce timely and accurate consolidated financial statements. As a result, the Combined Company’s investors could lose confidence in its reported financial information, the market price of the Combined Company’s stock could decline and the Combined Company could be subject to sanctions or investigations by the SEC or other regulatory authorities.

Nasdaq may not list the Combined Company’s securities on its exchange, and the Combined Company may not be able to comply with the continued listing standards of Nasdaq, which could limit investors’ ability to make transactions in the Combined Company’s securities and subject the Combined Company to additional trading restrictions.

In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements. We are in receipt of a letter from Nasdaq identifying that we were not in compliance with all of its listing requirements. While we believe we may comply with all of such requirements upon consummation of the Business Combination, there can be no assurance that Nasdaq will continue to accept the Combined Company’s listing on its exchange. In addition, we will apply to have the Combined Company’s securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all initial listing requirements. Even if the Combined Company’s securities are listed on Nasdaq, the Combined Company may be unable to maintain the listing of its securities in the future.

If the Combined Company fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, Spectral would not be required to consummate the Business Combination. In the event that Spectral elected to waive this condition, and the Business Combination was consummated without the Combined Company’s securities being listed on Nasdaq or on another national securities exchange, the Combined Company could face significant material adverse consequences, including:

•        a limited availability of market quotations for the Combined Company’s securities;

•        reduced liquidity for the Combined Company’s securities;

•        a determination that the Combined Company common stock is a “penny stock” which will require brokers trading in the Combined Company common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Combined Company’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If the Combined Company’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities.

If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades our common stock, or if our reporting results do not meet their expectations, the market price of our common stock could decline.

Following the consummation of the Business Combination, the Combined Company will be a holding company and our only significant asset will be our ownership interest in Spectral and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on the Combined Company’s common stock or satisfy the Combined Company’s other financial obligations, including taxes.

Following consummation of the Business Combination, the Combined Company will be a holding company with no material assets other than its ownership of Spectral. As a result, the Combined Company will have no independent means of generating revenue or cash flow. The Combined Company’s ability to pay taxes and pay dividends will depend on the financial results and cash flows of Spectral and its subsidiaries and the distributions it receives from Spectral. Deterioration in the financial condition, earnings or cash flow of Spectral and its subsidiaries for any reason could limit or impair Spectral’s ability to pay such distributions. Additionally, to the extent that the Combined Company needs funds and Spectral and/or any of its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or Spectral is otherwise unable to provide such funds, it could materially adversely affect the Combined Company’s liquidity and financial condition.

Dividends on the Combined Company common stock, if any, will be paid at the discretion of the Combined Company Board, which will consider, among other things, the Combined Company’s business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict the Combined Company’s ability to pay dividends or make other distributions to its stockholders. In addition, the Combined Company is generally prohibited under Delaware law from making a distribution to stockholders to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of the Combined Company (with certain exceptions) exceed the fair value of its assets. If Spectral does not have sufficient funds to make distributions, the Combined Company’s ability to declare and pay cash dividends may also be restricted or impaired.

Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market following the Closing could cause the market price for our common stock to decline.

The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon the expiration or waiver of the lock-ups described above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144. As restrictions on resale end, the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

In addition, the shares of our common stock reserved for future issuance under the Equity Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale by affiliates under Rule 144, as applicable. The number of shares to be reserved for future issuance under the Equity Incentive Plan is expected to equal approximately 3,000,000 shares.

We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. The initial registration statement on Form S-8 is expected to cover approximately 3,000,000 shares of our common stock.

The exercise of outstanding warrants for the Combined Company common stock would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 8,433,333 shares of the Combined Company common stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. Each warrant entitles the registered holder to purchase one share of Combined Company common stock at a price of $11.50 per full share, subject to adjustment as discussed below. Combined Company common stock issued upon exercise of the warrants are subject to the lock-up agreements described in the section title “Other Agreements — Lockup Agreement.” Pursuant to the Warrant Agreement, a holder of warrants may exercise its warrants only for a whole number of shares. This means that only a whole warrant may be exercised at any given time by a holder of warrants. To the extent such warrants are exercised, additional shares of the Combined Company common stock will be issued, which will result in dilution to the holders of the Combined Company common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of the Combined Company common stock.

Even if the Business Combination is consummated, the warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding warrants approve of such amendment.

The warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding warrants to make any change that adversely affects the interests of the registered holders of warrants. Accordingly, RCLF or, after the consummation of the Business Combination, the Combined Company may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding warrants approve of such amendment. Although RCLF’s or, after the consummation of the Business Combination, the Combined Company’s ability to amend the terms of the warrants with the consent of at least a majority of the then outstanding warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of the Combined Company common stock, as applicable, purchasable upon exercise of a warrant.

The Warrant Agreement contains an exclusive forum clause, which could limit a warrant holder’s ability to obtain a favorable judicial forum for disputes arising under the Warrant Agreement.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us or the warrant agent arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act (or the rules and regulations thereunder) or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice of forum provision may limit a warrant holder’s ability to bring, and increase the cost of, a claim in a judicial forum that it finds favorable for disputes with RCLF or, after the Business Combination, the Combined Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of shares of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which RCLF sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted). If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants as described above could force you to: (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (2) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants.

In addition, we have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the Reference Value equals or exceeds $10.00 per share (as adjusted). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of Class A common stock determined based on the redemption date and the fair market value of our Class A common stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Class A common stock had your warrants remained outstanding. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares of Class A common stock received is capped at 0.361 shares of Class A common stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

Included on our balance sheet as of December 31, 2022 and March 31, 2023, contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, “Derivatives and Hedging,” provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our consolidated financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our securities.

A new 1% U.S. federal excise tax could be imposed on us in connection with redemptions by us of our stock.

On August 16, 2022, the IR Act (the “IRA”) was signed into U.S. federal law. The IRA provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including certain redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations (each, a “covered corporation”). The excise tax applies only to repurchases that occur after December 31, 2022. Because we are a Delaware corporation and our securities are trading on Nasdaq, we are a “covered corporation” for this purpose. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury has authority to provide excise tax regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. On December 27, 2022, the U.S. Department of the Treasury issued a notice that provides interim operating rules for the excise tax, including the rules governing the calculation and reporting of the excise tax, on which taxpayers may rely until the forthcoming proposed Treasury regulations addressing the excise tax are published. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of other aspects of the excise tax remain unclear, and such interim operating rules are subject to change.

Any redemptions in connection with the Business Combination that occur after December 31, 2022, may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax on a redemption of our stock would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the excise tax, (ii) the fair market value of the redemption treated as a repurchase of stock in connection with the Business Combination, (iii) the nature and amount of the equity issued by us in connection with the Business Combination, including the shares of RCLF common stock issued to the Spectral stockholders in connection with the Business Combination (or otherwise issued by us not in connection with the Business Combination but issued within the same taxable year of the redemption treated as a repurchase of stock), and (iv) the content of forthcoming regulations and other guidance from the U.S. Department of the Treasury. As noted above, the excise tax would be payable by us, and not by the redeeming holder, and no guidance on the mechanics of any required reporting and payment of the excise tax on which taxpayers may rely have been issued to date. Accordingly, the imposition of the excise tax could cause a reduction in the cash available on hand to complete the Business Combination or for effecting redemptions in connection with the Business Combination.

If the Merger does not qualify as a “reorganization” under Section 368(a) or as a transaction governed by Section 351 of the Code, holders of shares of Spectral common stock may incur a substantially greater U.S. federal income tax liability as a result of the Merger.

The parties intend for the Merger contemplated by the Business Combination Agreement to be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and/or as a transaction governed by Section 351 of the Code. There are technical uncertainties, however, as to whether the Merger qualifies for such intended tax treatment. If the Merger did not meet the requirements of either Section 368(a) or Section 351 of the Code, the Merger generally would be a taxable exchange of Spectral common stock for Combined Company common stock for U.S. federal income tax purposes, and holders of Spectral common stock generally would recognize taxable gain or loss in such taxable exchange. The obligations of RCLF, Spectral and Merger Sub to complete the Merger are not conditioned on the receipt of an opinion from counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and/or as a transaction governed by Section 351 of the Code, and the Merger will occur even if it does not so qualify. Neither RCLF nor Spectral has requested, and neither intends to request, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position to the contrary. Accordingly, each holder of Spectral common stock is urged to consult its tax advisor with respect to the particular tax consequence of the Merger to such holder.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this Proxy Statement/Prospectus, unless defined below. As used in this unaudited pro forma condensed combined financial information, “Spectral” refers to Spectral MD Holdings, Ltd., a company incorporated under the laws of Delaware, and “Rosecliff” refers to Rosecliff Acquisition Corp I prior to the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of Rosecliff and Spectral, adjusted to give effect to the Business Combination and the other events contemplated by the Business Combination Agreement. Unless otherwise indicated or the context otherwise requires, references to the “Combined Company” refer to Spectral AI (formerly Rosecliff Acquisition Corp I), a Delaware company, after giving effect to the Business Combination.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023, combines the historical balance sheet of Rosecliff as of March 31, 2023, and the historical balance sheet of Spectral as of March 31, 2023, on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on March 31, 2023. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 and the year ended December 31, 2022, combines the historical statement of operations of Rosecliff for the three months ended March 31, 2023 and the year ended December 31, 2022, respectively, and the historical statement of operations of Spectral for the three months ended March 31, 2023 and the year ended December 31, 2022, respectively on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information and accompanying notes have been derived from and should be read in conjunction with:

•        the historical audited financial statements of Rosecliff as of December 31, 2022 and for the year ended December 31, 2022 and the related notes, which are included in Rosecliff’s Annual Report on Form 10-K filed with the SEC on March 31, 2023 (the “Rosecliff 2022 10-K”), which are included elsewhere in this proxy statement/prospectus;

•        the historical unaudited financial statements of Rosecliff as of March 31, 2023 and for the three months ended March 31, 2023 and the related notes, which are included in Rosecliff’s Quarterly Report on Form 10-Q filed with the SEC on May 12, 2023 (the “Rosecliff 2023 10-Q”), which are included elsewhere in this proxy statement/prospectus;

•        the historical audited financial statements of Spectral as of December 31, 2022 and for the year ended December 31, 2022 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•        the historical unaudited financial statements of Spectral as of March 31, 2023 and for the three months ended March 31, 2023 and the related notes, which are included elsewhere in this proxy statement/prospectus; and

•        other information relating to Rosecliff and Spectral contained in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof.

The unaudited pro forma condensed combined financial information should also be read together with the sections of the Rosecliff 2022 10-K, the Rosecliff 2023 10-Q, the financial statements of Spectral as of and for the year ended December 31, 2022, and the financial statements of Spectral as of and for the three months ended March 31, 2023, and the section of this proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On April 11, 2023, Rosecliff entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time), by and among Rosecliff, Ghost Merger Sub I Inc., Ghost Merger Sub II LLC, and Spectral.

Pursuant to the Business Combination Agreement, on the Closing, in sequential order: (a) Ghost Merger Sub I will merge with and into Spectral, with Spectral continuing as the surviving company and a wholly owned subsidiary of Spectral (the “Spectral Merger”) and then, (b) Spectral will merge with and into Ghost Merger Sub II (the “SPAC Merger”, together with the Spectral Merger (the “Mergers”)), with Ghost Merger Sub II surviving the SPAC Merger as a direct wholly-owned subsidiary of Rosecliff. Ghost Merger Sub II will be renamed Spectral AI (the “Combined Company”).

Business Combination Consideration

The total merger consideration to be received by securityholders of Spectral at the Closing will be the issuance of Rosecliff Class A common shares with an aggregate value equal to approximately $170 million, comprised of 17.0 million shares of Rosecliff Class A common shares multiplied by the redemption value of $10.

Accounting for the Business Combination

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Rosecliff will be treated as the acquired company and Spectral will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Company will represent a continuation of the financial statements of Spectral, with the Business Combination treated as the equivalent of Spectral issuing stock for the net assets of Rosecliff, accompanied by a recapitalization. The net assets of Rosecliff will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Spectral. Spectral has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:

•        Spectral’ existing shareholders have a majority of the voting power;

•        the Combined Company’s board is expected to consist of seven directors, six of whom can be designated by Spectral and one of whom can be designated by Rosecliff;

•        all of Spectral’ existing management will continue in their key positions in the management team of the Combined Company; and

•        Spectral’ operations prior to the Business Combination comprise the ongoing operations.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the Combined Company upon consummation of the Business Combination and the other events contemplated by the Business Combination Agreement in accordance with GAAP.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Combined Company following the consummation of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Rosecliff and Spectral have not had any historical relationship prior to the transactions discussed in this proxy statement/prospectus. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Following the Business Combination, the net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) may be less than $5,000,001 after giving effect to the transactions contemplated thereby. On December 21, 2022, the Company held a special meeting at which the Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation to eliminate from the Certificate of Incorporation the limitation that the Company may not redeem public shares to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001 (the “Redemption Limitation”) in order to allow the Company to redeem shares of Class A Common Stock irrespective of whether such redemption would exceed the Redemption Limitation.

The unaudited pro forma condensed combined financial information contained herein assumes that the Rosecliff shareholders approve the Business Combination. Pursuant to Rosecliff’s amended and restated memorandum and articles of association, the Rosecliff public shareholders may elect to redeem their Rosecliff common shares upon the closing of the Business Combination for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Rosecliff trust account. Rosecliff cannot predict how many of its public shareholders will exercise their right to redeem their Rosecliff common shares for cash. Therefore, the unaudited pro forma condensed combined financial information present two redemption scenarios as follows:

•        Assuming No Additional Redemptions — this scenario includes the actual redemption, as of March 31, 2023, of 25,841,284 Rosecliff common shares at approximately $9.69 per share for an aggregate payment of approximately $250.5 million and assumes that no additional public shareholders of Rosecliff exercise redemption rights with respect to their public shares; and

•        Assuming Maximum Redemptions — this scenario assumes that 458,716 Rosecliff common shares are redeemed at approximately $10.17 per share for an aggregate payment of approximately $4.7 million (includes market appreciation and interest on the marketable securities and/or balances held in the Trust Account).

The following summarizes the ownership interest in the Combined Company immediately after the Business Combination on a fully diluted basis:

	Assuming No Additional Redemptions		Assuming Maximum Redemptions
	Shares	%	Number	%
RCLF Public shareholders (Class A)	458,716	1.6%	—	0.0%
Spectral common shareholders (Class A)(1)	13,658,020	47.9%	13,658,020	48.7%
RCLF Founders (Class B)	880,000	3.1%	880,000	3.1%
Other Spectral equityholders(1)(2)	5,072,011	17.8%	5,072,011	18.1%
RCLF Public Warrants	8,433,333	29.6%	8,433,333	30.1%
Fully diluted shares outstanding	28,502,080	100.0%	28,043,364	100.0%

____________

(1)      Total Spectral Equityholders and common stock equivalents of 18,730,031 includes (i) 17,000,000 shares of Class A common stock agreed to in the Business Combination Agreement, (ii) 1,653,477 stock options assumed forfeited upon exercise of stock options and (iii) 76,554 warrants that have an exercise price greater than the fair value of the common stock as of March 31, 2023.

(2)      Assumes exercise of all unvested and vested options and warrants.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2023
(Dollars in Thousands)

	As of March 31, 2023		Transaction Accounting Adjustments (Assuming No Additional Redemptions) (Note 2)		As of March 31, 2023	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 2)		As of March 31, 2023
					Pro Forma Combined (Assuming No Additional Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)
	Spectral (Historical)	RCLF (Historical)
ASSETS
Current assets
Cash and cash equivalents	$10,316	$542	$4,667	(a)	$8,525	$(4,667)	(i)	$3,858
			(7,000)	(d)
Accounts receivable, net	1,884	—	—		1,884	—		1,884
Unbilled revenue	388	—	—		388	—		388
Prepaid expenses and other current assets	741	204	—		945	—		945
Total current assets	13,329	746	(2,333)		11,742	(4,667)		7,075
Property and equipment, net	19	—	—		19	—		19
Right-of-use assets	835	—	—		835	—		835
Investments held in Trust Account	—	4,667	(4,667)	(a)	—	—		—
Total assets	$14,183	$5,413	$(7,000)		$12,596	$(4,667)		$7,929

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$2,018	$—	$—		$2,018	$—		$2,018
Accrued expenses	2,361	3,687	(3,250)	(d)	2,798	—		2,798
Lease liabilities, short-term	791	—	—		791	—		791
Income taxes payable	—	262	—		262	—		262
Due to Sponsor	—	16	—		16	—		16
Notes payable	71	—	—		71	—		71
Warrant liability	113	—	—		113	—		113
Total current liabilities	5,354	3,965	(3,250)		6,069	—		6,069
Lease liabilities, long-term	142	—	—		142	—		142
Deferred underwriting fees payable	—	8,855	(8,105)	(c)	750	—		750
Derivative liabilities	—	1,183	(424)	(g)	759	—		759
Total liabilities	5,496	14,003	(11,779)		7,720	—		7,720

Commitments and contingencies
Class A ordinary shares subject to possible redemption	—	4,815	(4,815)	(b)	—	—		—
Stockholders’ equity (deficit)
Class A common stock	—	—	—	(b)	2	—		2
			2	(f)
Class B common stock	—	1	(1)	(h)	—	—		—
Common stock, Spectral	136	—	4	(d)	—	—		—
			(140)	(f)
Additional paid-in capital	24,094	—	4,815	(b)	23,137	(4,667)	(i)	23,137
			8,105	(c)		4,667	(d)
			(4,667)	(d)
			3,633	(d)
			(13,406)	(e)
			1	(h)
			138	(f)
			424	(g)
Accumulated deficit	(15,543)	(13,406)	(2,720)	(d)	(18,263)	(4,667)	(d)	(22,930)
			13,406	(e)
Total stockholders equity (deficit)	8,687	(13,405)	10,344		4,876	(4,667)		209
Total liabilities and stockholders’ equity (deficit)	$14,183	$5,413	$(7,000)		$12,596	$(4,667)		$7,929

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2023
(Dollars In Thousands, Except Share and Per Share Amounts)

	Three Months Ended March 31, 2023		Transaction Accounting Adjustments (Assuming No Additional Redemptions) (Note 2)		Three Months Ended March 31, 2023	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 2)	Three Months Ended March 31, 2023
					Pro Forma Combined (Assuming No Additional Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Spectral (Historical)	RCLF (Historical)
Research and development revenue	$5,078	$—	$—		$5,078	$—	$5,078
Cost of revenue	(2,897)	—	—		(2,897)	—	(2,897)
Gross Profit	2,181	—	—		2,181	—	2,181

Operating costs and expenses:
General and administrative	5,818	527	(30)	(aa)	6,315	—	6,315
Total costs and expenses	5,818	527	(30)		6,315	—	6,315

Operating loss	(3,637)	(527)	30		(4,134)	—	(4,134)

Other income (expense)
Interest income on investments held in Trust Account	—	41	(41)	(bb)	—	—	—
Change in fair value of derivative warrant liabilities	16	(788)	282	(cc)	(490)	—	(490)
Net interest income (expense)	45	—	—		45	—	45
Foreign exchange transaction loss	13	—	—		13	—	13
Other expense income	—	—	—		—	—	—

Total other income (expense)	74	(747)	241		(432)	—	(432)

Income (loss) before provision for income taxes	(3,563)	(1,274)	271		(4,566)	—	(4,566)
Provision for income taxes	46	7	—		53	—	53
Net income (loss)	$(3,609)	$(1,281)	$271		$(4,619)	$—	$(4,619)

Weighted average Spectral common stock outstanding, basic and diluted	135,995,446
Basic and diluted net loss per Spectral common stock	$(0.03)
Weighted average Class A common stock outstanding, basic and diluted		458,716			17,458,716		17,000,000
Basic and diluted net loss per Class A common stock share		$(0.19)			$(0.25)		$(0.26)
Weighted average Class B common stock outstanding, basic and diluted		6,325,000			880,000		880,000
Basic and diluted net loss per Class B common stock share		$(0.19)			$(0.25)		$(0.26)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(Dollars In Thousands, Except Share and Per Share Amounts)

	Year Ended December 31, 2022		Transaction Accounting Adjustments (Assuming No Additional Redemptions) (Note 2)		Year Ended December 31, 2022	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 2)		Year Ended December 31, 2022
					Pro Forma Combined (Assuming No Additional Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)
	Spectral (Historical)	RCLF (Historical)
Research and development revenue	$25,368	$—	$—		$25,368	$—		$25,368
Cost of revenue	(14,531)	—	—		(14,531)	—		(14,531)
Gross Profit	10,837	—	—		10,837	—		10,837

Operating costs and expenses:
General and administrative	13,484	1,251	(120)	(aa)	14,615	—		14,615
Total costs and expenses	13,484	1,251	(120)		14,615	—		14,615

Operating loss	(2,647)	(1,251)	120		(3,778)	—		(3,778)

Other income (expense)
Interest income on investments held in Trust Account	—	3,156	(3,156)	(bb)	—	—		—
Change in fair value of derivative warrant liabilities	57	9,748	(3,508)	(cc)	6,297	—		6,297
Net interest income (expense)	21	—	—		21	—		21
Foreign exchange transaction loss	(253)	—	—		(253)	—		(253)
Other income (expense)	16	—	(2,720)	(dd)	(2,704)	(4,667)	(dd)	(7,371)

Total other income (expense)	(159)	12,904	(9,384)		3,361	(4,667)		(1,306)

Income (loss) before provision for income taxes	(2,806)	11,653	(9,264)		(417)	(4,667)		(5,084)
Provision for income taxes	106	614	—		720	—		720
Net income (loss)	$(2,912)	$11,039	$(9,264)		$(1,137)	$(4,667)		$(5,804)

Weighted average Spectral common stock outstanding, basic and diluted	135,442,441
Basic and diluted net loss per Spectral common stock	$(0.02)
Weighted average Class A common stock outstanding, basic and diluted		25,095,264			17,458,716			17,000,000
Basic and diluted net income per Class A common stock share		$0.35			$(0.06)			$(0.32)
Weighted average Class B common stock outstanding, basic and diluted		6,325,000			880,000			880,000
Basic and diluted net income per Class B common stock share		$0.35			$(0.06)			$(0.32)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.      Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Rosecliff will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Company will represent a continuation of the financial statements of Spectral, and the Business Combination will be treated as the equivalent of Spectral issuing stock for the net assets of Rosecliff, accompanied by a recapitalization. The net assets of Rosecliff will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Spectral.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023, gives pro forma effect to the Business Combination and other events contemplated by the Business Combination Agreement as if they had been consummated on March 31, 2023. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 and for the year ended December 31, 2022, give pro forma effect to the Business Combination and the other events contemplated by the Business Combination Agreement as if they had been consummated on January 1, 2022.

The unaudited pro forma condensed combined financial information and accompanying notes have been derived from and should be read in conjunction with:

•        the historical audited financial statements of Rosecliff as of December 31, 2022 and for the year ended December 31, 2022 and the related notes, which are included in Rosecliff’s Annual Report on Form 10-K filed with the SEC on March 31, 2022 (the “Rosecliff 2022 10-K”), which are included elsewhere in this proxy statement/prospectus;

•        the historical unaudited financial statements of Rosecliff as of March 31, 2023 and for the three months ended March 31, 2023 and the related notes, which are included in Rosecliff’s Quarterly Report on Form 10-Q filed with the SEC on May 12, 2023 (the “Rosecliff 2023 10-Q”), which are included elsewhere in this proxy statement/prospectus;

•        the historical unaudited financial statements of Spectral as of December 31, 2022 and for the year ended December 31, 2022 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•        the historical unaudited financial statements of Spectral as of March 31, 2023 and for the three months ended March 31, 2023 and the related notes, which are included elsewhere in this proxy statement/prospectus; and

•        other information relating to Rosecliff and Spectral contained in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof.

The unaudited pro forma condensed combined financial information should also be read together with the sections of the Rosecliff 2022 10-K, the Rosecliff 2023 10-Q, the financial statements of Spectral as of and for the year ended December 31, 2022, the financial statements of Spectral as of and for the three months ended March 31, 2023, and the section of this proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this proxy statement/prospectus and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments that appear in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented, as management believes income tax adjustments to not be meaningful given the combined entity incurred significant losses during the historical periods presented. Management considers this basis of presentation to be reasonable under the circumstances.

2.    Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2023 are as follows:

(a)     Reflects the liquidation and reclassification of cash and investments held in the Trust Account (as defined in this proxy statement) that will become available following the Business Combination.

(b)    Reflects the transfer of Rosecliff’s Class A common shares subject to possible redemptions as of March 31, 2023 to permanent equity.

(c)     Reflects the reversal of $8.1 million in deferred underwriting fees. The reversal of the deferred underwriting fees was reflected as an increase to additional paid-in capital.

(d)    Represents preliminary estimated transaction costs to be incurred by Spectral of $7.4 million, including $3.8 million in cash and 4,000,000 shares of Spectral’s common stock, or $3.6 million, and by Rosecliff of $3.3 million, respectively, for legal, financial advisory and other professional fees.

For the Spectral transaction costs:

•        $ 3.8 million was reflected as a reduction of cash;

•        $3.6 million was reflected as an increase of Spectral’s common stock and additional paid-in capital;

•        $4.7 million were capitalized and offset against the proceeds of the Business Combination and reflected as a reduction to additional paid in capital, assuming no further redemptions, and no costs were capitalized assuming maximum redemptions; and

•        $2.7 million, assuming no further redemptions, and $7.4 million, assuming maximum redemptions, were not capitalized as part of the Business Combination and reflected as an increase in accumulated deficit. The costs expensed through accumulated deficit, which include amounts allocated to Rosecliff’s Public Warrants assumed as part of the Business Combination, are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 as discussed in Note (dd) below.

For the Rosecliff transaction costs:

•        $3.3 million was reflected as a reduction of cash and the settlement of amounts previously expensed and accrued by Rosecliff as of March 31, 2023.

(e)     Reflects the elimination of Rosecliff’s accumulated deficit of $13.4 million to additional paid-in capital.

(f)     Reflects the recapitalization of Spectral’s equity as a result of the Business Combination for the issuance of 17,000,000 shares of Class A common stock.

(g)    Reflects the forfeiture of 4,706,667 Private Placement Warrants held by the Sponsor immediately prior to the Business Combination pursuant to the Sponsor Letter Agreement.

(h)    Reflects the forfeiture of 5,445,000 Class B shares, with a par value of $0.0001, held by the Sponsor immediately prior to the Business Combination on January 1, 2022 in accordance with the Sponsor Agreement.

(i)     Reflects the redemption of 458,716 Rosecliff Class A common shares at a redemption price of approximately $10.17 per share totaling approximately $4.7 million (includes market appreciation and interest on the marketable securities and/or balances held in the Trust) in the maximum redemption scenario.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 and the year ended December 31, 2022 are as follows:

(aa)   Represents pro forma adjustment to eliminate historical expenses related to Rosecliff’s administrative service agreement with the Sponsor, which will be terminated upon consummation of the Business Combination.

(bb)  Reflects an adjustment to eliminate interest and investment income related to the Rosecliff trust account.

(cc)   Reflects the change in fair value of $0.3 million for the three months ended March 31, 2023 and $3.5 million for the year ended December 31, 2022 related to the Private Placement Warrants that will be forfeited by the Sponsor upon the consummation of the Business Combination.

(dd)  Represents the transaction costs allocated to Rosecliff’s Public Warrants assumed as part of the Business Combination.

3.      Net Tangible Assets

The computations of the pro forma net tangible assets under the no additional redemptions and maximum redemption scenarios are as follows:

	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Stockholders’ deficit	$4,876	$209
Proforma net tangible assets	$4,876	$209

Although net tangible assets assuming maximum redemptions are less than the $5,000,001 threshold, the Company plans to complete the Business Combination.

4.      Net Income (Loss) per Share

Represents the net loss per share calculated using the historical basic and diluted weighted average shares of Spectral exchanged common shares outstanding, and the issuance of additional shares in connection with the Business Combination and other related events, assuming the shares were outstanding since January 1, 2022. As the Business Combination and other related events are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. No warrants were included in the earnings per share calculation as they would be anti-dilutive.

	Three Months Ended March 31, 2023		Year Ended December 31, 2022
	Assuming No Additional Redemptions	Assuming Maximum Redemptions	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Year Ended December 31, 2022
Numerator
Pro forma net income (loss)	$(4,619)	$(4,619)	$(1,137)	$(5,804)

Denominator
Pro forma weighted-average Class A common stock outstanding – basic and diluted	17,458,716	17,000,000	17,458,716	17,000,000

Pro forma weighted-average Class B common stock outstanding – basic and diluted	880,000	880,000	880,000	880,000

Pro forma net income (loss) allocated to Class A common stock – basic and diluted	$(4,397)	$(4,397)	$(1,082)	$(5,518)
Basic and diluted net income (loss) per Class A common stock share	$(0.25)	$(0.26)	$(0.06)	$(0.32)
Pro forma net income (loss) allocated to Class B Shares – basic and diluted	$(222)	$(222)	$(55)	$(286)
Basic and diluted net income (loss) per Class B common stock share	$(0.25)	$(0.25)	$(0.06)	$(0.33)

Basic and diluted loss per share are the same for both the three months ended March 31, 2023 and the year ended December 31, 2022 as the Combined Company had a loss for those period.

The following outstanding shares of common stock equivalents are excluded from the computation of pro forma diluted net income per share for all the periods and scenarios presented because including them would have an anti-dilutive effect.

	Three Months Ended March 31, 2023	Year Ended December 31, 2022
Rosecliff Public Warrants	8,433,333	8,433,333
Spectral warrants	76,554	76,554
Stock options	4,581,431	4,581,431
Unvested restricted stock	12,546	12,546
Warrants issued upon Business Combination	401,481	401,481
Total	13,505,344	13,505,344

RCLF’S SPECIAL MEETING OF STOCKHOLDERS

General

RCLF is furnishing this proxy statement/prospectus to RCLF’s stockholders as part of the solicitation of proxies by the RCLF Board for use at the Special Meeting of RCLF stockholders in lieu of the 2023 annual meeting of RCLF stockholders to be held on            , 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus provides RCLF’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting in lieu of the 2023 annual meeting of stockholders will be held on            , 2023, at            a.m., Eastern Time, in virtual format.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of common stock at the close of business on            , 2023, which is the RCLF Record Date for the Special Meeting. You are entitled to one vote for each share of common stock that you owned as of the close of business on the RCLF Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the RCLF Record Date, there were            shares of common stock outstanding, of which            were Public Shares and            were Founder Shares.

Purpose of the Special Meeting

At the Special Meeting, RCLF is asking holders of RCLF common stock to vote on the following proposals:

•        The Business Combination Proposal — To consider and vote upon a proposal to approve the Business Combination Agreement and the transactions contemplated thereby;

•        The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of shares of RCLF common stock to Spectral stockholders and securities exercisable or convertible into shares of RCLF common stock to other Spectral equityholders pursuant to the Business Combination Agreement;

•        The Charter Proposal — To consider and vote upon a proposal to adopt the Proposed Charter in the form attached hereto as Annex B;

•        The Governance Proposal — To consider and act upon, on a non-binding advisory basis, three separate proposals with respect to certain governance provisions in the Proposed Charter in accordance with SEC requirements;

•        The Director Election Proposal — To consider and vote upon a proposal to elect six directors to serve on the Board until the 2024 annual meeting of stockholders and their respective successors are duly elected and qualified; and

•        The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Director Election Proposal.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, RCLF and Spectral entered into the Sponsor to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered), at any meeting of stockholders of RCLF, including the Special Meeting, however called, or any adjournment thereof, and in any action by written consent of the RCLF stockholders, or in any other circumstance in which the vote, consent or other approval of the RCLF stockholders is sought (and appear at any such meeting, in person or by proxy, or otherwise cause all of such holder’s RCLF securities to be counted as present thereat for purposes of establishing a quorum), all of the RCLF securities held by the Sponsor at such time (i) in favor of the approval and adoption of the Business Combination Agreement and the approval of the Business Combination and other transactions contemplated by the Business Combination Agreement and the other Proposals, (ii) against any arrangement, merger, amalgamation, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by RCLF (other than the Business Combination), (iii) against any change in the business, management or RCLF board of directors other than as required to effect the Business Combination and (iv) against any action, agreement or transaction or proposal that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of RCLF, Merger Sub I or Merger Sub II under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Business Combination and related transactions from being consummated.

In addition, the Sponsor agreed not to redeem, elect to redeem or tender or submit any of its RCLF securities for redemption in connection with the Business Combination or related transactions; not to commit or agree to take any action inconsistent with the foregoing; and not to modify or amend any agreement, contract or arrangement between or among Sponsor and any affiliate of the Sponsor (other than RCLF or any of its subsidiaries), on the one hand, and RCLF or any of RCLF’s subsidiaries, on the other hand, related to the Business Combination and related transactions.

The Sponsor also agreed that during the term of Sponsor Letter Agreement it will not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), pledge, dispose of or otherwise encumber any of the RCLF securities held by the Sponsor or otherwise agree to do any of the foregoing, (b) deposit any RCLF securities held by the Sponsor into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any RCLF securities held by the Sponsor that is inconsistent with the provisions of the Sponsor Letter Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any RCLF securities held by the Sponsor.

The Sponsor has agreed to surrender and forfeit to RCLF the Private Placement Warrants. In addition, the Sponsor and RCLF, two days prior to the Closing, will notify Spectral if the accrued and unpaid Parent Expenses (as defined in the Sponsor Letter Agreement) that are then outstanding are expected to exceed $3,250,000 (the “Excess Expense Amount”). At Closing, the Sponsor will take necessary actions such that the Sponsor Credit (as defined in the Sponsor Letter Agreement) equals or exceeds the Excess Expense Amount; provided that Sponsor will not be required to invest in the Sponsor PIPE (as defined below) if Sponsor elects to forfeit 750,000 Sponsor Shares (as defined below). The Sponsor will be entitled to a $5.00 credit against the Excess Expense Amount for each Sponsor Share that the Sponsor forfeits and surrenders prior to the Closing. The Sponsor will be entitled to credit, dollar for dollar, the total amount of the aggregate investment made by the Sponsor or its affiliates in any potential Private Placement or other cash investment or contribution to Spectral or RCLF (the “Sponsor PIPE”) against the Excess Expense Amount. The Sponsor and its affiliates will receive one share of Class A common stock, par value $0.0001 per share, for each $10.00 invested in the Sponsor PIPE, and the Sponsor PIPE will otherwise be on the same terms as the other investors in the potential Private Placement.

At Closing, the Sponsor is entitled to retain the Class B shares of common stock held by the Sponsor (the “Sponsor Shares”) corresponding to certain monetary thresholds of the amounts raised in the transactions. If the RCLF Closing Cash is no consideration prior to Closing, a number of shares of RCLF common stock such that the Sponsor holds 1,000,000 shares of the Combined Company common stock, (iii) greater than or equal to $20,000,000, but less than $30,000,000, the Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock such that the Sponsor holds 1,250,000 shares of the Combined Company common stock or (iv) greater than or equal to $30,000,000, the Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock such that the Sponsor holds 1,500,000 shares of the Combined Company common stock; in each case, such figure excludes any shares issued to the Sponsor or its Affiliates in any potential Private Placement and is prior to any forfeiture of shares pursuant to any excess RCLF expenses over the RCLF Expense Cap). The Sponsor thus benefits from (x) increasing the potential Private Placement (which would further dilute RCLF’s stockholders) and (y) mitigating redemptions by RCLF stockholders.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of RCLF stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of a majority of the voting power of all of outstanding shares of capital stock of RCLF entitled to vote at the Special Meeting as of the RCLF Record Date is present in person (including presence at a virtual meeting) or represented by proxy at the Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum. As of the RCLF Record Date, 3,391,859 shares of common stock would be required to achieve a quorum. The Sponsor and RCLF’s officers and directors, who currently own in the aggregate 93.23% of the issued and outstanding shares of RCLF common stock, will count towards this quorum.

The approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposal, and the Adjournment Proposal, if presented, requires the affirmative vote of a majority of the shares of RCLF common stock cast by the RCLF common stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as an abstention with regard to each such proposal, if presented, will have no effect on such proposals. The Sponsor and RCLF’s officers and directors have agreed to vote their shares of common stock in favor of the Business Combination Proposal presented at the Special Meeting.

The approval of the Charter Proposal requires the affirmative vote of a majority of the issued and outstanding shares of the issued and outstanding shares of RCLF common stock, voting together as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting with regard to the Charter Proposal, will have the same effect as a vote “AGAINST” such proposal.

The approval of the Director Election Proposal requires the vote of a plurality of the shares of the RCLF common stock cast by the RCLF common stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. This means that the director nominees who receive the most votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors.

Consummation of the Business Combination is conditioned on the approval of the condition precedent proposals, subject to the terms of the Business Combination Agreement. The Business Combination is not conditioned on the Governance Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

It is important for you to note that in the event that the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal do not receive the requisite vote for approval, RCLF will not consummate the Business Combination. If RCLF does not consummate the Business Combination and fails to complete an initial business combination within the Completion Window, it will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its public stockholders.

Recommendation of the RCLF Board of Directors

The RCLF Board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, RCLF and its stockholders. Accordingly, the RCLF Board unanimously recommends that its stockholders vote “FOR” each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Governance Proposal, the Director Election Proposal and the Adjournment Proposal.

In considering the recommendation of the RCLF Board to vote in favor of approval of the proposals, stockholders should keep in mind that the Sponsor and RCLF’s officers and directors have interests in such proposals that are different from or in addition to (and which may conflict with) those of RCLF stockholders generally. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. See “The Business Combination — Interests of RCLF’s Sponsor, Officers and Directors in the Business Combination” beginning on page 239.

Abstentions and Broker Non-Votes

Abstentions (or withhold votes with respect to the Director Election Proposal) are considered present for the purposes of establishing a quorum and will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposal, the Director Election Proposal, and the Adjournment Proposal, but will have the same effect as a vote “AGAINST” the Charter Proposal.

In general, if your shares are held in “street” name and you do not instruct your broker, bank, or other nominee on a timely basis on how to vote your shares, your broker, bank, or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the Proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any Proposal to be voted on at the Special Meeting.

Voting Your Shares — Stockholders of Record

If your shares are owned directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”

RCLF stockholders of record may vote electronically at the Special Meeting or by proxy. RCLF recommends that you submit your proxy even if you plan to attend the Special Meeting. If you submit a proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.

If you are a RCLF stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Special Meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” each of the proposals presented at the Special Meeting.

Your shares will be counted for purposes of determining a quorum if you vote:

•        by submitting a properly executed proxy card (including via the Internet or by telephone); or

•        electronically at the Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Special Meeting.

Voting instructions are printed on the proxy card you received.

Voting Your Shares — Beneficial Owners

If your shares are held in an account at a brokerage firm, bank, or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank, or other nominee. The broker, bank, or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank, or other nominee provides you along with this proxy statement/prospectus. Your broker, bank, or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares. As a beneficial owner, if you wish to vote at the Special Meeting, you will need to bring to the Special Meeting a legal proxy from your broker, bank, or other nominee authorizing you to vote those shares. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock.

Revoking Your Proxy

If you are a stockholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

1.      you may send another proxy card with a later date;

2.      you may notify RCLF’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

3.      you may attend the Special Meeting and vote electronically by visiting and entering the control number found on your proxy card, instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

No Additional Matters

The Special Meeting has been called to consider the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Governance Proposal, the Director Election Proposal and the Adjournment Proposal. No additional proposals are expected to be submitted to stockholders at this time; however, if any additional proposals are submitted to a stockholder vote at the Special Meeting, the named proxies will vote your shares in their discretion on any such proposal.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of RCLF common stock, you may contact our proxy solicitor:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free: 800-662-5200
Banks and brokers call: 203-658-9400
Email: RCLFinfo@investor.morrowsodali.com

Redemption Rights

Holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Any stockholder holding Public Shares may demand that RCLF redeem such shares for a pro rata portion of the Trust Account (which, for illustrative purposes, was $10.17 per share as of March 31, 2023), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination with Spectral is consummated, RCLF will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of RCLF. Accordingly, all Public Shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of RCLF.

The Sponsor and RCLF’s directors and officers will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly in connection with the Business Combination.

Public Stockholders may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Holders may demand redemption must, prior to            a.m. Eastern Time, on            , 2023 (the second business day preceding the scheduled vote on the Business Combination Proposal) (i) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that RCLF redeem their Public Shares for cash and (ii) deliver their Public Shares to the Transfer Agent physically or electronically using DTC’s Deposit and Withdrawal at Custodian (DWAC) system. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal, and thereafter, with RCLF’s consent, until the Closing. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then RCLF’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a pro rata portion of the Trust Account, as applicable. In such case, RCLF will promptly return any shares delivered by public stockholders.

The closing price of RCLF common stock on            , 2023, the RCLF Record Date, was $            . The cash held in the Trust Account on such date was approximately $            ($            per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of RCLF common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. RCLF cannot assure its stockholders that they will be able to sell their shares of RCLF common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of Public Shares exercises its redemption rights, then it will be exchanging its shares of RCLF common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption prior to            a.m. Eastern Time, on            , 2023 (the second business day preceding the scheduled vote on the Business Combination Proposal) by (i) submitting a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that RCLF redeem their Public Shares for cash and (ii) delivering your Public Shares to the Transfer Agent physically or electronically using DTC’s Deposit and Withdrawal at Custodian (DWAC) system.

Appraisal Rights

Stockholders of RCLF do not have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation Costs

RCLF is soliciting proxies on behalf of the RCLF Board. This solicitation is being made by mail but also may be made by telephone or in person. RCLF and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. RCLF will bear the cost of the solicitation.

RCLF has hired Morrow Sodali LLC to assist in the proxy solicitation process. RCLF will pay that firm a fee of up to $            . Such payment will be made from non-trust account funds.

RCLF will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. RCLF will reimburse them for their reasonable expenses.

The Initial Stockholders

As of the RCLF Record Date, the Sponsor and other Initial Stockholders were entitled to vote an aggregate of            Founder Shares. Such shares currently constitute            % of the outstanding shares of RCLF common stock.

Purchases of RCLF Shares

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding RCLF or its securities, the Sponsor, Spectral, the Spectral stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of RCLF’s common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with Spectral’s consent, the transfer to such investors or holders of shares owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on RCLF common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares owned by such holder, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, Spectral, the Spectral stockholders or any of their respective affiliates. RCLF will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any Closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

Holders of RCLF common stock are being asked to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. RCLF stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.

RCLF may consummate the Business Combination only if all of the condition precedent proposals are approved by the RCLF stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon.

Please see the sections entitled “The Business Combination” and “The Business Combination Agreement” in this proxy statement/prospectus for additional information regarding a summary of certain terms of the Business Combination Agreement and the Business Combination, including the transactions contemplated by the Business Combination Agreement and the Merger. You are urged to read the Business Combination Agreement carefully and in its entirety before voting on this proposal.

Vote Required for Approval

The affirmative vote of a majority of the shares of RCLF common stock cast by the RCLF common stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon, is required to approve the Business Combination Proposal. Failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting and abstentions with respect to this Proposal will have no effect on the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote. Further, the Business Combination Proposal is conditioned on the approval of the other condition precedent proposals. If the other condition precedent proposals are not approved, and the closing condition is note waived, the Business Combination Proposal will have no effect, even if approved by the RCLF stockholders.

The Sponsor has agreed to vote all shares of RCLF common stock owned by it in favor of the Business Combination Proposal. See “Other Agreements — Sponsor Letter Agreement” for more information.

Recommendation of the Board of Directors

THE RCLF BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE RCLF STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of RCLF’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of RCLF and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination — Interests of RCLF’s Sponsor, Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 2 — THE NASDAQ PROPOSAL

Overview

Immediately prior to and in connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing) the issuance and/or sale of up to            shares of RCLF common stock to the holders of Spectral’s common stock pursuant to the Business Combination Agreement. In addition, the holders of Spectral Options outstanding immediately prior to the First Effective Time will be issued New Options to purchase up to            shares of RCLF common stock, the holders of Spectral Warrants outstanding immediately prior to the First Effective Time will be issued New Warrants to purchase up to             shares of RCLF common stock and the holders of Spectral RSUs outstanding immediately prior to the First Effective Time will be issued New RSUs which will entitle them to receive up to            shares of RCLF common stock upon vesting.

For more information, see the full text of the Business Combination Agreement, a copy of which is attached hereto as Annex A. The discussion herein is qualified in its entirety by reference to such documents.

Why RCLF Needs Stockholder Approval for Purposes of Nasdaq Listing Rule 5635

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and: (i) the common stock has or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

As described above, RCLF will issue shares of common stock to Spectral stockholders, New Options to holders of Spectral Options outstanding immediately prior to the First Effective Time, New Warrants to holders of Spectral Warrants outstanding immediately prior to the First Effective Time and New RSUs to holders of Spectral RSUs outstanding immediately prior to the First Effective Time, as set forth in the Business Combination Agreement.

Stockholder approval of the Nasdaq Proposal is also a condition to the Closing under the Business Combination Agreement.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented at the Special Meeting. The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the shares of RCLF common stock cast by the RCLF common stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting and abstentions with respect to this Proposal will have no effect on the Nasdaq Proposal.

The Business Combination is conditioned upon the approval of the other condition precedent proposals, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Nasdaq Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

The Sponsor has agreed to vote all shares of common stock owned by it in favor of the Nasdaq Proposal. See “Other Agreements — Sponsor Letter Agreement” for more information.

Recommendation of the Board of Directors

THE RCLF BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE RCLF STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of RCLF’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of RCLF and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination — Interests of RCLF’s Sponsor, Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 3 — THE CHARTER PROPOSAL

Overview

Our stockholders are being asked to adopt the Proposed Charter in the form attached hereto as Annex B, which, in the judgment of the RCLF Board, is necessary to adequately address the needs of the Combined Company.

The following is a summary of the key changes effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter:

•        Director Removal — provide for the removal of directors only by stockholders voting at least a majority of the voting power of all of the then outstanding shares of voting stock of the Combined Company entitled to vote at an election of directors;

•        Removal of Blank Check Company Provisions — eliminate various provisions applicable only to blank check companies, including business combination requirements.

•        Removal of the Rights and Privileges of Class B common stock — eliminate the rights and privileges of the Class B common stock set forth in the Existing Charter and redesignate all shares of Class A common stock and Class B common stock as common stock.

Reasons for the Amendments

The RCLF Board’s reasons for proposing each of these amendments to the Existing Charter is set forth below.

Director Removal

At present, our Existing Charter provides that the holders of Class B common stock have the exclusive right to elect, remove and replace any director, and the holders of Class A common stock have no right to vote on the election, removal or replacement of any director. This amendment provides that directors may be removed from office at any time, but only by the affirmative vote of holders of at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Removal of Blank Check Company Provisions

Our Existing Charter contains various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to our status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Combined Company and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and we believe it is the most appropriate period for the Combined Company following the Business Combination. In addition, certain other provisions in our Existing Charter require that proceeds from the RCLF IPO be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Business Combination is consummated.

Removal of the Rights and Privileges of Class B common stock

Under our Existing Charter, all shares of Class B common stock automatically convert concurrently with or immediately following the Closing into shares of Class A common stock. The Existing Charter eliminates the rights and privileges of the Class B common stock as set forth in the Existing Charter and redesignates all shares of Class A common stock and Class B common stock as common stock. We believe that the elimination of the rights and privileges of the Class B common stock and the redesignation of Class A common stock and Class B common stock as common stock is desirable because the automatic conversion provisions of the Class B common stock set forth in the Existing Charter demonstrate an intention for the Class A common stock and Class B common stock to be a single class of common stock concurrently or immediately following consummation of the Closing.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Charter Proposal will not be presented at the Special Meeting. The approval of the Charter Proposal requires the affirmative vote of a majority of the issued and outstanding shares of RCLF common stock, voting together as a single class. Failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting and abstentions on this Proposal will have the same effect as a vote “AGAINST” the Charter Proposal.

The Business Combination is conditioned upon the approval of the Charter Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Charter Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Proposal will not be effected. The RCLF Board will abandon the Charter Proposal in the event the Business Combination is not consummated.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Proposal and upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

The Sponsor has agreed to vote all shares of common stock owned by it in favor of the Charter Proposal. See “Other Agreements — Sponsor Letter Agreement” for more information.

Recommendation of the Board of Directors

THE RCLF BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE RCLF STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

The existence of financial and personal interests of RCLF’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of RCLF and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination — Interests of RCLF’s Sponsor, Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 4 — THE GOVERNANCE PROPOSAL

Overview

Our stockholders are also being asked to vote on seven separate proposals with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. We believe these provisions are necessary to adequately address the needs of the Combined Company. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Spectral and RCLF intend that the Proposed Charter in the form set forth on Annex B will take effect at consummation of the Business Combination, assuming adoption of the Charter Proposal.

Proposal 4A: Changes to Authorized Capital Stock

See “Proposal No. 4A — Reasons for the Amendments — Changes to Authorized Capital Stock” for a description and reasons for the amendment.

Proposal 4B: Director Removal

See “Proposal No. 4B — Reasons for the Amendments — Director Removal” for a description and reasons for the amendment.

Proposal 4C: Removal of Blank Check Company Provisions

See “Proposal No. 4C — Reasons for the Amendments — Removal of Blank Check Company Provisions” for a description and reasons for the amendment.

Proposal 4D: Removal of the Rights and Privileges of Class B common stock

See “Proposal No. 4D — Reasons for the Amendments — Removal of the Rights and Privileges of Class B common stock” for a description and reasons for the amendment.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Governance Proposal will not be presented at the Special Meeting. The approval of the Governance Proposal requires the affirmative vote of a majority of the shares of RCLF common stock cast by the RCLF common stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting and abstentions with respect to this Proposal will have no effect on the Governance Proposal.

The Business Combination is not conditioned upon the approval of the Governance Proposal. Notwithstanding the approval of the Governance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Governance Proposal will not be effected. The RCLF Board will abandon the Governance Proposal in the event the Business Combination is not consummated.

As discussed above, a vote to approve the Governance Proposal is an advisory vote, and therefore, is not binding on RCLF, Spectral or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, RCLF and Spectral intend that the Proposed Charter, in the form set forth on Annex B and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Charter Proposal.

Recommendation of the Board of Directors

THE RCLF BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE RCLF STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNANCE PROPOSAL.

The existence of financial and personal interests of RCLF’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of RCLF and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination — Interests of RCLF’s Sponsor, Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 5 — THE DIRECTOR ELECTION PROPOSAL

Overview

Assuming the Business Combination Proposal, the Charter Approval Proposal and the Nasdaq Proposal are approved at the Special Meeting, stockholders are being asked to elect six directors to the Board, effective upon the Closing, with each director having a term that expires at the Combined Company’s annual meeting of stockholders in 2024 and their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the other condition precedent proposals, and completion of the Business Combination.

The RCLF Board has nominated Wensheng Fan, Cynthia Cai, Richard Cotton, Martin Mellish,
Deepak Sadagopan and Michael P. Murphy to serve as the directors.

The RCLF stockholders are being asked to consider and vote upon a proposal to elect Wensheng Fan, Cynthia Cai, Richard Cotton, Martin Mellish, Deepak Sadagopan and Michael P. Murphy to serve as the directors, in each case, to serve on the Combined Company Board until the Combined Company’s annual meeting of stockholders in 2024 and until their respective successors are duly elected and qualified, subject, however, to his or her earlier death, resignation, retirement or removal. For biographical information concerning each director nominee, see the section entitled “Management of the Combined Company Following the Business Combination.”

Vote Required for Approval

If a quorum is present, directors are elected by a plurality vote. This means that the director nominees who receive the most votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors.

Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting and withhold votes will have no effect on this Proposal.

The Business Combination is conditioned on the approval of the Director Election Proposal. The Director Election Proposal is conditioned on the approval of the other condition precedent proposals. Therefore, if the other condition precedent proposals are not approved, and the closing condition is not waived, the Director Election Proposal will have no effect, even if approved by the RCLF stockholders.

The Sponsor has agreed to vote all shares of common stock owned by them in favor of the director nominees. See “Other Agreements — Sponsor Letter Agreement” for more information.

Recommendation of the Board of Directors

THE RCLF BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE RCLF STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of RCLF’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of RCLF and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination — Interests of RCLF’s Sponsor, Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 6 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the RCLF Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are insufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Director Election Proposal. In no event will the RCLF Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing Charter and Delaware law.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is not approved by stockholders, the RCLF Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Director Election Proposal, or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived. If RCLF does not consummate the Business Combination and fails to complete an initial business combination by the end of the Completion Window (subject to the requirements of law), RCLF will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of RCLF common stock cast by the RCLF common stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting and abstentions with respect to this Proposal will have no effect on the Adjournment Proposal.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

The Sponsor has agreed to vote all shares of common stock owned by it in favor of the Adjournment Proposal. See “Other Agreements — Sponsor Letter Agreement” for more information.

Recommendation of the Board of Directors

THE RCLF BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE RCLF STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of RCLF’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of RCLF and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination — Interests of RCLF’s Sponsor, Directors and Officers in the Business Combination” for a further discussion.

INFORMATION ABOUT RCLF

In this section “we,” “us,” “our” or the “Company” refer to RCLF prior to the Business Combination and to the Combined Company following the Business Combination.

Introduction

We are a blank check company incorporated in Delaware on November 17, 2020. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses We are not limited to a particular industry or sector for purposes of consummating a business combination. Our Sponsor is Rosecliff Acquisition Sponsor I LLC, a Delaware limited liability company.

Our management team believes that recent years have brought a wide range of technical breakthroughs that have fundamentally shifted the frontiers of possibility in the ways we live and work. Innovations as diverse as cloud and mobile computing, artificial intelligence, machine learning and cybersecurity, catalyzed by corresponding hardware innovations, have unlocked accelerated cycles of change, radically impacting industries and business models globally. We believe that the transformative effects of these innovations have reshaped both large and small industries across the world. We also believe that because of the impact of COVID-19, there are attractive businesses that may have additional capital needs over the next few years, which could further increase the pipeline of potential opportunities.

Our objective is to generate attractive returns for stockholders by actively supporting the next-generation of exceptional public companies. We expect to target companies with certain industry and business characteristics, including long term growth prospects, strong management team, high barriers to entry, opportunities for consolidation, strong recurring revenues, sustainable operating margins and attractive free cash flow characteristics.

Company History

We are a blank check company incorporated in Delaware on November 17, 2020. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We are not limited to a particular industry or sector for purposes of consummating a business combination. Our Sponsor is Rosecliff Acquisition Sponsor I LLC, a Delaware limited liability company.

Our registration statement for our Initial Public Offering (the “Initial Public Offering”) was declared effective on February 11, 2021. On February 17, 2021, we consummated our Initial Public Offering of 25,300,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,300,000 Units, at $10.00 per Unit, generating gross proceeds of $253,000,000, and incurring transaction costs of approximately $14,373,127, including approximately $8,855,000 in deferred underwriting fees.

Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 4,706,667 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant in a private placement (the “RCLF Private Placement”) to the Sponsor generating gross proceeds of $7,060,000.

Following the closing of our Initial Public Offering on February 17, 2021, an amount of $253,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the RCLF Private Placement Warrants was placed in a Trust Account (the “Trust Account”), located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Our management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an initial business combination. We must complete one or more initial business combinations with one or more operating businesses or assets that together have a fair market value equal to at least 80% of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the income earned on the Trust Account). We will only complete an initial business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

We intend to effectuate the Business Combination using the proceeds from the Initial Public Offering and RCLF Private Placement, and from additional issuances of, if any, our capital stock and our debt, or a combination of cash, stock and debt. We have not engaged in, and we will not engage in, any operations until we complete the Business Combination, and we have not generated any operating revenue to date. All activity for the period from November 17, 2020 (inception) through March 31, 2023 related to our formation and Initial Public Offering, subsequent to the Initial Public Offering, identifying a target company for an initial business combination. We will not generate any operating revenues until after the completion of our initial business combination, at the earliest. We will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. Based on our business activities, we are a “shell company” as defined under the Exchange Act of 1934, as amended (the “Exchange Act”), because we have no operations and nominal assets consisting almost entirely of cash.

We will provide the public stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a business combination either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether we will seek stockholder approval of a business combination or conduct a tender offer will be made by us. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a business combination with respect to our warrants. The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions we pay to the underwriters of the Initial Public Offering.

We will have until February 17, 2024 to complete a business combination (the “Expiration Date”), which was extended from February 17, 2023 by one year at a special meeting of stockholders on December 21, 2022. If we have not completed a business combination by the Expiration Date, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete a business combination by the Expiration Date.

Termination of the Previously Announced Business Combination Agreement

On March 11, 2022, the Company, GT Gettaxi Listco, GT Gettaxi Limited, GT Gettaxi SPV, GT Merger Sub 1, Gett Merger Sub, Inc., and Dooboo Holding Limited, and Merger Sub entered into a Termination of the Business Combination Agreement pursuant to which the parties mutually agreed to terminate the business combination agreement (the “Previous BCA”), effective immediately. As per the Company’s Current Report on Form 8-K filed with the SEC on November 11, 2021, the Company requested that the target’s management undertake a thorough analysis of its financial projections. Following the conclusion of that process, and extensive mutual efforts to negotiate an appropriate valuation adjustment, both parties agreed to terminate the Previous BCA.

As a result of the termination of the Previous BCA, the Previous BCA is of no further force and effect, and certain transaction agreements entered into in connection with the Previous BCA, including, but not limited to, the Investors’ Rights Agreement, dated as of November 9, 2021, and to be effective as of the closing of the business combination, by and among the Company, a Delaware limited liability company, and certain holders, will either be terminated or no longer be effective, as applicable, in accordance with their respective terms.

Effecting a Business Combination

On April 11, 2023, we entered into the Business Combination Agreement. As a result of the transactions contemplated under the Business Combination Agreement, the Combined Company would succeed to RCLF as registrant and public company pursuant to the federal securities laws, and will change its name to “Spectral AI, Inc.” The Special Meeting to which this filing relates is to solicit your approval of the Business Combination Proposal. Holders of Public Shares are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then holders of Public Shares who elected to exercise their redemption rights will not be entitled to receive such payments.

The approval of the Business Combination Proposal requires the affirmative vote of a majority of the shares of RCLF common stock present in person (including presence at a virtual meeting) or represented by proxy at the Special Meeting. RCLF has entered into the Sponsor Support Agreement with the Sponsor, pursuant to which the Sponsor agreed to vote all shares of RCLF common stock owned by it in favor of the Business Combination Proposal and certain other proposals presented at the Special Meeting. The Sponsor is entitled to vote an aggregate of 91.32% of the outstanding shares of RCLF common stock.

Redemption Rights

We will provide the holders of the outstanding Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether we will seek stockholder approval of the Business Combination or conduct a tender offer will be made by us. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a business combination with respect to our warrants. The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions we pay to the underwriters of the Initial Public Offering.

Liquidation of Trust Account if No Business Combination

If we have not completed our initial business combination by the Expiration Date or during any extension period, we will distribute the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to our Public Stockholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described herein. Any redemption of Public Stockholders from the Trust Account shall be effected automatically by function of our amended and restated certificate of incorporation prior to any voluntary winding up. If we are required to windup, liquidate the Trust Account and distribute such amount therein, pro rata, to our Public Stockholders, as part of any liquidation process, such winding up, liquidation and distribution are subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In that case, investors may be forced to wait beyond the Expiration Date before the redemption proceeds of our Trust Account become available to them and they receive the return of their pro rata portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our amended and restated certificate of incorporation and then only in cases where investors have properly sought to redeem their shares of Class A common stock. Only upon our redemption or any liquidation will Public Stockholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our amended and restated certificate of incorporation prior thereto.

Employees

We currently have three officers and do not intend to have any full-time employees prior to the completion of our initial business combination. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any such person will devote in any time period will vary based on the status of the proposed Business Combination and, if the proposed Business Combination is not consummated whether a different target business has been selected for our initial business combination and the current stage of the business combination process.

Facilities

We currently maintain our executive offices are located at 767 5th Avenue 34th Floor, New York, New York 10153. The cost for this space is included in the $10,000 per month fee that we will pay our Sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations.

Legal Proceedings

We received letters from putative stockholders of the Company (the “Letters”), dated May 10, 2023 and May 11, 2023, each alleging that this proxy statement/prospectus omits material information concerning the Business Combination. The Letters sought the issuance of corrective disclosure in an amendment or supplement to this proxy statement/prospectus. As the Company denies that this proxy statement/prospectus is deficient in any respect and believes that these Letters are without merit and that no further disclosure is required under applicable laws, the Company does not believe any further changes to this proxy statement/prospectus are required in response to the Letters.

MANAGEMENT OF RCLF

In this section “we,” “us,” “our” or the “Company” refer to RCLF prior to the Business Combination and to the Combined Company following the Business Combination.

Directors and Executive Officers

RCLF’s current directors and executive officers are as follows:

Name	Age	Title
Michael P. Murphy	51	Chief Executive Officer and Director
Jordan Zimmerman	67	President and Director
Kieran Goodwin	53	Chief Financial Officer
Brian Radecki	52	Director
Frank S. Edmonds	54	Director
Heather Bellini	53	Director

Executive Officers

Michael P. Murphy has served as our Chief Executive Officer and a member of our Board of Directors since our inception. Mr. Murphy began his investing career over 25 years ago. His career has been focused on being an entrepreneur in the investing and financial service industry. In the past, he was the Founder of a wealth management firm, hedge fund and multiple commercial real estate portfolios. In 2016, Mr. Murphy founded Rosecliff Ventures and has served as its Managing Partner since its inception. Over the past four years, Rosecliff Ventures has made over 80 investments, raised over $1 billion in assets under management, launched seven investment funds and experienced multiple portfolio company exits. A few select transactions from the Rosecliff Ventures portfolio include; Allbirds, Casper, Postmates, Ro, Thirty Madison, Petal and Wheels Up. Mr. Murphy is currently a board member of multiple private, venture capital backed companies. Mr. Murphy previously was a contributor on CNBC and regularly appeared on the network’s FASTMONEY segment. Currently, Mr. Murphy is a regular weekly contributor on Fox Network. Mr. Murphy earned a Bachelor of Arts in Business Administration from Hofstra University.

Jordan Zimmerman has served as our President and a member of our Board of Directors since our inception. Mr. Zimmerman currently serves as the Chairman and Founder of Zimmerman Advertising, which he founded in 1984. Mr. Zimmerman trademarked his advertising strategy, “Brandtailing®,” a maverick combination of long-term brand building and short-term sales boosting that delivers measurable results. Highly respected within the advertising world, Mr. Zimmerman is often asked to address industry groups and participate in panel discussions across the country. Zimmerman Advertising has worked with highly recognizable and successful businesses in the consumer sector, such as Nissan, McDonald’s, Dunkin’ Donuts, Five Below, Party City, Kay Jewelers, AutoNation, Michaels, Advance America, TBC/Tire Kingdom, Office Depot, and Carfax. The agency works with these companies to help increase brand awareness, market share and overall company growth.

Outside of work, Mr. Zimmerman is an author, a philanthropist, a Horatio Alger Award recipient and a Golden Circle Member of the National Multiple Sclerosis Society.

In March 2015, with a donation of $10 million dollars from the Jordan Zimmerman Family Foundation, Mr. Zimmerman established the University of South Florida Zimmerman School of Advertising and Mass Communications and its highly regarded Zimmerman Advertising Program. Mr. Zimmerman was appointed by the Governor of Florida for a second term to sit on the Board of Trustees at the University of South Florida where he has served as the Chairman of the Board since 2019. Mr. Zimmerman earned a Bachelor of Arts in Advertising and an MBA from the University of South Florida and was awarded an honorary Doctorate of Business Administration from Nova Southeastern University.

Kieran Goodwin has served as our Chief Financial Officer since our inception. Mr. Goodwin previously founded Panning Capital Management, L.P. (“Panning”) in 2012 and was Co-Managing Partner and Portfolio Manager until 2018. Panning was a long/short credit hedge fund with a peak AUM of $2.5 billion during Mr. Goodwin’s tenure. From 2004 to 2010, Mr. Goodwin was the Head of Trading and one of five partners and four members of the Global Investment Committee at King Street Capital Management (“King Street”). As Head of Trading, Mr. Goodwin was responsible for managing King Street’s twenty traders. During his time at King Street, the firm’s AUM grew from $4 billion to approximately $20 billion. Mr. Goodwin previously was a Managing Director at both UBS and Merrill Lynch, where he ran proprietary trading books. Since 2018, Mr. Goodwin has invested his own capital in both private and public markets. He is an investor in many early-stage companies and currently serves on the board of directors of Tradewell Technologies Inc. and Zoomi Inc. Additionally, he serves on the board of directors Voya Prime Rate Trust, a public closed-end loan fund. Mr. Goodwin received a Bachelor of Arts in Computer Science, cum laude, from Duke University in 1991.

Board of Directors

Brian Radecki has served as the Chairman of our Board of Directors since our inception. Mr. Radecki currently serves as the Founder, Chief Executive Officer and member of the Board of Directors of Rapa Therapeutics (“Rapa”), a clinical stage start-up biotechnology company, spun out of the National Cancer Institute in September 2017. Mr. Radecki is an active angel investor in, or advisor to, several companies across various industries — from start-ups with zero revenue, to pre-IPO and large public companies. He has over 20 years of experience building both small private and large public companies. He works closely with many top-tier private equity, venture capital and institutional investors along with entrepreneurs, boards of directors and senior management teams to build disruptive and innovative platform companies by executing strategic plans to get things done.

Mr. Radecki is currently an investor and director on the board of Wheels Up. Previously, Mr. Radecki was an early investor in, and served on the board of directors of, Rain King Software, Inc., a leading sales and marketing intelligence platform, when it was acquired in August 2017 by Zoom Info (NASDAQ: ZI) (formerly DiscoverOrg); Docutech, a document, eSign, eClosing and compliance technology provider, when it was acquired by First American (NYSE: FAF) for $350 million in March 2020; and Optimal Blue, a digital marketplace in the residential mortgage industry, which was recently acquired by Black Knight, Inc. (NYSE: BKI). Also, Mr. Radecki invested pre-IPO in other companies including Beyond Meat (NASDAQ: BYND) and Skillz Inc. (NYSE: SKLZ), which is merging (via SPAC) with Flying Eagle Acquisition Corp. (NASDAQ: FEAC). After working approximately 20 years at public companies, Mr. Radecki retired in 2016 from CoStar Group Inc. (“CoStar”) (NASDAQ: CSGP), a provider of commercial real estate information, analytics and online marketplaces, where he held several senior operational and financial roles over 18 years, including Executive Vice President, Chief Financial Officer and VP of Research Operations (the company’s largest operating area). While at CoStar, Mr. Radecki oversaw or played a major role in CoStar’s accounting and finance operations in the U.S. and U.K. — from internal audit, tax and budgeting to SEC reporting, Sarbanes-Oxley compliance and due diligence. Additionally, Mr. Radecki helped lead CoStar’s 1998 Initial Public Offering, multiple follow on equity offerings and international expansion, as well as leading several acquisitions and the integration of public companies, including Comps.com (NASDAQ: CDOT) in 2000 for $102 million, and LoopNet (NASDAQ: LOOP) in 2012 for $860 million. Also, Mr. Radecki was named the Washington Business Journal’s “CFO of the Year” in the large company category for 2012. During 2014, he led and raised nearly $1.1 billion of debt and equity. Mr. Radecki also played a major role in acquisitions of Apartments.com in 2014 for $585 million and ApartmentFinder in 2015 for $170 million, which allowed CoStar to successfully enter a new strategic vertical and significantly expanded CoStar’s total addressable market. Mr. Radecki was instrumental in building CoStar from a small pre-IPO start-up to a multi-billion dollar public company. Before joining CoStar, Mr. Radecki worked at Axent Technologies, Inc. (Nasdaq: AXNT), an international security software company; Azerty, Inc. and the public accounting firm, Lumsden & McCormick, LLP, both based in Buffalo, NY.

Mr. Radecki earned a Bachelor of Science from University of New York at Buffalo, with a dual degree in Accounting and Finance.

Heather Bellini has served as one of our directors since February 2021. She has been the Chief Financial Officer of Deep Instinct, a New York and Israeli based cyber security software company since 2020. Prior to Deep Instinct, Ms. Bellini was a Partner at Goldman Sachs since 2012. At Goldman Sachs, she was the Business Unit Leader of the Technology Research Group, as well as an equity research analyst covering the Software sector and select Internet-related companies. Ms. Bellini’s universe of research coverage had a significant market capitalization. Ms. Bellini was also responsible on the research side in bringing to market 20 of the companies in her coverage universe through their Initial Public Offerings, including Anaplan, Atlassian, Cloudflare, Crowdstrike, Dropbox, Dynatrace, Elastic NV, Facebook, MongoDB, Okta, Ping Identity, Rackspace Holdings, Salesforce, Slack Technologies, Snowflake, Solarwinds, Twilio, Unity, VMware, Workday and Zoom Video Communications. Ms. Bellini was named to the inaugural Barron’s 100 Most Influential Women in Finance in 2020.

Prior to joining Goldman Sachs, Ms. Bellini was a senior managing director and head of technology research at International Strategy and Investment from 2009 to 2011. Earlier, she was head of technology research as well as a software analyst at UBS from 2003 to 2009. Ms. Bellini earned a BA in Economics from Denison University and an MBA in Finance from Columbia University. Ms. Bellini is a CFA charterholder.

Frank S. Edmonds has served as one of our directors since February 2021. He served as a Partner at Panning Capital Management, L.P., starting in 2013, where he served as Co-Managing Partner and Head of Research from 2013 to 2018. From 2002 to 2012, Mr. Edmonds was a Senior Research Analyst at King Street, where he served as one of five partners and four members of the Global Investment Committee. Prior to King Street, Mr. Edmonds was a research analyst at Oak Hill Advisors. He serves on the boards of Shane’s Rib Shack, a fast casual barbeque restaurant business with 65 locations in the southeast United States, as well as the Darden Graduate School of Business and the Jefferson Scholars Foundation. He is currently the Chair of the Investment Committee at Woodberry Forest School. Mr. Edmonds received a B.A. in History/American Studies and joint M.B.A. / J.D. degrees from the University of Virginia.

Number and Terms of Office of Officers and Directors

Our board of directors consists of five members.

Prior to our initial business combination, holders of our Founder Shares have the right to elect all of our directors and remove members of the board of directors for any reason, and holders of our Public Shares will not have the right to vote on the election of directors during such time. Our directors are appointed for a term of two years. These provisions of our amended and restated certificate of incorporation may only be amended if approved by holders of a majority of at least 90% of the issued and outstanding shares of our common stock voting at a stockholder meeting. Approval of our initial business combination will require the affirmative vote of a majority of our board directors, which must include a majority of our independent directors. Subject to any other special rights applicable to the stockholders, prior to our initial business combination, any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board of directors, or by holders of a majority of the issued and outstanding shares of our Class B common stock.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.

Director Independence

An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). We have three “independent directors” as defined in the Nasdaq listing rules and applicable SEC rules. Our board has determined that each of Frank S. Edmonds, Brian Radecki and Heather Bellini is an independent director under applicable SEC and Nasdaq listing rules.

Executive Compensation

None of our directors or officers has received directly from us any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on Nasdaq through the earlier of consummation of our initial business combination and our liquidation, pursuant to our support services agreement with our Sponsor, we will pay our Sponsor a total of $10,000 per month for office, support and administrative services. In addition, our Sponsor, directors and officers, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combination. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, directors, officers or our or any of their respective affiliates.

After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting, management or other compensation from the Combined Company. All compensation will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with the Business Combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our officers after the completion of the Business Combination will be determined by a compensation committee constituted solely of independent directors.

We are not party to any agreements with our directors and officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, and we do not believe that the ability of our management to remain with us after the consummation of the initial Business Combination should be a determining factor in our decision to proceed with the Business Combination.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. Each of our audit committee, compensation committee and nominating and corporate governance committee are composed solely of independent directors. Each committee operates under a charter that was approved by our board of directors and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

The members of our audit committee are Brian Radecki, Frank S. Edmonds and Heather Bellini. Brian Radecki serves as chairman of the audit committee.

Each member of the audit committee is financially literate and our board of directors has determined that qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

•        assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm;

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “RCLF Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Corporate Governance and Nominating Committee

The members of our nominating and corporate governance committee are Brian Radecki, Frank S. Edmonds and Heather Bellini. Mr. Edmonds serves as chair of the nominating and corporate governance committee.

We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•        identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board of directors, and recommending to the board of directors candidates for nomination for election at the annual stockholder meeting or to fill vacancies on the board of directors;

•        developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the Company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and is directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to the Business Combination, holders of our Public Shares will not have the right to recommend director candidates for nomination to our board of directors.

Compensation Committee

The members of our compensation committee are Brian Radecki, Frank S. Edmonds and Heather Bellini. Ms. Bellini serves as chair of the compensation committee.

We have adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Code of Ethics

We have adopted a code of ethics and business conduct applicable to our directors, officers and employees. We have filed a copy of our form of our Code of Ethics as an exhibit to our Annual Report on Form 10-K. We have also posted a copy of our Code of Ethics and the charters of our audit committee, compensation committee and nominating and corporate governance committee on our website under https://rosecliffspac.com/governance/. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this registration statement/prospectus. You are able to review this document by accessing our public filings at the SEC’s website. In addition, a copy of our Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Potential investors should also be aware of the following potential conflicts of interest:

•        None of our directors or officers is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•        In the course of their other business activities, our directors and officers may become aware of investment and business opportunities that may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see information below.

•        Our initial stockholders, directors and officers have agreed to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the consummation of the Business Combination as inducement to RCLF, Merger Sub I, Merger Sub II and Spectral to enter into the Business Combination Agreement and to consummate the Transactions. Additionally, our initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares if we fail to consummate the business combination by the Expiration Date or during any extension period. However, if our initial stockholders (or any of our directors, officers or affiliates) acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to consummate the Business Combination within the prescribed time frame. If we do not complete a business combination within such applicable time period, the proceeds of the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of our Public Shares, and the Private Placement Warrants will expire worthless. Pursuant to a letter agreement that our initial stockholders, directors and officers have entered into with us, with certain limited exceptions, the Founder Shares will not be transferable, assignable or saleable by our initial stockholders until the earlier of: (1) one year after the completion of our initial business combination; and (2) subsequent to our initial business combination (x) if the last reported sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (y) the date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property. With certain limited exceptions, the Private Placement Warrants and the shares of Class A common stock underlying such warrants, will not be transferable, assignable or saleable by our Sponsor until 30 days after the completion of our initial business combination. Since our Sponsor and directors and officers may directly or indirectly own our securities following the Initial Public Offering, our directors and officers may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the Business Combination.

•        Our directors and officers may negotiate employment or consulting agreements with a target business in connection with the Business Combination. These agreements may provide for them to receive compensation following the Business Combination and as a result, may cause them to have conflicts of interest in determining whether to proceed with the Business Combination.

•        Our directors and officers may have a conflict of interest with respect to evaluating the Business Combination if the retention or resignation of any such directors and officers was included as a condition to any agreement with respect to the Business Combination.

The conflicts described above may not be resolved in our favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our directors and officers have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our amended and restated certificate of incorporation provides that the doctrine of corporate opportunity will not apply with respect to any of our directors or officers in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, and there will not be any expectancy that any of our directors or officers will offer any such corporate opportunity of which he or she may become aware to us. Below is a table summarizing the entities to which our directors and officers currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Michael P. Murphy	Rosecliff Venture Management, LLC	Venture Capital	Founder and Managing Partner
	Cargo Systems, Inc.	Rideshare Advertising	Director
	Squarefoot	Commercial Real Estate	Director
	ForDays	Fashion	Director
	Agile Stacks	Technology	Director
Jordan Zimmerman	Zimmerman Advertising	Advertising	Founder & Chairman
Kieran Goodwin	Zoomi, Inc.	Education/Artificial Intelligence	Director
	Tradewell Technologies	Financial Technology	Director
	Voya Prime Rate Loan Trust	Closed-End Fund	Director
Brian Radecki	Rapa Therapeutics, LLC	Biotechnology	Founder, Chief Executive
Officer and Director
	Wheels Up Partners Holdings LLC	Transportation/Aviation	Director
Frank S. Edmonds	Shane’s Rib Shack	Fast-Casual Restaurant	Director
Heather Bellini	Deep Instinct	Cyber security	Chief Financial Officer

When we submit the Business Combination to our Public Stockholders for a vote, our initial stockholders, directors and officers have agreed, pursuant to the terms of a letter agreement entered into with us, to vote any Founder Shares (and their permitted transferees will agree) and Public Shares held by them in favor of the Business Combination.

RCLF does not believe that the conflicts of interest with its officers and directors impacted its search for an acquisition target. See also “Proposal 1: The Business Combination Proposal - Background of the Business Combination.”

RCLF MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of RCLF’s financial condition and results of operations should be read in conjunction with RCLF’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion, including, but not limited to, those described under the heading “Risk Factors” and analysis set forth below includes forward-looking statements that involve risks and uncertainties. References in this section to “RCLF,” “we,” “us,” “our” and “the Company” are intended to mean the business and operations of RCLF.

Overview

We are a blank check company formed under the laws of the State of Delaware on November 17, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate the Business Combination using cash from the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt.

Recent Developments

Notice of Failure to Satisfy Continued Listing Rules

On January 22, 2023, we received a written notice (the “January Notice”) from the Listing Qualifications Department (the “Staff”) of Nasdaq indicating that the Company is not in compliance with Listing Rule 5550(a)(4), due to the Company’s failure to meet the minimum 500,000 publicly held shares requirement for the Nasdaq Capital Market. The January Notice is a notification of deficiency, not of imminent delisting. On March 9, 2023, per the January Notice, the Company submitted a plan of compliance to achieve and sustain compliance with all Nasdaq Capital Market listing requirements. On May 8, 2023, we received a letter from the Staff of Nasdaq stating they accepted the Company’s plan. If the Company does not complete a Business Combination by July 21, 2023, the Staff will provide written notification that the Company’s securities will be delisted, which the Company may appeal the Staff’s determination to a Listing Qualifications Panel.

On April 3, 2023, the Company received a written notice (the “April Notice”) from the Staff of Nasdaq indicating that the Company is not in compliance with Listing Rule 5550(b)(2), due to the Company’s failure to meet the minimum $35 million Market Value of Listed Securities (“MVLS”) requirement for the Nasdaq Capital Market. The Staff based the review of the Company’s MVLS on the last 30 consecutive business days (February 17, 2023 to March 31, 2023) and determined a deficiency exists with regards to the applicable Nasdaq listing requirement. In addition, the Staff noted in the April Notice that the Company is not in compliance with Listing Rules 5550(b)(1) or 5550(b)(3), due to the Company’s failure to maintain a stockholders’ equity of at least $2.5 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in the two of the three most recently completed fiscal years. The April Notice is only a notification of deficiency, not of imminent delisting. The April Notice states that the Company has until October 2, 2023, a compliance period of 180 calendar days, to regain and maintain compliance with the Nasdaq Capital Market MVLS listing requirement. If at any time during this compliance period the Company’s MVLS closes at $35 million or more for a minimum of ten consecutive business days, the Staff will provide the Company with a written confirmation of compliance.

Proposed Business Combination with Spectral

On April 11, 2023, the Company entered into the Business Combination Agreement, pursuant to which, Merger Sub I will be merged with and into Spectral, with Spectral surviving as a wholly owned subsidiary of the Company, and immediately following the First Merger, Spectral will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of the Company.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities for the period from November 17, 2020 (inception) through March 31, 2023 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2023, we had a net loss of $1,282,098, which consists of the change in fair value of warrant liabilities of $788,400 and formation and operating costs of $527,382 and offset by interest earned on investment held in Trust Account of $40,777.

For the three months ended March 31, 2022, we had a net income of $7,053,847, which consists of change in fair value of warrant liabilities of $7,514,642 and interest earned on investment held in Trust Account of $4,329, offset by formation and operating costs of $465,124.

Liquidity, Capital Resources and Going Concern

On February 17, 2021, we consummated the RCLF IPO of 25,300,000 Units at $10.00 per Unit, generating gross proceeds of $253,000,000 which is described in Note 3 to the financial statements. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,706,667 Private Placement Warrant at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $7,060,000, which is described in Note 4 to the financial statements.

For the three months ended March 31, 2023, cash used in operating activities was $243,197. Net loss of $1,282,098 was affected by change in fair value of warrants of $788,400 and interest earned on investment held in the Trust Account of $40,777. Changes in operating assets and liabilities provided $291,278 of cash for operating activities.

For the three months ended March 31, 2022, cash used in operating activities was $303,514. Net income of $7,053,847 was affected by change in fair value of warrant liabilities of $7,514,642 and interest income on investment held in the Trust Account of $4,329. Changes in operating assets and liabilities provided $161,610 of cash for operating activities.

As of March 31, 2023, we had U.S. Treasury Funds held in the Trust Account of $4,666,884 consisting of fixed income securities. Interest income on the balance in the Trust Account may be used by us to pay taxes. As of March 31, 2023, the Company did not withdraw any amount in the Trust Account to pay tax obligations and redemption. On December 21, 2022, the Stockholders elected to redeem an aggregate of 24,841,284 shares of Class A common stock, representing approximately 98.2% of the issued and outstanding shares of Class A common stock. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of March 31, 2023, the Company had $541,841 in its operating bank account and a working capital deficit of $3,287,624. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we will repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust

Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into Units at a price of $10.00 per unit, at the option of the lender. The Units would be identical to the Private Placement Warrants.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASU 205-40, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until the Expiration Date to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these unaudited condensed financial statements. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities that might result from the outcome of this uncertainty. The Company intends to complete a Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any Business Combination by the Expiration Date. In addition, the Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, the Company may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through the Expiration Date.

The accompanying unaudited condensed financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in above to the unaudited condensed financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by the close of business on the Expiration Date, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of one of our executive officers a monthly fee of $10,000 for office space, support and administrative services. We began incurring these fees on February 11, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,855,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. All but $750,000 of the deferred fee payable to the underwriters were waived prior to the completion of the Business Combination.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting policies.

Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815. The Company accounts for warrants in accordance with the guidance in ASC 480 and ASC 815 and determined that the Warrants do not meet the criteria for equity treatment thereunder. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

Accordingly, the Company recognizes the 8,433,333 Public Warrants and 4,706,667 Private Placement Warrants as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s condensed statements of operations. The estimated fair value of the Public Warrants was measured at fair value using a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology.

The measurement of the Public Warrants after the separation of the Public Warrants from the Units is classified as Level 1 due to the use of an observable market quote in an active market. For periods subsequent to the separation of the Public Warrants from the Units, the closing price of the Public Warrant was used as the fair value for the warrants as of each relevant date. At December 31, 2021 the Private Placement Warrants transferred to Level 2 due to the use of an observable market quote for a similar asset in an active market.

Class A Common Stock Subject to Possible Redemption

We account for our Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480. Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our Class A common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, 25,300,000 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of our condensed balance sheets.

Net Income Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of common stock, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of stock. Net income (loss) per common share is calculated by dividing the net income by the weighted average shares of common stock outstanding for the respective period. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and ASU 2020-06, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. We are currently assessing the impact, if any, that ASU 2020-06 would have on our financial position, results of operations or cash flows. The Company has not adopted this guidance as of March 31, 2023.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
RCLF AND THE COMBINED COMPANY

The following table sets forth information known to RCLF regarding the beneficial ownership of RCLF common stock as of             , 2023 (pre-Business Combination) and, immediately following consummation of the Business Combination (post-Business Combination), ownership of shares of Combined Company common stock assuming that no RCLF public shares are redeemed in connection with the Business Combination, and alternatively that all RCLF public shares are redeemed in connection with the Business Combination.

The beneficial ownership of RCLF common stock pre-Business Combination is based on 6,783,716 shares of RCLF common stock (including 458,716 Public Shares, 6,325,000 Founder Shares, 8,433,333 Public Warrants and 4,706,667 Private Placement Warrants) issued and outstanding as of December 31, 2022.

The expected beneficial ownership of shares of the Combined Company’s common stock post-Business Combination, assuming no Public Shares of RCLF are redeemed, no Private Placement and no Sponsor forfeiture pursuant to the RCLF Expense Cap has been determined based upon the following: (i) no public stockholder has exercised its redemption rights to receive cash from the Trust Account in exchange for its Public Shares; (ii) the rollover of 880,000 Founder Shares and 8,433,333 shares of common stock issuable upon exercise of the Public Warrants into Combined Company common stock; and (iii) there will be an aggregate of             shares of the Combined Company’s common stock issued and outstanding at the Closing.

The expected beneficial ownership of shares of the Combined Company’s common stock post-Business Combination, assuming no Public Shares of RCLF are redeemed, a $30 million Private Placement and no Sponsor forfeiture pursuant to the RCLF Expense Cap has been determined based on the following: (i) no Public Stockholders have exercised its redemption rights to receive cash from the Trust Account in exchange for such stockholders’ Public Shares; (ii) the rollover of 1,630,000 Founder Shares and 8,433,333 shares of common stock issuable upon exercise of the Public Warrants into Combined Company common stock; and (iii) there will be an aggregate of             shares of the Combined Company’s common stock issued and outstanding at the Closing.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

			After the Business Combination
	Before the Business Combination		Assuming No Private Placement		Assuming $30 Million Private Placement
	Number of Shares Beneficially Owned(2)(4)	Percentage of Class	Number of Shares Beneficially Owned(4)	Percentage of Class	Number of Shares Beneficially Owned	Percentage of Class
Name of Beneficial Owner(1)
RCLF Directors and Executive Officers Pre-Business Combination
Michael P. Murphy (including shares held by Sponsor)(3)(5)	6,195,000	91.3	750,000		1,500,000
Brian Radecki(3)	50,000	*	50,000		50,000
Jordan Zimmerman	—	—
Kieran Goodwin	—	—
Frank S. Edmonds(3)	40,000	*	40,000		40,000
Heather Bellini(3)	40,000	*	40,000		40,000
All officers and directors as a group (6 individuals)	130,000	1.9	880,000		1,630,000
RCLF Five Percent Holders Pre-Business Combination
Rosecliff Acquisition Sponsor I LLC (our Sponsor)(2)(4)	6,195,000	91.3	750,000		1,500,000

Combined Company Directors and Executive Officers Post-Business Combination
Wensheng Fan(6)	—	—	1,756,732		1,756,732
Cynthia Cai	—	—	—		—
Richard Cotton	—	—	34,803		34,803
Martin Mellish	—	—	—		—
Michael P. Murphy(3)(5)	6,195,000	91.3	750,000		1,500,000
Deepak Sadagopan	—	—	—		—
Niko Pagoulatos, Ph.D.(7)	—	—	19,963		19,963
Nils Windler(8)	—	—	54,187		54,187
Jeffrey Thatcher, Ph.D.(9)	—	—	895,619		895,619
All officers and directors as a group (13 individuals)(10)	—	—	2,963,906		2,963,906

Combined Company Five Percent Holders Post-Business Combination
ELS 1960 Family, L.P.(11)	—	—	4,970,124		4,970,124
John Michael DiMaio(12)	—	—	2,622,863		2,622,863
Board of Regents of the University of Texas System for the Benefit of the University of Texas Southwestern Medical Center(13)	—	—	1,078,028		1,078,028
Octopus Investments plc(14)	—	—	1,062,349		1,062,349
Link Mar (Nominees) Limited(15)	—	—	938,974		938,974

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of each of the executive officers and directors of RCLF and the entities named under the heading “RCLF Five Percent Holders Pre-Business Combination” is c/o Rosecliff Acquisition Corp I, 767 5th Avenue, 34th Floor, New York, New York 10153. Unless otherwise noted, the business address of each of the executive officers and directors of the Combined Company is c/o Spectral Holdings MD, Ltd., 2515 McKinney Avenue, Suite 1000, Dallas, Texas 75201.

(2)      Excludes shares issuable pursuant to warrants issued in connection with the IPO, as such warrants are not exercisable until 30 days after the consummation of the Company’s initial business combination.

(3)      Shares are Class B common stock that will convert into Shares of Class A common stock on a one-for-one basis, subject to adjustment, as described in the section entitled “Description of Securities” in our prospectus filed with the SEC pursuant to Rule 424(b)(4) (File No. 333-252478).

(4)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o Rosecliff Acquisition Corp I, 767 5th Avenue, 34th Floor, New York, New York 10153.

(5)      Rosecliff Acquisition Sponsor I LLC, our Sponsor, is the record holder of 6,195,000 shares of Class B common stock and has a principal place of business in New York. Michael P. Murphy is the managing member of Rosecliff Credit Opportunity Fund I GP, LLC, a Delaware limited liability company, which is the general partner of Rosecliff Credit Opportunity Fund I, L.P., a Delaware limited partnership, which is the managing member of our Sponsor. Each of Rosecliff Credit Opportunity Fund I GP, LLC and Rosecliff Credit Opportunity Fund I, L.P. has a principal place of business in New York. Mr. Murphy is a U.S. person living in New York.

(6)      Includes 1,602,728 shares issuable upon exercise of stock options of the Combined Company which will be exercisable within 60 days of the business combination.

(7)      Consists of 19,963 shares issuable upon exercise of stock options of the Combined Company which will be exercisable within 60 days of the business combination.

(8)      Consists of 54,187 shares issuable upon exercise of stock options of the Combined Company which will be exercisable within 60 days of the business combination.

(9)      Includes 870,979 shares issuable upon exercise of stock options of the Combined Company which will be exercisable within 60 days of the business combination.

(10)    Includes 2,715,550 shares issuable upon exercise of stock options of the Combined Company which will be exercisable within 60 days of the business combination.

(11)    Includes 2147,257 shares issuable upon exercise of stock options of the Combined Company which will be exercisable within 60 days of the business combination. The business address of ELS 1960 Family, L.P. is 241 Navajo Street, Miami, Florida 33166.

(12)    The business address for Mr. Dimaio is 4708 Alliance Blvd., Pavilion I, Suite 540, Plano, Texas 75093.

(13)    The business address for Board of Regents of the University of Texas System for the Benefit of the University of Texas Southwestern Medical Center is UT Southwestern Medical Center, 5323 Harry Hines Blvd., Dallas, Texas 75390

(14)    The business address for Octopus Investments plc is PO Box 10847, Chelmsford CM99 2BU.

(15)    The business address for Link Mar (Nominees) Limited is Central Square, 29 Wellington Street, Leeds, United Kingdom, LS1 4D.

INFORMATION ABOUT SPECTRAL

Unless the context otherwise requires, references in this section to “we,” “us,” “our,” and “Spectral” refer to the business and operations of Spectral and its subsidiaries prior to the Business Combination and to the Combined Company and its subsidiaries following the consummation of the Business Combination.

Overview

We are an AI company focused on predictive medical diagnostics. We are devoting substantially all of our efforts towards research and development of our DeepView System, an internally developed AI driven MSI device which has FDA BDD status since 2018. Our DeepView System uses proprietary AI algorithms to distinguish between fully damaged, partially damaged and healthy human tissue characters invisible to the naked eye, providing a “Day One” healing potential assessments in seconds. DeepView’s output is specifically engineered to allow the physician to make a more accurate, timely and informed decision regarding the treatment of the patient’s wounds. Our focus from 2013 through 2021 was on the burn indication. In 2022, we expanded our focus to include the DFU indication.

In the case of DFUs, a non-healing assessment would provide the physician with the appropriate justifications to use an advanced wound care therapy on “Day One” in seconds, as opposed to the current approach that involves waiting up to 30 days to see how the wound develops before making such clinical assessment.

For burn wounds, a non-healing assessment could aid the clinician in making an immediate and objective determination for appropriate candidates for surgery as well as determining what specific areas of the burn wound will require excision and skin grafting. DeepView’s current accuracy for burn wounds is 92% for adults and 88% for pediatrics, compared with current physician accuracy of 50% to 75%, respectively, at best, according to industry literature.1 In addition, in head-to-head clinical trial evaluations, our DeepView System provided higher accuracy to “ground truth” on burn wound analysis than the accuracy of burn specialists, reporting at 70-80% accuracy, and non-burn specialist physicians, reporting at 50-60% accuracy.2 We have conducted three large clinical studies with multiple sites across the United States, enrolling 413 patients, including 329 adult burn patients and 84 pediatric patients. Through these studies, we were able to identify the burn assessment accuracy in both surgery and non-surgical treatment.

Subject to our receipt of the necessary regulatory clearances, approvals, De Novo classifications or certifications, our business will have two revenue streams, a SaaS model component predicated on utilizing the regulatory method, SaMD (software as a medical device), and an imaging device component. The SaaS component will feature a software licensing fee that includes maintenance, image hosting, and access to algorithm updates. The proprietary imaging device acquires the images for the AI algorithms and is a universal platform to house multiple clinical applications including burn and DFU. Pricing for these components will be evaluated and strategically set per country and site-of-service for heightened customer adoption.

The DeepView System technology consists of patented proprietary multi-spectral optics and sensors, capturing injured tissue images ranging from near UV lights, through the human visible wavelengths, all the way into the near infrared range (NIR). The broad wavelength ranges go beyond what the human eyes can see and capture what medical professionals cannot observe with their naked eyes. This wide range of wavelength images contains wound tissue physiology and captures the viability of various biomarkers within the skin and from the injured tissue spectral signatures. The imaging technology extracts appropriate clinical data, processes the image data to provide the injured tissue spectral signatures to the AI model and algorithms. The AI algorithm classifies various severities of the injuries as (i) full damaged (non-healing), (ii) partially damaged or (iii) healthy tissue (healing), and displays a comparison of the original image next to an image with a color overlay of the non-healing portions of the wound. The image acquisition takes 0.2 seconds, and all image processing and AI model classification takes approximately 20 to 25 seconds. DeepView’s proprietary optics can extract millions of pixels of data or AI model features from each group of raw images. This information is then used to build and continually improve the AI model, which is trained and tested against a proprietary and clinically validated database of approximately 263 billion pixels of DFU and burn data as of December 31, 2022.

____________

1        Assessment of burn depth and burn wound healing potential. Burns. Volume 34-6. September 2008, pages 761-769 and Huson HB, Phelan HA, G’Sell DJ, Smith S, Carter JE. If Seeing Was Believing A Retrospective Analysis of Potential Reduced Treatment Delays with a Novel Burn Wound Assessment Device, JBCR 2021;(42)S117-18.

2        Rise of the (Learning) Machines: An Interim Analysis Assessing Burn Wound Healing; Jeffrey E. Carter, MD, FACS, et.al., https://clinicaltrials.gov/ct2/show/NCT05023135.

Below at Figure 1 is an example of the DeepView System technological process.

Figure 1 — DeepView Imaging technology

To our knowledge, there are no digital wound healing assessment in predictive medical diagnostic products that provide clinicians with an objective and immediate assessment of a wound’s healing potential and that benefit from the application of AI. Currently, healthcare professionals rely on their experience and subjective assessments to determine if wounds, such as burn injuries and DFUs, will heal under routine care or are in need of advanced wound care products and procedures including surgical interventions.

We have received substantial support from the U.S. government for our DeepView System’s application for burn wounds, including from agencies such as BARDA, which is part of the HHS Office of the Assistant Secretary for Preparedness and Response (“ASPR”) in the United States, established to aid in securing the United States from chemical, biological, radiological, and nuclear threats, as well as from pandemic influenza and emerging infectious diseases. We have also received funding from the National Science Foundation (“NSF”), National Institute of Health (“NIH”) and the DHA an agency within the Department of Defense (“DoD”). Since 2013, we have received approximately $130.0 million in funding from government contracts, primarily from BARDA, which accounts for $122.9 million. This has allowed us to develop our technology and further our clinical trials. We are currently in our second contract with BARDA, referred to as BARDA Burn II contract, which was signed in July 2019 and is due to be completed in July 2024. Under this contract, we expect to further the DeepView System design, develop the AI algorithm, and take the necessary steps to obtain FDA approval for our DeepView GEN 3 System. However, approval from the FDA or other regulatory agencies, foreign or domestic, cannot be guaranteed and may take longer than planned. In August 2022, we also received the Option 1B extension of the BARDA Burn II contract, which is valued at an additional $8.2 million, bringing the total funding received from Option 1 of the BARDA Burn II contract to a total of $47.6 million since July 2021. We are using this funding to execute the adult and pediatric multi-center clinical training study. This grant funding is non-dilutive to our stockholders, and we believe it validates the important nature of its mission and technology.

Subject to our receipt of the necessary regulatory clearances, approvals, De Novo classifications, or certifications, we intend to initially sell the DeepView technology throughout the United States for its burn indication and in the UK for its DFU indication. The sales channel for these two indications are different. We expect that our burn indication will be supported by existing and future governmental contracts, primarily from agencies such as BARDA and the DHA, while the DFU indication will be an add-on to the burn indication sales channel and will have its own separate sales channel to penetrate the podiatric and wound care clinics. In the United States, there are approximately 100 burn centers, 700 trauma centers and 5,400 federal and community hospitals with Emergency Rooms where the burn patients are most likely to visit upon injuries. The DeepView System provides a quick triage tool to the emergency rooms, so it can be decided quickly whether patients need routine care or should be transferred to trauma centers or burn centers for advanced cares, for quick and accurate surgical planning. Therefore, we plan to target our sales efforts to these facilities through our highly-trained technical sales support staff given the nature of DeepView as a truly disruptive AI driven diagnostic assistance tool. For the DeepView System’s burn application and following receipt of any future contract awards, we plan to partner with the U.S. governmental agency sponsors to implement the distribution of our DeepView System throughout the United States into key regions to support the United Stats’ mass casualty countermeasure directives, with the goal of making our country better prepared for mass casualty events and saving scarce healthcare resources.

Subject to our receipt of the necessary regulatory clearances, approvals, De Novo classifications, or certifications, we plan to begin our commercial sales efforts of the DeepView System’s DFU application in the UK through key clinical sites and related networks. We expect to engage contract sales organizations to distribute our DeepView System throughout the UK as well as France, Germany, Italy and Spain (“EU4”). Preliminary discussions with distributors are expected to occur during 2023 to determine which organizations possess the key relationships and insights for selling diagnostic systems within their respective countries. We intend to focus our commercial strategy initially in the UK, which we are targeting for early 2024, with the EU4 to follow in 2024, subject to CE mark approval for our technologies. Similar to the United States, the primary customer base for the DFU application in Europe will be outpatient wound centers and secondary sites of care that have a high-volume of DFU patients. We also expect to engage a market access consulting firm to help us navigate the various regional tender and contracting entities within each country. In the United States, subject to our receipt of the necessary regulatory clearances, approvals, De Novo classifications, or certifications, we anticipate including the DFU diagnosis indication in the DeepView Systems that are distributed through the burn indication sales efforts in hospitals’ emergency rooms and trauma centers, given that we can run multiple indications on the same imaging devices. In addition, podiatry practices are typically the first line of specialty care for DFUs in the United States. Vascular and cardiology companies and outpatient wound centers also treat wounds. We will need to grow our distribution network to support the expanded sales efforts for the DFU indication to these facilities by initially focusing on management companies that have multiple podiatric and/or wound care centers under their management. In this way, we believe we can build a mature sales model, pricing structure, and customer instructions, to enable us to further grow our distribution networks with third-parties and other sales channel sources.

As noted above, subject to our receipt of the necessary regulatory clearances, approvals, De Novo classifications, or certifications, our business is expected to have two revenue streams, a SaaS model component predicated on utilizing the regulatory method, SaMD (software as a medical device), and an imaging device component. The SaaS component will feature a software licensing fee that includes maintenance, image hosting, and access to algorithm updates. The capital sale component will be competitively priced for acceptance into independent practices and clinics.

We have obtained 510(k) clearance for the first two generations of our DeepView System. DeepView GEN 1, which employed photoplethysmography (“PPG”), an optical technique used to detect volumetric changes in blood in peripheral circulation, and received 510(k) FDA clearance in 2013, and DeepView GEN 2, which employed PPG and MSI, a technique which captures image data within specific wavelength ranges across the electromagnetic spectrum, and received 510(k) FDA clearance in 2017.

The DeepView GEN 1 device used PPG for analysis of blood flow in the microcirculation of a patient’s skin. The output from this device to the clinician was an image representing the strength of pulsatile blood flow within the skin computed using the PPG waveform by measuring the interaction of near-IR light with dynamic changes in vascularized tissues. These outputs were then used to evaluate tissue perfusion in wounds and their surrounding skin.

The DeepView GEN2 device, which received FDA clearance in 2017, was also indicated for analysis of blood flow in the microcirculation using PPG waveforms and incorporated a MSI sensor for later deployment of software to expand indications into AI assessments.

Despite receiving the necessary clearances, we decided not to fully commercialize these two previous iterations. Instead, we have been focusing on utilizing the BARDA contracts and DHA contracts to further integrate MSI light spectral analysis with our AI algorithms and improved optics throughout 2022 in order to further enhance the utility of our DeepView GEN 3 System.

Our DeepView GEN 3 System is being studied for its ability to accurately and rapidly assess, by quantitative prediction, the potential for burn injuries and DFU wounds to heal by delineating the viable to non-viable tissue. It has generated a 92% and 86% accuracy rating, respectively, in our clinical studies. The DeepView GEN 3 System collects the tissue reflectance spectrum of wavelengths of near UV to visible to near infrared (400 nm–1100 nm) wavelengths. We combine this injured tissue spectral signature with in-house developed AI upon a proprietary clinical database, to create optical imaging technology is aimed at improving wound assessment as an aid to therapeutic management of wound cares.

In 2018, the FDA designated our DeepView System with BDD status for its burn indication. The FDA’s designation as a Breakthrough Device allows for prioritized reviews and a dedicated line of communication with reviewing members of the FDA. In the first quarter of 2021, the Health Products Regulatory Authority of Ireland (HPRA) provided a medical device classification recommendation of IIa for our DeepView System. We have enrolled subjects in our DFU studies in clinical and academic sites across the United States and the EU. In 2022, we completed our first validation study with 100 adult subjects in the United States at five well-known medical facilities. In the third quarter of 2022, we extended the AI training study with an additional 100 adult subjects. We completed this study in January 2023, providing us with a much-improved DFU AI prediction performance at 86% (from the previous 81% and 83% respectively). In April 2023, we commenced our validation study with an additional 100 adult subjects at 10 well-known medical facilities. This study is expected to be completed in the third quarter of 2023. We have also signed with international partners such as the Royal College of Surgeons in Ireland, a well-respected institution in the field and have partnered with leading wound care physicians. We believe that we will be able to leverage these relationships to access other institutions and individuals, which should increase awareness and early adoption of our technology in the United States, the UK and the EU. U.S. adoption will also benefit from the potential future BARDA funding of technology placement for burns applications. Our focus will be on the continued development of the DFU AI model as we progress through the validation study.

We expect to complete the validation studies for the DFU application in the United States in 2023, while targeting for the FDA’s grant of our de novo request in 2024.

As discussed above, a fundamental difference between the 510(k) clearance and de novo classification pathways is that the 510(k) clearance pathway is available to devices that are substantially equivalent to predicate devices, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to an approved PMA and later down-classified, or a 510(k)-exempt device. On the other hand, the de novo classification pathway is available for novel devices of low to moderate risk, for which there are no legally marketed devices on which to base the substantial equivalence determination, or after the applicant receives a not-substantially-equivalent decision from FDA in response to a 510(k) application.

Generally speaking, the types of support that are required for both pathways are similar in that the pathways are both intended for devices of low to moderate risks. For example, both require a description of the device that is the subject of the application, and a statement of the proposed intended use, including a general description of the diseases or conditions that the device will diagnose, treat, prevent, cure, or mitigate, and a description, where appropriate, of the patient population for which the device is intended. Depending on the exact device, the pathways may require submission of conclusions that are drawn from non-clinical and clinical tests to demonstrate that the device is safe and effective although generally speaking, it is more likely that a de novo classification request will need to be supported by data from a clinical trial than a 510(k) clearance application. At other times, references to certain industry or technological standards or testing, or voluntary consensus standards may be included within the applications. With regard to the timing of the review, the FDCA provides 90 days for FDA to review a 510(k) clearance application substantively, although as a practical matter, the agency’s review may take significantly longer if FDA needs additional information or has questions about the submitted information. Similarly, the law provides 120 days for FDA’s review of a de novo classification request but the review may take significantly longer if the agency has questions or needs additional information.

There are also certain differences between the information that needs to be submitted for each regulatory pathway. For example, the application for the 510(k) clearance must include identification of the predicate device and a comparison of the subject device to the predicate device. If the subject device has different technological characteristics from the predicate device, an explanation should be included regarding their impact on safety and effectiveness. These discussions are not included in a de novo classification request, considering that a device that is subject to the de novo classification pathway does not have a predicate to which the applicant compares it. On the other hand, a de novo classification request must include information such as (a) discussion of practices and procedures that may be an alternative to the subject device, where a description of existing alternative practices or procedures is provided, (b) if not subject to a previous 510(k) submission, information showing the searches used to establish that no predicate exists; and a list of classification regulations, 510(k) clearances, premarket approvals, and other information regarding devices that are potentially similar to the subject device, and (c) a summary of risks and mitigations for the subject device, among others.

Subject to our receipt of the necessary regulatory clearance or approval, we would expect to leverage results from the U.S. study for a simultaneous conformity assessment procedure in the EU to obtain the CE marking of conformity (“CE Mark”). Subject to our receipt of regulatory authorization to affix the CE Mark, we would expect to commence post-market studies in the UK and Germany. Subject to our receipt of the necessary regulatory clearance, approval or De Novo classification, we would expect to initiate commercialization in the United States during 2024. We are targeting initial sales in Europe in early 2024, subject to our receipt of the necessary regulatory approvals or authorizations. We intend to submit for FDA review of the burn application in 2025 in accordance with the projected timeline for our BARDA contract.

Burn Indication

Following the successful completion of our expanded proof of concept (“ePOC”) multi-center clinical study in the first quarter of 2021, we received two additional grants from BARDA, $20.6 million in March 2021 and $18.8 million in September 2021, to bolster our existing clinical database to train the AI algorithm, and to improve our DeepView technology in early burn wound healing assessment. The $20.6 million contract awarded under Option 1A was exercised by BARDA in March 2021 to execute the first stage of the clinical training study to train the DeepView AI algorithm at five sites. The contract option funding of $18.8 million under Option 1B of the BARDA contract was granted six months ahead of schedule, which enables us to accelerate the initiation of the second stage of our clinical training study with confidence. In August 2022, we received additional contract option funding of $8.2 million under a modification of Option 1B of the BARDA contract to set a qualified production line and enable the IT integration of DeepView into hospital infrastructure. In 2023, provided we reach certain milestones and decision gates, such as advancing inner-operability with electronic health records (“EHRs”) and advancing the human validation study, we expect to receive an additional $21.9 million pursuant to BARDA’s execution of Option 2 of the existing contract to further our clinical studies for validation and FDA submission needs. These awards expand the current clinical training study for burn wounds by adding clinical sites, further increase DeepView’s interoperability with health systems’ EHRs and boosts the Company’s manufacturing capacity readiness.

The Option 1B funding has expanded our clinical trial studies through 12 sites and up to 250 clinical subjects, including 190 adult and 60 pediatric burn subjects, resulting in one of the largest prospective multi-center burn studies ever conducted. The upcoming Option 2 funding is earmarked for our validation study prior to submission to the FDA for clearance of our DeepView GEN 3 System. We are focused on advancing our validation study in the third quarter of 2023 with 150 adult and pediatric subjects at up to 15 clinical sites.

The unpredictability of severe burn injuries is a complex critical care problem. As training in burn injuries is no longer required during medical training residency, the correct determination of burn depths is extremely low. In published literature, non-burn care providers are accurate 50% of the time, as compared to burn care physicians’ diagnostic accuracy of between 50%-70% of the time, in predicting early healing potential in burn injuries using visual clinical judgment. Due to the lack of lab tests and diagnostic tools, some Emergency Department (“ED”) physicians often adopt the “wait and see” approach for wound progression for 3-7 days, thereby occupying valuable bed space, additional costs, longer hospital stays and over-excision of viable skin. Some physicians prefer to directly transfer the patient to a specialty burn center. This practice is confirmed by the published Journal of Burn Care Research, which found that 41% of patients with Total Body Surface Area less than 10% were unnecessarily transferred to burn centers for specialized treatment and discharged within 24 hours.

In adult participants, the DeepView GEN3 System has shown 92% accuracy, with cross-validation from the AI model for identification of non-healing burn regions. This represents a significant improvement above the diagnostic accuracy of burn physicians assessing the same adult burn patients, and above 50% to 75% accuracy, according to industry literature. In addition, in head-to-head clinical trial evaluations, our DeepView System provided higher accuracy to “ground truth” on burn wound analysis than the accuracy of burn specialists, reporting at 70-80% accuracy, and non-burn specialist physicians, reporting at 50-60% accuracy. We have conducted three large clinical studies with multiple sites across the United States, enrolling 413 patients, including 329 adult burn patients and 84 pediatric patients. Through these studies we were able to determine burn assessment accuracy in both surgery and non-surgical treatment.

In pediatric patients, the AI performance of the DeepView System showed 88% accuracy, underlining how the AI technology is responding with significant reliability to variability in the study population. Based on these strong results, we have bolstered our infrastructure to facilitate the expansion of the study to additional sites and have begun enrollment in a larger study in order to complete the AI algorithm’s development.

As of December 31, 2022, our proprietary and clinically validated database for burns is comprised of approximately 263 billion pixels of DFU and burn data. This database presents both a significant barrier to entry to would-be competitors in wound care healing assessment, and a potential additional commercial opportunity for us to develop further in the future.

In alignment with BARDA’s emergency preparedness mission, the $8.2 million contract expansion awarded in August 2022 provides funding to expand the current Burn AI dataset to include ED patient enrollment. The addition of EDs will facilitate our establishing a clinical benchmark for DeepView’s ED burn healing assessment, which we anticipate will have a major impact in the delivery of care for burns in that setting. In February 2022, the Company and the FDA conducted a pre-submission meeting for alignment on our ED strategy. The FDA’s feedback confirmed our ED approach and stated that they see utility of DeepView in Emergency Rooms across the United States.

On February 2, 2023, BARDA also announced its Sources Sought Notice (“SSN”) for Burn Wound Imaging Technologies. This SSN is the first step in BARDA’s procurement process. The SSN stated parameters for the program “seeking burn wound imaging technologies that could enable physicians to efficiently triage burn patients and make more informed treatment decisions. The technologies sought are expected to function in routine healthcare settings such as emergency departments as well as in specialized burn centers and trauma units. Imaging technologies that are well-integrated in routine healthcare settings inherently build national preparedness and the capability to apply these tools during mass casualties involving burn injuries.” We meet all of the requirements set forth in the SSN notification and filed our application by the deadline of February 28, 2023.

DFU Indication

In November 2021, we completed enrollment for our Institutional Review Board (“IRB”) approved multi-center training study to support the development of our DFU application for the DeepView System. The study enrolled a total of 100 adult subjects and was executed successfully and on schedule across five clinical sites in the United States.

The DFU images and clinical data collected are currently being incorporated into the database for the development of DeepView’s DFU algorithm. The data will also inform on key datapoints that will be captured in a planned validation study, and the incorporation of additional newly developed features. Data collected throughout the study will support our applications for FDA clearance and CE mark approval for DeepView’s DFU indication — one of the necessary milestones required to commercialize DeepView’s DFU application. While we believe the Company is well positioned to obtain both FDA clearance and CE mark approval, based on prior FDA BDD clearances for our DeepView GEN 1 and 2 Systems, there can be no assurance that the Company will be able to obtain FDA clearance or CE mark approval of our DeepView System.

We made substantial progress in our U.S. DFU Clinical Validation Study (the “US DFU Clinical Study”) in 2022. The endpoint of the clinical study is to predict on “Day One” whether the DFU wound will reduce in size by 50% by week four. In 2022, with additional analyses our DeepView System showed improvement of the AI diagnostic accuracy by five percentage points to 86%.

The data collected from the US DFU Clinical Study will be used to augment our existing proprietary and clinically validated database of DFU data and healthcare matrix information; and to validate the DeepView DFU AI algorithm as we prepare for U.S. regulatory submission in 2024.

In the first half of 2023, we have continued to enroll subjects in the US DFU Clinical Study to finalize our admission goal. Following effective cost management mainly related to the US DFU Clinical Study, we expect to increase investment in the DFU indication in 2023 to drive our commercialization strategy. In preparation of submitting for regulatory clearance, we will hold a pre-submission meeting with the FDA to ensure alignment for our future final regulatory submission. We intend to submit for U.K. Conformity Assessment (“UKCA”) regulatory evaluations early in 2024. We are currently targeting to receive the required UKCA certificates early in 2024, and to receive FDA clearance in 2024, although these approvals and clearances cannot be guaranteed, and may take longer than expected.

In February 2023, we also initiated a clinical study in the EU with the Royal College of Surgeons in Ireland conducted at Connolly Hospital in Dublin, Ireland. The EU clinical study will collect data from DFU patients monitored for up to 12 weeks. The intention of the clinical study is to further develop the DeepView AI algorithm to support our regulatory submissions for UKCA, FDA clearance, and EU CE Mark.

Other DeepView Programs in Development

Funding from the U.S. government funding has also allowed us to develop additional “Horizon” indication uses of our DeepView System, including DeepView Snapshot M, DeepView AI 3-D wound measurement technology, and other indications. We believe that our DeepView System’s use in emergency rooms, trauma and burn centers and other would care facilities should be expanded to provide greater utility of the DeepView System in such settings.

DeepView SnapShot M

Our primarily additional indication is the DeepView SnapShot M, a fully handheld, portable, wireless diagnostic tool based on the DeepView System’s AI platform. The DeepView SnapShot M provides a potential new indication use for the U.S. government and emergency care, first responders and potentially home health care professionals. On June 23, 2021, we were awarded a two-year, $1.1 million, Sequential Phase II STTR contract by the DHA within the U.S. Department of Defense. This funding enables us to research and develop the DeepView SnapShot M product primarily for military and combat settings. We were awarded a $4.0 million grant from the Medical Technology Enterprise Consortium (“MTEC”), a 501(c)(3) biomedical technology consortium working in partnership with the Department of Defense, in April 2023, to develop our DeepView SnapShot M device in a Phase III feasibility and commercialization study. This grant, along with prior awards from DHA, based on our development of this device. The funding will be used to support military battlefield burn evaluation using DeepView SnapShot M.

3-D Wound Measurement Technology

We are also currently developing 3-D wound measurement technology for our DeepView System. This technology will produce rapid, accurate and easy-to-use wound size measurement images to produce an accurate 3-D tissue representation from a single image snapshot enabling distance, area and volume measurements with sub-millimetric accuracy without reference to any attendant markers or manually placed stickers or multiple images. We believe this is a significant improvement over current wound size measurement technologies which are limited in their ability to measure all three wound dimensions (distance, area and volume) or are otherwise cumbersome, requiring reference markers/stickers or multiple images to determine would size measurements. Our 3D wound measurement technology calculates the total body surface area (“TBSA”) of a wound. This technology will be integrated into our DeepView System and applies the “rule of nines”; a method that divides the body’s surface area into percentages to calculate the size of a burn or wound. For example, the front and back of the head and neck equal 9% of the body’s surface area and the front and back of each arm and hand equal 9% of the body’s surface area. This new technology will not only generate the TBSA measurement, but will also indicate the “healthy” versus “unhealthy” tissue for advanced treatment applications to be applied to the burn or wound area. This is a critical step in assuring that these alternative medical solutions will be successful in-patient applications. The 3-D wound size measurement tool has completed the proof-of-concept phase. We are currently developing this technology in cooperation with BARDA.

Other Horizon Indication Opportunities

We envision additional “Horizon” indication opportunities for our DeepView System across the spectrum of the wound care market, including venous leg ulcer, critical limb ischemia, amputation, cosmetics, and other digitally guided diagnostic opportunities, which are sometimes referred to as “Horizon indications.” We envision these or other indications being utilized on our current cart-based DeepView System in emergency rooms and other wound/trauma centers as software to be utilized with the existing machines.

From a regulatory perspective, we believe that these follow-on applications would all follow a similar 510(k) clearance process although in some cases, we may need to follow the De Novo classification or premarket approval pathway if we are unable to identify a predicate, or if the device is classified as a Class III device. There can be no assurance, however, that we will be able to achieve any regulatory clearance for any future indications or that we will be able to obtain any such clearance on our projected timelines.

Business Focus and Milestones

Our current focus may be categorized in two parts: (1) we will continue to fulfill our contractual obligations and meet milestones under our BARDA Burn II contract (described in further detail below); and (2) we will pursue the commercialization of the DFU application in the UK, United States and EU4. Our near-term goals related to the BARDA Burn II contract are to deliver on the current phase of the contract (Phase 1a), and to complete the remaining phases of the BARDA Burn II contract. Completion of these contractual phases support our long-term goal of entering into a federal procurement contract with BARDA.

We intend to submit for FDA clearance of the burn application in 2025 in accordance with the projected timeline for the BARDA contract. We have scheduled a Quality Management System (“QMS”) certification audit in compliance with ISO 13485:2016 for Medical Devices. The certification audit is expected to occur in the first quarter of 2024. In parallel, we are in the process of scheduling the DeepView System Technical Documentation audit necessary to obtain the CE Mark and UKCA certificates to allow market access in the EU and UK, respectively. On July 14, 2023, Spectral completed its UKCA Mark registration for the DeepView Imaging System. Figure 2 below provides a summary of our key anticipated regulatory submissions. There can be no assurance that we will be able to obtain FDA clearance, UKCA or CE mark approval of our DeepView GEN 3 System on our projected timeline, or at all.

Figure 2 — Summary of key regulatory submissions

Strategic Partnerships

We have developed strategic partnerships with multiple clinical and academic partners. In the United States, we entered into clinical trial agreements with leading research hospitals across 13 sites that enrolled subjects in our Burn AI Training Study. The agreements are substantially similar by study and include a detailed listing of the clinical trial services for which we will pay, how much will be paid for each service, a start-up fee (if any), Investigational Review Board fees, monitoring fees, close-out fees, the contractual term, and other provisions. The clinical trial services provided by each site generally include the screening of prospective patients and, for those patients to be enrolled in the study, imaging using our device according to the trial protocol, truthing sessions, and subject monitoring. Further, each agreement requires us to indemnify each respective clinical site for any losses, costs, expenses, or damages finally awarded by court order or finally paid in settlement or judgment incurred as a result of third party claims, suits, demands, actions or proceedings, which arise out of: (i) the site’s performance of its obligations under the agreement in accordance with the protocol; (ii) our use of the study results; (iii) the design or manufacture of the device; (iv) our negligent acts or omissions or intentional misconduct; or (v) our violation of any applicable law, rule, or regulation. We maintain insurance in conjunction with this indemnification. The agreements may be terminated upon 30 days’ written notice, subject to conditions of paying all liabilities incurred through the date of termination. We will be adding to these sites as we begin our Validation Study.

In the EU and UK, we have engaged in a clinical partnership with the Royal College of Surgeons Ireland, as well as key opinion leaders to provide us greater knowledge in the wound care sector. Our partnerships with these institutions provide us the opportunity to collaborate with leading wound care providers to develop effective early stage wound assessment technology. These arrangements support the ongoing clinical validation studies we utilize in developing our algorithmic model through patient enrollment.

We continually look to expand our clinical support partnerships to provide a diverse population of subjects with which to complete our clinical studies. In addition, we have developed key development and manufacturing relationships for the production and delivery of our DeepView System. Below at Figure 3 is a summary of our current key clinical, developmental and manufacturing relationships.

Figure 3 — Summary of key relationships

Diabetic Foot Ulcers (DFU)

Diabetes (type 1 and type 2) affects over 34 million people in the United States alone and more than 460 million people worldwide. A further 88 million adults are affected by pre-diabetes in the United States. Twenty percent of the 30.2 million American adults with diabetes will develop a DFU in their lifetime. DFU is a severe chronic diabetic complication that consists of lesions in the deep tissues associated with neurological disorders and peripheral vascular disease in the lower limbs. It is the most frequently recognized, complex and costly symptom of diabetes and can lead to limb amputation if left undiagnosed, misdiagnosed or untreated. DFU-related mortality is as high as 5% during the first year and 42% within five years.

There is a large and growing number of diabetic patients who suffer from DFU, with over 4,000,000, 200,000 and 1,000,000 receiving treatment in the United States, UK and EU4, respectively, every year. However, there is currently no effective diagnostic pathway for DFU patients in the United States, UK or EU4.

For example, in the United States, patients may undergo standard wound care therapy for 30 days to determine if the ulcer has healed by 50%, before receiving more advanced wound care therapy (i.e., negative pressure wound therapy, synthetic skin substitute grafts, growth factors and biologic wound products, and hyperbaric oxygen therapy). In major European markets there are also significant delays in both initial diagnosis of DFUs and referral to specialist treatment programs. In France, England, Spain, and Germany, 54%, 50%, 59%, and 46% of DFU patients, respectively, are diagnosed by Week 4, while 65%, 48%, 51%, and 46% of the patients, respectively, are referred by Week 4.

Many of these chronic wounds will not respond to standard wound care therapy and would have benefited from advanced wound care therapy on “Day One.” Further complicating this clinical issue, we have identified that clinicians’ wound healing predictions have only a 50% accuracy rate. Unfortunately, diagnostic tools to assess the healing potential of DFUs, such as trans-cutaneous oxygen measurement, ankle-brachial index, and doppler ultrasounds do not provide a wound healing prediction. These systems are often inaccurate and only provide a range of values that indirectly correlate to wound healing.

All current systems claiming to be effective in determining DFU healing potential measure only one physiologic parameter, and none applies AI from multiple sources of information, such as photoplethysmography and MSI, to determine potential viability of the tissue. We believe that a single parameter cannot effectively discriminate healing from non-healing DFUs. The American Heart Association concurred noting in a 2019 scientific summary that “No single vascular test has been identified as the most important predictor of wound healing or major amputation for the threatened limb.”

In the United States, DFU patients have an annual cost of up to $63,100 per patient and see an outpatient provider, on average, 15.5 times per year. Non-healing DFUs in the United Kingdom are reported as being four times more expensive than DFUs that heal. Our primary objective is to provide physicians with a healing prediction that enables them to therapeutically intervene earlier in the patient’s care pathway. Our DeepView technology aims to reduce waiting times, minimize patient costs and lower the probability of infections by offering advanced wound care therapy on “Day One.”

Burn Injuries

In the United States and the UK there are over 490,000 and 87,000 burn victims, respectively, who receive emergency medical treatment each year. According to the Institute for Health Metrics and Evaluation, approximately nine million people worldwide seek medical treatment annually for burns, of which approximately 120,000 result in death. In the United States, there are only 134 specialized hospital departments that treat burn patients and about 250 burn surgeons in the country, and of recent medical graduates, only 1% or less train to become a burn specialist.

Burn victims have varying degrees of tissue damage upon initial admission to the emergency room and burn surgeons must evaluate tissue viability, based on their subjective views and experience, as either healing or non-healing to determine what areas of the burn wound must be surgically excised for grafting. The diagnostic accuracy rate of burn surgeons assessing the viability of burned tissues is estimated to be between 50% to 70%, which can result in unnecessary surgeries for burn patients.

In addition, the period of assessment is quite lengthy. Physicians typically admit the patient for a period of up to 21 days to wait for the viable tissue to present itself as healing or non-healing before taking the patient to surgery. This “wait and see” period comes at an above average cost for the facility and duress for the burn victim. Currently, the average hospital stay is 8.1 days with an average cost of approximately $24,000. Our DeepView System aims to provide the physician with a “Day One” healing assessment and to enable the physician to triage the patient to the appropriate setting sooner. In addition, our technology aims to assist the physician in accurately determining which areas of the burn wound are appropriate for excision and grafting.

DeepView in Practice

DeepView is a predictive analytics platform that combines AI algorithms and MSI for wound prediction. It is non-invasive, non-radiation, non-laser and does not require the use of injectable dye. This integration can be characterized into four distinct components: DeepView imaging, data extraction, AI model building and AI wound healing prediction.

•        The DeepView technology consists of patented proprietary multi-spectral optics and sensors that can classify wound tissue physiology and capture the viability of various biomarkers within the skin.

•        The imaging technology extracts appropriate clinical data, processes the image and displays a comparison of the original image next to an image with a color overlay of the non-healing portions of the wound. The image acquisition takes 0.2 seconds and the output takes approximately 20 to 25 seconds.

•        DeepView’s proprietary optics can extract millions of pixels of data or AI model features from each raw image. This information is then used to build and continually improve the AI model, which is trained and tested against a proprietary and clinically validated database of approximately 263 billion pixels of DFU and burn data as of December 31, 2022.

•        The AI algorithm then seeks to produce an objective, accurate, and immediate binary wound healing prediction. This prediction would be graphically represented to the clinician through a colored overlay of the original image that annotates the non-healing portion of the wound (See Figure 4 below).

Figure 4 — Illustration of DeepView’s binary decision assist output where the colored region marks the predicted non-healing portion of the wound

The DeepView System is designed to allow clinicians to make accurate, timely, and informed decisions regarding the treatment of the patient’s wound. In the case of DFUs, a non-healing assessment would provide the physician with the appropriate justification to use an advanced wound care therapy on “Day One” as opposed to waiting 30 days and potentially losing the patient to follow-up or risking patient non-compliance with standard wound therapy. The current clinical accuracy of DeepView in ongoing clinical trials is 86% for DFUs compared with current physician accuracy of 50%. Subject to FDA clearance of the product, for burn wounds, the clinician could make an immediate and objective determination for appropriate candidates for surgery as well as determining what specific areas of the burn wound will require skin grafting. In ongoing clinical trials, DeepView’s current accuracy for burn wounds is 92%, compared with current physician accuracy of 50 to 75%, according to industry literature. In addition, in head-to-head clinical trial evaluations, our DeepView System provided higher accuracy to “ground truth” on burn wound analysis than the accuracy of burn specialists, reporting at 70-80% accuracy, and non-burn specialist physicians, reporting at 50-60% accuracy. We have conducted three large clinical studies with multiple sites across the United States, enrolling 413 patients, including 329 adult burn patients and 84 pediatric burn patients. Through these studies we were able to determine burn assessment accuracy in both surgery and non-surgical treatment.

See the table below for an analysis of the current DeepView System’s benefits to patient care:

	Burn	DFU
Current Time to Decision	21 Days	30 Days
DeepView® Time to Decision	Day 1	Day 1
Current Clinical Accuracy	50 – 70%	50%
DeepView® Accuracy in Ongoing Clinical Trials	92%	86%
DeepView® Estimated Cost savings	~$24,000 per stay	~$63,100 per stay

Artificial Intelligence and Data Repository

We are developing what we believe to be the only AI enabled predictive wound healing diagnostic imaging technology that translates raw physiological data/images into an output to provide “Day One” healing assessments for wound care. Through our strategic partnerships with multiple clinical and academic partners, we are able to access large, diverse and specific sets of wound data inputs to develop, validate and improve our DeepView algorithms efficiently and effectively. We believe we have the pre-eminent proprietary clinical wound database. The depth and quality of our proprietary data is critical to developing a leading wound assessment technology with demonstrated clinical need across burn, DFU and other indications with a positive impact on health economics and patient outcomes, while safeguarding patient data and privacy.

As with many developing technologies, AI presents risks and challenges that could affect its further development, adoption, and use, and therefore our business. See “Risk Factors — Issues in the use of artificial intelligence, including machine learning, in our analytics platforms may result in reputational harm or liability” for further details.

DeepView Development Program

The multi-generational development of our DeepView System is summarized below.

Generational Advancements	Technology	FDA Clearance Date
DeepView Gen 1	Photoplethysmography (PPG)	2013
DeepView Gen 2	PPG and Multi-Spectral Imaging (MSI)	2017
DeepView Gen 3	MSI and AI Algorithms	Targeting 2025 (subject to FDA clearance)

The first generation of our DeepView System, DeepView GEN 1, which gained FDA clearance in 2013 (510(k) pre-market notification, K124049), was based on generating reflectance PPG signals by measuring light interaction with dynamic changes in the vascularized tissues. This technique produced a map of blood flow in the microcirculation of tissue to detect relative difference in blood flow in tissues. Spectral’s PPG imaging was used it in clinical studies to investigate blood-flow changes in chronic wounds (e.g., pressure ulcers), surgical wounds (e.g., incision sites), and burns. This device was also used in animal studies to investigate its ability to differentiate viable tissue from burn tissue in an animal model of burn excision surgery. However, the data acquisition process for PPG signal collection involved video recording of 30 seconds which introduces artifacts in the signal when the patient cannot be still.

The second generation, DeepView GEN 2, which gained FDA clearance in 2017 (510(k), K163339), utilized, in addition to PPG, wide field MSI system to rapidly capture multiple reflectance measurements of pre-selected wavelengths of light characteristic of the target tissue damage. Unlike its predecessor, this device captured PPG signals in a seven second video and thus reduced motion related noise signal.

Following BARDA funding in 2014, we began focusing our technology on the integration of MSI and AI algorithms for tissue classification. Pre-clinical animal testing resulted in initial machine learning algorithms for the classification of seven tissue types found in burn excision surgery including blood, viable skin, viable wound dermis, non-viable skin (burned skin), and burned dermis to name a few. Following pre-clinical testing, we completed feasibility testing of burn assessment with this technique in 38 human subjects at a single burn center in 2018. In addition, we began exploring other clinical applications, such as determining the healing potential of DFUs and predicting the appropriate amputation site on the lower extremity for patients with critical limb ischemia.

The DeepView GEN 3 System differs from its predecessors in that it:

(i)     utilizes a proprietary multispectral imaging sensor called the SnapShot imaging sensor (US Patent No. 11,631,164, 2020);

(ii)    is re-designed to be a much more portable version with a smaller footprint; and

(iii)   stores the AI algorithms for burn and DFU assessment within the onboard software.

DeepView GEN 3 utilizes a proprietary illumination system for tissue imaging with a patented high-resolution multi-aperture SnapShot multispectral sensor. This sensor captures all required MSI data for processing in one 0.2 second image capture data. This sensor is rapid enough to essentially eliminate the noise from patient motion during image acquisition. The eight reflectance measurements captured at the experimentally pre-determined visible and near-infrared wavelengths are processed to yield the reflectance profile of the tissue at each image pixel location, or multispectral signature, characteristic of the tissue composition. Different wavelengths have different tissue penetration depths for tissue characterization. Differences in the spectral signatures between healing and non-healing tissue are utilized to make predictions of wound healing. We have not yet applied for or received the FDA’s review for the DeepView GEN 3 device.

AI is in development for the GEN3 clinical indications, including classification of burn and DFU healing potential. The AI methods have been established for prediction of healing/non-healing tissue via Deep Learning (“DL”) developed using proprietary MSI data collected in from patients in clinical studies sponsored by Spectral. There are nine patent prosecution families that protect the intellectual property behind the imaging modality and clinical applications of DeepView GEN 3. Clinical data collection with the DeepView GEN 3 System device started in April 2020.

Technical Characterization

There are a number of non-contact, non-invasive, non-radiation optical modalities available for the assessment of burn wound severity such as near infrared spectroscopy, terahertz spectroscopy, laser Doppler imaging, optical coherence tomography, laser speckle imaging, special frequency domain imaging. There are several imaging tools already available commercially, some of which involve invasive procedures — NOVADAQ, Moore Instruments, Tissue Analytics, HITACHI. However, none of these devices are indicated for the prediction of wound healing potential.

AI Applications

Spectral is developing two applications for wound healing prediction that will be available on the GEN3 device. They include the assessment of burn wound depth and the assessment of DFU healing potential. The purpose of the burn wound AI algorithm is to automatically segment (or highlight) the regions of deep burn tissue within a DeepView image. Deeply burned tissue is typically treated by excision and grafting with skin harvested from a healthy region elsewhere on the body. Therefore the accurate identification and differentiation of severely burned skin from less severely burn skin has the potential to improve treatment decisions regarding surgical excision as well as in upstream burn care where burn depth effects resuscitation efforts for the patient.

In the development of these applications, the availability of MSI images and the true physiology of the burn or DFU in the image are required. In our clinical studies where data is collected for AI development, we follow standardized protocols designed for accurate wound assessment. For burn wounds, a group of burn surgeons and a dermatopathologists are involved in the classification of the true depth of burn wounds for AI training. Punch biopsies taken immediately prior to surgical excision are interpreted by a derma-pathologist for viable epidermis, dermis and other tissue structures such as hair follicles and sweat glands. In addition, when burn patients are not sent for surgery, the true burn physiology is determined by a standardized healing assessment of the burn tissue at 21-days post-burn. Using either punch biopsies or healing assessment data, a panel of three expert burn surgeons evaluates every DeepView GEN3 image collected in the study to obtain a consensus label of the burn’s true physiology. Only these rigorously evaluated labels from expert panels are used for DL algorithm development and training.

Below are sample images from our proof-of-concept clinical study conducted at Wake Forest Baptist Medical Center Burn Center in Winston-Salem, North Carolina showing color images of clinical burns (left column), the DeepView GEN 3 System’s prediction of deep and non-viable burn tissue superimposed on color images where the algorithm identifies non-healing burns as purple (center column), and histologically determined depth of tissue damage, Ground Truth, for color images (right column) where white areas indicate the true regions of non-healing burns determined by histology result (Figure 5). These wounds include both light and dark pigmented patients, and the burn in the middle row is a healing burn as indicated by the lack of a white region in its Ground Truth image.

Figure 5 — Illustration of DeepView’s highlighted region that marks the predicted non-healing portion of the wound

We have the largest (over 1,000 biopsies) proprietary burn biopsy tissue bank known to date, resulting from our successful completion of three multicenter burn imaging studies. The tissue collected and stored in this bank is a valuable resource for scientific advancement in wound research including drug development, gene expression, proteomics, and immunology.

The aim of the DFU AI application is to classify DFUs that will not respond to standard wound care therapy so that wound care doctors can rapidly transition these patient’s wounds to advanced therapies that accelerate healing. This is importance to wound care doctors because current standard of care involves a wait-and-see approach where treatment is first given, and only if the wound does not shows a measurable response after four weeks is the therapy changed to a more advanced method. This technology has the potential to expedite the use of advanced treatment, saving patients up to a month of unnecessary care.

The DFU algorithm relies on MSI data within and around the wound. To capture this data, the borders of the wound must be known. Below are sample images of three sets of results from the DeepView GEN 3 System for automated segmentation of DFU tissue, a part of the DFU assessment application, showing color photographs representative of the input DeepView data to the trained AI (left column), AI predicted locations of the callous (yellow) and wound (cyan) (center column) and Ground Truth masks indicating the true location of the callous (yellow) and wound (cyan) (right column) (See Figure 6).

Figure 6 — Sample images of three sets of results from the DeepView GEN 3 System for automated segmentation of wound tissue

Following wound segmentation, an algorithm is used to predict the DFU’s potential to respond to treatment. Below is a schematic representation of one way this prediction can be obtained using a DL approach (Figure 7). Input multispectral patient data processed by DL algorithm (center, grey box) to yield the probability output of positive for responsive or negative for non-responsive (right, Figures 5 and 6, center column). DL is a subset of Machine Learning (“ML”), which in turn is a subset of AI. Using multi-layer artificial neural network (center, grey box) comprised of convolution layers (slabs) and fully connected layers (dots), DL algorithm can learn directly from raw image data input to help make intelligent decisions and can increase its predictive accuracy for non-healing tissue when provided more data for algorithm training. Furthermore, while not shown explicitly in this figure, we have explored the use of combining patient medical data with images for classification of ulcer healing potential. Additionally, the process of algorithm training for DFU is different to that of burn since the input data for the two are mutually exclusive.

Figure 7 — Schematic representation of the steps involved in generating DeepView GEN 3 System output

Medical Imaging Solutions

Central to the DeepView GEN 3 System is the proprietary AI analytics for the assessment, diagnosis, and quantitative prediction of wound healing potential applicable to both burns and DFUs. The AI analytics is driven by DL and ML algorithms that are being trained and optimized exclusively to the unique and proprietary MSI datasets acquired from clinical studies. Our in-house expertise has made possible the necessary technology platform to interrogate the information contained in the rich multidisciplinary datasets of images and patient health data.

It is important to recognize that, to avoid costly and time-consuming clinical trials, many companies specializing in medical imaging analytics that are supported by AI utilize purchased or publicly available clinical datasets. When an AI device intended for use with a specific clinical protocol has been trained using data obtained from an external source, such as data acquired through a different clinical protocol, the resulting device output could be compromised. This is a result of external data not adequately representing the same patient population or collection methods to which the algorithm will be applied in the real world. To meet the high standards necessary for the development of predictive algorithms, the algorithm is developed using data that was collected with the same imaging technology, under the same clinical circumstances, and on the same population for which it is intended.

As of December 31, 2022, approximately 263 billion pixels of proprietary DFU and burn data have been acquired and utilized for the DL algorithms training. Plans are in place to store anonymized patient data on a reputable cloud platform that incorporate administrative, technical, and physical safeguards consistent with the security regulations promulgated pursuant to HIPAA.

Key Strengths

We believe the following key strengths will help us to maintain and grow our business going forward:

Market Leading Technology

We have developed proprietary AI algorithms and optical technology to assist clinicians to make more accurate and faster treatment decisions in managing patient’s wounds. This technology is the result of 13 years of research and development, thousands of hours of user feedback, and most importantly, the continual commitment to ensuring that the output from DeepView answers a clinical question that is meaningful physicians. We own and control the entirety of our data pipeline. We do not rely on stock images or databases for our algorithms, only images and data that the solution collects in a controlled clinical environment. All optical technology has been developed in-house and is specifically engineered to collect this imaging data. A current image of our cart-based DeepView System appears below in Figure 8.

Figure 8 — DeepView Generation 3 System

Unmet Clinical Need

The biggest unmet need for clinicians treating DFU and burn wounds is the lack of a diagnostic tool that provides an objective wound healing determination on “Day One.” While burns and DFUs appear to be very different types of wounds, they are in fact similar from the perspective of assessment and diagnosis. The treatment pathways for each of these wounds can be generally characterized by a subjective initial assessment from the physician followed by multiple days of clinical observation to assess whether or not the wound responded to treatment. Both are primarily staged by their penetration depth into the skin and involvement of tissues below the skin in severe cases. Both DFUs and burns are diagnosed by expert clinical opinion without the aid of objective diagnostic tools that provide a wound healing prediction. Furthermore, the current methods of diagnosis rely on a “wait and see” approach that result in prolonged hospital stays and costly delays in the delivery of definitive treatment. Our goal is to eliminate these costly delays between initial screening and the delivery of a definitive treatment through the use of AI algorithms applied to our proprietary multispectral wound images. We believe that this unmet need for effectiveness and efficient assessment and treatment of burn wounds is recognized by BARDA, as demonstrated by their significant and continuing investment in us to date.

Significant Market Opportunity

Geography — DeepView has the potential to service a large total addressable market. We estimate that there are over 57,000 sites of clinical care in which the technology could be placed in the United States and over 20,000 sites across the UK and EU4. For all geographies, these sites include both acute inpatient hospitals and outpatient sites of care, in order to include physician offices. As we expand from the United States into the UK and EU4, we will consider follow-on markets for commercial expansion, including China, South Korea, Japan, the Middle East, and South America.

Pipeline Applications — Though we are currently focused on the DFU and burn applications for DeepView, there are other pipeline applications that we are considering for future commercialization. As noted above, we have already received U.S. government funding for the development of our DeepView SnapShot M fully handheld device for use in combat, military and home health care uses. We are expanding the indication usage of the DeepView System to incorporate a wound and burn measurement diagnostic tool for clinicians in concert with BARDA. We have also explored the technology’s potential in diagnosis for venous leg ulcers, critical limb ischemia, level of lower limb amputation selection, post-operative perfusion assessment for peripheral interventions, and military applications. For all future pipeline applications, we believe that the technology would remain constant, in that we will leverage our data analytics algorithms to improve diagnostic analyses. However, we would need to conduct a clinical study to collect enough patient data to appropriately support algorithm development for each new application. These new algorithms could easily be uploaded to existing machines in the future. From a regulatory perspective, we believe that these follow-on applications would all follow a similar 510(k) clearance process although in some cases, we may need to follow the de novo classification or premarket approval pathway if we are not able to identify a predicate, or if the device is classified as a Class III device.

Existing and future revenue base from long term U.S. Government Contracts — BARDA

Since 2013, we have received approximately $130.0 million in funding from government contracts, primarily from BARDA, which accounts for $122.9 million. This has allowed us to develop our technology and further our clinical trials. We are currently in our second contract with BARDA, referred to as BARDA Burn II, which was signed in July 2019 and is due to be completed in July 2024. Under this contract, we expect to further the DeepView System design, develop the AI algorithm, and take the necessary steps to obtain FDA approval for our DeepView GEN 3 System. However, approval from the FDA or other regulatory agencies, foreign or domestic, cannot be guaranteed and may take longer than planned. Since 2013, funding from our BARDA contract has totaled approximately $122.9 million including total funding of $26.0 million under our BARDA “Burn I” contract from 2013 through 2019 and an additional $96.9 million under our BARDA “Burn II” contract, which was awarded in multiple tranches. From 2019 through 2022, we were awarded a total of $66.7 million under the Burn II contract. During 2022, we were awarded additional funding of $8.2 million associated with Option 1B of the Burn II contract with BARDA. As of March 31, 2023, we had approximately $30.0 million remaining under the statement of work for our BARDA contracts, including $8.4 million remaining under Option 1B and $21.9 million under Option 2, if all future options are executed. The exercise of these options are contingent on our achieving certain milestones, such as advancing inner-operability with EHRs and advancing the human validation study. This grant funding is non-dilutive to our stockholders, and we believe it validates the important nature of its mission and technology.

Significant Wound Data Repository from Artificial Neural Network

As of December 31, 2022, approximately 263 billion pixels of proprietary DFU and burn data have been acquired and utilized for the deep learning algorithms training. This presents a significant barrier to entry to would-be competitors in wound care healing assessments. The data collection to clinical output, the flow, quality and control of the data pipeline is managed entirely by us. Our DeepView System uses deep learning on its wound data repository to recognize patterns and correlations of injured tissue spectral signatures to produce reliable and reasonable assessment for clinicians to make accurate and faster treatment decisions. We believe that our strategic partnerships with various leading medical institutions and healthcare providers in the United States and Europe will enable us to access high quality image data and build the world’s leading wound biopsy tissue database. Our AI algorithms are designed and trained to the clinical Ground Truth that has been verified and vetted by various U.S. government agencies and leading clinicians in their respective fields. They have not yet been reviewed or cleared by FDA.

Strategic Partnerships

We have developed strategic partnerships with multiple clinical and academic partners. In the United States, we are currently engaged with leading research hospitals that are enrolling subjects for our Burn AI training study. In the EU and UK, we have partnered with the Royal College of Surgeons Ireland, as well as key opinion leaders to provide us with greater knowledge in the wound care sector. Our partnerships with these institutions provide us with the opportunity to collaborate with leading wound care providers to develop effective early stage wound assessment technology. We utilize these strategic partnerships to support the ongoing clinical validation studies we are using to develop our algorithmic model. Each of our clinical study/trials include certain protocol requirements to ensure a uniform testing process for our technology.

Proven Experienced Management Team

Our board of directors and senior management team have significant experience in the technology and healthcare sectors, with a track record of successful entrepreneurship, operational acumen, strategic relationships and the ability to understand and navigate the complexities of healthcare. Our directors also bring significant expertise from previous public company experience along with financial, governance and technical oversight.

Respected Advisory Board

We have established an Advisory Board composed of industry experts and opinion leaders that will raise our profile. Its members will provide us with external, industry-specific perspectives and technical support. Brief biographical details of our Advisory Board are summarized below.

Toby Cosgrove

Dr. Toby Cosgrove M.D. is the former President and Chief Executive Officer of Cleveland Clinic and currently serves as an Executive Advisor to the $5 billion healthcare system. Dr. Cosgrove is a sought-after speaker worldwide. He has addressed the World Economic Forum Annual Meeting at Davos, Switzerland, and the Senate Health, Education, Labor and Pensions Committee, in Washington, D.C. He is regularly quoted and featured in national magazines and newspapers, including a cover story in Time, and major articles in Newsweek, the New York Times, and the Washington Post. He has appeared on CNN, Fox, MSNBC, NBC, CBS, “The Charlie Rose Show” on PBS, and other national media outlets.

The recipient of Cleveland Clinic’s Master Clinician Award, Innovator of the Year Award and Lerner Humanitarian Award, Dr. Cosgrove is also a member of Cleveland Medical Hall of Fame and Cleveland Business Hall of Fame. In 2007, he was named Cleveland Business Executive of the Year by the Sales and Marketing Executives of Cleveland, and Castle Connolly’s National Physician of the Year. He also received the Woodrow Wilson Center Award for Public Service as well as Harvard Business School’s Award from HBS Alumni, Cleveland, and the Humanitarian Award of the Diversity Center of Northeast Ohio. Dr. Cosgrove topped Inside Business’s “Power 100” listing for Northeast Ohio and is highly ranked among Modern Healthcare’s “100 most powerful people in healthcare” and “most powerful physician executives.”

John Botts, CBE

Mr. Botts is a Senior Advisor to Allen & Company, Chairman of The Ink Factory, and Advisor/Director to several early-stage tech platform companies. He is a former career banker with Citi running its investment banking division in Europe, including CVC. He is also a former Chairman of UBM plc, Euromoney plc, former Advisor of Corsair Capital, Director of Songbird (Canary Wharf), and currently serves as Director of Glyndebourne Productions (former Chair) and the Tate Foundation and as a Member of the Council on Foreign Relations.

Competition

To our knowledge, no other predictive wound-healing diagnostic imaging technology is available to clinicians who treat wounds. DeepView’s competitive advantage is that it is the only AI-enabled wound imaging technology that translates raw physiological data/images into an output that is directly correlated to wound healing.

Several companies have developed wound imaging systems for burn injuries and DFUs; however, these systems incorporate technology such as spatial frequency domain imaging, thermal imaging, photographic documentation, hyperspectral imaging, and near-infrared imaging that provide physiologic data to the physician. Ultimately, this physiologic data only provides an indirect linkage to wound healing and does not display a binary result of “healing vs. non-healing.” Furthermore, the majority of systems in the wound care space are merely documentation tools that record measurements of the wound for health record purposes and still rely upon subjective clinician opinion for treatment decisions. The advent of a novel technology such as the DeepView System not only has the potential to disrupt the therapeutic pathway within the wound care market, but also to create a new diagnostic market for wound care that did not exist previously for clinics and physicians, subject to successful development of the device and FDA clearance. As noted above, although we have received FDA BDD clearance for our DeepView GEN 1 and DeepView GEN 2 Systems received FDA BDD clearance, there can be no assurance that we will be able to obtain FDA clearance, UKCA or CE mark approval of our DeepView System.

Clinical Studies

DFU Clinical Studies

In November 2021, we completed enrollment for our IRB approved multi-center training study to support the development of our DFU application for the DeepView System. The study enrolled a total of 100 adult subjects and was executed successfully and on schedule across five clinical sites in the United States. We followed up on this study with another training study with an additional enrollment of another 100 adult subjects, which was executed successfully and on schedule across five clinical sites in the United States, and concluded in January 2023. The DFU images and clinical data collected are currently being incorporated into the database for the development of DeepView’s DFU algorithm. The data informs on key datapoints that are captured in additional newly developed features of the DeepView System.

In February 2023, we commenced our validation study with a planned enrollment of another 100 adult subjects across 10 clinical sites in the United States and EU. The data collected throughout the study will support our applications for FDA and CE mark approval for DeepView’s DFU indication — one of the necessary milestones required to commercialize DeepView’s DFU application. The completion of enrollment for the multi-center study is an important milestone and illustrates how we are delivering on the expected milestones since our initial public offering on the AIM market in June 2021. The development of the DeepView Wound Imaging System for the DFU application and the user interface software have seen substantial progress.

The purpose of the validation study will be to test the algorithm’s wound healing prediction capability on a new set of patients. In April 2023, we held a pre-submission meeting with the FDA to ensure that the design of the validation study will meet the evidentiary requirements of the FDA. We expect that a few of the enrolling sites from the training study will be used in the validation study. The output from the validation study will be used to support the FDA and CE Mark regulatory applications, which are expected to be submitted in 2024. Our goal is for the Burn application to follow a similar clinical and regulatory framework with a forecasted 510(k) submission to the FDA in 2025.

Burn Wound Clinical Studies

Following the successful completion of the ePOC multi-center clinical study in the first quarter of 2021, we received two additional grants, $20.6 million in March 2021 and $18.8 million in September 2021, to bolster our existing clinical database to train the AI algorithm, and to improve the DeepView® technology in early burn wound healing assessment. The $20.6 million contract awarded under Option 1A was exercised by BARDA in March 2021 to execute the first stage of the clinical training study to train the DeepView AI algorithm at five sites. The contract option funding of $18.8 million under Option 1B of our current contract with BARDA was granted six months ahead of schedule, which enables us to accelerate the initiation of the second stage of our clinical training study with confidence. Funding from Option 1B was used to expand the study to 10 clinical sites, and from 100 to a total of 250 clinical subjects. This study was completed in the second quarter of 2023 and included 190 adult and 60 pediatric clinical subjects across 12 clinical sites; resulting in one of the largest prospective multi-center burn studies ever conducted. In adult participants, the DeepView GEN 3 System showed 92% accuracy, with cross-validation from the AI model for identification of non-healing burn regions. In pediatric patients the AI performance of the DeepView System showed 88% accuracy, underlining how the AI technology is responding with significant reliability to variability in the study population. Based on these strong results, we have bolstered our infrastructure to facilitate the expansion of the study to additional sites and will advance our validation study in 2023 in order to complete the AI algorithm’s development.

We will be conducting a clinical validation study with the objective of completing the development of the ML algorithm, the results from which will be used in submission to the FDA. We plan to enroll an additional 150 subjects (both adult and pediatric) across 15 clinical sites in the United States and the EU, beginning in the third quarter of 2023.

We were granted BDD status by the FDA in 2018 for the MSI combined with AI device technology applied to burn wound assessment. The BDD Program is a program issued to certain medical devices and device-led combination products that provide for more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions.

Our BDD status gives us prioritized reviews and a dedicated line of communication with reviewing members of the FDA. We regularly engage with the reviewers and meet them on average twice a year to share development progress and future directions for feedback, which includes clinical study design and the image data acquisition protocol for burn wounds. As a result of this continuing and transparent interaction with the FDA, we have gained a deeper understanding of the regulatory pathway for the DeepView GEN 3 System and have already established that a component of the marketing submission will involve an AI algorithm performance upgrade plan applicable at appropriate stages of the life span of the device.

Clinical Validation and Regulatory Pathway

Based on the evaluated risk of the technology, we believe that DeepView may be subject to the Class II de novo classification pathway. We have received a recommendation from HPRA for a Class IIa designation for CE Mark certification in the EU.

We intend to present the DFU application as the first indication for regulatory approval in the United States, UK and EU4. The burn indication for use may follow as a 510(k), subject to review and agreement by the FDA, supported by clinical data that is evaluated by a methodology similar to DFU.

We recognize that establishing the clinical foundation is key to the successful commercialization of our technology. We plan to establish this foundation by:

•        obtaining the input and clinical buy-in of physician key opinion leaders in wound care and burn surgery;

•        attending trade shows to showcase the Group’s technology (American Burn Association, Southern Burn Association, American College of Cardiology, and Society for Advanced Wound Care); and

•        publishing results in peer-reviewed journals (Journal of Wound Care, Journal of Vascular Surgery, Journal of Burn Care & Research).

The BARDA Contract

Since 2013, we have received approximately $130.0 million in government contracts, primarily from BARDA, which accounts for $122.9 million. This has allowed us to develop our technology and further our clinical trials. From 2013 through 2019 our BARDA “Burn I” contract we received $26.0 million and since 2019 we have been awarded an additional $96.9 million under our BARDA “Burn II” contract which was awarded in multiple tranches. From 2019 through 2022 we were awarded a total of $66.7 million under the Burn II contract. During 2022, we were awarded additional funding of $8.2 million associated with option 1B of the Burn II contract with BARDA. As of March 31, 2023, we had approximately $30.0 million remaining under the statement of work for our BARDA contracts, including $8.4 million remaining under Option 1B and $21.9 million under Option 2, if all future options are executed. The exercise of these options are contingent on our achieving certain milestones, such as advancing inner-operability with EHRs and advancing the human validation study.

We are currently in our second contract with BARDA, referred to as BARDA Burn II, which was signed in July 2019 and is due to be completed in July 2024. Under this contract, we expect to further the DeepView System design, develop the AI algorithm, and take the necessary steps to obtain FDA approval for our DeepView GEN 3 System. However, approval from the FDA or other regulatory agencies, foreign or domestic, cannot be guaranteed and may take longer than planned. In August 2022, we also received the Option 1B extension of the BARDA Burn II contract, which is valued at an additional $8.2 million, bringing the total funding received from Option 1 of the BARDA Burn II contract to a total of $47.6 million since July 2021. We are using this funding to execute the adult and pediatric multi-center clinical training study. This grant funding is non-dilutive to our stockholders, and we believe it validates the important nature of its mission and technology.

Option 2 is the final stage of the current BARDA contract and involves preparing the DeepView System for sale in the United States including clearance from the FDA and ensuring that we and our partnerships have the manufacturing capabilities for widespread sales.

Below at Figure 9 is a summary of the various BARDA Burn contract options:

Figure 9 — BARDA Grant Award History

The scope of work for the BARDA contract includes preclinical, clinical and manufacturing development activities that fall into the following areas: non-clinical efficacy studies; clinical activities; manufacturing activities; and all associated regulatory, quality assurance, management, and administrative activities. Under the terms of the contract, we must complete specific tasks required in three discrete work segments: (i) expanded proof-of-concept (POC) clinical study; (ii) algorithm training clinical study; and (iii) device validation clinical study.

The BARDA contract is a cost-plus-fixed fee contract. That is, we are entitled to receive reimbursement for all costs incurred in accordance with the contract provisions that advance the development of DeepView System portable optical imaging device and machine learning algorithm to classify burn would healing potential in mass casualty an conventional burn injuries, plus a fixed fee. The BARDA contract requires us to provide reporting deliverables that include monthly technical and annual reports and a final report. BARDA will make periodic assessments of progress and the continuation of the contract is based on our performance, the timeliness and quality of deliverables, and other factors. Under the terms of the BARDA contract, the U.S. government has the right to terminate the contract for convenience or to terminate for default if we fail to meet our obligations as set forth in the contract.

We own the intellectual property rights to inventions made in the performance of work under the BARDA contract, provided that we disclose such inventions to the U.S. government and notify the U.S. government of our election to retain title. The U.S. government will have a nonexclusive, nontransferable, irrevocable, paid-up license to practice, or have practiced for or on its behalf, such inventions throughout the world, in addition to other rights customarily reserved by the U.S. government for intellectual property generated using government funds.

Defense Health Agency (DHA)

On June 23, 2021, we were awarded a $1.1 million, Sequential Phase II STTR contract by the DHA within the U.S. Department of Defense, which is paid to us on a monthly basis. This funding enables us to research and develop a fully portable, handheld version of our DeepView solution and expires on October 31, 2023. We were previously awarded a STTR Phase I and initial Phase II contract from the DHA. We have made considerable progress in the development of the miniaturized DeepView technology. We have developed an early scientific prototype of the DeepView technology with key optical and computing capabilities in a fully handheld, portable form.

The DHA Department of Defense STTR Phase I and initial Phase II contract expired on January 26, 2021. On July 1, 2021, we entered into a supplemental Phase II contract that extends the length of the award until October 2023 to pursue research and development of commercial applications. Under the terms of our current contract with DHA, the Company is required to provide 26 monthly reports and one final technical report at the end of the contract. The Company is allowed to advance the development of the research from this contract with the FDA, provided the Company shares all communication, both formal and informal, to or from FDA regarding the technology being developed under this contract with the DHA and its representatives are permitted to participate in any sponsor meetings both formal and informal with the FDA upon request. In addition, the Company is entitled to maintain ownership of the inventions generated from the contract in accordance with the terms contained in the DHA award.

We own the intellectual property rights to inventions made in the performance of work under the DHA contract, provided that we disclose such inventions to the U.S. government and notify the U.S. government of our election to retain title. The U.S. government will have a nonexclusive, nontransferable, irrevocable, paid-up license to practice, or have practiced for or on its behalf, such inventions throughout the world, in addition to other rights customarily reserved by the U.S. government for intellectual property generated using government funds.

MTEC Grant

On June 15, 2020, we entered into a Research Project Award agreement (the “MTEC Agreement”) with the Advanced Technology International as Consortium Manager for MTEC, a 501(c)(3) biomedical technology consortium working in partnership with the Department of Defense. In April 2023 we received a grant of approximately $4.0 million for the purpose of designing and developing a handheld device that will be capable of performing digital burn assessment in miliary and combat environments. The MTEC Agreement extends the DHA Phase II contract for the development of the handheld device of the DeepView System. Under the terms of the MTEC Agreement MTEC will pay us a firm fixed fee based upon our achievement of certain milestones described in the agreement through April 5, 2025. The milestone payment schedule is based on a three phased approach to the development of our handheld device. Phase 1 of the MTEC Agreement began in April, 2023 and is scheduled to extend through at least July 2023 and is focused on the planning, design and testing of the handheld device for its intended applications. Phase 1 has a funding budget of $1,170,000. Once Phase 1 is completed, Phase 2 is intended to run through October 2024 and encompasses the development, design modification and build-out of the handheld device to the U.S. government standards as identified in the design and commercialization plans for the device. Phase 2 has a funding budget of $1,558,000. Phase 3 of the MTEC Agreement addresses the complete manufacturing of the device, the process validation of the production and completion of up to thirty handheld devices. Phase 3 begins following completion of Phase 2 and is intended to run through April 2024 with a funding budget of approximately $1,272, 000. The MTEC Agreement includes general provisions regarding the provision of “government purpose rights” and “unlimited data rights” to the US Government relating to the results and intellectual property of the materials included in the contract award in which the Company has explicitly retained all of the intellectual property rights relating to the ownership of the intellectual property associated with the contract.

Commercialization and Revenue Strategy

We intend to pursue the complete development of our DeepView System and, if marketing approval is obtained, to commercialize it on our own, or potentially with a partner, in the United States and other regions. We currently have no sales, marketing or commercial product distribution capabilities and have no experience as a company commercializing products. However, if necessary, we intend to hire appropriately to build the necessary infrastructure and capabilities over time for the United States, and potentially other regions, following further advancement of our DeepView System. See “Risk Factors — If we are unable to establish sales, marketing and distribution capabilities either on our own or in collaboration with third parties, we may not be successful in commercializing our DeepView System, if approved” for further details.

United States

Subject to our receipt of the necessary regulatory clearances or approvals, we intend to market our DeepView System using a sales force to inpatient and outpatient sites of care throughout the United States. Podiatry practices are typically the first line of specialty care for DFUs in the United States, but vascular and cardiology groups and outpatient wound centers also treat wounds. Sales will initially target podiatry practices presiding in areas with high prevalence of diabetes such as the south and southeastern areas of the United States. We will also target large hospital systems with outpatient wound care centers as they serve a large volume of DFU patients. As noted above, subject to our receipt of the necessary regulatory clearances, approvals, De Novo classifications and clearances, our business is expected to have two revenue streams, a SaaS model component predicated on utilizing the regulatory method, SaMD (software as a medical device), and an imaging device component. The SaaS component will feature a software licensing fee that includes maintenance, image hosting, and access to algorithm updates. The capital sale component will be competitively priced for acceptance into independent practices and clinics.

We expect to internally market the DeepView System to U.S. customers. The sales team will consist of sales executives, clinical education and technical field engineer to service the account and technology as well as having sales and relationship responsibility for their respective geographies. For the burn indication, the primary customer base will be emergency departments located in approximately 5,400 federal and community hospitals throughout the United States. Subject to our receipt of the necessary clearances and approvals, commercial sales are expected to commence in 2024 for the DFU indication in the UK and in 2025 for burns indication, although the burn indication is expected to continue to attract considerable government funding through BARDA, having recently elected to enter Option 1B and Option 2 of our existing contract, which extends the term through July 2024, if not supplemented or revised beforehand.

We believe that the first to market applications of the DeepView System, Burn and DFU will deliver a paradigm shift from how the current standard of care treatment is provided. Like any disruptive technology it will require a coordinated and well executed plan to have a successful DeepView product launch. There are four critical milestones that need harmonious alignment: regulatory approval, clinical evidence, reimbursement, and adoption. These four milestones may have different timelines per country or clinical indication; however, all are required for seamless execution.

Regulatory

Due to the regulatory changes implemented post Brexit, we are optimistic about the potential to submit and receive a UKCA mark in the first half of 2023 for both the DeepView Imaging System and its Burn AI software application since both are classified as a Class 1 device in the United Kingdom. For the majority of developed countries, the AI is a medical device classified as Class 2 and comes with a deeper evaluation and timeline of a minimum of six months for regulatory review. On July 14, 2023, Spectral completed its UKCA Mark registration for the imaging components of the DeepView System. In the United States, we expect that the DeepView System will be under a DeNovo application due to previously awarded BDD status. We expect to submit the DFU application to the FDA in early 2024. The new MDR requirements to obtain a CE mark are extensive. As such, we expect to submit our application for a CE mark in the first half of 2024.

Clinical Evidence

Even if the DeepView System receives the necessary regulatory clearances and approval, each country with a national reimbursement payer system will require additional post-approval clinical evidence with their population and processes to show the patient outcomes utilizing this new technology and the health economic impact. This clinical evidence is an important step towards developing key opinion leaders and establishing reimbursement.

Reimbursement

We expect to utilize our post-market clinical evidence and health economic impact analysis to submit to NHS for reimbursement for its Burn indication in the United Kingdom. Upon more market penetration, we will apply for NICE certification. In the United States, we expect the DeepView System will be used in both inpatient and outpatient site of service. The process of reimbursement varies greatly between the two. The DeepView burn indication will be used inpatient both in EDs and Burn Centers and we expect that it will be reimbursed as an expense under the existing nationwide Diagnosis Related Group (“DRG”) codes for burns. We plan to apply for Centers for Medicare & Medicaid Services (“CMS”) New Technology Add-On Payment (“NTAP”) as our BDD status already fulfills CMS’ requirement for demonstrating substantial clinical improvement. NTAP is a payment mechanism that is tied to burn diagnosis codes and allows additional payment to the site of service that diagnoses the patient. This will be a positive impact for our burn application in the ED setting. The DeepView DFU indication will utilize existing CPT codes while gaining the clinical evidence to apply for a unique CPT. The reimbursement for the DFU indication could vary regionally and from CMS to private payers.

Adoption

We view our DeepView technology as disruptive by nature and there will be those who will want to “wait and see.” This emphasizes the importance of having the right strategic partnerships, institutions, and physician key opinion leaders as early adopters. We plan to engage in relationships that can act as key opinion leaders to share their experience on why they adopted the DeepView technology. The adoption will be supported by a team of field clinical educators and digital marketing campaigns.

Manufacturing Arrangements

We currently outsource all of our manufacturing through an original equipment manufacturer. Cobalt, located in Plano, Texas, is involved with manufacturing the current generation DeepView System and we anticipate that they will continue to do so for the foreseeable future.

In addition to Cobalt, we integrate several other highly specialized contract manufacturers in the areas of optics, technology design, and electronics. We employ experienced regulatory and quality control personnel to ensure that our manufacturing processes and quality management systems are in compliance with FDA and CE Mark regulations and standards. As we expand into the European market, we will most likely consider manufacturing devices in the EU in preparation for commercialization. We do not have any plans to develop our own manufacturing facility at this time.

Intellectual Property

We strive to protect and enhance the proprietary technologies that we believe are important to our business by seeking patents to cover our technology. We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. Our success will depend significantly on our ability to obtain and maintain patent and trade secret protection for our technology, our ability to defend and enforce our intellectual property rights and our ability to operate without infringing any valid and enforceable intellectual property rights of third parties.

Our technology is protected with issued and/or allowed patents across nine families of active patents:

•        Burn/Wound Classification on MSI and PPG;

•        Tissue classification on MSI and PPG;

•        Amputation site analysis on MSI, ML and healthcare matrix;

•        DFU healing potential prediction and wound assessment on MSI, ML and healthcare matrix;

•        High-precision, multi-aperture, MSI snapshot imaging;

•        Wound assessment based on MSI;

•        Burn/histology assessment based on MSI and ML;

•        High-precision, single-aperture MSI snapshot imaging; and

•        Topological characterization and assessment of tissues using MSI and ML

As of the date of this proxy statement/prospectus, we have 10 issued and allowed U.S. patents with 5 U.S. patent applications pending. We have 10 issued and allowed international patents with 29 foreign and international patent applications pending.

Our material owned and pending patent applications, their identification number, a description, the type of patent protection, jurisdiction, and expiration date are included in the table below.

Issued U.S. Patents

Patent No.	Description	Type of Patent Protection	Jurisdiction	Expiration
11,304,604	Burn/wound classification based on combined MSI and (PPG)	Utility	United States	February 23, 2039
9,717,417	Tissue classification based on combined MSI and PPG	Utility	United States	October 28, 2035
9,962,090	Tissue classification based on combined MSI and PPG	Utility	United States	October 28, 2035
10,750,992	Amputation site analysis and tissue classification based on MSI, machine learning, and healthcare metrics	Utility	United States	March 2, 2038
11,337,643	Amputation site analysis and tissue classification based on MSI, machine learning, and healthcare metrics	Utility	United States	March 2, 2038
10,740,884	High-precision, multi-aperture, MSI snapshot imaging	Utility	United States	December 11, 2039
11,182,888	High-precision, multi-aperture, MSI snapshot imaging	Utility	United States	December 11, 2039
11,631,164	High-precision, multi-aperture, MSI snapshot imaging	Utility	United States	December 11, 2039
10,783,632	DFU healing potential prediction and wound assessment based on MSI, machine learning, and healthcare metrics	Utility	United States	December 11, 2039

Pending U.S. Patent Applications

Application No.	Description	Type of Patent Protection	Jurisdiction
17/585,346	Tissue classification based on combined MSI and PPG	Utility	United States
18/178,875	High-precision, multi-aperture, MSI snapshot imaging	Utility	United States
18/177,493	DFU healing potential prediction and wound assessment based on MSI, machine learning, and healthcare metrics	Utility	United States
17/820,837	Wound assessment based on MSI, optical biomarkers, and machine learning	Utility	United States
18/152,654	Burn/histology assessment based on MSI and machine learning	Utility	United States

Issued Foreign Patents

Patent No.	Description	Type of Patent Protection	Jurisdiction	Expiration
ZL201580070907.8	Burn/wound classification based on combined multi-spectral imaging (MSI) and photoplethysmography (PPG)	Utility	China	October 28, 2035
3212057	Burn/wound classification based on combined multi-spectral imaging (MSI) and photoplethysmography (PPG)	Utility	Europe	October 28, 2035
3212057	Burn/wound classification based on combined multi-spectral imaging (MSI) and photoplethysmography (PPG)	Utility	Belgium	October 28, 2035
3212057	Burn/wound classification based on combined multi-spectral imaging (MSI) and photoplethysmography (PPG)	Utility	Germany	October 28, 2035
3212057	Burn/wound classification based on combined multi-spectral imaging (MSI) and photoplethysmography (PPG)	Utility	France	October 28, 2035
3212057	Burn/wound classification based on combined multi-spectral imaging (MSI) and photoplethysmography (PPG)	Utility	United Kingdom	October 28, 2035
6893877	Burn/wound classification based on combined multi-spectral imaging (MSI) and photoplethysmography (PPG)	Utility	Japan	October 28, 2035
ZL201680076887.X	Tissue classification based on combined MSI and PPG	Utility	China	April 28, 2036
6785307	Tissue classification based on combined MSI and PPG	Utility	Japan	April 28, 2036
7186298	High-precision, multi-aperture, MSI snapshot imaging	Utility	Japan	December 11, 2039

Pending Foreign Patent Applications

Application No.	Description	Type of Patent Protection	Jurisdiction
16860418.9	Tissue classification based on combined MSI and PPG	Utility	Europe
19120058.3	Tissue classification based on combined MSI and PPG	Utility	Hong Kong
10-2018-7014959	Tissue classification based on combined MSI and PPG	Utility	South Korea
201880028365.1	Amputation site analysis and tissue classification based on MSI, machine learning, and healthcare metrics	Utility	China
18760531.6	Amputation site analysis and tissue classification based on MSI, machine learning, and healthcare metrics	Utility	Europe
62020010555.4	Amputation site analysis and tissue classification based on MSI, machine learning, and healthcare metrics	Utility	Hong Kong
11 2021 0111131	High-precision, multi-aperture, MSI snapshot imaging	Utility	Brazil
201980087508.0	High-precision, multi-aperture, MSI snapshot imaging	Utility	China
19895125.3	High-precision, multi-aperture, MSI snapshot imaging	Utility	Europe
202117023312	High-precision, multi-aperture, MSI snapshot imaging	Utility	India
2022-188817	High-precision, multi-aperture, MSI snapshot imaging	Utility	Japan
2022-188833	High-precision, multi-aperture, MSI snapshot imaging	Utility	Japan
10-2021-7021579	High-precision, multi-aperture, MSI snapshot imaging	Utility	South Korea
11 2021 0111328	DFU healing potential prediction and wound assessment based on MSI, machine learning, healthcare metrics	Utility	Brazil
201980087443.X	DFU healing potential prediction and wound assessment based on MSI, machine learning, healthcare metrics	Utility	China
19894740.0	DFU healing potential prediction and wound assessment based on MSI, machine learning, healthcare metrics	Utility	Europe

Application No.	Description	Type of Patent Protection	Jurisdiction
202117023888	DFU healing potential prediction and wound assessment based on MSI, machine learning, healthcare metrics	Utility	India
2021-533805	DFU healing potential prediction and wound assessment based on MSI, machine learning, healthcare metrics	Utility	Japan
2023-063250	DFU healing potential prediction and wound assessment based on MSI, machine learning, healthcare metrics	Utility	Japan
10-2021-7021623	DFU healing potential prediction and wound assessment based on MSI, machine learning, healthcare metrics	Utility	South Korea
202180030012.7	Wound assessment based on MSI, optical biomarkers, and machine learning	Utility	China
21759766.5	Wound assessment based on MSI, optical biomarkers, and machine learning	Utility	Europe
202217054022	Wound assessment based on MSI, optical biomarkers, and machine learning	Utility	India
21842496.8	Burn/histology assessment based on MSI and machine learning	Utility	China
21842496.8	Burn/histology assessment based on MSI and machine learning	Utility	Europe
202317002043	Burn/histology assessment based on MSI and machine learning	Utility	India
2023-502581	Burn/histology assessment based on MSI and machine learning	Utility	Japan
PCT/US2022/022398	High-precision, single-aperture, MSI snapshot imaging with multiplexed illumination	Utility	International PCT Application
PCT/US2023/011157	Topological characterization and assessment of tissue including wounds, using MSI and machine learning	Utility	International PCT Application

In addition, we support the development of our brand and product offerings through trademark protection at the United States Patent and Trademark Office. As of March 31, 2023, we maintain a portfolio of 57 trademarks and seven trademark applications pending relating to our DeepView SnapShot product offerings. Our trademarks and pending trademark applications are spread over nine jurisdictions mostly in China, the UK and the EU. It is our intention to maintain these registrations indefinitely and to expand the number of jurisdictions in which we have registered trademarks as deemed necessary to protect our freedom to use the marks and/or block competitors in additional markets. We will continue to look to protect our intellectual property in the United States, UK and the EU as those are the first commercial markets for our products.

The duration of trademark registrations varies from country to country; however, trademark are generally valid and may be renewed indefinitely as long as they are in use and/or their registrations are properly maintained. We have an active program designed to ensure that our trademarks are registered, renewed, protected and maintained. We plan to continue to use all of our core trademarks and plan to renew the registrations for such trademarks as needed.

We also rely on trade secrets, know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain our competitive position. We seek to protect these trade secrets and other proprietary technology, in part, by entering into confidentiality agreements with parties who have access to them. We also enter into confidentiality and invention assignment agreements with our employees and our agreements with consultants include invention assignment obligations.

Government Regulation

Regulation of Medical Devices in the United States

The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, premarket clearance or approval, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.

FDA Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a premarket notification submitted under Section 510(k) of the FDCA, or approval of a PMA. Under the FDCA, medical devices are classified into one of three classes — Class I, Class II, or Class III — depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s general controls for medical devices, which include compliance with the applicable portions of the QSR; facility registration and product listing; reporting of adverse medical events; and truthful and non-misleading labeling, advertising, and promotional materials. Class II devices are subject to the FDA’s general controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries, and FDA guidance documents.

While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risks, such as life sustaining, life supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. Some pre-amendment devices are unclassified but are subject to FDA’s premarket notification and clearance process in order to be commercially distributed. We have obtained 510(k) clearance for the first two generations of our DeepView System. However, although we have received FDA BDD clearance for our DeepView GEN 1 and DeepView GEN 2 Systems, there can be no assurance that we will be able to obtain FDA clearance, UKCA or CE mark approval for our DeepView GEN 3 System.

510(k) Clearance Marketing Pathway

Our current products are subject to requirements for pre-market notification and clearance under section 510(k) of the FDCA. To obtain 510(k) clearance, we must submit to the FDA a premarket notification submission demonstrating that the proposed device is “substantially equivalent” to a legally marketed predicate device. A predicate device is a legally marketed device that is not subject to premarket approval (i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was found substantially equivalent through the 510(k) process). The FDA’s 510(k) clearance process usually takes from three to 12 months but may take longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence. In addition, the FDA collects user fees for certain medical device submissions and annual fees for medical device establishments.

If the FDA agrees that the device is substantially equivalent to a predicate device currently on the market, it will grant 510(k) clearance to commercially market the device. If the FDA determines that the device is “not substantially equivalent” to a previously cleared device, the device is automatically designated as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements or can request a risk-based classification determination for the device in accordance with the “de novo” process, which is a route to market for novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) clearance or, depending on the modification, PMA approval. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k) or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until such marketing approval or clearance has been granted. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines or penalties.

Over the last several years, the FDA has proposed reforms to its 510(k)-clearance process, and such proposals could include increased requirements for clinical data and a longer review period, or could make it more difficult for manufacturers to utilize the 510(k)-clearance process for their products. For example, in November 2018, FDA officials announced steps that the FDA intended to take to modernize the 510(k) pathway. Among other things, the FDA announced that it planned to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. These proposals included plans to potentially sunset certain older devices that were used as predicates under the 510(k)-clearance pathway, and to potentially publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than 10 years old. These proposals have not yet been finalized or adopted, although the FDA may work with Congress to implement such proposals through legislation.

PMA Approval Pathway

Class III devices require PMA approval before they can be marketed, although some pre-amendment Class III devices for which the FDA has not yet required a PMA are cleared through the 510(k) process. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA, the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities, and controls used for manufacturing, and proposed labeling. Following receipt of a PMA, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the applicant or its third-party manufacturers or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR.

The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-marketing surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness.

Regulatory Pathway

We have had multiple interactions with the FDA since 2013 and have obtained 510(k) clearance for the first two generations of our DeepView technology. DeepView GEN 1 employed photoplethysmography and was 510(k) cleared in 2013 and DeepView GEN 2, which employed PPG and MSI was FDA cleared in 2017. With the ongoing support of BARDA, these two previous iterations were not commercialized due to the integration of AI algorithms and improved optics throughout 2018 and 2019 in order to further enhance the utility of the system. The development of this improved technology enabled us to achieve BDD status for the technology’s burn application. The FDA’s designation as a Breakthrough Device allows for expedited regulatory approval pathways and a dedicated line of communication with reviewing members of the FDA. We have engaged in pre-submission meetings with the FDA to ensure that our regulatory pathway and data collection for the technology to meet the FDA’s requirements. We plan to pursue FDA clearance (de novo) for the DFU application in 2024.

We plan to submit for FDA clearance of the burn application in 2025 in accordance with the projected timeline for the BARDA contract. We are in the process of selecting a notified body to schedule the QMS certification audit in compliance with ISO 13485:2016 MDSAP under the U.S. and Canadian jurisdictions. We anticipate certification in 2025. In parallel, we are scheduling the DeepView System Technical Documentation audit necessary to obtain the CE Mark and UKCA certificates to allow market access in the EU and UK. On July 14, 2023, Spectral completed its UKCA Mark registration for the imaging components of the DeepView System. There can be no assurance, however, that we will be able to obtain FDA clearance, UKCA or CE mark approval of our DeepView GEN 3 System, despite having received FDA BDD clearance for our DeepView GEN 1 and 2 Systems.

Clinical Trials

Clinical trials are almost always required to support a PMA and de novo classification and are sometimes required to support a 510(k) submission. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption (“IDE”) regulations, which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. If the device under evaluation does not present a significant risk to human health, then the device sponsor is not required to submit an IDE application to the FDA before initiating human clinical trials but must still comply with abbreviated IDE requirements when conducting such trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted; used in supporting or sustaining human life; substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health; or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under conditional approval.

Regardless of the degree of risk presented by the medical device, clinical studies involving human subjects must be approved by, and conducted under the oversight of an IRB for each clinical site. The IRB is responsible for the initial and continuing review of the IDE and may impose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and complying with labeling and record-keeping requirements. In some cases, an IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness; study plan; or the rights, safety or welfare of human subjects.

During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA’s regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA, or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Post-market Regulation

After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:

•        establishment registration and device listing with the FDA;

•        QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

•        labeling regulations and FDA prohibitions against the promotion of investigational products, or the promotion of “off-label” uses of cleared or approved products;

•        requirements related to promotional activities;

•        clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices, or approval of certain modifications to PMA-approved devices;

•        medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

•        correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

•        the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and

•        post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Manufacturing processes for medical devices and accessories are required to comply with the applicable portions of the QSR, which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file, and complaint files. As a manufacturer, we are subject to periodic scheduled and unscheduled inspections by the FDA. Failure to maintain compliance with the QSR requirements could result in the shut-down of, or restrictions on, manufacturing operations and the recall or seizure of marketed products. The discovery of previously unknown problems with any marketed products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or approval, or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

The FDA has broad regulatory compliance and enforcement powers. We are subject to unannounced inspections by the FDA to determine our compliance with the QSR and other regulations, and these inspections may include the manufacturing facilities of our suppliers and manufacturers. If the FDA determines that a manufacturer or supplier has failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

•        warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

•        recalls, withdrawals, or administrative detention or seizure of our products;

•        operating restrictions or partial suspension or total shutdown of production;

•        refusing or delaying requests for 510(k) clearance or PMA approvals of new products or modified products;

•        withdrawing 510(k) clearances or PMA approvals that have already been granted;

•        refusal to grant export approvals for our products; or

•        criminal prosecution.

Regulation of Medical Devices in the European Union

In the EU, until May 25, 2021, medical devices were regulated by the Council Directive 93/42/EEC (the “EU Medical Devices Directive”), which has been repealed and replaced by Regulation (EU) No 2017/745 (the “EU Medical Devices Regulation”). Unlike directives, regulations are directly applicable in all EU member states without the need for member states to implement into national law.

All medical devices placed on the EU market must meet the general safety and performance requirements of the EU Medical Devices Regulation, including the requirement that a medical device must be designed and manufactured in such a way that, during normal conditions of use, it is suitable for its intended purpose. Medical devices must be safe and effective and must not compromise the clinical condition or safety of patients, or the safety and health of users and — where applicable — other persons; provided that any risks which may be associated with their use constitute acceptable risks when weighed against the benefits to the patient and are compatible with a high level of protection of health and safety, taking into account the generally acknowledged state of the art.

Compliance with the general safety and performance requirements is a prerequisite for European Conformity Marking, or CE-Mark, without which medical devices cannot be marketed or sold in the EU. To demonstrate compliance with the general safety and performance requirements medical device manufacturers must undergo a conformity assessment procedure, which varies according to the type of medical device and its (risk) classification. Except for low-risk medical devices (Class I), where the manufacturer can self-assess the conformity of its products with the general safety and performance requirements (except for any parts which relate to sterility, metrology or reuse aspects), a conformity assessment procedure requires the intervention of a notified body. Notified bodies are independent organizations designated by EU member states to assess the conformity of devices before being placed on the market. A notified body would typically audit and examine a product’s technical dossiers and the manufacturers’ quality management system. If satisfied that the relevant product conforms to the relevant general safety and performance requirements, the notified body issues a CE marking certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply a CE Mark to the device, which allows the device to be placed on the market throughout the EU.

Throughout the term of the CE Mark, the manufacturer will be subject to periodic surveillance audits to verify continued compliance with the applicable requirements. In particular, there will be a new audit by the notified body before it renews the relevant CE marking certificate(s).

All manufacturers placing medical devices into the market in the EU must comply with the EU medical device vigilance system. Under this system, serious incidents and Field Safety Corrective Actions (“FSCAs”) must be reported to the relevant authorities of the EU member states. Manufacturers are required to take FSCAs defined as any corrective action for technical or medical reasons to prevent or reduce a risk of a serious incident associated with the use of a medical device that is made available on the market. An FSCA may include the recall, modification, exchange, destruction or retrofitting of the device.

The aforementioned EU rules are generally applicable in the EEA, which consists of the 27 EU member states plus Norway, Liechtenstein and Iceland.

U.S. Healthcare Fraud and Abuse Laws

In the United States, if our products become reimbursable by the federal and state government health care programs, we will become subject to a number of federal and state health care regulatory laws that constrain or restrict certain business practices in the health care industry. These laws include, but are not limited to, federal and state anti-kickback, false claims, transparency laws governing, or requiring disclosure of, payments and other transfers of value made to physicians and other health care providers, and other health care fraud and abuse laws.

The federal Anti-Kickback Statute is a criminal law that prohibits, among other things, the knowing and willful offer, payment, solicitation or receipt of remuneration, directly or indirectly, in cash or kind, to induce or reward patient referrals or the generation of business involving any item or service payable by federal health care programs such as Medicare and Medicaid. Federal courts have held that the Anti-Kickback Statute can be violated if just “one purpose” of a payment is to induce referral, and a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Given the breadth of the law, the federal Anti-Kickback Statute includes statutory exceptions and regulatory safe harbors that protect certain arrangements. Failure to meet the requirements of an exception or safe harbor, however, does not render an arrangement illegal. Rather, the government may evaluate such arrangements on a case-by-case basis, taking into account all facts and circumstances, including the parties’ intent and the arrangement’s potential for abuse, and may be subject to greater scrutiny by enforcement agencies. Violations of the Anti-Kickback Statute can result in exclusion from federal and state government health care programs as well as civil and criminal penalties.

The Federal False Claims Act (the “FCA”) prohibits a person from knowingly presenting, or causing to be presented, a false or fraudulent request for payment from the federal government, or from making a false statement or using a false record material to a false claim or an obligation to pay the government. The federal FCA further provides that a lawsuit thereunder may be initiated not only by the government, but in the name of the United States by private parties through qui tam (or “whistleblower”) lawsuits. Moreover, the law defines a claim that includes items or service resulting from a violation of the Anti-Kickback Statute to be “false.” Penalties for a violation of the FCA include fines for each false claim, plus up to three times the amount of damage caused by each false claim. Violations can also result in exclusion from participation in federal and state government health care programs.

Further, the Civil Monetary Penalties Statute authorizes the imposition of civil monetary penalties and sometimes exclusion against an individual or entity based on a variety of prohibited conduct, including, but not limited to, violating the Anti-Kickback Statute, submitting false claims in violation of the FCA, or offering remuneration to a federal health care program beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive health care items or services from a particular provider.

HIPAA also established federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services (“CMS”) information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other healthcare professionals beginning in 2022, and teaching hospitals. Applicable manufacturers and applicable group purchasing organizations must also report annually to CMS ownership and investment interests held by physicians and their immediate family members.

Several states have also adopted similar fraud and abuse laws as described above. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any payor, including patients and commercial insurers, not just those reimbursed by a federally funded healthcare program.

Violation of any of these laws or any other governmental regulations that apply may result in significant penalties, including, without limitation, administrative civil and criminal penalties, damages, disgorgement, fines, additional reporting requirements and compliance oversight obligations, contractual damages, the curtailment or restructuring of operations, exclusion from participation in governmental healthcare programs and/ or imprisonment.

U.S. Coverage and Reimbursement

In the United States, federal and state government healthcare programs, including Medicare and Medicaid, provide coverage for certain medical products and procedures. Where third-party payor coverage is not available, patients would be responsible for all of the costs associated with treatment using our products, once commercialized.

Thus, availability of third-party payor reimbursement for our product will be important for our commercial success if the product is cleared by the FDA. No uniform policy of coverage and reimbursement among payors in the United States exists and coverage and reimbursement for procedures can differ significantly from payor to payor. As a result, the coverage determination process can be a time consuming and costly process that may require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. To contain costs of new technologies, third-party payors are increasingly scrutinizing new and existing treatments by requiring extensive evidence of favorable clinical outcomes. Providers may not ultimately purchase our products once commercialized if the providers do not receive sufficient reimbursement from payors for the cost of the product or procedures using our product. If third-party payors do not provide coverage or adequate reimbursement levels for procedures using our products, the demand for our products will not increase and/or there may be significant pricing pressure, either of which could adversely impact our business and financial condition.

U.S. Healthcare Reform

In the United States, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the health care system, many of which are intended to contain or reduce healthcare costs. By way of example, the ACA substantially changed the way healthcare is financed by both governmental and private insurers. Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order initiating a special enrollment period from February 15, 2021 through May 15, 2021 (and later extended to August 15, 2021) for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare. It is unclear how other healthcare reform measures of the Biden administration or other efforts, if any, to challenge, repeal or replace the ACA will impact the ACA or our business.

We expect additional state and federal healthcare reform measures to be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our products once commercialized or additional pricing pressure.

Data Privacy and Security Laws

Numerous state, federal and foreign laws, including consumer protection laws and regulations, govern the collection, dissemination, use, access to, confidentiality, and security of personal information, including health-related personal information. In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws and federal and state consumer protection laws and regulations (e.g., Section 5 of the Federal Trade Commission Act (the “FTCA”)) that govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our partners.

For example, HIPAA imposes privacy, security and breach notification obligations on certain health care providers, health plans, and health care clearinghouses, known as covered entities, as well as their business associates that perform certain services that involve creating, receiving, maintaining or transmitting individually identifiable health information for or on behalf of such covered entities. Entities that are found to be in violation of HIPAA as the result of a breach of unsecured protected health information, a complaint about privacy practices or an audit by HHS, may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. Further, entities that knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA covered entity in a manner that is not authorized or permitted by HIPAA may be subject to criminal penalties.

Even when HIPAA does not apply, according to the FTC, misleading consumers about what is happening with their health information or failing to take appropriate steps to keep consumers’ personal information secure may constitute deceptive or unfair acts or practices in or affecting commerce in violation of Section 5(a) of the FTCA.

The FTC also expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities.

In addition, certain state and non-U.S. laws, such as the California Consumer Privacy Act, the California Privacy Rights Act and the General Data Protection Regulation, govern the privacy and security of personal information, including health-related information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to make compliance efforts more challenging, and can result in investigations, proceedings, or actions that lead to significant penalties and restrictions on data processing.

Facilities

Our corporate headquarters is located in Dallas, Texas, where we occupy approximately 11,000 square feet of space under a lease agreement. The lease agreement for our corporate headquarters expires in March 2024. While we believe our current facilities are sufficient to meet our current and anticipated future needs, we are actively seeking new leased space that will support the anticipated expansion of our operations. We anticipate leasing a new facility in 2024 which will be significantly larger than the current leased space to accommodate the planned expansion of our operations.

Human Capital Resources and Employees

We employ a growing and highly skilled employee base, including our sales force, and promote a culture of innovation to continuously iterate and enhance our products, systems and commercial footprint. Our human capital objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees.

We anticipate the expansion of our business in 2023 as we continue to build a focused and highly skilled team. We added 16 employees during the fiscal year 2022 and, at December 31, 2022 had 71 full-time employees in the United States and UK and have and will continue to make additional hires over the course of 2023 and beyond. The new hires will be made in all areas, in particular in operations, sales, marketing, and government contracts. This will further enable us to meet our technology, IP, clinical, regulatory, and commercial goals in 2023 and 2024.

With the Company accelerating towards commercialization, much focus has been given to the development, hiring, and retention of highly skilled individuals with proven commercial track records. In 2022, we saw a headcount growth of +29% with the addition of 16 full-time employees. We continue to prioritize recruitment in the areas of operations, production, regulatory, marketing, government contracts, and product development, which we believe will enable it to meet technology, IP, clinical, regulatory and commercialization readiness goals in 2023 and 2024. None of our employees are subject to a collective bargaining agreement or represented by a trade or labor union. We consider our relationship with our employees to be good.

Our team is comprised of a diverse group of different backgrounds, orientations, beliefs, perspectives and capabilities. We are committed to a culture where diversity, respect, belonging and authenticity are valued. We are committed to hiring the best talent. Our recruiting strategy involves utilization of social media, employee referral programs, as well as internal and external recruiters.

We have designed and implemented our cash and stock compensation programs to attract, motivate, and retain our employees. We regularly review our compensation structure to ensure that we remain competitive, reward top performance, and ensure internal equity, while maintaining proper fiscal governance. Our compensation packages are designed based on market benchmarks. We offer robust benefits package including health (medical, dental and vision) insurance, paid time off, paid parental leave, a retirement plan and life and disability coverage.

Legal Proceedings

We are not subject to any material legal proceedings.

SPECTRAL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” or other similar terms refer to the business and operations of Spectral MD Holdings, Ltd., and its subsidiaries prior to the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the sections titled “Selected Historical Consolidated Financial Information of Spectral” and our audited annual consolidated financial statements as of and for the years ended December 31, 2022 and 2021 and unaudited quarterly condensed consolidated financial statements as of March 31, 2023 and for the three months ended March 31, 2023 and 2022, and the respective related notes included elsewhere in this proxy statement/prospectus. In addition to historical data, this discussion contains forward-looking statements about our business, results of operations, cash flows, financial condition and prospects based on current expectations that involve risks, uncertainties and assumptions. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

We are an AI company focused on predictive medical diagnostics. We operate in one segment. We are devoting substantially all of our efforts towards research and development of our DeepView System, an internally developed MSI device which has designated FDA BDD status. Our DeepView System uses proprietary algorithms to distinguish between damaged and healthy human tissue invisible to the naked eye, providing “Day One” healing assessments. DeepView’s output is specifically engineered to allow the physician to make a more accurate, timely and informed decision regarding the treatment of the patient’s wound. Our focus from 2013 through 2021 was on the burn indication. In 2022 and 2023, we expanded our focus to include the DFU indication.

In the case of DFUs, a non-healing assessment would provide the physician with the appropriate justifications to use an advanced wound care therapy on “Day One”, in seconds, as opposed to the current approach that involves waiting up to 30 days to see how the wound develops before making such clinical assessment. The accuracy of DeepView is 86% for DFUs compared to current clinical accuracy of 50% by physicians as set forth in industry literature. For burn wounds, a non-healing assessment could aid the clinician in making an immediate and objective determination for appropriate candidates for surgery as well as determining what specific areas of the burn wound will require excision and skin grafting. DeepView’s current accuracy for burn wounds is 92% for adults and 88% for pediatrics, compared with current physician accuracy of 50% to 70%, respectively, at best, as set forth in industry literature. In addition, in head-to-head clinical trial evaluations, our DeepView System provided higher accuracy to “ground truth” on burn wound analysis than the accuracy of burn specialists, reporting at 70-80% accuracy, and non-burn specialist physicians, reporting at 50-60% accuracy.

We have not generated any product revenue to date. We have received substantial support from the U.S. government for our DeepView System’s application for burn wounds, including from agencies such as BARDA, which is part of the HHS Office of the Assistant Secretary for Preparedness and Response in the United States, established to aid in securing the United States from chemical, biological, radiological, and nuclear threats, as well as from pandemic influenza and emerging infectious diseases. We have also received funding from the NSF, NIH and the DHA. Since 2013, we have received approximately $130.0 million in funding from government contracts, primarily from BARDA, which accounts for $122.9 million. This has allowed us to develop our technology and further our clinical trials. We are currently in our second contract with BARDA, referred to as BARDA Burn II, which was signed in July 2019 and is due to be completed in July 2024. Under this contract, we expect to further the DeepView System design, develop the AI algorithm, and take the necessary steps to obtain FDA approval for our DeepView GEN 3 System. However, approval from the FDA or other regulatory agencies, foreign or domestic, cannot be guaranteed and may take longer than planned. In August 2022, we also received the Option 1B extension of the BARDA Burn II contract, which is valued at an additional $8.2 million, bringing the total funding received from Option 1 of the BARDA Burn II contract to a total of $47.6 million from July 2021 under Option 1A and 1B (including modification), to execute the adult and pediatric multi-center clinical training study. This grant funding is non-dilutive to our shareholders, and we believe it validates the important nature of its mission and technology.

In April 2023, we received a $4.0 million grant award from the Medical Technology Enterprise Consortium (“MTEC”), which, building on prior awards from DHA, is to be used to support military battlefield burn evaluation via a handheld DeepView. The MTEC Agreement extends the DHA Phase II contract for the development of the handheld device of the DeepView System. Under the terms of the MTEC Agreement, MTEC will pay us a firm fixed fee based upon our achievement of certain milestones described in the agreement through April 5, 2025. The milestone payment schedule is based on a three phased approach to the development of our handheld device. Phase 1 of the MTEC Agreement began in April 2023 and is scheduled to extend through at least July 2023 and is focused on the planning, design and testing of the handheld device for its intended applications. Phase 1 has a funding budget of $1,170,000. Once Phase 1 is completed, Phase 2 is intended to run through October 2024 and encompasses the development, design modification and build-out of the handheld device to the U.S. government standards as identified in the design and commercialization plans for the device. Phase 2 has a funding budget of $1,558,000. Phase 3 of the MTEC Agreement addresses the complete manufacturing of the device, the process validation of the production and completion of up to thirty handheld devices. Phase 3 begins following completion of Phase 2 and is intended to run through April 2024 with a funding budget of approximately $1,272,000.

We anticipate that the DeepView System will have two revenue streams, a SaMD (software as a medical device), and an imaging device component. The SaMD model applies a SaaS treatment for the DeepView System which will feature a software licensing fee that includes maintenance, image hosting, and access to algorithm updates. The proprietary imaging device accesses artificial intelligence algorithms and is a universal platform to house multiple clinical applications. Pricing for these components will be evaluated and strategically set per country and site-of-service for heightened customer adoption.

Proposed Business Combination

On April 11, 2023, we entered into the Business Combination Agreement with Rosecliff Acquisition Corp I (“RCLF”), Ghost Merger Sub I Inc. (“Merger Sub I”) and Ghose Merger Sub II  LLC (“Merger Sub II”). Pursuant to the Business Combination Agreement, on the Closing, in sequential order: (a) Ghost Merger Sub I will merge with and into Spectral, with Spectral continuing as the surviving company and a wholly owned subsidiary of Spectral (the “Spectral Merger”) and then, (b) Spectral will merge with and into Ghost Merger Sub II (the “SPAC Merger”, together with the Spectral Merger (the “Mergers”)), with Ghost Merger Sub II surviving the SPAC Merger as a direct wholly-owned subsidiary of Rosecliff. Ghost Merger Sub II will be renamed Spectral AI (the “Combined Company”), (the “Business Combination”). It is intended that the Combined Company’s common stock and its Public Warrants will continue to be listed on Nasdaq and trade under the ticker symbols “SPAI” and “SPAIW,” respectively.

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in Accounting Standards Codification (“ASC”) 805, Business Combinations, RCLF, which is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Spectral will be treated as the accounting acquirer. This determination was primarily based on the following:

(i)     Spectral expecting to have a majority of the voting power of the Combined Company;

(ii)    Spectral’s senior management comprising all of the senior management of the Combined Company;

(iii)   Spectral’s relative size compared to RCLF; and

(iv)   Spectral’s operations comprising the ongoing operations of the post-combination company.

Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which we are issuing stock for the net assets of RCLF. The net assets of RCLF will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be ours.

The most significant changes in our future reported financial position and results are expected to be a net decrease in cash (as compared to our consolidated balance sheet as of March 31, 2023) of between a net decrease of approximately $6.5 million, assuming maximum stockholder redemptions permitted under the Business Combination Agreement, and a net decrease of $1.8 million, assuming no additional stockholder redemptions. Spectral is seeking to raise up to an additional $30.0 million in funding through the issuance of equity securities in a PIPE transaction in connection with the Business Combination. There can be no assurance that Spectral will be successful in raising any additional capital.

Public Company Costs

Upon consummation of the Business Combination, the Combined Company is expected to continue as an SEC-registered and Nasdaq-listed company. We expect to hire additional staff and implement new processes and procedures to address public company requirements in anticipation of and following the completion of the Business

Combination. We also expect to incur substantial additional expenses for, among other things, directors’ and officers’ liability insurance, director fees, internal control compliance, and additional costs for investor relations, accounting, audit, legal and other functions.

Key Operating and Financial Metrics

We regularly review a number of metrics, including the following key operating and financial metrics, to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions. We believe the operating and financial metrics presented are useful in evaluating our operating performance, as they are similar to measures by our public competitors and are regularly used by security analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is a non-GAAP measure, as it is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net (loss) income, calculated in accordance with GAAP. See “— Non-GAAP Financial Measures” for additional information on adopted non-GAAP financial measures and a reconciliation of these non-GAAP measures to the most comparable GAAP measures.

The following table sets forth these metrics for the three months ended March 31, 2023 and 2022 and the years ended December 31, 2022 and 2021:

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021
Research and development revenue	$5,078	$5,844	$25,368	$15,239
Gross profit	2,181	2,390	10,837	7,052
Gross margin	42.9%	40.9%	42.7%	46.3%
Operating income (loss)	(3,637)	(621)	(2,647)	(4,179)
Net loss	(3,609)	(528)	(2,912)	(3,988)
Adjusted EBITDA	(3,335)	(284)	(1,481)	(2,813)

Research and development revenue

We define research and development revenue as revenue generated from the research, testing and development of the DeepView System as utilized in connection with our burn indication. This research and development revenue reflects applied research and experimental development costs relating to our burn application as developed in connection with our BARDA and DHA contracts.

The 13% decrease for the three months ended March 31, 2023 versus the comparative period in 2022 is primarily the result of the decrease in research and development activities for the DeepView burn indication and the handheld prototype DeepView SnapShot.

The 67% increase for the year ended December 31, 2022 versus the comparative period in 2021 is primarily the result of the increase in research and development activities for the DeepView burn indication and the handheld prototype DeepView SnapShot.

Gross Profit and Gross Margin

We define gross profit as research and development revenue, less cost of revenue, and define gross margin, expressed as a percentage, as the ratio of gross profit to revenue. Gross profit and margin can be used to understand our financial performance and efficiency and allows investors to evaluate our pricing strategy and compare against our competitors. Our management uses these metrics to make strategic decisions, pricing decisions, identifying areas for improvement, set targets for future performance and make informed decisions about how to allocate resources going forward.

For the three months ended March 31, 2023, our gross profit was approximately $2.2 million compared to approximately $2.4 million in the three months ended March 31, 2022. This is entirely associated with BARDA research and development contract activities, which are invoiced to BARDA monthly and paid at a cost-plus basis to us. The increase in gross margin to 42.9% for the three months ended March 31, 2023 from 40.9% for the three months ended March 31, 2022 is primarily attributable to higher direct labor costs associated with BARDA in the three months ended March 31, 2023 compared to the three months ended March 31, 2022. BARDA direct labor costs have a higher gross margin that other BARDA direct costs.

For the year ended December 31, 2022, our gross profit was approximately $10.8 million compared to approximately $7.1 million in the year ended December 31, 2021. This is entirely associated with BARDA research and development contract activities, which are invoiced to BARDA monthly and paid at a cost-plus basis to us. The decrease in gross margin from 46.3% for the year ended December 31, 2021 to 42.7% for the year ended December 31, 2022 is primarily attributable to lower direct labor cost associated with BARDA in the year ended December 31, 2022 compared to the year ended December 31, 2021.

Adjusted EBITDA

We define adjusted earnings before interest, tax, depreciation and amortization (“Adjusted EBITDA”) as net loss excluding income taxes, depreciation of property, plant and equipment (including any related impairment charges), amortization of intangible assets (including any related impairment charges), interest expense, stock compensation, any non-operating financial income and expense. See “— Non-GAAP Financial Measures” for a reconciliation of GAAP net loss to Adjusted EBITDA.

For the three months ended March 31, 2023, Adjusted EBITDA was a loss of approximately $3.3 million compared to a loss of approximately $0.3 million in the three months ended March 31, 2022, representing decreased research and development costs and related revenues relating to the continued development of our DFU indication, AI-3D and other indications for the DeepView System. Additionally, transaction costs associated with the proposed Business Combination are driving the lower Adjusted EBITDA in the three months ended March 31, 2023 compared to the three months ended March 31, 2022.

For the year ended December 31, 2022, Adjusted EBITDA was a loss of approximately $1.5 million compared to a loss of approximately $2.8 million in representing the excess research and development costs relating to the continued development of our DFU indication, AI-3D and other indications for the DeepView System.

Key Factors that May Influence Future Results of Operations

Our financial results of operations may not be comparable from period to period due to several factors. Key factors affecting our results of operations are summarized below.

Revenue Sources.    As a pre-commercialization company, we currently generate revenue almost exclusively from two U.S. governmental agencies. We are highly dependent upon the continuation of the existing U.S. governmental contract awards as well as future governmental procurement or other awards. Our operating results may not be comparable between periods as the timing and amount of awards or procurements from the U.S. government may be inconsistent with the timing of prior awards. In addition, it is possible that, depending on the outcome of our SSN application to BARDA, we may receive additional and potentially significant U.S. government awards. Our revenues may continue to be almost exclusively dependent upon the terms of those awards.

Gross Margin.    As we begin commercial sales of the DeepView System, it is possible that our underlying assumptions for our revenue modeling will not be acceptable to the general marketplace. We may need to adjust our pricing and incentives to accelerate adoption and implementation of the DeepView System, which may negatively impact future revenue and gross margin percentages.

Managing our Supply Chain.    We are reliant on contract manufacturers and suppliers to produce our components. While we have not been subject to any disruptions in our current production, there remain global supply chain challenges and logistics constraints, including component shortages, which may cause delays in critical components and inventory, longer lead times, increased costs and delays in product shipments. Our ability to grow depends, in part, on the ability of our contract manufacturers and suppliers to provide high quality services and deliver components and finished products on time and at reasonable costs. While we do not maintain sole-source suppliers, there is a concentration of suppliers which could lead to supply shortages, long lead times for components and supply changes. In the event we are unable to mitigate the impact of delays and/or price increases in raw materials, electronic components and freight, it could delay the manufacturing and installation of our products, which would adversely impact our cash flows and results of operations, including revenue and gross margin.

Components of Consolidated Statements of Operations

Research and Development Revenue

Our primary source of revenue is research and development revenue. Currently, we are highly dependent upon the reimbursement from BARDA for the burn diagnostic testing of our DeepView System. Our research and development revenue is affected by the amount of research and development that is expended each month with respect to our contract with BARDA. Our revenue growth is dependent on a number of factors including expanding the research and development expense under the BARDA contract, research and development reimbursed expenses relating to other contract awards from U.S. governmental agencies and the intended future commercial sales of our DeepView System.

Cost of Revenue

Our cost of revenues consists primarily of direct and indirect costs associated with the research and development expenses relating to the BARDA contract. Our revenue costs are affected by the extent of research and development expenses as well as expansion of work on other U.S. governmental projects and the expanded applications for our DeepView System.

Gross Profit

Gross profit may vary from period-to-period and is primarily affected by the current reimbursement rates under the BARDA contract and other U.S. governmental contract awards. These reimbursement rates are fixed under each contact award. Our gross profit represents this reimbursement rate plus a variable component relating to non-reimbursed expenses incurred in connection with the work completed on these contracts.

Operating Costs and Expenses

Operating costs and expenses consist of general and administrative expenses. These expenses relate to our operating expenses that are not reimbursed as part of the research and development revenue and reflect our organization’s support and operations staff. General and administrative expense consist primarily of salaries and benefits for this group of our employees and has increased from prior three months based on the increase in our personnel in these functions.

Other income (expense)

Other income (expenses) primarily consists of interest expense, change in fair value of warrant liabilities, foreign exchange transaction gains/losses, and the recognition of income from recent accounting pronouncements. Historic foreign exchange transaction loss primarily relates to the reduced exchange rate between the U.S. dollar and the British pound sterling for our deposit accounts that are denominated in British pound sterling. In addition, this amount includes costs associated with buying British pound sterling for payment of our employees and vendors in the UK.

Results of Operations

Three Months Ended March 31, 2023 Compared to Three Months Ended March 31, 2022

The following table sets forth a summary of our consolidated statements of operations for the periods presented:

	Three Months Ended March 31,
	2023 US$	2022 US$
Research and development revenue	5,078	5,844
Cost of revenue	(2,897)	(3,454)
Gross profit	2,181	2,390

Operating costs and expenses:
General and administrative	5,818	3,011
Total operating costs and expenses	5,818	3,011

Operating loss	(3,637)	(621)

Other income (expense):
Net interest income (expense)	45	(4)
Change in fair value of warrant liability	16	66
Foreign exchange transaction gain	13	28
Other expense	—	(2)
Total other income	74	88

Loss before income taxes	(3,563)	(533)
(Provision) benefit for income taxes	(46)	5
Net loss	(3,609)	(528)

Net loss per share of common stock
Basic and Diluted	(0.03)	(0.00)
Weighted average common shares outstanding
Basic and Diluted	135,995,446	135,159,564

Research and development revenue

	Three Months Ended March 31,		Change in
	2023	2022	$	%
	(In thousands, except percentages)
Research and development revenue	$5,078	$5,844	$(766)	(13.1)%

Research and development revenue decreased by 13.1%, or approximately $0.8 million, for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022, primarily due to decreased research and development work performed pursuant to the BARDA Burn II contract. New patient enrollments in our BARDA clinical study decreased in the three months ended March 31, 2023 compared to the three months ended March 31, 2022 as the Company is completing enrollment and transitioning to the closeout phase of the study.

For the three months ended March 31, 2023 and 2022, the Company’s revenues disaggregated by the major sources was as follows (in thousands):

	Three Months Ended March 31,		Change in
	2023 US$	2022 US$	US$	%
	(In thousands, except percentages)
BARDA	$4,943	$5,709	$(766)	(13.4)%
Other U.S. governmental authorities	135	135	—	—
Total research and development revenue	$5,078	$5,844	$(766)	(13.1)%

Cost of Revenues and Gross Profit

	Three Months Ended March 31,		Change in
	2023 US$	2022 US$	US$	%
	(In thousands, except percentages)
Cost of revenue	$2,897	$3,454	$(557)	(16.1)%
Gross profit	2,181	2,390	(209)	(8.7)%
Gross margin	42.9%	40.9%

Cost of revenue decreased by 16.1%, or approximately $0.6 million, for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022, primarily due to decreased activity to fulfill our U.S. governmental contracts, represented by increased engineering payroll and benefits expense.

Gross margin increased by 2.0 basis points for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. The increase in gross margin was primarily attributable to the expanded work completed by the Company with respect to DFU and other indications of our DeepView System, as a percentage of total research and development revenue, which are not reimbursed on a cost-plus basis as part of our U.S. governmental contracts.

General and Administrative

	Three Months Ended March 31,		Change in
	2023 US$	2022 US$	US$	%
	(In thousands, except percentages)
General and administrative	$5,818	$3,011	$2,807	93.2%
Percentage of revenue, net	114.6%	51.5%

General and administrative expense increased by 93.2%, or approximately $2.8 million, for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. The increase was primarily due to an increase in our administrative staffing since 2022. Our headcount grew from 54 employees as of March 31, 2022 to 77 full-time employees as of March 31, 2023. Additionally, R&D activities outside of BARDA have increased in the three months ended March 31, 2023 compared to the three months ended March 31, 2022.

Other income (expense)

	Three Months Ended March 31,		Change in
	2023 US$	2022 US$	US$	%
	(In thousands, except percentages)
Net interest income (expense)	$45	$(4)	$49	*
Change in fair value of warrant liability	16	66	(50)	(75.8)%
Foreign exchange transaction gain	13	28	(15)	(53.6)%
Other expense	—	(2)	2	*
Total other income	$74	$88	$(14)	(15.9)%

____________

*       Not meaningful

Net interest income (expense) for the three months ended March 31, 2023 primarily relates to cash interest received by us from our deposit accounts.

Change in the fair value of warrant liability decreased by approximately $50,000 for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. The gain during the three months ended March 31, 2023, was primarily due to the reduced present value calculation of the warrants issued to SP Angel Corporate Finance LLP (“SP Angel”) as part of the Offering (defined below) in 2021. In conjunction with the closing of the Offering, we issued 762,712 warrants, with a strike price of $0.89 per share and a five-year life, to SP Angel, who acts as our nominated advisor (“NOMAD”) and joint broker. As of March 31, 2023, the strike price of the warrants was $0.73 per share. The change in the strike price is due to the change in exchange rates, as the warrants will settle in shares denominated in British pound sterling. As our stock price had a greater decline for the three months ended March 31, 2022 as compared to the three months ended March 31, 2023, the fair value of the warrants correspondingly had a greater decrease in the three months ended March 31, 2022.

Foreign exchange transaction gain remained relatively consistent between the three months ended March 31, 2023, as compared to the three months ended March 31, 2022.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

The following table sets forth a summary of our consolidated statements of operations for the periods presented:

	Year Ended December 31,
	2022	2021
	(in thousands)
Research and development revenue	$25,368	$15,239
Cost of revenue	(14,531)	(8,187)
Gross profit	10,837	7,052
Operating expenses:
General and administrative	13,484	11,231
Total operating costs and expenses	13,484	11,231
Operating income (loss)	(2,647)	(4,179)
Other income (expense):
Net interest income (expense)	21	(17)
Change in fair value of warrant liability	57	298
Foreign exchange transaction loss	(253)	(188)
Other income	16	—
Total other income (expense)	(159)	93
(Loss) income before income taxes	(2,806)	(4,086)
(Provision) benefit for income taxes	(106)	98
Dividends	—	1,259
Net (loss) income	(2,912)	(3,988)

Research and development revenue

	Year Ended December 31,		Change in
	2022	2021	$	%
	(In thousands, except percentages)
Research and development revenue	$25,368	$15,239	$10,129	66.5%

Research and development revenue increased by 66.5%, or approximately $10.1 million, for the year ended December 31, 2022, as compared to the year ended December 31, 2021, primarily due to increased research and development work performed pursuant to the BARDA Burn II contract. In 2022, with our larger staffing, we were able to perform significantly more research and development work for our government procured contracts than in prior years.

For the years ended December 31, 2022 and 2021, the Company’s revenues disaggregated by the major sources was as follows (in thousands):

	Year Ended December 31,		Change in
	2022	2021	$	%
	(In thousands, except percentages)
BARDA	$24,827	$14,968	$9,859	65.9%
Other U.S. governmental authorities	541	271	270	99.6%
Total research and development revenue	25,368	15,239	10,129	66.5%

Cost of Revenues and Gross Profit

	Year Ended December 31,		Change in
	2022	2021	$	%
	(In thousands, except percentages)
Cost of revenue	$14,531	$8,187	$6,344	77.5%
Gross profit	10,837	7,052	3,785	53.7%
Gross margin	74.6%	86.1%

Cost of revenue increased by 77.5%, or approximately $6.3 million, for the year ended December 31, 2022, as compared to the year ended December 31, 2021, primarily due to increased activity to fulfill our U.S. governmental contracts, represented by increased engineering payroll and benefits expense.

Gross margin decreased by (11.5) basis points for the year ended December 31, 2022, as compared to the year ended December 31, 2021. The decrease in gross margin was primarily attributable to the expanded work completed by the Company with respect to DFU and other indications of our DeepView System, which are not reimbursed on a cost-plus basis as part of our U.S. governmental contracts.

General and Administrative

	Year Ended December 31,		Change in
	2022	2021	$	%
	(In thousands, except percentages)
General and administrative	$13,484	$11,231	$2,253	20.1%
Percentage of revenue, net	53.2%	73.7%

General and administrative expense increased by 20.1%, or approximately $2.3 million, for the year ended December 31, 2022, as compared to the year ended December 31, 2021. The increase was primarily due to an increase in our administrative staffing since 2021. Our headcount grew from 55 employees to 71 full-time employees as of December 31, 2022, which includes an increase in our general and administrative employees from 23 to 36 full-time employees.

Other income (expense)

	Year Ended December 31,		Change in
	2022	2021	$	%
	(In thousands, except percentages)
Net interest income (expense)	$21	$(17)	$38	(223.5)%
Change in fair value of warrant liability	57	298	(241)	(80.1)%
Foreign exchange transaction loss	(253)	(188)	(65)	(34.6)%
Other income	16	—	16	—
Total other income (expense)	(159)	93	(252)	(271.0)%

Net interest income (expense) for the year ended December 31, 2022 primarily relates to approximately $37,000 of cash interest received by us from our deposit accounts, resulting from our conservative treasury policy implemented in 2022 to generate some cash interest on our large deposit accounts as interest rates significantly increase from 2021 to 2022. This is partially offset by interest expense of $12,000 which includes the interest obligations relating to our 2022 Insurance Note (defined below). Interest expense of $17,000 for the year ended December 31, 2021 includes the interest obligations relating to our 2021 Insurance Note (defined below).

Change in the fair value of warrant liability decreased by approximately $241,000 for the year ended December 31, 2022, as compared to the year ended December 31, 2021. The gain during the year ended December 31, 2022 was primarily due to the reduced present value calculation of the warrants issued to SP Angel as part of the Offering (defined below) in 2021. In conjunction with the closing of the Offering, we issued 762,712 warrants, with a strike price of $0.89 per share and a five-year life, to SP Angel, who acts as our nominated advisor (“NOMAD”)

and joint broker. As of December 31, 2022, the strike price of the warrants was $0.71 per share. The change in the strike price is due to the change in exchange rates, as the warrants will settle in shares denominated in British pound sterling. As our stock price declined throughout much of 2022, the fair value of the warrants correspondingly decreased from 2021.

Foreign exchange transaction loss primarily relates to the reduced exchange rate between the U.S. dollar and the British pound sterling through much of 2022 for our deposit accounts that are denominated in British pound sterling. In addition, this amount includes costs associated with buying British pound sterling for payment of our employees and vendors in the UK.

Non-GAAP Financial Measures

We use Adjusted EBITDA as a non-GAAP metric when measuring performance, including when measuring current period results against prior periods’ Adjusted EBITDA. This non-GAAP financial measure should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, Adjusted EBITDA should not be construed as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address.

Because of their non-standardized definitions, non-GAAP measures (unlike GAAP measures) may not be comparable to the calculation of similar measures of other companies. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Supplemental non-GAAP measures are presented solely to permit investors to more fully understand how Spectral management assesses underlying performance.

Adjusted EBITDA

We define Adjusted EBITDA as net income/(loss) excluding income taxes, depreciation of property, plant and equipment (including any related impairment charges), amortization of intangible assets (including any related impairment charges), interest expense, stock compensation, any non-operating financial income and expense.

The following table presents our Adjusted EBITDA for the three months ended March 31, 2023 and 2022 and the years ended December 31, 2022 and December 31, 2021:

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021
	(in thousands)
Net loss	$(3,609)	$(528)	$(2,912)	$(3,988)
Adjust:
Depreciation expense	2	4	11	1
Provision (benefit) for income taxes	46	(5)	106	(98)
Net interest (income) expense	(45)	4	(21)	17
EBITDA	(3,606)	(525)	(2,816)	(4,068)
Additional Adjustments:
Stock based compensation	300	333	1,155	1,365
Change in fair value of warrant liability	(16)	(66)	(57)	(298)
Foreign exchange transaction (gain) loss	(13)	(28)	253	188
Other loss (income)	—	2	(16)	—
Adjusted EBITDA	(3,335)	(284)	(1,481)	(2,813)

Liquidity and Capital Resources

Sources of Liquidity

As of March 31, 2023, December 31, 2022 and 2021, we had approximately $10.3 million, $14.2 million and $16.1 million, respectively, in cash, and an accumulated deficit of approximately $15.5 million, $11.9 million and $9.0 million, respectively.

Prior to our initial public offering (the “Offering”) on the AIM Market of the London Stock Exchange in June, 2021, we historically funded our operations through the issuance of notes and the sale of preferred stock and common stock. We raised approximately $17.0 million from the oversubscribed Offering on the AIM market to fund the development of the DFU indication for our DeepView System. Since 2013, funding from our BARDA contract has totaled approximately $122.9 million including total funding of $26.0 million under our BARDA “Burn I” contract from 2013 through 2019 and an additional $96.9 million under our BARDA “Burn II” contract, which was awarded in multiple tranches. From 2019 through 2022, we were awarded a total of $66.7 million under the Burn II contract. During 2022, we were awarded additional funding of $8.2 million associated with option 1B of the Burn II contract with BARDA. As of March 31, 2023, we had approximately $30.0 million remaining under the statement of work for our BARDA contracts, including $8.4 million remaining under Option 1B and $21.9 million under Option 2, if all future options are executed. The exercise of these options are contingent on our achieving certain milestones, such as advancing inner-operability with EHRs and advancing the human validation study. The purpose of the BARDA contract funding is to execute the clinical training study of our DeepView System for burn wound healing assessment. See “Research and Development Revenue” above. With the proceeds from closing of our Offering during 2021 and the remaining funding under the BARDA contract, we believe that we have sufficient working capital to fund operations for at least 12 months beyond the release date of the consolidated financial statements. As noted above, our contract with BARDA has a potential funding of up to $96.9 million, in the aggregate, for Option 1A, 1B and 2, if all future options are executed.

Our future capital requirements will depend on many factors, including the revenue growth rate, the success of future product development and capital investment required, and the timing and extent of spending to support further sales and marketing and research and development efforts. In addition, we expect to incur additional costs as a result of operating as a U.S. public company. We believe that the $4.5 million in the trust assets of RCLF will remain in RCLF through the Business Combination. In addition, we are seeking to raise up to an additional $30.0 million in funding through the issuance of equity securities in a PIPE transaction in connection with the Business Combination. If we are unable to secure additional capital through the PIPE transaction, we may seek alternative financing arrangements to support our future growth. There can be no assurance that we will be successful in raising any additional capital. If additional financing is required from outside sources, we cannot be sure that any additional financing will be available to us on acceptable terms, if at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition could be adversely affected.

Cash Flows

The following table summarizes our cash flows for the three months ended March 31, 2023 and 2022:

	Three Months Ended March 31,
	2023	2022
	(In thousand)
Net cash used in operating activities	$(3,754)	$(1,168)
Net cash used in financing activities	(104)	(477)

Cash Flows Used in Operating Activities

Net cash used in operating activities increased by approximately $2.6 million for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022, resulting primarily from a decrease in net income, adjusted for non-cash items of approximately $3.0 million, partially offset by a decrease in cash used in accrued expenses of $0.5 million resulting from higher accrued expenses as of December 31, 2021 as compared to December 31, 2022. There was also a decrease in cash provided by accounts receivable of $1.5 million which was offset by an increase in cash used by accounts payable of $1.6 million due to lower research and development revenue and related cost of revenue.

Cash Flows Used in Financing Activities

Net cash used in financing activities decreased approximately $0.4 million for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. This was primarily attributable to repayment of the Company’s Paycheck Protection Program Loan during the three months ended March 31, 2022.

The following table summarizes our cash flows for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
	(in thousands)
Net cash used in operating activities	$(1,162)	$(2,918)
Net cash used in investing activities	—	(7)
Net cash (used in) provided by financing activities	(785)	13,921

Cash Flows Used in Operating Activities

Net cash used in operating activities decreased by approximately $1.8 million for the year ended December 31, 2022, as compared to the year ended December 31, 2021, resulting primarily from a decrease in administrative expenses as compared to research and development expenses as our research and development revenue grew significantly between 2021 and 2022.

Cash Flows Used in Investing Activities

Net cash used in investing activities increased by $7,000 for the year ended December 31, 2022, compared to the year ended December 31, 2021, primarily due to the capitalization of certain back-office software licensing obligations.

Cash Flows (Used In) Provided by Financing Activities

Net cash (used in) provided by financing activities decreased approximately $12.9 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. This was primarily attributable to the Offering in 2021 and the receipt and subsequent repayment of the Paycheck Protection Program Loan provided to us in 2021.

Current Indebtedness

As of March 31, 2023, we do not have any long-term debt. We have $0.1 million of current indebtedness obligation relating to our D&O insurance. In June 2022, we entered into a financing arrangement for a portion of our insurance premium for approximately $0.4 million (the ‘‘Note”). The Note bears interest at 6.7% per annum and is payable in equal monthly payments of principal and interest, maturing in May 2023.

Related Party Transactions

For the three months ended March 31, 2023 and 2022 and the years ended December 31, 2022 and 2021, we did not have any transactions with related parties.

Off-Balance Sheet Arrangements

During the periods presented, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Critical Accounting Policies

The preparation of our consolidated financial statements and related notes requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.

We have based our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates due to risks and uncertainties, including uncertainty in the current economic environment due to the global impact of COVID-19, inflation, and supply chain issues. As of the date of issuance of these financial statements, we are not aware of any specific event or circumstance that would require us to update our estimates, judgments or revise the carrying value of our assets or liabilities. For a description of our significant accounting policies, see Note 2, “Summary of Significant Accounting Policies,” in our audited financial statements included elsewhere in this proxy statement/prospectus. An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. We believe the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of our consolidated financial statements.

Research and Development Revenue Recognition

We generate research and development revenue primarily from cost-plus-fee contracts associated with development of certain product candidates. Revenues from reimbursable contracts are recognized as costs are incurred, generally based on allowable costs incurred during the period, plus any recognizable earned fee. We use the input method to measure progress as the customer has the benefit of access to the development research under these projects and therefore benefits from the Company’s performance incrementally as research and development activities occur under each project. We consider fixed fees under cost-plus-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract. Revenue for long-term development contracts is considered variable consideration because the deliverable is dependent on the successful completion of development and is generally recognized based upon the cost-to-cost measure of progress; provided that we meet the criteria associated with satisfying the performance obligation over time.

Equity-Based Compensation

We measure expense all stock-based payments to employees and non-employees, including grants of stock options, restricted stock awards (“RSAs”) and stock options with non-market performance conditions (“PSOs”) based on their respective grant date fair values. We estimate the fair value of stock option grants and PSOs using the Black-Scholes option pricing model. The RSAs are valued based on the fair value of our common stock on the date of grant. We recognize expense for stock-based compensation related to stock options and RSAs over the requisite service period on a straight-line basis. As the PSOs have performance conditions, compensation expense is recognized for each award if and when our management deems it probable that the performance conditions will be satisfied. Forfeitures are recorded as they occur.

The assumptions used in calculating the fair value of our stock and stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. Our common stock became publicly traded on July 22, 2021 and lacks company-specific historical and implied volatility information. Therefore, we estimate its expected stock volatility based on the historical volatility of a publicly traded set of peer companies. Due to the lack of historical exercise history, the expected term of our stock options for employees has been determined utilizing the “simplified” method for awards. The expected term of stock options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the US. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero based on the fact that we have never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Leases

We account for our leases in accordance with Accounting Standards Codification (“ASC”) 842, Leases, following the U.S. GAAP implementation of the new accounting standard. Our leases are classified as operating leases and are included on our consolidated balance sheets as both a right of use asset and a lease liability, calculated by discounting fixed lease payments at the rate implicit in the lease or our incremental borrowing rate factoring the term of the lease. The incremental borrowing rate is an estimate of the interest rate we would incur to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease. Because we do not generally borrow on a collateralized basis, we use the interest rate we pay on our noncollateralized borrowings as an input to deriving an appropriate incremental borrowing rate, adjusted for the amount of lease payments, the lease term and the effect on that rate of designating specific collateral with a value equal to the unpaid lease payments for that lease. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset results in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred.

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes, which provides for deferred taxes using an asset and liability approach. We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. We have recorded a full valuation allowance to reduce our net deferred income tax assets to zero. In the event we were to determine that we would be able to realize some or all of our deferred income tax assets in the future, an adjustment to the deferred income tax asset valuation allowance would increase income in the period such determination was made.

Recent Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, of the notes to our consolidated financial statements included elsewhere in this proxy/prospectus for recently adopted accounting standards and recently issued accounting standards as of the dates of the statement of financial position included in this proxy/prospectus.

Emerging Growth Company

We are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act for the adoption of certain accounting standards until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate, foreign exchange, credit and inflation risks.

Interest Rate Sensitivity

We maintain a large amount of our assets in cash and cash equivalents. Our cash and cash equivalents are held primarily in cash deposits. The fair value of our cash and cash equivalents would not be significantly affected by either an increase or decrease in interest rates due mainly to the short-term nature of these instruments. Additionally, changes to interest rates will impact on the cost of our future borrowings. With respect to our current “borrowings”, the interest rate on the Note for insurance premiums is fixed. Changes in prevailing interest rates could have a material impact on our results of operations.

Foreign Currency Risk

Our revenue is denominated in U.S. dollars. Our expenses are generally denominated in the currencies in which our operations are located, which is primarily in the United States and UK, with an insignificant portion of expenses incurred in our wholly owned subsidiaries in the UK and denominated in British pound sterling.

We do not generally use derivative instruments to hedge exposures to cash flow, market, or foreign currency. During the six months ended June 30, 2021, we entered into one derivative instrument, to set a foreign currency exchange rate, that settled in July 2021. For the 2022 fiscal year, we did not have any derivative instruments, Any foreign currency forward contracts entered in the future will be accounted for as derivatives whereby the fair value of the contracts will be reported as other current assets or current liabilities, and gains and losses resulting from changes in the fair value will be reported in other income (expense), net, in the accompanying consolidated statements of operations.

Credit Risk

Financial instruments that subject us to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. The vast majority of our cash and cash equivalents are held in U.S. financial institutions which, at times, exceed federally insured limits. We have not recognized any losses from credit risks on such accounts. We believe we are not exposed to significant credit risk on cash and cash equivalents.

Additional credit risk is related to our concentration of receivables and revenues. One customer (which is a U.S. government agency) represents the majority of our research and development revenue and accounts receivable.

Inflation Risk

The recent increase in inflation partially contributed to the increase in the cost of our products as well as operating costs. If the cost of our products, employee costs, or other costs continue to be subject to significant inflationary pressures, such inflationary pressure may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses. Further, we may not be able to offset these increased costs through price increases. As a result, our inability to quickly respond to inflation could harm its cash flows and results of operations in the future.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING
THE BUSINESS COMBINATION

References in this section to “we,” “our,” “us” and the “Company” generally refer to the Combined Company and its consolidated subsidiaries after giving effect to the Business Combination.

Executive Officers and Directors After the Business Combination

We anticipate that certain executive officers of Spectral will become the executive officers of the Combined Company and certain directors of Spectral will become directors of the Combined Company. The following persons are expected to serve as the Combined Company’s executive officers and directors following the Business Combination, with one additional director to be appointed by Spectral following the Business Combination.

Name	Age	Position
Executive Officers
Wensheng Fan	54	Chief Executive Officer and Director
Niko Pagoulatos, Ph.D.	50	Chief Operating Officer
Nils Windler	49	Chief Financial Officer
Jeffrey Thatcher, Ph.D.	40	Chief Scientist

Non-Employee Directors
Cynthia Cai	59	Director
Richard Cotton	62	Director
Martin Mellish	65	Director
Michael Murphy	51	Director
Deepak Sadagopan	49	Director

Executive Officers

Wensheng Fan

Wensheng Fan is a Co-Founder and the first employee of Spectral. For 11 years he served as CTO and COO, before becoming the CEO of Spectral. He is an executive, entrepreneur, and innovator with over 20 years of experience in natural speech recognition and imaging systems. Mr. Fan held various leadership roles in strategy, engineering, and operations with Sensata Technologies and Philips. He also has a long history of experience in business development and cross-functional team leadership, being a founder and/or early core member of multiple successful start-up companies. Under his leadership, Spectral’s DeepView® was granted FDA Breakthrough Device designation and is well on its way to disrupting the field of healthcare and medical technology. Mr. Fan received his B.S.E.E. degree from Tsinghua University in Beijing, China and M.S.E.E. degree from Northeastern University in Boston.

Niko Pagoulatos, Ph.D.

Niko Pagoulatos, Ph.D. is a technology executive and innovator with 25+ years of experience in engineering, clinical and business aspects of specialized medical ultrasound imaging. Dr. Pagoulatos is a team-oriented and results-driven leader with extensive experience and a strong track record in building and leading cross-functional teams to successfully commercialize innovative medical technologies with global clinical impact. Prior to joining Spectral, Dr. Pagoulatos held multiple executive roles at EchoNous, a global healthcare AI-focused medical ultrasound innovation company. Prior to EchoNous, Dr. Pagoulatos held director and advanced research and development engineering roles at FUJIFILM SonoSite, the world leader in point-of-care ultrasound, DYSIS Medical, a company focused on early detection and diagnosis of cervical disease using biophotonics, and Siemens Healthcare. Dr. Pagoulatos earned his B.S. in Physics from the University of Athens in Greece and completed his graduate studies at the University of Washington in Seattle, where he earned a M.S. in Bioengineering in addition to a M.S. and Ph.D. in Electrical Engineering.

Nils Windler

Mr. Windler brings more than 20 years of Finance and Operations experience and is recognized as a hands-on, forward-thinking executive and business strategist who leverages extensive financial, operations and sales experience to fuel revenue growth, enhance profitability and seamlessly execute organizational turnarounds and transformations. Prior to joining Spectral, Mr. Windler served as Senior Finance Leader and Business Finance Transformation Leader at 3M. Prior to its acquisition, Mr. Windler also served as Vice President of Finance for Americas at KCI, an Acelity company. Mr. Windler holds an MBA, General Management from The Berlin School of Economics & Law & Anglia Ruskin University in Cambridge, U.K. and a BA, Business Administration, Banking Management, Finance & Investments from The Berlin School of Economics and Law.

Jeffrey Thatcher, Ph.D.

Jeffrey Thatcher, Ph.D. serves as the Chief Scientist at Spectral. He currently oversees technology and applications research for medical imaging systems. He is a former Howard Hughes Medical Institute (HHMI) undergraduate research fellow, has served as PI on three National Science Foundation (NSF) grants, and is currently the PI of a Health and Human Services Biomedical Advanced Research and Development Authority (HHS/BARDA) government contract to develop an imaging device to assist with burn care. Dr. Thatcher received a B.S. in molecular biology from Texas Tech University and Ph.D. in biomedical engineering from University of Texas Southwestern Medical Center.

Non-Employee Directors

Cynthia Cai

Dr. Cynthia Cai is an executive and investor with over twenty-five years of experience in the healthcare and life science industry. Extensive experience in equity investment, board membership, marketing, and business development. In-depth understanding of global biotech and life science business, widely recognized as having a unique ability to bridge collaboration between scientists and businesses, between the eastern and western worlds. Dr. Cai is the founder and president of Tharton Consulting, which provides investment and management consulting services. She is also a venture partner of Viva BioInnovator, an equity investor in biotech innovation with novel solutions to cross multiple therapeutic areas. Before that, she served as senior advisor to Northern Light Venture Capital, led its healthcare investment effort in the United States. Previously Dr. Cai had progressive leadership roles with Agilent Technologies, as global associate vice president of marketing, she was responsible for its billion-dollar Chromatography, Automation, and Mass Spec. business. Dr. Cai serves on the board of directors for Spectral (London: SMD), Arthrosi Therapeutics, F5 Therapeutics, AceLink Therapeutics, Exarta Therapeutics, and Amberstone Biosciences. She is also a member of the board for the Science History Institute in Philadelphia. Dr. Cai earned a B.A. and M. Eng. from Tsinghua University in Beijing, received her Ph.D. in Chemistry from the University of Massachusetts, and an MBA from The Wharton Business School of the University of Pennsylvania.

Richard Cotton

Richard Cotton has a wealth of experience in senior financial roles in life sciences and other sectors, including broadcast and photographic, automotive, filtration and metals. His experience covers all financial management and value creation activities from R&D, to manufacturing and commercial in international organizations. He has significant experience in the development and successful execution of strategy, corporate finance and M&A, capital markets and governance. Mr. Cotton was Chief Financial Officer of FTSE250 animal health company Dechra Pharmaceuticals plc, and prior to that Chief Financial Officer of medical device and drug formulation business Consort Medical plc. He was also Finance Director of Vitec Group plc, Group Finance Director at Wagon plc and Group Finance Director of McLeod Russel plc. Prior to this he held senior finance roles in Alcoa Inc. Fellow of the Chartered Institute of Management Accountants, Mr. Cotton holds a BA (Hons) in Business Studies from Kingston University.

Martin Mellish

Martin Mellish has served as founding director of Aspen Advisory Services Ltd., since 1994. Aspen is a London-based private office overseeing investments in North America, Europe, and Asia. Mr. Mellish serves as non-executive director of Nucana Ltd (NASD: NCNA; member, Audit Committee) a clinical-stage biopharmaceutical company focused on improved chemotherapy agents, and Levitronix Technologies Inc. (Chair, Audit Committee) a technology company handling high-purity fluids for the semiconductor and life science industries, among other non-executive directorships. He is a member of the International Advisory Council of the Massachusetts General Hospital (MGH), Boston. He holds an M.Sc. from the Master of Health Care Delivery Science program at Dartmouth; an SM (Management) from the Massachusetts Institute of Technology and an M.Sc. (Accounting) from Northeastern University.

Michael P. Murphy

Michael P. Murphy has served as Chief Executive Officer of RCLF and a member of its Board of Directors since the company’s inception. Mr. Murphy began his investing career over 25 years ago. His career has been focused on being an entrepreneur in the investing and financial service industry. In the past, he was the Founder of a wealth management firm, hedge fund and multiple commercial real estate portfolios. In 2016, Mr. Murphy founded Rosecliff Ventures and has served as its Managing Partner since its inception. Over the past four years, Rosecliff Ventures has made over 80 investments, raised over $1 billion in assets under management, launched seven investment funds and experienced multiple portfolio company exits. A few select transactions from the Rosecliff Ventures portfolio include; Allbirds, Casper, Postmates, Ro, Thirty Madison, Petal and Wheels Up. Mr. Murphy is currently a board member of multiple private, venture capital backed companies. Mr. Murphy previously was a contributor on CNBC and regularly appeared on the network’s FASTMONEY segment. Currently, Mr. Murphy is a regular weekly contributor on Fox Network. Mr. Murphy earned a Bachelor of Arts in Business Administration from Hofstra University.

Deepak Sadagopan

Deepak Sadagopan currently serves as Chief Operating Officer of Population Health at Providence St. Joseph Health, where he leads population health initiatives across the system to transform care. Mr. Sadagopan has more than 22 years of experience in health care, serving in leadership roles at Siemens PLM Solutions, Quest Diagnostics, McKesson, and Edifecs. Over the past eight years, he has focused on working closely with payers and providers on the use of technology to drive business decisions making the transition from volume to value-based delivery models. Mr. Sadagopan is a leading voice in ensuring value-based care and Health IT policy initiatives enable equitable access to health care. He serves on the steering committee for HL7’s DaVinci Accelerator to guide value-based care collaboration between payers and providers, and on the Department of Health and Human Services’ ONC FAST National Steering Committee to accelerate interoperability data standards. He serves on the faculty of the School of Public Health at the University of Washington as Clinical Assistant Professor, teaching MHA courses in Value-Based Care and economics. Mr. Sadagopan earned his master’s degree in healthcare delivery and economics from Dartmouth College. He also has a master’s degree in engineering, specializing in data science, from the University of Connecticut and has completed an executive management program with the MIT Sloan School of Management.

Limitations on Liability and Indemnification of Officers and Directors

The Combined Company plans to enter into indemnification agreements with each of our directors and executive officers, the form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part. The indemnification agreements will require the Combined Company to indemnify its directors and executive officers to the fullest extent permitted by Delaware law. For more information, see “Description of the Combined Company Securities After the Business Combination — Limitations on Liability and Indemnification of Officers and Directors.”

The Combined Company plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Charter, Proposed Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

For more details regarding the related party transactions between the Company and its other anticipated executive officers and directors, see the sections entitled “Certain Relationships and Related Party Transactions.”

Corporate Governance

We will structure our corporate governance in a manner we believe will closely align our interest with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

•        we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors; and

•        at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC.

Election of Officers

Each executive officer serves at the discretion of our Board and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors and executive officers.

Board Composition

Our Board will consist of seven directors, six of whom can be designated by Spectral and one of whom can be designated by Rosecliff. Each of those directors will continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our Board. Vacancies on our Board may be filled by resolution of the Board.

Pursuant to the Business Combination Agreement, our Board will consist of (i) Wensheng Fan, (ii) Cynthia Cai, (iii) Richard Cotton, (iv) Martin Mellish, (v) Michael P. Murphy, (vi)  Deepak Sadagopan and (vii) one individual who shall be nominated by the Board following the Business Combination. Our Board will be chaired by Richard Cotton.

At least four directors will qualify as “independent directors” under Nasdaq listing rules, namely, Cynthia Cai, Richard Cotton, Martin Mellish, and Deepak Sadagopan. For more details, see the section entitled “Independence of our Board of Directors.”

At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. Beginning with the Combined Company’s first annual meeting of stockholders, the directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders of the Combined Company and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office. Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, directors may be elected by the stockholders only at an annual meeting of stockholders.

Independence of our Board of Directors

Based on information provided by each director concerning his or her background, employment, and affiliations, our Board has determined that the Board will meet independence standards under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Board Committees

Upon the Closing, our Board will have three standing committees: an audit committee; a compensation committee; and a nominating and governance committee. Each of the committees will report to the Board as it deems appropriate and as the Board may request. The expected composition, duties and responsibilities of these committees are set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

Upon the consummation of the Business Combination, the Combined Company’s audit committee will consist of Martin Mellish (Chairperson), Richard Cotton and Deepak Sadagopan. The audit committee will provide assistance to our Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee will also oversee the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. The rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Our audit committee will meet the requirements for independence of audit committee members under applicable SEC and Nasdaq rules. All of the members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. In addition, Mr. Mellish qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.

Our Board will adopt a new written charter for the audit committee, which will be available on our website after adoption. The information on our website is not intended to form a part of or be incorporated by reference into this registration statement, of which this proxy statement/prospect forms a part.

Compensation Committee

Upon the consummation of the Business Combination, the Combined Company’s compensation committee will consist of Cynthia Cai and Richard Cotton. The compensation committee will determine our general compensation policies and the compensation provided to our officers. The compensation committee will also make recommendations to our Board regarding director compensation. In addition, the compensation committee will review and determine security-based compensation for our directors, officers, employees and consultants and will administer our equity incentive plans. Our compensation committee will also oversee our corporate compensation programs. The member(s) of our compensation committee will be independent, as defined under the Nasdaq listing rules, and will also satisfy Nasdaq’s additional independence standards for compensation committee members.

Our Board will adopt a new written charter for the compensation committee, which will be available on our website after adoption. The information on our website is not intended to form a part of or be incorporated by reference into this registration statement, of which this proxy statement/prospect forms a part.

Nominating and Corporate Governance Committee

Upon the consummation of the Business Combination, the Combined Company’s nominating and corporate governance committee will consist of Cynthia Cai and Richard Cotton. The nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of the Board. In addition, the nominating and corporate governance committee will be responsible for overseeing our corporate governance and reporting and making recommendations to the Board concerning corporate governance matters. The following member(s) of our nominating and corporate governance committee will be independent, as defined under the Nasdaq listing rules.

Our Board will adopt a new written charter for the nominating and corporate governance committee, which will be available on our website after adoption. The information on our website is not intended to form a part of or be incorporated by reference into this registration statement, of which this proxy statement/prospect forms a part.

Role of Our Board of Directors in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board will administer this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board will be responsible for monitoring and assessing strategic risk exposure, and our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also have the responsibility to review with management the process by which risk assessment is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. Our compensation committee will assess and monitor whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements and ensure they do not encourage excessive risk taking. Our nominating and corporate governance committee will be responsible for periodically evaluating our corporate governance policies and systems in light of the governance risks that we face and the adequacy of our policies and procedures designed to address such risks.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

Following the Closing, our Board will adopt a new Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of our employees, executive officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The Code of Conduct will be available on our website after adoption. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on its website to the extent required by applicable rules and exchange requirements.

Compensation of the Combined Company Executive Officers and Directors

Employment Agreements

Spectral intends to enter into employment agreements with certain of its executive officers that are expected to govern certain terms and conditions of such executive officers’ employment as executive officers of the Combined Company following the Business Combination. The employment agreements with          ,          and          are described under “Spectral Executive Officer and Director Compensation — Executive Officer and Director Compensation Arrangements to Be Adopted in Connection with the Business Combination — Employment Agreements.”

Overview of Anticipated Executive Compensation Program

Following the Closing, decisions with respect to the compensation of the Combined Company’s executive officers, including our named executive officers, will be made by the compensation committee of our Board. The following discussion is based on the present expectations as to the compensation of our named executive officers and directors following the Business Combination. The actual compensation of our named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion. Such compensation will also generally be governed by our executive officers’ employment agreements, as in effect from time to time, including as described above.

We anticipate that compensation for our executive officers will have the following components: base salary, cash bonus opportunities, equity compensation, employee benefits, executive perquisites and severance benefits. Base salaries, employee benefits, executive perquisites and severance benefits will be designed to attract and retain senior management talent. We will also use annual cash bonuses and equity awards to promote performance-based pay that aligns the interests of our named executive officers with the long-term interests of its equity-owners and to enhance executive retention.

Annual Bonuses

We expect that we will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Equity-Based Awards

We expect to use equity-based awards in future years to promote our interest by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the executives’ interests with those of its equity holders.

Other Compensation

We expect to offer various employee benefit plans to employees and other benefits to named executive officers of the Combined Company, which are the same or similar to those currently offered by the Combined Company. For more information, see “Spectral Executive Officer and Director Compensation - Narrative Disclosure to Summary Compensation Table.” We may also provide our named executive officers with perquisites and personal benefits that are not generally available to all employees.

Director Compensation

Upon the consummation of the Business Combination, our Board intends to approve a non-employee director compensation program. We anticipate determining director compensation in accordance with industry practice and standards.

SPECTRAL EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Throughout this section, unless otherwise noted, “the company,” “we,” “us,” “our” and similar terms refer to Spectral MD Holdings, Ltd. prior to the Business Combination.

Overview

As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have opted to comply with the scaled disclosure requirements applicable to emerging growth companies.

The named executive officer and director compensation described in this section discusses our 2022 compensation programs. This discussion may contain forward-looking statements that are based on the Combined Company’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that the Combined Company adopts may differ materially from the currently planned programs that are summarized in this discussion.

Spectral’s Executive and Director Compensation

The Spectral Board of Directors, with input from our Chief Executive Officer, has historically determined the compensation for our named executive officers. Our named executive officers for the fiscal year ended December 31, 2022, which consist of our principal executive officer and the next two most highly compensated executive officers who were serving as executive officers as of December 31, 2022, are:

•        Wensheng Fan, Chief Executive Officer;

•        Nils Windler; and

•        Jeffrey Thatcher.

Summary Compensation Table

The following table summarizes the compensation earned by each of our named executive officers for the fiscal year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Wensheng Fan	2022	500,000	425,000		232,000	44,412	1,201,412
Chief Executive Officer
Nils Windler	2022	350,000	110,000		—	19,814	479,814
Chief Financial Officer
Dr. Jeffrey Thatcher	2022	225,000	—		72,500	34,717	332,217
Chief Scientist

____________

(1)      The amounts shown in this column represent the grant date fair values of option awards granted in 2022 as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification Topic 718. See Note 12 to the consolidated financial statements for a discussion of the assumptions used in the calculation of these amounts.

(2)      For Mr. Fan, the amount included in this column consists of $48,392 for his participation as an executive member of our board of directors; $25,896 representing matching contributions to Mr. Fan’s 401(K) plan and $18,516 for health benefits provided to him.

For Mr. Windler, the amount included in this column consists of $19,814 for health benefits provided to him.

For Dr. Thatcher, the amount in this column consists of $13,552 in matching contributions to Dr. Thatcher’s 401(K) plan and $21,165 for health benefits provided to him.

Narrative Disclosure to Summary Compensation Table

Base Salary

We provide each named executive officer with a base salary for the services that the executive officer performs for us. This compensation component constitutes a stable element of compensation while other compensation elements are variable. Base salaries are reviewed annually and may be increased based on the individual performance of the named executive officer, company performance, any change in the executive’s position within our business, the scope of their responsibilities and market data.

Equity Incentive Awards

We previously maintained the Spectral MD Holdings, Ltd. 2018 Long Term Incentive Plan (the “2018 Plan”), which provided for the discretionary grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, incentive bonus awards and other cash-based or stock-based awards to our eligible employees, directors and consultants, including the named executive officers.

In September 2022, we adopted the Spectral MD Holdings, Ltd. 2022 Long Term Incentive Plan (the “2022 Plan”). The 2022 Plan provides for the discretionary grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, incentive bonus awards and other cash-based or stock-based awards to our employees, directors and consultants.

In 2022, we awarded options to key employees (including our named executive officers) for retention, engagement and bonus compensation awards. These awards are designed to align a portion of our named executive officers’ compensation with the interests of our existing stockholders and to build retention value by incentivizing our named executive officers to remain in our service. For information on the grant dates, vesting terms and expiration terms, as applicable, of these equity awards, as well as other outstanding stock options under the 2018 Plan and 2022 Plan. See the Outstanding Equity Awards at 2022 Fiscal Year-End Table.

Health and Retirement Benefits

We provide medical, dental, vision, life insurance and disability benefits to all eligible employees. Our named executive officers are eligible to participate in these benefits on the same basis as all other employees. We maintain a 401(k) savings plan that allows participants, including our named executive officers, to defer cash compensation into the plan up to the maximum annual deferral limit under applicable IRS guidelines. Eligible employees begin to receive benefits on their first day of employment and are fully vested in their salary deferrals. We provide fully vested safe-harbor employer matching contributions equal to 100% of the first 6% of cash compensation deferred into the 401(k) plan by participants for each year.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2022

	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Wensheng Fan(2)	5/1/2019	9,000,000	—	0.10	5/1/2029
	6/25/2020	2,700,000	900,000	0.21	6/25/2030
	6/25/2020	900,000	—	0.21	6/25/2030
	11/20/2020	358,572	—	0.20	11/20/2023
	1/15/2021	3,528,000	1,176,000	0.21	1/15/2031
	10/8/2021	100,000	66,667	0.53	10/8/2031
	2/3/2022	800,000	533,334	0.48	2/3/2032

Nils Windler(3)	12/17/2021	1,000,000	555,556	0.51	12/17/2031

Dr. Jeffrey Thatcher(4)	5/1/2019	6,000,000	—	0.10	5/1/2029
	6/25/2020	2,400,000	800,000	0.21	6/25/2030
	2/3/2022	250,000	166,667	0.48	2/3/2032

____________

(1)      Each of the options granted were incentive stock options and were issued at their then current fair market value.

(2)      The options awarded to Mr. Fan vest in three equal annual installments beginning on the grant date, subject to his continued provision of service to us on each vesting date.

(3)      The option awarded to Mr. Windler vests over approximately 36-months, with 6/36th vesting occurring on the last day of the month following the 180-day anniversary of the commencement of his provision of service to us and thereafter, the remaining unvested options vest in 30 equal tranches on the last day of each calendar month during the continued period of service such that the entire option will be fully vested as of the 36 month anniversary of the date of grant.

(4)      The options awarded to Dr. Thatcher vest in three equal annual installments beginning on the grant date, subject to his continued provision of service to us on each vesting date.

Retirement Benefits, Termination and Change in Control Provisions at December 31, 2022

During fiscal 2022, our executive officers (including our named executive officers) were eligible to participate in our 401(k) plan, as described above under “Spectral Executive Officer and Director Compensation — Health and Retirement Benefits.” There were no other pension or retirement benefits pursuant to any existing plan provided or contributed to by us.

The 2018 Plan provides that upon a “Change in Control” (as defined therein), our remuneration committee may accelerate the vesting of options granted pursuant to the 2018 Plan or make such adjustments to the existing grants as the committee deems appropriate to reflect such Change in Control transaction. Upon a termination of employment of our executive officers, all options granted under the 2018 Plan are required to be exercised within 90 days of termination of such executive’s employment with us or such options will be forfeited and included back in the 2018 Plan.

Non-Employee Director Compensation

In 2022, Spectral paid its non-executive and executive directors cash compensation for their contributions to the operations of the business. The following table provides the compensation amounts for each executive and non-executive member of the Board of Directors for 2022:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Martin Mellish	92,098			92,098
Gerry Beaney	79,816			79,816
Richard Cotton	79,816			79,816
Cynthia Cai	79,816			79,816
Erich Spangenberg	37,021			37,021

____________

(1)      Mr. Spangenberg resigned from the Board of Directors effective as of October 31, 2022.

Executive Officer and Director Compensation Arrangements to be Adopted in Connection with the Business Combination

Equity

In connection with the Business Combination, the equity-based awards for Spectral’s named executive officers will be treated in accordance with the terms of the Business Combination Agreement and converted into equity-based awards that settle in shares of the Combined Company’s common stock. For a description of such treatment, see “The Business Combination Agreement — Merger Consideration; Treatment of Spectral Equity Awards.”

RCLF and Spectral have waived the requirement in the Business Combination Agreement that RCLF approve and adopt the Equity Incentive Plan to be effective in connection with the Business Combination. Instead, the Combined Company will seek to approve and adopt a new equity incentive plan at its first annual meeting following the Business Combination, pursuant to the terms of the Business Combination Agreement, which shall provide for an aggregate share reserve thereunder equal to (a) such number of shares of RCLF common stock sufficient to satisfy all Spectral Options plus (b) no more than 15% of RCLF’s fully-diluted outstanding stock immediately after the Business Combination. The Equity Incentive Plan shall also include a customary 5% evergreen provision.

Employment Arrangements

The Combined Company is expected to enter into employment agreements (the “Executive Employment Agreements”) with each of Wensheng Fan, Nils Windler and Dr. Niko Pagoloutus, which are expected to govern certain terms and conditions of such executive officers’ employment as executive officers of the Combined Company following the Business Combination. The Executive Employment Agreements are expected to provide for base salary, eligibility to receive an annual bonus, eligibility to receive certain severance benefits upon involuntary terminations of employment, as well as customary confidentiality, assignment of intellectual property provisions, and certain restrictive covenants, including post-employment non-solicitation provisions.

Non-Employee Director Compensation

The Combined Company’s Board expects to review director compensation periodically to ensure that director compensation remains competitive such that the Combined Company is able to recruit and retain qualified directors. Upon the consummation of the Business Combination, the Combined Company will adopt a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling the Combined Company to attract, retain, incentivize and reward directors who contribute to the long-term success of the Combined Company.

THE BUSINESS COMBINATION

The following is a discussion of the Business Combination and some of the material terms of the Business Combination Agreement among RCLF, Merger Sub I, Merger Sub II, and Spectral. You are urged to read the Business Combination Agreement carefully and in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Business Combination that is important to you. This section is not intended to provide you with any factual information about RCLF or Spectral. Such information can be found elsewhere in this proxy statement/prospectus.

Terms of the Business Combination

Transaction Structure

RCLF’s and Spectral’s boards of directors have approved the Business Combination Agreement. The Business Combination Agreement provides for the merger of Merger Sub I with and into Spectral, with Spectral surviving the First Merger as a wholly owned subsidiary of RCLF and, immediately following the First Merger, the merger of Spectral into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of RCLF.

Merger Consideration; Conversion of Shares

As part of the Business Combination, Spectral stockholders (including holders of Spectral Awards) will receive (or have reserved for issuance pursuant to New Awards) 17,000,000 newly issued (or reserved for issuance pursuant to New Awards) shares of RCLF common stock at an assumed value of $10.00 per share. Assuming a value of $10.00 per share of RCLF common stock, which is the price at which RCLF completed its IPO in February of 2021, the aggregate merger consideration implies an aggregate equity value for Spectral of approximately $170 million.

At the First Effective Time, each share of Spectral common stock issued and outstanding immediately prior to the First Effective Time (excluding shares issued and outstanding immediately prior to the First Effective Time held by a Spectral stockholder who has not voted in favor of adoption of the Business Combination Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such shares (the “dissenting shares”) and any shares of Spectral common stock subject to Spectral Awards) will be canceled and converted into the right to receive a pro rata portion of the Aggregate Transaction Consideration.

In addition, each Spectral Stock Option that is outstanding immediately prior to the First Effective Time, whether or not then vested, and each Spectral Warrant will, by virtue of the First Merger and without any action on the part of any holder, be converted into a New Option or New Warrant, as applicable, upon substantially the same terms and conditions as are in effect with respect to such Spectral Option or Spectral Warrant, as applicable, immediately prior to the First Effective Time, including with respect to vesting and termination-related provisions, except that (i) such New Option or New Warrant will provide the right to purchase that whole number of shares of RCLF common stock (rounded down to the nearest whole share) equal to the number of shares of Spectral common stock subject to such Spectral Option or Spectral Warrant, as applicable, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such New Option or New Warrant will be equal to the exercise price per share of such Spectral Option or Spectral Warrant, as applicable, in effect immediately prior to the First Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of any such Spectral Options that are “incentive stock options” (within the meaning of Section 422 of the Code) will be made in a manner that is intended to be consistent with Treasury Regulations Section 1.424-1, and the conversion of all Spectral Options will be made in a manner, such that such conversion will not constitute a “modification” of such Spectral Options for purposes of Section 409A or Section 424 of the Code, as applicable.

Each Spectral RSU (whether to be settled in cash or shares) that is outstanding immediately prior to the First Effective Time will, by virtue of the First Merger and without any action on the part of any holder, be converted into the right to receive a New RSU with substantially the same terms and conditions as were applicable to such Spectral RSU immediately prior to the First Effective Time (including with respect to vesting and termination-related provisions), except that such New RSU shall relate to such number of shares of RCLF common stock as is equal to the product of (i) the number of shares of Spectral common stock subject to such Spectral RSU immediately prior to the First Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

The total percentage of shares of RCLF common stock expected to be held by holders of Spectral common stock upon the Closing is approximately 92.7%. This level of ownership interest assumes: (a) no RCLF public stockholder exercises redemption rights with respect to such stockholders’ shares for a pro rata portion of the funds in RCLF’s trust account, (b) no shares are issued pursuant to the Equity Incentive Plan, (c) forfeiture of all of the Private Placement Warrants and no exercise of Public Warrants, (d) no shares are issued pursuant to the potential Private Placement, (e) the Sponsor and the other Initial Stockholders retain an initial amount of 880,000 Founder Shares, (f) all New Options for shares of the Combined Company common stock are vested and exercised, (g) all New Warrants for shares of the Combined Company common stock are vested and exercised and (h) all New RSUs for shares of the Combined Company stock are vested and issued in respect thereof.

Background of the Business Combination

RCLF is a blank check company incorporated as a Delaware corporation on November 17, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of an extensive search for a potential transaction using the network and experience of RCLF’s management team and the RCLF Board. The terms of the Business Combination Agreement were the result of extensive negotiations between RCLF and Spectral (and their respective affiliates). The following is a brief description of the background of these negotiations, the Business Combination and the related transactions.

On February 17, 2021, RCLF completed its initial public offering of 25,300,000 Units, including the issuance of 3,300,000 Units as a result of the underwriter’s exercise in full of its option to purchase additional Units. Each Unit consisted of one share of RCLF Class A common stock and one-third of one redeemable RCLF Public Warrant. Each whole RCLF Public Warrant entitles the holder thereof to purchase one share of RCLF Class A common stock for $11.50 per share, subject to adjustment. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to RCLF of $253,000,000. Substantially concurrently with the closing of the RCLF IPO, RCLF completed the private sale of 4,706,667 RCLF Private Warrants to the Sponsor at a purchase price of $1.50 per RCLF Private Warrant, generating gross proceeds to RCLF of $7,060,000. A total amount of $253,000,000, comprised of proceeds from the RCLF IPO and the sale of the RCLF Private Warrants was placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee.

Prior to the consummation of the RCLF IPO, neither RCLF, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with RCLF.

After the closing of the RCLF IPO, RCLF assessed and analyzed multiple prospective business combination targets and opportunities, based on long-term growth prospects, strong management team, high barriers to entry, opportunities for consolidation, strong recurring revenues, sustainable operating margins and attractive free cash flow characteristics, among other factors. The foregoing criteria were not exhaustive. Any evaluation relating to the merits of a particular business combination was based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that RCLF’s management and the RCLF Board deemed relevant. Representatives of RCLF were contacted by or initiated contact with multiple companies, both directly and through investment banks and other advisors, with a focus on high growth technology and tech-enabled businesses domestically in industries that are being disrupted by advances in technology and on technology paradigms.

Between the date of the closing of the RCLF IPO and the date RCLF entered into a term sheet with its former business combination target, GT Gettaxi Limited (“Gett”), RCLF developed a comprehensive database with more than 80 potential targets. In this period, RCLF engaged with more than 60 potential targets, entered into non-disclosure agreements and held management meetings with approximately 40 of those potential targets, and identified four of those potential targets as meeting the criteria set forth above. RCLF performed material financial and industry due diligence and held meetings with the management teams of each of these four targets from February 17, 2021 through July 2021, and submitted non-binding initial indications of interest or had substantive discussions on valuation with each such target or its advisors.

RCLF engaged in varying levels of discussions, evaluations, analyses and negotiations with these potential business combination targets, based on, among other factors, interest from and access granted by each target, RCLF’s beliefs as to which targets could best satisfy RCLF’s key criteria (as discussed in the section entitled “Proposal No. 1 — The Business Combination Proposal — RCLF’s Board’s Reasons for the Business Combination”) for a business combination target, the receptivity of, or preparedness of, each target with respect to a business combination and the terms on which each target was willing to consider a potential business combination. These discussions, evaluations, analyses and negotiations centered on each target’s business (including its existing and potential product or service offerings), technology, historical and projected future performance (as well as other financial information and growth opportunities), the management team (as well as their respective ability to lead a public company) and competitive positioning, among other things.

RCLF did not proceed to signing a letter of intent and exclusivity agreement with such opportunities (other than Gett) for various reasons, including RCLF’s concerns over valuation of the opportunity, the perceived strength of the opportunity’s business model or because, based on RCLF’s diligence experience evaluating investment opportunities, such opportunity did not meet RCLF’s criteria for transacting. On July 14, 2021, RCLF and Gett executed a letter of intent for a proposed business combination between the parties.

On November 9, 2021, RCLF, Gett, GT Gettaxi ListCo, GT Gettaxi SPV, GT Gettaxi Merger Sub 1, Gett Merger Sub, Inc. and Dooboo Holding Limited, executed a business combination agreement. On March 11, 2022, RCLF and Gett entered into a Termination Agreement pursuant to which RCLF and Gett mutually agreed to terminate the business combination transaction, with no further liability to any party thereto.

Following the termination, between March 11, 2022 and the date RCLF entered into a term sheet with Spectral, representatives of RCLF considered, evaluated, reviewed, and/or had discussions with approximately 14 additional potential acquisition targets (including Spectral), none of which were among the 80 originally considered potential targets. These additional potential acquisition targets were selected by RCLF’s management using RCLF’s key criteria. RCLF had initial management meetings with approximately 14 potential acquisition targets (including Spectral), and non-disclosure agreements were executed with approximately nine additional companies (excluding Spectral).

The 9 companies with which RCLF entered into non-disclosure agreements (other than Spectral) generally included companies in involved in the following industries: aviation, medical technologies, health & fitness, crypto mining, electric motorcycles, helium mining, home building, amusement parks, cloud services and data storage. The estimated valuations of each of these 9 companies ranged from $220 million to $1 billion.

RCLF ultimately determined to pursue the potential business combination with Spectral and to abandon other potential business combination opportunities that it had explored because of, among other things: (i) the fact that the other business combination targets did not meet enough of RCLF’s key criteria for a business combination target, (ii) RCLF’s directors’ and officers’ belief that Spectral met many of its key criteria in a target, (iii) the level of engagement by, and advanced negotiations and discussions with, Spectral as compared to the other potential business combination targets and (iv) Spectral’s preparedness and willingness to devote appropriate resources to negotiating and executing definitive agreements and to consummate the Business Combination (including that Spectral was already a public company).

After negotiations with the various parties, additional due diligence, it was ultimately determined not to pursue a transaction with the other parties. Valuation, interest and engagement in consummation of a deSPAC transaction and public company and merger process readiness were primary drivers in most cases.

On December 21, 2022, RCLF held a special meeting (the “Special Meeting”) at which holders of 23,687,416 shares, comprised of RCLF Class A Common Stock and RCLF Class B Common Stock were present in person or by proxy, representing approximately 74.90% of the 31,625,000 outstanding shares of RCLF Common Stock entitled to vote at the Special Meeting, as of 5:00 p.m., Eastern Time, on November 25, 2022, which was the record date for the Special Meeting. In connection with the Special Meeting, RCLF stockholders approved (A) the proposal to amend RCLF’s amended and restated certificate of incorporation to extend the date by which RCLF must either (i) consummate the initial Business Combination, or (ii) cease its operations, except for the purpose of winding up if it fails to complete such initial Business Combination, and redeem all of the shares of Class A common stock, and all of the shares of Class B common stock, included as part of the units sold in RCLF’s initial public offering that was consummated on February 17, 2021, from February 17, 2023 to February 17, 2024 and (B) the proposal to amend the amended and restated certificate of incorporation to eliminate the limitation that RCLF may not redeem public shares to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended) of less than $5,000,001 (the “Redemption Limitation”) in order to allow RCLF to redeem shares of Class A common stock irrespective of whether such redemption would exceed the Redemption Limitation.

In connection with the Special Meeting, RCLF stockholders elected to redeem an aggregate of 24,841,284 shares of Class A Common Stock, representing approximately 98.2% of the issued and outstanding shares of Class A Common Stock.

On February 13, 2023, Cantor Fitzgerald & Co. (“Cantor”) approached RCLF to begin to discuss the terms of a potential business combination including the total amount of RCLF expenses accrued to date that would be assumed by the Combined Company in the Transaction. Cantor approached the RCLF Board on behalf of Spectral and did not conduct financial diligence on any potential acquisition targets. BTIG assisted the RCLF Board with identifying potential acquisition targets throughout its search, but did not conduct financial diligence on any potential acquisition targets.

On February 13, 2023, RCLF’s management team notified the RCLF Board that management was considering Spectral for a potential business combination opportunity.

On February 16, 2023, RCLF and Spectral entered into a non-disclosure agreement with respect to a proposed Business Combination.

On February 17, 2023, RCLF’s management team held a virtual meeting with Spectral’s management team to discuss the Spectral business, certain due diligence matters, and negotiate preliminary, non-binding terms of the potential business combination.

On February 19, 2023, RCLF management received access to Spectral’s data room.

From February 13, 2023 through April 10, 2023, RCLF’s management team provided the RCLF Board with regular updates regarding the proposed business combination with Spectral, including the status of negotiations between the parties and the proposed terms of the definitive documentation related thereto.

On February 19, 2023, Spectral’s management team sent RCLF a proposed non-binding letter of intent, which included the framework for a potential business combination. The non-binding letter of intent indicated a pre-money equity valuation of $170 million. The non-binding letter of intent also contemplated (i) certain forfeitures of RCLF common stock held by Sponsor depending on the amount of proceeds raised in the proposed transaction and a forfeiture of all private placement warrants, (ii) a concurrent private placement investment in RCLF by third party investors, (iii) that the Combined Company securities received by the Sponsor, certain significant Spectral equityholders and executive officers of the Combined Company in connection with the proposed business combination would be subject to a lock-up not to exceed 180 days following closing of the business combination, and (iv) that the Combined Company Board at Closing would consist of seven members, consisting of six directors designated by Spectral at or prior to the closing of the proposed business combination and one director designated by RCLF at or prior to the closing of the proposed business combination.

On February 22, 2023, RCLF management finalized a preliminary valuation assessment of Spectral based on RCLF management’s analysis of certain preliminary due diligence and projected financial information, as provided by Spectral’s management, RCLF management’s further analysis of Spectral’s business model and technology, the Spectral valuation information provided by Spectral, other materials provided by Spectral’s management, and analysis of comparable companies in certain industries, including within the Healthcare AI, Medical Devices, Healthcare Equipment & Diagnostics verticals. RCLF and Spectral also discussed events that may materially negatively affect Spectral’s prospects or its financial projections for future performance of the business, including if the following assumptions fail to materialize: (i) continued procurement of funding by the U.S. federal government of the current BARDA Burn II contract, (ii) regulatory approval of Spectral’s DeepView System by UK regulators, (iii) the successful launch and commercialization of the DeepView System for DFU indications in 2023 and (iv) the consistent reimbursement rate, timing and expense allocations relating to the BARDA Burn II contract. See the section entitled “Summary of RCLF Financial Analysis.”

On February 23, 2023, RCLF and Skadden provided comments on the non-binding letter of intent to Spectral management, indicating a pre-money equity value of $170 million and contemplating, among other things, (i) mutual agreement between the parties with respect to the terms of the potential Private Placement, (ii) that the post-closing equity compensation plan award pool is subject to adjustment based on benchmarking against public companies by an independent consultant, and (iii) certain modifications to the conditions of the parties to close the business combination.

On March 3, 2023, Spectral and counsel to Spectral, Reed Smith LLP (“Reed Smith’), provided comments on the non-binding letter of intent to Spectral management including certain modifications to the conditions of the parties to close the business combination and an express expense cap of $3 million on RCLF expenses stating that if certain RCLF expenses exceed $3.0 million, then either: (1) the Sponsor Shares will be reduced by such amount exceeding the expense cap by two Sponsor Shares for every ten dollars ($10.00) above the expense cap, or (2) the Sponsor will invest an amount equal to the excess above the expense cap in a potential Private Placement. On March 6, 2023, Skadden, Reed Smith, RCLF management and Spectral management held a call to discuss open points on the non-binding letter of intent and the process for drafting the definitive agreements. On March 7, 2023, Skadden shared a revised non-binding letter of intent contemplating, among other things, further modifications to the conditions of the parties to close the business combination, treatment of the Sponsor Shares and the RCLF Expense Cap.

On March 8, 2023, Michael P. Murphy, the Chief Executive Officer of RCLF, on behalf of RCLF, and Wensheng Fan, the Chief Executive Officer of Spectral, on behalf of Spectral, executed the agreed upon final form of the non-binding letter of intent (the “LOI”) reflecting the parties’ conversations regarding a potential business combination transaction (subject to due diligence and negotiation of definitive agreements) involving RCLF and Spectral, which reflected a pre-money equity value for Spectral of $170 million and, among other things; provided that:

•        the total consideration provided to or for the benefit of Spectral or Spectral equityholders in connection with the business combination would consist of 17,000,000 shares of RCLF common stock as of the closing of the Business Combination and at least 750,000 shares of RCLF common stock would be retained by Sponsor, subject to adjustment based on RCLF Closing Cash and any excess RCLF expenses over the RCLF Expense Cap;

•        the Sponsor will surrender and forfeit to RCLF the Private Placement Warrants;

•        An expense cap of $3 million on RCLF expenses stating that if certain RCLF expenses exceed $3.0 million, then either: (1) the Sponsor Shares will be reduced by such amount exceeding the expense cap by two Sponsor Shares for every ten dollars ($10.00) above the expense cap, or (2) the Sponsor will invest an amount equal to the excess above the expense cap in a potential Private Placement equal to two shares for every $10;

•        Sponsor will forfeit a certain amount of Sponsor Shares corresponding to certain monetary thresholds of the amounts raised in the transactions — if the Parent Closing Cash is (i) less than $10 million, the Sponsor will forfeit and surrender a number of shares of RCLF common stock such that the Sponsor holds 750,000 shares of the Combined Company common stock; (ii) greater than or equal to $10 million, but less than $20 million, the Sponsor will forfeit and surrender a number of shares of RCLF common stock such that the Sponsor holds 1,000,000 shares of the Combined Company common stock; (iii) greater than $20 million, but less than $30 million, the Sponsor will forfeit and surrender a number of shares of RCLF common stock such that the Sponsor holds 1,250,000 shares of the Combined Company common stock; or (iv) greater than $30 million, the Sponsor will forfeit and surrender a number of RCLF common stock such that the Sponsor holds 1,500,000 shares of the Combined Company common stock;

•        the closing of the proposed business combination would be conditioned on customary closing conditions, including (i) expiration of any waiting periods under HSR or applicable antitrust laws and the receipt of regulatory approvals, (ii) approval by RCLF’s stockholders of the proposed business combination and related matters, (iii) no material adverse effect having occurred with respect to Spectral, (iv) the execution of all related agreements (v) either (x) RCLF shall not have been delisted from Nasdaq or (y) satisfaction of applicable listing standards of Nasdaq, (vi) a customary bring-down at the closing of representations and warranties of the parties (subject to a materiality and material adverse effect standards), (vii) compliance by the parties with covenants under the definitive agreement relating to the proposed business combination in all material respects and (viii) Spectral shall have obtained the necessary approvals to delist from AIM;

•        subject to certain limited exceptions, all consideration to be issued to the certain Spectral stockholders and shares of the Combined Company held by Sponsor would be subject to a lock-up of 180 days from the closing of the business combination. Any lock-up of the Spectral equityholders or executive officers of the Combined Company in the proposed business combination would be determined by Spectral and RCLF before signing the Business Combination Agreement, it being understood that such lock-up should not exceed 180 days and that Spectral can limit such lock-up to equityholders who own 10% or more of Spectral’s outstanding common stock;

•        prior to execution of the definitive agreements relating to the proposed business combination agreement, the mutual agreement by the parties to a post-closing equity compensation plan, which would include an unallocated reserve and an “evergreen” provision with a specified percentage;

•        the Combined Company Board at Closing would consist of six members, with a number of independent directors consistent with Nasdaq requirements, consisting of (i) five directors designated by Spectral at or prior to the closing of the proposed business combination and (ii) one director designated by RCLF at or prior to the closing of the proposed business combination; and

•        subject to customary terms and conditions, Spectral equityholders and the Sponsor would be entitled to mutually agreeable demand registration rights.

Pursuant to the LOI, each of RCLF and Spectral agreed to be subject to an exclusivity period from the date of the LOI until April 7, 2023 (such period, as applicable, the “Exclusivity Period”). During the Exclusivity Period, each of RCLF, on the one hand, and Spectral, on the other hand, would not and would cause its representatives acting on its behalf not to, directly or indirectly, (i) solicit or initiate any inquiry, indication of interest, proposal or offer from any third party, relating to a competing transaction, (ii) participate in any discussions or negotiations with any third party, regarding, or furnish or make available to such third party, any information with respect to a competing transaction or (iii) enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with any third party, relating to a competing transaction.

On March 10, 2023, representatives of Reed Smith, on behalf of Spectral, emailed to representatives of Skadden, on behalf of RCLF, an initial draft of the Business Combination Agreement based on the terms of the LOI, as updated by subsequent discussions. The final documentation, including with respect to transaction structure, mechanics relating to the treatment in the Business Combination of certain of Spectral’s outstanding securities, restrictions on the conduct of RCLF’s and Spectral’s respective businesses between signing and closing, the treatment of expenses and the expense cap, mechanics with respect to the AIM delisting and Spectral’s stockholder approval, representations and warranties by each of the parties, certain conditions to closing and termination rights of the parties, and certain other terms and conditions, the details of which were not fully addressed in the LOI, required additional negotiation by the parties.

Between March 10, 2023 and April 10, 2023, representatives of each of RCLF, Spectral, Skadden and Reed Smith met telephonically and exchanged emails and revised drafts of the Business Combination Agreement and various other agreements contemplated by the Business Combination Agreement. The principal terms negotiated included, among other things: (a) the structure of the proposed business combination and the tax implications on equityholders of RCLF and Spectral as a result thereof, (b) the restrictions on the operation of Spectral’s business following execution of the Business Combination Agreement and the closing of the proposed business combination, (c) the timing and terms of the potential Private Placement, (d) the treatment of Spectral’s outstanding options and RSUs, (e) the total amount of the expense cap and which expenses were to be included, (f) the price for which Sponsor would receive credit for forfeiture of Sponsor Shares or investment in the potential Private Placement in the event the expenses exceeded the expense cap, (g) the conditions of the parties to close the proposed business combination, including the bringdown materiality standard, and the related ability of the parties to terminate the Business Combination Agreement in connection therewith, (h) the timing and approval process for the Equity Incentive Plan, and (i) the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement and the related ancillary documents. The parties agreed in the course of negotiations that the potential Private Placement (if any) would occur as an investment into Spectral in the period between signing and closing of the Business Combination.

On March 20, 2023, representatives of Skadden were provided with access to a virtual data room of Spectral and began conducting a legal due diligence review of certain of the materials contained therein, including information and documents relating to governance matters (including the organizational documents of Spectral), capitalization, financing history, third party arrangements, intellectual property owned or used by Spectral, real property, employee compensation and benefits, environmental matters, labor and employment matters and other regulatory and compliance matters. Skadden continued its due diligence assessment through April 10, 2023, during which time representatives of RCLF, Spectral, Skadden and Reed Smith held additional discussions and email exchanges regarding follow-up questions and requests arising from matters arising over the course of RCLF’s and its representatives’ respective review of Spectral’s responses to due diligence requests and the other due diligence materials provided in the virtual data room or via email, including pursuant to conference calls held among representatives of RCLF, Spectral, Skadden and Reed Smith.

On March 20, 2023, representatives of Reed Smith, on behalf of Spectral, emailed to representatives of Skadden, on behalf of RCLF, an initial draft of a Sponsor Letter Agreement, to be entered into by Spectral, RCLF and the Sponsor, pursuant to which, among other things, the Sponsor would agree to (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) waive its redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the consummation of the Business Combination, (iii) waive any anti-dilution adjustment to the conversion ratio of outstanding shares of RCLF Class B common stock held by such persons, (iv) forfeit a certain number of shares of RCLF common stock held by Sponsor or invest in the potential Private Placement in the event the RCLF expenses exceed a certain agreed upon amount (which was negotiated), (v) forfeit all Private Placement Warrants and (vi) forfeit a number of shares of RCLF common stock held by Sponsor depending on the amount of RCLF Closing Cash such that Sponsor holds 750,000 shares of RCLF common stock at a minimum and 1,500,000 shares of RCLF common stock at a maximum (not including any forfeiture or investment pursuant to clause (iv)). Over the course of the following three weeks, the parties continued to negotiate the terms of the Sponsor Letter Agreement, including the total amount of the expense cap and which expenses were to be included. During this time, the parties exchanged multiple drafts before agreeing upon a final form of the Sponsor Letter Agreement, which was executed by the parties thereto on April 11, 2023.

On March 22, 2023, representatives of Skadden, on behalf of RCLF, emailed to representatives of Reed Smith, on behalf of Spectral, an initial draft of the form of Amended and Restated Registration Rights & Lock-Up Agreement, pursuant to which the Combined Company will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain Combined Company securities. Additionally, the Amended and Restated Registration Rights & Lock-Up Agreement contains certain restrictions on transfer with respect to shares of the Combined Company common stock and any other equity securities convertible into or exercisable or exchangeable for shares of the Combined Company common stock immediately following the Closing (other than any shares purchased in the public market) held by Sponsor and certain stockholders of Spectral. Such restrictions begin at the Closing and end on the date that is 180 days after Closing (subject to certain customary exceptions). Multiple drafts of the Amended and Restated Registration Rights & Lock-Up Agreement were exchanged prior to the finalization of the agreed form thereof on April 11, 2023. See “Business Combination Proposal — Related Agreements — Registration Rights Agreement” for additional information.

On March 27, 2023, representatives of Skadden and Reed Smith held a “kick-off” call to discuss certain process matters regarding completing due diligence, preparation of definitive transaction documents and related work streams, including the anticipated timeline for announcing a business combination.

On March 29, 2023, Spectral management team shared a presentation with RCLF’s management team.

Throughout March and April 2023, RCLF, Spectral and their respective advisers engaged in various business and commercial due diligence meetings. These included sessions involving RCLF and its advisers with Spectral executives to discuss corporate matters, research and development, business development plans, financial model and associated assumptions, human resources, market sizing, and unit economics, among other customary due diligence topics. RCLF and its advisers also engaged in a virtual due diligence meeting and interview with Spectral’s general counsel. In these meetings, RCLF and its advisers inquired about their respective relationships and interactions with Spectral, their view on the business, executive leadership, technology, intellectual property and commercial viability of Spectral.

On April 4, 2023, representatives of Spectral and Reed Smith held a due diligence call with representatives of Skadden covering due diligence questions and requests.

On April 5, 2023, representatives of Reed Smith, on behalf of Spectral, emailed to representatives of Skadden, on behalf of RCLF, an initial draft of the Stockholder Support Agreement, to be entered into by RCLF, Spectral and certain specified equityholders of Spectral, pursuant to which, among other things, such equityholders would agree to vote their covered Spectral capital stock in favor of adopting the Business Combination Agreement and related agreements and approving the proposed business combination (including the delisting from AIM and related Spectral charter amendment), pursuant to the terms and subject to the conditions set forth therein. Over the course of the following week, the parties continued to negotiate the terms of the Stockholder Support Agreement, exchanging multiple drafts before agreeing upon a final form of the Stockholder Support Agreement, which was executed by the parties thereto on April 11, 2023.

On April 5, 2023, representatives of Reed Smith, on behalf of Spectral, emailed to representatives of Skadden, on behalf of RCLF, an initial draft of proposed Second Amended and Restated Certificate of Incorporation and Bylaws for the Combined Company to be adopted by the Combined Company in connection with the consummation of the proposed business combination, the terms of which the parties continued to negotiate over the following week. The parties exchanged multiple drafts prior to the execution of the Business Combination Agreement on April 11, 2023, to which the agreed forms of the Second Amended and Restated Certificate of Incorporation and Bylaws of the Combined Company were attached as exhibits.

On April 5, 2023, the RCLF Board held a virtual meeting, at which members of RCLF management and representatives of Skadden were present. Mr. Murphy first provided an update on the status of the proposed business combination, as well as an overview of Spectral and its business. Representatives of Skadden reviewed with the members of the RCLF Board their fiduciary duties under applicable law in connection with the Business Combination and provided an overview to the RCLF Board of the key terms of the Business Combination Agreement and the other agreements related thereto.

On April 10, 2023, the RCLF Board held another virtual meeting, at which members of RCLF management and representatives of Skadden were present. Mr. Murphy and representatives of Skadden provided a further update on the status of the proposed business combination and the agreements related thereto since the last RCLF Board meeting. Based on further due diligence on Spectral, the equity valuation remained at $170 million, consistent with the LOI, and the enterprise value was calculated to be approximately $153.4 million. The RCLF Board’s view of Spectral’s enterprise value was based on, among other things, projected financial information, as provided by Spectral’s management (see “The Business Combination — Certain Projected Information”), and analysis of comparable companies (see “The Business Combination — Summary of RCLF Financial Analysis”). The RCLF Board and the independent directors thereof then unanimously approved and declared advisable the Business Combination Agreement and the other agreements related thereto, and the transaction contemplated thereby, including the Business Combination, fair to, advisable and in the best interests of RCLF and its stockholders and authorized the execution of such agreements by the officers of RCLF. The RCLF Board and the independent directors thereof further resolved to submit the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, to RCLF’s stockholders for approval at a special meeting of RCLF’s stockholders and recommended that RCLF’s stockholders adopt and approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, at such meeting.

On April 10, 2023, the parties finalized the transaction documents (or forms thereof) and the exhibits and schedules thereto with respect to the proposed business combination based on the terms agreed upon by the parties and approved by their respective boards of directors, including the Business Combination Agreement, the Sponsor Letter Agreement and the Stockholder Support Agreement.

On April 11, 2023, RCLF, Spectral, Merger Sub I and Merger Sub II executed the Business Combination Agreement. Concurrent with the execution of the Business Combination Agreement, the parties, as applicable, also entered into the Sponsor Letter Agreement and the Stockholder Support Agreement, with the other parties thereto. See “Business Combination Proposal — Related Agreements” for additional information.

On April 11, 2023, RCLF and Spectral issued a joint press release announcing the execution of the Business Combination Agreement. RCLF concurrently filed a Current Report on Form 8-K including the press release.

Summary of RCLF Financial Analysis

The following is a summary of the material financial analyses prepared by RCLF management and reviewed by the RCLF Board in connection with the valuation of Spectral and approval of the Business Combination Agreement and transactions contemplated thereby. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by RCLF nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by the RCLF Board. RCLF may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be RCLF’s view of the actual value of Spectral.

In performing analyses, the representatives of RCLF made numerous material assumptions with respect to, among other things, continued procurement of funding by the U.S. federal government of the current BARDA Burn II contract, regulatory approval of Spectral’s DeepView System by UK regulators, the successful launch and commercialization of the DeepView System for DFU indications in 2023 and the consistent reimbursement rate, timing and expense allocations relating to the BARDA Burn II contract, many of which are beyond the control of RCLF, Spectral or any other parties to the Business Combination. None of Spectral, RCLF, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Spectral do not purport to be appraisals or reflect the prices at which Spectral shares may actually be valued. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty.

RCLF management reviewed certain financial information of Spectral and compared it to certain publicly-traded companies selected based on the experience and the professional judgment of RCLF’s management team (the “Peer Group”).

RCLF considered certain financial and operating information for Healthcare AI, Medical Devices, and Healthcare Equipment & Diagnostics verticals. The selected companies were: Butterfly Network, Inc. (Symbol: BFLY), Medtronic PLC (Symbol: MDT), Lantheus Holdings, Inc. (Symbol: LNTH), Outset Medical, Inc. (Symbol: OM), Semler Scientific, Inc. (Symbol: SMLR), Penumbra, Inc. (Symbol: PEN), iRythm Technologies, Inc. (Symbol: IRTC), Angiodynamics, Inc. (Symbol: ANGO), Bionano Genomics, Inc. (Symbol: BNGO), ShockWave Medical, Inc. (Symbol: SWAV) and RxSight, Inc. (Symbol: RXST).

Each of the Peer Group was included in the analyses prepared by the RCLF management, and none of the Peer Group has characteristics identical to Spectral. The Peer Group members were selected because they have a combination of comparable technologies and processes, among other attributes. An analysis of selected publicly traded companies is not purely quantitative; rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed. RCLF made qualitative judgments, based on the experience and professional judgment of its management team, concerning differences between the operational, business and/or financial characteristics of Spectral and the selected companies to provide a context in which to consider the results of the quantitative analyses.

		FY2023E Revenue (in thousands)	Enterprise Value (in millions)
Butterfly Network, Inc.	BFLY	$89,967	$259.5
Medtronic PLC	MDT	$32,441,241	$130720.0
Lantheus Holdings, Inc.	LNTH	$1,039,300	$4050.0
Outset Medical, Inc.	OM	$202,454	$1060.0
Semler Scientific, Inc.	SMLR	$61,000	$116.1
Penumbra, Inc.	PEN	$1,0002,973	$10090.0
iRythm Technologies, Inc.	IRTC	$484,624	$3290.0
Angiodynamics, Inc.	ANGO	$369,695	$531.0
Bionano Genomics, Inc.	BNGO	$44,640	$284.5
ShockWave Medical, Inc.	SWAV	$671,851	$7010.0
RxSight, Inc.	RXST	$77,139	$369.4

The analysis of publicly available Peer Group information resulted in (i) an average enterprise value multiple of 5.26x estimated 2023 revenue (the “the Comparable Company Multiple”). Based on the Comparable Company Multiple and RCLF management’s analysis of due diligence, projected financial information as provided by Spectral’s management, Spectral’s business model and technology, the Spectral valuation information provided by Spectral, other materials provided by Spectral’s management, an analysis of a comparable SPAC transaction, and other factors, the RCLF management determined to proceed with the $170 million equity value figure proposed in the LOI. No comparable companies that met the appropriate criteria in the view of RCLF management were excluded.

Recommendation of the RCLF Board of Directors and Reasons for the Business Combination

The RCLF Board’s Reasons for the Approval of the Business Combination

The RCLF Board, in evaluating the transaction with Spectral, consulted with its legal counsel, accounting and other advisors. Skadden conducted the legal due diligence of Spectral, in its capacity as legal counsel to RCLF. In reaching its conclusion (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of RCLF and its stockholders and (ii) to recommend that the stockholders of RCLF adopt the Business Combination Agreement and approve the Business Combination, the RCLF Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the RCLF Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The RCLF Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of RCLF’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Business Combination, the RCLF Board considered the potential benefits of, but ultimately determined not to obtain, a fairness opinion. The members of RCLF’s management team and the RCLF Board believe that they are well-qualified to evaluate the transaction with Spectral. They have significant transactional experience, including in the biotechnology, research and technology industries. As such, the members of the RCLF Board and management team believe that they are qualified to conduct and analyze the due diligence required to identify a business combination partner. See the section titled “Information About RCLF — Management” for additional information regarding the experience of the RCLF Board and management team.

The RCLF Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Proprietary Technology with Significant Potential Market.    Spectral, with its AI enabled FDA BDD DeepView platform, uses proprietary AI to assess if a wound will heal and to better inform healthcare providers on next-step treatment protocols. The RCLF Board believes that Spectral’s current and future technology and products are well-positioned to access the multibillion-dollar total addressable market of wound healing diagnostics. Spectral is also expanding the AI technology platform into DFU and other indications, which the RCLF Board believes is another opportunity to leverage Spectral’s technology and expand its solutions to address critical needs.

•        Significant U.S. Government Support.    Spectral has received over $125 million of non-dilutive government contracts from multiple federal agencies to develop its DeepView technology for burn wound healing assessment, including under the U.S. federal mass casualty countermeasures program. The RCLF Board believes that this can provide Spectral with a strong foundation for the development of additional pipeline clinical applications.

•        Substantial Pipeline of Clinical Applications.    Initially targeting burn wounds and DFU, Spectral sees additional indication opportunities. Spectral has already received U.S. government funding for the development of its DeepView SnapShot M, a fully handheld, portable device for use in combat, military and home health care uses. It is also expanding the indication usage of its DeepView System to incorporate a wound and burn measurement diagnostic tool for clinicians in concert with BARDA. The RCLF Board believes Spectral will leverage its technologies and proprietary processes to expand its pipeline and continue finding solutions to address unmet needs.

•        Significant Barriers to Entry.    Spectral’s AI model is trained and tested against a growing proprietary and clinically validated database of approximately 263 billion pixels of DFU and burn data only available to DeepView™ users, developed over more than eight years of clinical studies across the U.S. and Europe. The RCLF Board believes this is a significant barrier to entry for potential competitors and reflects the depth and utility of Spectral’s IP portfolio.

•        Experienced Proven Leadership.    Spectral is led by founder and CEO Wensheng Fan, along with a leadership team with significant medical, artificial intelligence, data analytics and manufacturing experience. The RCLF Board believes this background provides a strong foundation for governmental and commercial success.

•        Commercialization Potential.    Spectral is nearing commercialization for DeepView™ with planned FDA, CE and UKCA submissions for burn and DFU indications. Submission for UKCA Mark is anticipated for burn in 2023 and DFU in 2024, submission for U.S. FDA is expected for DFU in 2024 and burn in 2025, and submission for CE Mark for EU is expected for DFU in 2024 and burn in 2025. Spectral responded to a U.S. Federal Sources Sought Notice in February 2023 regarding a material potential U.S. federal procurement contract for the burn indication. The RCLF Board believes that the transaction provides an attractive entry valuation and presents an opportunity to springboard this commercialization potential. Spectral believes it is well positioned to obtain both FDA clearance and CE mark approval. On July 14, 2023, Spectral completed its UKCA Mark registration for the imaging components of the DeepView System. There can be no assurance, however, that Spectral will be able to obtain FDA clearance or CE mark approval for its DeepView GEN 3 System.

•        AIM Listing.    Spectral started trading on the AIM market of the London Stock Exchange on June 22, 2021. The RCLF Board believes that Spectral being an already listed company can facilitate transaction efficiency and effectiveness including regarding public company readiness of audited financial statements and reporting.

•        Lock-Up.    Major stockholders of Spectral and Sponsor have agreed to a lock-up on their shares for up to 180 days, subject to certain customary exceptions, which the RCLF Board believes will provide important stability to the Combined Company.

•        Sponsor Equity Treatment and RCLF Expense Cap.    In connection with the Business Combination, the Sponsor has agreed to forfeit all Private Placement Warrants and a certain number of Sponsor Shares (depending on the RCLF Closing Cash) which will provide additional value for RCLF’s other stockholders and reduce potential future dilution by the exercise of the Private Placement Warrants. See “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.” Sponsor has also agreed to an RCLF Expense Cap for certain RCLF expenses which the RCLF Board believes will benefit the Combined Company by keeping transaction expenses down and allowing capital to be deployed to facilitate growth.

•        Negotiated Transaction.    The RCLF Board considered the terms and conditions of the Business Combination Agreement and the Ancillary Documents, including the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to close and the termination provisions, as well as RCLF’s and Spectral’s strong commitment to complete the Business Combination. The RCLF Board determined that such terms and conditions are reasonable and were the product of extensive arm’s-length negotiations between RCLF and Spectral.

•        Financial analysis conducted by RCLF Management.    The financial analysis conducted by RCLF’s management team and reviewed by the RCLF Board supported the equity valuation of Spectral. See the section entitled “Summary of RCLF Financial Analysis.”

The RCLF Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Benefits not achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•        Liquidation of RCLF.    The risks and costs to RCLF if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in RCLF being unable to effect a business combination by the completion deadline and forcing RCLF to liquidate.

•        Exclusivity.    The fact that the Business Combination Agreement includes an exclusivity provision that prohibits RCLF from soliciting other business combination proposals and restricts RCLF’s ability to consider other potential business combinations so long as the Business Combination Agreement is in effect.

•        Stockholder Vote.    The risk that RCLF’s Class A stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•        Post-Business Combination Corporate Governance.    The corporate governance provisions of the Business Combination Agreement and the proposed material provisions of the amendment to RCLF’s certificate of incorporation and the proposed amended bylaws and the effect of those provisions on the governance of the company post-Business Combination. See “Management of RCLF — The Business Combination Agreement” and “Management of the Combined Company After the Business Combination” for detailed discussions of the terms and conditions of these documents.

•        Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within RCLF’s control.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely delay consummation of the Business Combination.

•        Potential Conflicts.    The potential additional or different conflicts of interests of RCLF’s directors and executive officers and the Sponsor and its affiliates, as described in the section entitled “Certain Relationships and Related Party Transactions.” The RCLF Board, including RCLF’s independent directors, with Skadden, reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the RCLF Board, the Business Combination Agreement and the transactions contemplated thereby, including the Mergers.

•        Spectral’s Business Risks.    The RCLF Board considered that RCLF stockholders would be subject to the execution risks associated with Spectral if they retained their public shares following the Closing, which were different from the risks related to holding public shares of RCLF prior to the Closing. In this regard, the RCLF Board considered that there were risks associated with successful implementation of Spectral’s long-term business plan and strategy and Spectral realizing the anticipated benefits of the Business Combination on the timeline expected or at all. The RCLF Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that RCLF stockholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see the section entitled “Risk Factors.”

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Other Risks.    Various other risks associated with the Business Combination, the business of RCLF and the business of Spectral described under the section entitled “Risk Factors.”

The RCLF Board concluded that the potential benefits that it expected RCLF and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the RCLF Board determined that the Business Combination Agreement and the Business Combination were advisable, fair to, and in the best interests of, RCLF and its stockholders.

Certain Projected Information

Spectral does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Spectral has prepared the prospective financial information set forth below to present key elements to the forecasts provided to RCLF. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Spectral’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Spectral. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither Spectral’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The projections are forward-looking statements that are based on assumptions and estimates that are inherently uncertain and, though considered reasonable by Spectral’s management as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties, as described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” The prospective financial information is subjective in many respects; and since the prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Spectral or that actual results will not differ materially from those presented in the prospective financial information. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date that information was prepared.

The financial projections were requested by, and disclosed to, RCLF for use as a component in its overall evaluation of Spectral and are included in this proxy statement/prospectus on that account. Key assumptions were made with the best available information and estimates, including, but not limited to, continued procurement of funding by the U.S. federal government of the current BARDA Burn II contract, regulatory approval of Spectral’s DeepView System by UK regulators, the successful launch and commercialization of the DeepView System for DFU indications in 2023 and the consistent reimbursement rate, timing and expense allocations relating to the BARDA Burn II contract. The table of “Key Non-Financial Metrics” represents Spectral’s estimate of production required and number of markets launched to achieve the revenues requested by, and disclosed to, RCLF. If one or all of these assumptions fail to materialize such events would materially negatively affect Spectral’s prospects and its financial projections for future performance of the business. A more comprehensive discussion of uncertainties are included in “Risk Factors.” Non-GAAP estimates for EBITDA exclude interest, taxes, depreciation and stock-based compensation which will vary based on borrowing requirements, available interest rates to Spectral at the time capital is required, depreciation of assets and any placeholder for stock-based compensation which is dependent on stock-price projections, which are unknown. Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by Spectral, RCLF or any other person that the results contained in the prospective financial information will be achieved, and should not be regarded as an indication that RCLF, the RCLF Board, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

Spectral does not expect to generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, Spectral does not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Spectral does not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions.

Additional information relating to the principal assumptions used in preparing the projections is set forth below. See “Risk Factors” for a discussion of various factors that could materially affect Spectral’s financial condition, results of operations, business, prospects and securities.

The key elements of the projections provided by management of Spectral to RCLF are summarized in the table below:

(In thousands)	Fiscal Year 2023E
Revenue	$31,282
Gross profit	$15,219
Operating Expense	$27,961
Adjusted EBITDA(1)	$(12,742)

____________

(1)      Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: cost of goods sold; selling, general administrative, and other expenses; research and development expenses; and provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to the Company’s projected operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Satisfaction of 80% Test

The Nasdaq rules require that RCLF’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of RCLF’s signing a definitive agreement in connection with its initial business combination. As of April 11, 2023, the date of the execution of the Business Combination Agreement, the value of the net assets held in the Trust Account was approximately $4.5 million and 80% thereof represents approximately $3.6 million. In reaching its conclusion that the Business Combination meets the 80% asset test, RCLF used as a fair market value the fully diluted enterprise value of approximately $153.4 million, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Business Combination Agreement. The enterprise value consists of an implied equity value of approximately $170.0 million. In determining whether the enterprise value described above represents the fair market value of Spectral, RCLF considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “The Business Combination Agreement” and the fact that the purchase price for Spectral was the result of an arm’s length negotiation. As a result, RCLF concluded that the fair market value of the business acquired was significantly in excess of 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account).

The Business Combination — Interests of RCLF’s Sponsor, Directors and Officers in the Business Combination

In considering the recommendation of the RCLF Board to vote in favor of approval of the Business Combination Proposal and the other proposals, stockholders should keep in mind that the Sponsor and RCLF’s directors and officers have interests in such proposals that are different from, or in addition to, those of RCLF stockholders generally. In particular:

•        None of RCLF’s officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•        Each of RCLF’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. We do not believe, however, that the pre-existing fiduciary duties or contractual obligations of our officers and directors will materially undermine our ability to complete the Business Combination, and such pre-existing fiduciary duties and contractual obligations did not materially affect our search for an acquisition target.

•        Mr. Murphy is the managing member of the Sponsor.

•        It is anticipated that, immediately following the consummation of the Business Combination, the Sponsor and the other Initial Stockholders will own approximately 4.8% of the issued and outstanding shares of the Combined Company. This level of ownership interest assumes: (a) no RCLF public stockholder exercises redemption rights with respect to such stockholders’ shares for a pro rata portion of the funds in RCLF’s trust account, (b) no shares are issued pursuant to the Equity Incentive Plan, (c) forfeiture of all of the Private Placement Warrants and no exercise of Public Warrants, (d) no shares are issued pursuant to the potential Private Placement, (e) the Sponsor and the other Initial Stockholders retain an initial amount of 880,000 Founder Shares, (f) all New Options for shares of the Combined Company common stock are vested and exercised, (g) all New Warrants for shares of the Combined Company common stock are vested and exercised and (h) all New RSUs for shares of the Combined Company stock are vested and issued in respect thereof.

•        If the Business Combination or another business combination is not consummated by February 17, 2024, RCLF will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the trust account, including interest (net of taxes payable, and less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Public Shares, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of RCLF’s remaining stockholders and the RCLF Board, dissolve and liquidate. In such event, the Founder Shares and the Private Placement Warrants (which the Sponsor has agreed to forfeit in connection with the Business Combination) and all underlying securities held by the Sponsor and RCLF’s directors and officers would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Sponsor would also not be entitled to receive the fees described below in such an event.

•        On December 10, 2020, Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Founder Shares of RCLF. In January 2021, Sponsor transferred a total of 130,000 Founder Shares to Mr. Radecki, Mr. Edmonds and Ms. Bellini at their original per-share purchase price. On February 11, 2021, RCLF effected a 1:1.1 stock split of its Class B common stock, resulting in an aggregate of 6,325,000 shares of common stock outstanding so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of RCLF’s then issued and outstanding common stock upon the consummation of the IPO (which figure is now 93.23% of RCLF’s issued and outstanding common stock as of the date hereof). Such shares (before any forfeiture pursuant to the Sponsor Letter Agreement) had an aggregate market value of approximately $67,108,250.00 based upon the closing price of $10.61 per share on Nasdaq on July 26, 2023. The Sponsor has agreed to forfeit all but 750,000 Founder Shares in connection with the Business Combination, subject to the terms of the Sponsor Letter Agreement. See “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.”

•        Pursuant to the Sponsor Letter Agreement, Sponsor will be entitled to retain a number of shares of the Combined Company depending on the RCLF Closing Cash amount. See “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.” If the RCLF Closing Cash is (i) less than $10,000,000, Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock so that the Sponsor holds 750,000 shares of the Combined Company common stock, (ii) greater than or equal to $10,000,000, but less than $20,000,000, Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock so that the Sponsor holds 1,000,000 shares of the Combined Company common stock, (iii) greater than or equal to $20,000,000, but less than $30,000,000, Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock so that the Sponsor holds 1,250,000 shares of the Combined Company common stock or (iv) greater than or equal to $30,000,000, Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock so that the Sponsor holds 1,500,000 shares of the Combined Company common stock; in each case, such figure excludes any shares issued to Sponsor or its Affiliates in the potential Private Placement and is prior to any forfeiture of shares pursuant to any excess RCLF expenses over the RCLF Expense Cap). Sponsor thus benefits from (x) increasing the potential Private Placement (which would further dilute RCLF’s stockholders) and (y) mitigating redemptions by RCLF stockholders.

•        Simultaneously with the closing of the RCLF IPO, Sponsor purchased an aggregate of 4,706,667 Private Placement Warrants at a price of $1.50 per private warrant ($7,060,000 in the aggregate). Each private warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the RCLF IPO to be held in the Trust Account. The Private Placement Warrants had an aggregate market value of $674,666.64 based upon the closing price of approximately $0.080 per share on Nasdaq on July 26, 2023. The Private Placement Warrants will become worthless if RCLF does not consummate a business combination by February 17, 2024 (unless this deadline is extended pursuant to RCLF’s covenant to extend such deadline under the Business Combination Agreement and pursuant to the RCLF Organizational Documents). The Sponsor has agreed to forfeit all Private Placement Warrants for no consideration in connection with the Business Combination. See “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.”

•        Mr. Murphy, a current director of RCLF, will become a director of the Combined Company after the Closing. As such, in the future he may receive cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors.

•        If RCLF is unable to complete an initial business combination within the Completion Window, Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by RCLF for services rendered or contracted for or products sold to RCLF. If RCLF consummates an initial business combination, on the other hand, RCLF will be liable for all such claims.

•        RCLF’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on RCLF’s behalf, such as identifying and investigating possible business targets and business combinations (to the extent such expenses do not exceed the RCLF Expense Cap). As of July 26, 2023, RCLF’s officers and directors and their affiliates are not expecting or awaiting reimbursement of any such out-of-pocket expenses. However, if RCLF fails to consummate an initial business combination within the Completion Window, they will not have any claim against the trust account for reimbursement. Accordingly, RCLF may not be able to reimburse these expenses if the Business Combination or another initial business combination, is not completed within the Completion Window.

•        Sponsor, entered into administrative services agreement with RCLF, pursuant to which, commencing on February 11, 2021 through the earlier of RCLF’s consummation of a business combination and its liquidation, RCLF agreed to pay the Sponsor a total of $10,000 per month for office space, support and administrative services. For the three months ended March 31, 2023 and 2022, RCLF incurred $30,000 and $30,000 in fees for these services, respectively. At March 31, 2023 and 2022, $260,000 and $230,000 of administrative fees, respectively, were included in accrued expenses, respectively, which would be paid from funds held outside the trust account, including funds released from the trust account to pay for working capital.

•        The current directors and officers will continue to be indemnified and the liability insurance of the directors and officers will continue.

•        Given the difference in the purchase price the Sponsor and our directors paid for the Founders Shares as compared to the price of the Units sold in the RCLF IPO, the Sponsor and our directors may earn a positive rate of return on their investment even if the Combined Company common stock trades below the price paid for the Units in the RCLF IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination.

•        The Sponsor and RCLF’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to the Public Stockholders rather than liquidating RCLF.

•        The Sponsor and RCLF’s directors and officers, among others, will enter into the Registration Rights/Lock-Up Agreement, which will provide them with registration rights.

Interests of Spectral’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the RCLF Board in favor of approval of the Business Combination Proposal, you should keep in mind that Spectral’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to (and which may conflict with), those of RCLF’s stockholders and Spectral’s stockholders generally.

The following individuals who are currently executive officers of Spectral are expected to become executive officers of the Combined Company upon the Closing, serving in the offices set forth opposite their names below. Such persons would be entitled to compensation and expected grants of equity awards covering the Combined Company common stock that the board of directors of the Combined Company (the “Combined Company Board”) will grant following the consummation of the Business Combination. See “Management of the Combined Company following the Business Combination.”

Name	Position
Wensheng Fan	Chief Executive Officer
Niko Pagoulatos, Ph.D.	Chief Operating Officer
Nils Windler	Chief Financial Officer
Jeffrey Thatcher, Ph.D.	Chief Scientist

The following individuals who are currently members of the board of directors of Spectral are expected to become members of the Combined Company Board upon the Closing. Upon the consummation of the Business Combination, the Combined Company Board intends to approve a non-employee director compensation program, to which such persons would be entitled, if adopted and approved. See “Management of the Combined Company following the Business Combination.”

Name
Wensheng Fan	Director
Cynthia Cai	Director
Richard Cotton	Director
Martin Mellish	Director

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination assuming no further redemptions and no Private Placement. Where actual amounts are not known or knowable, the figures below represent Spectral and RCLF’s good faith estimate of such amounts assuming a Closing as of July     , 2023.

Sources		Uses
($ in thousands)
RCLF Cash*	$5,411	New Equity to Spectral	$170,000
Cash from Spectral	8,000	Transaction Expenses	7,000
New Equity to Spectral	170,000	Cash to Balance Sheet	6,411
Total Sources	183,411	Total Uses	183,411

The following table summarizes the sources and uses for funding the Business Combination assuming (a) no Private Placement and (b) RCLF stockholders exercise their redemption rights assuming maximum redemption. Where actual amounts are not known or knowable, the figures below represent Spectral and RCLF’s good faith estimate of such amounts assuming a Closing as of July     , 2023.

Sources		Uses
($ in thousands)
RCLF Cash*	$785	New Equity to Spectral	$170,000
Cash from Spectral	8,000	Transaction Expenses	7,000
New Equity to Spectral	170,000	Cash to Balance Sheet	1,785
Total Sources	178,785	Total Uses	178,785

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*        The amount of RCLF Cash reflects the amount in RCLF’s Trust Account and RCLF’s cash on the balance sheet, each as of March 31, 2023.

REGULATORY APPROVALS REQUIRED FOR THE BUSINESS COMBINATION

None of Spectral or RCLF are aware of any material regulatory approvals or actions that are required for the consummation of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required to complete the Business Combination, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Upon the Closing, Spectral and RCLF will cause the Mergers to be consummated by filing the certificates of merger and such other documents as may be required in accordance with the Business Combination Agreement and applicable provisions of the DGCL or by any other law to make the Mergers effective with the Delaware Secretary of State. The Mergers will become effective on the merger effective date when the Business Combination Agreement is registered by the Delaware Secretary of State.

HSR Act

Under the HSR Act, and related rules, the transactions may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and all statutory waiting period requirements have been satisfied.

At any time before or after the completion of the Business Combination, the Antitrust Division, the FTC or foreign antitrust authorities could take action under the U.S. or foreign antitrust laws, including seeking to prevent the Business Combination, to rescind the Business Combination or to clear the Business Combination subject to the divestiture of assets of RCLF or Spectral or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including, without limitation, seeking to enjoin the completion of the transactions or permitting completion subject to the divestiture of assets of RCLF or Spectral or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

There can be no assurances that the regulatory approvals discussed above will be received on a timely basis, or as to the ability of RCLF and Spectral to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals.

ANTICIPATED ACCOUNTING TREATMENT

Under both the no further redemption and maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Spectral has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances: (i) Spectral’s stockholders will have 52.2% of the voting power under the no further redemption scenario and 53.1% of the voting power under the maximum redemption scenario; (ii) Spectral’s existing directors will comprise six of the seven seats on the board of directors of the Combined Company; (iii) Spectral’s existing management will comprise the management of the Combined Company; (iv) Spectral will comprise the ongoing operations of the Combined Company; (v) Spectral is the larger entity based on historical revenues and business operations; and (vi) the Combined Company will assume Spectral’s name.

Under this method of accounting, RCLF will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Spectral issuing stock for the net assets of RCLF, accompanied by a recapitalization. The net assets of RCLF will be stated at historical cost, with no goodwill or other intangible assets recorded.

PUBLIC TRADING MARKETS

The RCLF common stock is listed on Nasdaq under the symbol “RCLF.” RCLF’s Public Warrants are listed on Nasdaq under the symbol “RCLFW.” RCLF’s units are listed on Nasdaq under the symbol “RCLFU.” Following the Business Combination, the Combined Company’s common stock (including common stock issuable in the Business Combination) will be listed on Nasdaq under the symbol “MDAI” and the Combined Company’s Public Warrants will be listed on Nasdaq under the symbol “MDAIW.”

THE BUSINESS COMBINATION AGREEMENT

This section describes the material terms of the Business Combination Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Business Combination Agreement that is important to you. You are encouraged to read the Business Combination Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about RCLF or Spectral. Such information can be found elsewhere in this proxy statement/prospectus.

Effects of the Business Combination

As a result of the Business Combination, Merger Sub I will merge with and into Spectral, with Spectral surviving the First Merger as a wholly owned subsidiary of RCLF and RCLF changing its name to “Spectral AI, Inc.,” and, immediately following the First Merger, Spectral will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of RCLF.

The Proposed Charter set forth as Annex B to this proxy statement/prospectus will be the charter of the Combined Company. The parties will take all actions necessary so that the bylaws of the Combined Company will be amended and restated to be as set forth as Annex C to this proxy statement/prospectus.

Merger Consideration; Treatment of Spectral Equity Awards

Consideration; Conversion of Securities

As part of the Business Combination, Spectral stockholders (including holders of Spectral Awards) will receive (or have reserved for issuance pursuant to New Awards) aggregate merger consideration of 17,000,000 newly issued (or reserved for issuance pursuant to New Awards) shares of RCLF common stock (as may be increased by the potential Private Placement pursuant to the Business Combination Agreement, the “merger consideration”). Assuming a value of $10.00 per share of RCLF common stock, which is the price at which RCLF issued its shares of common stock in its initial public offering in February of 2021, the aggregate merger consideration implies an aggregate equity value for Spectral of approximately $170 million. The Private Placement (if any) will increase the equity value of Spectral automatically by $1.00 for each $1.00 cash of proceeds received by the Spectral. There can be no guarantee that any Private Placement will be entered into and the terms of any potential Private Placement may be highly dilutive to current Public Stockholders and may provide for rights, preferences or privileges that are disadvantageous to stockholders. See “Risk Factors.”

At the First Effective Time, each share of Spectral common stock issued and outstanding immediately prior to the First Effective Time (excluding shares issued and outstanding immediately prior to the First Effective Time held by a Spectral stockholder who has not voted in favor of adoption of the Business Combination Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such shares (the “dissenting shares”) and any shares of Spectral common stock subject to Spectral Awards) will be canceled and converted into the right to receive a pro rata portion of the Aggregate Transaction Consideration.

In addition, each Spectral Stock Option that is outstanding immediately prior to the First Effective Time, whether or not then vested, and each Spectral Warrant will, by virtue of the First Merger and without any action on the part of any holder, be converted into a New Option or New Warrant, as applicable, upon substantially the same terms and conditions as are in effect with respect to such Spectral Option or Spectral Warrant, as applicable, immediately prior to the First Effective Time, including with respect to vesting and termination-related provisions, except that (i) such New Option or New Warrant will provide the right to purchase that whole number of shares of RCLF common stock (rounded down to the nearest whole share) equal to the number of shares of Spectral common stock subject to such Spectral Option or Spectral Warrant, as applicable, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such New Option or New Warrant will be equal to the exercise price per share of such Spectral Option or Spectral Warrant, as applicable, in effect immediately prior to the First Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of any such Spectral Options that are “incentive stock options” (within the meaning of Section 422 of the Code) will be made in a manner that is intended to be consistent with Treasury Regulations Section 1.424-1, and the conversion of all Spectral Options will be made in a manner, such that such conversion will not constitute a “modification” of such Spectral Options for purposes of Section 409A or Section 424 of the Code, as applicable.

Each Spectral RSU (whether to be settled in cash or shares) that is outstanding immediately prior to the First Effective Time will, by virtue of the First Merger and without any action on the part of any holder, be converted into the right to receive a New RSU with substantially the same terms and conditions as were applicable to such Spectral RSU immediately prior to the First Effective Time (including with respect to vesting and termination-related provisions), except that such New RSU shall relate to such number of shares of RCLF common stock as is equal to the product of (i) the number of shares of Spectral common stock subject to such Spectral RSU immediately prior to the First Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

The total percentage of shares of RCLF common stock expected to be held by holders of Spectral common stock upon the Closing is approximately 92.7%. This level of ownership interest assumes: (a) no RCLF public stockholder exercises redemption rights with respect to such stockholders’ shares for a pro rata portion of the funds in RCLF’s trust account, (b) no shares are issued pursuant to the Equity Incentive Plan, (c) forfeiture of all of the Private Placement Warrants and no exercise of Public Warrants, (d) no shares are issued pursuant to the potential Private Placement, (e) the Sponsor and the other Initial Stockholders retain an initial amount of 880,000 Founder Shares, (f) all New Options for shares of the Combined Company common stock are vested and exercised, (g) all New Warrants for shares of the Combined Company common stock are vested and exercised and (h) all New RSUs for shares of the Combined Company stock are vested and issued in respect thereof.

Fractional Shares.

No fractional shares of RCLF common stock will be issued by virtue of the Business Combination or the other transactions contemplated by the Business Combination Agreement. Each person who would otherwise be entitled to a fraction of a share of RCLF common stock (after aggregating all fractional shares of RCLF common stock that otherwise would be received by such holder) will have such fractional share rounded down to the nearest whole share.

Ownership Allocation.

In connection with the Business Combination Agreement, no more than five business days before the Closing Date, Spectral will deliver to RCLF a statement setting forth its calculations of, among other things, the number of shares of Spectral common stock held by the Spectral stockholders and the allocation of the Aggregate Transaction Consideration among Spectral stockholders calculated by multiplying the Spectral Per Share Consideration by the total number of shares of Spectral common stock held by each Spectral stockholder (rounded down to the nearest whole number of shares of RCLF Class A common stock to be issued and allotted among the Spectral stockholders) (the “Ownership Allocation”).

Subject to comments by RCLF on the Ownership Allocation, RCLF will be entitled to conclusively rely on the information in the Ownership Allocation in issuing the merger consideration to Spectral stockholders.

Closing and Effective Time of the Business Combination

The Closing will take place electronically by exchange of the closing deliverables and the release of signatures as promptly as reasonably practicable, but in no event later than the third business day following the satisfaction (or, to the extent permitted by applicable law, waiver) of each of the conditions to Closing (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing) or at such other place, date and/or time as may be agreed by Spectral and RCLF. See “The Business Combination Agreement — Conditions to the Business Combination” beginning on page 257 for a more complete description of the conditions that must be satisfied prior to the Closing.

On the Closing Date, Spectral and RCLF will effect the Business Combination by filing a certificate of merger for the First Merger with the Secretary of State of the State of Delaware, immediately followed by a certificate of merger for the Second Merger, and the Business Combination will become effective at the time the certificate of merger for the Second Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such other time as may be agreed by Spectral and RCLF and specified in such certificate of merger. The time at which the Business Combination becomes effective is sometimes referred to in this proxy statement/prospectus as the “Effective Time.”

As of the date of this proxy statement/prospectus, Spectral and RCLF expect that the Business Combination will be effective during the second half of 2023. However, there can be no assurance as to when or if the Business Combination will occur.

If the Business Combination is not completed by the Outside Date, the Business Combination Agreement may be terminated by either Spectral or RCLF. See “The Business Combination Agreement — Termination” beginning on page 260 for a more complete description of the termination rights of the parties.

Covenants and Agreements

Conduct of Spectral’s Business Prior to the Completion of the Business Combination

Spectral agreed that, from the date of the Business Combination Agreement until First Effective Time or termination of the Business Combination Agreement, except as expressly contemplated by the Business Combination Agreement or any ancillary agreement or required by law or other directive by a governmental authority, or as consented to by RCLF, it will conduct its business, and cause its subsidiaries to conduct their business, in the ordinary course of business and use reasonable efforts to maintain and preserve substantially intact in all material respects its business organization, assets, properties and material business relations and to preserve the current material relationships with customers, suppliers and other persons with which Spectral and its subsidiaries have significant business relations.

In addition to the general covenants above, except as set forth in the Business Combination Agreement, Spectral has agreed that from the date of the Business Combination Agreement until the First Effective Time or termination of the Business Combination Agreement, it will not, and will not permit its subsidiaries to:

•        make any change in or amendment to its certificate of incorporation or bylaws or equivalent organizational documents that would be adverse to RCLF;

•        issue, sell, pledge, dispose of, grant or encumber, create a Lien (as defined in the Business Combination Agreement) other than Permitted Liens (as defined in the Business Combination Agreement) upon or authorize the issuance, sale, pledge, disposition or grant of, (A) any Equity Interests (as defined in the Business Combination Agreement) of Spectral or any Spectral subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests (including any phantom interest), of Spectral or any Spectral subsidiary; provided that none of (1) the exercise of any Spectral Options or (2) the grants of Spectral Options as set forth on the Spectral Disclosure Schedule shall require the consent of RCLF; or (B) any material assets of Spectral or any Spectral subsidiary;

•        form any subsidiary or acquire any Equity Interest or other interest in any other entity or enter into any joint venture with any other entity;

•        except for transactions solely among Spectral and Spectral subsidiaries, (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, shares (including a bonus issue), property or otherwise, with respect to any of its Equity Interests or (B) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

•        (A) acquire or authorize the acquisition of (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any assets or any corporation, partnership, other business organization or any division thereof; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets; provided that Spectral shall be allowed to enter into debt financing at its sole discretion in connection with the Business Combination (except as would reasonably be expected to prevent or materially delay or materially impair the consummation of the Business Combination) or (C) merge, consolidate, combine or amalgamate with any person;

•        except in the ordinary course of business consistent with past practice (measured by the applicable jurisdiction) or as required by applicable law or pursuant to the terms of a contract already in effect, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer or employee of Spectral or any Spectral subsidiary; provided that Spectral (or a Spectral Subsidiary, as applicable) may grant increases in compensation to current employees not to exceed (x) $100,000 for any individual employee and (y) $500,000 in the aggregate for all employees, (B) enter into any new, modify, terminate or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former director, officer, employee or consultant of Spectral or any Spectral subsidiary receiving total compensation in excess of $250,000 per annum, (C) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits to any current or former director, officer, employee or consultant of Spectral or any Spectral subsidiary, (D) negotiate, enter into, amend, establish or become obligated under any collective bargaining agreement, collective agreement or other contract or agreement with a Union (as defined in the Business Combination Agreement) or (E) waive or fail to enforce any restrictive covenant;

•        adopt, modify, amend, enter into, and/or terminate any material Plan (as defined in the Business Combination Agreement) or any material benefit or compensation plan, policy, program or agreement that would be a Plan if in effect as of the date of the Business Combination Agreement, except as may be required by applicable law, is necessary in order to consummate the transactions contemplated by the Business Combination Agreement, is deemed by Spectral to be in the best interest of Spectral or any Spectral subsidiary, or for health and welfare plan renewals in the ordinary course of business;

•        materially amend the accounting policies or procedures other than as required by US GAAP;

•        (A) amend any material Tax Return (as defined in the Business Combination Agreement), (B) change any material method of Tax accounting (as defined in the Business Combination Agreement), (C) make (inconsistent with past practice), change or rescind any material election relating to Taxes, (D) settle or compromise any material Tax audit, assessment, claim or other proceeding, (E) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (which does not include any agreement not primarily related to Taxes), (F) surrender any right to claim a refund of material Taxes, or (G) consent to any extension or waiver of the statute of limitations period applicable to any claim or assessment in respect of material Taxes;

•        enter into any contract or agreement which would have constituted a Material Contract (as defined in the Business Combination Agreement) had such contract or agreement been in effect on the date thereof or amend, modify or consent to the termination of any Material Contract or amend, waive, modify or consent to the termination of Spectral’s or any Spectral Subsidiary’s material rights thereunder;

•        sell, pledge or encumber, or permit to lapse or to be abandoned, invalidated, dedicated to the public, disclaimed, or otherwise dispose of, any material item of Company-Owned IP (as defined in the Business Combination Agreement), other than in the ordinary course of business and the release, publication or licensing of source code as open source software;

•        waive, release, assign, settle or compromise any Proceeding or Action (as defined in the Business Combination Agreement), other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $500,000 individually or $1,000,000 in the aggregate;

•        create or incur any Lien material to Spectral or any Spectral Subsidiary other than Permitted Liens or Liens incurred in the ordinary course of business;

•        make any loans, advances, guarantees or capital contributions to or investments in any person (other than Spectral or a Spectral subsidiary) that exceed $1,000,000 in the aggregate at any time outstanding;

•        make or commit to make capital expenditures other than in an amount not in excess of the amounts disclosed in Spectral’s disclosure schedule to the Business Combination Agreement;

•        take any steps for liquidation, winding-up, freeze of proceedings, arrangements with creditors or similar action or proceeding by or in respect of Spectral or any Spectral subsidiary;

•        enter into any new line of business or discontinue any line of business or any material portion thereof;

•        enter into or amend any agreement, contract or commitment, or take any other action, including with respect to the Subscription Agreements or any amendment, replacement, supplement, modification, consent or waiver thereto that would reasonably be expected to prevent or materially delay or materially impair the consummation of the mergers; or

•        enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Conduct of RCLF’s Business Prior to the Completion of the Business Combination.

RCLF has agreed that, that, from the date of the Business Combination Agreement until the First Effective Time or termination of the Business Combination Agreement, except as expressly contemplated by the Business Combination Agreement or any ancillary agreement or required by law or other directive by a governmental authority, or as consented to by Spectral, it will conduct its business in the ordinary course of business.

In addition to the general covenants above, except as set forth in the Business Combination Agreement, RCLF has agreed that from the date of the Business Combination Agreement until the First Effective Time or termination of the Business Combination Agreement, it will not do any of the following:

•        amend or otherwise change its organizational documents (the “RCLF Organizational Documents”) or form any new subsidiary of RCLF;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the RCLF Organizational Documents;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Equity Interests, except for redemptions from the Trust Fund that are required pursuant to the RCLF Organizational Documents;

•        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of RCLF, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) of RCLF, except for the issuance of the RCLF Class A common stock in the potential Private Placement;

•        acquire or agree to acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

•        incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of RCLF, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business; provided that RCLF shall be allowed to enter into debt financing in connection with the Business Combination with the prior written consent of Spectral;

•        make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except other than reasonable and usual amendments in the ordinary course of business consistent with past practice or as required by a change (including a change of interpretation or application) in US GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by its independent accountants;

•        (i) amend any material Tax Return, (ii) change any material method of Tax accounting, (iii) make (inconsistent with past practice), change or rescind any material election relating to Taxes, (iv) settle or compromise any material Tax audit, assessment, claim or other proceeding; (v) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the statute of limitations period applicable to any claim or assessment in respect of material Taxes;

•        liquidate, dissolve, reorganize or otherwise wind up the business and operations of RCLF;

•        engage in any activities or business, other than activities or business (i) in connection with or incident or related to its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to the Business Combination Agreement, any ancillary agreement, the performance of covenants or agreements thereunder or the consummation of the transactions contemplated thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

•        enter into any contract or arrangement with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•        amend the Trust Agreement, the RCLF warrants or any other agreement related to the Trust Account;

•        hire or engage any employee or consultant, or, except as expressly provided in the Business Combination Agreement, adopt any Employee Benefit Plan (as defined in the Business Combination Agreement);

•        enter into or amend any agreement, contract or commitment, or take any other action, that would reasonably be expected to prevent or materially delay or materially impair the consummation of the mergers; or

•        enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Trust Account Disbursement

Upon satisfaction or waiver of the conditions set forth under the heading “The Business Combination Agreement — Conditions to the Business Combination” and provision of notice to the trustee of the Trust Account (the “Trustee”) in accordance with and pursuant to the Investment Management Trust Agreement, at the Closing RCLF will cause the documents, opinions, and notices required to be delivered to the Trustee pursuant to the Investment Management Trust Agreement to be so delivered, including providing the Trustee a termination letter instructing the Trustee to distribute the Trust Account as follows: (a) to stockholders who elect to have their shares of RCLF common stock redeemed for cash in accordance with the applicable provisions of RCLF’s Existing Charter, (b) to the payment of taxes due and payable prior to Closing, (c) to the payment of the unpaid transaction expenses Spectral as of the Closing, (d) to the payment of the unpaid transaction expenses of RCLF as of the Closing, and (e) to all other payments as mutually agreed upon by RCLF and Spectral, with all funds remaining after the foregoing payments to be distributed to RCLF. Thereafter, the Trust Account will terminate in accordance with its terms.

HSR Act and Regulatory Approvals

Spectral and RCLF have agreed to, promptly, and in any event within 10 business days from the date of the Business Combination Agreement, each: (a) prepare and file (or cause to be filed) with the U.S. Federal Trade Commission the notification and report form required of it under the HSR Act in connection with the Business Combination Agreement, and (b) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to antitrust laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under antitrust laws as soon as practicable, including by requesting early termination of the waiting period (to the extent that early termination is available under the HSR Act at such time) provided for under the HSR Act.

Spectral and RCLF additionally agreed to each use its reasonable best efforts to (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any governmental authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions contemplated by the Business Combination Agreement, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any governmental authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such governmental authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions completed by the Business Combination Agreement, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any governmental authority; provided that materials required to be provided may be restricted to outside counsel and may be redacted (A) to remove references concerning the valuation of Spectral, and (B) as necessary to comply with contractual arrangements.

Proxy Solicitation

As promptly as practicable after the registration statement of which this proxy statement/prospectus forms a part is declared effective under the Securities Act (the “SEC Approval Date”), RCLF has agreed to (i) hold the Special Meeting and (ii) use its reasonable best efforts to obtain the requisite approval of the condition precedent proposals, including by soliciting from its stockholders proxies as promptly as possible in favor of the condition precedent proposals.

Exclusivity

RCLF has agreed that until the First Effective Time or, if earlier, the termination of the Business Combination Agreement in accordance with its terms, (i) it will not and it will direct its representatives acting on its behalf to not, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or encourage or submit an indication of interest for, any inquiries, proposals or offer to a person (including any financial investor or group of financial investors) concerning any direct or indirect sale or purchase, in a single transaction or a series of related transactions, of any assets of RCLF or any capital stock or other equity securities of RCLF, whether by way of merger, conversion, consolidation, purchase or issuance of equity securities or other similar transaction (“RCLF Acquisition Proposal”), or (B) participate in any negotiations relating to a RCLF Acquisition Proposal and (ii) it will, and will cause its representatives to, (A) terminate immediately any negotiations with any person relating to a RCLF Acquisition Proposal and (B) promptly advise Spectral in writing of any proposal regarding a RCLF Acquisition Proposal that it has received (it being understood that RCLF will not be required to inform Spectral of the identity of the person making such proposal or the material terms thereof).

Spectral has agreed that from the date of the Business Combination Agreement and ending on the Closing or, if earlier, the termination of the Business Combination Agreement in accordance with its terms, it will not, and it will cause its subsidiaries and its and their respective representatives, not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or encourage (including by way of furnishing non-public information) or respond to or facilitate any inquiries, offers or proposals (written or oral) by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any direct or indirect sale or purchase, in a single transaction or a series of related transactions, of any assets of Spectral or any of its subsidiaries or any shares, capital stock or other equity securities of Spectral or any of its subsidiaries, whether by way of merger, conversion, consolidation, purchase or issuance of equity securities, liquidation, dissolution, initial public offering, tender offer or other similar transaction involving Spectral or any of its subsidiaries (an “Alternative Transaction”), other than with the other parties and their respective representatives, (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction,, (iii) enter into any contract or other arrangement or understanding regarding an Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend an Alternative Transaction, (vi) prepare or take any steps in connection with a public offering of any equity interests of Spectral or any of its subsidiaries or (vii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of Spectral or any of its subsidiaries. Spectral also agreed to, and to cause its subsidiaries and its and their respective affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted with respect to any Alternative Transaction. If Spectral or any of its subsidiaries or any of its or their respective representatives receives any inquiry or proposal with respect to an Acquisition Proposal at any time prior to the Closing, Spectral has agreed to promptly (and in no event later than three business days after it becomes aware of such inquiry or proposal) notify such person in writing that Spectral is subject to an exclusivity agreement with respect to the Business Combination that prohibits it from considering such inquiry or proposal, and to notify RCLF of the receipt of an Alternative Transaction including a summary of material terms and conditions of such Alternative Transaction, unless Spectral is bound by a previously executed confidentiality agreement that prohibits such disclosure (in which case, Spectral will use reasonable best efforts to seek a waiver of any applicable confidentiality restrictions).

RCLF Nasdaq Listing

RCLF agreed to use reasonable best efforts to ensure RCLF remains listed on Nasdaq and to prepare and submit to Nasdaq a listing application covering the continued listing of RCLF common stock and warrants. RCLF additionally agreed to use its reasonable best efforts to obtain approval for the continued listing of the RCLF common stock and warrants, and Spectral agreed to reasonably cooperate with RCLF with respect to such listing and to do such things as are necessary, proper and advisable which may be requested by Nasdaq in connection with such listing.

Indemnification and Directors’ and Officers’ Insurance

RCLF agreed to indemnify and hold harmless each present and former present and former director, officer, member, manager, employee, fiduciary and agent of Spectral and its subsidiaries (collectively the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Spectral would have been permitted under applicable Law, its organizational documents, or any other documents in effect on the date of the Business Combination Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

RCLF and Spectral have agreed that, following the Closing and prior to the sixth anniversary of the date of the Closing, RCLF and Merger Sub II will purchase and maintain in effect directors’ and officers’ liability insurance covering those persons who are covered by the directors’ and officers’ liability insurance policies maintained by Spectral or RCLF as of the Closing with respect to matters occurring prior to the First Effective Time on terms not less favorable than the terms of such current insurance coverage, which such coverage shall remain in effect for the six (6)-year period following Closing.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•        the parties’ use of reasonable best efforts to consummate the Business Combination and related transactions;

•        RCLF’s and Spectral’s obligation to notify each other and otherwise cooperate in connection with any litigation related to the Business Combination brought against any of the parties;

•        confidentiality and access to information;

•        public announcements with respect to the Business Combination;

•        the parties’ not to solicit, initiate or knowingly encourage action to facilitate competing offers or proposals for a transaction other than the Business Combination;

•        the parties’ obligation to prepare and mutually agree upon this proxy statement/prospectus;

•        the parties’ obligations to obtain the requisite stockholder and other necessary approvals and consents;

•        RCLF’s obligation to use its reasonable best efforts to cause, and Spectral’s obligation to reasonably cooperate with: (a) the Combined Company’s initial listing application with the Nasdaq in connection with the Business Combination to have been approved: (b) the Combined Company to satisfy all applicable initial and continuing listing requirements of the Nasdaq; and (c) the shares of the Combined Company common stock and the Combined Company warrants to be approved for listing on Nasdaq;

•        RCLF’s obligations with respect to the Trust Account;

•        indemnification and insurance coverage of officers and directors; and

•        obligations to establish the Combined Company Board in accordance with the Business Combination Agreement.

Representations and Warranties

The Business Combination Agreement contains representations and warranties made by Spectral to RCLF relating to a number of matters, including the following:

•        corporate organization qualification to do business, good standing and corporate power;

•        subsidiaries;

•        requisite corporate power and authority to execute and deliver the Business Combination Agreement and to consummate the contemplated transactions;

•        absence of conflicts with organizational documents, applicable laws or certain agreements and instruments as a result of entering into the Business Combination Agreement or consummating the Business Combination;

•        required governmental and regulatory consents necessary in connection with the Business Combination;

•        capitalization of Spectral, including shares authorized and outstanding as of the date of the Business Combination Agreement as well as stock options and warrants outstanding as of the date of the Business Combination Agreement and the absence of further arrangements that obligate Spectral to issue or sell shares in the future;

•        capitalization of Spectral’s subsidiaries, including outstanding equity interests of each subsidiary;

•        financial information and preparation of financial statement for inclusion in this proxy statement/prospectus;

•        absence of certain changes or events;

•        absence of litigation;

•        compliance with applicable laws;

•        material contracts;

•        employee benefit matters;

•        labor and employment;

•        tax matters;

•        brokerage, finders’, investment banker and similar fees related to the Business Combination;

•        insurance matters;

•        licenses, approvals, consents, registrations and permits of governmental authorities;

•        title to tangible property;

•        real property matters;

•        intellectual property and information systems matters;

•        privacy and cybersecurity matters;

•        environmental matters;

•        absence of a “Material Adverse Effect” with respect to Spectral since December 31, 2022 and absence of certain other changes with respect to Spectral;

•        interested party transaction matters;

•        accuracy and lack of material omissions in information supplied for inclusion in this proxy statement/prospectus;

•        Exchange Act matters;

•        compliance with import and export as well as anti-corruption laws; and

•        exclusivity of representations.

Certain of these representations and warranties are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Business Combination Agreement, a “Material Adverse Effect” with respect to Spectral means any event, circumstance, condition, occurrence, development, change or effect (collectively, “Effect”) that, individually or in the aggregate, and taken together with all other changes, has had or would reasonably be expected to have a material adverse effect upon the businesses, assets, financial condition or results of operations of Spectral and Spectral Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Spectral Material Adverse Effect: (a) any changes in applicable Law or US GAAP (after the date hereof); (b) any Effect generally affecting the industries or markets in which the Spectral and the Spectral Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, tariffs or trade wars, prices of any security or market index or commodity or any disruption of such markets) and stoppage or shutdown of any governmental activity or any defaults by the U.S. government or delays or failure to act by any Governmental Authority; (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by the Spectral or the Spectral Subsidiaries as required by the Business Combination Agreement or any ancillary agreement or which RCLF has approved, consented to or requested (or any action not taken as a result of RCLF’s failure to consent to any action requiring RCLF’s consent hereunder); (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination Agreement or the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of Spectral or the Spectral Subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; (g) any failure by Spectral or the Spectral Subsidiaries to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position for any period, or any changes in credit rating of or with respect to the Spectral or any Spectral Subsidiary, as applicable, or any of their indebtedness or securities (provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect); and (h) matters to the extent disclosed in Spectral’s Disclosure Schedule; provided, however, that, in case of foregoing clauses (a) through (d), to the extent that the Spectral and the Spectral Subsidiaries, taken as a whole, are materially and disproportionately affected by such Effect as compared with other participants in the industries or markets in which the Spectral and the Spectral Subsidiaries operate, the extent (and only the extent) of such adverse Effect, relative to such other participants, on the Spectral or any Spectral Subsidiary may be taken into account in determining whether there has been a Material Adverse Effect or whether a Material Adverse Effect is reasonably likely to occur. A Material Adverse Effect shall be measured only against past performance of Spectral or any Spectral Subsidiary, and not against any forward-looking statements, financial projections or forecasts of Spectral or any Spectral Subsidiary.

The Business Combination Agreement also contains representations and warranties made by RCLF, Merger Sub I and Merger Sub II to Spectral relating to a number of matters, including the following:

•        corporate organization, qualification to do business, good standing and corporate power;

•        requisite corporate power and authority to execute and deliver the Business Combination Agreement and to consummate the contemplated transactions;

•        absence of conflicts with organizational documents, applicable laws or certain agreements and instruments as a result of entering into the Business Combination Agreement or consummating the Business Combination;

•        absence of litigation;

•        proper filing of documents with the SEC, the accuracy of information contained in the documents filed with the SEC and Sarbanes-Oxley certifications;

•        internal disclosure controls and procedures; Exchange Act filings; registration and listing of RCLF’s securities on Nasdaq; and financial statements;

•        required governmental and regulatory consents necessary in connection with the Business Combination;

•        Investment Management Trust Agreement and the Trust Account;

•        absence of a “Material Adverse Effect” with respect to RCLF since November 17, 2020 and absence of certain other changes with respect to RCLF;

•        material contracts;

•        capitalization of RCLF, Merger Sub I, and Merger Sub II, including securities authorized and outstanding as of the date of the Business Combination Agreement and the absence of further arrangements that obligate RCLF, Merger Sub I or Merger Sub II to issue or sell shares in the future;

•        brokerage, finders’, investment banker and similar fees related to the Business Combination;

•        related party transactions;

•        Tax matters;

•        business activities of RCLF, Merger Sub I and Merger Sub II;

•        no outside reliance; and

•        exclusivity of representations.

Certain of these representations and warranties are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Business Combination Agreement, a “Material Adverse Effect” with respect to RCLF means any Effect that, individually or in the aggregate, and taken together with all other changes, has had or would reasonably be expected to have a material adverse effect upon the businesses, assets, financial condition or results of operations of RCLF; provided, however, solely with respect to the foregoing clause, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a RCLF Material Adverse Effect: (a) any changes in applicable Law or US GAAP (after the date hereof); (b) any Effect generally affecting the industries or markets in which RCLF operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, tariffs or trade wars, prices of any security or market index or commodity or any disruption of such markets) and stoppage or shutdown of any governmental activity or any defaults by the U.S. government or delays or failure to act by any Governmental Authority; (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including with respect to COVID-19) and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by RCLF as required by the Business Combination Agreement or any transaction document or which Spectral has approved, consented to or requested (or any action not taken as a result of Spectral’s failure to consent to any action requiring Spectral’s consent hereunder); (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination Agreement or the Transactions; (g) any Effect relating to the trading, including price or volume, of Class A common stock or failure by RCLF to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, or any changes in credit rating of or with respect to RCLF or any of its indebtedness or securities (provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect); (h) matters to the extent disclosed in the Disclosure Schedule; (i) as a result of the payment of redemptions from the Trust Fund that are required pursuant to the RCLF Organizational Documents; and (j) any Effect related to compliance or noncompliance with requirements of, including any delisting of Class A common stock from, the Nasdaq Stock Market; provided, however, that, in case of foregoing clauses (a) through (d) to the extent that RCLF is materially and disproportionately affected by such Effect as compared with other “SPAC” participants in the industries in which RCLF operates, the extent (and only the extent) of such adverse Effect, relative to such other participants, on RCLF may be taken into account in determining whether there has been a Material Adverse Effect or whether a Material Adverse Effect is reasonably likely to occur.

The representations and warranties in the Business Combination Agreement do not survive the Effective Time and, as described below under “The Business Combination Agreement — Termination,” if the Business Combination Agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the Business Combination Agreement, unless a party willfully and intentionally breached any covenant or agreement set forth in the Business Combination Agreement occurring prior to such termination, or committed actual fraud in connection with such party’s representations and warranties set forth in the Business Combination Agreement.

This summary and the copy of the Business Combination Agreement attached to this proxy statement/prospectus as Annex A are included solely to provide investors with information regarding the terms of the Business Combination Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Business Combination Agreement contains representations and warranties by Spectral and RCLF, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Business Combination Agreement were made solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Business Combination Agreement, and in reviewing the representations, warranties and covenants contained in the Business Combination Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Business Combination Agreement to be characterizations of the actual state of facts or condition of Spectral, RCLF or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Conditions to the Business Combination

Conditions to Each Party’s Obligations.    The respective obligations of each of RCLF, Spectral, Merger Sub I and Merger Sub II to complete the Business Combination are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

•        the requisite approval by RCLF stockholders of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the Nasdaq Proposal, and the Equity Incentive Proposal being obtained;

•        the requisite approval by Spectral stockholders of the Business Combination Agreement and Business Combination being obtained;

•        the registration statement of which this proxy statement/prospectus forms a part having become effective under the Securities Act and no stop order suspending the effectiveness of such registration statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC and not withdrawn;

•        the waiting period or periods under the HSR Act applicable to the Business Combination having expired or been terminated;

•        there not being in force any governmental order, statute, rule or regulation restraining, enjoining, or otherwise prohibiting the consummation of the Business Combination;

•        the shares of RCLF to be issued in connection with the Business Combination having been approved for listing on Nasdaq; and

•        certain consents, approvals, authorizations and other requirements agreed to by the parties having been obtained.

Conditions to Obligations of RCLF.    The obligation of RCLF to complete the Business Combination is also subject to the satisfaction or waiver by RCLF of the following conditions:

•        the representations and warranties of Spectral related to (a) corporate organization, qualification to do business, subsidiaries, authority relative to the Business Combination Agreement, absence of certain changes or events, and brokers fees being true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation), in all material respects as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct as of such earlier date), (b) its capitalization being true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct as of such earlier date), and (c) each of the representations and warranties of Spectral other than those listed in (a) and (b) being true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a “Material Adverse Effect” as to Spectral;

•        each of the covenants of Spectral to be performed as of or prior to the Closing (including the execution and delivery of all agreements, certificates and instruments by Spectral contemplated by the Business Combination Agreement) having been performed in all material respects);

•        there not having occurred a “Material Adverse Effect” as to Spectral continuing as of the Closing Date;

•        Spectral having delivered to RCLF, (a) the payment spreadsheet, setting forth (i) the number of shares of Spectral common stock held by the Spectral stockholders, (ii) the allocation of the Aggregate Transaction Consideration among Spectral stockholders calculated by multiplying the Spectral Per Share Consideration by the total number of shares of Spectral common stock held by each Spectral stockholder (rounded down to the nearest whole number of shares of RCLF Class A common stock to be issued and allotted among the Spectral stockholders) (the “Payment Spreadsheet”), (b) a certificate, dated the date of Closing, signed by an officer of Spectral and certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement, and (c) duly executed ancillary agreements to the Business Combination Agreement; and

•        RCLF receipt of proof that Spectral obtained the Spectral Stockholder AIM Consent and that cancellation of the admission of Spectral common stock to AIM has become effective.

Certain of these obligations of RCLF to consummate the Business Combination are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Business Combination Agreement, a “Material Adverse Effect” with respect to Spectral means any event, circumstance, condition, occurrence, development, change or effect (collectively, “Effect”) that, individually or in the aggregate, and taken together with all other changes, has had or would reasonably be expected to have a material adverse effect upon the businesses, assets, financial condition or results of operations of Spectral and Spectral Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Spectral Material Adverse Effect: (a) any changes in applicable Law or US GAAP (after the date hereof); (b) any Effect generally affecting the industries or markets in which the Spectral and the Spectral Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, tariffs or trade wars, prices of any security or market index or commodity or any disruption of such markets) and stoppage or shutdown of any governmental activity or any defaults by the U.S. government or delays or failure to act by any Governmental Authority; (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by the Spectral or the Spectral Subsidiaries as required by the Business Combination Agreement or any ancillary agreement or which RCLF has approved, consented to or requested (or any action not taken as a result of RCLF’s failure to consent to any action requiring RCLF’s consent hereunder); (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination Agreement or the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of Spectral or the Spectral Subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; (g) any failure by Spectral or the Spectral Subsidiaries to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position for any period, or any changes in credit rating of or with respect to the Spectral or any Spectral Subsidiary, as applicable, or any of their indebtedness or securities (provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect); and (h) matters to the extent disclosed in Spectral’s Disclosure Schedule; provided, however, that, in case of foregoing clauses (a) through (d), to the extent that the Spectral and the Spectral Subsidiaries, taken as a whole, are materially and disproportionately affected by such Effect as compared with other participants in the industries or markets in which the Spectral and the Spectral Subsidiaries operate, the extent (and only the extent) of such adverse Effect, relative to such other participants, on the Spectral or any Spectral Subsidiary may be taken into account in determining whether there has been a Material Adverse Effect or whether a Material Adverse Effect is reasonably likely to occur. A Material Adverse Effect shall be measured only against past performance of Spectral or any Spectral Subsidiary, and not against any forward-looking statements, financial projections or forecasts of Spectral or any Spectral Subsidiary.

Conditions to Obligations of Spectral.    The obligation of Spectral to complete the Business Combination is also subject to the satisfaction or waiver by Spectral of the following conditions:

•        the and warranties of RCLF, Merger Sub I and Merger Sub II relating to (a) corporate organization, authority relative to the Business Combination Agreement, business activities, absence of certain changes or events and broker’s fees being true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation), in all material respects, as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct as of such earlier date, (b) to capitalization being true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct as of such earlier date), and (c) each of the representations and warranties of RCLF other than those listed in (a) and (b) being true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a “Material Adverse Effect” as to RCLF;

•        each of the covenants of RCLF to be performed as of or prior to the Closing (including the execution and delivery of all agreements, certificates and instruments by RCLF contemplated by the Business Combination Agreement) having been performed in all material respects;

•        there having not occurred a “Material Adverse Effect” as to RCLF continuing as of the Closing Date; and

•        RCLF having delivered, or caused to be delivered, (a) the resignation from each director and officer of RCLF, (b) a certificate, dated the date of Closing, signed by an officer of RCLF and certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement, and (c) duly executed ancillary agreements to the Business Combination Agreement.

Certain of these obligations of Spectral to complete the Business Combination are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Business Combination Agreement, a “Material Adverse Effect” with respect to RCLF means any Effect that, individually or in the aggregate, and taken together with all other changes, has had or would reasonably be expected to have a material adverse effect upon the businesses, assets, financial condition or results of operations of RCLF; provided, however, solely with respect to the foregoing clause, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a RCLF Material Adverse Effect: (a) any changes in applicable Law or US GAAP (after the date hereof); (b) any Effect generally affecting the industries or markets in which RCLF operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, tariffs or trade wars, prices of any security or market index or commodity or any disruption of such markets) and stoppage or shutdown of any governmental activity or any defaults by the U.S. government or delays or failure to act by any Governmental Authority; (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including with respect to COVID-19) and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by RCLF as required by the Business Combination Agreement or any transaction document or which Spectral has approved, consented to or requested (or any action not taken as a result of Spectral’s failure to consent to any action requiring Spectral’s consent hereunder); (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination Agreement or the Transactions; (g) any Effect relating to the trading, including price or volume, of Class A common stock or failure by RCLF to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, or any changes in credit rating of or with respect to RCLF or any of its indebtedness or securities (provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect); (h) matters to the extent disclosed in the Disclosure Schedule; (i) as a result of the payment of redemptions from the Trust Fund that are required pursuant to the RCLF Organizational Documents; and (j) any Effect related to compliance or noncompliance with requirements of, including any delisting of Class A common stock from, the Nasdaq Stock Market; provided, however, that, in case of foregoing clauses (a) through (d) to the extent that RCLF is materially and disproportionately affected by such Effect as compared with other “SPAC” participants in the industries in which RCLF operates, the extent (and only the extent) of such adverse Effect, relative to such other participants, on RCLF may be taken into account in determining whether there has been a Material Adverse Effect or whether a Material Adverse Effect is reasonably likely to occur.

Termination

Mutual Termination Rights

The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to Closing by mutual written consent of Spectral and RCLF or by either Spectral or RCLF:

•        if the First Effective Time has not occurred prior to September 30, 2023 (the “Outside Date”); provided that the Business Combination Agreement may not be terminated by any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warrant, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a closing condition on or prior to the Outside Date;

•        if any governmental authority shall have enacted, issued, promulgated, enforced or entered any injunction, order decree or ruling (whether temporary, preliminary or permanent) that has become final and nonappealable and has the effect of making consummation of the Business Combination, including the mergers, illegal or otherwise preventing or prohibiting consummation of the Business Combination; or

•        if any of the condition precedent proposals fail to receive the required approvals at the Special Meeting.

RCLF Termination Rights

RCLF may terminate the Business Combination Agreement and abandon the transactions contemplated thereby at any time prior to the Closing:

•        if there is any breach of any representation, warranty, covenant or agreement on the part of Spectral set forth in the Business Combination Agreement, such that the Closing condition that such representation or warranty be true would not be satisfied at the Closing (subject to a 30 day cure period); provided that RCLF has not waived such breach and RCLF, Merger Sub I and Merger Sub II are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; or

•        if the requisite approval from Spectral’s stockholders for the Business Combination is not obtained within two business days following the date on which the Registration Statement has been declared effective by the SEC.

Spectral Termination Rights

Spectral may terminate the Business Combination Agreement and abandon the transactions contemplated thereby at any time prior to the Closing:

•        if there is any breach of any representation, warranty, covenant or agreement on the part of RCLF, Merger Sub I or Merger Sub II set forth in the Business Combination Agreement, such that the Closing condition that such representation or warranty be true would not be satisfied at the Closing (subject to a 30 day cure period); provided that Spectral has not waived such breach and Spectral not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; or

•        if prior to obtaining the requisite approvals from the RCLF stockholders for the Business Combination and other condition precedent proposals, the board of directors or RCLF makes a change in recommendation with respect to the Business Combination Proposal and/or other condition precedent proposals or failed to include RCLF’s recommendation of the condition precedent proposals in the proxy statement distributed to RCLF’s stockholders.

Effect of Termination

In the event of a termination of the Business Combination Agreement pursuant to the termination provisions set forth in the above section, the Business Combination Agreement will become void and have no effect and the Business Combination would be abandoned, without any liability on the part of any party thereto or its respective affiliates, directors, managers, officers, employees, equityholders, partners, members or representatives, other than liability of Spectral, RCLF, Merger Sub I or Merger Sub II, as the case may be, for any willful material breach or fraud occurring prior to such termination by a party thereto, or any person’s liability under any subscription agreement, confidentiality agreement, or ancillary agreement related to the Business Combination Agreement. Notwithstanding the forgoing, certain provisions related to the payment of certain expenses, the effect of termination, certain miscellaneous matters, and the Confidentiality Agreement shall survive any termination of the Business Combination Agreement.

Amendments

Any provision of the Business Combination Agreement may be amended or modified if, and only if, such amendment or modification is in writing and is signed by each of RCLF, Merger Sub I, Merger Sub II, and Spectral.

Specific Performance

The parties to the Business Combination Agreement agreed that they will be entitled to enforce specifically the terms and provisions of the Business Combination Agreement and to obtain an injunction, specific performance or other equitable relief restraining any breach or violation or threatened breach or violation of the provisions of the Business Combination Agreement without necessity of posting a bond or other form of security or proof of damages. In the event that any proceeding should be brought in equity to enforce the provisions of the Business Combination Agreement, no party will oppose the granting of an injunction, specific performance and/or other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

Stock Market Listing

Application will be made by RCLF to have the shares of RCLF common stock to be issued in the Business Combination approved for listing on Nasdaq, which is the principal trading market for existing shares of RCLF common stock. It is a condition to the obligations of both RCLF and Spectral to complete the Business Combination that such approval is obtained, subject to official notice of issuance.

Fees and Expenses

Except as otherwise specified, including any filing fees related to the HSR Act which were borne equally by Spectral and RCLF and any filing fees related to the filing of the registration statement, each party to the Business Combination Agreement will be responsible for and pay its own expenses incurred in connection with the Business Combination Agreement and the contemplated transactions, including all fees of its legal counsel, financial advisors, auditors and accountants; provided that if the Closing does occur, RCLF shall pay or cause to be paid the Company Expenses and the Parent Expenses (each as defined in the Business Combination Agreement).

OTHER AGREEMENTS

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, RCLF and Spectral entered into the Sponsor Letter Agreement, pursuant to which, among other things, the Sponsor agreed to: (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby; (ii) vote against an arrangement, merger, amalgamation, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution or winding up of RCLF; (iii) vote against any changes in the business, management or RCLF’s board other than as required to effect the Business Combination; and (iv) vote against any action, agreement or transaction or proposal that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of RCLF, Merger Sub I or Merger Sub II under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Business Combination from being consummated in each case, on the terms and subject to the conditions set forth of the Sponsor Letter Agreement. In addition, the Sponsor agreed to (i) not redeem or elect to redeem or tender or submit any of its Subject Parent Equity Securities (as defined in the Sponsor Letter Agreement) and (ii) not, directly or indirectly, (a) sell, assign, transfer, pledge, dispose of or otherwise encumber any of the Subject Parent Equity Securities held by the Sponsor, (b) deposit any Subject Parent Equity Securities held by the Sponsor into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any Subject Parent Equity Securities held by the Sponsor that is inconsistent with the Sponsor Letter Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Subject Parent Equity Securities held by the Sponsor.

The Sponsor has agreed to surrender and forfeit to RCLF the Private Placement Warrants. In addition, the Sponsor and RCLF, two days prior to the Closing, will notify Spectral if the accrued and unpaid Parent Expenses (as defined in the Sponsor Letter Agreement) that are then outstanding are expected to exceed $3,250,000 (the “Excess Expense Amount”). At Closing, the Sponsor will take necessary actions such that the Sponsor Credit (as defined in the Sponsor Letter Agreement) equals or exceeds the Excess Expense Amount; provided that Sponsor will not be required to invest in the Sponsor PIPE (as defined below) if Sponsor elects to forfeit 750,000 Sponsor Shares (as defined below). The Sponsor will be entitled to a $5.00 credit against the Excess Expense Amount for each Sponsor Share that the Sponsor forfeits and surrenders prior to the Closing. The Sponsor will be entitled to credit, dollar for dollar, the total amount of the aggregate investment made by the Sponsor or its affiliates in any potential Private Placement or other cash investment or contribution to Spectral or RCLF (the “Sponsor PIPE”) against the Excess Expense Amount. The Sponsor and its affiliates will receive one share of Class A common stock, par value $0.0001 per share, for each $10.00 invested in the Sponsor PIPE, and the Sponsor PIPE will otherwise be on the same terms as the other investors in the potential Private Placement.

At Closing, the Sponsor is entitled to retain the Class B shares of common stock held by the Sponsor (the “Sponsor Shares”) corresponding to certain monetary thresholds of the amounts raised in the transactions. If the RCLF Closing Cash is (i) less than $10 million, the Sponsor will forfeit and surrender a number of shares of RCLF common stock such that the Sponsor holds 750,000 shares of Combined Company common stock; (ii) greater than or equal to $10 million, but less than $20 million, the Sponsor will forfeit and surrender a number of shares of RCLF common stock such that the Sponsor holds 1,000,000 shares of Combined Company common stock; (iii) greater than $20 million, but less than $30 million, the Sponsor will forfeit and surrender a number of shares of RCLF common stock such that the Sponsor holds 1,250,000 shares of Combined Company common stock; or (iv) greater than $30 million, the Sponsor will forfeit and surrender a number of share of RCLF common stock such that the Sponsor holds 1,500,000 shares of Combined Company common stock; in each case, such figure excludes any shares issued to the Sponsor or its Affiliates in any potential Private Placement and is prior to any forfeiture of shares pursuant to any excess RCLF expenses over the RCLF Expense Cap. The Sponsor thus benefits from (x) increasing the potential Private Placement (which would further dilute RCLF’s stockholders) and (y) mitigating redemptions by RCLF stockholders.

Stockholder Support Agreement

Concurrent with the execution of the Business Combination Agreement, RCLF, Spectral and Support Spectral Stockholders entered into the Stockholder Support Agreement, pursuant to which, among other things each Key Company Stockholder agrees to vote all of such holder’s shares (a) in favor of the approval and adoption of the Business Combination Agreement, and the Business Combination (including the amendment to the Amended and Restated Certificate of Incorporation of Spectral, and Spectral’s delisting from AIM) and (b) against any action, agreement or transaction or proposal that would reasonable be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Spectral under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Transactions from being consummated.

Pursuant to the terms of the Stockholder Support Agreement, each Supporting Spectral Stockholder, severally and not jointly, also agreed that during the term of such agreement it will not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Spectral securities held by such Supporting Spectral Stockholder or otherwise agree to do any of the foregoing, (b) deposit any Spectral securities held by such Support Spectral Stockholder into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any Spectral securities held by such Supporting Spectral Stockholder that is inconsistent with the provisions of the Stockholder Support Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Spectral securities held by such Supporting Spectral Stockholder; provided that the foregoing shall not prohibit the transfer of Spectral securities to an affiliate of such Supporting Spectral Stockholder, but only if such affiliate of such Supporting Spectral Stockholder executes the Stockholder Support Agreement or a joinder, in a form reasonably acceptable to RCLF, agreeing to become a party to the Stockholder Support Agreement.

Proposed Charter Amendment and Amended and Restated Bylaws

Pursuant to the terms of the Business Combination Agreement, in connection with the consummation of the Business Combination, RCLF will amend the Existing Charter to (a) eliminate certain provisions in the Existing Charter relating to the common stock, the initial business combination and other matters relating to RCLF’s status as a blank-check company that will no longer be applicable to us following the Closing and (b) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as Annex B to this proxy statement/prospectus. In addition, we will amend the Existing Charter to change the name of the corporation to “Spectral AI, Inc.”

For more information, see the section entitled “Proposal Number 2 — The Charter Proposal.”

Pursuant to the terms of the Business Combination Agreement, in connection with the consummation of the Business Combination, RCLF will amend and restate its bylaws in the form attached hereto as Annex C (the “Proposed Bylaws”).

Registration Rights and Lock-up Agreement

Concurrent with the Business Combination Agreement contemplates that, at the Closing, RCLF, the Sponsor and certain stockholders of Spectral and RCLF will enter into the Registration Rights/Lock-Up Agreement, pursuant to which, among other things, RCLF will agree to register for resale, pursuant to Rule 415 under the Securities Act, shares of RCLF common stock that are held by the parties thereto from time to time. Pursuant to the Registration Rights/Lock-Up Agreement, RCLF will agree to file a shelf registration statement registering the resale of the common stock within 45 days of the Closing. Up to twice in any 12-month period, certain Spectral stockholders and the Sponsor may request to sell all or any portion of their Registrable Securities (as defined in the Registration Rights/Lock-Up Agreement) in an underwritten offering so long as the total offering price is reasonably expected to exceed $10 million. RCLF will also agree to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights/Lock-Up Agreement will provide that RCLF will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

In addition, pursuant to the Registration Rights/Lock-up Agreements, Spectral stockholders party to the agreement will agree, among other things and subject to limited exceptions, that their shares received as consideration in the First Merger (including New Awards and shares issuable upon exercise or conversion of New Awards) may not be transferred until the date that is six months following Closing, and the Sponsor and other holders of the Founder Shares will agree, among other things, that the shares of RCLF held by the Sponsor (other than shares acquired in any potential Private Placement or shares acquired in the public market) may not be transferred until the date that is six months following the Closing. The form of Registration Rights/Lock-up Agreement is attached to this proxy statement/prospectus as Annex E.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

U.S. FEDERAL INCOME TAX CONSIDERATIONS
TO HOLDERS OF RCLF COMMON STOCK

The following is a discussion of U.S. federal income tax considerations generally applicable to holders of RCLF common stock that elect to have their RCLF common stock redeemed for cash if the Business Combination is completed. This discussion applies only to RCLF common stock that is held as a capital asset for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not describe all U.S. federal income tax considerations that may be relevant to a holder of RCLF common stock in light of the holder’s particular circumstances or to holders that may be subject to special treatment under U.S. federal income tax laws, including:

•        banks and financial institutions;

•        insurance companies;

•        brokers and dealers in securities, currencies or commodities;

•        taxpayers subject to mark-to-market accounting rules;

•        regulated investment companies and real estate investment trusts;

•        governments or agencies or instrumentalities thereof;

•        persons holding RCLF common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation, or in connection with services;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•        partnerships or other pass-through entities for U.S. federal income tax purposes (and investors therein);

•        certain former citizens or long-term residents of the United States;

•        controlled foreign corporations and passive foreign investment companies;

•        qualified foreign pension funds;

•        any holder of Founder Shares; and

•        tax-exempt entities.

In addition, this discussion does not address considerations relating to the alternative minimum tax, the Medicare tax on net investment income, or any state, local or non-U.S. tax considerations or any tax considerations other than U.S. federal income tax considerations. The effects of other U.S. federal tax laws, such as estate and gift tax laws, are not discussed.

For purposes of this section, the term “U.S. Holder” means a beneficial owner of RCLF common stock that, for U.S. federal income tax purposes, is or is treated as:

•        a citizen or individual resident of the United States,

•        a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia,

•        a trust if (a) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) it has made a valid election to be treated as a United States person for U.S. federal income tax purposes, or

•        an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of RCLF common stock, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds RCLF common stock, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, such partnerships and their partners should consult their tax advisors regarding the U.S. federal income tax consequences to them of the matters discussed below.

The following discussion is a summary only and does not discuss all aspects of U.S. federal income taxation relating to redemptions of RCLF common stock. This discussion is based on the Code, Treasury Regulations, judicial decisions, published positions of the IRS, and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders of RCLF common stock to which this discussion applies and could affect the accuracy of the statements herein. RCLF has neither sought nor will seek any rulings from the IRS regarding any matter discussed in this summary. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to those described below.

This discussion is not tax advice. Holders of RCLF common stock should consult their tax advisors with respect to the application of U.S. federal income tax laws to a redemption in light of their particular circumstances, as well as any tax consequences arising under the U.S. federal estate or gift tax laws or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable income tax treaty.

Redemption of RCLF Common Stock

If a holder redeems RCLF common stock pursuant to the redemption provisions described in “RCLF’s Special Meeting of Stockholders — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether or not the redemption qualifies as a sale or other exchange of shares under Section 302 of the Code.

Whether a redemption of shares qualifies for sale treatment will depend largely on the total number of shares treated as held by the redeemed holder before and after the redemption relative to all RCLF shares outstanding both before and after the redemption. The redemption of RCLF common stock by a holder will qualify as a sale of RCLF common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to such holder, (ii) results in a “complete termination” of such holder’s interest in RCLF or (iii) is “not essentially equivalent to a dividend” with respect to such holder.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder should take into account not only shares actually owned by such holder, but also stock that is treated as constructively owned by such holder. A holder may be treated as constructively owning shares owned by certain related individuals and entities in which such holder has an interest or that have an interest in such holder, as well as any stock that such holder has a right to acquire by exercise of an option, which would generally include shares that can be acquired upon the exercise of warrants. Moreover, any RCLF common stock that a holder directly or constructively acquires pursuant to the Business Combination should generally be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of outstanding voting stock in RCLF actually and constructively owned by a holder immediately following the redemption of RCLF common stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually or constructively owned by such holder immediately before the redemption (taking into account both redemptions by other holders and the common stock to be issued pursuant to the Business Combination). Prior to the Business

Combination, RCLF common stock may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of such holder’s interest if either (i) all of the shares of RCLF common stock actually and constructively owned by such holder are redeemed or (ii) all of the shares of RCLF common stock actually owned by such holder are redeemed and such holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of our stock owned by certain family members and such holder does not constructively own any other RCLF common stock. The redemption of RCLF common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in RCLF. Whether the redemption results in a meaningful reduction in a holder’s proportionate interest in RCLF will depend on such holder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest in a publicly held corporation held by a small minority stockholder that exercises no control over corporate affairs may constitute such a “meaningful reduction.

If none of the foregoing tests is satisfied, then the redemption of RCLF common stock will generally be treated as a distribution to the redeeming holder with the consequences to U.S. Holders as described below under “Material U.S. Federal Income Tax Considerations — U.S. Holders — Taxation of Redemptions Treated as Distributions,” and the consequences to Non-U.S. Holders as described below under “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders — Taxation of Redemptions Treated as Distributions.”

U.S. Holders

Taxation of Redemptions Treated as Sales

If the redemption of a U.S. Holder’s RCLF common stock qualifies as a sale of such stock, the U.S. Holder will generally recognize gain or loss on the redemption in an amount equal to the difference between its amount realized and its adjusted tax basis in the RCLF common stock surrendered in the redemption. A U.S. Holder’s amount realized is the sum of the amount of cash and the fair market value of any property received in the redemption. A U.S. Holder’s adjusted tax basis in the RCLF common stock surrendered in the redemption will generally equal its acquisition cost. Gain or loss recognized on the redemption will generally be capital gain or loss and will generally be long-term capital gain or loss if the U.S. Holder’s holding period for the redeemed shares of RCLF common stock exceeds one year at the time of the redemption. It is unclear, however, whether a U.S. Holder’s redemption rights with respect to its RCLF common stock suspends the running of the U.S. Holder’s holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will generally be subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemptions Treated as Distributions

If the redemption of a U.S. Holder’s RCLF common stock does not qualify as a sale of such stock, the U.S. Holder will generally be treated as receiving a distribution with respect to its RCLF common stock in an amount equal to its redemption proceeds. Any such amount will be treated as a dividend to the extent it is paid out of RCLF’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any such amount in excess of RCLF’s current and accumulated earnings and profits will generally be applied against and reduce (but not below zero) the U.S. Holder’s tax basis in its RCLF common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the RCLF common stock with the consequences described above under “Material U.S. Federal Income Tax Considerations — Taxation of Redemptions Treated as Sales.” A U.S. Holder’s remaining tax basis (if any) with respect to the RCLF common stock surrendered in the redemption will generally be added to such holder’s adjusted tax basis in its remaining RCLF common stock, or, if it has none, to such holder’s adjusted tax basis in its warrants or, possibly, to the basis of such holder’s constructively-owned RCLF common stock.

Dividends received by corporate U.S. Holders will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends received by non-corporate U.S. Holders will constitute “qualified dividends” that are subject to tax at preferential long-term capital gains rates. It is unclear, however, whether a U.S. Holder’s redemption rights with respect to its RCLF common stock suspend the running of the applicable holding period for purposes of the dividends received deduction or the preferential tax rate on qualified dividend income.

Non-U.S. Holders

Taxation of Redemptions Treated as Sales

If the redemption of a Non-U.S. Holder’s RCLF common stock qualifies as a sale of such stock, gain realized by the Non-U.S. Holder on the redemption will generally not be subject to U.S. federal income tax unless:

•        The gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed based maintained by the Non-U.S. Holder in the United States), in which case the gain will generally be subject to U.S. federal income tax on a net income basis at the graduated U.S. federal income tax rates generally applicable to United States persons and, in the case of a Non-U.S. Holder that is a corporation, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) after application of certain adjustments;

•        The Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met, in which case the gain will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) and may be offset by U.S. source capital losses if certain requirements are satisfied; or

•        We are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period during which the Non-U.S. Holder held RCLF common stock (and, if the RCLF common stock is treated as regularly traded on an established securities market for purposes of these rules, the Non-U.S. Holder has owned directly, indirectly or constructively more than five percent (5%) of the RCLF common stock during such period), in which case the gain will generally be subject to tax on a net income basis at the U.S. federal income tax rates generally applicable to United States persons.

RCLF believes that it is not, and has not at any time since its formation been, a U.S. real property holding corporation, and RCLF does not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed. However, this determination is factual in nature and subject to change, and no assurance can be provided regarding the status of RCLF as a U.S. real property holding corporation currently, following the Business Combination or at any future time.

The applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. Holder’s RCLF common stock. Accordingly, it is possible that the withholding agent will treat the redemption of a Non-U.S. Holder’s RCLF common stock as a distribution subject to withholding tax as described below under “Material U.S. Federal Income Tax Considerations — Taxation of Redemptions Treated as Distributions.” In addition, if the third bullet point above applies, unless RCLF common stock is regularly traded on an established securities market, the applicable withholding agent may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized by a Non-U.S. Holder on a redemption of RCLF common stock that qualifies as a sale. There can be no assurance that the RCLF common stock will be treated as regularly traded on an established securities market.

Taxation of Redemptions Treated as Distributions

If the redemption of a Non-U.S. Holder’s RCLF common stock does not qualify as a sale of such stock, the Non-U.S. Holder will generally be treated as receiving a distribution with respect to its RCLF common stock in an amount equal to its redemption proceeds. Any such amount will be treated as a dividend to the extent it is paid out of RCLF’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any such dividend will generally be subject to U.S. federal withholding tax at a rate of 30% unless the Non-U.S. Holder timely provides certification of its eligibility for a reduced rate under an applicable income tax treaty (usually on an IRS Form W-8BEN or W-8BEN-E) or furnishes a valid IRS Form W-8ECI certifying that the dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed based maintained by the Non-U.S. Holder in the United States). Any redemption proceeds in excess of RCLF’s current and accumulated earnings and profits will generally be applied against and reduce (but not below zero) the Non-U.S. Holder’s tax basis in its RCLF common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the RCLF common stock with the consequences described above under “Material U.S. Federal Income Tax Considerations — Taxation of Redemptions Treated as Sales.” A Non-U.S. Holder’s remaining tax basis (if any) with respect to RCLF common stock surrendered in the redemption will generally be added to such holder’s adjusted tax basis in its remaining RCLF common stock, or, if it has none, to such holder’s adjusted tax basis in its warrants or, possibly, to the basis of such holder’s constructively-owned RCLF common stock, if any.

A dividend that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed based maintained by the Non-U.S. Holder in the United States) will generally be subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Non-U.S. Holders of RCLF common stock should consult their tax advisors regarding the application of the foregoing rules in light of their particular circumstances and the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax with respect to any redemption proceeds payable to them.

FATCA Withholding Taxes

Under the Foreign Account Tax Compliance Act and the regulations and administrative guidance promulgated thereunder (“FATCA”), withholding at a rate of thirty percent (30%) will generally be required on dividends (including constructive dividends received pursuant to a redemption of stock) in respect of securities (including RCLF common stock) that are held by or through certain “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN or W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Non-U.S. Holders should consult their tax advisers regarding the effects of FATCA in connection with a redemption of RCLF common stock.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
TO HOLDERS OF SPECTRAL COMMON STOCK

The following is a general discussion of material U.S. federal income tax considerations of the Mergers to holders of Spectral common stock that exchange their Spectral common stock for RCLF common stock in the First Merger. This discussion applies only to Spectral common stock that is held as a capital asset for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not describe all U.S. federal income tax considerations that may be relevant to a holder of Spectral common stock in light of the holder’s particular circumstances or to holders that may be subject to special treatment under U.S. federal income tax laws, including:

•        banks and financial institutions;

•        insurance companies;

•        brokers and dealers in securities, currencies or commodities;

•        taxpayers subject to mark-to-market accounting rules;

•        regulated investment companies and real estate investment trusts;

•        governments or agencies or instrumentalities thereof;

•        persons holding Spectral common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation, or in connection with services;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•        partnerships or other pass-through entities for U.S. federal income tax purposes (and investors therein);

•        certain former citizens or long-term residents of the United States;

•        controlled foreign corporations and passive foreign investment companies;

•        qualified foreign pension funds; and

•        tax-exempt entities.

In addition, this discussion does not address considerations relating to the alternative minimum tax, the Medicare tax on net investment income, or any state, local or non-U.S. tax considerations or any tax considerations other than U.S. federal income tax considerations. The effects of other U.S. federal tax laws, such as estate and gift tax laws, are not discussed.

For purposes of this section, the term “U.S. Holder” means a beneficial owner of Spectral common stock that, for U.S. federal income tax purposes, is or is treated as:

•        a citizen or individual resident of the United States,

•        a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia,

•        a trust if (a) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) it has made a valid election to be treated as a United States person for U.S. federal income tax purposes, or

•        an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Spectral common stock, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Spectral common stock, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, such partnerships and their partners should consult their tax advisors regarding the U.S. federal income tax consequences to them of the matters discussed below.

The following discussion is a summary only and does not discuss all aspects of U.S. federal income taxation relating to the Mergers. This discussion is based on the Code, Treasury Regulations, judicial decisions, published positions of the IRS, and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this discussion applies and could affect the accuracy of the statements herein. Neither Spectral nor RCLF has sought nor will seek any rulings from the IRS regarding any matter discussed in this summary. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to those described below.

This discussion is not tax advice. Holders of Spectral common stock should consult their tax advisors with respect to the application of U.S. federal income tax laws to the Mergers and the Business Combination in light of their particular circumstances, as well as any tax consequences arising under the U.S. federal estate or gift tax laws or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable income tax treaty.

Treatment of the Mergers

The parties intend for the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes (a “Section 368(a) Reorganization”).

The U.S. federal income tax consequences of the Mergers to holders of Spectral common stock will depend on whether the Mergers, taken together, qualify as a Section 368(a) Reorganization. However, the obligation of the parties to complete the Mergers is not conditioned on the receipt of an opinion from counsel to the effect that the Mergers, taken together, will qualify as a Section 368(a) Reorganization. Furthermore, the parties have not requested, and do not intend to request, any ruling from the IRS with respect to the U.S. federal income tax consequences of the Mergers. Accordingly, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to such intended treatment of the Merger or any of the consequences set forth below, in which case the tax consequences of the Mergers could be materially different from those described herein.

U.S. Holders

Assuming that the Mergers, taken together, qualify as a Section 368(a) Reorganization, the U.S. federal income tax consequences of the Mergers to U.S. Holders are as follows:

•        no gain or loss should be recognized by a U.S. Holder who exchanges its Spectral common stock solely for RCLF common stock pursuant to the First Merger;

•        the U.S. Holder should have an adjusted tax basis of RCLF common stock received in the First Merger equal to the adjusted tax basis of Spectral common stock surrendered in exchange therefor; and

•        the holding period of RCLF common stock received in the First Merger by a U.S. Holder should include such U.S. Holder’s holding period for Spectral common stock exchanged therefor.

If a U.S. Holder acquired different blocks of Spectral common stock at different times or different prices, such U.S. Holder’s basis and holding period may be determined with reference to each block of Spectral common stock. Any such U.S. Holder should consult its tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Spectral common stock.

Non-U.S. Holders

Assuming that the Mergers, taken together, qualify as a Section 368(a) Reorganization, the U.S. federal income tax consequences to a Non-U.S. Holder generally will correspond to the U.S. federal income tax characterization of such exchange by a U.S. Holder, as described above under “Material U.S. Federal Income Tax Considerations — U.S. Holders.”

If the Mergers, taken together, do not qualify as a Section 368(a) Reorganization, a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain recognized as a result of the Mergers unless:

•        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed based maintained by the Non-U.S. Holder in the United States), in which case the gain will generally be subject to U.S. federal income tax on a net income basis at the graduated U.S. federal income tax rates generally applicable to United States persons and, in the case of a Non-U.S. Holder that is a corporation, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) after application of certain adjustments;

•        the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Mergers and certain other requirements are met, in which case the gain will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) and may be offset by U.S. source capital losses if certain requirements are satisfied; or

•        Spectral is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period during which the Non-U.S. Holder held Spectral common stock, in which case the gain will generally be subject to tax on a net income basis at the U.S. federal income tax rates generally applicable to United States persons.

Spectral does not believe that it is, or will have been at any time during the five-year period ending on the Closing Date, a U.S. real property holding corporation, and the Business Combination Agreement obligates Spectral to deliver a certificate to RCLF to that effect at or prior to the Closing. However, this determination is factual in nature and subject to change, and no assurance can be provided regarding the status of Spectral as a U.S. real property holding corporation up to the Closing and its ability to deliver such certificate at or prior to the Closing. If Spectral is unable to deliver such certificate, RCLF or the applicable withholding agent may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

Spectral is incorporated under the laws of the State of Delaware and the rights of Spectral stockholders are governed by the laws of the State of Delaware, including the DGCL, Spectral’s charter and Spectral’s bylaws. RCLF is incorporated under the laws of the State of Delaware and the rights of RCLF stockholders are governed by the laws of the State of Delaware, including the DGCL, RCLF’s Existing Charter and RCLF’s bylaws.

As a result of the Business Combination, RCLF stockholders that do not redeem their shares and Spectral stockholders who receive shares of Combined Company common stock will become Combined Company stockholders. The Combined Company is incorporated under the laws of the State of Delaware and the rights of Combined Company stockholders are governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Proposed Bylaws. Thus, following the Business Combination, the rights of RCLF stockholders that do not redeem their shares and Spectral stockholders who become Combined Company stockholders in the Business Combination will continue to be governed by Delaware law but will no longer be governed by RCLF’s Existing Charter and RCLF’S bylaws or Spectral’s charter and Spectral’s bylaws, respectively, and instead will be governed by the Proposed Charter and the Proposed Bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of RCLF’s stockholders under RCLF’s Existing Charter and bylaws (left column), the rights of Spectral stockholders under Spectral’s charter and Spectral’s bylaws (center column), and the rights of Combined Company stockholders under the forms of the Proposed Charter and the Proposed Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of RCLF’s Existing Charter and bylaws incorporated by reference as exhibits to this registration statement on Form S-4, of which this proxy statement/prospectus forms a part, Spectral’s charter and Spectral’s bylaws, and the form of the Proposed Charter, which is attached to this proxy statement/prospectus as Annex B, and the form of the Proposed Bylaws, which is attached to this proxy statement/prospectus as Annex C, as well as the relevant provisions of the DGCL.

Capitalized terms used in the Current RCLF Provisions, Spectral and Combined Company columns below and not defined below have the meanings assigned to them in the Existing Charter and bylaws, Spectral’s charter and bylaws and the Proposed Charter and the Proposed Bylaws, respectively.

Current RCLF Provisions	Spectral	Combined Company
Authorized Capital Stock

RCLF common stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Company is authorized to issue is 101,000,000, consisting of (a) 100,000,000 shares of common stock, including (i) 80,000,000 shares of Class A common stock and (ii) 20,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock.

Spectral is authorized to issue two classes of capital stock which are designated, respectively, “common stock” and “preferred stock.” Spectral is authorized to issue a total of 410,000,000 shares, each with a par value of $0.001 per share, including 400,000,000 shares of common stock, and 10,000,000 shares of preferred stock.

The Proposed Charter authorizes shares of stock, consisting of 80,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Current RCLF Provisions	Spectral	Combined Company
Conversion

In the event that a Business Combination is consummated by RCLF or RCLF holds a vote of its stockholders to amend its Certificate of Incorporation prior to the consummation of a Business Combination, any holder of IPO Shares who (i) followed the procedures contained in the proxy materials to perfect the holder’s right to convert the holder’s IPO Shares into cash, if any, or (ii) tendered the holder’s IPO Shares as specified in the tender offer materials therefore, shall be entitled to receive the Conversion Price in exchange for the holder’s IPO Shares.

RCLF shall, promptly after the consummation of the Business Combination or the filing of the amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, covert such shares into cash at a per share price equal to the quotient determined by dividing (i) the amount then held in the Trust Fund less any income taxes owed on such funds but not yet paid, calculated as of two business days prior to the consummation of the Business Combination or the filing of the amendment, as applicable, by (ii) the total number of IPO Shares then outstanding (such price being referred to as the “Conversion Price”). “Trust Fund” shall mean the trust account established by RCLF at the consummation of its IPO and into which the amount specified in Registration Statement is deposited.

	There are no conversion provisions in the Certificate of Incorporation.	There are no conversion provisions in the Proposed Charter or the Proposed Bylaws.

Current RCLF Provisions	Spectral	Combined Company

Notwithstanding the foregoing, a holder of IPO Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (“Group”) with, will be restricted from demanding conversion in connection with a proposed Business Combination with respect to 20.0% or more of the IPO Shares. Accordingly, all IPO Shares beneficially owned by such holder or any other person with whom such holder is acting in concert or as a Group with an excess of 20.0% or more of the IPO Shares will remain outstanding following consummation of such Business Combination in the name of the stockholder and not be converted.

Number and Qualification of Directors

The board of directors shall consist of one or more members. The number of directors shall be fixed by the board of directors and may thereafter be changed from time to time by resolution of the board of directors. Directors need not be residents of the State of Delaware nor stockholders of RCLF.

The number of directors constituting the entire board of directors shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board (as defined in the Certificate of Incorporation).

The number of directors which shall constitute the Whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board.
Structure of Board; Election of Directors

The Board is divided into three classes designated as Class I, Class II and Class III, respectively. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the Whole Board.

The bylaws provide that, except as may be required in the Certificate of Incorporation, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The Proposed Charter provides that, beginning with the Combined Company’s first annual meeting of stockholders, the directors, including any of those elected by the holders of any series of Preferred Stock, shall be elected to hold office for a term expiring at the next annual meeting of the stockholders of the Combined Company and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Current RCLF Provisions	Spectral	Combined Company

During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Combined Company shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal.

Removal of Directors

Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of RCLF capital stock entitled to vote generally in the election of directors, voting together as a single class

A director may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of capital stock of Spectral then entitled to vote at an election of directors voting together as a single class.

Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any director may be removed from office at any time by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Combined Company entitled to vote on the election of such director, voting together as a single class

Voting
The holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote	The holders of the Common Stock are entitled to one vote for each share of Common Stock on all matters submitted to a vote of the stockholders generally. There shall be no cumulative voting.

Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Combined Company on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by Proposed Charter (including any Certificate of Designation relating to such series of Preferred Stock).

Current RCLF Provisions	Spectral	Combined Company
Supermajority Voting Provisions
Not applicable.

Spectral’s Certificate of Incorporation requires (i) the affirmative vote of the holders of at least 75% of the voting power of all of the then-outstanding stock of Spectral entitled to vote to waive certain preemptive rights of the stockholders with respect to the issuance of New Securities (as defined in the Certificate of Incorporation); and (ii) the affirmative vote of 75% of the common stock voting in person or by proxy at a duly called meeting of the stockholders in accordance with Rule 41 of the AIM Rules to voluntarily cancel the effectiveness of Spectral’s admission on AIM or willfully cause the Common Stock of Spectral to no longer be traded on AIM.

Spectral’s Certificate of Incorporation requires the approval of at least two-thirds of the voting power of all then-outstanding stock of Spectral entitled to vote generally in the election of directors, voting together as a single class, to adopt, amend or repeal the Bylaws or Certificate of Incorporation; provided that if two-thirds of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws or Certificate of Incorporation, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of Spectral entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws or Certificate of Incorporation.

Spectral’s Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding stock of Spectral entitled generally in the election of directors, voting together as a single class to remove a director for cause.

The Proposed Charter requires the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class, to amend or repeal certain provisions of Proposed Charter as follows: Article V, which addresses the Board of Directors, Article VI, which addresses the rights granted to stockholders of the Combined Company, Article VII, which addresses liability and indemnification, Article VIII, which addresses exclusive forum, and Article X, which addresses amendment of the Proposed Charter and the Proposed Bylaws.

The Proposed Charter requires the approval by affirmative vote of the holders of at least a majority of the common stock of the Combined Company to adopt, amend, alter or repeal the bylaws.

The Proposed Charter provides that directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Combined Company entitled to vote on the election of such director, voting together as a single class.

Current RCLF Provisions	Spectral	Combined Company
Vacancies on the Board of Directors

Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify. A vacancy created by the removal of a director by the stockholders may be filled by the stockholders.

Any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.

Except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal. A vacancy in the Board shall be deemed to exist under the Proposed Charter in the case of the death, removal, resignation or disqualification of any director

Special Meeting of the Board of Directors
RCLF’s bylaws provide that special meetings of the board of directors may be called by the Chairman or the President or by the number of directors who then legally constitute a quorum.	Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, the President or the Board acting pursuant to resolution adopted by the Board.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Board

Current RCLF Provisions	Spectral	Combined Company
Amendment to Certificate of Incorporation

Under Delaware law, an amendment to a charter generally requires the approval of such company’s board of directors and a majority of the combined voting power of the then outstanding shares of voting stock, voting together as a single class. There is nothing in the Certificate of Incorporation or Bylaws mentioning approval requirements for amending the Certificate of Incorporation.

Spectral’s Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding stock of Spectral entitled generally in the election of directors, voting together as a single class, to adopt, amend or repeal the Certificate of Incorporation; provided that if two-thirds of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Certificate of Incorporation, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of Spectral entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Certificate of Incorporation.

The Proposed Charter requires the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class, to amend or repeal certain provisions of Proposed Charter as follows: Article V, which addresses the Board of Directors, Article VI, which addresses the rights granted to stockholders of the Combined Company, Article VII, which addresses liability and indemnification, Article VIII, which addresses exclusive forum, and Article X, which addresses amendment of the Proposed Charter and the Proposed Bylaws.

Amendment of Bylaws

The board of directors shall have the power, without the assent or vote of the stockholders, to make, amend, change, add to or repeal the bylaws of RCLF as provided in the bylaws of RCLF. RCLF’s bylaws provide that the bylaws may be altered, amended, supplemented or repealed or new bylaws may be adopted (a) at any regular or special meeting of stockholders at which a quorum is present or represented, by the affirmative vote of the holders of a majority of the shares entitled to vote, provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting, or (b) by a resolution adopted by a majority of the whole board of directors at any regular or special meeting of the board. The stockholders shall have authority to change or repeal any bylaws adopted by the directors.

The Board has the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board will require the approval of a majority of the Whole Board. The stockholders also have the power to adopt, amend or repeal the Bylaws; provided, however, that in addition to any vote of the holders of any class or series of stock of Spectral required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of Spectral entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws; provided further, that if two-thirds of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of Spectral entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.

The Board is expressly authorized to adopt, amend, alter or repeal the Proposed Bylaws. However, the Proposed Charter requires the approval by affirmative vote of the holders of at least a majority of the outstanding capital stock of the Combined Company for the stockholders to adopt, amend, alter or repeal the bylaws.

Current RCLF Provisions	Spectral	Combined Company
Quorum

Board of Directors. The Bylaws provide that a majority of the directors then in office shall constitute a quorum for the transaction of business unless a greater number is required by law, by the Certificate of Incorporation or by these bylaws. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Stockholders. The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be resent or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Board of Directors. At all meetings of the Board, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time without further notice thereof.

Stockholders. At each meeting of stockholders the holders of a majority of the voting power of the shares of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business, unless otherwise required by applicable law. If a quorum shall fail to attend any meeting, the chairperson of the meeting or the holders of a majority of the shares entitled to vote who are present, in person or by proxy, at the meeting may adjourn the meeting.

Board of Directors. A majority of the total number of directors then in office shall constitute a quorum for the transaction of business at all meetings of the Board. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present

Stockholders. Unless otherwise provided by law, the Proposed Charter or the Proposed Bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time.

Stockholder Action by Written Consent

Whenever the stockholders are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a written consent or electronic transmission, setting forth the action so taken, shall be signed or emailed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting called for such purpose.

Section 228 of the DGCL provides that unless otherwise provided in the charter, any action of a meeting of stockholders may be taken, without a meeting and prior notice, by signed consent, delivered to the corporation, of stockholders having the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Spectral’s Certificate of Incorporation is silent with respect to stockholder action by written consent; therefore, it is permitted.

Any action required or permitted to be taken by the stockholders of the Combined Company must be effected at a duly called annual or special meeting of the stockholders of the Combined Company (and may not be taken by consent of the stockholders in lieu of a meeting); provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock.

Current RCLF Provisions	Spectral	Combined Company
Special Stockholder Meetings

Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be held wholly or partially by means of remote communications or at any place, within or without the State of Delaware, and may be called by resolution of the board of directors, or by the Chairman or the Chief Executive Officer.

Special meetings of the stockholders of Spectral may be called only by the Chairperson of the Board, the Chief Executive Officer, the President, or the Board acting pursuant to a resolution adopted by a majority of the Whole Board. Special meetings may not be called by any other person or persons.

Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Combined Company may be called, for any purpose or purposes, at any time by the chairperson of the Board or a resolution adopted by the affirmative vote of the majority of the then-serving members of the Board, but such special meetings may not be called by stockholders or any other Person or Persons.

Notice of Stockholder Meetings

Written or printed notice of the meeting stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, either personally, or by mail, or if prior consent has been received by a stockholder by electronic transmission, by or at the direction of the Chairman or the President, the Secretary, or the persons calling the meeting, to each stockholder or record entitled to vote at such meeting.

Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by law stating the date, time and place, if any, of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or Spectral’s Certificate of Incorporation, such notice shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

Unless otherwise provided by law, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with the Proposed Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Current RCLF Provisions	Spectral	Combined Company
Stockholder Proposals (Other than Nomination of Persons for Election as Directors)
Nothing in the Bylaws or Certificate of Incorporation discusses this.

For other business to be properly brought before an annual meeting by a stockholder pursuant to the Bylaws: (i) the stockholder must have given timely notice thereof in writing to the Secretary of Spectral; (ii) such other business must otherwise be a proper matter for stockholder action; and (iii) the stockholder or stockholders proposing the business must hold, and be entitled to vote on a resolution relating to such business, at least 5% of Spectral’s voting shares.

To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of Spectral not later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered (A) no earlier than the close of business on the 105th day prior to currently proposed annual meeting and (B) no later than the close of business on the later of the 75th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation.

To be properly brought before an annual meeting, business must be brought before the meeting by a stockholder present in person who (1) was a stockholder of record of the Combined Company both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with the below “Timely Notice” provisions.

Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Combined Company and (b) provide any updates or supplements to such notice at the times and in the forms required by the Proposed Bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Combined Company not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth day (120th) day, in each case, prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the later of: (1) the ninetieth (90th) day prior to such annual meeting or (2) on the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made, (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

Current RCLF Provisions	Spectral	Combined Company
Stockholder Nominations of Persons for Election as Directors
Nothing in the Bylaws or Certificate of Incorporation discusses this.

For nominations to be properly brought before an annual meeting by a stockholder: (i) the stockholder must have given timely notice thereof in writing to the Secretary of Spectral; (ii) such other business must otherwise be a proper matter for stockholder action; and (iii) the stockholder or stockholders proposing the business must hold, and be entitled to vote on a resolution relating to such business, at least 5% of Spectral’s voting shares.

To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of Spectral not later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered (A) no earlier than the close of business on the 105th day prior to currently proposed annual meeting and (B) no later than the close of business on the later of the 75th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by Spectral. Such stockholder’s notice shall also set forth information pursuant to the advance notice provisions in the Bylaws.

Nominations of any person for election to the Board in the case of an annual meeting may be made at such meeting by a stockholder present in person who (i) was a record owner of shares of the Combined Company both at the time of giving the notice and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with the Proposed Bylaws as to such notice and nomination.

The foregoing clause shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.

Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (A) provide Timely Notice thereof in writing and in proper form to the secretary of the Combined Company, (B) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by Proposed Bylaws, and (C) provide any updates or supplements to such notice at the times and in the forms required by the Proposed Bylaws. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a Nominating Person may nominate for election at the annual meeting pursuant the Proposed Bylaws shall not exceed the number of directors to be elected at such annual meeting. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected as such meeting. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Proposed Bylaws.

Current RCLF Provisions	Spectral	Combined Company
Exclusive Forum
Not applicable.

Unless Spectral consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, United States of America, shall be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of Spectral; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Spectral to Spectral or Spectral’s stockholders; (c) any action asserting a claim against Spectral arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; (d) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; (e) any action asserting a claim against Spectral governed by the internal affairs doctrine; or (f) any complain asserting a cause of action arising under the rules of AIM or the London Stock Exchange.

The above provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Additionally, unless RCLF consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

The Proposed Charter adopts (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act (or other rules and regulations thereunder) and any other claim for which the U.S. federal courts have exclusive jurisdiction.

Current RCLF Provisions	Spectral	Combined Company
Limitation of Liability of Directors and Officers

A director of RCLF shall not be personally liable to RCLF or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph by the stockholders of RCLF shall not adversely affect any right or protection of a director of RCLF with respect to events occurring prior to the time of such repeal or modification.

To the fullest extent permitted by law, no director of Spectral shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of Spectral shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither any amendment nor repeal of foregoing paragraph, nor the adoption of any provision of the Certificate of Incorporation inconsistent with the foregoing paragraph, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of Spectral existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director or officer of the Combined Company shall not be personally liable to the Combined Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Combined Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Indemnification of Directors, Officers, Employees and Agents

RCLF, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorney’s fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by RCLF in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by RCLF as authorized hereby.

To the fullest extent permitted by applicable law, Spectral is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of Spectral (and any other persons to which DGCL permits Spectral to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

The Combined Company shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether criminal, civil, administrative or investigative by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Combined Company or is or was serving at the request of the Combined Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such action, suit or proceeding, whether criminal, civil, administrative or investigative.

Current RCLF Provisions	Spectral	Combined Company

Subsection (a) of Article VII of RCLF’s Bylaws provides that RCLF shall indemnify, subject to Section (b) of Article VII of the Bylaws, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of RCLF), by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of RCLF and, with respect to any criminal action or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of RCLF and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Subsection (b) of Article VII of RCLF’s Bylaws provides that RCLF shall indemnify, subject to subsection (d) of Article VII of the Bylaws, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the RCLF to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of RCLF or is or was serving at the request of the RCLF as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred

Spectral’s bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a member of the Board or officer of Spectral or a Reincorporated Predecessor (as defined in the bylaws) or is or was serving at the request of Spectral or a Reincorporated Predecessor as a member of the board of directors, officer or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by Spectral to the fullest extent permitted by the DGCL as the same exists or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Spectral to provide broader indemnification rights than such law permitted Spectral to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of such indemnitees’ heirs, executors and administrators. Notwithstanding the foregoing, Spectral shall indemnify any such indemnitee seeking indemnity in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board or such indemnification is authorized by an agreement approved by the Board.

Current RCLF Provisions	Spectral	Combined Company

by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of RCLF and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to RCLF unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery of the State of Delaware or other court shall deem proper.

To the extent that a director, officer, employee or agent of RCLF has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the subsections (a) or (b) of Article VIII of the Bylaws, or in defense of any claim, issue or matter therein, RCLF shall indemnify him against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

For purposes of the above, “RCLF” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of the above sections with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

Current RCLF Provisions	Spectral	Combined Company
Dividends, Distributions and Stock Repurchases

A holder of IPO Shares shall only be entitled to receive distributions from the Trust Fund in the event (i) he demands conversion of his shares or sells his shares in a tender offer in accordance with Section 9.2(a), Section 9.2(b), Section 9.2(d) or Section 9.7 of the Certificate of Incorporation or (ii) that RCLF has not consummated a Business Combination by the Termination Date. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

Spectral’s Certificate of Incorporation and Bylaws are silent with respect to dividends, distributions and stock repurchases.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Proposed Charter, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Combined Company’s capital stock.

The Board may set apart out of any of the funds of the Combined Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Combined Company, and meeting contingencies

Liquidation

In the event that RCLF does not consummate a Business Combination by 18 months from the consummation of the IPO (the “Termination Date”), the RCLF shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the IPO Shares for cash for a redemption price per share (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of RCLF’s then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the Board of Directors pursuant to Section 275(a) of the DGCL finding the dissolution of RCLF advisable and the provision of such notices as are required by said Section 275(c) of the DGCL, dissolve and liquidate the balance of RCLF’s net assets to its remaining stockholders, as part of RCLF’s plan of dissolution and liquidation, subject (in the case of (ii) and (iii) above) to RCLF’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

	Spectral’s Certificate of Incorporation and Bylaws are silent with respect to liquidation.	The Proposed Charter and Proposed Bylaws are silent with respect to liquidation.

Current RCLF Provisions	Spectral	Combined Company

In such event, the per share redemption price shall be equal to a pro rata share of the Trust Fund plus any pro rata interest earned on the funds held in the Trust Fund and not previously released to RCLF for its working capital requirements or necessary to pay its taxes divided by the total number of IP Shares then

Choice of Law

Unless RCLF consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the flowing claims or causes of action under the Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of RCLF; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, employee or agent of RCLF, to RCLF or the RCLF’s stockholders, or any claim or cause of action for aiding and abetting any such breach; (C) any claim or cause of action against RCLF or any current or former director, officer or other employee of RCLF, arising out of or pursuant to any provision of the DGCL, this Amendment and Restated Certificate of Incorporation or the bylaws of RCLF (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the bylaws of RCLF (as each may be amended from time to time, including any right. Obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of

Unless Spectral consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, United States of America, shall be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of Spectral; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Spectral to Spectral or Spectral’s stockholders; (c) any action asserting a claim against Spectral arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; (d) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; (e) any action asserting a claim against Spectral governed by the internal affairs doctrine; or (f) any complain asserting a cause of action arising under the rules of AIM or the London Stock Exchange.

Unless Spectral consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Combined Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Combined Company to the Combined Company or to the Combined Company’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Combined Company, its current or former directors, officers, or employees, agents or stockholders arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws, or (iv) any action, suit or proceeding asserting a claim against the Combined Company, its current or former directors, officers, or employees, agents or stockholders governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the Proposed Charter is filed in a court other than the Chancery Court by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce the Proposed Charter; and (b) having service of process made upon such stockholder in any such action by service upon such Delaware; and (F)

Current RCLF Provisions	Spectral	Combined Company

any claim or cause of action against RCLF or any current or former director, officer or other employee of RCLF, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants.

The foregoing shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

stockholder’s counsel in the action as agent for such stockholder. The exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or Exchange Act (or other rules and regulations thereunder) or any other claim for which the federal courts have exclusive jurisdiction.

DESCRIPTION OF CAPITAL STOCK OF THE COMBINED COMPANY

As a result of the Business Combination, RCLF stockholders and Spectral stockholders who receive shares of the Combined Company common stock in the Business Combination will become stockholders of the Combined Company. Your rights as stockholders of the Combined Company will be governed by Delaware law and the Proposed Charter and Amended and Restated Bylaws (the “Proposed Bylaws”), each of which will be effective upon the Closing, as described further below. Your rights as holders of the Combined Company warrants will be governed by the terms of the warrant agreement, dated February 11, 2021, by and between RCLF and Continental Stock Transfer & Trust Company (the “Warrant Agreement”). The following description of the material terms of the Combined Company’s securities, including the Combined Company’s common stock to be issued in the Business Combination, reflects the anticipated state of affairs upon completion of the Business Combination. We urge you to read the applicable provisions of Delaware law and the Combined Company’s forms of Proposed Charter and Proposed Bylaws carefully and in their entirety because they describe your rights as a stockholder of the Combined Company’s common stock.

Authorized and Outstanding Capital Stock

The Proposed Charter authorizes the issuance of 81,000,000 shares of capital stock of the Combined Company, consisting of (i) 80,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Common Stock

Voting Rights

Holders of Common Stock will be entitled to cast one vote per share of Common Stock on all matters to be voted on by stockholders. Holders of Common Stock will vote together as a single class, and an action will be approved by stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors will be elected by a plurality of the votes cast. Holders of Common Stock will not be entitled to cumulate their votes in the election of directors.

When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting will be decided by a majority vote of the holders of shares of capital stock present or represented at the meeting and voting affirmatively or negatively on such matter. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast will be sufficient to elect such directors.

Dividend Rights

Subject to preferences that may apply to any Preferred Stock, holders of Common Stock will be entitled to the payment of dividends at the times and in the amounts as the Board in its discretion may determine.

Liquidation, Dissolution and Winding Up

On the liquidation, dissolution, distribution of assets or winding up of the Combined Company, each holder of Common Stock will be entitled, pro rata on a per share basis, to all assets of the Combined Company of whatever kind available for distribution to the holders of Common Stock, subject to the designations, preferences, limitations, restrictions and relative rights of any Preferred Stock then outstanding.

Other Matters

The holders of Common Stock will not have redemption, conversion, preemptive or other subscription rights and there will be no sinking fund provisions applicable to Common Stock. Upon completion of the Business Combination, all of the outstanding shares of Common Stock will be validly issued, fully paid and non-assessable.

Preferred Stock

General

The Proposed Charter provides that the Board has the authority, without action by the stockholders, to designate and issue shares of Preferred Stock in one or more series, and the number of shares constituting any such series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each series of Preferred Stock, including, without limitation, dividend rights, conversion rights, rights and terms of redemption, and liquidation preferences, which rights may be greater than the rights of the holders of Common Stock.

The purpose of authorizing the Board to issue Preferred Stock and determine the rights and preferences of any series of Preferred Stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of Preferred Stock may adversely affect the holders of Common Stock by restricting dividends on Common Stock, diluting the voting power of Common Stock or subordinating the dividend or liquidation rights of Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Common Stock.

Warrants

Each whole Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrant holder. No fractional Warrants will be issued upon separation of the units and only whole Warrants will trade on Nasdaq.

No Warrant will be exercisable for cash unless we have an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if the registration statement covering the shares of Common Stock issuable upon exercise of the Warrants is not effective within 60 days from the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the whole Warrant for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrant and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported trading price of the shares of Common Stock for the ten (10) trading days ending on the trading day prior to the date of exercise. The Warrants will expire five years from the Closing at 5:00 p.m., New York City time.

If (x) RCLF issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the RCLF Board), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination, and (z) the volume weighted average trading price of our shares of Common Stock during the 20 trading day period starting on the trading day prior to the day on which RCLF consummates the Business Combination (such price, the “Market Price”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Price.

The outstanding Warrants (excluding the Warrants issued in the private placements contemporaneously with the IPO) may be called for redemption, in whole and not in part, at a price of $0.01 per warrant:

•        at any time after the Warrants become exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period commencing after the Warrants become exercisable and ending on the third business day prior to the notice of redemption to Warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrants upon surrender of such Warrants.

The redemption criteria for the Warrants have been established at a price which is intended to provide Warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Warrant exercise price so that if the share price declines as a result of a redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrant.

If the Warrants are called for redemption as described above, management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrant and the “fair market value” by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported closing price of the shares of Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of the Warrants. Whether we will exercise our option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of the Common Stock at the time the Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The Warrants have been issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and RCLF. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of 65% of the then outstanding Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no Warrants will be exercisable for cash and we will not be obligated to issue shares of Common Stock unless at the time a holder seeks to exercise such warrants, a prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants is current and the shares of Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the Warrant Agreement, we have agreed to use commercially reasonable efforts to meet these conditions and to maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants, and we will not be required to settle any such warrant exercise. If the prospectus relating to the shares of Common Stock issuable upon the exercise of the Warrants is not current or if the

Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Common Stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder.

The Warrant Agreement provides that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act (or the rules and regulations thereunder) or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Registration Rights and Lock-up Agreement

Concurrent with the Business Combination Agreement contemplates that, at the Closing, RCLF, the Sponsor and certain stockholders of Spectral and RCLF will enter into the Registration Rights/Lock-Up Agreement, pursuant to which, among other things, RCLF will agree to register for resale, pursuant to Rule 415 under the Securities Act, shares of RCLF common stock that are held by the parties thereto from time to time. Pursuant to the Registration Rights/Lock-Up Agreement, RCLF will agree to file a shelf registration statement registering the resale of the common stock within 45 days of the Closing. Up to twice in any 12-month period, certain Spectral stockholders and the Sponsor may request to sell all or any portion of their Registrable Securities (as defined in the Registration Rights/Lock-Up Agreement) in an underwritten offering so long as the total offering price is reasonably expected to exceed $10 million. RCLF will also agree to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights/Lock-Up Agreement will provide that RCLF will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

In addition, pursuant to the Registration Rights/Lock-up Agreements, Spectral stockholders party to the agreement will agree, among other things and subject to limited exceptions, that their shares received as consideration in the First Merger (including New Awards and shares issuable upon exercise or conversion of New Awards) may not be transferred until the date that is six months following Closing, and the Sponsor and other holders of Founder Shares will agree, among other things, that the shares of RCLF held by the Sponsor (other than shares acquired in any potential Private Placement or shares acquired in the public market) may not be transferred until the date that is six months following the Closing. The form of Registration Rights/Lock-up Agreement is attached to this proxy statement/prospectus as Annex E.

Exclusive Forum

The Proposed Charter provides that, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on the Combined Company’s behalf; (ii) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Combined Company to the Combined Company or its stockholders; (iii) any action, suit or proceeding asserting a claim against the Combined Company, its current or former directors, officers, or employees, agents or stockholders arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws or (iv) any action, suit or proceeding asserting a claim against the Combined Company, its current or former directors, officers, or employees, agents or stockholders governed by the internal affairs doctrine, and, if such action is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Notwithstanding the foregoing, the aforementioned provisions of this “Exclusive Forum” section shall not apply to claims seeking to enforce any liability or duty created by the Securities Act or Exchange Act (or other rules and regulations thereunder), or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Certain Anti-Takeover Effects of Provisions of the Proposed Charter, Proposed Bylaws and Applicable Law

Section 203 of the DGCL affords us certain protections, such as prohibiting us from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of our outstanding voting stock (the “acquisition”), except if:

•        our board of directors approved the acquisition prior to its consummation;

•        the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•        the business combination is approved by our board of directors, and by a two-thirds vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale, or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, these anti-takeover provisions will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves the acquisition that results in the stockholder becoming an interested stockholder.

This may also have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Authorized but Unissued Shares

The Proposed Charter provides that certain shares of authorized but unissued Common Stock and Preferred Stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Combined Company by means of a proxy contest, tender offer, merger, or otherwise.

Special Meetings of Stockholders

The Proposed Charter provides that special meetings of the stockholders of the Combined Company may be called, for any purpose or purposes, at any time by the chairperson of the Board or a resolution adopted by the affirmative vote of the majority of the then-serving members of the Board, in accordance with the Proposed Bylaws, and shall not be called by stockholders or any other Person or Persons.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Proposed Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Combined Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Combined Company’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding annual meeting of stockholders. The Proposed Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Proposed Bylaws allow the Board and/or the chairperson of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Combined Company.

Limitation on Stockholder Action by Written Consent

The Proposed Charter provides that any action required or permitted to be taken by the stockholders of the Combined Company must be effected at an annual or special meeting of the stockholders and may not be taken by written consent of the stockholders in lieu of a meeting.

Dissenter’s Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Combined Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Combined Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Chancery Court.

Stockholders’ Derivative Actions

Under the DGCL, any of the Combined Company’s stockholders may bring an action in the Combined Company’s name to procure a judgment in the Combined Company’s favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of the Combined Company’s shares at the time of the transaction to which the action relates or such stockholder’s shares thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors or officers of corporations and their stockholders for monetary damages for breaches of directors’ or officers’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates the personal liability of directors or officers for monetary damages for any breach of fiduciary duty as a director or officer except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

The Proposed Bylaws provide that the Combined Company must indemnify and hold harmless the directors and officers of the Combined Company to the fullest extent authorized by the DGCL. The Combined Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Combined Company, or is or was serving at the request of the Combined Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Combined Company would have the power to indemnify him or her against such liability under the provisions of the DGCL.

The limitation of liability, advancement and indemnification provisions in the Proposed Charter and Proposed Bylaws may discourage stockholders from bringing lawsuits against directors or officers for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Combined Company and its stockholders. In addition, your investment may be adversely affected to the extent the Combined Company pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

Transfer Agent, Warrant Agent and Registrar

The transfer agent for Common Stock will be Continental Stock Transfer & Trust Company. The Combined Company will agree to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Listing of Securities

Application will be made for the shares of Common Stock and Warrants to be approved for listing on Nasdaq under the symbols “MDAI” and “MDAIW,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock of the Combined Company or warrants of the Combined Company for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been an affiliate of the Combined Company at the time of, or at any time during the three months preceding, a sale and (ii) the Combined Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock of the Combined Company or warrants of the Combined Company for at least six months but who are affiliates of the Combined Company at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three- month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of common stock of the Combined Company then outstanding; or

•        the average weekly reported trading volume of common stock of the Combined Company during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Combined Company under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about the Combined Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business- combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, RCLF’s Sponsor will be able to sell their Founder Shares and Private Placement Warrants pursuant to Rule 144 without registration one year after RCLF has completed its initial business combination and filed Form 10-type information for the Combined Company, for so long as the Combined Company has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months other than Form 8-K reports.

Following the Closing, the Combined Company will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions — Combined Company

Registration Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, RCLF, Sponsor and certain stockholders of Spectral will enter into the Registration Rights/Loc Agreement, pursuant to which, among other things, RCLF will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of RCLF common stock and other equity securities of RCLF that are held by the parties thereto from time to time.

Certain Relationships and Related Person Transactions — RCLF

Founder Shares

During the period ended December 31, 2020, the Sponsor paid $25,000 to cover certain of RCLF’s offering costs in exchange for 5,750,000 Founder Shares. On February 11, 2021, RCLF effected a 1:1.1 stock split of its Class B common stock, resulting in an aggregate of 6,325,000 shares outstanding. All share and per-share amounts have been retroactively restated to reflect the stock split. The Founder Shares included an aggregate of up to 825,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of RCLF’s issued and outstanding common stock upon the consummation of the Initial Public Offering. As a result of the underwriter’s election to fully exercise its over-allotment option, no Founder Shares are currently subject to forfeiture.

In connection with the Business Combination, the Sponsor has agreed to forfeit a certain number of Founder Shares. For additional information, see the section entitled “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.”

Amount Due to Sponsor

At December 31, 2022 and 2021, RCLF had advances owed to the Sponsor in the amount of $16,152 and $0, respectively.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor has purchased an aggregate of 4,706,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($7,060,000 in the aggregate) from RCLF in a private placement. Each whole Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If RCLF does not complete a Business Combination by the Expiration Date, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

In connection with the Business Combination, the Sponsor has agreed to forfeit all of the Private Placement Warrants. For additional information, see the section entitled “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.”

Registration Rights

Pursuant to a registration rights agreement entered into on February 11, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring RCLF to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that we will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. We will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Business Combination, the registration rights agreement will be amended and restated. For additional information, see “The Business Combination Proposal — Related Agreements — Registration Rights & Lock-Up Agreement.”

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, RCLF and Spectral entered into the Sponsor Letter Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex F, pursuant to which, among other things, the Sponsor agreed to: (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby; (ii) vote against an arrangement, merger, amalgamation, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution or winding up of RCLF; (iii) vote against any changes in the business, management or RCLF’s board other than as required to effect the Business Combination; and (iv) vote against any action, agreement or transaction or proposal that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of RCLF, Merger Sub I or Merger Sub II under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Business Combination from being consummated in each case, on the terms and subject to the conditions set forth of the Sponsor Letter Agreement. In addition, the Sponsor agreed to (i) not redeem or elect to redeem or tender or submit any of its Subject Parent Equity Securities (as defined in the Sponsor Letter Agreement) and (ii) not, directly or indirectly, (a) sell, assign, transfer, pledge, dispose of or otherwise encumber any of the Subject Parent Equity Securities held by the Sponsor, (b) deposit any Subject Parent Equity Securities held by the Sponsor into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any Subject Parent Equity Securities held by the Sponsor that is inconsistent with the Sponsor Letter Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Subject Parent Equity Securities held by the Sponsor.

The Sponsor has agreed to surrender and forfeit to RCLF the Private Placement Warrants. In addition, the Sponsor and RCLF, two days prior to the Closing, will notify Spectral if the accrued and unpaid Parent Expenses (as defined in the Sponsor Letter Agreement) that are then outstanding are expected to exceed $3,250,000 (the “Excess Expense Amount”). At Closing, the Sponsor will take necessary actions such that the Sponsor Credit (as defined in the Sponsor Letter Agreement) equals or exceeds the Excess Expense Amount; provided that Sponsor will not be required to invest in the Sponsor PIPE (as defined below) if Sponsor elects to forfeit 750,000 Sponsor Shares (as defined below). The Sponsor will be entitled to a $5.00 credit against the Excess Expense Amount for each Sponsor Share that the Sponsor forfeits and surrenders prior to the Closing. The Sponsor will be entitled to credit, dollar for dollar, the total amount of the aggregate investment made by the Sponsor or its affiliates in any potential Private Placement or other cash investment or contribution to Spectral or RCLF (the “Sponsor PIPE”) against the Excess Expense Amount. The Sponsor and its affiliates will receive one share of Class A common stock for each $10.00 invested in the Sponsor PIPE, and the Sponsor PIPE will otherwise be on the same terms as the other investors in the Private Placement.

At Closing, the Sponsor is entitled to retain Sponsor Shares corresponding to certain monetary thresholds of the amounts raised in the transactions. If the RCLF Closing Cash is no consideration prior to Closing, a number of shares of RCLF common stock such that the Sponsor holds 1,000,000 shares of the Combined Company common stock, (iii) greater than or equal to $20,000,000, but less than $30,000,000, the Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock such that the Sponsor holds 1,250,000 shares of the Combined Company common stock or (iv) greater than or equal to $30,000,000, the Sponsor shall forfeit and surrender to RCLF for no consideration prior to Closing, a number of shares of RCLF common stock such that the Sponsor holds 1,500,000 shares of the Combined Company common stock; in each case, such figure excludes any shares issued to the Sponsor or its Affiliates in any potential Private Placement and is prior to any forfeiture of shares pursuant to any excess RCLF expenses over the RCLF Expense Cap). The Sponsor thus benefits from (x) increasing the potential Private Placement (which would further dilute RCLF’s stockholders) and (y) mitigating redemptions by RCLF stockholders.

For additional information, see “Business Combination Proposal — Related Agreements — Sponsor Agreement.”

Related Party Loans

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of RCLF’s officers and directors may, but are not obligated to, loan RCLF funds as may be required (“Working Capital Loans”). Upon consummation of the Business Combination, RCLF will repay the Working Capital Loans out of the proceeds of the Trust Account released to RCLF. Otherwise, the Working Capital Loans will be repaid only out of funds held outside the Trust Account. In the event that the Business Combination is not consummated, RCLF may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account may be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of the Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022 and 2021, there were no amounts outstanding under the Working Capital Loans.

Administrative Services Agreement

Commencing on February 11, 2021 through the earlier of the consummation of an initial Business Combination and the liquidation of RCLF, RCLF agreed to pay the Sponsor a total of $10,000 per month for office space, support and administrative services. For the three months ended March 31, 2023 and 2022, we accrued $30,000 and $30,000 in fees for these services, of which such amount is included in accrued expenses in the accompanying balance sheet.

Certain Relationships and Related Person Transactions — Spectral

Spectral Related Party Transactions

Since January 1, 2020, Spectral did not have any transactions with related parties.

Policies and Procedures for Related Party Transactions

Upon consummation of the Business Combination, it is anticipated that the Combined Company will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Combined Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of the Combined Company’s executive officers or a member of the Board of the Combined Company;

•        any person who is known by the Combined Company to be the beneficial owner of more than 5% of its voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of the Combined Company’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Combined Company’s voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

It is also anticipated that the Combined Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time.

EXPERTS

The consolidated financial statements of Spectral MD Holdings, Ltd. as of December 31, 2022 and 2021, and for each of the years in the two-year period ended December 31, 2022, included in this proxy statement/prospectus of Rosecliff Acquisition Corp I, have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Rosecliff Acquisition Corp I as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, appearing in this Registration Statement on Form S-4 have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon (which includes an explanatory paragraph relating to substantial doubt about the ability of Rosecliff Acquisition Corp I to continue as a going concern as described in Note 1 to the financial statements) and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of shares of RCLF common stock offered by this proxy statement/prospectus will be passed upon for RCLF by Skadden, Arps, Slate, Meagher & Flom LLP.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the RCLF Board does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The proposed Combined Company bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. As of the date of this proxy statement/prospectus, the proposed Business Combination has not been completed. Following the Business Combination (because the Combined Company has not yet held an annual meeting), to be timely for the Combined Company’s annual meeting, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Combined Company.

Accordingly, for the Combined Company’s first annual meeting, assuming the meeting is held on            , notice of a nomination or proposal must be delivered to the Combined Company no later than and no earlier than to be considered timely under the advance notice provisions included in the Combined Company bylaws. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.

Additionally, in accordance with the rules established by the SEC, any stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act must be received at the Combined Company’s principal executive offices not less than 120 calendar days before the date the Combined Company’s proxy statement is released to stockholders in connection with the previous year’s annual meeting; provided, however, if the Combined Company did not hold an annual meeting the previous year, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before Spectral begins to print and send its proxy materials for that annual meeting. Accordingly, for the Combined Company’s first annual meeting, assuming the meeting is held on            , any stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Combined Company’s proxy materials must be received by the Combined Company’s corporate secretary at its principal executive offices no later than            , which we believe to be a reasonable time before Spectral expects to begin to print and send its proxy materials for that annual meeting.

For additional information regarding the Combined Company’s advance notice requirements for annual and special meetings, see “Description of Capital Stock of the Combined Company — Advance Notice Requirements for Stockholder Proposals and Director Nominations.”

APPRAISAL RIGHTS

Holders of RCLF common stock are not entitled to appraisal rights in connection with the Business Combination under Delaware law. Spectral stockholders who do not vote in favor of the Business Combination and who properly demand payment for their shares will be entitled to appraisal rights in connection with the Business Combination under Section 262 of the Delaware General Corporation Law.

INDEX TO FINANCIAL STATEMENTS

ROSECLIFF ACQUISITION CORP I
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

ROSECLIFF ACQUISITION CORP I
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022

SPECTRAL MD HOLDINGS, LTD.
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

SPECTRAL MD HOLDINGS, LTD.
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
Rosecliff Acquisition Corp I

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Rosecliff Acquisition Corp. I (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by February 17, 2024 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
March 31, 2023
PCAOB ID Number 100

ROSECLIFF ACQUISITION CORP I
BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current assets
Cash	$785,038	$769,432
Prepaid expenses	153,575	313,125
Total current assets	938,613	1,082,557

Investments and cash held in Trust Account	4,626,107	253,027,240
TOTAL ASSETS	$5,564,720	$254,109,797

LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$3,352,296	$2,908,800
Accrued offering costs	—	12,000
Income taxes payable	255,297	—
Due to Sponsor	16,152	16,152
Total current liabilities	3,623,745	2,936,952

Warrant liabilities	394,200	10,142,642
Deferred underwriting fee payable	8,855,000	8,855,000
TOTAL LIABILITIES	12,872,945	21,934,594

COMMITMENTS AND CONTINGENCIES
Class A common stock subject to possible redemption: 458,716 and 25,300,000 shares at approximately $10.44 and $10.00 per share redemption value at December 31, 2022 and 2021, respectively	4,787,977	253,000,000

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 80,000,000 shares authorized, none outstanding (less 458,716 and 25,300,000 shares subject to possible redemption at December 31, 2022 and 2021, respectively)	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,325,000 shares issued and outstanding at December 31, 2022 and 2021	633	633
Additional paid-in capital	—	—
Accumulated deficit	(12,096,835)	(20,825,430)
TOTAL STOCKHOLDERS’ DEFICIT	(12,096,202)	(20,824,797)
TOTAL LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ DEFICIT	$5,564,720	$254,109,797

The accompanying notes are an integral part of the financial statements.

ROSECLIFF ACQUISITION CORP I
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2022	2021
General and administrative expenses	$1,251,036	$3,420,593
Loss from operations	(1,251,036)	(3,420,593)

Other income (expense):
Change in fair value of warrants	9,748,442	1,683,358
Transaction costs allocated to warrant liabilities	—	(438,283)
Interest earned on investment held in Trust Account	3,155,965	27,240
Total other income (expense), net	12,904,407	1,272,315

Income (loss) before provision for income taxes	11,653,371	(2,148,278)
Provision for income taxes (expense)	(614,297)	—
Net income (loss)	$11,039,074	$(2,148,278)

Weighted average shares outstanding, Class A common stock	25,095,264	21,972,877
Basic and diluted net income (loss) per share, Class A common stock	$0.35	$(0.08)

Weighted average shares outstanding, Class B common stock	6,325,000	6,216,507
Basic and diluted net income (loss) per share, Class B common stock	$0.35	$(0.08)

The accompanying notes are an integral part of the financial statements.

ROSECLIFF ACQUISITION CORP I
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Class A Common Stock		Class B(1) Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	—	$—	6,325,000	$633	$24,367	$(675)	$24,325
Cash paid in excess of fair value of Private Placement warrants	—	—	—	—	2,824,000	—	2,824,000
Accretion of Class A common stock to redemption amount	—	—	—	—	(2,848,367)	(18,676,477)	(21,524,844)
Net loss	—	—	—	—	—	(2,148,278)	(2,148,278)

Balance – December 31, 2021	—	—	6,325,000	633	—	(20,825,430)	(20,824,797)
Accretion of Class A common stock to redemption amount	—	—	—	—	—	(2,310,479)	(2,310,479)
Net income	—	—	—	—	—	11,039,074	11,039,074
Balance – December 31, 2022	—	$—	6,325,000	$633	$—	$(12,096,835)	$(12,096,202)

____________

(1)      On February 11, 2021, the Company effected a 1:1.1 stock split of its Class B common stock, resulting in an aggregate of 6,325,000 shares outstanding. All share and per-share amounts have been retroactively restated to reflect the stock split.

The accompanying notes are an integral part of the financial statements.

ROSECLIFF ACQUISITION CORP I
STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income (loss)	$11,039,074	$(2,148,278)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liabilities	(9,748,442)	(1,683,358)
Transaction costs allocated to warrant liabilities	—	438,283
Interest earned on investments held in Trust Account	(3,155,965)	(27,240)
Changes in operating assets and liabilities:
Prepaid expenses	159,550	(313,125)
Accrued expenses	443,496	2,908,125
Accrued offering costs	(12,000)	—
Income taxes payable	255,297	—
Net cash used in operating activities	(1,018,990)	(825,593)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay franchise and income taxes	1,034,596	—
Cash withdrawn from Trust Account in connection with redemptions	250,522,502	—
Investment of cash in Trust Account	—	(253,000,000)
Net cash provided by (used in) investing activities	251,557,098	(253,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	247,940,000
Proceeds from sale of Private Placements Warrants	—	7,060,000
Proceeds from promissory note – related party	—	109,152
Repayments of promissory note – related party	—	(133,000)
Payment of offering costs	—	(381,127)
Redemptions of common stock	(250,522,502)	—
Net cash (used in) provided by financing activities	(250,522,502)	254,595,025

Net Change in Cash	15,606	769,432
Cash – Beginning of year	769,432	—
Cash – End of year	$785,038	$769,432

Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$12,000
Income taxes paid	$359,000	$—
Payment of accrued expenses through promissory note	$—	$16,152
Deferred underwriting fee payable	$—	$8,855,000

The accompanying notes are an integral part of the financial statements.

ROSECLIFF ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Rosecliff Acquisition Corp I (the “Company”) is a blank check company incorporated in Delaware on November 17, 2020. The Company was formed for the purpose of effecting an initial Business Combination.

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from November 17, 2020 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on February 11, 2021. On February 17, 2021, the Company consummated the Initial Public Offering of 25,300,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,300,000 Units, at $10.00 per Unit, generating gross proceeds of $253,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,706,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Rosecliff Acquisition Sponsor I LLC (the “Sponsor”) generating gross proceeds of $7,060,000, which is described in Note 4.

Transaction costs amounted to $14,373,127, consisting of $5,060,000 in cash underwriting fees, $8,855,000 in deferred underwriting fees, and $458,127 of other offering costs.

Following the closing of the Initial Public Offering on February 17, 2021, an amount of $253,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets that together have a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding any deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide the Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public

ROSECLIFF ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination by the Expiration Date (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until the Expiration Date to complete the Business Combination. If the Company has not completed a Business Combination by the Expiration Date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under the Delaware General Corporation Law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination by the Expiration Date.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination by the Expiration Date. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled

ROSECLIFF ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Expiration Date. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination by the Expiration Date, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Extension of the Expiration Date

In connection with the Company’s special meeting of stockholders held on December 21, 2022, the Company’s stockholders approved (A) the proposal to amend the Company’s amended and restated certificate of incorporation to extend the date by which the Company must either (i) consummate the initial Business Combination, or (ii) cease its operations, except for the purpose of winding up if it fails to complete such initial Business Combination, and redeem all of the shares of Class A common stock, and all of the shares of Class B common stock, included as part of the units sold in the Company’s initial public offering that was consummated on February 17, 2021, from February 17, 2023 to February 17, 2024 and (B) the proposal to amend the amended and restated certificate of incorporation to eliminate the Redemption Limitation in order to allow the Company to redeem shares of Class A common stock irrespective of whether such redemption would exceed the Redemption Limitation.

The redemption of funds from the trust account occurred on December 27, 2022, approved by the stockholders on December 21, 2022, when the trustee, CST, transferred the whole amount of the trust to an intermediary account in the custody of trustee to be distributed to redeeming stockholders on December 28, 2022.

Liquidity and Going Concern

As of December 31, 2022, the Company had $785,038 in its operating bank account and a working capital deficit of $2,847,001. The Company intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination. In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliated of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined below) (see Note 5).

ROSECLIFF ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASU (“ASU”) 205-40, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until the Expiration Date to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these financial statements. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities that might result from the outcome of this uncertainty. The Company intends to complete a proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any Business Combination by the Expiration Date. In addition, the Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, the Company may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through the Expiration Date.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial

ROSECLIFF ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $785,038 and $769,432 of cash as of December 31, 2022 and 2021, respectively, and no cash equivalents.

Investment and Cash Held in Trust Account

As of December 31, 2022, all of assets held in the Trust Account were held in cash. As of December 31, 2021, all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury Securities. During the year ended December 31, 2022, the Company withdrew $1,034,596 of interest earned on investment held in the Trust Account to pay its tax obligations and $250,522,502 in Trust Account in connection with redemption. The Company presents its investments in money market funds on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in interest income in the accompanying statements of operations. The estimated fair value of investments held in the Trust Account is determined using available market information.

Offering Costs

Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the Class A common stock issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480, “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s

ROSECLIFF ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022 and 2021, 458,716 and 25,300,000, respectively, shares of Class A common stock subject to possible redemption, respectively, are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.

On December 21, 2022, stockholders elected to redeem an aggregate of 24,841,284 ($250,522,502 value) of shares of Class A common stock, representing approximately 98.2% of the issued and outstanding shares of Class A common stock.

At December 31, 2022 and 2021, the Class A common stock reflected in the balance sheets is reconciled in the following table:
Gross proceeds	$253,000,000
Less:
Proceeds allocated to Public Warrants	(7,590,000)
Class A common stock issuance costs	(13,934,844)
Plus:
Accretion of carrying value to redemption value	21,524,844
Class A common stock subject to possible redemption, December 31, 2021	$253,000,000
Plus:
Accretion of carrying value to redemption value	2,310,479
Less:
Redemption of Class A common stock	(250,522,502)
Class A common stock subject to possible redemption, December 31, 2022	$4,787,977

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The Company accounts for warrants in accordance with the guidance in ASC 480 and ASC 815 and determined that the warrants do not meet the criteria for equity treatment thereunder. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

ROSECLIFF ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accordingly, the Company recognizes the 8,433,333 Public Warrants and 4,706,667 Private Placement Warrants as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The Public Warrants are valued by the closing price of the observable market quote in an active market. The Private Placement Warrants are valued using an observable market quote for a similar asset in an active market (See Notes 8 and 10).

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has been subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of common stock, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of stock. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted net income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. As of December 31, 2022 and 2021, the 13,140,000 potential shares of Class A common stock for outstanding Public Warrants and Private Placement Warrants to purchase the Company’s stock were excluded from diluted earnings per share for the periods ended December 31, 2022 and 2021 because they are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income (loss) per common stock is the same as basic net income (loss) per common stock for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of stock.

ROSECLIFF ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net income per share of common stock (in dollars, except per share amounts):
	For the Years Ended December 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share of common stock
Numerator:
Allocation of net income (loss)	$8,816,873	$2,222,201	$(1,674,526)	$(473,752)
Denominator:
Basic and diluted weighted average shares outstanding	25,095,264	6,325,000	21,972,877	6,216,507
Basic and diluted net income (loss) per share of common stock	$0.35	$0.35	$(0.08)	$(0.08)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature, other than the warrant liabilities (see Note 10).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

ROSECLIFF ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

In August 2020, the FASB issued ASU 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows. The Company has not adopted this guidance as of December 31, 2022.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,300,000 Units, which includes a full exercise by the underwriter of their overallotment option in the amount of 3,300,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 10).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor has purchased an aggregate of 4,706,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($7,060,000 in the aggregate) from the Company in a private placement. Each whole Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 10). A portion of the proceeds from the sale of the Private Placement Warrants was added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination by the Expiration Date, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

ROSECLIFF ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

During the period ended December 31, 2020, the Sponsor paid $25,000 to cover certain of the Company’s offering costs in exchange for 5,750,000 shares of the Company’s Class B common stock (the “Founder Shares”). On February 11, 2021, the Company effected a 1:1.1 stock split of its Class B common stock, resulting in an aggregate of 6,325,000 shares outstanding. All share and per-share amounts have been retroactively restated to reflect the stock split. The Founder Shares included an aggregate of up to 825,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding common stock upon the consummation of the Initial Public Offering. As a result of the underwriter’s election to fully exercise its over-allotment option, no Founder Shares are currently subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Amount Due to Sponsor

At December 31, 2022 and 2021, the Company had advances owed to the Sponsor in the amount of $16,152 and $0, respectively.

Administrative Services Agreement

Commencing on February 11, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, support and administrative services. For the years ended December 31, 2022 and 2021, the Company incurred $120,000 and $110,000 in fees for these services, respectively. At December 31, 2022 and 2021, $230,000 and $110,000 of administrative fees, respectively, were included in accrued expenses in the accompanying balance sheets, respectively.

Related Party Loans

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022 and 2021, there were no amounts outstanding under the Working Capital Loans.

ROSECLIFF ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Various social and political circumstances in the U.S. and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics) may also contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide. Specifically, the rising conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a Business Combination. In response to the conflict between Russia and Ukraine, the U.S. and other counties have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a Business Combination and the value of the Company’s securities.

Inflation Reduction Act of 2022

On August 16, 2022, the IR Act was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Registration Rights

Pursuant to a registration rights agreement entered into on February 11, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled

ROSECLIFF ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,855,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Termination of the Previously Announced Business Combination Agreement

On March 11, 2022, the Company, GT Gettaxi Listco, GT Gettaxi Limited, GT Gettaxi SPV, GT Gettaxi Merger Sub 1, Gett Merger Sub, Inc., and Dooboo Holding Limited, and Merger Sub entered into a Termination of the Business Combination Agreement pursuant to which the parties mutually agreed to terminate the Business Combination Agreement, effective immediately. As per the Company’s Current Report on Form 8-K filed with the SEC on November 11, 2021, the Company requested that the target’s management undertake a thorough analysis of its financial projections. Following the conclusion of that process, and extensive mutual efforts to negotiate an appropriate valuation adjustment, both parties agreed to terminate the Business Combination Agreement.

As a result of the termination of the Business Combination Agreement, the Business Combination Agreement is of no further force and effect, and certain transaction agreements entered into in connection with the Business Combination Agreement, including, but not limited to, the Investors’ Rights Agreement, dated as of November 9, 2021, and to be effective as of the closing of the Business Combination, by and among the Company, a Delaware limited liability company, and certain holders, will either be terminated or no longer be effective, as applicable, in accordance with their respective terms.

The Company intends to continue to pursue the consummation of a Business Combination with an appropriate target.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no shares of preferred stock issued and outstanding.

Class A Common Stock — The Company is authorized to issue 80,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 458,716 and 25,300,000 shares of Class A common stock, respectively, issued and outstanding, which are presented as temporary equity.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 6,325,000 shares of Class B common stock issued and outstanding.

ROSECLIFF ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as otherwise required by law.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which the shares of Class B common stock will convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the issued and outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of all shares of common stock issued and outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination.

NOTE 8. WARRANTS

As of December 31, 2022 and 2021, there were 8,433,333 Public Warrants outstanding. Public Warrants may only be exercised in whole and only for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file a registration statement covering the issuance, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement.

Notwithstanding the above, if the shares of Class A common stock are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

ROSECLIFF ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 8. WARRANTS (cont.)

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the shares of Class A common stock;

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted); and

•        if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The exercise price and number of shares of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination by the Expiration Date and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest

ROSECLIFF ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 8. WARRANTS (cont.)

cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 and $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% and 100%, respectively, of the higher of the Market Value and the Newly Issued Price.

At December 31, 2022 and 2021, there were 4,706,667 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. INCOME TAX

The Company’s net deferred tax assets are as follows as of December 31, 2022 and 2021:

	For the Years Ended December 31,
	2022	2021
Deferred tax assets
Net operating loss carryforward	$142	$41,741
Start up/organization expenses	926,866	671,005
Total deferred tax assets	927,008	712,746
Valuation allowance	(927,008)	(712,746)
Deferred tax asset, net of allowance	$—	$—

The Company did not have any significant deferred tax assets or liabilities as of December 31, 2022 and 2021.

The income tax provision consists of the following for the years ended December 31, 2022 and 2021:

	For the Years Ended December 31,
	2022	2021
Federal
Current benefit	$614,297	$—
Deferred benefit	(214,262)	(712,604)

Change in valuation allowance	214,262	712,604
Income tax provision	$614,297	$—

As of December 31, 2022 and 2021, the Company had $675 and $198,091, respectively, of U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2022 and 2021, the change in the valuation allowance was $214,262 and $712,604, respectively.

ROSECLIFF ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 9. INCOME TAX (cont.)

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 is as follows:

	December 31,
	2022	2021
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Deferred tax liability change in rate	0.0%	0.0%
Change in fair value of warrants	(17.5)%	16.5%
Transaction costs allocated to warrants	0.0%	(4.3)%
Change in valuation allowance	2.0%	(33.2)%
Income tax rate	5.5%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 10. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The fair value hierarchy (see Note 2) is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities.

At December 31, 2022 and 2021, assets held in the Trust Account were comprised of $4,626,107 in cash and $253,027,240 money market funds that primarily invested in U.S. Treasury Securities at fair market value, respectively. During the years ended December 31, 2022 and 2021, the Company withdrew $1,034,596 and $0 of interest to pay its tax obligations, respectively. Total holdings in cash as of December 31, 2022 is $4,626,107 during the year ended December 31, 2022.

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022 and 2021 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2022	Level	December 31, 2021
Assets:
Investments held in Trust Account – Money Market Funds primarily invested in U.S. Treasury Securities	1	$—	1	$253,027,240
Description	Level	December 31, 2022	Level	December 31, 2021
Liabilities:
Warrant Liability – Public Warrants	2	$253,000	1	$6,493,666
Warrant Liability – Private Placement Warrants	2	$141,200	2	$3,648,976

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s accompanying December 31, 2022 and 2021 balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrants in the statements of operations.

ROSECLIFF ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The Company initially valued its Private Placement Warrants, on February 17, 2021, as Level 3 utilizing a lattice model, specifically a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology and subsequently valued the Private Placement Warrants as Level 2 through December 31, 2021, with changes in fair value recognized in the statements of operations.

The estimated fair value of the Private Placement Warrant liabilities was determined using Level 2 inputs on December 31, 2022 and 2021. As of December 31, 2022, the Public Warrants were classified as Level 2 in the fair value hierarchy due to low trading volume. The estimated fair value of the Public Warrants transferred from a Level 1 measurement to a Level 2 measurement during the year ended December 31, 2022 was $506,000. On December 31, 2021 the Private Placement Warrants transferred to Level 2 due to the use of an observable market quote for a similar asset in an active market.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants previously transferred from a Level 3 measurement to a Level 1 fair value measurement for the year ended December 31, 2021 was $6,831,000. The estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement for the year ended December 31, 2021 was $2,588,667. There was no transfer during the year ended December 31, 2022.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 22, 2023, the Company received the Notice from the Staff of Nasdaq indicating that the Company is not in compliance with Listing Rule 5550(a)(4), due to the Company’s failure to meet the minimum 500,000 publicly held shares requirement for the Nasdaq Capital Market. The Notice is only a notification of deficiency, not of imminent delisting. On March 9, 2023, per the Notice, the Company submitted a plan of compliance to achieve and sustain compliance with all Nasdaq Capital Market listing requirements. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel.

ROSECLIFF ACQUISITION CORP I
CONDENSED BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash	$541,841	$785,038
Prepaid expenses	203,833	153,575
Total current assets	745,674	938,613

Cash held in Trust Account	4,666,884	4,626,107
TOTAL ASSETS	$5,412,558	$5,564,720

LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$3,686,739	$3,352,296
Income taxes payable	262,390	255,297
Due to Sponsor	16,152	16,152
Total current liabilities	3,965,281	3,623,745

Warrant liabilities	1,182,600	394,200
Deferred underwriting fee payable	8,855,000	8,855,000
TOTAL LIABILITIES	14,002,881	12,872,945

COMMITMENTS AND CONTINGENCIES
Class A common stock subject to possible redemption: 458,716 shares at approximately $10.50 and $10.44 per share redemption value at March 31, 2023 and December 31, 2022, respectively	4,814,661	4,787,977

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 80,000,000 shares authorized, none outstanding (excluding 458,716 shares subject to possible redemption at March 31, 2023 and December 31, 2022)	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,325,000 shares issued and outstanding at March 31, 2023 and December 31, 2022	633	633
Additional paid-in capital	—	—
Accumulated deficit	(13,405,617)	(12,096,835)
TOTAL STOCKHOLDERS’ DEFICIT	(13,404,984)	(12,096,202)
TOTAL LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ DEFICIT	$5,412,558	$5,564,720

The accompanying notes are an integral part of these unaudited condensed financial statements.

ROSECLIFF ACQUISITION CORP I
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2023	2022
General and administrative expenses	$527,382	$465,124
Loss from operations	(527,382)	(465,124)

Other (expense) income:
Change in fair value of warrant liabilities	(788,400)	7,514,642
Interest earned on cash held in Trust Account	40,777	4,329
Total other (expense) income, net	(747,623)	7,518,971

Income (loss) before provision for income taxes	(1,275,005)	7,053,847
Provision for income taxes	(7,093)	—
Net (loss) income	$(1,282,098)	$7,053,847

Weighted average shares outstanding, Class A common stock	458,716	25,300,000
Basic and diluted net (loss) income per share, Class A common stock	$(0.19)	$0.22

Weighted average shares outstanding, Class B common stock	6,325,000	6,325,000
Basic and diluted net (loss) income per share, Class B common stock	$(0.19)	$0.22

The accompanying notes are an integral part of these unaudited condensed financial statements.

ROSECLIFF ACQUISITION CORP I
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2023

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2022	—	$—	6,325,000	$633	$—	$(12,096,835)	$(12,096,202)
Accretion of Class A common stock to redemption amount	—	—	—	—	—	(26,684)	(26,684)
Net loss	—	—	—	—	—	(1,282,098)	(1,282,098)

Balance – March 31, 2023 (unaudited)	—	$—	6,325,000	$633	$—	$(13,405,617)	$(13,404,984)

FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	—	$—	6,325,000	$633	$—	$(20,825,430)	$(20,824,797)
Net income	—	—	—	—	—	7,053,847	7,053,847

Balance – March 31, 2022 (unaudited)	—	$—	6,325,000	$633	$—	$(13,771,583)	$(13,770,950)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ROSECLIFF ACQUISITION CORP I
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(1,282,098)	$7,053,847
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Change in fair value of warrant liabilities	788,400	(7,514,642)
Interest earned on cash and investments held in Trust Account	(40,777)	(4,329)
Changes in operating assets and liabilities:
Prepaid expenses	(50,258)	73,542
Accrued expenses	334,443	88,068
Income taxes payable	7,093
Net cash used in operating activities	(243,197)	(303,514)

Net Change in Cash	(243,197)	(303,514)
Cash – Beginning of period	785,038	769,432
Cash – End of period	$541,841	$465,918

The accompanying notes are an integral part of these unaudited condensed financial statements.

ROSECLIFF ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Rosecliff Acquisition Corp I (the “Company”) is a blank check company incorporated in Delaware on November 17, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2023, the Company had not commenced any operations. All activity for the period from November 17, 2020 (inception) through March 31, 2023 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on February 11, 2021. On February 17, 2021, the Company consummated the Initial Public Offering of 25,300,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,300,000 Units, at $10.00 per Unit, generating gross proceeds of $253,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,706,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Rosecliff Acquisition Sponsor I LLC (the “Sponsor”) generating gross proceeds of $7,060,000, which is described in Note 4.

Transaction costs amounted to $14,373,127, consisting of $5,060,000 in cash underwriting fees, $8,855,000 in deferred underwriting fees, and $458,127 of other offering costs.

Following the closing of the Initial Public Offering on February 17, 2021, an amount of $253,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets that together have a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding any deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

ROSECLIFF ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination by the Expiration Date (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until February 17, 2024 to complete the Business Combination (the “Expiration Date”). If the Company has not completed a Business Combination by the Expiration Date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the

ROSECLIFF ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Company’s obligations under the Delaware General Corporation Law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination by the Expiration Date.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination by the Expiration Date. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Expiration Date. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination by the Expiration Date, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On January 22, 2023, we received a written notice (the “January Notice”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company is not in compliance with Listing Rule 5550(a)(4), due to the Company’s failure to meet the minimum 500,000 publicly held shares requirement for the Nasdaq Capital Market. The January Notice is a notification of deficiency, not of imminent delisting. On March 9, 2023, per the January Notice, the Company submitted a plan of compliance to achieve and sustain compliance with all Nasdaq Capital Market listing requirements. On May 8, 2023, we received a letter from the Staff of Nasdaq stating they accepted the Company’s plan. If the Company does not complete a Business Combination by July 21, 2023, the Staff will provide written notification that the Company’s securities will be delisted, which the Company may appeal the Staff’s determination to a Listing Qualifications Panel.

Extension of the Expiration Date

In connection with the Company’s special meeting of stockholders held on December 21, 2022, the Company’s stockholders approved (A) the proposal to amend the Company’s amended and restated certificate of incorporation to extend the date by which the Company must either (i) consummate the initial Business Combination, or (ii) cease its operations, except for the purpose of winding up if it fails to complete such initial Business Combination, and redeem

ROSECLIFF ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

all of the shares of Class A common stock, and all of the shares of Class B common stock, included as part of the units sold in the Company’s initial public offering that was consummated on February 17, 2021, from February 17, 2023 to February 17, 2024 and (B) the proposal to amend the amended and restated certificate of incorporation to eliminate the Redemption Limitation in order to allow the Company to redeem shares of Class A common stock irrespective of whether such redemption would exceed the Redemption Limitation.

The redemption of funds from the trust account occurred on December 27, 2022, approved by the stockholders on December 21, 2022, when the trustee, CST, transferred the whole amount of the trust to an intermediary account in the custody of trustee to be distributed to redeeming stockholders on December 28, 2022.

Liquidity and Going Concern

As of March 31, 2023, the Company had $541,841 in its operating bank account and a working capital deficit of $3,219,607. The Company intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination. As of March 31, 2023, the Company has withdrawn a total of $1,034,597 from the Trust Account, of which approximately $290,000 in its operating account is reserved for payment of taxes. In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliated of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined below) (see Note 5).

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 205-40, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until the Expiration Date to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these unaudited condensed financial statements. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities that might result from the outcome of this uncertainty. The Company intends to complete a proposed Business Combination before the Expiration Date. However, there can be no assurance that the Company will be able to consummate any Business Combination by the Expiration Date. In addition, the Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, the Company may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through the Expiration Date.

ROSECLIFF ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities Act. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2022, as filed with the SEC on March 31, 2023. The interim results for the three months ended March 31, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023, or for any interim future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

ROSECLIFF ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these unaudited condensed financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available, and accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $541,841 and $785,038 of cash as of March 31, 2023 and December 31, 2022, respectively, and no cash equivalents.

Cash Held in Trust Account

As of March 31, 2023 and December 31, 2022, all of assets held in the Trust Account were held in cash. During the three months ended March 31, 2023, the Company did not withdraw any amount of interest earned on investment held in the Trust Account to pay its tax obligations. The Company presents its investments in cash on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in interest income in the accompanying unaudited condensed statements of operations.

Offering Costs

Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the Class A common stock issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2023 and December 31, 2022, 458,716 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.

On December 21, 2022, stockholders elected to redeem an aggregate of 24,841,284 ($250,522,502 value) of shares of Class A common stock, representing approximately 98.2% of the issued and outstanding shares of Class A common stock.

ROSECLIFF ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

At March 31, 2023 and December 31, 2022, the Class A common stock reflected in the condensed balance sheets is reconciled in the following table:
Gross proceeds	$253,000,000
Less:
Proceeds allocated to Public Warrants	(7,590,000)
Class A common stock issuance costs	(13,934,844)
Plus:
Accretion of carrying value to redemption value	23,835,323
Less:
Redemption of Class A common stock	(250,522,502)
Class A common stock subject to possible redemption, December 31, 2022	$4,787,977
Plus:
Accretion of carrying value to redemption value	26,684
Class A common stock subject to possible redemption, March 31, 2023	$4,814,661

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The Company accounts for warrants in accordance with the guidance in ASC 480 and ASC 815 and determined that the warrants do not meet the criteria for equity treatment thereunder. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

Accordingly, the Company recognizes the 8,433,333 Public Warrants and 4,706,667 Private Placement Warrants as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The Public Warrants are valued by the closing price of the observable market quote in an active market. The Private Placement Warrants are valued using an observable market quote for a similar asset in an active market (see Notes 8 and 9).

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of March 31, 2023 and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it.

ASC 740-270-25-2 requires that an annual effective tax rate be determined and such annual effective rate applied to year to date income in interim periods under ASC 740-270-30-5. The Company’s effective tax rate was 0.00% and 0.00% for the three months ended March 31, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three months ended March 31, 2023 and 2022, due to changes in fair value in warrant liability and the valuation allowance on the deferred tax assets.

ROSECLIFF ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company has been subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of common stock, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of stock. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted net income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. As of March 31, 2023 and 2022, the 13,140,000 potential shares of Class A common stock for outstanding Public Warrants and Private Placement Warrants to purchase the Company’s stock were excluded from diluted earnings per share for the three months ended March 31, 2023 and 2022 because they are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income (loss) per common stock is the same as basic net income (loss) per common stock for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of stock.

The following table reflects the calculation of basic and diluted net income (loss) per share of common stock (in dollars, except per share amounts):
	For the Three Months Ended March 31,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per share of common stock
Numerator:
Allocation of net (loss) income, as adjusted	$(86,696)	$(1,195,402)	$5,643,078	$1,410,769
Denominator:
Basic and diluted weighted average shares outstanding	458,716	6,325,000	25,300,000	6,325,000
Basic and diluted net (loss) income per share of common stock	$(0.19)	$(0.19)	$0.22	$0.22

ROSECLIFF ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature, other than the warrant liabilities (see Note 9).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the condensed balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

In August 2020, the FASB issued ASU 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06

ROSECLIFF ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows. The Company has not adopted this guidance as of March 31, 2023.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,300,000 Units, which includes a full exercise by the underwriters of their overallotment option in the amount of 3,300,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 9).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor has purchased an aggregate of 4,706,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($7,060,000 in the aggregate) from the Company in a private placement. Each whole Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 9). A portion of the proceeds from the sale of the Private Placement Warrants was added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination by the Expiration Date, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

During the period ended December 31, 2020, the Sponsor paid $25,000 to cover certain of the Company’s offering costs in exchange for 5,750,000 shares of the Company’s Class B common stock (the “Founder Shares”). On February 11, 2021, the Company effected a 1:1.1 stock split of its Class B common stock, resulting in an aggregate of 6,325,000 shares outstanding. All share and per-share amounts have been retroactively restated to reflect the stock split. The Founder Shares included an aggregate of up to 825,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding common stock upon the consummation of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

ROSECLIFF ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Amount Due to Sponsor

At March 31, 2023 and December 31, 2022, the Company had advances owed to the Sponsor in the amount of $16,152.

Administrative Services Agreement

Commencing on February 11, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, support and administrative services. For the three months ended March 31, 2023 and 2022, the Company incurred $30,000 and $30,000 in fees for these services, respectively. At March 31, 2023 and December 31, 2022, $260,000 and $230,000 of administrative fees, respectively, were included in accrued expenses in the accompanying condensed balance sheets, respectively.

Related Party Loans

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2023 and December 31, 2022, there were no amounts outstanding under the Working Capital Loans.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Various social and political circumstances in the U.S. and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics) may also contribute to increased market volatility, and economic uncertainties or deterioration in the U.S. and worldwide. Specifically, the rising conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a Business Combination. In response to the conflict between Russia and Ukraine, the U.S. and other counties have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a Business Combination and the value of the Company’s securities.

ROSECLIFF ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Registration Rights

Pursuant to a registration rights agreement entered into on February 11, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,855,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

ROSECLIFF ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Termination of the Previously Announced Business Combination Agreement

On March 11, 2022, the Company, GT Gettaxi Listco, GT Gettaxi Limited, GT Gettaxi SPV, GT Gettaxi Merger Sub 1, Gett Merger Sub, Inc., and Dooboo Holding Limited, and Merger Sub entered into a Termination of the Business Combination Agreement pursuant to which the parties mutually agreed to terminate the Business Combination Agreement, effective immediately. As per the Company’s Current Report on Form 8-K filed with the SEC on November 11, 2021, the Company requested that the target’s management undertake a thorough analysis of its financial projections. Following the conclusion of that process, and extensive mutual efforts to negotiate an appropriate valuation adjustment, both parties agreed to terminate the Business Combination Agreement.

As a result of the termination of the Business Combination Agreement, the Business Combination Agreement is of no further force and effect, and certain transaction agreements entered into in connection with the Business Combination Agreement, including, but not limited to, the Investors’ Rights Agreement, dated as of November 9, 2021, and to be effective as of the closing of the Business Combination, by and among the Company, a Delaware limited liability company, and certain holders, will either be terminated or no longer be effective, as applicable, in accordance with their respective terms.

The Company intends to continue to pursue the consummation of a Business Combination with an appropriate target.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2023 and December 31, 2022, there were no shares of preferred stock issued and outstanding.

Class A Common Stock — The Company is authorized to issue 80,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At March 31, 2023 and December 31, 2022, there were 458,716 shares of Class A common stock issued and outstanding, which are presented as temporary equity.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At March 31, 2023 and December 31, 2022, there were 6,325,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as otherwise required by law.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which the shares of Class B common stock will convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the issued and outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of all shares of common stock issued and outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination.

ROSECLIFF ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 8. WARRANTS

As of March 31, 2023 and December 31, 2022, there were 8,433,333 Public Warrants outstanding. Public Warrants may only be exercised in whole and only for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file a registration statement covering the issuance, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement.

Notwithstanding the above, if the shares of Class A common stock are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

ROSECLIFF ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 8. WARRANTS (cont.)

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the shares of Class A common stock;

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted); and

•        if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The exercise price and number of shares of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination by the Expiration Date and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 and $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% and 100%, respectively, of the higher of the Market Value and the Newly Issued Price.

At March 31, 2023 and December 31, 2022, there were 4,706,667 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

ROSECLIFF ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The fair value hierarchy (see Note 2) is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities.

At March 31, 2023 and December 31, 2022, assets held in the Trust Account were comprised of $4,666,884 and $4,626,107 in cash, respectively. During the three months ended March 31, 2023, the Company did not withdraw any amount of interest to pay its tax obligations. Total holdings in cash as of March 31, 2023 is $4,666,884.

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2023 and December 31, 2022 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2023	Level	December 31, 2022
Assets:
Cash held in Trust Account	1	$4,666,884	1	$4,626,107
Description	Level	March 31, 2023	Level	December 31, 2022
Liabilities:
Warrant Liability – Public Warrants	2	$759,000	2	$253,000
Warrant Liability – Private Placement Warrants	2	$423,600	2	$141,200

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s accompanying March 31, 2023 and December 31, 2022 condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the unaudited condensed statements of operations.

The Company initially valued its Private Placement Warrants, on February 17, 2021, as Level 3 utilizing a lattice model, specifically a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology and subsequently valued the Private Placement Warrants as Level 2 through December 31, 2021, with changes in fair value recognized in the unaudited condensed statements of operations.

The estimated fair value of the Private Placement Warrant liabilities was determined using Level 2 inputs at March 31, 2023 and December 31, 2022. As of December 31, 2022, the Public Warrants were classified as Level 2 in the fair value hierarchy due to low trading volume. The estimated fair value of the Public Warrants transferred from a Level 1 measurement to a Level 2 measurement during the year ended December 31, 2022 was $506,000. As of December 31, 2021, the Private Placement Warrants transferred to Level 2 due to the use of an observable market quote for a similar asset in an active market.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs.

ROSECLIFF ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

Notice of Failure to Satisfy a Continued Listing Rule

On April 3, 2023, the Company received a written notice (the “April Notice”) from the Staff of Nasdaq indicating that the Company is not in compliance with Listing Rule 5550(b)(2), due to the Company’s failure to meet the minimum $35 million Market Value of Listed Securities (“MVLS”) requirement for the Nasdaq Capital Market. The Staff based the review of the Company’s MVLS on the last 30 consecutive business days (February 17, 2023 to March 31, 2023) and determined a deficiency exists with regards to the applicable Nasdaq listing requirement. In addition, the Staff noted in the April Notice that the Company is not in compliance with Listing Rules 5550(b)(1) or 5550(b)(3), due to the Company’s failure to maintain a stockholders’ equity of at least $2.5 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in the two of the three most recently completed fiscal years. The April Notice is only a notification of deficiency, not of imminent delisting. The April Notice states that the Company has until October 2, 2023, a compliance period of 180 calendar days, to regain and maintain compliance with the Nasdaq Capital Market MVLS listing requirement. If at any time during this compliance period the Company’s MVLS closes at $35 million or more for a minimum of ten consecutive business days, the Staff will provide the Company with a written confirmation of compliance.

Proposed Business Combination with Spectral

On April 11, 2023, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among the Company, Spectral MD Holdings, Ltd., a Delaware corporation (“Spectral”), Ghost Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub I”), and Ghost Merger Sub II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Merger Sub II”), pursuant to which, Merger Sub I will be merged with and into Spectral, with Spectral surviving as a wholly owned subsidiary of the Company (the “First Merger”), and immediately following the First Merger, Spectral will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of the Company.

The Business Combination Agreement

The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur:

(i)     at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), upon the terms and subject to the conditions of the Business Combination Agreement, in accordance with applicable provisions of the Delaware General Corporation Law (“DGCL”) and the Delaware Limited Liability Corporation Act (“DLLCA”), Merger Sub I will merge with and into Spectral, with Spectral surviving as a wholly owned subsidiary of the Company (the “First Merger”), and immediately following the First Merger, Spectral will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of the Company (the “Second Merger,” and together with the First Merger, the “Mergers”);

(ii)    at the Closing, the Company will be renamed to a name substantially similar to Spectral AI, Inc. and is referred to herein as “New Spectral”;

ROSECLIFF ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 10. SUBSEQUENT EVENTS (cont.)

(iii)   as a result of the Mergers, among other things, all shares of capital stock of Spectral outstanding, other than with respect to Spectral options or restricted stock unit awards, as of immediately prior to the effective time of the Mergers, will be canceled and automatically converted into the right to receive shares of common stock of New Spectral (“New Spectral Common Stock”) as set forth on the Payment Spreadsheet (as defined in the Business Combination Agreement);

(iv)   as a result of the Mergers, each Spectral option outstanding as of immediately prior to the effective time of the Mergers will be converted into the right to receive a New Spectral option, subject to certain exceptions and conditions as set forth in the Business Combination Agreement; and

(v)    as a result of the Mergers, each Spectral restricted stock unit award outstanding as of immediately prior to the effective time of the Mergers will be converted into the right to receive a New Spectral restricted stock unit award, subject to certain exceptions and conditions as set forth in the Business Combination Agreement.

The board of directors of Spectral has unanimously (i) approved and declared advisable the Business Combination Agreement, the Mergers and the other transactions contemplated thereby and (ii) resolved to recommend to the stockholders of Spectral their approval of the Business Combination Agreement, the ancillary agreements and related matters.

Conditions to Closing

The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Mergers and related agreements and transactions by the stockholders of Spectral and the stockholders of the Company, (ii) effectiveness of the proxy statement/registration statement on Form S-4 to be filed by the Company in connection with the Mergers, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (iv) the absence of any law or order enjoining or prohibiting the Mergers, (v) receipt of approval for listing on the Nasdaq Capital Market (or another mutually agreed stock exchange) of the shares of New Spectral Common Stock to be issued in connection with the Mergers and (vi) the bringdown of representations, warranties and covenants of the other party, subject to certain materiality qualifiers.

In addition, the obligation of Spectral to consummate the Mergers is subject to the fulfillment of other closing conditions, including, but not limited to, the delivery by the Company of (i) an officer’s certificate delivered pursuant to the terms of the Business Combination Agreement, (ii) duly executed letters of resignation from the directors and officers of the Company and (iii) no Parent Material Adverse Effect (as defined in the Business Combination Agreement) having occurred since the date of the Business Combination Agreement. The obligation of the Company to consummate the Mergers is subject to the fulfillment of other closing conditions, including, but not limited to, (i) the delivery by Spectral of an officer’s certificate delivered pursuant to the terms of the Business Combination Agreement, (ii) the effective cancellation of the admission of Spectral common stock to the Alternative Investment Market and (iii) no Company Material Adverse Effect (as defined in the Business Combination Agreement) having occurred since the date of the Business Combination Agreement.

Covenants

The Business Combination Agreement contains additional covenants, including, among others, providing for (i) the parties to conduct their respective businesses in the ordinary course through the Closing, (ii) the parties not to initiate any negotiations or enter into any agreements for certain alternative transactions, (iii) Spectral to prepare and deliver to the Company certain unaudited consolidated financial statements of Spectral, (iv) the Company and Spectral to prepare and the Company to file a proxy statement/registration statement on Form S-4 and the parties to take certain

ROSECLIFF ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 10. SUBSEQUENT EVENTS (cont.)

other actions to obtain the requisite approval of the stockholders of the Company and Spectral, respectively, with respect to certain proposals regarding the Mergers and (v) the parties to use reasonable best efforts to obtain necessary approvals from governmental agencies.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties by the Company, Merger Sub I, Merger Sub II and Spectral. The representations and warranties of the respective parties to the Business Combination Agreement generally will not survive the Closing.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the Closing, including, but not limited to, (i) by the mutual written consent of the Company and Spectral; (ii) by the Company, subject to certain exceptions, if any of the representations or warranties of Spectral are not true and correct or if Spectral fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing), in each case, such that certain conditions to the obligations of the Company could not be satisfied and the breach of such representations or warranties or failure to perform such covenants or agreements is not cured or cannot be cured within the earlier of (a) thirty (30) days after written notice thereof, and (b) September 30, 2023 (the “Termination Date”); (iii) by Spectral, subject to certain exceptions, if any of the representations or warranties made by the Company, Merger Sub I or Merger Sub II (together, the “Company Parties”) are not true and correct or if any Company Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing), in each case, such that certain conditions to the obligations of Spectral could not be satisfied and the breach of such representations or warranties or failure to perform such covenants or agreements is not cured or cannot be cured within the earlier of (a) thirty (30) days after written notice thereof, and (b) the Termination Date; (iv) by either the Company or Spectral, if the transactions contemplated by the Business Combination Agreement have not been consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate principally caused the failure to consummate the transactions contemplated by the Business Combination Agreement; (v) by either the Company or Spectral, if any governmental entity has issued an order or taken any other action that has the effect of making the transactions contemplated by the Business Combination Agreement illegal or otherwise preventing or prohibiting consummation of the Mergers and such order or other action has become final and non-appealable; (vi) by the Company if the Company Requisite Approvals (as defined in the Business Combination Agreement) shall not have been obtained within two business days after the registration statement has been declared effective; and (vii) by Spectral, if the Company board of directors (x) shall have made a Change in Recommendation (as defined in the Business Combination Agreement) or (y) shall have failed to include the Company board of director recommendation in the proxy statement distributed to the Company stockholders.

Amended and Restated Registration Rights and Lock-Up Agreement

The Business Combination Agreement contemplates that, at the Closing, New Spectral, the Sponsor, the Company’s initial stockholders, certain stockholders of Spectral and certain of each of their respective affiliates, as applicable, and the other parties thereto, will enter into an Amended and Restated Registration Rights and Lock-Up Agreement (the “Registration Rights Agreement”), pursuant to which New Spectral will agree to register for resale pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), certain shares of New Spectral Common Stock and other equity securities of New Spectral that are held by the parties thereto from time to time and the parties thereto will be provided with customary demand and piggyback registration rights.

ROSECLIFF ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 10. SUBSEQUENT EVENTS (cont.)

Additionally, the Registration Rights Agreement contains certain restrictions on transfer with respect to (i) shares of New Spectral Common Stock and any other equity securities convertible into or exercisable or exchangeable for shares of New Spectral Common Stock immediately following the Closing (other than any shares purchased in the public market). Such restrictions begin at the Closing and end on the date that is 180 days after Closing.

Sponsor Letter Agreement

On April 11, 2023, the Sponsor, the Company and Spectral entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor agreed to: (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby; (ii) vote against an arrangement, merger, amalgamation, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution or winding up of the Company; (iii) vote against any changes in the business, management or the Company’s board other than as required to effect the Transactions (as defined in the Business Combination Agreement); and (iv) vote against any action, agreement or transaction or proposal that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company, Merger Sub I or Merger Sub II under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Transactions from being consummated in each case, on the terms and subject to the conditions set forth of the Sponsor Letter Agreement. In addition, the Sponsor agreed to (i) not redeem or elect to redeem or tender or submit any of its Subject Parent Equity Securities (as defined in the Sponsor Letter Agreement) and (ii) not, directly or indirectly, (a) sell, assign, transfer, pledge, dispose of or otherwise encumber any of the Subject Parent Equity Securities held by the Sponsor, (b) deposit any Subject Parent Equity Securities held by the Sponsor into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any Subject Parent Equity Securities held by the Sponsor that is inconsistent with the Sponsor Letter Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Subject Parent Equity Securities held by the Sponsor.

The Sponsor has agreed to surrender and forfeit to the Company the Private Placement Warrants (as defined in the Sponsor Letter Agreement). In addition, the Sponsor and the Company, two days prior to the Closing, will notify Spectral if the accrued and unpaid Parent Expenses (as defined in the Sponsor Letter Agreement) that are then outstanding are expected to exceed $3,250,000 (the “Excess Expense Amount”). At Closing, the Sponsor will take necessary actions such that the Sponsor Credit (as defined in the Sponsor Letter Agreement) equals or exceeds the Excess Expense Amount; provided that Sponsor will not be required to invest in the Sponsor PIPE (as defined below) if Sponsor elects to forfeit 750,000 Sponsor Shares (as defined below). The Sponsor will be entitled to a $5.00 credit against the Excess Expense Amount for each Sponsor Share that the Sponsor forfeits and surrenders prior to the Closing. The Sponsor will be entitled to credit, dollar for dollar, the total amount of the aggregate investment made by the Sponsor or its affiliates in any potential Private Placement or other cash investment or contribution to Spectral or the Company (the “Sponsor PIPE”) against the Excess Expense Amount. The Sponsor and its affiliates will receive one share of Company Class A common stock, par value $0.0001 per share, for each $10.00 invested in the Sponsor PIPE, and the Sponsor PIPE will otherwise be on the same terms as the other investors in the potential Private Placement. At Closing, the Sponsor is entitled to retain the Class B shares of common stock of the Company held by the Sponsor (the “Sponsor Shares”) corresponding to certain monetary thresholds of the amounts raised in the transactions. If the Parent Closing Cash (as defined in the Sponsor Letter Agreement) is (i) less than $10 million, the Sponsor will forfeit and surrender a number of Sponsor Shares so that the Sponsor holds 750,000 Sponsor Shares; (ii) greater than or equal to $10 million, but less than $20 million, the Sponsor will forfeit and surrender a number of Sponsor Shares so that the Sponsor holds 1,000,000 Sponsor Shares; (iii) greater than $20 million, but less than $30 million, the Sponsor will forfeit and surrender a number of Sponsor Shares so that the Sponsor holds 1,250,000 Sponsor Shares; or (iv) greater than $30 million, the Sponsor will forfeit and surrender a number of Sponsor Shares so that the Sponsor holds 1,500,000 Sponsor Shares. In no event will the Sponsor hold more than 1,500,000 Sponsor Shares, in each case, excluding the Sponsor PIPE.

ROSECLIFF ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 10. SUBSEQUENT EVENTS (cont.)

Stockholder Support Agreement

On April 11, 2023, the Company, Spectral and Key Company Stockholders (as defined in the Stockholder Support Agreement) entered into a Stockholder Support Agreement (the “Stockholder Support Agreement”), pursuant to which, among other things each Key Company Stockholder agrees to vote all of such holder’s shares (a) in favor of the approval and adoption of the Business Combination Agreement, the Mergers, and the other Transactions (including the amendment to the Amended and Restated Spectral Certificate of Incorporation, and Spectral’s delisting from AIM) and (b) against any action, agreement or transaction or proposal that would reasonable be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Spectral under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Transactions from being consummated.

The foregoing description of the Registration Rights Agreement, the Sponsor Letter Agreement, and the Stockholder Support Agreement do not purport to be complete and are qualified in its entirety by the terms and conditions of the agreements filed as Exhibits 10.1, 10.2, and 10.3, respectively, hereto and incorporated by reference herein.

Independent Auditors Report

To the Stockholders and Board of Directors Spectral MD Holdings, Ltd.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Spectral MD Holdings, Ltd. and its subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for leasing transactions as of January 1, 2022 due to the adoption of Accounting Standards Codification 842, Leases.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021.

Dallas, Texas February 24, 2023

Spectral MD Holdings, Ltd.
Consolidated Balance Sheets
For the years ended December 31, 2022, and 2021
(in thousands, except share and per share data)

	2022 US$	2021 US$
Assets
Current assets:
Cash and cash equivalents	14,174	16,121
Accounts receivable, net	2,294	1,435
Unbilled revenue	618	71
Prepaid expenses and other current assets	601	840
Total current assets	17,687	18,467
Non-current assets:
Property and equipment, net	21	32
Right-of-use assets	1,008	—
Other noncurrent assets	—	40
Total Assets	18,716	18,539
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	2,759	1,414
Accrued expenses	2,631	2,603
Lease liabilities, short-term	680	—
Notes payable	175	583
Warrant liability	129	186
Total current liabilities	6,374	4,786
Lease liabilities, long-term	346	—
Total Liabilities	6,720	4,786

Commitments and contingencies (Note 8)

Stockholders’ Equity

Common stock (US$0.001 par value); 400,000,000 shares authorized; 135,409,564 and 135,034,564 shares issued and outstanding as of December 31, 2022 and 2021, respectively	135	135
Additional paid-in capital	23,795	22,640
Accumulated deficit	(11,934)	(9,022)
Total Stockholders’ equity	11,996	13,753
Total Liabilities and Stockholders’ Equity	18,716	18,539

See accompanying notes to the consolidated financial statements

Spectral MD Holdings, Ltd.
Consolidated Statement of Operations
For the years ended December 31, 2022, and 2021
(in thousands, except share and per share data)

	2022 US$	2021 US$
Research and development revenue	25,368	15,239
Cost of revenue	(14,531)	(8,187)
Gross profit	10,837	7,052
Operating costs and expenses:
General and administrative	13,484	11,231
Total operating costs and expenses	13,484	11,231
Operating income (loss)	(2,647)	(4,179)
Other income (expense):
Interest expense	(12)	(17)
Change in fair value of warrant liability	57	298
Foreign exchange transaction loss	(253)	(188)
Other income	49	—
Total other income (expense)	(159)	93
(Loss) income before income taxes	(2,806)	(4,086)
Benefit (provision) for income taxes	(106)	98
Net (loss) income	(2,912)	(3,988)
Dividend on Series A preferred stock	—	(1,259)
Net loss attributable to common stockholders	(2,912)	(5,247)
Net (loss) income per share of common stock Basic and Diluted	(0.02)	(0.05)
Weighted average common shares outstanding Basic and Diluted	135,442,441	100,291,815

See accompanying notes to the consolidated financial statements

Spectral MD Holdings, Ltd.
Consolidated Statements of Changes in Equity
For the years ended December 31, 2022, and 2021
(In thousands, except share data)

	Preferred Stock		Common Stock		Additional Paid-in Capital US$	Accumulated Deficit US$	Total Stockholders’ Equity US$
	Shares	Amount US$	Shares	Amount US$
Balance at December 31, 2020	4,324,330	1,114	61,347,000	61	6,096	(5,034)	1,123
Issuance of common stock for cash	—		19,067,797	19	15,595	—	15,614
Issuance cost, net of $0.5 million warrant liability	—		—	—	(1,479)	—	(1,479)
Cumulative dividend on Series A preferred stock	—	1,259	—	—	(1,259)	—	(1,259)
Conversion of preferred stock to common cash	(4,324,330)	(2,373)	53,889,765	54	2,319	—	2,373
Stock options exercised for cash	—	—	42,500	—	4	—	4
Stock-based compensation			687,502	1	1,364	—	1,365
Net loss	—	—	—	—	—	(3,988)	(3,988)
Balance at December 31, 2021	—	—	135,034,564	135	22,640	(9,022)	13,753
Stock-based compensation	—	—	375,000	—	1,155	—	1,155
Net loss	—	—	—	—	—	(2,912)	(2,912)
Balance at December 31, 2022	—	—	135,409,564	135	23,795	(11,934)	11,996

See accompanying notes to the consolidated financial statements

Spectral MD Holdings, Ltd.
Consolidated Statements of Cash Flows
For the years ended December 31, 2022, and 2021
(in thousands)

	2022 US$	2021 US$
Cash flows from operating activities:
Net (loss) income	(2,912)	(3,988)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation expense	11	1
Stock based compensation	1,155	1,365
Amortization of right-of-use assets	557	—
Change in fair value of warrant liability	(57)	(298)
Changes in operating assets and liabilities:
Accounts receivable	(859)	1,256
Unbilled revenue	(547)	(71)
Prepaid expenses and other current assets	615	(257)
Other assets	40	(9)
Accounts payable	1,345	(2,398)
Accrued expenses	51	(1,481)
Lease liabilities	(561)	—
Net cash (used in) provided by operating activities	(1,162)	(2,918)
Cash flows from investing activity:
Purchases of property and equipment	—	(7)
Net cash (used in) provided by investing activity	—	(7)
Cash flows from financing activities:
Proceeds from issuance of common stock and warrant, net of issuance costs	—	14,618
Proceeds from stock option exercise	—	4
Payments for notes payable	(785)	(701)
Net cash (used in) provided by financing activities	(785)	13,921
Net increase (decrease) in cash and cash equivalents	(1,947)	10,996
Cash and cash equivalents, beginning of period	16,121	5,125
Cash and cash equivalents, end of period	14,174	16,121
Supplemental cash flow information:
Cash paid for interest	23	12
Cash paid for income taxes	—	255
Noncash operating and financing activities disclosure:
Cumulative dividend on Series A preferred stock	—	1,259
Conversion of preferred stock to common stock	—	2,373
Prepaid asset acquired for debt	376	474
Software and prepaid software maintenance acquired for debt	—	41

See accompanying notes to the consolidated financial statements

Spectral MD Holdings, Ltd.
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

1. ORGANIZATION, NATURE OF BUSINESS AND LIQUIDITY

Spectral MD, Inc., headquartered in Dallas, Texas, was incorporated in Delaware on March 9, 2009.

On December 23, 2020, the Company formed its wholly owned subsidiary in Delaware, Spectral MD Holdings, Ltd. (the “Company”). The subsidiary had no activity through December 31, 2020.

On June 21, 2021, Spectral MD Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Spectral MD Holdings, Ltd., merged with and into Spectral MD, Inc. Following the merger, the separate corporate existence of Merger Sub ceased and Spectral MD, Inc. continued as the surviving corporation and through the merger became a wholly owned subsidiary of the Company. In connection with the merger, each share of the Spectral MD, Inc.’s common stock and the Spectral MD, Inc.’s preferred stock issued and outstanding immediately prior to the effective date were converted into one share of Common Stock. All of the stockholders of the Spectral MD, Inc. prior to the merger became stockholders of the Company immediately following the merger. All existing Common Stock of the Company held by the Spectral MD, Inc. were cancelled at the effective date of the merger.

On June 22, 2021, the Company was listed and started trading on the AIM market of the London Stock Exchange (the “AIM”).

Effective June 21, 2021, all shares of the Company’s common stock issued and outstanding were combined and reclassified on a six for one basis. The effect of this stock split has been retroactively applied to all periods presented.

On July 22, 2021, the Company formed its wholly owned subsidiary in the UK, Spectral MD UK Ltd., (“Spectral MD UK”) in order to prepare for and initiate the regulatory approval process in the E.U. and U.K.

The Company is devoting substantially all of its efforts towards research and development of its DeepView® Wound Imaging System. The Company has not generated any product revenue to date. The Company currently generates revenue from contract development and research services by providing such services to governmental agencies, primarily to the Biomedical Advanced Research and Development Authority (“BARDA”). The Company operates in one segment.

Liquidity

As of December 31, 2022 and 2021, the Company had approximately $14.2 million and $16.1 million, respectively in cash, and an accumulated deficit of $11.9 million and $9.0 million, respectively. The Company has historically funded its operations through the issuance of notes and the sale of preferred stock and common stock. During 2022, the Company was awarded additional funding of $8.2 million associated with option 1B of the contract with BARDA. During 2021, the Company executed Options 1A and 1B of the contract with BARDA for funding of $39.4 million and during 2022 was awarded additional funding of $8.2 million associated with option 1B, resulting in aggregated funding for Options 1A and 1B (with modification) of $47.6 million, of which $13.6 million is remaining as of December 31, 2022. The BARDA contract funding is to execute the clinical training study of DeepView® Wound Imaging System for burn wound healing assessment. See Research and Development Revenue below. With the Company’s closing on its initial public offering (the “Offering”) during 2021 (see Note 4) and the remaining funding under the BARDA contract, the Company believes it will have sufficient working capital to fund operations for at least one year beyond the release date of the consolidated financial statements. Additionally, the contract with BARDA has a potential funding of up to $96.9 million, in aggregate for Option 1A, 1B and 2, if all future options are executed.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the US (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Spectral MD Holdings, Ltd.
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Also see Note 3 — Previously Reported Financial Statements relating to the immaterial correction of an error in the consolidated balance sheet as of December 31, 2021, consolidated statement of operations, consolidated statement of changes in equity, and consolidated statement of cash flows for the year ended December 31, 2021.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Spectral MD, Inc. and Spectral MD UK. Significant inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. The amounts of assets and liabilities reported in the Company’s balance sheets and the amounts of expenses reported for each of the periods presented are affected by estimates and assumptions, which are used for, but not limited to, revenue recognition, warrant liability, stock-based compensation expense, and income tax valuation allowances. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. All cash and cash equivalents are held in US financial institutions.

Accounts Receivable, Net and Unbilled Revenue

Accounts receivable represent amounts due from US government agencies pursuant to research and development contracts associated with the Company’s DeepView® Wound Imaging System. Accounts receivable amounted to approximately US$2.3 million and US$1.4 million as of December 31, 2022 and 2021, respectively.

The Company evaluates the collectability of its receivables based on a variety of factors, including the length of time the receivables are past due, the financial health of its customers and historical experience. Based upon the review of these factors, the Company recorded no allowance for doubtful accounts as of December 31, 2022 and 2021.

The Company records unbilled revenue when revenue is recognized prior to billing customers. Unbilled revenue amounted to approximately US$0.6 million and US$0.1 million as of December 31, 2022 and 2021, respectively.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to credit risk consist principally of cash and cash equivalents and accounts receivable. All cash and cash equivalents are held in US financial institutions which, at times, exceed federally insured limits. The Company has not recognized any losses from credit risks on such accounts. The Company believes it is not exposed to significant credit risk on cash and cash equivalents.

Additional credit risk is related to the Company’s concentration of receivables. As of December 31, 2022 and 2021, receivables were concentrated from one customer (which is a US. government agency) representing 96% and 94% of total net receivables, respectively. No allowance for doubtful accounts were recorded as of December 31, 2022 and 2021.

Spectral MD Holdings, Ltd.
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

One customer (which is a U.S. government agency) accounted for 98% of the recognized research and development revenue for both the years ended December 31, 2022 and 2021.

Fair Value

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Assets and liabilities that are measured at fair value are reported using a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 —	Unadjusted quoted prices in active markets that are assessable at the measurement date for identical, unrestricted assets or liabilities.
Level 2 —	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and
Level 3 —	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Fair Value of Financial Instruments

Financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments.

Foreign Currency

The reporting currency for the consolidated financial statements of the Company is the US dollar. The functional currency of Spectral MD Holdings, Ltd. is the US dollar. The functional currency of the Company’s subsidiaries is the local currency of the subsidiaries. The assets and liabilities of this subsidiary is translated into US. dollars at exchange rates in effect at the end of each reporting period. Revenues and expenses for these subsidiaries are translated at average exchange rates in effect during the applicable period. Translation adjustments are included in accumulated other comprehensive income as a component of stockholders’ equity. As of December 31, 2022 and December 31, 2021, the Company’s translation adjustments are not material.

Monetary assets and liabilities denominated in currencies other than the functional currency are translated at exchange rates in effect at the balance sheet date. Resulting unrealized gains and losses are included in other income, net in the consolidated statements of operations. For the year ended December 31, 2022 and December 31, 2021 the Company recorded US$0.3 million and US$0.2 million foreign exchange transaction loss, respectively, primarily related to the Company’s bank account denominated in British Pounds and accounts payable denominated in British Pounds, included in foreign exchange transaction loss in the consolidated statements of operations.

Leases

Effective January 1, 2022, the Company accounts for its leases under Accounting Standards Codification (“ASC”) 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded in the consolidated balance sheets as both a right of use asset and a lease liability, calculated by discounting fixed lease payments at the rate implicit in the lease or the Company’s incremental borrowing rate factoring the term of the lease. The incremental borrowing rate used by the Company is an estimate of the interest

Spectral MD Holdings, Ltd.
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

rate the Company would incur to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease. Because the Company does not generally borrow on a collateralized basis, it uses the interest rate it pays on its noncollateralized borrowings as an input to deriving an appropriate incremental borrowing rate, adjusted for the amount of lease payments, the lease term and the effect on that rate of designating specific collateral with a value equal to the unpaid lease payments for that lease. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset results in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred. For the period ending December 31, 2022 and December 31, 2021, the Company did not have any finance leases.

The Company adopted ASC 842 using the modified retrospective transition approach. The Company did not have a cumulative effect of adoption as of January 1, 2022. The Company elected a package of practical expedients, under which the Company does not need to reassess (a) whether any expired or existing contracts are or contain leases, (b) the lease classification for any expired or existing leases, or (c) initial direct costs for any existing leases. In calculating the right of use assets and lease liabilities, the Company elects to combine lease and non-lease components. The Company excludes short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election.

The Company accounted for leases prior to January 1, 2022 under ASC 840, Leases. For the year ended December 31, 2022, the Company recognized rent payments in the Company’s operating leases on a straight-line basis over the lease term.

Derivative Liabilities

The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. The Company accounts for its warrants issued to SP Angel, who acts as nominated adviser and broker to the Company for the purposes of the AIM Rules, as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the instruments as liabilities at fair value, determined using the Black-Scholes option-pricing model, and adjusts the instruments to fair value at the end of each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statements of operations.

The Company does not generally use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. During the year ended December 31, 2021, the Company entered into one derivative instrument, to set a foreign currency exchange rate, that settled in July 2021. The accounting for changes in fair value of derivatives depends on the intended use of the derivative and resulting designation. The Company did not designate its derivative instrument as a hedge for accounting purposes. As of December 31, 2021, the change in fair value of the derivative instrument was immaterial when the Company marked its derivative instrument to fair value. For the year ended December 31, 2022, the Company did not have any derivative instruments, other than the stock purchase warrants, discussed above.

Research and Development Revenue

The Company recognizes revenue when the Company’s customers obtain control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services by analyzing the following five steps: (1) identify the contract with a customer(s); (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance

Spectral MD Holdings, Ltd.
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

obligations in the contract; and (5) recognize revenue when (or as) the Company satisfies a performance obligation. In order to transfer control to the customer for contract development and manufacturing services, the Company must have a present right to payment, legal title must have passed to the customer, and the customer must have the significant risks and rewards of ownership. Research and development revenue contracts are generally recognized based upon the cost-to-cost measure of progress; provided that the Company meets the criteria associated with transferring control of the good or service over time.

The Company generates research and development revenue primarily from cost-plus-fee contracts associated with development of certain product candidates. Revenues from reimbursable contracts are recognized as costs are incurred, generally based on allowable costs incurred during the period, plus any recognizable earned fee. The Company uses this input method to measure progress as the customer has the benefit of access to the development research under these projects and therefore benefits from the Company’s performance incrementally as research and development activities occur under each project. We consider fixed fees under cost-plus-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract. Revenue for long-term development contracts is considered variable consideration because the deliverable is dependent on the successful completion of development and is generally recognized based upon the cost-to-cost measure of progress; provided that the Company meets the criteria associated with satisfying the performance obligation over time. The Company was awarded multiyear contracts in 2019 and 2021 (modified for additional funding in 2022) by BARDA for the development of the Company’s DeepView® Wound Imaging Solution. BARDA may award contracts that are less than 12 months depending on the scope of work and deliverables.

Payments from customers are generally received within 30 days of when the invoice is sent.

Because the Company’s contracts have an expected duration of one year or less, the Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose information about its remaining performance obligations.

Research and Development

The Company expenses research and development costs as operating expenses as incurred. These expenses include salaries for research and development personnel, consulting fees, product development, pre-clinical studies, clinical trial costs, and other fees and costs related to the development of the technology.

Stock-Based Compensation

The Company accounts for all stock-based payments to employees and non-employees, including grants of stock options, restricted stock awards (“RSAs”) and stock options with non-market performance conditions (“PSOs”) to be recognized in the consolidated financial statements, based on their respective grant date fair values. The Company estimates the fair value of stock option grants and PSOs using the Black-Scholes option pricing model. The RSAs are valued based on the fair value of the Company’s common stock on the date of grant. The assumptions used in calculating the fair value of the Company’s stock and stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. The Company expenses stock-based compensation related to stock options and RSAs over the requisite service period. As the PSOs have performance conditions, compensation expense is recognized for each award if and when the Company’s management deems it probable that the performance conditions will be satisfied. Forfeitures are recorded as they occur. Compensation previously recorded for unvested equity awards that are forfeited is reversed upon forfeiture. The Company expenses stock-based compensation to employees over the requisite service period, on a straight-line basis, based on the estimated grant-date fair value of the awards.

Spectral MD Holdings, Ltd.
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the consolidated financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company has no uncertain tax positions as of December 31, 2022 and 2021 that qualify for either recognition or disclosure in the consolidated financial statements under this guidance.

The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the consolidated statements of operations. There were no amounts accrued for interest or penalties for the years ended December 31, 2022 and 2021.

Comprehensive Loss

Comprehensive loss is equal to net loss as presented in the consolidated statements of operations, as the Company did not have any material other comprehensive income or loss for the periods presented.

Net Loss per Share of Common Stock

Basic net loss share of common stock is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share of common stock adjusts basic earnings per share for the potentially dilutive impact of unvested restricted stock, stock options, warrants and preferred stock. Dilutive securities having an anti-dilutive effect on diluted net earnings per share are excluded from the calculation. The dilutive effect of the unvested restricted stock and stock options is calculated using the treasury stock method. For warrants that are liability-classified, during periods when the impact is dilutive, the Company assumes share settlement of the instruments as of the beginning of the reporting period and adjusts the numerator to remove the change in fair value of the warrant liability and adjusts the denominator to include the dilutive shares calculated using the treasury stock method. The Company applies the if-converted method to compute the potentially dilutive effect of the Series A preferred stock.

Recently Adopted Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. The Company adopted ASU 2016-02 on January 1, 2022. The Company recorded a right-of-use asset and lease liabilities each of approximately US$0.6 million upon the adoption of ASU 2016-02. See Note 9.

Spectral MD Holdings, Ltd.
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently Issued Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses, which was subsequently amended by ASU 2018-19 and ASU 2019-10. This standard requires the measurement of expected credit losses for financial instruments carried at amortized cost held at the reporting date based on historical experience, current conditions and reasonable forecasts. The updated guidance also amends the current other-than-temporary impairment model for available-for-sale debt securities by requiring the recognition of impairments relating to credit losses through an allowance account and limits the amount of credit loss to the difference between a security’s amortized cost basis and its fair value. In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. With the issuance of ASU 2019-10 in November 2019, the standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2022. The Company will continue to assess the possible impact of this standard, but currently does not expect the adoption of this standard will have a significant impact on its consolidated financial statements, given its limited history of bad debt expense relating to trade accounts receivable.

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. The ASU is effective for the Company on January 1, 2024. Early adoption is permitted, but no earlier than January 1, 2021. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions.” The FASB is issuing this Update (1) to clarify the guidance in Topic 820, Fair Value Measurement, when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of an equity security, (2) to amend a related illustrative example, and (3) to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value in accordance with Topic 820. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the consolidated financial statements.

3. IMMATERIAL CORRECTIONS

SEC Staff Accounting Bulletin No. 99, “Materiality,” and FASB, Statement of Financial Accounting Concepts No. 2 “Qualitative Characteristics of Accounting Information” indicate that quantifying and aggregating errors is only the beginning of an analysis of materiality and that both quantitative and qualitative factors must be considered in determining whether individual errors are material. The Company evaluated the corrections related to incorrectly recording certain revenues and operating expenses for the year ended December 31, 2021. As a result, adjustments for the immaterial correction of the error were applied for comparative purposes, as shown below.

Spectral MD Holdings, Ltd.
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

3. IMMATERIAL CORRECTIONS (cont.)

The consolidated balance sheet as of December 31, 2021, consolidated statement of operations, consolidated statement of changes in equity, and consolidated statement of cash flows for the year ended December 31, 2021 have been adjusted as presented in the following tables (in thousands):

	As Previously Reported December 31, 2021 US$	Adjustments US$	As Adjusted December 31, 2021 US$
Assets
Current assets:
Unbilled revenue	—	71	71
Prepaid expenses and other current assets	858	(18)	840
Total current assets	18,414	53	18,467
Total Assets	18,486	53	18,539

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	1,740	(326)	1,414
Accrued expenses	2,391	212	2,603
Total current liabilities	4,900	(114)	4,786
Total Liabilities	4,900	(114)	4,786

Stockholders’ Equity
Accumulated deficit	(9,189)	167	(9,022)
Total stockholders’ equity	13,586	167	13,753
Total Liabilities and Stockholders’ Equity	18,486	53	18,539
	As Previously Reported 2021 US$	Adjustments US$	As Adjusted 2021 US$
Research and development revenue	15,168	71	15,239
Gross profit	6,981	71	7,052

Operating costs and expenses:
General and administrative	11,327	(96)	11,231
Total operating costs and expenses	11,327	(96)	11,231
Operating loss	(4,346)	167	(4,179)

Loss before income taxes	(4,253)	167	(4,086)
Net loss	(4,155)	167	(3,988)
Net loss attributable to common stockholders	(5,414)	167	(5,247)

Spectral MD Holdings, Ltd.
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

3. IMMATERIAL CORRECTIONS (cont.)

	As Previously Reported 2021 US$	Adjustments US$	As Adjusted 2021 US$
Cash flows from operating activities:
Net loss	(4,155)	167	(3,988)
Changes in operating assets and liabilities:
Unbilled revenue	—	(71)	(71)
Prepaid expenses and other current assets	(275)	18	(257)
Accounts payable	(2,072)	(326)	(2,398)
Accrued expenses	1,269	212	1,481

4. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and December 31, 2021, by level within the fair value hierarchy (in thousands):

	Fair value measured at December 31, 2022
	Fair Value at December 31, 2022 US$	Quoted prices to active markets (Level 1) US$	Significant observable inputs (Level 2) US$	Significant unobservable inputs (Level 3) US$
Warrant Liability	$129	$—	$—	$129
	Fair value measured at December 31, 2021
	Fair Value at December 31, 2021 US$	Quoted prices to active markets (Level 1) US$	Significant observable inputs (Level 2) US$	Significant unobservable inputs (Level 3) US$
Warrant Liability	$186	$—	$—	$186

There were no transfers between Level 1, 2 or 3 during the year ended December 31, 2022 and December 31, 2021.

The following table presents changes in Level 3 liabilities measured at fair value for the year ended December 31, 2022 and 2021 (in thousands).

US$
Balance – January 1, 2021	$—
Issuance of warrants	484
Change in fair value	(298)
Balance – December 31, 2021	186
Change in fair value	(57)
Balance – December 31, 2022	$129

Spectral MD Holdings, Ltd.
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

4. FAIR VALUE MEASUREMENTS (cont.)

Both observable and unobservable inputs were used to determine the fair value of positions that the Company has classified within the Level 3 category. Unrealized gains and losses associated with liabilities within the Level 3 category include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long- dated volatilities) inputs.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement:

	2022	2021
Strike price (per share in US$)	US$ 0.71	US$ 0.80
Contractual term (years)	4.5	5.5
Volatility (annual)	72.6%	67.6%
Risk-free rate	4.0%	1.3%
Dividend yield (per share)	0.0%	0.0%

5. RESEARCH AND DEVELOPMENT REVENUE

For the years ended December 31, 2022 and 2021, the Company’s revenues disaggregated by the major sources was as follows (in thousands):

	US$	US$
BARDA	24,827	14,968
Other US governmental authorities	541	271
Total revenue	25,368	15,239

6. ACCRUED EXPENSES

Accrued expenses consist of the following as of December 31, 2022 and 2021 (in thousands):

	December 31, 2022 US$	December 31, 2021 US$
Salary and wages	1,135	896
Provision for operating expenses	736	957
Benefits	650	470
Franchise tax	110	246
Income Taxes	—	—
Deferred rent	—	23
Accrued interest	—	11
Total accrued expenses	2,631	2,603

7. NOTES PAYABLE

Insurance Note

In June 2022 and 2021, the Company entered into a financing agreements for a portion of its insurance premium for approximately US$0.4 million (the “2022 Insurance Note”) and US$0.5 million (the “2021 Insurance Note”), respectively. The 2022 Insurance Note and 2021 Insurance Note bear interest at 6.7% per annum and 5.7% per annum,

Spectral MD Holdings, Ltd.
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

7. NOTES PAYABLE (cont.)

respectively, and are each payable in equal monthly payments of principal and interest maturing in May 2023 and February 2022, respectively. The Company determined that the carrying amounts of the 2022 Insurance Note and 2021 Insurance Note approximate fair value due to the short-term nature of borrowings and current market rates interest rates.

During the year ended December 31, 2022, the Company repaid approximately, US$0.2 million of principal and interest for the 2022 Insurance Note. As of December 31, 2022, the Company had an outstanding balance of $0.2 million for the 2022 Insurance Note.

During the year ended December 31, 2022 and 2021, the Company repaid approximately US$0.2 million and US$0.3 million, respectively, of principal and interest for the 2021 Insurance Note. There was no outstanding balance for the 2021 Insurance Note as of December 31, 2022.

PPP Loan

On April 13, 2020, the Company entered into a promissory note with JPMorgan Chase Bank, N.A., as lender, pursuant to the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) for US$768,575 (the “PPP Loan”). The PPP Loan, which matured on April 13, 2022 and bears interest at 1% per annum, can be prepaid at any time prior to maturity with no prepayment penalties. The Company could defer interest and principal payments until September 13, 2021. Beginning on September 13, 2021, the Company was required to make equal monthly payments of principal and interest until the loan maturity on April 13, 2022. The PPP Loan is subject to customary terms for payment defaults and breaches of representations and warranties. The Company did not request the PPP Loan to be forgiven. During each of the years ended December 31, 2022 and 2021, the Company repaid US$0.4 million of principal and interest for the PPP Loan. There was no outstanding balance for the PPP Loan as of December 31, 2022

8. Commitments and Contingencies

Legal Matters

In the ordinary course of business, the Company may be subject to various pending or threatened legal actions. In 2022, the Company was incorrectly named as a defendant in a lawsuit. On January 13, 2023, the Company was properly removed as a defendant in the above-mentioned matter. The Company is not currently subject to any material legal proceedings.

9. Leases

The Company leases office space for its principal office in Dallas, Texas, which was extended during 2022 to expire in May 2024. During 2022, the Company entered into a lease for office space in the United Kingdom under a lease that expires in May 2023.

The following table summarizes quantitative information about the Company’s operating leases for the year ended December 31, 2022 (US dollars in thousands):

2022
Operating cash flows from operating leases (in US$)	$594
Right-of-use assets obtained in exchange for new operating lease liabilities (in US$)	$632
Right-of-use assets obtained in exchange for new operating liabilities upon lease extension (in US$)	$955
Weighted average remaining lease term – operating leases (in years)	1.4
Weighted average discount rate – operating leases	8.46%

Spectral MD Holdings, Ltd.
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

9. Leases (cont.)

The following table provides the components of the Company’s lease cost included in general and administrative expense in the consolidated statement of operations (in thousands):

2022 US$
Operating leases
Operating lease cost	$590
Variable lease cost	126
Total rent expense	$716

Variable lease cost is primarily attributable to amounts paid to lessors for utility charges and property taxes under an office space lease.

As of December 31, 2022, future minimum payments under the non-cancelable operating leases under ASC 842 were as follows (in thousands):

US$
Year ending December 31, 2023	$744
Year ending December 31, 2024	354
Total	1,098
Less: imputed interest	(72)
Operating lease liabilities	$1,026

For the year ended December 31, 2021, the Company recorded rent expense of approximately US$0.8 million included in general and administrative expenses in the consolidated statement of operations in accordance with ASC 840. The future minimum lease minimum payments under the Company’s lease agreement as of December 31, 2021 are as follows (in thousands):

US$
Year ending December 31, 2022	$579
Year ending December 31, 2023	97
Year ending December 31, 2024	—
Total	$676

10. Preferred Stock

As of December 31, 2022 and December 31, 2021, there were no authorized or outstanding shares of preferred stock. Immediately prior to the Offering, all outstanding shares of Series A preferred stock and unpaid cumulative dividends were converted into 53,889,765 shares of common stock.

11. Stockholders’ Equity

The Company was authorized to issue 400,000,000 shares of common stock, par value US$0.001 per share, as of December 31, 2022 and December 31, 2021, respectively. The Company had 135,409,564 and 135,034,564 shares of common stock issued and outstanding as of December 31, 2022 and December 31, 2021, respectively. As of December 31, 2022, the Company was in the process of completing the issuance of an additional 370,000 shares of stock through the exercise of certain stock options by former Company employees.

Spectral MD Holdings, Ltd.
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

12. Stock-based Compensation

2018 Long Term Incentive Plan

On July 24, 2018, the Company’s Board adopted the 2018 Long Term Incentive Plan (the “2018 Plan”) which permits granting of incentive stock options (they must meet all statutory requirements), non-qualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, incentive bonus awards, and other cash-based or stock-based awards. In June 2021, in connection with the IPO, the 2018 Plan was amended so that stock issued pursuant to the 2018 Plan would be the common stock of the Company. Pursuant to the 2018 Plan, stock options must expire within 10 years and must be granted with exercise prices of no less than the fair value of the common stock on the grant date, as determined by the Board of Directors. As of December 31, 2022, 38,354,118 shares of common stock were authorized for issuance under the 2018 Plan, of which 2,187,618 remain available for issuance.

2022 Long Term Incentive Plan

On September 27, 2022, the Company’s stockholders approved the adoption of the 2022 Long Term Incentive Plan (the “2022 Plan”) which permits granting of incentive stock options (they must meet all statutory requirements), non-qualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, incentive bonus awards, and other cash-based or stock-based awards. Pursuant to the 2022 Plan, stock options must expire within 10 years and must be granted with exercise prices of no less than the fair value of the common stock on the grant date, as determined by the Board of Directors. As of December 31, 2022, 20,000,000 shares of common stock were authorized for issuance under the 2022 Plan, of which all remain available for issuance.

Restricted Stock

The RSAs generally vest over four years. A summary of RSA activities for the twelve months ended December 31, 2022 are presented below:

	Number of Shares	Waited Average Grant Date Fair Value per Share US$
Nonvested at January 1, 2021	1,750,002	US$ 0.10
Vested	(687,500)	US$ 0.10
Nonvested at December 31, 2021	1,062,502	US$ 0.10
Vested	(750,000)	US$ 0.10
Nonvested at December 31, 2022	312,502	US$ 0.10

Stock Options

The fair value of each employee and non-employee stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company’s common stock became publicly traded on July 22, 2021 and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies. Due to the lack of historical exercise history, the expected term of the Company’s stock options for employees has been determined utilizing the “simplified” method for awards. The expected term of stock options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the US. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Spectral MD Holdings, Ltd.
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

12. Stock-based Compensation (cont.)

In applying the Black Scholes option pricing model, the Company used the following assumptions for stock options granted in 2022 and 2021, respectively:

	2022	2021
Exercise price (per share in US$)	US$ 0.44	US$ 0.26
Expected term (years)	5.9	5.3
Volatility (annual)	68%	82%
Risk-free rate	2.7%	0.4%
Dividend yield (per share)	0%	0%

A summary of stock options activity for the years ended December 31, 2022 and 2021 is presented below:

	Stock Options	Weighted Average Exercise Price US$	Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value US$
Outstanding at January 1, 2021	27,604,500	US$ 0.15	8.8	US$ 1,605
Options granted	7,208,000	US$ 0.26	8.9
Options exercised for cash	(42,500)	US$ 0.15
Options forfeited/expired	(801,000)	US$ 0.20
Outstanding at December 31, 2021	33,969,000	US$ 0.17	8.1	US$ 10,963
Options granted	4,285,000	US$ 0.44	9.2
Options exercised for cash	—	—
Options forfeited/expired	(2,130,000)	US$ 0.23
Outstanding at December 31, 2022	36,124,000	US$ 0.20	7.3	US$ 6,831
Options vested and exercisable at December 31, 2022	25,429,771	US$ 0.15	6.8	US$ 5,842

For the year ended December 31, 2022 and 2021, the Company recorded stock-based compensation expense of approximately US$1.2 million and US$1.4 million, respectively, in general and administrative expenses in the consolidated statements of operations.

As of December 31, 2022, there was approximately US$1.6 million of unrecognized stock-based compensation related to stock option grants that will be amortized over a weighted average period of 1.1 years.

As of December 31, 2022, there was approximately US$26,000 of unrecognized stock-based compensation related to restricted stock grants that will be amortized over a weighted average period of 0.3 years.

During the year ended December 31, 2018, the Company granted of 10,039,926 stock options to investors (the “Investor Options”) that were approved by the Board of Directors outside of the 2018 Plan. During the year ended December 31, 2022, 358,572 Investor Options expire and the remaining 9,681,354 Investor Options will expire in November 2023. The Investor Options have an exercise price of US$1.20 per share. As of December 31, 2022, there is no unrecognized stock-based compensation expense related to the Investor Options.

Spectral MD Holdings, Ltd.
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

12. Stock-based Compensation (cont.)

Warrants

On June 22, 2021, in conjunction with the closing of the Company’s IPO, the Company issued 762,712 warrants, with strike price of US$0.89 and a five-year life, to SP Angel, who acts as nominated adviser and broker to the Company for the purposes of the AIM Rules. As of December 31, 2022, there are 762,712 warrants outstanding with an exercise price of US$0.71.

13. INCOME TAXES

As of December 31, 2022 and 2021, the Company had available federal net operating loss carryforwards (“NOLs”) of US$2.2 million and US$3.0 million, respectively, which are available to offset future federal taxable income. Under the Tax Cuts and Jobs Act, all NOLs incurred after December 31, 2017 are carried forward indefinitely for federal tax purposes. The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) signed in to law on March 27, 2020; provided that NOLs generated in a taxable year beginning in 2020, 2019, or 2018, may now be carried back five years and forward indefinitely. In addition, the limitation of NOL utilization up to 80% of taxable income limitation is temporarily (for 2020, 2019 and 2018) removed, allowing NOLs to fully offset taxable income. Federal tax returns for the years 2018, 2019 and 2020 remain subject to audit.

The tax effects of temporary differences that give rise to significant portions of the deferred tax asset is presented below (in thousands):

	2022 US$	2021 US$
Deferred income tax assets:
Net operating loss carryforwards	429	601
Capitalized research expenses	420	—
Stock-based compensation	262	251

Lease liabilities	216	—
Other	279	196
Total deferred income tax assets	1,606	1,048
Deferred income tax liabilities:

Right-of-use assets	212	—
Other	6	1
Total deferred income tax liabilities	218	1
Net deferred income tax assets	1,388	1,047
Valuation allowance	(1,388)	(1,047)
Deferred income tax assets, net of valuation allowance	—	—

ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of December 31, 2022, and 2021. The net change in valuation allowance for the years ended December 31, 2022 and 2021 was an increase of $US 0.3 million and US$0.5 million, respectively.

Spectral MD Holdings, Ltd.
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

13. INCOME TAXES (cont.)

The income tax provision consists of the following as of December 31 (in thousands):

	2022 US$	2021 US$
Current:
US Federal	5	(159)
US State	101	61
Total current provision	106	(98)
Deferred:
US Federal	—	—
US State	—	—
Total deferred provision	—	—
Total provision for income taxes	106	(98)

A reconciliation of the US. Statutory income tax rate to the Company’s effective tax rate is as follows:

	2022 US$	2021 US$
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal	(2.8)%	(1.1)%
Stock-based compensation	(7.6)%	(6.1)%
Other	(2.2)%	1.4%
Change in valuation allowance	(12.2)%	(12.9)%
Provision for income taxes	(3.8)%	2.3%

14. NET LOSS PER COMMON SHARE

Basic and diluted net loss per common share attributable to common stockholders are the same for the year ended December 31, 2022 and 2021, since the inclusion of all potential shares of common stock outstanding would have been anti-dilutive due to the Company’s net loss.

The table below summarizes potentially dilutive securities that were excluded from the computation of net loss per common share as of the periods presented because including them would be anti-dilutive.

	2022	2021
Common stock options	45,805,354	33,969,000
Common stock warrants	762,712	762,712
Unvested restricted stock	312,500	1,062,502
Potentially dilutive securities	46,880,566	35,794,214

15. RELATED PARTY TRANSACTIONS

For the years ended December 31, 2022 and 2021, the Company did not have any transactions with related parties.

16. SUBSEQUENT EVENTS

In February 2023, the Company paid aggregate bonuses of US$755,000 to various employees of the Company, including US$385,000 to Mr. Fan. These amounts were included in accrued expenses on the consolidated balance sheet as of December 31, 2022.

Spectral MD Holdings, Ltd.
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2023 US$	December 31, 2022 US$
Assets
Current assets:
Cash and cash equivalents	10,316	14,174
Accounts receivable, net	1,884	2,294
Unbilled revenue	388	618
Prepaid expenses and other current assets	741	601
Total current assets	13,329	17,687

Non-current assets:
Property and equipment, net	19	21
Right-of-use assets	835	1,008
Total Assets	14,183	18,716

Commitments and contingencies (Note 7)

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	2,018	2,759
Accrued expenses	2,361	2,631
Lease liabilities, short-term	791	680
Notes payable	71	175
Warrant liability	113	129
Total current liabilities	5,354	6,374
Lease liabilities, long-term	142	346
Total Liabilities	5,496	6,720

Stockholders’ Equity
Common stock ($0.001 par value); 400,000,000 shares authorized; 136,076,515 and 135,409,564 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	136	135
Additional paid-in capital	24,094	23,795
Accumulated deficit	(15,543)	(11,934)
Total stockholders’ equity	8,687	11,996
Total Liabilities and Stockholders’ Equity	14,183	18,716

See accompanying notes to the condensed consolidated financial statements

Spectral MD Holdings, Ltd.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2023 US$	2022 US$
Research and development revenue	5,078	5,844
Cost of revenue	(2,897)	(3,454)
Gross profit	2,181	2,390

Operating costs and expenses:
General and administrative	5,818	3,011
Total operating costs and expenses	5,818	3,011
Operating loss	(3,637)	(621)

Other income (expense):
Net interest income (expense)	45	(4)
Change in fair value of warrant liability	16	66
Foreign exchange transaction gain	13	28
Other expense	—	(2)
Total other income	74	88

Loss before income taxes	(3,563)	(533)
(Provision) benefit for income taxes	(46)	5
Net loss	(3,609)	(528)
Net loss per share of common stock
Basic and Diluted	(0.03)	(0.00)
Weighted average common shares outstanding
Basic and Diluted	135,995,446	135,159,564

See accompanying notes to the condensed consolidated financial statements

Spectral MD Holdings, Ltd.
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity
(In thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount US$	US$	US$	US$
Balance at December 31, 2022	135,409,564	135	23,795	(11,934)	11,996
Stock-based compensation	562,500	1	299	—	300
Stock option exercises	104,451	—	—	—	—
Net loss	—	—	—	(3,609)	(3,609)
Balance at March 31, 2023	136,076,515	136	24,094	(15,543)	8,687
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount US$	US$	US$	US$
Balance at December 31, 2021	135,034,564	135	22,640	(9,022)	13,753
Stock-based compensation	187,500	—	333	—	333
Net loss	—	—	—	(528)	(528)
Balance at March 31, 2022	135,222,064	135	22,973	(9,550)	13,558

See accompanying notes to the condensed consolidated financial statements

Spectral MD Holdings, Ltd.
Unaudited Condensed Consolidated Statements of Cash Flows
For the three months ended March 31, 2023 and 2022
(in thousands)

	Three Months Ended March 31,
	2023 US$	2022 US$
Cash flows from operating activities:
Net loss	(3,609)	(528)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	2	4
Stock-based compensation	300	333
Amortization of right-of-use assets	173	128
Change in fair value of warrant liability	(16)	(66)
Changes in operating assets and liabilities:
Accounts receivable	410	(1,100)
Unbilled revenue	230	(197)
Prepaid expenses and other current assets	(140)	262
Other assets	—	40
Accounts payable	(741)	881
Accrued expenses	(270)	(773)
Lease liabilities	(93)	(152)
Net cash used in operating activities	(3,754)	(1,168)

Cash flows from financing activities:
Payments for notes payable	(104)	(477)
Net cash used in financing activities	(104)	(477)
Net decrease in cash and cash equivalents	(3,858)	(1,645)
Cash and cash equivalents, beginning of period	14,174	16,121
Cash and cash equivalents, end of period	10,316	14,476

Supplemental cash flow information:
Cash paid for interest	2	1

Noncash operating and financing activities disclosure:
Recognition of Right-of-use assets and related lease liabilities upon adoption of ASC 842	—	609

See accompanying notes to the condensed consolidated financial statements

Spectral MD Holdings, Ltd.
Notes to Unaudited Condensed Consolidated Financial Statements
March 31, 2023

1. ORGANIZATION, NATURE OF BUSINESS AND LIQUIDITY

Spectral MD Holdings, Ltd, (the “Company”), headquartered in Dallas, Texas, was incorporated in Delaware on March 9, 2009. The Company currently trades on the AIM market of the London Stock Exchange (the “AIM”).

The Company is devoting substantially all of its efforts towards research and development of its DeepView® Wound Imaging System. The Company has not generated any product revenue to date. The Company currently generates revenue from contract development and research services by providing such services to governmental agencies, primarily to the Biomedical Advanced Research and Development Authority (“BARDA”). The Company operates in one segment.

Liquidity

As of March 31, 2023 and December 31, 2022, the Company had approximately $10.3 million and US$ 14.2 million, respectively in cash, and an accumulated deficit of $15.5 million and $11.9 million, respectively. The Company has historically funded its operations through the issuance of notes and the sale of preferred stock and common stock. During 2022, the Company was awarded additional funding of $8.2 million associated with option 1B of the contract with BARDA. During 2021, the Company executed Options 1A and 1B of the contract with BARDA for funding of $39.4 million and during 2022 was awarded additional funding of $8.2 million associated with option 1B, resulting in aggregated funding for Options 1A and 1B (with modification) of $47.6 million, of which $8.4 million is remaining as of March 31, 2023. The BARDA contract funding is to execute the clinical training study of DeepView® Wound Imaging System for burn wound healing assessment. See Research and Development Revenue below. With the Company’s closing on its initial public offering (the “IPO”) during 2021 and the remaining funding under the BARDA contract, the Company believes it will have sufficient working capital to fund operations for at least one year beyond the release date of the condensed consolidated financial statements. Additionally, the contract with BARDA has a potential funding of up to $96.9 million, in aggregate for Option 1A, 1B and 2, if all future options are executed.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the US (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

The accompanying condensed consolidated balance sheet as of March 31, 2023, the condensed consolidated statements of operations, shareholders’ equity, and cash flows for the three months ended March 31, 2023 and 2022 are unaudited. The interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in management’s opinion, include all adjustments consisting of only normal recurring adjustments necessary for the fair statement of the Company’s financial position as of March 31, 2023 and its results of operations and cash flows for the three months ended March 31, 2023 and 2022. The results of operations for the three months ended March 31, 2023 and 2022 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.

These interim condensed consolidated financial statements should be read in conjunction with the Company’s annual consolidated financial statements for the years ended December 31, 2023 and 2022.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Spectral MD, Inc. and Spectral MD UK. Significant inter-company transactions and balances have been eliminated in consolidation.

Spectral MD Holdings, Ltd.
Notes to Unaudited Condensed Consolidated Financial Statements
March 31, 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of these condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. The amounts of assets and liabilities reported in the Company’s balance sheets and the amounts of expenses reported for each of the periods presented are affected by estimates and assumptions, which are used for, but not limited to, revenue recognition, warrant liability, stock-based compensation expense, and income tax valuation allowances. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. All cash and cash equivalents are held in US financial institutions.

Accounts Receivable, Net and Unbilled Revenue

Accounts receivable represent amounts due from US government agencies pursuant to research and development contracts associated with the Company’s DeepView® Wound Imaging System. Accounts receivable amounted to approximately US$ 1.9 million and US$ 2.3 million As of March 31, 2023 and December 31, 2022, respectively.

The Company evaluates the collectability of its receivables based on a variety of factors, including the length of time the receivables are past due, the financial health of its customers and historical experience. Based upon the review of these factors, the Company recorded no allowance for doubtful accounts as of March 31, 2023 and December 31, 2022.

The Company records unbilled revenue when revenue is recognized prior to billing customers. Unbilled revenue amounted to approximately US$ 0.4 million and US$ 0.6 million as of March 31, 2023 and December 31, 2022, respectively.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to credit risk consist principally of cash and cash equivalents and accounts receivable. Primarily all cash and cash equivalents are held in US financial institutions which, at times, exceed federally insured limits. The Company has not recognized any losses from credit risks on such accounts. The Company believes it is not exposed to significant credit risk on cash and cash equivalents.

Additional credit risk is related to the Company’s concentration of receivables. As of March 31, 2023 and December 31, 2022, receivables were concentrated from one customer (which is a US. government agency) representing 95% and 96% of total net receivables, respectively. No allowance for doubtful accounts were recorded as of March 31, 2023 and December 31, 2022.

One customer (which is a U.S. government agency) accounted for 97% and 98%, respectively, of the recognized research and development revenue for the three months ended March 31, 2023 and 2022.

Fair Value

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Assets and liabilities that are measured at fair value are reported using

Spectral MD Holdings, Ltd.
Notes to Unaudited Condensed Consolidated Financial Statements
March 31, 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 —	Unadjusted quoted prices in active markets that are assessable at the measurement date for identical, unrestricted assets or liabilities.
Level 2 —	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and
Level 3 —	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Fair Value of Financial Instruments

Financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments.

Foreign Currency

The reporting currency for the condensed consolidated financial statements of the Company is the US dollar. The functional currency of the Company and its wholly owned subsidiary Spectral MD, Inc. is the US dollar. The functional currency of Spectral MD UK is its local currency, the British pound. The assets and liabilities of Spectral MD UK is translated into US. dollars at exchange rates in effect at the end of each reporting period, and the revenues and expenses are translated at average exchange rates in effect during the applicable period. Translation adjustments are included in accumulated other comprehensive income as a component of stockholders’ equity. As of March 31, 2023 and December 31, 2022, the Company’s translation adjustments are not material.

Monetary assets and liabilities denominated in currencies other than the functional currency are translated at exchange rates in effect at the balance sheet date. Resulting unrealized gains and losses are included in other income, net in the condensed consolidated statements of operations. For the three months ended March 31, 2023 and 2022, the Company recorded approximately US$ 13,000 and US$ 28,000 foreign exchange transaction gain, respectively, primarily related to the Company’s bank account denominated in British Pounds and accounts payable denominated in British Pounds, included in foreign exchange transaction loss in the condensed consolidated statements of operations.

Leases

The Company accounts for its leases under ASC 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded in the condensed consolidated balance sheets as both a right of use asset and a lease liability, calculated by discounting fixed lease payments at the rate implicit in the lease or the Company’s incremental borrowing rate factoring the term of the lease. The incremental borrowing rate used by the Company is an estimate of the interest rate the Company would incur to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease. Because the Company does not generally borrow on a collateralized basis, it uses the interest rate it pays on its noncollateralized borrowings as an input to deriving an appropriate incremental borrowing rate, adjusted for the amount of lease payments, the lease term and the effect on that rate of designating specific collateral with a value equal to the unpaid lease payments for that lease. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset results in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred. For the three months ended March 31, 2023 and 2022, the Company did not have any finance leases.

Spectral MD Holdings, Ltd.
Notes to Unaudited Condensed Consolidated Financial Statements
March 31, 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company adopted ASC 842 using the modified retrospective transition approach. The Company did not have a cumulative effect of adoption as of January 1, 2022. The Company elected a package of practical expedients, under which the Company does not need to reassess (a) whether any expired or existing contracts are or contain leases, (b) the lease classification for any expired or existing leases, or (c) initial direct costs for any existing leases. In calculating the right of use assets and lease liabilities, the Company elects to combine lease and non-lease components. The Company excludes short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election.

Warrant Liability

On June 22, 2021, in conjunction with the closing of the Company’s IPO, the Company issued 762,712 warrants, with strike price of US$ 0.89 and a five-year life, to SP Angel Corporate Finance LLP (“SP Angel”), who acts as nominated adviser and broker to the Company for the purposes of the AIM Rules. As of March 31, 2023, there are 762,712 warrants outstanding with an exercise price of US$ 0.73.

The Company accounts for its warrants issued to SP Angel as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the instruments as liabilities at fair value, determined using the Black-Scholes option-pricing model, and adjusts the instruments to fair value at the end of each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s condensed consolidated statements of operations.

Research and Development Revenue

The Company recognizes revenue when the Company’s customers obtain control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services by analyzing the following five steps: (1) identify the contract with a customer(s); (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the Company satisfies a performance obligation. In order to transfer control to the customer for contract development and manufacturing services, the Company must have a present right to payment, legal title must have passed to the customer, and the customer must have the significant risks and rewards of ownership. Research and development revenue contracts are generally recognized based upon the cost-to-cost measure of progress, provided that the Company meets the criteria associated with transferring control of the good or service over time.

The Company generates research and development revenue primarily from cost-plus-fee contracts associated with development of certain product candidates. Revenues from reimbursable contracts are recognized as costs are incurred, generally based on allowable costs incurred during the period, plus any recognizable earned fee. The Company uses this input method to measure progress as the customer has the benefit of access to the development research under these projects and therefore benefits from the Company’s performance incrementally as research and development activities occur under each project. We consider fixed fees under cost-plus-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract. Revenue for long-term development contracts is considered variable consideration because the deliverable is dependent on the successful completion of development and is generally recognized based upon the cost-to-cost measure of progress, provided that the Company meets the criteria associated with satisfying the performance obligation over time. The Company was awarded multiyear contracts in 2019 and 2021 (modified for additional funding in 2022) by BARDA for the development of the Company’s DeepView® Wound Imaging Solution. BARDA may award contracts that are less than 12 months depending on the scope of work and deliverables.

Payments from customers are generally received within 30 days of when the invoice is sent.

Spectral MD Holdings, Ltd.
Notes to Unaudited Condensed Consolidated Financial Statements
March 31, 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Because the Company’s contracts have an expected duration of one year or less, the Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose information about its remaining performance obligations.

Research and Development

The Company expenses research and development costs as operating expenses as incurred. These expenses include salaries for research and development personnel, consulting fees, product development, pre-clinical studies, clinical trial costs, and other fees and costs related to the development of the technology.

Stock-Based Compensation

The Company accounts for all stock-based payments to employees and non-employees, including grants of stock options, restricted stock awards (“RSAs”) and stock options with non-market performance conditions (“PSOs”) to be recognized in the condensed consolidated financial statements, based on their respective grant date fair values. The Company estimates the fair value of stock option grants and PSOs using the Black-Scholes option pricing model. The RSAs are valued based on the fair value of the Company’s common stock on the date of grant. The assumptions used in calculating the fair value of the Company’s stock and stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. The Company expenses stock-based compensation related to stock options and RSAs over the requisite service period. As the PSOs have performance conditions, compensation expense is recognized for each award if and when the Company’s management deems it probable that the performance conditions will be satisfied. Forfeitures are recorded as they occur. Compensation previously recorded for unvested equity awards that are forfeited is reversed upon forfeiture. The Company expenses stock-based compensation to employees over the requisite service period, on a straight-line basis, based on the estimated grant-date fair value of the awards.

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the condensed consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company has no uncertain tax positions As of March 31, 2023 and December 31, 2022 that qualify for either recognition or disclosure in the condensed consolidated financial statements under this guidance.

The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the condensed consolidated statements of operations. There were no amounts accrued for interest or penalties for the three months ended March 31, 2023 and 2022.

Comprehensive Loss

Comprehensive loss is equal to net loss as presented in the condensed consolidated statements of operations, as the Company did not have any material other comprehensive income or loss for the periods presented.

Spectral MD Holdings, Ltd.
Notes to Unaudited Condensed Consolidated Financial Statements
March 31, 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss per Share of Common Stock

Basic net loss share of common stock is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share of common stock adjusts basic earnings per share for the potentially dilutive impact of unvested restricted stock, stock options, warrants and preferred stock. Dilutive securities having an anti-dilutive effect on diluted net earnings per share are excluded from the calculation. The dilutive effect of the unvested restricted stock and stock options is calculated using the treasury stock method. For warrants that are liability-classified, during periods when the impact is dilutive, the Company assumes share settlement of the instruments as of the beginning of the reporting period and adjusts the numerator to remove the change in fair value of the warrant liability and adjusts the denominator to include the dilutive shares calculated using the treasury stock method.

Recently Adopted Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses, which was subsequently amended by ASU 2018-19 and ASU 2019-10. This standard requires the measurement of expected credit losses for financial instruments carried at amortized cost held at the reporting date based on historical experience, current conditions and reasonable forecasts. The updated guidance also amends the current other-than-temporary impairment model for available-for-sale debt securities by requiring the recognition of impairments relating to credit losses through an allowance account and limits the amount of credit loss to the difference between a security’s amortized cost basis and its fair value. In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The Company adopted this standard on January 1, 2023, with no impact on its condensed consolidated financial statements and related disclosures.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. The ASU is effective for the Company on January 1, 2024. Early adoption is permitted, but no earlier than January 1, 2021. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements and related disclosures.

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The FASB is issuing this Update (1) to clarify the guidance in Topic 820, Fair Value Measurement, when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of an equity security, (2) to amend a related illustrative example, and (3) to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value in accordance with Topic 820. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the condensed consolidated financial statements.

Spectral MD Holdings, Ltd.
Notes to Unaudited Condensed Consolidated Financial Statements
March 31, 2023

3. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial liabilities that are measured at fair value on a recurring basis as of March 31, 2023 and December 31, 2022, by level within the fair value hierarchy (in thousands):

	Fair value measured as of March 31, 2023
	Fair value at March 31, 2023 US$	Quoted prices in active markets (Level 1) US$	Significant other observable inputs (Level 2) US$	Significant unobservable inputs (Level 3) US$
Warrant liability	$113	$—	$—	$113
	Fair value measured as of December 31, 2022
	Fair value at December 31, 2022 US$	Quoted prices in active markets (Level 1) US$	Significant other observable inputs (Level 2) US$	Significant unobservable inputs (Level 3) US$
Warrant liability	$129	$—	$—	$129

There were no transfers between Level 1, 2 or 3 during the three months ended March 31, 2023 and 2022.

The following table presents changes in Level 3 liabilities measured at fair value for the three months ended March 31, 2023 and 2022 (in thousands).

US$
Balance – January 1, 2023	$129
Change in fair value	(16)
Balance – March 31, 2023	$113

Balance – January 1, 2022	$186
Change in fair value	(66)
Balance – March 31, 2022	$120

Both observable and unobservable inputs were used to determine the fair value of positions that the Company has classified within the Level 3 category. Unrealized gains and losses associated with liabilities within the Level 3 category include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long- dated volatilities) inputs.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement:

	March 31, 2023	December 31, 2022
Strike price (per share in US$)	US$ 0.73	US$ 0.71
Contractual term (years)	4.2	4.5
Volatility (annual)	71.7%	72.6%
Risk-free rate	3.6%	4.0%
Dividend yield (per share)	0.0%	0.0%

Spectral MD Holdings, Ltd.
Notes to Unaudited Condensed Consolidated Financial Statements
March 31, 2023

4. RESEARCH AND DEVELOPMENT REVENUE

For the three months ended March 31, 2023 and 2022, the Company’s revenues disaggregated by the major sources was as follows (in thousands):

	Three Months Ended March 31,
	2023 US$	2022 US$
BARDA	4,943	5,709
Other U.S governmental authorities	135	135
Total revenue	5,078	5,844

5. ACCRUED EXPENSES

Accrued expenses consist of the following As of March 31, 2023 and December 31, 2022 (in thousands):

	March 31, 2023 US$	December 31, 2022 US$
Salary and wages	733	1,135
Provision for operating expenses	646	736
Benefits	825	650
Franchise tax	157	110
Total accrued expenses	2,361	2,631

6. NOTES PAYABLE

Insurance Note

In June 2022 and 2021, the Company entered into financing agreements for a portion of its insurance premium for approximately US$ 0.4 million (the “2022 Insurance Note”) and US$ 0.5 million (the “2021 Insurance Note”), respectively. The 2022 Insurance Note and 2021 Insurance Note bear interest at 6.7% per annum and 5.7% per annum, respectively, and are each payable in equal monthly payments of principal and interest maturing in May 2023 and February 2022, respectively. The Company determined that the carrying amounts of the 2022 Insurance Note and 2021 Insurance Note approximate fair value due to the short-term nature of borrowings and current market rates interest rates.

During the three months ended March 31, 2023, the Company repaid approximately, US $0.1 million of principal and interest for the 2022 Insurance Note. As of March 31, 2023 and December 31, 2022, the Company had an outstanding balance of $0.1 million and $0.2 million, respectively, for the 2022 Insurance Note.

During the three months ended March 31, 2022, the Company repaid the remaining balance of approximately US $0.2 million for the 2021 Insurance Note. There was no outstanding balance for the 2021 Insurance Note as of December 31, 2022.

PPP Loan

On April 13, 2020, the Company entered into a promissory note with JPMorgan Chase Bank, N.A., as lender, pursuant to the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) for US$ 768,575 (the “PPP Loan”). The PPP Loan, which matured on April 13, 2022 and bears interest at 1% per annum, can be prepaid at any time prior to maturity with no prepayment penalties. The Company

Spectral MD Holdings, Ltd.
Notes to Unaudited Condensed Consolidated Financial Statements
March 31, 2023

6. NOTES PAYABLE (cont.)

could defer interest and principal payments until September 13, 2021. Beginning on September 13, 2021, the Company was required to make equal monthly payments of principal and interest until the loan maturity on April 13, 2022. The PPP Loan is subject to customary terms for payment defaults and breaches of representations and warranties. The Company did not request the PPP Loan to be forgiven. During the year ended December 31, 2022, the Company repaid US$ 0.4 million of principal and interest for the PPP Loan, of which $0.3 million was repaid during the three months ended March 31, 2022. There was no outstanding balance for the PPP Loan as of December 31, 2022.

7. Commitments and Contingencies

Legal Matters

In the ordinary course of business, the Company may be subject to various pending or threatened legal actions. In 2022, the Company was incorrectly named as a defendant in a lawsuit. On January 13, 2023, the Company was properly removed as a defendant in the above-mentioned matter. The Company is not currently subject to any material legal proceedings.

8. Leases

The Company leases office space for its principal office in Dallas, Texas, which was extended during 2022 to expire in May 2024. During 2022, the Company entered into a lease for office space in the United Kingdom under a lease that expires in May 2023.

During 2023, the Company entered into a lease for office space in the United Kingdom for annual payments of $0.1 million under a lease that expires in March 2024. The lease has been excluded from the tables below as the term is twelve months.

The following table summarizes quantitative information about the Company’s operating leases for the three months ended March 31, 2023 (US dollars in thousands):

	Three Months Ended March 31,
	2023 US$	2022 US$

Operating cash flows from operating leases (in US$)	$115	$155
Right-of-use assets exchanged for operating lease liabilities (in US$)	$—	$609
Weighted average remaining lease term – operating leases (in years)	1.2	0.9
Weighted average discount rate – operating leases	8.5%	3.9%

The following table provides the components of the Company’s lease cost included in general and administrative expense in the condensed consolidated statement of operations (in thousands):

	Three Months Ended March 31,
	2023 US$	2022 US$
Operating leases
Operating lease cost	$194	$132
Variable lease cost	59	70
Total rent expense	$253	$202

Variable lease cost is primarily attributable to amounts paid to lessors for utility charges and property taxes under an office space lease.

Spectral MD Holdings, Ltd.
Notes to Unaudited Condensed Consolidated Financial Statements
March 31, 2023

8. Leases (cont.)

As of March 31, 2023, future minimum payments under the non-cancelable operating leases under ASC 842 were as follows (in thousands):

US$
Nine months ending December 31, 2023	$629
Year ending December 31, 2024	354
Total	983
Less: imputed interest	(50)
Operating lease liabilities	$933

9. Stockholders’ Equity

The Company was authorized to issue 400,000,000 shares of common stock, par value US$0.001 per share, as of March 31, 2023 and December 31, 2022, respectively. The Company had 136,076,515 and 135,409,564 shares of common stock issued and outstanding as of March 31, 2023 and December 31, 2022, respectively. As of March 31, 2023, the Company was in the process of completing the issuance of an additional 210,000 shares of stock through the exercise of certain stock options by former Company employees.

10. Stock-based Compensation

2018 Long Term Incentive Plan

On July 24, 2018, the Company’s Board adopted the 2018 Long Term Incentive Plan (the “2018 Plan”) which permits granting of incentive stock options (they must meet all statutory requirements), non-qualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, incentive bonus awards, and other cash-based or stock-based awards. In June 2021, in connection with the IPO, the 2018 Plan was amended so that stock issued pursuant to the 2018 Plan would be the common stock of the Company. Pursuant to the 2018 Plan, stock options must expire within 10 years and must be granted with exercise prices of no less than the fair value of the common stock on the grant date, as determined by the Board of Directors. As of March 31, 2023, 38,354,118 shares of common stock were authorized for issuance under the 2018 Plan, of which 2,027,618 remain available for issuance.

2022 Long Term Incentive Plan

On September 27, 2022, the Company’s stockholders approved the adoption of the 2022 Long Term Incentive Plan (the “2022 Plan”) which permits granting of incentive stock options (they must meet all statutory requirements), non-qualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, incentive bonus awards, and other cash-based or stock-based awards. Pursuant to the 2022 Plan, stock options must expire within 10 years and must be granted with exercise prices of no less than the fair value of the common stock on the grant date, as determined by the Board of Directors. As of March 31, 2023, 20,000,000 shares of common stock were authorized for issuance under the 2022 Plan, of which all remain available for issuance.

Spectral MD Holdings, Ltd.
Notes to Unaudited Condensed Consolidated Financial Statements
March 31, 2023

10. Stock-based Compensation (cont.)

Restricted Stock

The RSAs generally vest over four years. A summary of RSA activities for the twelve months ended March 31, 2023 are presented below:

	Number of Shares	Weighted Average Grant Date Fair Value per Share US$
Nonvested as of January 1, 2023	312,502	$0.10
Vested	(187,500)	$0.10
Nonvested as of March 31, 2023	125,002	$0.10

Stock Options

The fair value of each employee and non-employee stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company’s common stock became publicly traded on July 22, 2021 and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies. Due to the lack of historical exercise history, the expected term of the Company’s stock options for employees has been determined utilizing the “simplified” method for awards. The expected term of stock options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the US. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

In applying the Black Scholes option pricing model, the Company used the following assumptions for stock options granted in the three months ended March 31, 2022:

Three Months Ended March 31, 2022
Exercise price (per share in US$)	$0.48
Expected term (years)	6.0
Volatility (annual)	67%
Risk-free rate	1.7%
Dividend yield (per share)	0%

There were no stock options granted in the three months ended March 31, 2023.

Spectral MD Holdings, Ltd.
Notes to Unaudited Condensed Consolidated Financial Statements
March 31, 2023

10. Stock-based Compensation (cont.)

A summary of stock options activity for the three months ended March 31, 2023 is presented below:

	Stock Options	Weighted Average Exercise Price US$	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value US$ (in thousands)
Outstanding at January 1, 2023	36,124,000	$0.20	7.3	US$ 6,831
Options exercised	(160,000)	$0.17
Outstanding as of March 31, 2023	35,964,000	$0.20	7.1	US$ 6,076
Options vested and exercisable as of March 31, 2023	27,349,103	$0.16	6.7	US$ 5,384

For the three months ended March 31, 2023 and 2022, the Company recorded stock-based compensation expense for stock options and restricted stock of approximately US$ 0.3 million in both periods, in general and administrative expenses in the condensed consolidated statements of operations.

As of March 31, 2023, there was approximately US$ 1.3 million of unrecognized stock-based compensation related to stock option grants that will be amortized over a weighted average period of 1.0 years.

As of March 31, 2023, there was approximately US$ 6,000 of unrecognized stock-based compensation related to restricted stock grants that will be amortized over a weighted average period of 0.1 years.

During the year ended December 31, 2018, the Company granted of 10,039,926 stock options to investors (the “Investor Options”) that were approved by the Board of Directors outside of the 2018 Plan. As of March 31, 2023, 9,681,354 Investor Options are outstanding and will expire in November 2023. The Investor Options have an exercise price of US$0.20 per share. As of March 31, 2023, there is no unrecognized stock-based compensation expense related to the Investor Options.

11. INCOME TAXES

The Company recorded a provision for income taxes of approximately $46,000 for the three months ended March 31, 2023, and a benefit for income taxes of $5,000 for the three months ended March 31, 2022. The effective tax rate was (1.3)% for the three months ended March 31, 2023, and the effective benefit tax rate was 0.9% for the three months ended March 31, 2022.

The tax provision for interim periods is determined using an estimate of the Company’s annual effective tax rate, adjusted for discrete items arising in that quarter. The Company’s effective tax rate differs from the U.S. statutory tax rate in the three months ended March 31, 2023 primarily due to changes in valuation allowances on deferred tax assets as it is more likely than not that some or all of the Company’s deferred tax assets will not be realized.

The Company evaluates its tax positions on a quarterly basis and revises its estimate accordingly. There were no material changes to the Company’s uncertain tax positions, interest, or penalties during the three months ended March 31, 2023.

Spectral MD Holdings, Ltd.
Notes to Unaudited Condensed Consolidated Financial Statements
March 31, 2023

12. NET LOSS PER COMMON SHARE

Basic and diluted net loss per common share attributable to common stockholders are the same for the three months ended March 31, 2023 and 2022, since the inclusion of all potential shares of common stock outstanding would have been anti-dilutive due to the Company’s net loss.

The table below summarizes potentially dilutive securities that were excluded from the computation of net loss per common share as of the periods presented because including them would be anti-dilutive.

	Three Months Ended March 31,
	2023	2022
Common stock options	45,645,354	45,352,259
Common stock warrants	762,712	762,712
Unvested restricted stock	125,000	875,000
Potentially dilutive securities	46,533,066	46,989,971

13. RELATED PARTY TRANSACTIONS

For the three months ended March 31, 2023 and 2022, the Company did not have any transactions with related parties.

14. SUBSEQUENT EVENTS

Proposed Business Combination

On April 11, 2023, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time), by and among Rosecliff Acquisition Corp I (“Rosecliff”), Rosecliff Ghost Merger Sub I Inc. and Ghost Merger Sub II LLC, whereby all of the Company’s shares would be exchanged by Rosecliff for 17,000,000 ordinary shares of Rosecliff with an aggregate equity value of $170.0 million.

Pursuant to the Business Combination Agreement, on the Closing, in sequential order: (a) Ghost Merger Sub I will merge with and into the Company, with the Company continuing as the surviving company as a wholly owned subsidiary of Rosecliff (the “Spectral Merger”) and then, (b) the Company will merge with and into Ghost Merger Sub II (the “SPAC Merger”, together with the Spectral Merger (the “Merger”)), with Ghost Merger Sub II surviving the SPAC Merger as a direct wholly-owned subsidiary of Rosecliff. Ghost Merger Sub II will be renamed Spectral AI (the “Combined Company”).

Both Rosecliff and the Company are required to obtain approval of their respective stockholder for the Merger. Additionally, the Company is required to obtain stockholder approval to delist its shares from the AIM market of the London Stock Exchange. Rosecliff and the Company will seek stockholder approval shortly after the effective date of Rosecliff’s S-4 Registration Statement to approve the proposed transaction relating to the Mergers. The Merger is expected to close in the third quarter 2023.

Revenue

In April 2023, the Company entered into a contract with the Medical Technology Enterprise Consortium (MTEC) collaborating with the U.S. Army Medical Material Development Activity (USAMMDA) which is expected to provide $4.0 million of revenue to the Company for further evaluation of its handheld DeepView® Wound Imaging System.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

ROSECLIFF ACQUISITION CORP I,

GHOST MERGER SUB I INC.,

GHOST MERGER SUB II LLC,

AND

SPECTRAL MD HOLDINGS, LTD.

Dated as of April 11, 2023

Annex A-i

Annex A-ii

EXHIBITS:

EXHIBIT A	Form of Amended & Restated Registration Rights and Lock-Up Agreement
EXHIBIT B	Form of Second Amended & Restated Parent Certificate of Incorporation
EXHIBIT C	Form of Amended & Restated Parent Bylaws

SCHEDULES:

SCHEDULE A	Key Company Equityholders

Annex A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT, dated as of April 11, 2023 (this “Agreement”), by and among Rosecliff Acquisition Corp I, a Delaware corporation (“Parent”), Ghost Merger Sub I Inc., a Delaware corporation (“Merger Sub I”), Ghost Merger Sub II LLC, a Delaware limited liability company (“Merger Sub II”) and Spectral MD Holdings, Ltd., a Delaware corporation (the “Company”). Parent, Merger Sub I, Merger Sub II and the Company shall be referred to herein from time to time collectively as the “Parties.”

RECITALS

WHEREAS, Parent is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub I and Merger Sub II are direct, wholly-owned subsidiaries of Parent formed solely to effect the transactions contemplated hereby;

WHEREAS, the Parties desire that, upon the terms and subject to the conditions of this Agreement, (i) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub I will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a direct, wholly-owned subsidiary of Parent and Parent will change its name to a name substantially similar to Spectral AI, Inc., and (ii) in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), on the Closing Date and immediately following the First Merger, the Company will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a direct, wholly-owned subsidiary of Parent (the “Second Merger” and the First Merger and the Second Merger collectively, the “Mergers”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions including the Mergers, and (b) recommended, among other things, the approval and adoption of this Agreement and the Transactions, including the Mergers, by the Company Holders entitled to vote thereon;

WHEREAS, the boards of directors of Merger Sub I and Merger Sub II have unanimously (a) determined that this Agreement and the Transactions, including the Mergers, are fair to, and in the best interests of, Merger Sub I, Merger Sub II and Parent (as the sole stockholder of Merger Sub I and Merger Sub II) and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions, including the Mergers, and (b) recommended, among other things, the approval and adoption of this Agreement and the Transactions, including the Mergers, by Parent (as the sole stockholder of Merger Sub I and Merger Sub II);

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that this Agreement and the Transactions, including the Mergers, are fair to, and in the best interests of, Parent and its stockholders and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions, including the Mergers, and (b) recommended, among other things, the approval and adoption of this Agreement and the Transactions, including the Mergers, by the stockholders of Parent entitled to vote thereon;

WHEREAS, Parent, the Company and the Key Company Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Common Stock in favor of this Agreement, the Mergers and the other Transactions, the Company COI Amendment and the Company Stockholder AIM Consent (to the extent applicable), promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to the Company Holders;

Annex A-1

WHEREAS, in connection with the Closing, Parent, certain stockholders of the Company and certain stockholders of Parent shall enter into the Amended and Restated Registration Rights and Lock-Up Agreement (the “Amended & Restated Registration Rights and Lock-Up Agreement”), substantially in the form attached hereto as Exhibit A;

WHEREAS, in connection with the execution of this Agreement, Parent, Rosecliff Acquisition I Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the Company have each duly executed and agreed to be bound by a letter agreement (the “Sponsor Letter Agreement”), providing that, among other things, (a) the Sponsor has agreed to vote in favor of this Agreement and the Transactions and (b) the Sponsor will forfeit at Closing (x) a certain number of shares of Parent currently held by the Sponsor and (y) all Private Placement Warrants, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that the Mergers, taken together, constitute an integrated transaction described in Revenue Ruling 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368 of the Code (the “Intended U.S. Tax Treatment”) and that this Agreement be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, between the date hereof and the date that is 10 Business Days before the Company’s good faith estimate of the SEC Clearance Date, the Company may enter into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, shall purchase shares of Company Common Stock (at the equivalent price to $10.00 per share of Parent Class A Common Stock) in a private placement or placements (the “Private Placements”) to be consummated immediately prior to the consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01        Certain Definitions. For purposes of this Agreement:

“affiliate” or “Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (including the shares of Company Common Stock (x) underlying the Company’s AIM warrants and (y) issued or to be issued pursuant to the Subscription Agreements) or (ii) issuable upon, or subject to, the exercise of Company Options (whether or not then vested or exercisable) and Restricted Stock Unit Awards that are outstanding immediately prior to the First Effective Time, minus (b) a number of shares of Company Common Stock equal to (A) the aggregate exercise price of such Company Options divided by (B) the Per Share Merger Consideration.

“Aggregate Transaction Consideration” means an aggregate number of shares of Parent Class A Common Stock equal to the quotient of (a) the Company Equity Value divided by (b) $10.00.

“AIM” means AIM (formerly the Alternative Investment Market), part of the London Stock Exchange.

“AIM Cancellation” means the cancellation of the admission of the Company Common Stock to AIM.

“AIM Rules” mean the AIM Rules for Companies published from time to time by the London Stock Exchange.

“Ancillary Agreements” means the Amended & Restated Registration Rights and Lock-Up Agreement, the Stockholder Support Agreement, the Sponsor Letter Agreement, the Subscription Agreements and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub I, Merger Sub II or the Company in connection with the Transactions and specifically contemplated by this Agreement.

Annex A-2

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) Criminal Justice (Corruption Offenses) Act 2018 of Ireland, (d) anti-bribery legislation promulgated by the European Union and implemented by its member states, (e) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (f) similar Laws applicable to the Company or any Company Subsidiary from time to time.

“Anti-Money Laundering Laws” means all laws, rules, regulations and guidance (having the force of law) of any jurisdiction applicable to the Parties concerning terrorist financing or money laundering, including, to the extent applicable, related provisions of the Money Laundering Control Act of 1986, the USA PATRIOT Act, the Bank Secrecy Act, and the European Union anti-money laundering regulation and directives, as implemented.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.

“Business IP” means all Company-Owned IP and all other Intellectual Property used or held for use by the Company or any Company Subsidiary.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Award” shall mean a Company Option or a Restricted Stock Unit Award.

“Company Certificate of Incorporation” means the First Amended and Restated Certificate of Incorporation of the Company dated June 17, 2021, as such may have been amended, modified or supplemented from time to time.

“Company COI Amendment” means the amendment of Section 3 of Article 4, Part C of the Company’s First Amended and Restated Certificate of Incorporation relating to delisting of the Company Common Stock.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company in connection with this Agreement.

“Company Equity Value” means $170,000,000.00; provided that the Company Equity Value shall be increased automatically by $1.00 for each $1.00 cash of proceeds received by the Company after the date hereof and prior to the Closing in respect of any issuances of Company Common Stock pursuant to a Subscription Agreement.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company, any Company Subsidiary or any of their respective Affiliates in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Document, the performance of their respective covenants or agreements in this Agreement or any other Transaction Document or the consummation of the Transactions contemplated hereby or thereby, including (a) the reasonable and documented fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants or other agents or service providers of the Company, (b) the premiums, commissions and other fees paid or payable in connection with obtaining the D&O Tail, (c) except as otherwise expressly provided herein, the fees and expenses incurred in connection with obtaining the consent or approval of any person or Governmental Authority in connection with the Transactions, (d) all obligations relating to sale, transaction, change of control, “stay around,” retention or similar bonuses or payments, severance or termination payments or other similar amounts that accelerate, accrue or become payable to, or in respect of, any current or former employee, officer, director, consultant, independent contractor or other individual service provider of the Company or any Company Subsidiary in connection with the Closing (but not as a result of any termination of employment at the direction or request of Parent or any of its Affiliates) (including the employer portion of Taxes associated with such payments), (e) any customary non-legal or financial advisor expenses related to consummating the Transactions, including, but not limited to, the financial printer, stock exchange listing fees, regulatory filings, round lot analysis, proxy solicitors, preparation of pro forma financials and transfer agent fees and (f) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any other Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Parent Expenses.

Annex A-3

“Company Government Bid” means any offer, bid, quotation or proposal to sell products made or services provided by the Company or any Company Subsidiary that, if accepted or awarded, would lead to a Company Government Contract.

“Company Government Contract” means (i) any contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter contract or blanket purchase agreement between the Company or any Company Subsidiary, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other contract by which a Company or one of its Company Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other contract as the ultimate consumer of such goods or services. For purposes of this definition, a task, delivery or purchase order under a Company Government Contract shall not constitute a separate Company Government Contract, but shall be part of the Company Government Contract to which it relates.

“Company Holders” means the holders of the shares of Company Common Stock in issue as of any applicable determination time prior to the Closing.

“Company Material Adverse Effect” means any event, circumstance, condition, occurrence, development, change or effect (collectively, “Effect”) that, individually or in the aggregate, and taken together with all other changes, has had or would reasonably be expected to have a material adverse effect upon the businesses, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, solely with respect to the foregoing clause, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any changes in applicable Law or US GAAP (after the date hereof); (b) any Effect generally affecting the industries or markets in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, tariffs or trade wars, prices of any security or market index or commodity or any disruption of such markets) and stoppage or shutdown of any governmental activity or any defaults by the U.S. government or delays or failure to act by any Governmental Authority; (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement or which Parent has approved, consented to or requested (or any action not taken as a result of Parent’s failure to consent to any action requiring Parent’s consent hereunder); (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of this Agreement or the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or the Company Subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; (g) any failure by the Company or the Company Subsidiaries to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position for any period, or any changes in credit rating of or with respect to the Company or any Company Subsidiary, as applicable, or any of their indebtedness or securities (provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect); and (h) matters to the extent disclosed in the Company Disclosure Schedule; provided, however, that, in case of foregoing clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially and disproportionately affected by such Effect as compared with other participants in the industries or markets in which the Company and the Company Subsidiaries operate, the extent (and only the extent) of such adverse Effect, relative to such other participants, on the Company or any Company Subsidiary may be taken into account in determining whether there has been a Company Material Adverse Effect or whether a Company Material Adverse Effect is reasonably likely to occur. A Company Material Adverse Effect shall be measured only against past performance of the Company or any Company Subsidiary, and not against any forward-looking statements, financial projections or forecasts of the Company or any Company Subsidiary.

“Company Option Plan” means collectively, the Company’s 2018 Long-Term Incentive Plan and the 2022 Long-Term Incentive Plan, as such may have been amended, modified or supplemented from time to time.

Annex A-4

“Company Options” means all outstanding options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Option Plan or otherwise.

“Company Organizational Documents” means the certificate of incorporation and bylaws of the Company, as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Subsidiary” means each subsidiary of the Company.

“Conditions” means the conditions to the Transactions set forth in Article VIII, and “Condition” means any one of the Conditions.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (a) the Company, the Company Subsidiaries or Parent that is not already generally available to the public, and (b) any Suppliers of the Company or any Company Subsidiary or other Person and with respect to which the Company or any Company Subsidiary bound by any confidentiality agreements or other confidentiality restriction or obligation thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“COVID-19” means the presence, transmission or threat of a novel coronavirus, including COVID-19 or SARS-CoV-2, or any variations, evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“CREST” means the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001 No 3755)) of which Euroclear UK & International Limited is the Operator (as defined in the Uncertificated Securities Regulations 2001 (SI 2001 No 3755)).

“Current Company Government Contract” means any Company Government Contract for which the period of performance has not yet expired or been terminated, or final payment has not been received, or which remains open to audit.

“Effect” has the meaning set forth in the definition of Company Material Adverse Effect.

“Employee Benefit Plan” means each (a) “employee benefit plan” as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (b) other retirement, supplemental retirement, deferred compensation, bonus, commission, incentive compensation, profit-sharing, stock option, stock purchase, other equity or equity-based compensation arrangement, health and welfare benefit, retiree medical or life insurance, death or disability benefit, supplemental income arrangements, severance, redundancy, retention, change in control, transaction, employment, offer letter, independent contractor, consulting, fringe benefit, sick pay and vacation or other leave plans or arrangements or other employee benefit or compensation plan, program, practice, policy, agreement or arrangement, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (a) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment, natural resources or human health and safety.

“Equity Interests” means (a) any partnership interests, (b) any membership or limited liability company interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity (including any stock appreciation, phantom stock, profit participation or similar rights), (e) any subscriptions, calls, warrants, options, restricted stock units or commitments of any kind or character relating to, or entitling any person or entity to purchase

Annex A-5

or otherwise acquire, membership or limited liability company interests or units, capital stock or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership or limited liability company interests or units, capital stock or any other equity securities or (g) any other interest classified as an equity security of a person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Agent” means a bank or trust company as mutually agreed to by the Parties to act as exchange agent for the payment and delivery of the Aggregate Transaction Consideration. If no such agreement among the Parties is reached, the Exchange Agent shall be the Continental Stock Transfer & Trust Company.

“Exchange Ratio” means the quotient obtained by dividing the number of (a) shares of Parent Class A Common Stock constituting the Aggregate Transaction Consideration, by (b) Aggregate Fully Diluted Company Common Shares.

“Fraud” means, with respect to a Person, actual, knowing and intentional fraud in the making of a representation or warranty expressly set forth in Article IV or Article V of this Agreement (as applicable); provided that Fraud shall only be deemed to exist if (a) such Person had actual knowledge (as opposed to imputed or constructive knowledge) that the representation or warranty was materially false when made, (b) such Person making such materially false representation or warranty had the specific intent to deceive another Party (or Parties) to this Agreement and to induce such Party (or Parties) to enter into this Agreement, and (c) such other Party (or Parties) justifiably relied on such materially false representation or warranty and suffered damages as a result. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, constructive fraud or any tort (including fraud) based on constructive or imputed knowledge, negligence or recklessness.

“Hazardous Substance(s)” means (a) those substances defined in or regulated as hazardous, toxic, contaminants or pollutants under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof and (d) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all intellectual property rights or proprietary rights throughout the world, including (a) patents, patent applications, patent disclosures and industrial designs, together with all reissues, provisionals, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof (collectively, “Patents”), (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans and other source identifiers, and all renewals, extensions, applications and registrations of any of the foregoing, together with all of the rights and goodwill associated with any of the foregoing (collectively, “Trademarks”), (c) copyrights, and other works of authorship (whether or not copyrightable), mask work rights, design rights, moral rights, whether or not registered or published, and all registrations and applications for registration, renewals and extensions thereof (collectively, “Copyrights”), (d) trade secrets, know-how (including ideas, formulas, source code, compositions, inventions (whether or not patentable or reduced to practice)), and confidential information (collectively, “Trade Secrets”), (e) database rights and rights in data, Software and other technology, (f) domain names, internet addresses and URLs and (g) any and all similar or equivalent rights arising under applicable Law.

“Intervening Event” means an event following the date hereof that was not known and was not reasonably foreseeable by the Parent Board as of the date hereof, and that becomes known to the Parent Board after the date of this Agreement, but prior to obtaining the Required Parent Stockholder Approval, other than (i) changes in the market price or trading volume of Parent Shares or (ii) the timing of any approval of any Governmental Authority required for the consummation of the transactions contemplated hereby.

Annex A-6

“Key Company Stockholders” means the persons and entities listed on Schedule A.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge after reasonable inquiry of the individuals identified on Section 1.01 of the Company Disclosure Schedule, and in the case of Parent, the actual knowledge after reasonable inquiry of the individuals identified on Section 1.01 of the Parent Disclosure Schedule.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational statute, constitution, resolution, common law, ordinance, code, edict, decree, order, judgment, rule, regulation, ruling, directive, regulatory guidance, agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or with or under the authority of any Governmental Authority.

“Leased Real Property” means any and all of the real property leased, licensed, subleased or otherwise used or occupied by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, right of first refusal, right of first offer, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment, proxies, voting trust or similar agreement (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer or any other restriction attributable of ownership of any asset) or other encumbrance, restriction or limitation of any kind whatsoever that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“London Stock Exchange” means London Stock Exchange plc.

“Merger Sub Organizational Documents” means the certificate of incorporation or formation, as applicable, bylaws or limited liability company agreement, as applicable, and other organizational documents of Merger Sub I and Merger Sub II, as each may be amended, modified or supplemented from time to time.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Company or any Company Subsidiary on a non-exclusive basis under standard terms and conditions for a one-time total payment of less than $100,000 or an ongoing payment of less than $25,000 per year in the aggregate.

“Open Source Software” means any Software that is distributed as “free software,” “open source software” or under licensing or distribution terms (a) that allow access to the source code of the applicable software, including the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, and the Mozilla Public License (MPL) or (b) that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Software (i) be made available or distributed in source code form; (ii) be licensed for purposes of making derivative works; or (iii) be redistributable at no charge.

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, dated February 11, 2021, as amended, modified or supplemented from time to time.

“Parent Class A Common Stock” means Parent’s Class A Common Stock, par value $0.0001 per share, as described in the Parent Certificate of Incorporation.

“Parent Class B Common Stock” means Parent’s Class B Common Stock, par value $0.0001 per share, as described in the Parent Certificate of Incorporation.

Annex A-7

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent in connection with this Agreement.

“Parent Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Parent or any of its Affiliates in connection with the negotiation, preparation or execution of this Agreement or any Transaction Document, the formation of Merger Sub I and Merger Sub II, the performance of their respective covenants or agreements in this Agreement or any Transaction Document or the consummation of the Transactions, including any financing, legal, accounting, financial advisory, investment banking, underwriting (including deferred underwriting fees) and other advisory, transaction, agent, service provider or consulting fees, costs and expenses and any other fees, expenses, commissions or other amounts that are expressly allocated to Parent pursuant to this Agreement or any other Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, Parent Expenses shall not include any Company Expenses.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, and taken together with all other changes, has had or would reasonably be expected to have a material adverse effect upon the businesses, assets, financial condition or results of operations of Parent; provided, however, solely with respect to the foregoing clause, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Parent Material Adverse Effect: (a) any changes in applicable Law or US GAAP (after the date hereof); (b) any Effect generally affecting the industries or markets in which Parent operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, tariffs or trade wars, prices of any security or market index or commodity or any disruption of such markets) and stoppage or shutdown of any governmental activity or any defaults by the U.S. government or delays or failure to act by any Governmental Authority; (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including with respect to COVID-19) and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by Parent as required by this Agreement or any Transaction Document or which the Company has approved, consented to or requested (or any action not taken as a result of the Company’s failure to consent to any action requiring the Company’s consent hereunder); (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of this Agreement or the Transactions; (g) any Effect relating to the trading, including price or volume, of Parent Class A Common Stock or failure by Parent to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, or any changes in credit rating of or with respect to Parent or any of its indebtedness or securities (provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Parent Material Adverse Effect); (h) matters to the extent disclosed in the Parent Disclosure Schedule; (i) as a result of the payment of redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents; and (j) any Effect related to compliance or noncompliance with requirements of, including any delisting of Parent Class A Common Stock from, the Nasdaq Stock Market; provided, however, that, in case of foregoing clauses (a) through (d) to the extent that Parent is materially and disproportionately affected by such Effect as compared with other “SPAC” participants in the industries in which Parent operates, the extent (and only the extent) of such adverse Effect, relative to such other participants, on Parent may be taken into account in determining whether there has been a Parent Material Adverse Effect or whether a Parent Material Adverse Effect is reasonably likely to occur.

“Parent Organizational Documents” means the Parent Certificate of Incorporation, the bylaws of Parent and the Trust Agreement, in each case, as amended, modified or supplemented from time to time.

“Parent Shares” means the outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock.

“Parent Units” means units of Parent consisting of one (1) share of Parent Class A Common Stock and one-third (1/3) of one (1) Public Warrant.

“Parent Warrant Agreement” means that certain warrant agreement, dated as of February 11, 2021, by and between Parent and Continental Stock Transfer & Trust Company.

“Parent Warrants” means, collectively, the Public Warrants and the Private Placement Warrants.

Annex A-8

“Patents” has the meaning set forth in the definition of Intellectual Property.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permitted Liens” means (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not, and would not, individually or in the aggregate, materially impair the current use of the Company’s or any Company Subsidiary’s assets, including the Leased Real Property, that are subject thereto, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising with respect to real property in the ordinary course of business, or deposits to obtain the release of such Liens, for amounts not yet due or that are being contested in good faith in appropriate proceedings, in each case for which appropriate reserves are being maintained, (c) Liens for Taxes (i) not yet delinquent or (ii) that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with US GAAP, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the current use of the Company’s or any Company Subsidiary’s real property, including the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (e) non-exclusive licenses of Intellectual Property, (f) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way, in each case in respect of real property, arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, in each case to the extent the same do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the current use of the Company’s or any Company Subsidiary’s assets, including the Leased Real Property, that are subject thereto, (g) Liens that will be released prior to or as of the Closing and (h) Liens created in connection with actions permitted under Section 7.01.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) any information that, alone or in combination with other information can reasonably be used to identify an individual (e.g., name, address, telephone number, email address, financial account number or government-issued identifier), and (b) any other information that constitutes personal data or personal information under any applicable privacy or data protection Law.

“Privacy Obligations” means (a) applicable privacy, information security and data protection Laws, (b) applicable self-regulatory standards and (c) published policies or notices of the Company and the Company Subsidiaries, in each case, to the extent related to privacy, information security, data protection or the Processing of Personal Information.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, inquiry, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.

“Process” or “Processing” means any operation or set of operations which is performed on data, including Personal Information or sets of Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, processing, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, safeguarding, security, disposal, erasure or destruction.

“Public Warrants” means whole warrants to subscribe for shares of Parent Class A Common Stock as contemplated under the Parent Warrant Agreement, with each whole warrant exercisable for one (1) share of Parent Class A Common Stock at an exercise price of $11.50 per share.

“Redemption Rights” means the redemption rights provided for in Article IX of the Parent Certificate of Incorporation.

Annex A-9

“Registered Intellectual Property” means all social media accounts and Intellectual Property that is the subject of registration (or an application for registration), including domain names, Patents and applications, registrations, renewals and extensions for Trademarks and Copyrights.

“Representatives” means with respect to any person, such person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Parent Stockholder Approval” means the approval of the Parent Proposals by the affirmative vote of the holders of the requisite number of Parent Shares entitled to vote thereon, whether in person or by proxy, at a duly convened meeting of the Parent stockholders.

“Restricted Stock Unit Award” means an award of restricted stock units based on shares of Company Common Stock (whether to be settled in cash or shares), granted under the Company Option Plan.

“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, (b) the government of, located or ordinarily resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region) or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes and restrictive measures administered or enforced by (a) the United States by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Breach” means any (a) unauthorized acquisition of, access to, loss of, or misuse (by any means) of Sensitive Data, (b) unauthorized or unlawful Processing, sale or rental of Sensitive Data, (c) phishing, ransomware, denial of service (DoS) or other cyberattack that results in a monetary loss or a business disruption or (d) other act or omission that compromises the security, availability, integrity or confidentiality of Sensitive Data.

“Sensitive Data” means (a) all Personal Information and (b) confidential or proprietary business information or trade secret information, including proprietary data.

“Software” means all computer software including firmware and middleware, in any format (including object code or source code format).

“Stock Exchange” means the New York Stock Exchange, the Nasdaq Stock Market, Nasdaq Capital Market or another national securities exchange mutually agreed to by the Parties, as applicable.

“subsidiary” or “subsidiaries” of the Company, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in the operations of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all U.S. federal, state, local, non-U.S. or other taxes imposed by any Governmental Authority, including all income, corporate income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, governmental charges, duties, levies and other taxes or similar charges, in each case in the nature of a tax, imposed by a Governmental Authority, and including any interest, penalty or addition thereto.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

Annex A-10

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any law in relation to Tax.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Ancillary Agreements and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub I, Merger Sub II or the Company in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Mergers.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Union” means any labor union, works council or other employee representative body.

“US GAAP” means United States generally accepted accounting principles.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Parent in connection with its due diligence investigation of the Company relating to the Transactions.

Section 1.02        Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Action	4.09
Additional Parent SEC Reports	5.07(a)
Adjusted Restricted Stock Unit Award	3.01(c)(ii)
affiliate	1.01
Affiliate	1.01
Aggregate Fully Diluted Company Common Shares	1.01
Aggregate Transaction Consideration	1.01
Agreement	Preamble
AIM	1.01
AIM Cancellation	1.01
AIM Rules	1.01
Alternative Transaction	7.04(a)
Amended & Restated Parent Bylaws	2.05(b)
Ancillary Agreements	1.01
Anti-Corruption Laws	1.01
Anti-Money Laundering Laws	1.01
Antitrust Laws	7.11(a)
Blue Sky Laws	4.05(b)
Business Day	1.01
Business IP	1.01
Change in Recommendation	7.02(a)
Chosen Courts	10.07(b)
Claims	6.03
Closing	2.03
Closing Date	2.03
Closing Filing	7.09
Closing Press Release	7.09
Code	1.01

Annex A-11

Company	Preamble
Company Award	1.01
Company Board	Recitals
Company Board Recommendation	7.16(a)
Company Certificate of Incorporation	1.01
Company COI Amendment	1.01
Company Common Stock	1.01
Company Disclosure Schedule	1.01
Company Equity Value	1.01
Company Expenses	1.01
Company Government Bid	1.01
Company Government Contract	1.01
Company Holders	1.01
Company Material Adverse Effect	1.01
Company Option Plan	1.01
Company Options	1.01
Company Organizational Documents	1.01
Company Permits	4.06
Company Requisite Approvals	4.04
Company Stockholder AIM Consent	7.16(a)
Company Stockholder Transaction Approval	7.16(a)
Company Subsidiary	1.01
Company-Owned IP	1.01
Condition	1.01
Conditions	1.01
Confidential Information	1.01
Confidentiality Agreement	7.03(b)
Contaminants	4.13(i)
Contracting Parties	10.13
control	1.01
Copyrights	1.01, 1.01
COVID-19	1.01
Current Company Government Contract	1.01
D&O Indemnified Person	7.06(a)
DGCL	Recitals
Disclosure Schedules	10.06
Dissenting Shares	3.04(a)
DLLCA	Recitals
Effect	1.01
Employee Benefit Plan	1.01
Environmental Laws	1.01
Equity Interests	1.01
ERISA	1.01
ERISA Affiliate	4.10(c)
Exchange Act	4.05(b)
Exchange Agent	1.01
Exchange Ratio	1.01
Ex-Im Laws	1.01
First Certificate of Merger	2.02
First Effective Time	2.02(a)
First Merger	Recitals

Annex A-12

First Surviving Company	2.01(a)
Fraud	1.01
Governmental Authority	4.05(b)
Hazardous Substance(s)	1.01
HSR Act	1.01
Insurance Policies	4.17(a)
Intellectual Property	1.01
Intended U.S. Tax Treatment	Recitals
IRS	4.10(b)
IT Systems	4.13(i)
Key Company Stockholders	1.01
knowledge	1.01
Law	1.01
Lease	4.12(b)
Lease Documents	4.12(b)
Leased Real Property	1.01
liability	1.01
Liability	1.01
Lien	1.01
Material Contracts	4.16(a)
Merger Sub I	Preamble
Merger Sub I Common Stock	5.03(d)
Merger Sub II	Preamble
Merger Sub Organizational Documents	1.01
Mergers	Recitals
Multiemployer Plan	1.01
Nonparty Affiliates	10.13
Non-U.S. Plan	4.10(n)
Off-the-Shelf Software	1.01
Open Source Software	1.01
Outside Date	9.01(b)
Parent	Preamble
Parent Board	Recitals
Parent Certificate of Incorporation	1.01
Parent Class A Common Stock	1.01
Parent Class B Common Stock	1.01
Parent Disclosure Schedule	1.01
Parent Expenses	1.01
Parent Material Adverse Effect	1.01
Parent Option	3.01(c)(i)
Parent Organizational Documents	1.01
Parent Preferred Shares	5.03(a)
Parent Proposals	7.01(a)
Parent Recommendation	7.02(a)
Parent SEC Reports	5.07(a)
Parent Shares	1.01
Parent Unit	1.01
Parent Warrant Agreement	1.01
Parent Warrants	1.01
Parties	Preamble
Patents	1.01

Annex A-13

Payment Spreadsheet	3.01(a)
PCAOB	1.01
PCAOB Audited Financial Statements	4.07(a)
Per Share Merger Consideration	1.01
Permitted Liens	1.01
person	1.01
Person	1.01
Personal Information	1.01
Plans	4.10(a)
Privacy Obligations	1.01
Private Placement Warrants	5.03(a)
Private Placements	Recitals
Proceeding	1.01
Process	1.01
Processing	1.01
Proxy Statement	7.01(a)
Q1 Financials	7.15
Q2 Financials	7.15
Redemption Rights	1.01
Reference Balance Sheet	4.07(a)
Registered Intellectual Property	1.01
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	7.01(a)
Remedies Exceptions	4.04
Representatives	1.01
Required Parent Stockholder Approval	1.01
Restricted Stock Unit Award	1.01
Sanctioned Person	1.01
Sanctions	1.01
SEC	1.01
SEC Clearance Date	7.16
SEC Guidance	5.07(i)
Second Amended & Restated Parent Certificate of Incorporation	2.05(b)
Second Certificate of Merger	2.02(b)
Second Effective Time	2.02(b)
Second Merger	Recitals
Second Surviving Company	Preamble
Securities Act	4.05(b)
Security Breach	1.01
Sensitive Data	1.01
Signing Filing	7.09
Signing Press Release	7.09
Software	1.01
Sponsor	Recitals
Sponsor Letter Agreement	Recitals
Stock Exchange	1.01
Stockholder Litigation	7.14
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
subsidiaries	1.01
subsidiary	1.01

Annex A-14

Supplier	1.01
Tax	1.01
Tax Return	1.01
Taxes	1.01
Taxing Authority	1.01
Terminating Company Breach	9.01(e)
Terminating Parent Breach	9.01(f)
to the knowledge	1.01
Trade Secrets	1.01
Trademarks	1.01
Transaction Documents	1.01
Transactions	1.01
Treasury Regulations	1.01
Trust Account	5.13
Trust Agreement	5.13
Trust Fund	5.13
Trustee	5.13
Unaudited Financial Statements	4.07(a)
under common control with	1.01
Union	1.01
US GAAP	1.01
Virtual Data Room	1.01

Section 1.03        Construction.

(a)             Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the words “include,” “includes,” or “including” shall be deemed to be followed by the words “including, without limitation,” (vii) the word “or” shall be disjunctive but not necessarily exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal and regulatory provisions consolidating, amending or replacing such Law, (x) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter, (xi) words importing the singular shall also include the plural, and vice versa, (xii) references to “$” or “dollar” shall be references to United States dollars, (xiii) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (xiv) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time and (xv) all references to any contract are to that contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement).

(b)         The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)         Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any

Annex A-15

applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)         The measure of a period of one (1) month or year for the purposes of this Agreement shall be the date of the following month or year corresponding to the starting date; provided, however, that, if no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1); provided, further, that, if the last calendar day of such period is a non-Business Day, then the period in question shall end on the next succeeding Business Day.

(e)         References to the “ordinary course of business” or words of similar import shall, in each case, be deemed to mean the ordinary course of business consistent with past custom and practice.

(f)          For the purposes of this Agreement, references to the term “delivered by the Company,” “delivered to Parent,” “furnished to Parent,” “made available to Parent” or similar expressions shall mean that the Company has (or has caused to be): (i) posted such materials to the Virtual Data Room, in a manner that enables viewing of such materials by Parent and its Representatives and not removed prior to the date hereof or (ii) set forth a copy of such materials in the Company Disclosure Schedule.

(g)         For the purposes of this Agreement, references to the term “delivered by Parent,” “delivered to the Company,” “furnished to the Company,” “made available to the Company” or similar expressions shall mean (i) that Parent has (or has caused to be) set forth a copy of such materials in the Parent Disclosure Schedule or (ii) such information or document is publicly available prior to 9:00 a.m. Eastern time on the date that is two (2) full Business Days prior to the date of this Agreement in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

(h)         All accounting terms used herein and not expressly defined herein shall have the meanings given to them under US GAAP.

ARTICLE II

AGREEMENT AND PLAN OF MERGER

Section 2.01        The Mergers.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL, Merger Sub I shall be merged with and into the Company at the First Effective Time. As a result of the First Merger, the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation of the First Merger (the “First Surviving Company”) and a direct, wholly-owned subsidiary of Parent.

(b)         On the Closing Date, immediately following the First Effective Time, upon the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL and DLLCA, the First Surviving Company shall be merged with and into Merger Sub II at the Second Effective Time. As a result of the Second Merger, the separate existence of the First Surviving Company shall cease and the Merger Sub II shall continue as the surviving company of the Second Merger (the “Second Surviving Company”) and a direct, wholly-owned subsidiary of Parent.

Section 2.02        First Effective Time and Second Effective Time.

(a)         Subject to the provisions of this Agreement, a certificate of merger (in a form reasonably satisfactory to Parent and the Company) satisfying the requirements of the DGCL shall be duly executed by the Company and Merger Sub I and shall be filed on the Closing Date with the Secretary of State of the State of Delaware (the “First Certificate of Merger”). The First Merger shall become effective on the date and time at which the First Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by Parent and the Company and expressly specified in the First Certificate of Merger (the time the First Merger becomes effective being the “First Effective Time”).

(b)         Subject to the provisions of this Agreement, immediately following the First Effective Time, a certificate of merger (in a form reasonably satisfactory to Parent and the Company) satisfying the requirements of the DGCL and DLLCA shall be duly executed by the First Surviving Company and Merger Sub II and shall be filed

Annex A-16

on the Closing Date with the Secretary of State of the State of Delaware (the “Second Certificate of Merger”). The Second Merger shall become effective on the date and time at which the Second Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by Parent and the Company and expressly specified in the Second Certificate of Merger (the time the Second Merger becomes effective being the “Second Effective Time”); provided that, in any case, the Second Effective Time shall occur immediately following the First Effective Time.

Section 2.03        Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables and the release of signatures as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as Parent and the Company may agree in writing.

Section 2.04        Effects of the Mergers.

(a)         At and after the First Effective Time, the First Merger will have the effects set forth in the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, by virtue of the First Merger and without any further action on the part of the Parties or the holder of any securities, the separate corporate existence of Merger Sub I shall cease and all the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the First Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the First Surviving Company.

(b)         At and after the Second Effective Time, the Second Merger will have the effects set forth in the Second Certificate of Merger and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, by virtue of the Second Merger and without any further action on the part of the Parties or the holder of any securities, the separate corporate existence of the First Surviving Company shall cease and all the property, rights, privileges, powers and franchises of the First Surviving Company and Merger Sub II shall vest in the Second Surviving Company, and all debts, liabilities and duties of the First Surviving Company and Merger Sub II shall become the debts, liabilities and duties of the Second Surviving Company.

Section 2.05        Governing Documents.

(a)         At the First Effective Time, the Company Certificate of Incorporation and the bylaws of the Company, as in effect immediately prior to the First Effective Time, shall continue to be the certificate of incorporation and bylaws, respectively, of the First Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

(b)         At the First Effective Time, the Parent Certificate of Incorporation shall be amended and restated substantially in the form attached here to as Exhibit B (the “Second Amended & Restated Parent Certificate of Incorporation”) and Parent’s bylaws shall be amended and restated substantially in the form attached hereto as Exhibit C (the “Amended & Restated Parent Bylaws”), in each case, with such changes as may be agreed in writing by Parent and the Company, and such shall be the certificate of incorporation and bylaws of Parent until thereafter amended in accordance with their respective terms and as provided by applicable Law.

(c)         At the Second Effective Time, the certificate of formation of Merger Sub II and the limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time shall continue to be the certificate of formation and limited liability company agreement, respectively, of the Second Surviving Company until thereafter changed, amended or supplemented as provided therein or applicable Law.

Section 2.06        Officers, Directors and Managers. The directors and the officers of the First Surviving Company immediately following the First Effective Time shall be the directors and officers of the Company as of immediately prior to the First Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the First Surviving Company. The Parties shall cause the Parent Board and the officers of Parent as of immediately following the First Effective Time to be comprised in accordance with Section 7.17, each to hold office in accordance with the Second Amended & Restated Parent Certificate of Incorporation. The managers and officers of the Second Surviving Company immediately following the Second Effective Time shall be the directors and officers of

Annex A-17

the First Surviving Company as of immediately prior to the Second Effective Time, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Second Surviving Company.

ARTICLE III

MERGER CONSIDERATION; CONVERSION OF SECURITIES; EXCHANGE PROCEDURES

Section 3.01        Conversion of Securities for First Merger.

(a)         Payment Spreadsheet. Not less than five (5) Business Days prior to the First Effective Time, the Company shall deliver to Parent a schedule, in a form to be mutually agreed between the Parties (such agreement not to be unreasonably withheld or delayed) (the “Payment Spreadsheet”) setting forth (i) the Aggregate Fully Diluted Company Common Shares, (ii) the allocation of the Aggregate Transaction Consideration (other than with respect to shares of Company Common Stock subject to Company Awards (which shall be subject to Section 3.01(c))) among Company Holders calculated by multiplying the Exchange Ratio by the total number of shares of Company Common Stock held by each Company Holder (rounded down to the nearest whole number of shares of Parent Class A Common Stock to be issued and allotted among the Company Holders) and (iii) a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clauses (i) through (ii) is, and will be as of immediately prior to the First Effective Time, to the actual knowledge of such authorized officer of the Company, true and correct in all material respects. Following delivery of the Payment Spreadsheet, the Company shall review and consider in good faith any comments to the Payment Spreadsheet provided by Parent or any of its Representatives. The Payment Spreadsheet finalized hereunder shall be used for purposes of issuing the Aggregate Transaction Consideration to the Company Holders pursuant to and in accordance with the First Merger. In issuing the Aggregate Transaction Consideration, Parent and Merger Sub I shall be entitled to rely fully on the information set forth in the Payment Spreadsheet.

(b)         At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, the Company or the holders of any of the following securities:

(i)          each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (excluding Dissenting Shares and any shares of Company Common Stock subject to Company Awards (which shall be subject to Section 3.01(c)), and all rights in respect thereof, shall be canceled and automatically converted into and become the right to receive the applicable portion of the Aggregate Transaction Consideration with each holder of Company Common Stock to receive the right to receive the number of shares of Parent Class A Common Stock set forth opposite such holder’s name as set forth on the Payment Spreadsheet;

(ii)         all shares of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii)        each share of Merger Sub I Common Stock issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the First Surviving Company (“First Surviving Company Common Stock”); and

(iv)        Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Class A Common Stock shall be issued in the Mergers.

(c)         Treatment of Company Awards.

(i)          As of the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of a Company Option, each Company Option that is then outstanding shall be converted into an option to purchase shares of Parent Class A Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the First Effective Time, including with respect to vesting and termination-related provisions (each, an “Parent Option”) except that (i) such Parent Option shall provide the right to purchase that whole number of shares of Parent Class A Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Parent Option shall be equal to the exercise price per share of such Company

Annex A-18

Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of any such Company Options that are “incentive stock options” (within the meaning of Section 422 of the Code) will be made in a manner that is intended to be consistent with Treasury Regulations Section 1.424-1, and the conversion of all Company Options will be made in a manner, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code, as applicable.

(ii)         As of the First Effective Time, each Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive restricted stock units based on shares of Parent Class A Common Stock (each, an “Adjusted Restricted Stock Unit Award”) with substantially the same terms and conditions as were applicable to such Restricted Stock Unit Award immediately prior to the First Effective Time (including with respect to vesting and termination-related provisions), except that such Adjusted Restricted Stock Unit Award shall relate to such number of shares of Parent Common Stock as is equal to the product of (i) the number of shares of Company Common Stock subject to such Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(iii)        The Company shall take all necessary actions to effect the treatment of Company Options pursuant to this Section 3.01(c) in accordance with the Company Option Plan and the applicable award agreements and to ensure that no Parent Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Parent. The Board of Directors of the Company shall amend the Company Option Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Options will be granted under the Company Option Plan.

(d)         Exchange Procedures.

(i)          Exchange Agent. At the First Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Holders, for exchange in accordance with this Article III, certificates or, at the Company’s option, evidence of shares in book entry form, representing the number of shares of Parent Class A Common Stock sufficient to deliver the shares of Parent Class A Common Stock included in the Aggregate Transaction Consideration payable pursuant to this Agreement. All certificates representing shares of Parent Class A Common Stock deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Exchange Fund.” Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver the Aggregate Transaction Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by this Section 3.01, the Exchange Fund shall not be used for any other purpose.

(ii)         Exchange Procedures. Concurrently with the mailing of the Proxy Statement, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which, immediately prior to the First Effective Time, represented outstanding shares of the Company (each, a “Certificate” and, collectively, the “Certificates”) and to each holder of record of a non-certificated outstanding share of Company Common Stock represented by book entry or held electronically via CREST (each, a “Book Entry Share” and, collectively, the “Book Entry Shares”), (A) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent or, in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) in a form reasonably acceptable to Parent and the Company, and (B) instructions for use in effecting the surrender of the Certificates and Book Entry Shares, as applicable, in exchange for payment and issuance of the Aggregate Transaction Consideration therefor. Upon surrender of Certificates or Book Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates or Book Entry Shares (as applicable), from and after the First Effective Time, shall be entitled to receive in exchange therefor that number of shares of Parent Class A Common Stock into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates or Book Entry Shares (as applicable) are being converted, and the Certificates or Book Entry Shares (as applicable) so

Annex A-19

surrendered shall forthwith be canceled. No interest shall be paid or shall accrue for the benefit of holders of the Certificates or Book Entry Shares on the Aggregate Transaction Consideration payable in respect of the Certificates or Book Entry Shares.

(iii)        Transferred Certificates; Lost, Stolen or Destroyed Certificates. If payment or issuance of the Aggregate Transaction Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment or issuance that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Aggregate Transaction Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Aggregate Transaction Consideration payable or issuable in respect of the shares of Company Common Stock represented by the Certificate pursuant to this Section 3.01(b)(iii).

(iv)        Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Shares with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Shares (as applicable) with respect to the shares of Company Common Stock represented thereby until such Certificate or Book Entry Shares (as applicable) have been surrendered in accordance with this Section 3.01(b)(iii). Subject to applicable Law and the provisions of this Section 3.01(b)(iii), following surrender of any such Certificate or Book Entry Shares (as applicable), from and after the First Effective Time, there shall be paid to the record holder thereof by the Exchange Agent, without interest, (A) the number of shares of Parent Shares to which such record holder was entitled pursuant to this Section 3.01(b)(iii), (B) at the time of surrender, the amount of dividends or other distributions with a record date on or after the date of the First Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (C) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of Parent Shares with a record date on or after the date of the First Effective Time but on or prior to the date of this surrender and with a payment date subsequent to surrender.

(v)         No Further Ownership Rights in Company Common Stock. Until surrendered as contemplated hereby, each share of Company Common Stock shall, after the First Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Aggregate Transaction Consideration as contemplated by this Section 3.01(b)(iii), the issuance or payment of which shall be deemed to be the satisfaction in full of all rights pertaining to shares of Company Common Stock converted in the First Merger. At the First Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the First Surviving Company of shares of Company Common Stock which were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, Certificates or Book Entry Shares are presented to the First Surviving Company or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Section 3.01(b)(iii).

(vi)        Adjustment to Aggregate Transaction Consideration. The Aggregate Transaction Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Shares occurring on or after the date hereof and prior to the First Effective Time.

(vii)       Termination of Exchange Fund. Any portion of the Exchange Fund which has not been delivered to the holders of Certificates or Book Entry Shares (as applicable) as of the one (1) year anniversary of the First Effective Time shall be delivered to Parent or its designee, upon demand. Any holder of Certificates or Book Entry Shares (as applicable) who has not complied with this Section 3.01(b)(iii) prior to the one (1) year anniversary of the First Effective Time shall thereafter look only to Parent for payment of such holder’s claim for the Aggregate Transaction Consideration (subject to abandoned property, escheat or other similar applicable Laws). Any portion of the Exchange Fund remaining unclaimed by holders of

Annex A-20

Certificates or Book Entry Shares (as applicable), as of the date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, be canceled.

(viii)      No Liability. None of Parent, Merger Sub I, the Company, or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Parent Shares (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.02        No Fractional Shares. No fractional Parent Shares shall be issued in connection with the Transactions, and no certificates or scrip for any such fractional shares shall be issued. The aggregate number of Parent Shares that a holder of shares of Company Common Stock is otherwise entitled to receive pursuant to this Agreement shall, in each case, be rounded down to the next whole number, without any payment or compensation to such holder of shares of Company Common Stock for any canceled fraction of a Parent Share.

Section 3.03        Payment of Expenses.

(a)         Not sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of all of the Company Expenses (together with written invoices and wire transfer instructions for the payment thereof), and solely to the extent such Company Expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date. On the Closing Date, Parent shall pay or cause to be paid by wire transfer of immediately available funds all such unpaid Company Expenses.

(b)         No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Parent shall provide to the Company a written report setting forth a list of all Parent Expenses incurred by or on behalf of Parent (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such Parent Expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date. On the Closing Date, Parent shall pay or cause to be paid by wire transfer of immediately available funds all such unpaid Parent Expenses.

Section 3.04        Appraisal Rights.

(a)         Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the First Effective Time and that are held by Company Holders who shall have neither voted in favor of the Mergers nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Aggregate Transaction Consideration unless and until such Company Holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Holder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Effective Time, the right to receive the applicable Aggregate Transaction Consideration, without any interest thereon.

(b)         Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal rights received by the Company in writing and any withdrawals of such demands made in writing, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), make any payment with respect to any demands for appraisal rights or offer to settle or settle any such demands.

Section 3.05        Conversion of Securities for Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, Merger Sub II, the First Surviving Company or the holders of any of the following securities:

(a)         each share of First Surviving Company Common Stock issued and outstanding immediately prior to the Second Effective Time shall automatically be canceled and shall cease to exist as of the Second Effective Time; and

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(b)          each limited liability company interest of Merger Sub II outstanding immediately prior to the Second Effective Time shall not be affected and shall remain outstanding as a limited liability company interest of the Second Surviving Company, and Parent shall continue as the sole member of the Second Surviving Company.

Section 3.06        Withholding. Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule delivered by the Company in connection with this Agreement, the Company hereby represents and warrants to Parent as follows:

Section 4.01        Organization and Qualification; Subsidiaries.

(a)         The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate have a Company Material Adverse Effect.

(b)          Each Company Subsidiary is an entity, duly incorporated or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (to the extent the applicable jurisdiction recognizes such concept) and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)         A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation or formation, as applicable, of each Company Subsidiary and the number of shares and percentage of the outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(c) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. Except with respect to the Company Subsidiaries, the Company does not directly or indirectly own (nor is party to any agreement or arrangement to own or acquire) any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any corporation, partnership, joint venture or business association or other entity.

Section 4.02        Organizational Documents. The Company has made available to Parent complete and correct copies of the Company Organizational Documents and the organizational documents of each Company Subsidiary, each as amended to date. Such organizational documents are in full force and effect and neither the Company nor any Company Subsidiary is in material violation of any provision thereunder.

Section 4.03        Capitalization.

(a)         Section 4.03(a) of the Company Disclosure Schedule sets forth a true and complete list of each class and series of the Equity Interests issued and outstanding in the Company as of December 31, 2022. The legal and beneficial interests in all such Equity Interests are held by the holders thereof, free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Company Organizational Documents. All such Equity Interests (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) have been

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offered, sold and issued in compliance in all material respects with applicable securities Laws and other applicable Law, (iii) were not issued in violation of the Company Organizational Documents and (iv) were not issued in, and are not in, violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person.

(b)         All Company Options and Restricted Stock Unit Awards are evidenced by award agreements in substantially the forms previously made available to Parent, and no Company Option or Restricted Stock Unit Award is subject to terms that are materially different from those set forth in such forms. Each Company Option and each Restricted Stock Unit Award was validly issued and properly approved by, the Company Board (or appropriate committee thereof).

(c)         Except as set forth on Section 4.03(c) of the Company Disclosure Schedule, there are no options, restricted stock, phantom stock, preemptive rights, warrants, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, the Company or any Company Subsidiary. Except as set forth on Section 4.03(c) of the Company Disclosure Schedule, other than the awards granted under the Company Option Plan, neither the Company nor any Company Subsidiary has granted any equity appreciation rights, profit interests or profit participation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based on the value or price of, any Equity Interests in the Company or any Company Subsidiary.

(d)         There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e)         Section 4.03(e) of the Company Disclosure Schedule sets forth a list of all indebtedness for borrowed money in an amount greater than $500,000 of the Company and each Company Subsidiary as of the date of this Agreement, including the initial principal amount of such indebtedness, the outstanding principal balance as of the date of this Agreement and the debtor and the creditor thereof.

Section 4.04        Authority Relative to this Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which it is a party thereto and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, in each case, subject to the consents, approvals, authorizations and other requirements described in Section 4.05 and the adoption of this Agreement by holders of a majority of the voting power represented by all outstanding shares of Company Common Stock (the “Company Requisite Approvals”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by the Company Board and, upon receipt of the Company Requisite Approval, no other corporate proceedings on the part of the Company or the Company Holders are necessary to authorize the consummation of the transactions contemplated hereby. On or prior to the date hereof, the Company Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other Party, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general equitable principles, whether considered in a proceeding at law or equity (together, (a) and (b), the “Remedies Exceptions”). Each Transaction Document to be executed by the Company at or prior to the Closing will be, when executed and delivered by the Company, duly and validly executed and delivered and, assuming due authorization and execution by each other Party thereto and the consummation of the Closing, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to any applicable Remedies Exception. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement and approve the transactions contemplated hereby.

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Section 4.05        No Conflict; Required Filings and Consents.

(a)         The execution and delivery of this Agreement or any other Transaction Document (to which the Company is or will be a party) by the Company does not, and subject to receipt of the consents, approvals, authorizations or permits, filings, registrations and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b), and assuming all other required filings, waivers, approvals, consents, authorizations, registrations and notices disclosed in Section 4.05(b) of the Company Disclosure Schedule have been made, obtained or given, the performance of this Agreement or any other Transaction Document (to which the Company is or will be a party) by the Company, will not (i) conflict with, result in a breach or default of any provision of, or violate, the Company Organizational Documents or the organizational documents of any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of consent, notice, termination, amendment, acceleration or cancellation of (other than pursuant to any Plan), or result in the creation of a material Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any contract to which the Company or any Company Subsidiary is a party or by which their respective assets are bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)         The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization, registration or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. federal, state, county or local or non-U.S. government, governmental, regulatory or administrative authority, agency, board, bureau, ministry, institute, instrumentality or commission or any court, tribunal (including employment tribunal), or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, or (ii) where the failure to obtain such consents, approvals, authorizations, registrations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.06        Permits; Compliance. Except as set forth in Section 4.06 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries (i) is and has been in compliance in all material respects with any and all Laws applicable to the Company and the Company Subsidiaries or its business, properties or assets, except for failures to comply or violations which would not be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or reasonably expected to materially interfere with the Transactions (including the Mergers), and (ii) is in possession of all permits necessary for the Company or such Company Subsidiary, as applicable to own, lease and operate its properties (including the Leased Real Properties) or carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permit would not be materially adverse to the Company and the Company Subsidiaries, taken as a whole, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Since January 1, 2020, (x) neither the Company nor any Company Subsidiary has been sanctioned, fined or penalized for any violation of or failure to comply with any applicable Law, (y) neither the Company nor any Company Subsidiary is, or has been, in conflict with, or in default, breach or violation of, any Company Permit and (z) neither the Company nor any Company Subsidiary has received inspection, report, notice of adverse finding, warning letter, resolution, writ, untitled letter or other correspondence with or from any Governmental Authority alleging or asserting non-compliance with applicable Laws or any Company Permit by the Company or any of the Company Subsidiaries, except, with respect to clauses (x), (y) and (z), for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.07        Financial Statements.

(a)         The Company has made available to Parent, and attached as Section 4.07(a) of the Company Disclosure Schedule, true and complete copies of the (i) consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2021, and December 31, 2022 (the balance sheet as of December 31, 2022, the

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“Reference Balance Sheet”), and the related consolidated statement of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended, audited in accordance with the auditing standards of the PCAOB, together with an unqualified (except with respect to material weaknesses) audit report thereon from the auditor (collectively, the “PCAOB Audited Financial Statements”) and (ii) Q1 Financials and Q2 Financials (if delivered pursuant to Section 7.15); it being understood that this Section 4.07(a) shall only apply with respect to the Q1 Financials and the Q2 Financials, respectively as of the date such financial statements are delivered pursuant to Section 7.15 and the Company shall have the right to attach such financial statements to Section 4.07(a) of the Company Disclosure Schedule as of such time (the “Unaudited Financial Statements” and, together with the PCAOB Audited Financial Statements, the “Company Financials”). The Company Financials (including the notes thereto) (i) were prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated, (in the case of the Unaudited Financial Statements, except as may be indicated in the notes thereto), (ii) fairly present (as applicable), in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and (iii) solely with respect to the PCAOB Audited Financial Statements, comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(b)         Except as and to the extent set forth on the Reference Balance Sheet or Section 4.07(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of the Reference Balance Sheet (and in any event do not relate to breach of contract, tort or non-compliance with Law) or (ii) such other liabilities and obligations which are not, individually or in the aggregate, expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(c)         The Company has established and maintained a system of internal accounting controls. To the Company’s knowledge such internal accounting controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with US GAAP.

(d)         Neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has identified, been made aware of, or received any written complaint, allegation, assertion or claim that, (i) any significant deficiency or material weakness in Company or any Company Subsidiary’s respective internal accounting controls, (ii) any fraud (whether or not material) that involves the Company’s management or other employees of the Company or any Company Subsidiary who have a role in the preparation of financial statements or internal accounting controls utilized by the Company or any Company Subsidiary or (iii) any claim or allegation regarding any of the foregoing.

Section 4.08        Absence of Certain Changes or Events. Since December 31, 2022, and on and prior to the date of this Agreement, except as otherwise reflected in the PCAOB Audited Financial Statements, as set forth on Section 4.08 of the Company Disclosure Schedule or expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and (b) there has not been a Company Material Adverse Effect.

Section 4.09        Absence of Litigation. Except as set forth on Section 4.09 of the Company Disclosure Schedule or would not be material to the Company and the Company Subsidiaries, taken as a whole, as of the date hereof, there is no litigation, Proceeding, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination, assessment or award of any Governmental Authority.
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Section 4.10        Employee Benefit Plans.

(a)         Section 4.10(a) of the Company Disclosure Schedule includes a true and complete list of, as of the date of this Agreement, all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction) (other than offer letters for at-will employment without an obligation to pay severance or post-employment benefits) that are maintained, contributed to, required to be contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, consultant and/or other service provider, or under which the Company or any Company Subsidiary has had or would reasonably be expected to incur any material Liability (contingent or otherwise) (collectively, the “Plans”).

(b)         With respect to each Plan required to be set forth on Section 4.10(a) of the Company Disclosure Schedule, the Company has made available to Parent, as applicable, (i) a true and complete copy of the current plan document and all amendments thereto and each insurance contract, trust agreement or other funding agreement or arrangement (including all amendments thereto), (ii) copies of the most recent scheme booklet, summary plan description and any summaries of material modifications, (iii) copies of the most recent Internal Revenue Service (“IRS”) Form 5500 annual reports and accompanying schedules or other most recent annual reports filed with any Governmental Authority and all schedules thereto, (iv) copies of the most recently received IRS determination or opinion letter for each such Plan and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years.

(c)         None of the Company or any ERISA Affiliate contributes to or has any obligation to contribute to, or has at any time within six (6) years prior to the Closing Date contributed to or had an obligation to contribute to, or has or has had any Liability (contingent or otherwise) under, and no Plan is or was within the past six (6) years, (i) a Multiemployer Plan, (ii) a plan subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean, with respect to the Company, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Company, or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

(d)         None of the Plans provides, nor does the Company nor any Company Subsidiary have any obligation to provide, retiree medical or life insurance to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state Law or for which the recipient pays the full cost of coverage.

(e)         Each Plan was established and has been adopted and administered in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and the Company Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan.

(f)          No non-exempt “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code with respect to any Plan that is reasonably expected to result in material Liability to the Company. None of the Company or any Company Subsidiary or, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan.

(g)         No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan or the assets of any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action. To the Company’s knowledge no Plan is, or in the last three (3) has been, the subject of an examination or audit by any Governmental Authority or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

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(h)         Each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or is a prototype plan that is subject to a favorable opinion letter from the IRS, in either case upon which the Company can rely, and to the Company’s knowledge nothing has occurred that has, or would reasonably be expected to, adversely affect the qualified status of any such Plan or the exempt status of any related trust.

(i)          All contributions, distributions, premiums or payments required to be made with respect to any Plan pursuant to their terms and provisions or pursuant to applicable Law have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries to the extent required by, and in accordance with, US GAAP, except as would not result in material Liability to the Company or any Company Subsidiary.

(j)          Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event: (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former employee, officer, director, consultant and/or other service provider of the Company or any Company Subsidiary under any Plan or otherwise, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, officer, director, consultant and/or other service provider of the Company or any Company Subsidiary under any Plan or otherwise, (iii) result in the acceleration of the time of payment, or trigger any funding or vesting of any benefits to any current or former employee, officer, director, consultant and/or other service provider of the Company or any Company Subsidiary under any Plan or otherwise, (iv) result in any payments or benefits that, individually or in combination with any other payment or benefit, could result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code or (v) limit the right to merge, amend or terminate any Plan. No amount that could be received by any “disqualified individual” of the Company under any Plan or otherwise as a result of any Transaction contemplated by this Agreement, could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(k)         Neither the Company nor any Company Subsidiary has a material obligation to indemnify, “gross up,” compensate, reimburse or make whole any current or former employee, officer, director, consultant and/or other service provider of the Company or any Company Subsidiary for any Taxes, including any Taxes imposed under Section 4999 or Section 409A of the Code.

(l)          Neither the Company nor any Company Subsidiary has incurred any material Liability for any Tax or civil penalty imposed under Chapter 43 of the Code or Sections 409 or 502 of ERISA that has not been satisfied in full.

(m)        Each Plan that constitutes a deferred compensation plan within the meaning of Section 409A of the Code that is subject to Section 409A of the Code has been maintained in all material respects, in form and operation, in accordance with the requirements of Sections 409A of the Code and applicable guidance thereunder.

(n)         Each Plan subject to the Laws of any jurisdiction outside the United States (each, a “Non-U.S. Plan”) (i) has within the past three (3) years been maintained and administered in accordance with its terms and the requirements of all applicable Laws, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, in each case, except as would not result in material liability to the Company or any Company Subsidiary. No Non-U.S. Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), or has any material unfunded or underfunded liabilities.

Section 4.11        Labor and Employment Matters.

(a)         Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, no employee of the Company or any Company Subsidiary is, to the knowledge of the Company, represented by a Union and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement or any other contract or agreement with a Union, nor is there any duty on the part of the Company or any Company Subsidiary to bargain or consult with, or provide notice to, any Union which is representing any employee of the Company or any Company Subsidiary, in connection with the execution of this Agreement or the

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Transactions. There are and, for the prior three (3) years were, to the knowledge of the Company, no strikes lockouts, work stoppages, slowdowns, threatened unfair labor practice charges, material grievances, material labor arbitrations, picketing, hand billing or other material labor dispute with respect to any employees of the Company or any Company Subsidiaries. There are and, for the prior three (3) years have been, no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the knowledge of the Company, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(b)         Neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing, except for any such non-compliance that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Each employee of the Company and each Company Subsidiary and other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date in all material respects.

(c)         Each of the Company and the Company Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “non-exempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted and reported all material amounts required by Law or by agreement to be withheld, remitted and reported with respect to wages, salaries, end of service and retirement funds, superannuation and social security benefits and other payments to any current or former independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business).

(d)         To the knowledge of the Company, (i) no employee or independent contractor of the Company or any Company Subsidiary is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition or related matters; and (ii) the continued employment by the Company and the Company Subsidiaries of their respective employees, and the performance of the contracts with the Company and the Company Subsidiaries by their respective independent contractors, will not result in any such violation, that would, in each case, cause material liability to the Company.

Section 4.12        Real Property; Title to Assets.

(a)         Neither the Company nor any of the Company Subsidiaries owns any real property.

(b)         Section 4.12(b) of the Company Disclosure Schedule lists the street address of each of the Leased Real Properties and also sets forth a list of each lease, sublease, license or other agreement pursuant to which the Company or any Company Subsidiary leases, subleases, licenses or otherwise uses or occupies the Leased Real Property (each, a “Lease”), with the name of each other party thereto and the date of each Lease, and each guaranty, amendment, modification, restatement or supplement thereto (collectively, the “Lease Documents”).

(c)         True and complete copies of all Lease Documents have been made available to Parent.

(d)         Except as set forth in Section 4.12(b) of the Company Disclosure Schedule:

(i)          there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy all or any portion of the Leased Real Property;

(ii)         all Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, against the Company or the Company Subsidiaries, as applicable, and, to the knowledge of the Company, the other parties thereto; and to the

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Company’s knowledge there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or by the other party to such Leases, except as would reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole; and

(iii)        to the Company’s knowledge, there are no material disputes with respect to any Lease Documents.

(e)         To the Company’s knowledge, there are no contractual, legal restrictions or Actions that preclude or restrict in any material way, or will preclude or restrict in any material way, the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used as of the date of this Agreement.

(f)          The Leased Real Property, and the improvements thereon, to the extent the improvements are owned by the Company, are in good repair and in good condition (ordinary wear and tear excepted), and there are no patent defects or adverse physical conditions other than those that would not reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole.

(g)         In the past two (2) years, there has not been any material interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company currently conducted on the Leased Real Property and the Company has not experienced any material disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Leased Real Property.

(h)         Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or sub-leasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens (other than Permitted Liens), except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. The Company’s Leased Real Property constitutes all of the real property interests owned, used or held for use in the conduct of the business of the Company and is sufficient in all material respects for the continued conduct and operation of such business, consistent with past practice.

Section 4.13        Intellectual Property and Privacy.

(a)         As of the date of this Agreement, Section 4.13(a) of the Company Disclosure Schedule contains a true and complete list of all Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the record owner, jurisdiction in which such item has been issued or filed, filing date, date of issuance, expiration date and registration or application number, and registrar). The Company and the Company Subsidiaries do not own any material unregistered Trademarks. The Company-Owned IP specified in, or required to be specified in, Section 4.13(a) of the Company Disclosure Schedule is subsisting and, to the Company’s knowledge, all registrations of such Company-Owned IP are valid and enforceable.

(b)         The Company or one of the Company Subsidiaries is the sole and exclusive owner of all material Company-Owned IP, free and clear of all Liens (other than Permitted Liens).

(c)         Except as would not reasonably be expected to be material to business of the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries have taken commercially reasonable measures to maintain in confidence all Trade Secrets and other Confidential Information constituting Company-Owned IP or otherwise possessed by the Company or any Company Subsidiary in connection with the businesses of the Company and the Company Subsidiaries, including by requiring each Person who has had access to such Trade Secrets and Confidential Information to execute an agreement that requires such Person to maintain the confidentiality of the same and (ii) to the Company’s knowledge, there has been no unauthorized access to or disclosure of any such Trade Secrets or Confidential Information.

(d)         As of the date of this Agreement, there are no Proceedings pending or, to the Company’s knowledge, threatened (including interference, re-examination, inter parties review, reissue, opposition, nullity or cancellation proceedings) (i) contesting the validity, ownership, scope or use of any Company-Owned IP or (ii) against the Company or any Company Subsidiary alleging any infringement, misappropriation or other violation of any Intellectual Property rights of any person. To the knowledge of the Company, (i) neither the operation of the respective

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businesses of the Company and the Company Subsidiaries, nor the use of the Company-Owned IP by the Company or any Company Subsidiary, infringes, misappropriates or otherwise violates, or has infringed, misappropriated, or otherwise violated, any Intellectual Property of any person and (ii) no person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated, or otherwise violated, any of the Company-Owned IP in any material respect. Neither the Company nor any of the Company Subsidiaries has received from or sent to any Person any written notice alleging any infringement, misappropriation or other violation of, including any invitations to license or desist from using any, Intellectual Property.

(e)         All past and present employees, consultants, independent contractors, management employees, founders or other persons who have created, conceived or developed Intellectual Property for the Company or a Company Subsidiary have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, or such rights have been solely and exclusively assigned to the Company or one of the Company Subsidiaries by operation of law. To the Company’s knowledge, no such person (i) is in violation of any such agreement, (ii) owns any Intellectual Property used by or held for use by for Company or a Company Subsidiary or (iii) has made any claims with respect to, or has any right, license, claim or interest whatsoever in, such Intellectual Property.

(f)          Except as would not reasonably be expected to be material to the business of the Company and each of the Company Subsidiaries, taken as a whole, the Company and each of the Company Subsidiaries, have complied with the terms of any licenses applicable to any Open Source Software used in any Business IP, including, providing all copyright notices and attributions required by such license agreements. To the Company’s knowledge, none of the Software that constitutes Company-Owned IP is combined with, derived from, distributed with or otherwise provided by or on behalf of the Company or any Company Subsidiary with, any Open Source Software in a manner that that requires such Software constituting Company-Owned IP to be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge.

(g)         Neither the Company nor any Company Subsidiary is bound by any agreement (including any source code escrow agreement) pursuant to which the Company or any Company Subsidiary is obligated to provide, and the Company and the Company Subsidiaries have not provided, any person (other than employees or consultants of the Company involved in the development of Software on behalf of the Company and bound by appropriate confidentiality obligations pertaining thereto), any source code for any material Software that constitutes Company-Owned IP. The consummation of the transactions contemplated by this Agreement or any Transaction Document will not (and no event has occurred that would with or without notice or lapse of time or both) result in (i) the release of any such source code to any Person who is not, as of the date of this Agreement, an employee of the Company or Company Subsidiaries, (ii) any Person having or receiving any license, right, permission, covenant-not-to-sue or other authorization in or to any Company-Owned IP or (iii) to the Company’s knowledge, a material violation of any applicable Privacy Obligations.

(h)         Neither the Company nor any Company Subsidiary is now, or has ever been, a member or promoter of, or a contributor to, any industry standards body, standard setting organization or any similar organization that requires or obligates the Company or the Company Subsidiaries, to grant or offer to any Person any license or right to any Company-Owned IP. None of the Patents of the Company are subject to any contractual obligations to any patent pool that would limit or restrict the licensing or assertion of any Company-Owned IP. No Governmental Authority has any license or other rights in or to any Company-Owned IP.

(i)          The Company and the Company Subsidiaries have each implemented commercially reasonable physical, technical, organizational and administrative data security safeguards consistent with the general practice of entities in the industry in which the Company and the Company Subsidiaries operate designed to protect the security and integrity of the information technology systems used in connection with the operation of business of the Company and Company Subsidiaries (“IT Systems”), including any of any data stored thereon, including where applicable, implementing industry standard procedures designed to prevent unauthorized access and the introduction of any “drop dead device,” “time bomb,” virus, Trojan horse, worm, malware or other software routine or hardware component designed or intended to: (A) disrupt, disable, harm or otherwise impede in any material manner the operation of such IT Systems; or (B) damage or destroy any data or file without the user’s consent (individually, a “Contaminant” and collectively, “Contaminants”). To the Company’s knowledge, there is no Contaminant in any of the

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IT Systems. The IT Systems have not suffered any material failures or defects that have not been remedied as of the date of this Agreement. To the Company’s knowledge, there have been no material Security Breach of any of the IT Systems, including with respect to any Sensitive Data stored thereon.

(j)          To the Company’s knowledge, (i) the Company and each of the Company Subsidiaries are in material compliance with applicable Privacy Obligations, and (ii) as of the date of this Agreement, no claims are pending or threatened in writing against the Company or any Company Subsidiary alleging a violation of any person’s privacy rights or any Privacy Obligations.

(k)         The Company and each of the Company Subsidiaries have implemented and maintained a written information security program comprising appropriate administrative, physical and technical safeguards (i) that are designed to protect against unauthorized access to or use of or loss of access to the Company and the Company Subsidiaries’ IT Systems and Sensitive Data, and (ii) consistent with the Company and the Company Subsidiaries’ Privacy Obligations. The Company and the Company Subsidiaries use reasonable best efforts to train all employees and agents of and consultants of the Company and the Company Subsidiaries who have access to or Process Personal Information of the Company and the Company Subsidiaries regarding compliance with the Company’s and the Company Subsidiaries’ applicable current written privacy and security policies.

(l)          All IT Systems owned by the Company or any Company Subsidiary are in good working condition except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security and integrity of the IT Systems and Software and hardware support arrangements.

(m)        To the Company’s knowledge, no person has alleged or given written notice of any Security Breach to the Company or any Company Subsidiary. None of the Company or the Company Subsidiaries have notified, or to the Company’s knowledge, been required by any Governmental Authority or Privacy Obligation to notify, any person of any Security Breach or compromise of Sensitive Data.

Section 4.14        Taxes.

(a)         All income and all other material Tax Returns required to be filed by, or on behalf of, the Company or any Company Subsidiary have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.

(b)         All income and all other material Taxes owed by the Company or any Company Subsidiary or for which the Company or any Company Subsidiary may otherwise be liable (whether or not shown on any Tax Return) have been paid in full, except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with US GAAP.

(c)         The Company and each Company Subsidiary have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld by the Company or Company Subsidiary, as applicable, paid over to the proper Taxing Authority in a timely manner all such material withheld amounts required to have been so paid over, and complied, in all material respects, with all applicable reporting requirements with respect to such Taxes.

(d)         Neither the Company nor any Company Subsidiary has received any written claim from any Taxing Authority for any material unpaid Taxes of the Company or any Company Subsidiary that has not been paid or resolved, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any Taxes or Tax Returns of the Company or any Company Subsidiary, in each case that has not been paid or resolved.

(e)         No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of income or other material Taxes or Tax matters is pending, being conducted or has been threatened in writing by any Taxing Authority against the Company or any Company Subsidiary, in each case that has not been resolved.

(f)          Neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that the Company or any Company Subsidiary is or may be subject to Tax in such jurisdiction.

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(g)         There are no Liens or encumbrances for material Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens described in clause (c) of the definition thereof.

(h)         Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(i)          Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group of which the Company or a Company Subsidiary was the common parent). Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(j)          Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b) or any similar provision of non-U.S. Tax Law.

(k)         The Company has made available to Parent true and complete copies of all material income Tax Returns filed by the Company and any Company Subsidiary for the 2019, 2020 and 2021 tax years.

(l)          Neither the Company nor any Company Subsidiary has within the last two (2) years distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m)        Each of the Company and Company Subsidiaries is, and has been since its formation, classified as set forth on Section 4.14(m) of the Company Disclosure Schedule for U.S. federal income tax purposes.

(n)         Neither the Company nor any Company Subsidiary will be required to include any material amount, or exclude any material item of deduction or loss, from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) or (iii) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Tax Law).

(o)         Neither the Company nor any Company Subsidiary has a permanent establishment in any country other than the country of its organization, or is subject to income Tax in a jurisdiction outside the country of its organization.

Section 4.15        Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has violated in any material way since January 1, 2020, nor is it in material violation of, any applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law and each of the Company and each Company Subsidiary is in compliance with such permits in all material respects; and (e) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation of, or liability under, Environmental Laws, except in each case as would not be material to the Company and the Company Subsidiaries, taken as a whole. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

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Section 4.16        Material Contracts.

(a)         Section 4.16(a) of the Company Disclosure Schedule lists the following types of contracts and agreements to which the Company or any Company Subsidiary is a party or by which any of their respective assets is bound (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule (excluding any Plan listed on Section 4.10(a) of the Company Disclosure Schedule) being the “Material Contracts”):

(i)          each contract and agreement with consideration paid to or payable by the Company or any of the Company Subsidiaries of more than $250,000, in the aggregate, over any twelve (12)-month period (other than purchase orders, invoices or statements of work entered into in the ordinary course of business);

(ii)         all contracts or agreements with any employee, consultant or other service provider of the Company or any of the Company Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(iii)        all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $500,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or Lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(iv)        any collective bargaining (or similar) contract or agreement between the Company or any of the Company Subsidiaries, on one hand, and any Union, on the other hand;

(v)         all partnership, joint venture or similar agreements;

(vi)        all Current Company Government Contracts or outstanding Company Government Bids;

(vii)       any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other contract that is material to the Company or the Company Subsidiaries;

(viii)      all contracts and agreements related to any material acquisitions or dispositions by the Company or any Company Subsidiary of any assets or business of any Person (whether by merger, sale of stock or assets or otherwise) in the past three (3) years;

(ix)        all contracts and agreements that (A) limit, or purport to limit, the ability of the Company or any Company Subsidiary to enter into, engage or compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses, (B) contain exclusivity or most favored nation terms or covenants or (C) contain minimum supply or purchase terms or requirements, rights of first refusal, first offer or preemptive rights or similar terms;

(x)         all contracts or agreements with any Company Holder or any Affiliate of any Company Holder; and

(xi)        all contracts pursuant to which the Company or the Company Subsidiaries (A) are granted or obtain any right to use any Intellectual Property (other than licenses applicable to Open Source Software and standard form contracts granting rights to use Off-the-Shelf Software) or (B) permit or agree to permit any person, to use, obtain, enforce or register any Company-Owned IP, including any license agreements, coexistence agreements and covenants not to sue, other than, in each case, (x) non-exclusive license grants of Intellectual Property in the ordinary course that are incidental and not material to the Transactions and (y) agreements entered into with employees and contractors in the ordinary course of business pursuant to which such employees or contractors solely and exclusively assign to the Company or any Company Subsidiary their entire right, title and interest in and to Intellectual Property created, conceived or developed on behalf of the Company or the Company Subsidiary.

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(b)         (i) Each Material Contract is in full force and effect and a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and, except as would not be material to the Company and its subsidiaries, taken as a whole, (A) neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party, (B) to the Company’s knowledge, no other party is in breach or violation of, or default under, or any notice of termination of, any Material Contract and (C) to the Company’s knowledge, the Company and the Company Subsidiaries have not received any written or oral notice of, claim, breach, termination, non-renewal, material change or default under any such Material Contract. The Company has made available to Parent true and complete copies of all Material Contracts.

Section 4.17        Insurance.

(a)         Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each currently in-force material insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), (i) the names of the insurer and the policyholder, (ii) the policy number, (iii) the policy period, coverage line and amount of coverage and (iv) the premium. Copies of the Insurance Policies, which, to the knowledge of the Company, are correct and complete, have been made available to Parent.

(b)          With respect to each Insurance Policy, except as would not be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (i) the Insurance Policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and is in full force and effect; (ii) to the knowledge of the Company, neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the Insurance Policy; (iii) to the knowledge of the Company, no insurer has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) the limits of the Insurance Policy are sufficient to comply with Material Contracts; (v) all premiums due and payable have been timely paid in full; and (vi) no written notice of denial of claim, termination or cancellation has been received by the Company or any Company Subsidiary.

Section 4.18        Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting of the Company Board duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders, (b) approved and adopted this Agreement and the Transactions and declared their advisability and approved the Transactions, including the Mergers, the Company COI Amendment and the AIM Cancellation, and (c) recommended, among other things, the approval and adoption of this Agreement and the Transactions, including the Mergers, the Company COI Amendment and the AIM Cancellation by the Company Holders entitled to vote thereon.

Section 4.19        Certain Business Practices. Since January 1, 2020:

(a)         None of the Company, any Company Subsidiary, or, to the knowledge of the Company, any of their respective directors, officers, employees or agents (in their capacities as such), has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b)         None of the Company, any Company Subsidiary, or, to the knowledge of the Company, any of their respective directors, officers or employees, independent contractors or agents: (i) is or has been a Sanctioned Person; (ii) has directly or knowingly indirectly transacted business with or for the benefit of any Sanctioned Person in violation of applicable Sanctions or otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c)         The operations of the Company and each Company Subsidiary is and has been conducted at all times in material compliance with applicable requirements of the Anti-Money Laundering Laws. No action, suit or proceeding involving the Company or any Company Subsidiary with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened by or before any Governmental Authority. To the extent

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required under applicable Anti-Money Laundering Laws, the Company and all Company Subsidiaries have maintained a system or systems of internal control reasonably designed to promote compliance with Anti-Money Laundering Laws.

(d)         Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, there are no and there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or, to the knowledge of the Company, any of their respective officers, directors, employees (in their capacities as such) or agents of any Anti-Corruption Laws, Sanctions or Ex-Im Laws.

Section 4.20        Interested Party Transactions. Except as set forth in Section 4.20 of the Company Disclosure Schedule and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer, manager, stockholder (including the Company Holders) or other affiliate of the Company or any Company Subsidiary, or none of their respective parents, siblings, descendants, spouses or descendants of their spouses, has or has had, directly or indirectly: (a) a beneficial interest in any Material Contract, (b) any contractual or other arrangement with the Company or any Company Subsidiary and (c) any interest in any property, assets or right, tangible or intangible, which is used by the Company or any Company Subsidiary.

Section 4.21        Government Contracts.

(a)         Each Current Company Government Contract is not subject to any Proceedings, other than audits in the ordinary course of business by the Defense Contract Audit Agency, the Defense Contract Management Agency, the Office of Federal Contract Compliance Programs or their non-United States equivalent or their non-United States equivalent.

(b)         The Company and the Company Subsidiaries are, and for the three (3) years preceding the date of this Agreement have been, in compliance with all applicable Laws (including Executive Order 11246) pertaining to the Company Government Contracts and Company Government Bids, except as would not be material to the business of the Company and the Company Subsidiaries, taken as a whole.

(c)         The Company and the Company Subsidiaries are, and for the three (3) years preceding the date of this Agreement have been, in material compliance with all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements, of the Company Government Contracts.

(d)         Neither the Company nor any of the Company Subsidiaries is under or identified in any administrative, civil or criminal investigation or indictment, nor is it a party to any administrative or civil litigation, involving alleged false statements, false claims or other misconduct or any other Proceeding, relating to any Company Government Contract or Company Government Bid that has been communicated in writing to the Company or any of the Company’s Subsidiaries.

(e)         Neither the Company, nor, to the knowledge of the Company, any director, officer, employee, consultant or Affiliate of the Company, has been or is suspended, debarred or, to the knowledge of the Company, proposed for suspension or debarment from government contracting. For the three (3) years preceding the date of this Agreement, no Company Government Contract to which the Company or any of the Company’s Subsidiaries is or was a party has been terminated for default and no such termination for default has been threatened.

(f)          Neither the Company nor any of the Company Subsidiaries has an active facility clearance issued pursuant to the National Industrial Security Program Operating Manual nor requires access to U.S. classified information in the performance of any Company Government Contract. Neither the Company nor any of the Company Subsidiaries is in the process of bidding on any such Company Government Contracts or Company Government Bid that requires access to U.S. classified information.

Section 4.22        Brokers. Except as set forth on Section 4.22 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

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Section 4.23        Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference in the Proxy Statement will, at (a) the time the definitive Proxy Statement filed with the SEC, (b) the time the Proxy Statement is mailed to the stockholders of Parent, or, if amended, as of the date of such amendment or (c) the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein (other than with respect to the Registration Statement, in the light of the circumstances under which they are made), not misleading.

Section 4.24        Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), (a) the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of the Company Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company or any of the Company Subsidiaries as conducted after the Closing or with respect to the accuracy or completeness of any other information made available to Parent, its affiliates or any of their respective Representatives by or on behalf of the Company, and any such representations or warranties are expressly disclaimed, and (b) neither the Company nor any of its Affiliates or any of their respective Representatives shall be liable in respect of the accuracy or completeness of any information provided to Parent, its Affiliates or any of their respective Representatives. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes or has been authorized to make, any representation or warranty, whether express or implied, including with respect to any projections, forecasts, estimates or budgets made available to Parent, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB I and Merger Sub II

Except as set forth in the Parent SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) and the Parent Disclosure Schedule delivered by Parent in connection with this Agreement, Parent, Merger Sub I and Merger Sub II hereby represent and warrant to the Company as follows:

Section 5.01        Corporate Organization.

(a)         Each of Parent and Merger Sub I is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted except where the failure to have such power, authority and governmental approvals would not individually or in the aggregate have a Parent Material Adverse Effect. Merger Sub II is a limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted except where the failure to have such power, authority and governmental approvals would not individually or in the aggregate have a Parent Material Adverse Effect.

(b)         Neither Parent (with the exception of Merger Sub I and Merger Sub II), Merger Sub I nor Merger Sub II directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

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Section 5.02        Organizational Documents. Parent, Merger Sub I and Merger Sub II have heretofore furnished to the Company complete and correct copies of the Parent Organizational Documents and the Merger Sub Organizational Documents. Such organizational documents are in full force and effect and neither Parent, Merger Sub I nor Merger Sub II is in material violation of any provision thereunder.

Section 5.03        Capitalization.

(a)         As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 80,000,000 shares of Parent Class A Common Stock, (ii) 20,000,000 shares of Parent Class B Common Stock and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Shares”). As of the date of this Agreement, (i) 458,716 shares of Parent Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 6,325,000 shares of Parent Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of Parent Class A Common Stock or Parent Class B Common Stock are held in the treasury of Parent, (iv) 8,433,333 Public Warrants are issued and outstanding, and (v) 4,706,667 private placement warrants to purchase one (1) share of Parent Class A Common Stock (“Private Placement Warrants”) are issued and outstanding. As of the date of this Agreement, there are no Parent Preferred Shares issued and outstanding. Each Parent Warrant is exercisable for one share of Parent Class A Common Stock at an exercise price of $11.50, subject to the terms of such Parent Warrant and the Parent Warrant Agreement.

(b)         All outstanding shares of Parent Class A Common Stock, Parent Class B Common Stock and Parent Warrants (i) have been duly authorized, validly issued and fully paid, are non-assessable, are not subject to preemptive rights and were issued in compliance in all material respects with applicable Laws and any contract to which Parent is a party governing the issuance of such securities; (ii) are free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Parent Organizational Documents; and (iii) except as set forth in the Sponsor Letter Agreement, are not subject to or in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Parent Organizational Documents or any contract to which Parent is a party or otherwise bound.

(c)         As of the date of this Agreement, except as set forth on Section 5.03(c) of the Parent Disclosure Schedule and except for this Agreement, the Parent Class B Common Stock and the Parent Warrants, Parent has not issued any options, warrants, calls, convertible securities or other rights, agreements, arrangements or commitments relating to the issued or unissued capital stock of Parent, or obligating Parent to issue or sell any shares of capital stock of, or other Equity Interests in, Parent. Parent is not a party to, or otherwise bound by, and Parent has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Letter Agreement and that certain letter agreement, dated as of February 11, 2021, and duly executed by each of Parent and Sponsor, Parent is not a party to any voting trusts, voting agreements, proxies, stockholder agreements or other agreements with respect to the voting or transfer of shares of Parent Class A Common Stock, Parent Class B Common Stock or any of the Equity Interests or other securities of Parent.

(d)         As of the date of this Agreement, the authorized capital stock of Merger Sub I consists of 1,000 shares of common stock, par value $0.001 per share (the “Merger Sub I Common Stock”). As of the date hereof, 1,000 shares of Merger Sub I Common Stock are issued and outstanding. All outstanding shares of Merger Sub I Common Stock have been duly authorized, validly issued and fully paid are non-assessable and are not subject to preemptive rights, and are held by Parent free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents. All outstanding limited liability company interests of Merger Sub II have been duly authorized, validly issued and fully paid are non-assessable and are not subject to preemptive rights, and are held by Parent free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(e)         Except as contemplated by this Agreement, neither Merger Sub I nor Merger Sub II has issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or limited liability company interests of Merger Sub I or Merger Sub II, as applicable, or obligating Merger Sub I or Merger Sub II to issue or sell any Equity Interests in Merger Sub I or Merger Sub II. Neither Merger Sub I nor Merger Sub II is a party to, or otherwise bound by, and neither Merger Sub I nor Merger Sub II has granted, any equity appreciation rights, participations, phantom

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equity or similar rights. Neither Merger Sub I nor Merger Sub II is a party to any voting trusts, voting agreements, proxies, stockholder agreements or other agreements with respect to the voting or transfer of Equity Interests of Merger Sub I or Merger Sub II.

Section 5.04        Authority Relative to This Agreement. Each of Parent, Merger Sub I and Merger Sub II has all necessary corporate and other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the satisfaction of the conditions agreed in this Agreement to consummate the Transactions. The execution and delivery of this Agreement by each of Parent, Merger Sub I and Merger Sub II and the consummation of the Transactions by Parent, Merger Sub I and Merger Sub II have been duly and validly authorized by all necessary action, and no other proceedings on the part of Parent, Merger Sub I and Merger Sub II are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the applicable Transactions, the approval and adoption of this Agreement by the Required Parent Stockholder Approval at the Parent Stockholders’ Meeting). This Agreement has been duly and validly executed and delivered by Parent, Merger Sub I and Merger Sub II and, assuming due authorization and execution by each other Party, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub I Merger Sub II, enforceable against Parent, Merger Sub I and Merger Sub II, as applicable, in accordance with its terms, subject to the Remedies Exceptions. Each Ancillary Agreement to be executed by Parent, Merger Sub I and/or Merger Sub II at or prior to the Closing will be, when executed and delivered by Parent, Merger Sub I and/or Merger Sub II, duly and validly executed and delivered by Parent, Merger Sub I and Merger Sub II and, assuming due authorization and execution by each other Party thereto and the consummation of the Closing, will constitute a valid and binding obligation of each of Parent, Merger Sub I and Merger Sub II, enforceable against Parent, Merger Sub I and Merger Sub II, as applicable, in accordance with its terms, subject to any applicable Remedies Exception.

Section 5.05        No Conflict; Required Filings and Consents.

(a)         The execution and delivery of this Agreement or any other Transaction Document (to which Parent is or will be a party) by each of Parent, Merger Sub I and Merger Sub II does not, and subject to receipt of the filing and recordation of appropriate merger documents or other documents as required by the DGCL, and the performance of this Agreement by each of Parent, Merger Sub I and Merger Sub II will not, (i) conflict with or violate the Parent Organizational Documents or the Merger Sub Organizational Documents, as applicable, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.04 and Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to Parent, Merger Sub I or Merger Sub II or by which any of its property or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or give rise to a right of payment of any fee, penalty, benefit or other amount under, or result in the creation of a material Lien on any property or asset of Parent, Merger Sub I or Merger Sub II pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent, Merger Sub I or Merger Sub II is a party or by which Parent, Merger Sub I, Merger Sub II or any of their respective property or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)         The execution and delivery of this Agreement by Parent, Merger Sub I and Merger Sub II does not, and the performance of this Agreement by Parent, Merger Sub I and Merger Sub II will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority with respect to Parent, Merger Sub I and Merger Sub II, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act and filing and recordation of appropriate merger documents as required by the DGCL, (ii) approval of the stockholders of Parent and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.06        Compliance. Parent (i) is not in conflict with, or in default, breach or violation of any Law applicable to it or by which any of its property or assets are bound or affected and (ii) is in possession of all material permits necessary for Parent to own, lease and operate its properties or to carry on its business as it is now being conducted, except, with respect to clauses (i) and (ii) above, for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

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Section 5.07        SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)         Except as set forth on Section 5.07(a) of the Parent Disclosure Schedule, Parent has timely filed all prospectuses, registration statements, forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since formation, together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC subsequent to the date of this Agreement through the Closing Date (collectively, the “Additional Parent SEC Reports”), pursuant to the Exchange Act or the Securities Act. Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. As of their respective dates, (i) the Parent SEC Reports were, and the Additional Parent SEC Reports will be, in compliance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder and (ii) the Parent SEC Reports did not, at the time they were filed, or, if amended, as of the date of such amendment, and the Additional Parent SEC Reports will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Parent SEC Report or Additional Parent SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Parent SEC Report or Additional Parent SEC Report. Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)         Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports or Additional Parent SEC Reports (i) was or will be prepared in accordance with US GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC); (ii) complied or will comply, as applicable, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof; and (iii) fairly presents or will fairly present, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein.

(c)         Except as and to the extent set forth in the Parent SEC Reports, Parent does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for liabilities and obligations arising in the ordinary course of business of Parent.

(d)         Except as set forth on Schedule 5.07(d) of the Parent Disclosure Schedule, Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Stock Exchange.

(e)         Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Parent’s filing with the SEC and the other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Since February 11, 2021, Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with US GAAP.

(f)          There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent, and Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

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(g)         Neither Parent (including any employee thereof) nor, to the knowledge of Parent, any of its independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(h)         As of the date hereof, there are no outstanding comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(i)          Notwithstanding the foregoing, none of the representations and warranties of Parent set forth herein shall apply to any statement or information in the Parent SEC Reports or in any filing made by Parent in connection with the Transactions that relates to changes to historical accounting policies of Parent in connection with any order, directive, guideline, comment or recommendation from the SEC or Parent’s auditor or accountant that is applicable to Parent (collectively, the “SEC Guidance”), nor shall any correction, revision, amendment or restatement of Parent’s financial statements due to the SEC Guidance result in a breach of any representation or warranty by Parent.

Section 5.08        Business Activities; Absence of Certain Changes or Events.

(a)         Since its formation, Parent has not conducted any business activities other than other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a Business Combination (as defined in the Parent Organizational Documents) or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in the Parent Organizational Documents, there is no agreement, commitment or order binding upon Parent or to which Parent is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted as of the Closing other than such effects which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)         Each of Merger Sub I and Merger Sub II was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than (i) as contemplated by its organizational documents and this Agreement, and (ii) those that are administrative, ministerial or otherwise immaterial in nature. There is no agreement, commitment or order binding upon Merger Sub I or Merger Sub II or to which Merger Sub I or Merger Sub II is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub I or Merger Sub II or the conduct of business by Merger Sub I or Merger Sub II as currently conducted or as contemplated to be conducted as of the Closing other than such effects which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(c)         Since its formation, except as expressly contemplated by this Agreement, (i) Parent has conducted its business in all material respects in the ordinary course of business, and (ii) there has not been a Parent Material Adverse Effect to the date of this Agreement.

Section 5.09        Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened against Parent or any property or asset of Parent, before any Governmental Authority. Neither Parent nor any of its properties or assets is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority. As of the date of this Agreement, there is no Action by Parent against any other Person.

Section 5.10        Material Contracts.

(a)          The Parent SEC Reports include true, correct and complete copies of each “material contract” (as such term is defined in Item 601(b)(10) or Regulation S-K) to which Parent is a party (each, a “Parent Material Contract” and, collectively, the “Parent Material Contracts”). (i) Each Parent Material Contract is a legal, valid and binding obligation of Parent and, to the knowledge of Parent and the other parties thereto, Parent is not in breach or violation of, or default under, any Parent Material Contract nor has any Parent Material Contract been canceled by the other party; (ii) to Parent’s knowledge, no other party is in breach or violation of, or default under,

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any Parent Material Contract; and (iii) Parent has not received any written, or to the knowledge of Parent, oral claim of default under any such Parent Material Contract, except for, with respect to clauses (i), (ii) and (iii), any such conflicts, violations, breaches, defaults or other occurrences which would not be material to Parent.

(b)         No party to a Parent Material Contract has given written notice of or, to the knowledge of Parent, threatened (i) any potential exercise of termination rights with respect to any Parent Material Contract or (ii) any non-renewal or modification of any Parent Material Contract, in each case of clauses (i) and (ii), except as would not be material to Parent.

Section 5.11        Board Approval; Vote Required.

(a)         The Parent Board, by resolutions duly adopted by a unanimous vote of those voting at a meeting duly called and held, or by unanimous written consent, and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Parent and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the stockholders of Parent approve and adopt this Agreement, the Mergers and the other Transactions, and directed that this Agreement, the Mergers and the other Transactions, as applicable, be submitted for consideration by the stockholders of Parent at the Parent Stockholders’ Meeting.

(b)         Other than with respect to the Unbundling Precatory Proposals (as defined below), the only vote of the holders of any class or series of shares of Parent necessary to approve the Transactions is the affirmative vote of holders present (in person or by proxy) at the Parent Stockholders’ Meeting representing a majority of the then-outstanding Parent Shares of such holders present and voting. Approval of the Unbundling Precatory Proposals requires the affirmative vote of (A) holders of a majority of the outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock, voting together as a single class, (B) holders of a majority of the outstanding shares of Parent Class A Common Stock, voting separately as a single class and (C) holders of a majority of the outstanding shares of Parent Class B Common Stock, voting separately as a single class.

(c)         The board of directors of Merger Sub I and board of manager of Merger Sub II, as applicable, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Mergers and the other Transactions are in the best interests of Merger Sub I or Merger Sub II, as applicable, and (ii) approved this Agreement, the Mergers and the other Transactions.

(d)         The only vote of the holders of any class or series of capital stock of Merger Sub I necessary to approve this Agreement, the Mergers and the Transactions is the affirmative vote of the sole stockholder of Merger Sub I. The only vote of the holders of any class or series of limited liability company interests of Merger Sub II necessary to approve this Agreement, the Merger and the Transactions is the affirmative vote of the sole member of Merger Sub II.

Section 5.12        Brokers. Except as set forth on Section 5.12 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub I or Merger Sub II.

Section 5.13        Parent Trust Fund. As of the date of this Agreement, except as set forth on Section 5.13 of the Parent Disclosure Schedule, Parent has no less than $4,500,000 in the trust fund established by Parent for the benefit of Parent and its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are held in cash or invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 11, 2021, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (a) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (b) that would entitle any person (other than stockholders of Parent who shall have elected to redeem their shares of Parent

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Class A Common Stock pursuant to the Parent Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay any Taxes owed by Parent as a result of assets of Parent or interest or other income earned on the assets of Parent and (ii) upon the exercise of Redemption Rights in accordance with the provisions of the Parent Organizational Documents. To the knowledge of Parent, as of the date of this Agreement, following the Closing, no stockholder of Parent is entitled to receive any amount from the Trust Account except to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of Parent, threatened in writing with respect to the Trust Account. Prior to consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, Parent shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Parent as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Parent due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (A) to stockholders of Parent who shall have exercised their Redemption Rights, (B) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (C) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (D) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its efforts to effect the Transactions.

Section 5.14        Employees.

(a)         Other than any officers as described in the Parent SEC Reports, Parent has never had any employees and has never engaged or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any employee, contractor, officer or director. Parent has never maintained, sponsored or contributed to and does not currently maintain, sponsor or contribute, and is not reasonably expected to incur any material liability (contingent or otherwise) with respect to, to any Employee Benefit Plan.

(b)         Neither Merger Sub I nor Merger Sub II has any employees on its payroll, or has retained any contractors, other than consultants and advisors in the ordinary course of business. Neither Merger Sub I nor Merger Sub II has any unsatisfied material liability with respect to any officer or director. Merger Sub I nor Merger Sub II has never and do not currently maintain, sponsor or contribute to any Employee Benefit Plan.

Section 5.15        Taxes.

(a)         All income and all other material Tax Returns required to be filed by, or on behalf of, Parent have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.

(b)         All income and all other material Taxes owed by Parent for which Parent may otherwise be liable (whether or not shown on any Tax Return) have been paid in full, except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with US GAAP.

(c)         Parent has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld by Parent, paid over to the proper Taxing Authority in a timely manner all such material withheld amounts required to have been so paid over, and complied, in all material respects, with all applicable reporting requirements with respect to such Taxes.

(d)         Parent has not received any written claim from any Taxing Authority for any material unpaid Taxes of Parent that has not been paid or resolved, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any Taxes or Tax Returns of Parent, in each case that has not been paid or resolved.

(e)         No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been threatened in writing by any Taxing Authority against Parent, in each case that has not been resolved.

(f)          Parent has not received written notice of any claim from a Taxing Authority in a jurisdiction in which Parent does not file Tax Returns stating that Parent is or may be subject to Tax in such jurisdiction.

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(g)         There are no Liens or encumbrances for material Taxes upon any of the assets of Parent except for Permitted Liens described in clause (c) of the definition thereof.

(h)         Parent is not a party to, is not bound by or does not have an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(i)          Parent has not been a member of an affiliated group filing a consolidated, combined or unitary Tax Return. Parent has no material liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(j)          Parent has not engaged in or entered into a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b) or any similar provision of non-U.S. Tax Law.

(k)         Parent will not be required to include any material amount, or exclude any material item of deduction or loss, from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) or (iii) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Tax Law).

(l)          For U.S. federal income tax purposes, Merger Sub II is, and has all times since its formation been, disregarded as an entity separate from Parent, and no election has been filed or made to change such classification for U.S. federal income tax purposes.

(m)        Parent does not have a permanent establishment in any country other than the country of its organization, and is not subject to income Tax in a jurisdiction outside the country of its organization.

(n)         Parent has not taken or agreed to take any action not contemplated by this Agreement and/or any other Transaction Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment. To the knowledge of Parent, no facts or circumstances exist that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

Section 5.16        Registration and Listing. As of the date of this Agreement, except as set forth on Section 5.16 of the Parent Disclosure Schedule, (a) the issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Stock Market under the symbol “RCLFU,” (b) the issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Stock Market under the symbol “RCLF,” (c) the issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Stock Market under the symbol “RCLFW” and (d) there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent by the Nasdaq Stock Market or the SEC with respect to any intention by such entity to deregister the Parent Units, Parent Class A Common Stock or Parent Warrants, or terminate the listing of such securities of Parent on the Nasdaq Stock Market. Other than as contemplated by the Transactions, none of Parent or any of its affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Common Stock, or the Parent Warrants under the Exchange Act.

Section 5.17        Transactions with Affiliates. As of the date of this Agreement, Section 5.17 of the Parent Disclosure Schedule sets forth all contracts between (a) Parent, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of Parent or the Sponsor, on the other hand (each Person identified in this clause (b), a “Parent Related Party”), other than (i) contracts with respect to a Parent Related Party’s employment with, or the provision of services to, Parent entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) contracts entered into after the date of this Agreement that are either permitted pursuant to Section 7.02 or entered into in accordance with Section 6.02. As of the date of this Agreement, no Parent Related Party (A) owns any interest in any material asset or property used in the business of Parent, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, vendor, partner, customer, lessor or other material business relation of Parent or (C) owes any material amount to, or is owed any material amount by,

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Parent (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to a transaction entered into after the date of this Agreement that is either permitted pursuant to Section 6.02 or entered into in accordance with Section 6.02). All contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.17 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 5.17).

Section 5.18        Parent’s Investigation and Reliance. Parent is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Parent together with expert advisors, including legal counsel, that it has engaged for such purpose. Parent and its Representatives have been provided access to the Representatives, properties, offices and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Parent is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company, any Company Subsidiary or any of their respective Representatives or any other person, except as set forth in Article IV (as modified by the Company Disclosure Schedule), Article V, any Transaction Document or in any certificate delivered by the Company hereunder or pursuant to any other Transaction Document. Parent acknowledges that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

Section 5.19        Exclusivity of Representations. Except as otherwise expressly provided in this Article V (as modified by the Parent Disclosure Schedule), Parent, Merger Sub I and Merger Sub II hereby expressly disclaim and negate any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Parent, Merger Sub I, Merger Sub II, their respective affiliates and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of its Representatives by, or on behalf of, Parent, Merger Sub I and Merger Sub II, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or in any certificate delivered by Parent pursuant to this Agreement, Parent has not made any representation or warranty, whether express or implied, including with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company their respective affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE CLOSING

Section 6.01        Conduct of Business by the Company Pending the Mergers.

(a)         The Company agrees that, between the date of this Agreement and the First Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including in connection with entering into various Subscription Agreements and consummating the Private Placements), (2) set forth in Section 6.01(a) of the Company Disclosure Schedule or (3) required by applicable Law or other directive by a Governmental Authority, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed); provided that, if Parent fails to respond to a request from the Company for consent required pursuant to this Section 6.01(a) within five (5) Business Days after receipt of such request, Parent’s approval shall be deemed granted: (i) the Company shall and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business; and (ii) the Company shall, and shall cause each Company Subsidiary to, use its reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Company and the Company Subsidiaries and to preserve the current material relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations (provided, however, that no action by the Company or any of the Company Subsidiaries, as applicable, with respect to matters specifically addressed by any provision of Section 6.01(b) shall be deemed a breach of the foregoing unless such action would constitute a breach of such provision of Section 6.01(b)).

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(b)         By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including in connection with entering into various Subscription Agreements and consummating the Private Placements), (2) set forth in Section 6.01(b) of the Company Disclosure Schedule and (3) required by applicable Law or other directive by a Governmental Authority, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the First Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed); provided that, if Parent fails to respond to a request from the Company for consent required pursuant to this Section 6.01(b) within five (5) Business Days after receipt of such request, Parent’s approval shall be deemed granted:

(i)          make any change in or amendment to its certificate of incorporation or bylaws or equivalent organizational documents that would be adverse to Parent;

(ii)         Except for the issuance of the Company Common Stock in the Private Placements, issue, sell, pledge, dispose of, grant or encumber, create a Lien upon or authorize the issuance, sale, pledge, disposition or grant of, (A) any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests (including any phantom interest), of the Company or any Company Subsidiary; provided that none of (1) the exercise of any Company Options in accordance with the terms of the Company Option Plan or (2) the grants of Company Options as set forth on Section 6.01 of the Company Disclosure Schedule shall require the consent of Parent; or (B) any material assets of the Company or any Company Subsidiary;

(iii)        form any subsidiary or acquire any Equity Interest or other interest in any other entity or enter into any joint venture with any other entity;

(iv)        except for transactions solely among the Company and the Company Subsidiaries, (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, shares (including a bonus issue), property or otherwise, with respect to any of its Equity Interests or (B) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(v)         (A) acquire or authorize the acquisition of (including by merger, consolidation or acquisition of stock or substantially all of the assets or any other business combination) any assets or any corporation, partnership, other business organization or any division thereof; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets; provided that the Company shall be allowed to enter into debt financing at its sole discretion in connection with the Transactions (except as would reasonably be expected to prevent or materially delay or materially impair the consummation of the Mergers) or (C) merge, consolidate, combine or amalgamate with any person;

(vi)        except in the ordinary course of business consistent with past practice (measured by the applicable jurisdiction) or as required by applicable Law or as required by any Plan in effect as of the date hereof and made available to the Parent prior to the date hereof: (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer or employee of the Company or any Company Subsidiary; provided that the Company (or a Company Subsidiary, as applicable) may grant increases in cash compensation to current employees not to exceed (x) $100,000 for any individual employee and (y) $500,000 in the aggregate for all employees, (B) enter into any new, modify, terminate or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former director, officer, employee or consultant of the Company or any Company Subsidiary receiving total compensation in excess of $250,000 per annum, (C) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, (D) negotiate, enter into, amend, establish or become obligated under any collective bargaining agreement, collective agreement or other contract or agreement with a Union or (E) waive or fail to enforce any restrictive covenant;

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(vii)       adopt, modify, amend, enter into and/or terminate any material Plan or any material benefit or compensation plan, policy, program or agreement that would be a Plan if in effect as of the date of this Agreement, except as may be required by applicable Law, is necessary in order to consummate the Transactions, is deemed by the Company to be in the best interest of the Company or any Company Subsidiary, or for health and welfare plan renewals in the ordinary course of business;

(viii)      materially amend the accounting policies or procedures other than as required by US GAAP;

(ix)        (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make (inconsistent with past practice), change or rescind any material election relating to Taxes, (D) settle or compromise any material Tax audit, assessment, claim or other proceeding, (E) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (which this (E) does not include any agreement not primarily related to Taxes), (F) surrender any right to claim a refund of material Taxes or (G) consent to any extension or waiver of the statute of limitations period applicable to any claim or assessment in respect of material Taxes;

(x)         enter into any contract or agreement which would have constituted a Material Contract had such contract or agreement been in effect on the date hereof or amend, modify or consent to the termination of any Material Contract or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder;

(xi)        sell, pledge or encumber, or permit to lapse or to be abandoned, invalidated, dedicated to the public, disclaimed, or otherwise dispose of, any material item of Company-Owned IP, other than in the ordinary course of business and the release, publication or licensing of source code as open source software;

(xii)       waive, release, assign, settle or compromise any Proceeding or Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $500,000 individually or $1,000,000 in the aggregate;

(xiii)      create or incur any Lien material to the Company or any Company Subsidiary other than Permitted Liens or Liens incurred in the ordinary course of business;

(xiv)      make any loans, advances, guarantees or capital contributions to or investments in any person (other than the Company or any Company Subsidiary) that exceed $1,000,000 in the aggregate at any time outstanding;

(xv)       make or commit to make capital expenditures other than in an amount not in excess of the amounts set forth on Section 6.01(b)(xv) of the Company Disclosure Schedule;

(xvi)      take any steps for liquidation, winding-up, freeze of proceedings, arrangements with creditors or similar action or proceeding by or in respect of the Company or any Company Subsidiary;

(xvii)     enter into any new line of business or discontinue any line of business or any material portion thereof;

(xviii)    enter into or amend any agreement, contract or commitment, or take any other action, including with respect to the Subscription Agreements or any amendment, replacement, supplement, modification, consent or waiver thereto that would reasonably be expected to prevent or materially delay or materially impair the consummation of the Mergers; or

(xix)      enter into any contract or otherwise make a binding commitment to do any of the foregoing.

(c)         Nothing herein shall require the Company to obtain consent from Parent to do any of the foregoing if obtaining such consent would be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Parent, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date.

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Section 6.02        Conduct of Business by Parent, Merger Sub I and Merger Sub II Pending the Mergers. Except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.02 of the Parent Disclosure Schedule and (3) as required by applicable Law or other directive by a Governmental Authority, Parent agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the First Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed); provided that, if the Company fails to respond to a request from Parent for consent required pursuant to this Section 6.02 within five (5) Business Days after receipt of such request, the Company’s approval shall be deemed granted, the business of Parent shall be conducted in the ordinary course of business. By way of amplification and not limitation, except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.02 of the Parent Disclosure Schedule and (3) as required by applicable Law or other directive by a Governmental Authority, Parent shall not, between the date of this Agreement and the First Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed); provided that, if the Company fails to respond to a request from Parent for consent required pursuant to this Section 6.02 within five (5) Business Days after receipt of such request, the Company’s approval shall be deemed granted:

(a)         amend or otherwise change the Parent Organizational Documents or form any new subsidiary of Parent;

(b)         declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;

(c)         reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Equity Interests, except for redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;

(d)         issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Parent, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Parent;

(e)         acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)          incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business; provided that Parent shall be allowed to enter into debt financing in connection with the Transactions with the prior written consent of the Company;

(g)         make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except other than reasonable and usual amendments in the ordinary course of business consistent with past practice or as required by a change (including a change of interpretation or application) in US GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)         (i) amend any material Tax Return, (ii) change any material method of Tax accounting, (iii) make (inconsistent with past practice), change or rescind any material election relating to Taxes, (iv) settle or compromise any material Tax audit, assessment, claim or other proceeding, (v) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (which this (v) does not include any agreement not primarily related to Taxes), (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the statute of limitations period applicable to any claim or assessment in respect of material Taxes;

(i)          liquidate, dissolve, reorganize or otherwise wind up the business and operations of Parent;

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(j)          engage in any activities or business, other than activities or business (i) in connection with or incident or related to its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Transaction Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(k)         enter into any contract or arrangement with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(l)          amend the Trust Agreement, the Parent Warrants or any other agreement related to the Trust Account;

(m)        hire or engage any employee or consultant, or, except as expressly provided in this Agreement, adopt any Employee Benefit Plan;

(n)         enter into or amend any agreement, contract or commitment, or take any other action, that would reasonably be expected to prevent or materially delay or materially impair the consummation of the Mergers; or

(o)         enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require Parent, Merger Sub I or Merger Sub II to obtain consent from the Company to do any of the foregoing if obtaining such consent would reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Parent, Merger Sub I and Merger Sub II prior to the Closing Date. Prior to the Closing Date, each of Parent, Merger Sub I and Merger Sub II shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.03        Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not have, and shall not at any time prior to the First Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between or among the Company, on the one hand, and Parent, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby waives any Claim it may have, now or in the future (in each case, however, prior to the consummation of the Transactions) and agrees that it will not seek recourse against the Trust Fund for any reason whatsoever in respect of any Claim; provided, however, that the foregoing waiver will not limit or prohibit the Company from (a) pursuing a claim against Parent pursuant to this Agreement for specific performance or other equitable relief in connection with the Transactions or (b) pursuing any Claims that the Company may have against Parent’s assets or funds that are not held in the Trust Account. In the event that the Company commences any Action or Proceeding against or involving the Trust Fund in violation of the foregoing, Parent shall be entitled to recover from such Party the associated reasonable legal fees and costs in connection with any such Action, in the event Parent prevails in such Action.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01        Proxy Statement; Registration Statement.

(a)         As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare, and Parent shall file with the SEC a proxy statement/prospectus (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Parent relating to the special meeting of Parent’s stockholders (the “Parent Stockholders’ Meeting”) to be held to consider approval and adoption of (A) this Agreement and the Transactions, (B) the issuance of Parent Class A Common Stock as contemplated by this Agreement, (C) the Second Amended & Restated Parent Certificate of Incorporation (and such proposal, including any separate or unbundled proposals as are required to implement the foregoing, collectively, the “Unbundling Precatory Proposals”), (D) the approval and adoption of the Stock Incentive Plan (as defined below) and (E) any other proposals the Parties deem

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necessary to effectuate the Transactions (collectively, the “Parent Proposals”) and (ii) Parent and the Company shall prepare, and Parent shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Class A Common Stock to be issued to the Company Holders pursuant to this Agreement. The Company shall promptly furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. Parent and the Company each shall use their reasonable best efforts to (i) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions.

(b)         No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed). Parent and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Class A Common Stock to be issued or issuable to the Company Holders in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(c)         Parent represents that the information supplied by Parent for inclusion in the Proxy Statement and the Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent and the Company, (iii) the time of the Parent Stockholders’ Meeting, and (iv) the First Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein (other than with respect to the Registration Statement, in the light of the circumstances under which they were made) not misleading. If, at any time prior to the First Effective Time, any event or circumstance relating to Parent, Merger Sub I, Merger Sub II, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Mergers or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d)         The Company represents that the information supplied by the Company for inclusion in the Proxy Statement and the Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent and the Company, (iii) the time of the Parent Stockholders’ Meeting, and (iv) the First Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein (other than with respect to the Registration Statement, in the light of the circumstances under which they were made) not misleading. If, at any time prior to the First Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Mergers or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 7.02        Parent Stockholders’ Meeting; and Merger Sub Stockholders’ Approval.

(a)         Parent shall call and hold the Parent Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Parent Proposals, and Parent shall use its reasonable best efforts to hold the Parent Stockholders’ Meeting as soon as legally

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permissible and practicable after the date on which the Registration Statement becomes effective. Parent shall use its reasonable best efforts to obtain the approval of the Parent Proposals at the Parent Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Parent Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Parent Board shall recommend to its stockholders that they approve the Parent Proposals and shall include such recommendation in the Proxy Statement (the “Parent Recommendation”). Parent covenants that none of the Parent Board nor any committee thereof shall withdraw or modify, or propose publicly or by formal action of the Parent Board to withdraw or modify, in a manner adverse to the Company, the Parent Recommendation or any other recommendation by the Parent Board of the Parent Proposals (any such action a “Change in Recommendation”).

(b)         Notwithstanding the foregoing, if, at any time prior to obtaining the Required Parent Stockholder Approval, the Parent Board determines in good faith, in response to an Intervening Event, after consultation with its outside legal counsel, that, in light of such Intervening Event, the failure to make a Change in Recommendation would reasonably be expected to result in a breach of its fiduciary duties under applicable Law, the Parent Board may, prior to obtaining the Required Parent Stockholder Approval, make a Change in Recommendation; provided that Parent will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (i) Parent promptly notifies the Company in writing, at least five (5) Business Days prior to taking such action (the “Intervening Event Notice Period”) advising the Company that the Parent Board proposes to take such action and containing the material facts underlying the Parent Board determination that an Intervening Event has occurred (including the rationale therefor), and (ii) following the end of such Intervening Event Notice Period (it being agreed that in the event after the commencement of the Intervening Event Notice Period, there is any material development with respect to an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Intervening Event Notice Period subsequent to the time Parent notifies the Company of any such material revision (it being understood that there may be multiple extensions)), the Parent Board determines in good faith, after consulting with outside legal counsel, that the failure to make a Change in Recommendation would reasonably be expected to result in a breach of the Parent Board’s fiduciary duties under applicable Law. If requested by the Company, Parent and its representatives shall, during the Intervening Event Notice Period, negotiate with the Company in good faith to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation.

(c)         Within one (1) Business Day following the execution of this Agreement, Parent shall approve and adopt this Agreement and approve the Mergers and the other Transactions, as the sole stockholder of Merger Sub I and as the sole member of Merger Sub II.

Section 7.03        Access to Information; Confidentiality.

(a)         From the date of this Agreement until the First Effective Time, the Company and Parent shall (and shall cause their respective subsidiaries to): (i) provide to the other Party (and the other Party’s Representatives) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required to provide access to or disclose information where the access or disclosure would (x) violate any legally binding obligation to a third party with respect to confidentiality, non-disclosure or privacy, (y) jeopardize the protection of attorney-client privilege or (z) contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such inconsistency, conflict, jeopardy or contravention).

(b)         All information obtained by the Parties pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement, dated February 16, 2023 (the “Confidentiality Agreement”), between Parent and the Company, as the same may be further amended or supplemented, the terms of which are incorporated herein by reference.

(c)         Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any Tax advisor as is reasonably necessary regarding the structure and Tax treatment of the Transactions and may disclose to such advisor, as is reasonably necessary, the structure and Tax treatment of the Transactions and all materials (including any Tax analysis) that are provided relating to such structure or treatment, in each case, in accordance with the Confidentiality Agreement.

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Section 7.04        Exclusivity.

(a)          From the date of this Agreement and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause the Company Subsidiaries and its and their respective Representatives not to, directly or indirectly, (A) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or encourage (including by way of furnishing non-public information) or respond to or facilitate any inquiries, offers or proposals (written or oral) by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any direct or indirect sale or purchase, in a single transaction or a series of related transactions, of any assets of the Company or any of the Company Subsidiaries or any shares, capital stock or other equity securities of the Company or any of the Company Subsidiaries, whether by way of merger, conversion, consolidation, purchase or issuance of equity securities, liquidation, dissolution, initial public offering, tender offer or other similar transaction involving the Company or any of the Company Subsidiaries (an “Alternative Transaction”), other than with the other Parties and their respective Representatives, (B) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, (C) enter into any contract or other arrangement or understanding regarding an Alternative Transaction, (D) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, I approve, endorse or recommend, or propose publicly to approve, endorse or recommend an Alternative Transaction, (E) prepare or take any steps in connection with a public offering of any Equity Interests of the Company or any of the Company Subsidiaries or (F) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Equity Interests of the Company or any of the Company Subsidiaries; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 7.04(a). The Company shall, and shall cause the Company Subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. If the Company or any of its subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than three (3) Business Days after the Company becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transactions that prohibits such Party from considering such inquiry or proposal and notify Parent of the receipt of an Alternative Transaction including a summary of the material terms and conditions of such Alternative Transaction, unless the Company is bound by a previously executed confidentiality agreement that prohibits such disclosure (in which case, the Company will use reasonable best efforts to seek a waiver of any applicable confidentiality restrictions). Without limiting the foregoing, Company agrees that any violation of the restrictions set forth in this Section 7.04(a) by it or any of the Company Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.04(a) by the Company.

(b)         From and after the date hereof until the First Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, (i) Parent shall not, and shall direct its Representatives acting on its behalf not to, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or encourage or submit an indication of interest for, any inquiries, proposals or offer to a person (including any financial investor or group of financial investors) concerning any direct or indirect sale or purchase, in a single transaction or a series of related transactions, of any assets of Parent or any capital stock or other equity securities of Parent, whether by way of merger, conversion, consolidation, purchase or issuance of equity securities or other similar transaction (“Parent Acquisition Proposal”), or (B) participate in any negotiations relating to a Parent Acquisition Proposal and (ii) Parent shall, and shall cause its Representatives to, (A) terminate immediately any negotiations with any Person relating to a Parent Acquisition Proposal and (B) promptly advise the Company in writing of any proposal regarding a Parent Acquisition Proposal that it has received (it being understood that Parent shall not be required to inform the Company of the identity of the person making such proposal or the material terms thereof).

Section 7.05        Stock Incentive Plan. Parent shall, prior to the First Effective Time, approve and adopt a new equity incentive plan in the form to be determined by the Company with the consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed) (the “Stock Incentive Plan”) to be effective in connection with the Closing, and which shall provide for an aggregate share reserve thereunder equal to (a) such number of shares

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of Parent Class A Common Stock sufficient to satisfy all Company Options plus (b) no more than fifteen percent (15%) of Parent’s fully-diluted outstanding stock immediately after the Closing. The Stock Incentive Plan shall also include a customary five percent (5%) evergreen provision.

Section 7.06        Directors’ and Officers’ Indemnification; D&O Tail.

(a)         To the fullest extent permitted under applicable Law, the Parent Organizational Documents shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Organizational Documents and the Parent Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the First Effective Time, were directors, officers, members, managers, employees, fiduciaries or agents of the Company or Parent (each such individual, a “D&O Indemnified Person”), unless such modification shall be required by applicable Law.

(b) Parent agrees that with respect to the provisions of the Company Organizational Documents or in any other documents relating to indemnification, advancement or expense reimbursement, such provisions shall survive the Transactions, shall, subject to applicable Law, continue in full force and effect from and after the First Effective Time, and shall not be amended, repealed or otherwise modified for a period of six (6) years from the First Effective Time in any manner that would affect adversely the rights thereunder for periods prior to the First Effective Time of a D&O Indemnified Person, unless such modification shall be required by applicable Law. The Company agrees that with respect to the provisions of the constitution, articles, bylaws, limited liability company agreements or other equivalent documents of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall survive the Transactions, shall continue in full force and effect from and after the First Effective Time, and shall not be amended, repealed or otherwise modified for a period of six (6) years from the First Effective Time in any manner that would affect adversely the rights thereunder for periods prior to the First Effective Time of a D&O Indemnified Person, unless such modification shall be required by applicable Law.

(c)         For a period of six (6) years from the First Effective Time and until a final, non-appealable resolution of any such claims pending as of six (6) years from the First Effective Time, Parent agrees that it shall indemnify and hold harmless each present and former director, officer, member, manager, employee, fiduciary and agent of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company would have been permitted under applicable Law or the Company Organizational Documents or in any other documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). To the maximum extent permitted by applicable Law, during such period, Parent shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the Company Organizational Documents or other applicable agreements as in effect immediately prior to the First Effective Time.

(d)         Each of Parent and the Second Surviving Company shall purchase (which shall be paid for in full by the Company) and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by the Company or Parent as of the Closing with respect to matters occurring prior to the First Effective Time. The D&O Tail shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the policy in effect immediately prior to the First Effective Time for the benefit of the Company’s directors and officers, and shall remain in effect for the six (6)-year period following the Closing.

(e)         If Parent or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any person, then in each such case, proper provisions shall be made so that the successors or assigns of Parent shall assume all of the obligations set forth in this Section 7.06.

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Section 7.07        Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any event that such Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.08        Further Action; Reasonable Best Efforts.

(a)         Upon the terms and subject to the conditions of this Agreement, aside from the requirements set forth in Section 7.10, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the others, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as necessary for the consummation of the Transactions and to fulfill the conditions thereto. In case, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)         Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 7.09        Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the applicable securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Parent shall consider such comments in good faith. The Company, on the one hand, and Parent, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any Party) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by the applicable securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders and such other matters as may be reasonably necessary for such press release or filing. Between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Stock Market, each of Parent and the Company shall each use its reasonable best efforts to consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement or any of the

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Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) except to the extent required by applicable Law or stock exchange rules, in which case the disclosing party shall, to the fullest extent permitted by applicable Law, first allow the other Party to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith; provided that the foregoing shall not restrict or prohibit the Company from making any announcement to its employees, customers, suppliers and other business relations to the extent the Company reasonably determines in good faith that such announcement is necessary or advisable. Furthermore, nothing contained in this Section 7.09 shall prevent Parent or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their direct or indirect current or prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 7.09.

Section 7.10        Stock Exchange Listing. From the date hereof through the First Effective Time, Parent shall use reasonable best efforts to ensure Parent remains listed as a public company on the Nasdaq Stock Market and shall prepare and submit to the Stock Exchange (which such Stock Exchange shall be mutually agreed (such agreement not to be unreasonably withheld, conditioned or delayed by any Party) between Parent and the Company) a listing application in connection with the transactions contemplated by this Agreement, covering the shares of Parent Class A Common Stock to be issued in connection with the Transactions, and shall use reasonable best efforts to obtain approval for the listing of such shares of Parent Class A Common Stock on the Stock Exchange and the change of Parent’s trading ticker to a ticker to be determined by the Company, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately prior to the First Effective Time, and the Company shall, and shall cause the Company Subsidiaries to, reasonably cooperate with Parent with respect to such listing and change.

Section 7.11        Antitrust.

(a)         To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and Parent each (if applicable) shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act; provided that Parent and the Company shall each be responsible for fifty percent (50%) of the filing fee for the notification and report forms filed under the HSR Act. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period (to the extent that early termination is available under the HSR Act at such time); provided for under the HSR Act. For the avoidance of doubt, Parent agrees to take (and cause its Affiliates to take) as promptly as practicable any and all steps or actions and make any and all commitments that may be necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any Governmental Authority, in each case, with competent jurisdiction, so as to enable the Parties to consummate the Transactions as promptly as practicable following the date of this Agreement (and in any event, prior to the Outside Date such that the Parties hereto have sufficient time to consummate the Closing in advance of the Outside Date), including committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale or disposition of such assets or businesses as are required to be divested, terminating, modifying or assigning existing relationships, contracts or obligations of Parent or any of its Affiliates and, from and after the Closing, the Company and the Company Subsidiaries, changing or modifying any course of conduct regarding future operations of Parent or any of its Affiliates and, from and after the Closing, the Company and the Company Subsidiaries, or entering into such other arrangements as are necessary or advisable, in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any order that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated hereby as promptly as practicable.

(b)         Parent and the Company each shall use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such Party from, or given by such Party to, any Governmental Authority

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and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.11(b) may be restricted to outside counsel and may be redacted (A) to remove references concerning the valuation of the Company, and (B) as necessary to comply with contractual arrangements.

(c)         No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.12        Trust Account. As of the First Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period as contained in the Parent Certificate of Incorporation will be terminated and Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Mergers or otherwise, and no stockholder of Parent shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the First Effective Time, Parent shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and use commercially reasonable efforts to cause the Trustee prior to the First Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Parent (to be held as available cash for immediate use on the balance sheet of Parent, and to be used (a) to pay the Company’s and Parent’s unpaid transaction expenses in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.13        Tax Matters.

(a)         Each of the Parties intends that the Transactions qualify for the Intended U.S. Tax Treatment. No Party shall, and shall not permit or cause any Affiliate to, take (or fail to take) any action or cause any action to be taken (or to fail to be taken) (in each case other than any action provided for or prohibited by this Agreement and/or any other Transaction Document) that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment; provided that the foregoing will not require a material change to the conduct of the business of the Company between the date of this Agreement and the Closing Date. If, in connection with the preparation and filing of the Proxy Statement/Registration Statement, the SEC requires any opinion to be provided in respect of the Tax consequences of or related to the Transactions: (i) to the extent such opinion is with respect to the Intended U.S. Tax Treatment or other Tax consequences of the Transactions to equityholders of the Company, the Company shall use reasonable best efforts to cause such opinion (as so required by the SEC) to be provided, subject to customary assumptions and limitations, by its Tax advisors or counsel, and (ii) to the extent such opinion is with respect to the Tax consequences of the Transactions to equityholders of the Parent and not otherwise not covered in (i), Parent shall use reasonable best efforts to cause such opinion (as so required by the SEC) to be provided, subject to customary assumptions and limitations, by its Tax advisors or counsel. Each of the Parties shall use reasonable best efforts to, and to cause its Affiliates to, cooperate with one another and their respective Tax advisors or counsel in connection with the issuance of an opinion described under this Section 7.13(a), including, upon the reasonable request of any Tax advisors or counsel, using reasonable best efforts to deliver to such Tax advisors or counsel certificates (dated as of the necessary date and signed by an officer of each such Party or its Affiliates) containing such customary representations as are reasonably necessary or appropriate for such Tax advisors or counsel to render such opinion.

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(b)         For U.S. federal income Tax purposes, each of Parent, Merger Sub I, Merger Sub II and the Company and their respective Affiliates intend that this Agreement be, and is hereby adopted as, the “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(c)         The Parties shall, and shall cause their respective Affiliates to, prepare and file all Tax Returns consistent with the foregoing provisions of this Section 7.13 and shall not, and shall cause their respective Affiliates to not, take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, in each case unless otherwise required by applicable Law. The Parties hereto shall cooperate with each other and their respective counsel, accountants, and other advisors to document the Tax treatment of transactions contemplated by this Agreement consistently with the Intended U.S. Tax Treatment, and each Party shall use reasonable best efforts to notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the transactions contemplated by this Agreement may not qualify for the Intended U.S. Tax Treatment.

(d)         At or prior to the Closing, the Company shall deliver to Parent a duly executed certificate and notice in compliance with Treasury Regulation Section 1.1445-2(c) and 1.897-2(h), certifying that the Company is not, and has not been at any time during the five (5)-year period ending on the Closing Date, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations thereunder. After the Closing, Parent shall mail the notice referred to above to the Internal Revenue Service within the time frame provided in Treasury Regulation Section 1.897-2(h)(2)(v).

Section 7.14        Stockholder Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any other Transaction Document, the Transactions or any matters relating thereto (collectively, the “Stockholder Litigation”) commenced against, in the case of Parent, Parent or any of its Representatives or, in the case of the Company, the Company, any Company Subsidiary or any of their respective Representatives. Parent and the Company shall each (i) keep the other reasonably informed regarding any Stockholder Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Stockholder Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Stockholder Litigation, (iii) consider in good faith the other’s advice with respect to any such Stockholder Litigation and (iv) reasonably cooperate with each other with respect to any Stockholder Litigation; provided, however, that in no event shall (x) Parent or any of its Representatives settle or compromise any Stockholder Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) or (y) the Company, any Company Subsidiary or any of their respective Representatives settle or compromise any Stockholder Litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Section 7.15        Unaudited Financial Statements; PCAOB Audited Financial Statements. The Company has delivered true and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2021, and December 31, 2022, and the PCAOB Audited Financial Statements. The Company shall use its commercially reasonable efforts to deliver to Parent, as soon as reasonably practicable, the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit and cash flow of the Company as of and for the three-month period ended March 31, 2023 (the “Q1 Financials”), together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant. If the First Effective Time has not occurred on or prior to August 9, 2023, the Company shall use its commercially reasonable efforts to deliver to Parent, as soon as reasonably practicable, comparable unaudited financial statements and auditor’s report thereon as of and for the six month period ended June 30, 2022 (the “Q2 Financials”), which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant. The representations and warranties set forth in Section 4.07 shall be deemed to apply to the Q1 Financials and the Q2 Financials with the same force and effect as if made as of the date of this Agreement.

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Section 7.16        Company Stockholder Approval.

(a)         As promptly as reasonably practicable (but in any event no later than forty-five (45) days following the date by which the Registration Statement has been declared effective by the SEC (the “SEC Clearance Date”)), the Company shall (x) call and hold a meeting of the Company Holders for the purpose of approving: (i) this Agreement, the other Transaction Documents (to which the Company is or will be a party) and the Transactions (including the Mergers), (ii) the Company COI Amendment, and in each case with respect to clauses (i) and (ii) shall obtain approval from Company Holders holding at least a majority of the Company Common Stock (the “Company Stockholder Transaction Approval”), and (iii) the AIM Cancellation, in such case the Company shall obtain the consent of not less than seventy-five percent (75%) of the votes cast by Company Holders at such meeting in accordance with Rule 41 of the AIM Rules (the “Company Stockholder AIM Consent”); (y) through the Company Board, recommend to its stockholders that they approve the Company Stockholder Transaction Approval and the Company Stockholder AIM Consent (the “Company Board Recommendation”) and (z) include the Company Board Recommendation in the notice of meeting delivered to Company Holders. The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation.

(b)         The Company shall (i) as promptly as reasonably practicable after the date hereof, notify the London Stock Exchange in accordance with Rule 41 of the AIM Rules that it wishes to implement the AIM Cancellation, subject to the Company Stockholder AIM Consent, and (ii) at least twenty (20) clear Business Days prior to the Closing Date, inform the London Stock Exchange in accordance with Rule 41 of the AIM Rules that the AIM Cancellation shall become effective on the Closing Date or as soon as practicable thereafter (unless otherwise mutually agreed by the Parties).

Section 7.17        Post-Closing Directors and Officers. Except as otherwise agreed in writing by Parent and the Company prior to the Closing, and conditioned upon occurrence of the Closing, subject to any limitation imposed under applicable Laws and Stock Exchange listing requirements, Parent and the Company shall take all actions necessary or appropriate such that immediately following the Closing:

(a)         the Parent Board shall consist of seven (7) directors, which shall initially include:

(i)          one (1) director nominee to be designated by Sponsor pursuant to written notice to the Company as soon as reasonably practicable following the date of this Agreement and in any event prior to the SEC Clearance Date (subject to the reasonable acceptance of the Company not to be unreasonably withheld, conditioned or delayed); provided that if such nominee (x) is unable for any reason to serve on the Parent Board, a replacement individual shall be selected by Sponsor and (y) following the Closing resigns or for any reason is unable to continue serving on the Parent Board for the remainder of the term of the appointment, a replacement individual shall by selected by the Sponsor to serve the remainder of the term; provided, further, that the Sponsor is a third-party beneficiary of this Section 7.17(a)(i);

(ii)         six (6) director nominees to be designated by the Company pursuant to written notice to Parent as soon as reasonably practicable following the date of this Agreement and in any event prior to the SEC Clearance Date;

(iii)        in each case, who shall serve in such capacity in accordance with the terms of the Parent’s Organizational Documents following the First Effective Time;

(b)         the Parent Board shall have a majority of “independent” directors in accordance with the listing requirements of the Stock Exchange, each of whom shall serve in such capacity in accordance with the terms of the Parent’s Organizational Documents following the First Effective Time; and

(c)         the officers of Parent at the First Effective Time shall be as set forth on Section 7.17(c) of the Company Disclosure Schedule, and such officers shall serve in such capacity in accordance with the terms of Parent’s Organizational Documents and the DGCL.

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ARTICLE VIII

CONDITIONS TO THE MERGERs

Section 8.01         Conditions to the Obligations of Each Party. The obligations of the Company, Parent, Merger Sub I and Merger Sub II to consummate the Transactions are, subject to the satisfaction or waiver (where permissible and by the Party for whose benefit such condition exists) at or prior to the Closing, of the following conditions:

(a)         Parent Stockholders’ Approval. The Parent Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Parent in accordance with the Proxy Statement, the DGCL, the Parent Organizational Documents and the rules and regulations of the Nasdaq Stock Market.

(b)         Company Holders’ Approval. The Company Stockholder Transaction Approval shall have been obtained in accordance with Section 7.16.

(c)         No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(d)         Antitrust Approval and Waiting Period. All required filings and/or notifications required: (i) under any application for authorization or regulatory process; and (ii) under the applicable Antitrust Laws shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the applicable Antitrust Laws shall have expired or been terminated (to the extent that early termination is available under the HSR Act at such time).

(e)         Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f)          Stock Exchange Listing. Either (i) Parent shall not have been delisted from Nasdaq Stock Market or (ii) the Parent’s listing on the Stock Exchange shall have been conditionally approved and, immediately following the Closing, Parent shall satisfy any applicable initial and continuing listing requirements of the Stock Exchange and shall not have any outstanding notice of non-compliance, and the Parent Class A Common Stock shall have been approved for listing on the Stock Exchange.

Section 8.02        Conditions to the Obligations of Parent, Merger Sub and Merger Sub II. The obligations of Parent to consummate the Transactions are subject to the satisfaction or waiver (where permissible and by the Party for whose benefit such condition exists) at or prior to the Closing of the following additional conditions:

(a)         Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.04 (Authority Relative to this Agreement), Section 4.08(b) (Absence of Certain Changes or Events) and Section 4.22 (Brokers) shall each be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The representations and warranties of the Company contained in Section 4.03 (Capitalization), shall each be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individuals or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

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(b)         Agreements and Covenants. The Company shall have performed or complied (or any non-performance or non-compliance shall have been cured) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)         Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d)         Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)         Ancillary Agreements. The Company shall have delivered, or caused to be delivered, the Ancillary Agreements duly executed by all such parties thereto (excluding Parent and Sponsor).

(f)          Payment Spreadsheet. The Company shall have delivered to Parent the Payment Spreadsheet and related certification in accordance with Section 3.01(a).

(g)         AIM Cancellation. AIM Cancellation shall have become effective by way of the Company Stockholder AIM Consent in accordance with Section 7.16.

Section 8.03        Conditions to the Company’s Obligations. The obligations of the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible and by the Party for whose benefit such condition exists) at or prior to the Closing of the following additional conditions:

(a)         Representations and Warranties. The representations and warranties of Parent, Merger Sub I and Merger Sub II contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization) (other than Section 5.03(a)), Section 5.04 (Authority Relative to this Agreement), Section 5.08(b) (Business Activities; Absence of Certain Changes or Events) and Section 5.12 (Brokers) shall each be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The representations and warranties of Parent, Merger Sub I and Merger Sub II contained in Section 5.03(a) (Capitalization), shall each be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). All other representations and warranties of Parent, Merger Sub I and Merger Sub II contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individuals or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)         Agreements and Covenants. Parent shall have performed or complied (or any non-performance or non-compliance shall have been cured) in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)         Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d)         Material Adverse Effect. No Parent Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)         Ancillary Agreements. Parent shall have delivered, or caused to be delivered, the Ancillary Agreements duly executed by Parent and/or Sponsor (as applicable).

(f)          Resignations. Parent shall have delivered, or cause to be delivered, duly executed letters of resignation from each director and officer of Parent set forth in Section 8.03(f) of the Parent Disclosure Schedule.

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ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01        Termination. This Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Closing:

(a)         by mutual written consent of Parent and the Company;

(b)         by either Parent or the Company if the First Effective Time shall not have occurred prior to September 30, 2023 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c)         by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and non-appealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d)         by either Parent or the Company if any of the Parent Proposals shall fail to receive the Required Parent Stockholder Approval at the Parent Stockholders’ Meeting;

(e)          by Parent if any of the representations or warranties set forth in Article IV shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company, set forth in this Agreement, such that the conditions set forth in Section 8.02(a) or 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Parent has not waived such Terminating Company Breach and Parent, Merger Sub I and Merger Sub II are not then in breach of their representations, warranties, covenants or agreements in this Agreement so as to prevent the condition to closing set forth in Section 8.03(a) or Section 8.03(b) from being satisfied; provided, further, that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 9.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Parent to the Company;

(f)          by the Company if any of the representations or warranties set forth in Article V shall not be true and correct or if Parent, Merger Sub I or Merger Sub II has failed to perform any covenant or agreement on the part of Parent, Merger Sub I or Merger Sub II set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied (“Terminating Parent Breach”); provided that the Company has not waived such Terminating Parent Breach and the Company is not then in breach of its respective representations, warranties, covenants or agreements in this Agreement so as to prevent the condition to closing set forth in Section 8.02(a) or Section 8.02(b) from being satisfied; provided, further, that, if such Terminating Parent Breach is curable by Parent, the Company may not terminate this Agreement under this Section 9.01(f) for so long as Parent continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Parent;

(g)         by Parent if the Company Requisite Approvals shall not have been obtained within two (2) Business Days after the SEC Clearance Date; or

(h)         by the Company prior to obtaining the Required Parent Stockholder Approval if the Parent Board (i) shall have made a Change in Recommendation or (ii) shall have failed to include the Parent Recommendation in the Proxy Statement distributed to the stockholders of Parent.

Section 9.02         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no Liability or obligation under this Agreement on the part of any Party hereto, except as set forth in Section 7.03(a), Section 7.03(b), this Section 9.02 or Article X and any corresponding definitions set forth in Article I (to the extent relating to the foregoing), which shall survive such termination and remain valid and binding obligations of the Parties. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 9.01 shall not affect (i) any Liability on the part of any Party for any willful material breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any person’s Liability under any Subscription Agreement, any Confidentiality Agreement or any Ancillary Agreement to which he, she or it is a party to the extent arising from a claim against such person by another person party to such agreement on the terms and subject to the conditions thereunder.

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Section 9.03        Amendment. This Agreement may be amended in writing by the Parties hereto at any time prior to the First Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

Section 9.04        Waiver. At any time prior to the First Effective Time, (a) Parent may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of Parent, Merger Sub I or Merger Sub II, (ii) waive any inaccuracy in the representations and warranties of Parent, Merger Sub I or Merger Sub II contained herein or in any document delivered by Parent, Merger Sub I or Merger Sub II pursuant hereto and (iii) waive compliance with any agreement of Parent, Merger Sub I or Merger Sub II or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.01      Notices. All notices (including notices for consent under this Agreement), requests, claims, demands and other communications hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) (including with a copy) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, mail or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email. All such communications shall be sent to the following addresses, or to such other addresses as any party may inform the others by giving five (5) Business Days’ prior written notice pursuant to this Section 10.01:

if to Parent:

Rosecliff Acquisition Corp. I
767 5th Avenue 34th Floor
New York, New York 10153
Attention: Michael P. Murphy
Email: mm@rosecliffspac.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom, LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071-3144
Attention: P. Michelle Gasaway
Email: michelle.gasaway@skadden.com

Skadden, Arps, Slate, Meagher & Flom, LLP
One Manhattan West
New York, New York 10001
Attention: Sean C. Coburn
Email: sean.coburn@skadden.com

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if to the Company:

Spectral MD Holdings, Ltd.
2515 McKinney Avenue, Suite 1000
Dallas, TX 75204
Attention: Vincent S. Capone
Email: capone@spectralmd.com

with a copy (which shall not constitute notice) to:

Reed Smith LLP
599 Lexington Avenue
26th Floor
New York, NY 10022
Attention: Herbert F. Kozlov
Email: hkozlov@reedsmith.com

and

Reed Smith LLP
2850 N. Harwood St.
Suite 1500
Dallas, TX 75201
Attention: Lynwood Reinhardt
Email: lreinhardt@reedsmith.com

Section 10.02      Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.03      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04      Entire Agreement; Successors and Assigns. This Agreement (including the Disclosure Schedules and the Exhibits, schedules and annexes hereto and thereto) and the Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations pursuant to this Agreement without the prior written consent of the other Parties. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.04 shall be void ab initio.

Section 10.05      No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Parties, any right or remedies under or by reason of this Agreement; except (x) as provided in Section 7.06 and rights of directors on the Parent Board and (y) Sponsor is a third party beneficiary of Section 7.17. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties and may represent an allocation of risk among

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the Parties associated with particular matters regardless of the knowledge of any of the Parties. Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.06      Disclosure Schedules. The Company Disclosure Schedule, the Parent Disclosure Schedule (collectively, the “Disclosure Schedules”) and the Exhibits and Schedules attached hereto and thereto shall be construed with, and as an integral part of, this Agreement. Each capitalized term used in any Exhibit, Schedule or Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. The Disclosure Schedules have been arranged in numbered and lettered sections and subsections corresponding to the applicable numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the applicable Disclosure Schedule shall constitute an exception to, or as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes reference and shall also be deemed to be constructively disclosed or set forth in any other section in such Disclosure Schedule relating to other sections of this Agreement to the extent a cross-reference is expressly made to such other section in such Disclosure Schedule or to the extent that the relevance of such item as an exception to, or as applicable, disclosure for the purposes of, another section of this Agreement is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to, or is disclosed for the purposes of, such other section of this Agreement. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed hereby. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Company Material Adverse Effect,” “Parent Material Adverse Effect” or other similar terms in this Agreement. The inclusion of any item in the Disclosure Schedules shall not constitute an admission by the Company or Parent, as applicable, that such item is or is not material. No disclosure in any Disclosure Schedule relating to any possible breach or violation of any contract, Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The Disclosure Schedules and the information contained in the Disclosure Schedules are intended only to qualify or provide disclosure for the purposes of the applicable representations, warranties and covenants contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants.

Section 10.07      Governing Law; Consent to Jurisdiction.

(a)         This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

(b)         With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement or the Transactions, each of the Parties: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts” and, individually, each a “Chosen Court”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Action brought against a party in another jurisdiction by an independent third person, it shall not bring any Action directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any action or proceeding so brought. Each Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.01. Nothing in this Section 10.07, however, shall affect the right of any person to serve legal process in any other manner permitted by Law.

Section 10.08      Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO (A) ARISING UNDER THIS AGREEMENT OR UNDER ANY TRANSACTION DOCUMENT

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OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.08.

Section 10.09      Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.10      Counterparts; Effectiveness. This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 10.11      Fees and Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions, whether or not the Transactions are consummated, including all fees of its legal counsel, financial advisors, auditors and accountants; provided, however, that if the Closing shall occur, Parent shall pay or cause to be paid, the Company Expenses and Parent Expenses in accordance with Section 3.03. For the avoidance of doubt, any payments to be made (or to cause to be made) by Parent pursuant to this Section 10.11 shall be paid upon the consummation of the Mergers and release of proceeds from the Trust Account, subject to the provisions of this Agreement.

Section 10.12      Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (which, for the avoidance of doubt, includes the Parties’ obligation to consummate the Mergers), in addition to any other remedy to which they are entitled at Law or in equity and (ii) the right to specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on any basis, including the basis that any other Party has an adequate remedy at Law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at Law or in equity. Any Party seeking: (A) an injunction or injunctions to prevent breaches of this Agreement; (B) to enforce specifically the terms and provisions of this Agreement; and/or (C) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.

Section 10.13      No Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.13. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing

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source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance or breach and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.13. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

Section 10.14      Legal Representation; Conflicts Waiver.

(a)          The Company, on behalf of itself and its directors, members, partners, officers, employees and Affiliates, and its and their respective successors and assigns (all such parties, the “Company Waiving Parties”), hereby irrevocably acknowledge and agree that all communications, written or oral, between or among Parent, Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates and its counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (or any successor), made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Transaction Document or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company and the Company Subsidiaries notwithstanding this Agreement and the Transactions, and instead survive, are assigned to, remain with and are controlled by Sponsor (the “Parent Privileged Communications”), without any waiver thereof. The Company, on behalf of itself and the Company Waiving Parties, hereby further agree (i) that no person may use or rely on any of the Parent Privileged Communications, whether located in the records or email server of Parent or otherwise (including in the knowledge of the officers and employees), in any dispute or Proceedings against or involving any of the Parties after the Closing, (ii) not to assert that any privilege has been waived as to the Parent Privileged Communications, whether located in the records or email server of Parent or otherwise (including in the knowledge of the officers and employees) and (iii) not to take any action that would result in any subsequent waiver of the privilege respecting the Parent Privileged Communications.

(b)          Parent, on behalf of its itself, Sponsor, Merger Sub I, Merger Sub II and its and their respective directors, stockholders, partners, officers, employees and Affiliates and its and their respective successors and assigns (all such parties, the “Parent Waiving Parties”), hereby irrevocably acknowledge and agree that all communications, written or oral, between or among the Companies or any of their respective directors, members, partners, officers, employees or Affiliates and their counsel, including Reed Smith LLP (or any successor), made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Transaction Document or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to Parent notwithstanding this Agreement and the Transactions, and instead survive, are assigned to, remain with and are controlled by the applicable equityholders of the Company (the “Company Privileged Communications”), without any waiver thereof. Parent, on behalf of itself and the Parent Waiving Parties, hereby further agrees (i) that no person may use or rely on any of the Company Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees), in any dispute or Proceedings against or involving any of the Parties after the Closing, (ii) not to assert that any privilege has been waived as to the Company Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees) and (iii) not to take any action that would result in any subsequent waiver of the privilege respecting the Company Privileged Communications.

(c)         The Company, on behalf of itself and the Company Waiving Parties, hereby acknowledges that Skadden, Arps, Slate, Meagher & Flom LLP has acted as counsel for Parent and Sponsor (the “Parent Parties”) in connection with the negotiations, preparation, execution and delivery of this Agreement and the consummation of

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the Transactions (the “Parent Engagement”) and not as counsel for any other person, including the Company or any of its Affiliates. Only the Parent Parties shall be considered clients of Skadden, Arps, Slate, Meagher & Flom LLP in the Parent Engagement. Each Party agrees that Skadden, Arps, Slate, Meagher & Flom LLP shall be permitted, without the need for any future waiver or consent, to represent any of the Parent Parties or any person entitled to indemnification by Parent hereunder from and after the Closing in connection with any matters, including the Parent Engagement, contemplated by this Agreement, the Transaction Documents and any other agreements referenced herein or therein or any disagreement or dispute relating thereto, and may in connection therewith represent the agents or Affiliates of the Parent Parties or any persons entitled to indemnification by Parent hereunder in any of the foregoing cases, including in any dispute, litigation or other adversary proceeding against, with or involving the Company, any Company Subsidiary or any of their agents or Affiliates. The Company shall not, and shall cause the Company Subsidiaries and its Affiliates not to, seek or have Skadden, Arps, Slate, Meagher & Flom LLP disqualified from any such representation based upon the prior representation of the Parent Parties thereby. Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of the Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 10.14(c) shall not be deemed exclusive of any other rights to which Skadden, Arps, Slate, Meagher & Flom LLP is entitled whether pursuant to law, contract or otherwise.

(d)          Parent, on behalf of itself and the Parent Waiving Parties, hereby acknowledges that Reed Smith LLP has acted as counsel for the Company, the Company Subsidiaries and their respective equityholders (the “Company Parties”) in connection with the negotiations, preparation, execution and delivery of this Agreement and the consummation of the Transactions (the “Company Engagement”) and not as counsel for any other person, including Parent, Sponsor, Merger Sub I, Merger Sub II or any of their Affiliates (including the First Surviving Company or the Second Surviving Company). Only the Company Parties shall be considered clients of Reed Smith LLP in the Company Engagement. Each Party agrees that Reed Smith LLP shall be permitted, without the need for any future waiver or consent, to represent any of the Company Parties or any person entitled to indemnification by the Company hereunder from and after the Closing in connection with any matters, including the Company Engagement, contemplated by this Agreement, the Transaction Documents and any other agreements referenced herein or therein or any disagreement or dispute relating thereto, and may in connection therewith represent the agents or Affiliates of the Company Parties or any persons entitled to indemnification by the Company hereunder in any of the foregoing cases, including in any dispute, litigation or other adversary proceeding against, with or involving Parent, Sponsor, Merger Sub I, Merger Sub II, the First Surviving Company or the Second Surviving Company or any of their agents or Affiliates. Parent shall not, and shall cause the Second Surviving Company and its Affiliates not to, seek or have Reed Smith LLP disqualified from any such representation based upon the prior representation of the Company Parties thereby. Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of the Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 10.14(d) shall not be deemed exclusive of any other rights to which Reed Smith LLP is entitled whether pursuant to law, contract or otherwise.

Section 10.15      Release.

(a)         Company Release. The Company, on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the equityholders of the Company, the Company Subsidiaries and their respective predecessors, successors, subsidiaries and Affiliates and any of their respective current and former officers, directors, employees, consultants, agents, representatives and advisors, in each case, from any and all liabilities and obligations of any kind or nature whatsoever that such person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case, whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the equityholders of the Company or the Company Subsidiaries, any person’s service as a director of the Companies and any acts or omissions of any person on behalf of the Companies.

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(b)         Parent Release. Parent, on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the holders of Parent Shares, including Sponsor, and their respective predecessors, successors, subsidiaries and Affiliates, and any of their respective current and former officers, directors, employees, consultants, agents, representatives and advisors, in each case, from any and all liabilities and obligations of any kind or nature whatsoever that such person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case, whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the holders of Parent Shares, any person’s service as a director or officer of Parent and any acts or omissions of any person on behalf of Parent.

[Signature Page Follows.]

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IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROSECLIFF ACQUISITION CORP. I
By:	/s/ Michael P. Murphy
Name:	Michael P. Murphy
Title:	Chief Executive Officer

GHOST MERGER SUB I INC.
By:	/s/ Michael P. Murphy
Name:	Michael P. Murphy
Title:	Chief Executive Officer

GHOST MERGER SUB II LLC
By:	/s/ Michael P. Murphy
Name:	Michael P. Murphy
Title:	Chief Executive Officer

SPECTRAL MD HOLDINGS, LTD.
By:	/s/ Wensheng Fan
Name:	Wensheng Fan
Title:	Chief Executive Officer

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EXHIBIT A

Form of Amended & Restated Registration Rights and Lock-Up Agreement

(See attached.)

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FORM OF

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

by and among

[SPECTRAL MD, INC.],

ROSECLIFF ACQUISITION SPONSOR I LLC,

TARGET HOLDERS,

DIRECTOR HOLDERS,

AND

INVESTOR STOCKHOLDERS

Dated as of [•], 2023

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THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2023, is made and entered into by and among [Spectral MD, Inc.], a Delaware corporation (the “Company”) (formerly known as Rosecliff Acquisition Corp I, a Delaware corporation), Rosecliff Acquisition Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), certain former stockholders of Spectral MD Holdings Ltd., a Delaware corporation (“Target”), set forth on Schedule 1 hereto (such stockholders, the “Target Holders”), Frank S. Edmonds and Heather Bellini (together with Michael P. Murphy and Brian Radecki, (collectively, the “Director Holders”), and the parties set forth on Schedule 2 hereto (collectively, the “Investor Stockholders” and, collectively with the Sponsor, the Target Holders, the Director Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, the Sponsor and the Director Holders are party to that certain Registration Rights Agreement, dated as of February 11, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of April 11, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Ghost Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub I”), Ghost Merger Sub II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Merger Sub II”) and the Target, pursuant to which, first, Merger Sub I merged with and into the Target (the “First Merger”), with the Target surviving the First Merger as a wholly owned subsidiary of the Company, and, second, the Target merged with and into Merger Sub II (the “Second Merger”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of the Company.

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Target Holders received shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, on the date hereof, the Investor Stockholders and certain other investors (such other investors, collectively, the “Third-Party Investor Stockholders”) purchased an aggregate of [•] shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of [•], 2023, entered into by and between the Company and each of the Investor Stockholders and the Third-Party Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 5.6 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and the Director Holders are Holders in the aggregate of at least a majority-in-interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company, the Sponsor and the Director Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1              Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 6.10.

“Additional Holder Common Stock” shall have the meaning given in Section 6.10.

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“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 6.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Director Holders” shall have the meaning given in the Preamble hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“First Merger” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Insider Letter” shall mean that certain letter agreement, dated as of February 11, 2021, by and among the Company, the Sponsor and each of the other parties thereto.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Investor Stockholders” shall have the meaning given in the Preamble hereto.

“Joinder” shall have the meaning given in Section 6.10.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Parties” shall mean Sponsor and the Target Holders and their respective Permitted Transferees.

“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the earlier of (i) the date that is 180 days after the Closing Date and (ii) (a) for 33.33% of the Lock-up Shares held by each Lock-up Party and their respective Permitted Transferees, the date on which the last reported sale price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least thirty (30) days after the Closing Date, and (b) for an additional 50% of the Lock-up Shares held by each Lock-up Party and their respective

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Permitted Transferees, the date on which the last reported sale price of the Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least thirty (30) days after the Closing Date. For the avoidance of doubt, the Lock-up Period for any Lock-up Shares for which the Lock-up Period has not ended on the date that is 180 days after the Closing Date shall end on such 180th day after the Closing Date.

“Lock-up Shares” shall mean with respect to (i) the Sponsor and its Permitted Transferees, the shares of Common Stock held by the Sponsor immediately following the Closing (other than the Investor Shares or shares of Common Stock acquired in the public market) and (ii) the Target Holders and their respective Permitted Transferees, the shares of Common Stock, Equity Awards and any other equity securities convertible into or exercisable or exchangeable for shares of Common Stock held by the Target Holders immediately following the Closing or shares of Common Stock issued with respect to or in exchange for Equity Awards on or after the Closing as permitted by this Agreement (other than the Investor Shares or shares of Common Stock acquired in the public market).

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub I” shall have the meaning given in the Recitals hereto.

“Merger Sub II” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean (a) with respect to the Sponsor and its respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and any other applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (b) with respect to the Target Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (c) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock and any other equity security of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement and any Investor Shares); (b) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the

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extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Stock; and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)      all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B)      fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)      printing, messenger, telephone and delivery expenses;

(D)      reasonable fees and disbursements of counsel for the Company;

(E)      reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)       in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Second Merger” shall have the meaning given in the Recitals hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

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“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Member” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor.

“Sponsor Manager[s]” shall mean the managing member[s] of Sponsor, including after the dissolution of Sponsor.

“Subscription Agreement” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Target” shall have the meaning given in the Preamble hereto.

“Target Holders” shall have the meaning given in the Preamble hereto.

“Third-Party Investor Stockholders” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1    Shelf Registration.

2.1.1    Filing. As soon as practicable but no later than forty-five (45) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

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2.1.2    Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3    Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the Sponsor, the Target Holders, the Investor Stockholders and the Director Holders.

2.1.4    Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, an Investor Stockholder or a Target Holder (any of the Sponsor, an Investor Stockholder or a Target Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $10 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, the Investor Stockholders and the Target Holders may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period, for an aggregate of not more than six (6) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5    Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock

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or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6    Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, an Investor Stockholder or a Target Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Investor Stockholders, the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, an Investor Stockholder or a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Investor Stockholder or such Target Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2    Piggyback Registration.

2.2.1    Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing

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such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2    Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)     if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b)     if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

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(c)     if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3    Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4    Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3    Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4    Block Trades; Other Coordinated Offerings.

2.4.1    Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $10 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2    Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

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2.4.3    Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4    The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5    A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

2.5    Restrictions on Registration Rights. If the Demanding Holders have requested an Underwritten Offering pursuant to this Agreement and in the good faith judgment of the majority of the Board such Underwritten Offering would be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer the undertaking of such Underwritten Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such offering for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligations in this manner more than once in any twelve (12) month period.

ARTICLE III

COMPANY PROCEDURES

3.1    General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1    prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4    prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to

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cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5    cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8    at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10  in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11  obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12  in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

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3.1.13  in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14  make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15  with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16  otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2    Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3    Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4    Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1    Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2    Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the

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Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3    Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4    The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate (taking into account any period of deferral pursuant to Section 2.5), for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5    Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1    Indemnification.

4.1.1    The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity to controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or

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necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3    Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5    If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

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ARTICLE V

LOCK-UP

5.1    Lock-Up. Subject to Section 5.2, each Lock-up Party agrees that it shall not Transfer any Lock-up Shares prior to the end of the Lock-up Period (the “Lock-up”).

5.2    Permitted Transferees. Notwithstanding the provisions set forth in Section 5.1, each Lock-up Party may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors, (iii) any direct or indirect partners, members or equity holders of such Lock-up Party, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, or (iv) any other Lock-up Party or any direct or indirect partners, members or equity holders of such other Lock-up Party, any affiliates of such other Lock-up Party or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) to the partners, members or equity holders of such Lock-up Party by virtue of the Lock-up Party’s organizational documents, as amended, upon dissolution of the Lock-up Party; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (g) to the Company; or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date. The parties acknowledge and agree that any Permitted Transferee of a Lock-up Party shall be subject to the transfer restrictions set forth in this ARTICLE V with respect to the Lock-Up Shares upon and after acquiring such Lock-Up Shares.

5.3    Termination of Existing Lock-Up. The lock-up provisions in this ARTICLE V shall supersede the lock-up provisions contained in Section 7 of the Insider Letter, which provisions in Section 7 of the Insider Letter shall be of no further force or effect as of the date of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1    Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Spectral MD Holdings, Ltd., 2515 McKinney Avenue, Suite 1000, Dallas, TX 75204, Attention: Vincent S. Capone or by email: capone@spectralmd.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2    Assignment; No Third Party Beneficiaries.

6.2.1    This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2    Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Target Holders, the Investor Stockholders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) each of the Target Holders shall be permitted to transfer its rights hereunder as the Target Holders to one or more

Annex A-85

affiliates or any direct or indirect partners, members or equity holders of such Target Holder (it being understood that no such transfer shall reduce or multiply any rights of such Target Holder or such transferees), (ii) each of the Investor Stockholders shall be permitted to transfer its rights hereunder as the Investor Stockholders to one or more affiliates or any direct or indirect partners, members or equity holders of such Investor Stockholder (it being understood that no such transfer shall reduce or multiply any rights of such Investor Stockholder or such transferees) and (iii) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including the Sponsor Members), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to its members (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees). Upon a transfer by the Sponsor pursuant to subsection (iii) to the Sponsor Members, the rights that are personal to the Sponsor shall be exercised by the Sponsor Members only with the consent of the Sponsor Managers.

6.2.3    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4    This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.

6.2.5    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3    Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4    Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK

6.5    TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6    Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Investor Stockholder so long as such Investor Stockholder and its respective affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Target Holder so long as such Target Holder and its respective affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No

Annex A-86

course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7    Other Registration Rights. Other than (i) the Third-Party Investor Stockholders who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of February 11, 2021 between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) the Sponsor, for so long as the Sponsor and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company, (ii) an Investor Stockholder, for so long as such Investor Stockholder and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company, and (iii) a Target Holder, for so long as such Investor Stockholder and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company; or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.8    Term. This Agreement shall terminate on the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

6.9    Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10  Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, subject to the prior written consent of each of the Sponsor, each Investor Stockholder and each Target Holder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

6.11  Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.12  Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

Annex A-87

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
[Spectral MD, Inc.] a Delaware corporation
By:
Name:
Title:
HOLDERS:
Rosecliff Acquisition Sponsor I LLC
By: Rosecliff Credit Opportunity Fund I, L.P., its Managing Member
By: Rosecliff Credit Opportunity Fund I GP, LLC, its General Partner
By:
	Name:	Michael P. Murphy
	Title:	Managing Member

Brian Radecki

Franklin S. Edmonds, Jr.

Heather Bellini

[Signature Page to Amended and Restated Registration Rights Agreement]

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TARGET HOLDERS
ELS 1960 Family, L.P. a [•] limited partnership
By:
Name:
Title:

Erich Spangenberg

Wensheng Fan

Richard John Cotton

Kevin Plant

Jeffrey Thatcher

Gerry Beaney

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex A-89

[Entity Investor Stockholder] a [•]
By:
Name:
Title:

[Individual Investor Stockholders]

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex A-90

Schedule 1

Target Holders

Erich Spangenberg

ELS 1960 Family, L.P.

Wensheng Fan

Richard John Cotton

Kevin Plant

Jeffrey Thatcher

Gerry Beaney

Annex A-91

Schedule 2

Investor Stockholders

[TO COME]

Annex A-92

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•], 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), among [•] a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
____________, 20__

[•]

By:
Name:
Its:

Annex A-93

EXHIBIT B

Form of Second Amended & Restated Parent Certificate of Incorporation

(See attached.)

Annex A-94

FINAL FORM

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ROSECLIFF ACQUISITION CORP I

The present name of the corporation is “Rosecliff Acquisition Corp I.” The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on November 17, 2020 (the “Original Certificate of Incorporation”). The Original Certificate of Incorporation was amended by a certificate of amendment filed by the corporation with the Secretary of State of the State of Delaware on December 22, 2022, and was amended and restated in its entirety by the filing of an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on February 11, 2021 (the “Amended and Restated Certificate of Incorporation”). This Second Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The Amended and Restated Certificate of Incorporation is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I.
NAME

The name of the corporation is [Spectral AI, Inc.] (the “Corporation”).

ARTICLE II.
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is [251 Little Falls Drive, Wilmington, Delaware 19808 in the County of New Castle]. The name of its registered agent at such address is [Corporation Service Company].

ARTICLE III.
PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. The Corporation is to have a perpetual existence.

ARTICLE IV.
CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is [•], which shall be divided into [•] classes as follows:

[[•] shares of common stock, par value $0.[•] per share (“Common Stock”); and

[•] shares of preferred stock, par value $0.[•] per share (“Preferred Stock”)].

Section 1.       Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Annex A-95

Section 2.       Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including, without limitation, thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 3.       Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock).

ARTICLE V.
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1.       Except as otherwise provided in this Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 2.       Except as otherwise provided in this Certificate of Incorporation, the number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. Beginning with the Corporation’s first annual meeting of stockholders, the directors, including any of those elected by the holders of any series of Preferred Stock, shall be elected to hold office for a term expiring at the next annual meeting of the stockholders of the Corporation and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Section 3.       Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

Annex A-96

Section 4.       Except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal. A vacancy in the Board shall be deemed to exist under this Certificate of Incorporation in the case of the death, removal, resignation or disqualification of any director.

Section 5.       During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Certificate of Incorporation (including any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and each such director shall cease to be qualified as (and shall cease to be) a director, and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 6.       The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Section 7.       Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE VI.
STOCKHOLDERS

Section 1.       Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by consent of the stockholders in lieu of a meeting); provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock.

Section 2.       Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time by the chairperson of the Board or a resolution adopted by the affirmative vote of the majority of the then-serving members of the Board, but such special meetings may not be called by stockholders or any other Person or Persons.

Section 3.       Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

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ARTICLE VII.
LIABILITY AND INDEMNIFICATION

Section 1.       To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2.       The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 3.       Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ARTICLE VIII.
EXCLUSIVE FORUM

Section 1.       Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, or employees, agents or stockholders arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, or employees, agents or stockholders governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Section 1 of this Article VIII is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this Section 1 of this Article VIII; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 2.       Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Notwithstanding the foregoing, the foregoing provisions of this Article VIII shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

ARTICLE IX.
CERTAIN STOCKHOLDER RELATIONSHIPS

Section 1.       In recognition and anticipation that members of the Board who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with

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those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 2.       No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 3 of this Article IX. Subject to Section 3 of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

Section 3.       The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 2 of this Article IX shall not apply to any such corporate opportunity.

Section 4.       In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy. The Board shall have final and conclusive authority to determine if a corporate opportunity shall be deemed a potential corporate opportunity for the Corporation.

Section 5.       Solely for purposes of this Article IX, “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

Section 6.       To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X.
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1.       The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons herein are granted by and pursuant to this Certificate of Incorporation in its current form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any

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affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation or any Certificate of Designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the then-outstanding stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article V, Article VI, Article VII, Article VIII, and this Article X.

Section 2.       The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The stockholders may also make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that notwithstanding any other provisions of this Certificate of Incorporation, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2∕3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE XI.
SEVERABILITY

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any section or paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

ARTICLE XII.
DEFINITIONS

As used in this Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger, consolidation, division or otherwise) of such entity.

“Securities Act” means the Securities Act of 1933, as amended.

* * * *

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IN WITNESS WHEREOF, Rosecliff Acquisition Corp I has caused this Certificate of Incorporation to be executed by its duly authorized officer on this [•] day of [•], 2023.

ROSECLIFF ACQUISITION CORP I
By:
Name:
Title:

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EXHIBIT C

Form of Amended & Restated Parent Bylaws

(See attached.)

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FINAL FORM

AMENDED AND RESTATED

BYLAWS OF

[SPECTRAL MD, INC.]

(A DELAWARE CORPORATION)

Amended and Restated

Bylaws of

[Spectral MD, Inc.]

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Annex A-104

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Article I — Corporate Offices

1.1    Registered Office.

The address of the registered office of [Spectral MD, Inc.] (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s second amended and restated certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2    Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II — Meetings of Stockholders

2.1    Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive offices.

2.2    Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.3    Special Meeting.

Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4    Advance Notice Procedures for Business Brought before a Meeting.

(i)       At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise properly brought before the meeting by or at the direction of the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4 and Section 2.5 of these bylaws, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity
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ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these bylaws. Stockholders seeking to nominate Persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these bylaws.

(ii)      The only matters that may be brought before a special meeting are those matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws.

(iii)     Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth day (120th) day, in each case, prior to the one-year anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s annual meeting of stockholders in the year of the closing of the business combination contemplated by that certain Business Combination Agreement, dated as of April 11, 2023 (the “Business Combination Agreement”), by and among Rosecliff Acquisition Corp. I, Ghost Merger Sub I, Inc., Ghost Merger Sub II LLC, and Spectral MD Holdings, Ltd., be deemed to have occurred on [•], 2023); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the later of: (1) the ninetieth (90th) day prior to such annual meeting or (2) on the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made, (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(iv)     To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the secretary shall set forth:

(a)       As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person or any of its affiliates or associates (for purposes of these bylaws, as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b)       As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence (including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly (a) give a Person economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any Person with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any

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manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any Person with respect to any shares of any class or series of capital stock of the Corporation) in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and; provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any performance-related fee (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to receive that is based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Position, (C) any rights to dividends or distributions on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (D) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (E) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (F) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (G) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;

(c)       As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these bylaws or the Certificate of Incorporation, the text of such proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person (including their names) in connection with the proposal of such business by such Proposing Person or in connection with acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation, (D) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known, the class and number of all shares of the Corporation’s capital stock owned of record or beneficially by such other stockholder(s) or other beneficial owner(s) and (E) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iv) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;

(d)       An acknowledgment that if such stockholder giving the notice (or such stockholder’s qualified representative) does not appear at such meeting (including virtually in the case of a meeting held solely by means of remote communication) to present the proposed business the Corporation need not present such proposed business for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;

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(e)       A representation as to whether or not the Proposing Person intends (or is part of a group that intends) to (1) deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under the DGCL, the Certificate of Incorporation and these bylaws to carry the proposal (an affirmative statement of such intent being a “Solicitation Notice”) or (2) otherwise engage in a solicitation (within the meaning of Rule 14a-1(l) under the Exchange Act) with respect to the proposal, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation; and

(f)       Such written consent of the Proposing Person to the public disclosure of information provided to the Corporation pursuant to this Section 2.4.

(v)      For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, or (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(vi)     A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). If the Proposing Person has provided the Corporation with a Solicitation Notice, such Proposing Person must have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under the DGCL, the Certificate of Incorporation and these bylaws to carry any such proposal and must have included in such materials the Solicitation Notice. If no Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.4, the Proposing Person must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 2.4. Notwithstanding the foregoing provisions of this Section 2.4, unless otherwise required by law, if the stockholder giving the notice required by this Section 2.4 (or such stockholder’s qualified representative) does not appear at the annual or special meeting of stockholders of the Corporation to present the proposed item of business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(vii)    Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or a designated committee thereof shall have the power to determine whether business proposed to be brought before the annual meeting was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the chairperson of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting. If the Board or a designated committee thereof or the chairperson of the meeting, as applicable, determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.4, any such business not properly brought before the meeting shall not be transacted.

(viii)   In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the holders of any series of Preferred Stock (as defined in the Certificate of Incorporation).

(ix)     For purposes of these bylaws, (i) “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13, 14 or 15(d) of the Exchange Act and (ii) “qualified representative” shall mean (1) a duly authorized officer, manager or partner of the stockholder giving the notice required by this

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Section 2.4 or Section 2.5 of these bylaws or (2) a person authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of such a writing) delivered by such stockholder to the Secretary of the Corporation at the principal executive offices of the Corporation prior to the making of any nomination or proposal at a stockholder meeting stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at least 24 hours prior to the meeting of stockholders.

2.5    Advance Notice Procedures for Nominations of Directors.

(i)       Annual Meeting of Stockholders. Nominations of any person for election to the Board in the case of an annual meeting may be made at such meeting only (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws, or (2) by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination.

(a)       The foregoing clause (2) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.

(b)       Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting pursuant to Section 2.5(i)(2), the stockholder must (A) provide Timely Notice (as defined in Section 2.4(iii) of these bylaws) thereof in writing and in proper form to the secretary of the Corporation, (B) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5, and (C) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a Nominating Person may nominate for election at the annual meeting pursuant to Section 2.5(i)(2) of these bylaws shall not exceed the number of directors to be elected at such annual meeting.

(c)       To be in proper form for purposes of Section 2.5(i)(2), a stockholder’s notice to the secretary shall set forth:

(A)        As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iv)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iv)(a);

(B)         As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iv)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iv)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iv)(c) shall be made with respect to nomination of each Person for election as a director at the meeting);

(C)         As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(e);

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(D)        An acknowledgment that if the stockholder giving the notice (or such stockholder’s qualified representative) does not appear at such meeting (including virtually in the case of a meeting held solely by means of remote communication) to present the stockholder’s proposed nominee for election, the Corporation need not present such nominee for election, notwithstanding that proxies in respect of such vote may have been received by the Corporation;

(E)         A representation as to whether or not the Nominating Person intends (or is part of a group that intends) to (1) deliver a proxy statement and form of proxy to at least sixty-seven percent (67%) of voting power of all of the shares of capital stock of the Corporation (an affirmative statement of such intent being a “Nominee Solicitation Notice”) or (2) otherwise engage in a solicitation (within the meaning of Rule 14a-1(l) under the Exchange Act) with respect to the nomination, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation; and

(F)         Any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(d)       A stockholder providing notice of any nomination proposed to be made at the applicable meeting of stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). If the Nominating Person has provided the Corporation with a Nominee Solicitation Notice, such stockholder or beneficial owner must have delivered a proxy statement and form of proxy to holders of at least sixty-seven percent (67%) of the Corporation’s voting shares, and must have included in such materials the Nominee Solicitation Notice. If no Nominee Solicitation Notice relating thereto has been timely provided, the Nominating Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Nominee Solicitation Notice. Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if the stockholder giving the notice required by this Section 2.5 (or such stockholder’s qualified representative) does not appear at the meeting of stockholders of the Corporation to present its nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(e)       To be eligible to be a candidate for election as a director of the Corporation at the applicable meeting of stockholders, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the secretary at the principal executive offices of the Corporation, (1) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (2) upon request of the Corporation, a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation that has not been disclosed therein, (B) understands his or her duties as a director under the DGCL, the Certificate of Incorporation, and the policies and guidelines of the Corporation applicable to all directors and agrees to act in accordance with those duties while serving as a director, (C) is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person as to how such nominee, if elected as a director, will act or vote as a director on any issue or question to be decided by the Board, in any case, to the extent that such arrangement, understanding, commitment or assurance (i) could limit or interfere with his or her ability to comply, if elected as director of the Corporation, with his or her fiduciary duties under the DGCL, the Certificate of Incorporation, and with policies and guidelines of the Corporation applicable to all directors or (ii) has not been disclosed to the Corporation

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prior to or concurrently with the Nominating Person’s submission of the nomination, and (D) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such Person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(f)       The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the applicable meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines, if any.

(ii)      Special Meetings of Stockholders. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws or (2) provided that the Board has determined that directors shall be elected at such meeting, by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (2) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any special meeting of stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by and meeting the requirements of paragraphs 2.5(i)(b), 2.5(i)(c), 2.5(i)(d), 2.5(i)(e) and 2.5(i)(f) of this Section 2.5 shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii)     General.

(a)       For purposes of this Section 2.5, the term “Nominating Person” shall mean (A) the stockholder providing the notice of the nomination proposed to be made at the meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (C) any other participant in such solicitation.

(b)       Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

(c)       In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(d)       No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The Board or a designated committee thereof shall have the power to determine whether a nomination before the applicable meeting of stockholders was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the chairperson of the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting; provided, however, that nothing herein shall limit the power and authority of the Board or such designated committee to make any such determination in advance of such meeting. If the Board or a designated committee thereof or the chairperson of the meeting, as applicable,

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determines that any nomination was not made in accordance with the provisions of this Section 2.5, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(e)       If the stockholder, or the beneficial owner on whose behalf any such nomination is made, has provided the Corporation with a Nominee Solicitation Notice, such stockholder or beneficial owner must have delivered a proxy statement and form of proxy to holders of sixty-seven percent (67%) of the Corporation’s voting shares, and must have included in such materials the Nominee Solicitation Notice. If no Nominee Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.5, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Nominee Solicitation Notice under this Section 2.5. Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if the stockholder giving the notice required by this Section 2.5 (or such stockholder’s qualified representative) does not appear at the meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(f)       Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if any Nominating Person giving notice provided by this Section 2.5 provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for the Nominating Person’s nominee. Upon request by the Corporation, if any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

2.6    Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 8.1 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7    Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i)       if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records;

(ii)      if delivered by courier service, at the earlier of when the notice is received or left at such stockholder’s address; or

(iii)     if electronically transmitted as provided in Section 8.1 of these bylaws.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8    Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the

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chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented.

2.9    Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place (including, without limitation, in the case of an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with these bylaws. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.10  Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11  Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law, or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12  Record Date for Stockholder Meetings and Other Purposes.

(i)       In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board

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determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(ii)      If stockholder action by consent in lieu of a meeting is not prohibited by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in lieu of a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in lieu of a meeting is fixed by the Board, (a) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (b) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

(iii)     In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13  Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. The authorization of a Person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization.

2.14  List of Stockholders Entitled to Vote.

The Corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten (10) days ending on the day prior to the meeting date: (i) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive offices. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in Person or by proxy at any meeting of stockholders.

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2.15  Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i)       determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii)      count all votes or ballots;

(iii)     count and tabulate all votes;

(iv)     determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v)      certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

2.16  Virtual Meeting.

The Board may, in its sole discretion, determine that stockholder meetings shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication (i) participate in a meeting of stockholders; and (ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication; provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

2.17  Delivery to the Corporation.

Whenever this Article II requires one or more Persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), unless the Corporation otherwise provides, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

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Article III — Directors

3.1    Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2    Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3    Election, Qualification and Term of Office of Directors.

Beginning with the Corporation’s first annual meeting of stockholders, the directors, including any of those elected by the holders of any series of Preferred Stock (as defined in the Certificate of Incorporation), shall be elected to hold office for a term expiring at the next annual meeting of the stockholders of the Corporation and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4    Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Board or to the chairperson of the Board. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned but whose resignations have not yet become effective, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this Section 3.4 in the filling of other vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only in the manner provided in the Certificate of Incorporation and applicable law.

3.5    Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6    Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7    Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i)       delivered personally by hand or by courier;

(ii)      sent by United States first-class mail, postage prepaid;

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(iii)     sent by facsimile or electronic mail; or

(iv)     sent by other means of electronic transmission,

directed to each director at that director’s address, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand or by courier, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twelve (12) hours before the time of the holding of the meeting. If the notice is sent by mail, it shall be deposited in the mail at least one (1) day before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8    Quorum.

Unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at all meetings of the Board. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by the DGCL, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9    Action by Unanimous Consent Without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee, as applicable, and such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10  Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

3.11  Removal.

Directors may be removed from office only in the manner provided in the Certificate of Incorporation and applicable law.

3.12  Chairperson, Vice Chairperson.

The Board may appoint a chairperson of the Board from its members, who shall have all the customary duties and responsibilities of such office. The chairperson may be (but shall not be required to be) the chief executive officer or another executive officer of the Corporation. The Board also may appoint a vice chairperson of the Board from its members and prescribe his or her powers and duties. The chairperson shall preside over all meetings of the Board and of the Corporation’s stockholders and shall exercise such powers and perform such duties as shall be assigned to or required of the chairperson of the Board from time to time by the Board or these bylaws. If the chairperson is unable to so preside over any meetings of the Board or the Corporation’s stockholders, or is absent, then the vice chairperson of the Board, if one is appointed, shall preside over all meetings of the Board. If the chairperson of the Board, and the vice chairperson of the Board, if one is appointed, are unable to preside or are absent, the Board shall designate an alternate representative to preside over a meeting of the Board.

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Article IV — Committees

4.1    Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2    Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3    Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)       Section 3.5 (place of meetings and meetings by telephone);

(ii)      Section 3.6 (regular meetings);

(iii)     Section 3.7 (special meetings and notice);

(iv)     Section 3.9 (action by unanimous consent without a meeting);

(v)      Section 3.12 (chairperson, vice chairperson); and

(vi)     Section 7.11 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(vii)    the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; and

(viii)   special meetings of committees may also be called by resolution of the Board or by the chairperson of the applicable committee.

A majority of the directors then serving on a committee of the Board or on a subcommittee of a committee shall constitute a quorum for the transaction of business by the committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater or lesser number (provided that in no case shall a quorum be less than one-third of the directors then serving on the committee or subcommittee). The vote of a majority of the members of the committee or subcommittee present at any meeting at which a quorum is present shall be the act of such committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater number. If a quorum is not present at any meeting of the committee, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3; provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

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Article V — Officers

5.1    Officers.

The officers of the Corporation shall include a chief executive officer and a secretary. The Corporation may also have, at the discretion of the Board, a president, a chief financial officer, a treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same Person.

5.2    Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. In the event of the absence or disability of any officer, the Board may designate another officer to act temporarily in place of such absent or disabled officer.

5.3    Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president (where the president and chief executive officer are not the same individual), to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board or an authorized officer (as applicable), may from time to time determine.

5.4    Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5    Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Sections 5.2 and 5.3, as applicable.

5.6    Representation of Securities of Other Entities.

The chairperson of the Board, the chief executive officer and the secretary, or, if appointed pursuant to Article V of these bylaws, the president, any vice president, the treasurer and any assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7    Tenure, Authority and Duties of Officers.

Except as provided in Section 5.3, all officers of the Corporation shall hold such office, respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

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Article VI — Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

Each director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board so designated, or by any other Person as to matters which such director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Article VII — General Matters

7.1    Execution of Corporate Contracts and Instruments.

The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2    Stock Certificates.

The shares of the Corporation shall be uncertificated; provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two (2) officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be electronic. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3    Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4    Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

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7.5    Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.6    Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board. Unless otherwise fixed by the Board, the fiscal year of the Corporation shall consist of the twelve (12) month period ending on December 31.

7.7    Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.8    Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (if such shares are represented by certificates) or by delivery of duly executed instructions (if such shares are uncertificated), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.9    Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.10  Registered Stockholders.

The Corporation:

(i)       shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends, subject to any restrictions included in the DGCL or the Certificate of Incorporation, and to vote as such owner; and

(ii)      shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.11  Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver of such notice, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to such required notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business

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to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII — Notice by Electronic Transmission

8.1    Notice by Electronic Transmission.

Except as otherwise specifically required in these bylaws or by applicable law, all notices required to be given pursuant to these bylaws may in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever, by applicable law, the Certificate of Incorporation or these bylaws, notice is required to be given to any stockholder, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (d) if given by a form of electronic transmission (other than electronic mail) consented to by the stockholder to whom the notice is given, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission (other than electronic mail), when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices and (y) such inability becomes known to the secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by electronic mail or by another form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2    Definition of Electronic Transmission.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article IX — Indemnification

9.1    Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture,

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trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding.

Subject to the requirements in this Article X and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article X in connection with any Proceeding (or any part of any Proceeding):

(a)       for which payment has actually been made to and received by or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)       for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)       for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(d)       initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation, any legal entity which it controls, any director or officer thereof or any third party, unless (i) the Board has consented to the initiation of such Proceeding or part thereof, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law (provided, however, that this Section 9.1 shall not apply to counterclaims or affirmative defenses asserted by such person in an action brought against such person), (iii) otherwise required to be made under Section 9.4 or (iv) otherwise required by applicable law; or

(e)       if prohibited by applicable law; provided, however, that if any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

9.2    Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3    Prepayment of Expenses.

The Corporation shall, to the fullest extent not prohibited by applicable law, pay the expenses (including, without limitation, attorneys’ fees) incurred by any current or former officer or director of the Corporation in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article X or otherwise.

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9.4    Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article X is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article X is not paid in full within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5    Non-Exclusivity of Rights.

The rights conferred on any Person by this Article X shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6    Insurance.

The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7    Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8    Continuation of Indemnification.

Subject to the terms of any provision of the Certificate of Incorporation or agreement between the Corporation and any director, officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article X shall continue notwithstanding that the Person has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

9.9    Amendment or Repeal; Interpretation.

Any repeal or modification of this Article X shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article X shall be deemed to refer exclusively to a chief executive officer, a chief financial officer, a secretary or a treasurer appointed pursuant to Article V of these bylaws, and to any president, vice president, assistant secretary, assistant treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the

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Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article X.

Article X — Definitions

As used in these bylaws, unless the context otherwise requires, the term:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.

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SCHEDULE A
Key Company Stockholders

Erich Spangenberg

ELS 1960 Family, L.P.

Wensheng Fan

Richard John Cotton

Kevin Plant

Jeffrey Thatcher

Gerry Beaney

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Annex B

FINAL FORM

FORM OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ROSECLIFF ACQUISITION CORP I

The present name of the corporation is “Rosecliff Acquisition Corp I.” The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on November 17, 2020 (the “Original Certificate of Incorporation”). The Original Certificate of Incorporation was amended by a certificate of amendment filed by the corporation with the Secretary of State of the State of Delaware on December 22, 2022, and was amended and restated in its entirety by the filing of an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on February 11, 2021 (the “Amended and Restated Certificate of Incorporation”). This Second Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The Amended and Restated Certificate of Incorporation is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I.
NAME

The name of the corporation is Spectral AI, Inc. (the “Corporation”).

ARTICLE II.
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808 in the County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III.
PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. The Corporation is to have a perpetual existence.

ARTICLE IV.
CAPITAL STOCK

Immediately upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), automatically and without further action on the part of holders of capital stock of the Corporation, each share of the Corporation’s Common Stock outstanding or held by the Corporation as treasury stock as of immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified as, and become, one (1) share of Common Stock (the “Reclassification”). The Reclassification shall occur automatically as of the Effective Time without any further action by the holders of the shares affected thereby and whether or not any certificates representing such shares are surrendered to the Corporation. Upon the Effective Time, each certificate that as of immediately prior to the Effective Time represented shares of Old Common Stock shall be deemed to represent an equivalent number of shares of Common Stock. The Reclassification shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Common Stock of the Corporation. All share and per share amounts set forth in this Certificate of Incorporation have been revised to reflect the Reclassification.

Annex B-1

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 81,000,000, which shall be divided into two classes as follows:

80,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”); and

1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Section 1.       Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 2.       Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including, without limitation, thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 3.       Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock).

ARTICLE V.
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1.       Except as otherwise provided in this Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 2.       Except as otherwise provided in this Certificate of Incorporation, the number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. Beginning with the Corporation’s first annual meeting of stockholders, the directors, including any of those elected by the holders of any series of Preferred Stock, shall be elected to hold office for a term expiring at the next

Annex B-2

annual meeting of the stockholders of the Corporation and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Section 3.       Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

Section 4.       Except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal. A vacancy in the Board shall be deemed to exist under this Certificate of Incorporation in the case of the death, removal, resignation or disqualification of any director.

Section 5.       During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Certificate of Incorporation (including any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and each such director shall cease to be qualified as (and shall cease to be) a director, and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 6.       The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Section 7.       Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE VI.
STOCKHOLDERS

Section 1.       Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by consent of the stockholders in lieu of a meeting); provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock.

Section 2.       Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time by the chairperson of the Board or a resolution adopted by the affirmative vote of the majority of the then-serving members of the Board, but such special meetings may not be called by stockholders or any other Person or Persons.

Section 3.       Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Annex B-3

ARTICLE VII.
LIABILITY AND INDEMNIFICATION

Section 1.       To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2.       The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 3.       Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ARTICLE VIII.
EXCLUSIVE FORUM

Section 1.       Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, or employees, agents or stockholders arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, or employees, agents or stockholders governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Section 1 of this Article VIII is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this Section 1 of this Article VIII; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 2.       Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Notwithstanding the foregoing, the foregoing provisions of this Article VIII shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

ARTICLE IX.
CERTAIN STOCKHOLDER RELATIONSHIPS

Section 1.       In recognition and anticipation that members of the Board who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with

Annex B-4

those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 2.       No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 3 of this Article IX. Subject to Section 3 of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

Section 3.       The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 2 of this Article IX shall not apply to any such corporate opportunity.

Section 4.       In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy. The Board shall have final and conclusive authority to determine if a corporate opportunity shall be deemed a potential corporate opportunity for the Corporation.

Section 5.       Solely for purposes of this Article IX, “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

Section 6.       To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X.
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1.       The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons herein are granted by and pursuant to this Certificate of Incorporation in its current form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any

Annex B-5

affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation or any Certificate of Designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article V, Article VI, Article VII, Article VIII, and this Article X.

Section 2.       The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The stockholders may also make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that notwithstanding any other provisions of this Certificate of Incorporation, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE XI.
SEVERABILITY

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any section or paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

ARTICLE XII.
DEFINITIONS

As used in this Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger, consolidation, division or otherwise) of such entity.

“Securities Act” means the Securities Act of 1933, as amended.

* * * *

Annex B-6

IN WITNESS WHEREOF, Rosecliff Acquisition Corp I has caused this Certificate of Incorporation to be executed by its duly authorized officer on this [•] day of [•], 2023.

ROSECLIFF ACQUISITION CORP I
By:
Name:
Title:

Annex B-7

Annex C

FINAL FORM

FORM OF AMENDED AND RESTATED

BYLAWS OF

SPECTRAL AI, INC.

(A DELAWARE CORPORATION)

Annex C Page
Article I — Corporate Offices		C-1
1.1	Registered Office.	C-1
1.2	Other Offices.	C-1

Article II — Meetings of Stockholders		C-1
2.1	Place of Meetings.	C-1
2.2	Annual Meeting.	C-1
2.3	Special Meeting.	C-1
2.4	Advance Notice Procedures for Business Brought before a Meeting.	C-1
2.5	Advance Notice Procedures for Nominations of Directors.	C-5
2.6	Notice of Stockholders’ Meetings.	C-8
2.7	Manner of Giving Notice; Affidavit of Notice.	C-8
2.8	Quorum.	C-8
2.9	Adjourned Meeting; Notice.	C-9
2.10	Conduct of Business.	C-9
2.11	Voting.	C-9
2.12	Record Date for Stockholder Meetings and Other Purposes.	C-9
2.13	Proxies.	C-10
2.14	List of Stockholders Entitled to Vote.	C-10
2.15	Inspectors of Election.	C-11
2.16	Virtual Meeting.	C-11
2.17	Delivery to the Corporation.	C-11

Article III — Directors		C-12
3.1	Powers.	C-12
3.2	Number of Directors.	C-12
3.3	Election, Qualification and Term of Office of Directors.	C-12
3.4	Resignation and Vacancies.	C-12
3.5	Place of Meetings; Meetings by Telephone.	C-12
3.6	Regular Meetings.	C-12
3.7	Special Meetings; Notice.	C-12
3.8	Quorum.	C-13
3.9	Action by Unanimous Consent Without a Meeting.	C-13
3.10	Fees and Compensation of Directors.	C-13
3.11	Removal.	C-13
3.12	Chairperson, Vice Chairperson.	C-13

Article IV — Committees		C-14
4.1	Committees of Directors.	C-14
4.2	Committee Minutes.	C-14
4.3	Meetings and Actions of Committees.	C-14

Article V — Officers		C-15
5.1	Officers.	C-15
5.2	Appointment of Officers.	C-15
5.3	Subordinate Officers.	C-15
5.4	Removal and Resignation of Officers.	C-15
5.5	Vacancies in Offices.	C-15
5.6	Representation of Securities of Other Entities.	C-15
5.7	Tenure, Authority and Duties of Officers.	C-15

Annex C-i

Annex C Page
Article VI — Records		C-16

Article VII — General Matters		C-16
7.1	Execution of Corporate Contracts and Instruments.	C-16
7.2	Stock Certificates.	C-16
7.3	Lost Certificates.	C-16
7.4	Shares Without Certificates	C-16
7.5	Dividends.	C-17
7.6	Fiscal Year.	C-17
7.7	Seal.	C-17
7.8	Transfer of Stock.	C-17
7.9	Stock Transfer Agreements.	C-17
7.10	Registered Stockholders.	C-17
7.11	Waiver of Notice.	C-17

Article VIII — Notice by Electronic Transmission		C-18
8.1	Notice by Electronic Transmission.	C-18
8.2	Definition of Electronic Transmission.	C-18

Article IX — Indemnification		C-18
9.1	Indemnification of Directors and Officers.	C-18
9.2	Indemnification of Others.	C-19
9.3	Prepayment of Expenses.	C-19
9.4	Determination; Claim.	C-20
9.5	Non-Exclusivity of Rights.	C-20
9.6	Insurance.	C-20
9.7	Other Indemnification.	C-20
9.8	Continuation of Indemnification.	C-20
9.9	Amendment or Repeal; Interpretation.	C-20

Article X — Definitions		C-21

Annex C-ii

Article I — Corporate Offices

1.1    Registered Office.

The address of the registered office of Spectral AI, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s second amended and restated certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2    Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II — Meetings of Stockholders

2.1    Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive offices.

2.2    Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.3    Special Meeting.

Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4    Advance Notice Procedures for Business Brought before a Meeting.

(i)At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise properly brought before the meeting by or at the direction of the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4 and Section 2.5 of these bylaws, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual meeting of stockholders other than

Annex C-1

nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these bylaws. Stockholders seeking to nominate Persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these bylaws.

(ii)      The only matters that may be brought before a special meeting are those matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws.

(iii)     Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth day (120th) day, in each case, prior to the one-year anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s annual meeting of stockholders in the year of the closing of the business combination contemplated by that certain Business Combination Agreement, dated as of April 11, 2023 (the “Business Combination Agreement”), by and among Rosecliff Acquisition Corp. I, Ghost Merger Sub I, Inc., Ghost Merger Sub II LLC, and Spectral MD Holdings, Ltd., be deemed to have occurred on [•], 2023); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the later of: (1) the ninetieth (90th) day prior to such annual meeting or (2) on the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made, (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(iv)     To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the secretary shall set forth:

(a)       As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person or any of its affiliates or associates (for purposes of these bylaws, as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b)       As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence (including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly (a) give a Person economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any Person with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of

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capital stock of the Corporation, or (d) increase or decrease the voting power of any Person with respect to any shares of any class or series of capital stock of the Corporation) in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and; provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any performance-related fee (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to receive that is based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Position, (C) any rights to dividends or distributions on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (D) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (E) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (F) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (G) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;

(c)       As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these bylaws or the Certificate of Incorporation, the text of such proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person (including their names) in connection with the proposal of such business by such Proposing Person or in connection with acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation, (D) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known, the class and number of all shares of the Corporation’s capital stock owned of record or beneficially by such other stockholder(s) or other beneficial owner(s) and (E) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iv) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;

(d)       An acknowledgment that if such stockholder giving the notice (or such stockholder’s qualified representative) does not appear at such meeting (including virtually in the case of a meeting held solely by means of remote communication) to present the proposed business the Corporation need not present such proposed business for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;

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(e)       A representation as to whether or not the Proposing Person intends (or is part of a group that intends) to (1) deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under the DGCL, the Certificate of Incorporation and these bylaws to carry the proposal (an affirmative statement of such intent being a “Solicitation Notice”) or (2) otherwise engage in a solicitation (within the meaning of Rule 14a-1(l) under the Exchange Act) with respect to the proposal, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation; and

(f)       Such written consent of the Proposing Person to the public disclosure of information provided to the Corporation pursuant to this Section 2.4.

(v)      For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, or (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(vi)     A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). If the Proposing Person has provided the Corporation with a Solicitation Notice, such Proposing Person must have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under the DGCL, the Certificate of Incorporation and these bylaws to carry any such proposal and must have included in such materials the Solicitation Notice. If no Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.4, the Proposing Person must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 2.4. Notwithstanding the foregoing provisions of this Section 2.4, unless otherwise required by law, if the stockholder giving the notice required by this Section 2.4 (or such stockholder’s qualified representative) does not appear at the annual or special meeting of stockholders of the Corporation to present the proposed item of business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(vii)    Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or a designated committee thereof shall have the power to determine whether business proposed to be brought before the annual meeting was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the chairperson of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting. If the Board or a designated committee thereof or the chairperson of the meeting, as applicable, determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.4, any such business not properly brought before the meeting shall not be transacted.

(viii)   In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the holders of any series of Preferred Stock (as defined in the Certificate of Incorporation).

(ix)     For purposes of these bylaws, (i) “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13, 14 or 15(d) of the Exchange Act and (ii) “qualified representative” shall mean (1) a duly authorized officer, manager or partner of the stockholder giving the notice required by this

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Section 2.4 or Section 2.5 of these bylaws or (2) a person authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of such a writing) delivered by such stockholder to the Secretary of the Corporation at the principal executive offices of the Corporation prior to the making of any nomination or proposal at a stockholder meeting stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at least 24 hours prior to the meeting of stockholders.

2.5    Advance Notice Procedures for Nominations of Directors.

(i)       Annual Meeting of Stockholders. Nominations of any person for election to the Board in the case of an annual meeting may be made at such meeting only (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws, or (2) by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination.

(a)       The foregoing clause (2) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.

(b)       Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting pursuant to Section 2.5(i)(2), the stockholder must (A) provide Timely Notice (as defined in Section 2.4(iii) of these bylaws) thereof in writing and in proper form to the secretary of the Corporation, (B) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5, and (C) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a Nominating Person may nominate for election at the annual meeting pursuant to Section 2.5(i)(2) of these bylaws shall not exceed the number of directors to be elected at such annual meeting.

(c)       To be in proper form for purposes of Section 2.5(i)(2), a stockholder’s notice to the secretary shall set forth:

(A)        As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iv)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iv)(a);

(B)         As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iv)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iv)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iv)(c) shall be made with respect to nomination of each Person for election as a director at the meeting);

(C)         As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(e);

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(D)        An acknowledgment that if the stockholder giving the notice (or such stockholder’s qualified representative) does not appear at such meeting (including virtually in the case of a meeting held solely by means of remote communication) to present the stockholder’s proposed nominee for election, the Corporation need not present such nominee for election, notwithstanding that proxies in respect of such vote may have been received by the Corporation;

(E)         A representation as to whether or not the Nominating Person intends (or is part of a group that intends) to (1) deliver a proxy statement and form of proxy to at least sixty-seven percent (67%) of voting power of all of the shares of capital stock of the Corporation (an affirmative statement of such intent being a “Nominee Solicitation Notice”) or (2) otherwise engage in a solicitation (within the meaning of Rule 14a-1(l) under the Exchange Act) with respect to the nomination, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation; and

(F)         Any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(d)       A stockholder providing notice of any nomination proposed to be made at the applicable meeting of stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). If the Nominating Person has provided the Corporation with a Nominee Solicitation Notice, such stockholder or beneficial owner must have delivered a proxy statement and form of proxy to holders of at least sixty-seven percent (67%) of the Corporation’s voting shares, and must have included in such materials the Nominee Solicitation Notice. If no Nominee Solicitation Notice relating thereto has been timely provided, the Nominating Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Nominee Solicitation Notice. Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if the stockholder giving the notice required by this Section 2.5 (or such stockholder’s qualified representative) does not appear at the meeting of stockholders of the Corporation to present its nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(e)       To be eligible to be a candidate for election as a director of the Corporation at the applicable meeting of stockholders, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the secretary at the principal executive offices of the Corporation, (1) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (2) upon request of the Corporation, a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation that has not been disclosed therein, (B) understands his or her duties as a director under the DGCL, the Certificate of Incorporation, and the policies and guidelines of the Corporation applicable to all directors and agrees to act in accordance with those duties while serving as a director, (C) is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person as to how such nominee, if elected as a director, will act or vote as a director on any issue or question to be decided by the Board, in any case, to the extent that such arrangement, understanding, commitment or assurance (i) could limit or interfere with his or her ability to comply, if elected as director of the Corporation, with his or her fiduciary duties under the DGCL, the Certificate of Incorporation, and with policies and guidelines of the Corporation applicable to all directors or (ii) has not been disclosed to the Corporation

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prior to or concurrently with the Nominating Person’s submission of the nomination, and (D) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such Person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(f)       The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the applicable meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines, if any.

(ii)      Special Meetings of Stockholders. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws or (2) provided that the Board has determined that directors shall be elected at such meeting, by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (2) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any special meeting of stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by and meeting the requirements of paragraphs 2.5(i)(b), 2.5(i)(c), 2.5(i)(d), 2.5(i)(e) and 2.5(i)(f) of this Section 2.5 shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii)     General.

(a)       For purposes of this Section 2.5, the term “Nominating Person” shall mean (A) the stockholder providing the notice of the nomination proposed to be made at the meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (C) any other participant in such solicitation.

(b)       Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

(c)       In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(d)       No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The Board or a designated committee thereof shall have the power to determine whether a nomination before the applicable meeting of stockholders was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the chairperson of the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting; provided, however, that nothing herein shall limit the power and authority of the Board or such designated committee to make any such determination in advance of such meeting. If the Board or a designated committee thereof or the chairperson of the meeting, as applicable,

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determines that any nomination was not made in accordance with the provisions of this Section 2.5, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(e)       If the stockholder, or the beneficial owner on whose behalf any such nomination is made, has provided the Corporation with a Nominee Solicitation Notice, such stockholder or beneficial owner must have delivered a proxy statement and form of proxy to holders of sixty-seven percent (67%) of the Corporation’s voting shares, and must have included in such materials the Nominee Solicitation Notice. If no Nominee Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.5, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Nominee Solicitation Notice under this Section 2.5. Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if the stockholder giving the notice required by this Section 2.5 (or such stockholder’s qualified representative) does not appear at the meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(f)       Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if any Nominating Person giving notice provided by this Section 2.5 provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for the Nominating Person’s nominee. Upon request by the Corporation, if any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

2.6    Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 8.1 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7    Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i)       if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records;

(ii)      if delivered by courier service, at the earlier of when the notice is received or left at such stockholder’s address; or

(iii)     if electronically transmitted as provided in Section 8.1 of these bylaws.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8    Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the

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chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented.

2.9    Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place (including, without limitation, in the case of an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with these bylaws. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.10  Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11  Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law, or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12  Record Date for Stockholder Meetings and Other Purposes.

(i)       In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board

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determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(ii)      If stockholder action by consent in lieu of a meeting is not prohibited by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in lieu of a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in lieu of a meeting is fixed by the Board, (a) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (b) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

(iii)     In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13  Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. The authorization of a Person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization.

2.14  List of Stockholders Entitled to Vote.

The Corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten (10) days ending on the day prior to the meeting date: (i) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive offices. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in Person or by proxy at any meeting of stockholders.

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2.15  Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i)       determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii)      count all votes or ballots;

(iii)     count and tabulate all votes;

(iv)     determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v)      certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

2.16  Virtual Meeting.

The Board may, in its sole discretion, determine that stockholder meetings shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication (i) participate in a meeting of stockholders; and (ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication; provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

2.17  Delivery to the Corporation.

Whenever this Article II requires one or more Persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), unless the Corporation otherwise provides, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

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Article III — Directors

3.1    Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2    Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3    Election, Qualification and Term of Office of Directors.

Beginning with the Corporation’s first annual meeting of stockholders, the directors, including any of those elected by the holders of any series of Preferred Stock (as defined in the Certificate of Incorporation), shall be elected to hold office for a term expiring at the next annual meeting of the stockholders of the Corporation and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4    Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Board or to the chairperson of the Board. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned but whose resignations have not yet become effective, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this Section 3.4 in the filling of other vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only in the manner provided in the Certificate of Incorporation and applicable law.

3.5    Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6    Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7    Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i)       delivered personally by hand or by courier;

(ii)      sent by United States first-class mail, postage prepaid;

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(iii)     sent by facsimile or electronic mail; or

(iv)     sent by other means of electronic transmission,

directed to each director at that director’s address, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand or by courier, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twelve (12) hours before the time of the holding of the meeting. If the notice is sent by mail, it shall be deposited in the mail at least one (1) day before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8    Quorum.

Unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at all meetings of the Board. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by the DGCL, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9    Action by Unanimous Consent Without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee, as applicable, and such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10  Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

3.11  Removal.

Directors may be removed from office only in the manner provided in the Certificate of Incorporation and applicable law.

3.12  Chairperson, Vice Chairperson.

The Board may appoint a chairperson of the Board from its members, who shall have all the customary duties and responsibilities of such office. The chairperson may be (but shall not be required to be) the chief executive officer or another executive officer of the Corporation. The Board also may appoint a vice chairperson of the Board from its members and prescribe his or her powers and duties. The chairperson shall preside over all meetings of the Board and of the Corporation’s stockholders and shall exercise such powers and perform such duties as shall be assigned to or required of the chairperson of the Board from time to time by the Board or these bylaws. If the chairperson is unable to so preside over any meetings of the Board or the Corporation’s stockholders, or is absent, then the vice chairperson of the Board, if one is appointed, shall preside over all meetings of the Board. If the chairperson of the Board, and the vice chairperson of the Board, if one is appointed, are unable to preside or are absent, the Board shall designate an alternate representative to preside over a meeting of the Board.

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Article IV — Committees

4.1    Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2    Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3    Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)       Section 3.5 (place of meetings and meetings by telephone);

(ii)      Section 3.6 (regular meetings);

(iii)     Section 3.7 (special meetings and notice);

(iv)     Section 3.9 (action by unanimous consent without a meeting);

(v)      Section 3.12 (chairperson, vice chairperson); and

(vi)     Section 7.11 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(vii)    the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; and

(viii)   special meetings of committees may also be called by resolution of the Board or by the chairperson of the applicable committee.

A majority of the directors then serving on a committee of the Board or on a subcommittee of a committee shall constitute a quorum for the transaction of business by the committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater or lesser number (provided that in no case shall a quorum be less than one-third of the directors then serving on the committee or subcommittee). The vote of a majority of the members of the committee or subcommittee present at any meeting at which a quorum is present shall be the act of such committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater number. If a quorum is not present at any meeting of the committee, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3; provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

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Article V — Officers

5.1    Officers.

The officers of the Corporation shall include a chief executive officer and a secretary. The Corporation may also have, at the discretion of the Board, a president, a chief financial officer, a treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same Person.

5.2    Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. In the event of the absence or disability of any officer, the Board may designate another officer to act temporarily in place of such absent or disabled officer.

5.3    Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president (where the president and chief executive officer are not the same individual), to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board or an authorized officer (as applicable), may from time to time determine.

5.4    Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5    Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Sections 5.2 and 5.3, as applicable.

5.6    Representation of Securities of Other Entities.

The chairperson of the Board, the chief executive officer and the secretary, or, if appointed pursuant to Article V of these bylaws, the president, any vice president, the treasurer and any assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7    Tenure, Authority and Duties of Officers.

Except as provided in Section 5.3, all officers of the Corporation shall hold such office, respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

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Article VI — Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

Each director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board so designated, or by any other Person as to matters which such director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Article VII — General Matters

7.1    Execution of Corporate Contracts and Instruments.

The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2    Stock Certificates.

The shares of the Corporation shall be uncertificated; provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two (2) officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be electronic. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3    Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4    Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

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7.5    Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.6    Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board. Unless otherwise fixed by the Board, the fiscal year of the Corporation shall consist of the twelve (12) month period ending on December 31.

7.7    Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.8    Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (if such shares are represented by certificates) or by delivery of duly executed instructions (if such shares are uncertificated), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.9    Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.10  Registered Stockholders.

The Corporation:

(i)       shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends, subject to any restrictions included in the DGCL or the Certificate of Incorporation, and to vote as such owner; and

(ii)      shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.11  Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver of such notice, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to such required notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business

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to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII — Notice by Electronic Transmission

8.1    Notice by Electronic Transmission.

Except as otherwise specifically required in these bylaws or by applicable law, all notices required to be given pursuant to these bylaws may in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever, by applicable law, the Certificate of Incorporation or these bylaws, notice is required to be given to any stockholder, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (d) if given by a form of electronic transmission (other than electronic mail) consented to by the stockholder to whom the notice is given, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission (other than electronic mail), when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices and (y) such inability becomes known to the secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by electronic mail or by another form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2    Definition of Electronic Transmission.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article IX — Indemnification

9.1    Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture,

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trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding.

Subject to the requirements in this Article X and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article X in connection with any Proceeding (or any part of any Proceeding):

(a)       for which payment has actually been made to and received by or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)       for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)       for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(d)       initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation, any legal entity which it controls, any director or officer thereof or any third party, unless (i) the Board has consented to the initiation of such Proceeding or part thereof, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law (provided, however, that this Section 9.1 shall not apply to counterclaims or affirmative defenses asserted by such person in an action brought against such person), (iii) otherwise required to be made under Section 9.4 or (iv) otherwise required by applicable law; or

(e)       if prohibited by applicable law; provided, however, that if any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

9.2    Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3    Prepayment of Expenses.

The Corporation shall, to the fullest extent not prohibited by applicable law, pay the expenses (including, without limitation, attorneys’ fees) incurred by any current or former officer or director of the Corporation in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment

Annex C-19

of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article X or otherwise.

9.4    Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article X is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article X is not paid in full within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5    Non-Exclusivity of Rights.

The rights conferred on any Person by this Article X shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6    Insurance.

The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7    Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8    Continuation of Indemnification.

Subject to the terms of any provision of the Certificate of Incorporation or agreement between the Corporation and any director, officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article X shall continue notwithstanding that the Person has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

9.9    Amendment or Repeal; Interpretation.

Any repeal or modification of this Article X shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article X shall be deemed to refer exclusively to a chief executive officer, a chief financial officer, a secretary or a treasurer appointed pursuant to Article V of these bylaws, and to any president, vice president, assistant secretary, assistant treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer

Annex C-20

appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article X.

Article X — Definitions

As used in these bylaws, unless the context otherwise requires, the term:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.

Annex C-21

Annex D

STOCKHOLDER SUPPORT AGREEMENT

This STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of April 11, 2023, is entered into by and among Spectral MD Holdings, Ltd., a Delaware corporation (the “Company”), Rosecliff Acquisition Corp I, a Delaware corporation (“Parent”), and the stockholders of the Company whose names appear on the signature pages of this Agreement (each a “Key Company Stockholder” and collectively, the “Key Company Stockholders”). The Company, Parent and the Key Company Stockholders are referred to from time to time in this Agreement individually as a “Party” and collectively as the “Parties”.

WHEREAS, concurrently with the execution of this Agreement, Parent, Ghost Merger Sub I Inc., a Delaware corporation (“Merger Sub I”), Ghost Merger Sub II LLC, a Delaware limited liability company (“Merger Sub II”), and the Company, are entering into a Business Combination Agreement, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the BCA), pursuant to which, among other things, Parent and the Company shall enter into a business combination;

WHEREAS, as of the date hereof, each Key Company Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock as set forth opposite such Key Company Stockholder’s name on Exhibit A hereto; and

WHEREAS, as an inducement to Parent, Merger Sub I, Merger Sub II and the Company to enter into the BCA and to consummate the Transactions, each of the Company, Parent and the Key Company Stockholders desires to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, each of the Company, Parent and the Key Company Stockholders hereby agrees as follows:

1.    Voting Obligations. Each Key Company Stockholder, with respect to its shares of Company Common Stock (together with any other equity securities of the Company that each Key Company Stockholder acquires record or beneficial ownership of after the date hereof, collectively, the “Subject Company Equity Securities”), hereby agrees during the term of this Agreement, severally and not jointly, as follows: (a) to vote (or cause to be voted), at any meeting of the stockholders of the Company, however called, or any adjournment thereof, and in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly, and in any event within twenty-four (24) hours, after the Company or Parent requests such delivery), or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought (and appear at any such meeting, in person or by proxy, or otherwise cause all of such Key Company Stockholder’s Subject Company Equity Securities to be counted as present thereat for purposes of establishing a quorum), all of the Subject Company Equity Securities held by such Key Company Stockholder at such time (i) in favor of the approval and adoption of the BCA and the approval of the Mergers and the other Transactions including the Company COI Amendment and the Company Stockholder AIM Consent and (ii) against any action, agreement or transaction or proposal that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Transactions from being consummated and (b) not to commit or agree to take any action inconsistent with the foregoing.

2.    Registration Rights Agreement. The Company shall use commercially reasonable efforts to cause each Key Company Stockholder to deliver, at the Closing, to Parent a duly executed copy of that certain Amended and Restated Registration Rights and Lock-Up Agreement, by and among Parent, the Sponsor, the Company and the additional signatories thereto, in substantially the form attached as Exhibit A to the BCA.

3.    Transfer of Shares. Each Key Company Stockholder, severally and not jointly, agrees during the term of this Agreement that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of Law), lien, pledge, dispose of or otherwise encumber any of the Subject Company Equity Securities held by such Key Company Stockholder or otherwise agree to do any of the foregoing, (b) deposit any Subject Company Equity Securities held by such Key Company Stockholder into a voting trust or enter into a voting agreement or arrangement or grant any proxy

Annex D-1

or power of attorney with respect to any Subject Company Equity Securities held by such Key Company Stockholder that is inconsistent with the provisions of this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Subject Company Equity Securities held by such Key Company Stockholder; provided, that the foregoing shall not prohibit the transfer of the Subject Company Equity Securities to an affiliate of such Key Company Stockholder, but only if such affiliate of such Key Company Stockholder shall execute this Agreement or a joinder, in a form reasonably acceptable to Parent, agreeing to become a party to this Agreement. Any transfer or assignment made other than as provided in this Section 3 shall be null and void.

4.    Representations and Warranties. Each Key Company Stockholder, severally and not jointly, hereby represents and warrants to Parent as follows:

(a)  Organization; Due Authorization. Such Key Company Stockholder (x) if not a natural person, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement by such Key Company Stockholder and the consummation by such Key Company Stockholder of the transactions contemplated hereby are within such Key Company Stockholder’s charter, partnership agreement, operating agreement or similar organizational documents and have been duly authorized by all necessary action on the part of such Key Company Stockholder or (y) if a natural person, has full legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by such Key Company Stockholder and, assuming due authorization, execution and delivery by the other Parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Key Company Stockholder, enforceable against such Key Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)  Ownership. Such Key Company Stockholder is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good and valid title to, all of its Subject Company Equity Securities free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws, and (iii) the Company’s Certificate of Incorporation and bylaws, such Key Company Stockholder has the sole power to vote and right, power and authority to sell, transfer and deliver such shares of Company Common Stock, and such Key Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities the Company.

(c)  No Conflicts. The execution and delivery of this Agreement by such Key Company Stockholder does not, and the performance by such Key Company Stockholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Key Company Stockholder or (ii) require any consent or approval with respect to such Key Company Stockholder that has not been given or other action that has not been taken by any person (including under any contract binding upon such Key Company Stockholder or the Subject Company Equity Securities held by such Key Company Stockholder), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Key Company Stockholder of its obligations under this Agreement.

(d)  Litigation. There are no Proceedings pending against such Key Company Stockholder or, to the knowledge of such Key Company Stockholder, threatened against such Key Company Stockholder before (or, in the case of threatened legal proceedings, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Key Company Stockholder of its obligations under this Agreement.

(e)  Acknowledgment. Such Key Company Stockholder understands and acknowledges that each of Parent, Merger Sub I, Merger Sub II and Company is entering into the BCA in reliance upon such Key Company Stockholder’s execution and delivery of this Agreement. Such Key Company Stockholder has had the opportunity to read the BCA and this Agreement and has had the opportunity to consult with its tax and legal advisors.

Annex D-2

5.    Termination. This Agreement and the obligations of the Key Company Stockholders under this Agreement shall automatically terminate upon the earlier of: (a) the Closing and (b) the termination of the BCA in accordance with its terms. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided that (i) nothing in this Section 5 shall relieve any Party of liability for fraud or willful breach of this Agreement occurring prior to its termination and (ii) the provisions of this Section 5 and Section 6 (other than Section 6(i)) shall survive any termination of this Agreement.

6.    Miscellaneous.

(a)  All notices (including notices for consent under this Agreement), requests, claims, demands and other communications hereunder shall be: (i) in writing; (ii) sent by messenger, certified or registered mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) (including with a copy) set forth below; and (iii) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (A) a receipt executed by the addressee (or a responsible person in his or her office), the records of the person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, mail or express delivery service; or (B) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email. All such communications shall be sent to the following addresses, or to such other addresses as any party may inform the others by giving five (5) Business Days’ prior written notice pursuant to this Section 6(a):

If to Parent, to:

Rosecliff Acquisition Corp. I

767 5th Avenue 34th Floor
New York, New York 10153

Attention: Michael P. Murphy

Email: mm@rosecliffspac.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom, LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071-3144
Attention: P. Michelle Gasaway
Email: michelle.gasaway@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom, LLP
One Manhattan West
New York, New York 10001
Attention: Sean C. Coburn
Email: sean.coburn@skadden.com

If to the Company, to:

Spectral MD Holdings, Ltd.
2515 McKinney Avenue, Suite 1000
Dallas, TX 75204
Attention: Vincent S. Capone
Email: capone@spectralmd.com

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with a copy (which shall not constitute notice) to:

Reed Smith LLP
599 Lexington Avenue
26th Floor
New York, NY 10022
Attention: Herbert F. Kozlov
Email: hkozlov@reedsmith.com

and

Reed Smith LLP
2850 N. Harwood St.
Suite 1500
Dallas, TX 75201
Attention: Lynwood Reinhardt
Email: lreinhardt@reedsmith.com

If to a Key Company Stockholder, to the address or email address as set forth on the signature page hereof.

(b)  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transaction contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c)  This Agreement (together with the BCA and the other agreements referenced herein and therein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement.

(d)  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations pursuant to this Agreement without the prior written consent of the other Parties. Any attempted assignment of this Agreement not in accordance with the terms of this Section 6(d) shall be void ab initio.

(e)  The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (which, for the avoidance of doubt, includes the Parties’ obligation to consummate the Mergers), in addition to any other remedy to which they are entitled at Law or in equity and (ii) the right to specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on any basis, including the basis that any other Party has an adequate remedy at Law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at Law or in equity. Any Party seeking: (A) an injunction or injunctions to prevent breaches of this Agreement; (B) to enforce specifically the terms and provisions of this Agreement; and/or (C) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.

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(f)   This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

(g)  With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement or the Transactions, each of the Parties: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts” and, individually, each a “Chosen Court”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Action brought against a party in another jurisdiction by an independent third person, it shall not bring any Action directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any action or proceeding so brought. Each Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 6(a). Nothing in this Section 6(g), however, shall affect the right of any person to serve legal process in any other manner permitted by Law.

(h)  This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

(i)   Each Party shall use its reasonable best efforts to (x) execute and deliver or cause to be executed and delivered such additional documents and instruments and (y) take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j)    This Agreement shall not be effective or binding upon any Party until after such time as the BCA is executed and delivered by Parent, Merger Sub I, Merger Sub II and the Company.

(k)  This Agreement may be amended in writing by the Parties hereto at any time prior to the First Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

(l)   Each Key Company Stockholder shall permit and hereby consents to and authorizes Parent and the Company to publish and disclose (i) all documents and schedules filed with the SEC, (ii) any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Mergers or any of the other Transactions, (iii) a copy of this Agreement, (iv) such Key Company Stockholder’s identity, (v) the number of shares of Company Common Stock held by such Key Company Stockholder and (vi) the nature of such Key Company Stockholder’s commitments and obligations under this Agreement.

(m)  Each Key Company Stockholder signs this Agreement solely in its capacity as a stockholder of the Company. Each Key Company Stockholder makes no agreement or understanding in this Agreement in its capacity (or in the capacity of any Affiliate, partner or employee of such Key Company Stockholder) as a director or officer of the Company (if such Key Company Stockholder holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by each Key Company Stockholder (or any Affiliate, partner or employee of such Key Company Stockholder) in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in such Key Company Stockholder’s capacity (or in the capacity of any Affiliate, partner or employee of such Key Company Stockholder) as a director or officer of the Company shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict each Key Company Stockholder (or any Affiliate, partner or employee of such Key Company Stockholder) from exercising his or her fiduciary duties as an officer or director of the Company.

[Signature page follows]

Annex D-5

IN WITNESS WHEREOF, the Company, Parent and each Key Company Stockholder have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPECTRAL MD HOLDINGS, LTD.
By: ______________________________________
Name:
Title:
ROSECLIFF ACQUISITION CORP. I
By: ______________________________________
Name:
Title:
[KEY company STOCKHOLDER]
By: ______________________________________
Name:
Title:

[Signature Page to Stockholder Support Agreement]

Annex D-6

EXHIBIT A

List of Key Company Stockholders

Stockholder	Owned Shares
Erich Spangenberg	5,954,790.00
ELS 1960 Family, L.P.	48,974,723.00
Wensheng Fan	1,500,000.00
Richard John Cotton	338,984.00
Kevin Plant	240,000.00
Jeffrey Thatcher	240,000.00
Gerry Beaney	30,283.00
Key Stockholder Total	57,278,780.00

Annex D-7

Annex E

FORM OF

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

by and among

SPECTRAL MD, INC.,

ROSECLIFF ACQUISITION SPONSOR I LLC,

TARGET HOLDERS,

DIRECTOR HOLDERS,

AND

INVESTOR STOCKHOLDERS

Dated as of [•], 2023

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2023, is made and entered into by and among Spectral AI, Inc., a Delaware corporation (the “Company”) (formerly known as Rosecliff Acquisition Corp I, a Delaware corporation), Rosecliff Acquisition Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), certain former stockholders of Spectral MD Holdings Ltd., a Delaware corporation (“Target”), set forth on Schedule 1 hereto (such stockholders, the “Target Holders”), Frank S. Edmonds and Heather Bellini (together with Michael P. Murphy and Brian Radecki, (collectively, the “Director Holders”), and the parties set forth on Schedule 2 hereto (collectively, the “Investor Stockholders” and, collectively with the Sponsor, the Target Holders, the Director Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, the Sponsor and the Director Holders are party to that certain Registration Rights Agreement, dated as of February 11, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of April 11, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Ghost Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub I”), Ghost Merger Sub II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Merger Sub II”) and the Target, pursuant to which, first, Merger Sub I merged with and into the Target (the “First Merger”), with the Target surviving the First Merger as a wholly owned subsidiary of the Company, and, second, the Target merged with and into Merger Sub II (the “Second Merger”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of the Company.

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Target Holders received shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, on the date hereof, the Investor Stockholders and certain other investors (such other investors, collectively, the “Third-Party Investor Stockholders”) purchased an aggregate of [•] shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of [•], 2023, entered into by and between the Company and each of the Investor Stockholders and the Third-Party Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 5.6 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and the Director Holders are Holders in the aggregate of at least a majority-in-interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company, the Sponsor and the Director Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1              Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 6.10.

“Additional Holder Common Stock” shall have the meaning given in Section 6.10.

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“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 6.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Director Holders” shall have the meaning given in the Preamble hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“First Merger” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Insider Letter” shall mean that certain letter agreement, dated as of February 11, 2021, by and among the Company, the Sponsor and each of the other parties thereto.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Investor Stockholders” shall have the meaning given in the Preamble hereto.

“Joinder” shall have the meaning given in Section 6.10.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Parties” shall mean Sponsor and the Target Holders and their respective Permitted Transferees.

“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the earlier of (i) the date that is 180 days after the Closing Date and (ii) (a) for 33.33% of the Lock-up Shares held by each Lock-up Party and their respective Permitted Transferees, the date on which the last reported sale price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least thirty (30) days after the Closing Date, and (b) for an additional 50% of the Lock-up Shares held by each Lock-up Party and their respective

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Permitted Transferees, the date on which the last reported sale price of the Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least thirty (30) days after the Closing Date. For the avoidance of doubt, the Lock-up Period for any Lock-up Shares for which the Lock-up Period has not ended on the date that is 180 days after the Closing Date shall end on such 180th day after the Closing Date.

“Lock-up Shares” shall mean with respect to (i) the Sponsor and its Permitted Transferees, the shares of Common Stock held by the Sponsor immediately following the Closing (other than the Investor Shares or shares of Common Stock acquired in the public market) and (ii) the Target Holders and their respective Permitted Transferees, the shares of Common Stock, Equity Awards and any other equity securities convertible into or exercisable or exchangeable for shares of Common Stock held by the Target Holders immediately following the Closing or shares of Common Stock issued with respect to or in exchange for Equity Awards on or after the Closing as permitted by this Agreement (other than the Investor Shares or shares of Common Stock acquired in the public market).

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub I” shall have the meaning given in the Recitals hereto.

“Merger Sub II” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean (a) with respect to the Sponsor and its respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and any other applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (b) with respect to the Target Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (c) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock and any other equity security of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement and any Investor Shares); (b) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the

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extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Stock; and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E)  such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)      all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B)      fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)      printing, messenger, telephone and delivery expenses;

(D)      reasonable fees and disbursements of counsel for the Company;

(E)      reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)       in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Second Merger” shall have the meaning given in the Recitals hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

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“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Member” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor.

“Sponsor Manager[s]” shall mean the managing member[s] of Sponsor, including after the dissolution of Sponsor.

“Subscription Agreement” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Target” shall have the meaning given in the Preamble hereto.

“Target Holders” shall have the meaning given in the Preamble hereto.

“Third-Party Investor Stockholders” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1    Shelf Registration.

2.1.1    Filing. As soon as practicable but no later than forty-five (45) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

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2.1.2    Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3    Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the Sponsor, the Target Holders, the Investor Stockholders and the Director Holders.

2.1.4    Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, an Investor Stockholder or a Target Holder (any of the Sponsor, an Investor Stockholder or a Target Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $10 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, the Investor Stockholders and the Target Holders may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period, for an aggregate of not more than six (6) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5    Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if

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any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6    Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, an Investor Stockholder or a Target Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Investor Stockholders, the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, an Investor Stockholder or a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Investor Stockholder or such Target Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2    Piggyback Registration.

2.2.1    Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering

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pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2    Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)     if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b)     if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

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(c)     if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3    Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4    Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3    Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4    Block Trades; Other Coordinated Offerings.

2.4.1    Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $10 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2    Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

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2.4.3    Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4    The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5    A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

2.5    Restrictions on Registration Rights. If the Demanding Holders have requested an Underwritten Offering pursuant to this Agreement and in the good faith judgment of the majority of the Board such Underwritten Offering would be seriously detrimental to the Company and the majority of the  Board concludes as a result that it is essential to defer the undertaking of such Underwritten Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the undertaking of such Underwritten Offering.  In such event, the Company shall have the right to defer such offering for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligations in this manner more than once in any twelve (12) month period.

ARTICLE III

COMPANY PROCEDURES

3.1    General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1    prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);
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3.1.4    prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5    cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8    at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10  in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11  obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

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3.1.12  in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13  in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14  make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15  with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16  otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2    Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3    Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4    Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1    Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

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3.4.2    Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3    Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4    The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate (taking into account any period of deferral pursuant to Section 2.5), for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5    Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1    Indemnification.

4.1.1    The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity to controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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4.1.2    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3    Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5    If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as

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a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

5.1    Lock-Up. Subject to Section 5.2, each Lock-up Party agrees that it shall not Transfer any Lock-up Shares prior to the end of the Lock-up Period (the “Lock-up”).

5.2    Permitted Transferees. Notwithstanding the provisions set forth in Section 5.1, each Lock-up Party may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors, (iii) any direct or indirect partners, members or equity holders of such Lock-up Party, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, or (iv) any other Lock-up Party or any direct or indirect partners, members or equity holders of such other Lock-up Party, any affiliates of such other Lock-up Party or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) to the partners, members or equity holders of such Lock-up Party by virtue of the Lock-up Party’s organizational documents, as amended, upon dissolution of the Lock-up Party; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (g) to the Company; or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date. The parties acknowledge and agree that any Permitted Transferee of a Lock-up Party shall be subject to the transfer restrictions set forth in this ARTICLE V with respect to the Lock-Up Shares upon and after acquiring such Lock-Up Shares.

5.3    Termination of Existing Lock-Up. The lock-up provisions in this ARTICLE V shall supersede the lock-up provisions contained in Section 7 of the Insider Letter, which provisions in Section 7 of the Insider Letter shall be of no further force or effect as of the date of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1    Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Spectral MD Holdings, Ltd., 2515 McKinney Avenue, Suite 1000, Dallas, TX 75204, Attention: Vincent S. Capone or by email: capone@spectralmd.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

Annex E-15

6.2    Assignment; No Third Party Beneficiaries.

6.2.1    This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2    Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Target Holders, the Investor Stockholders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) each of the Target Holders shall be permitted to transfer its rights hereunder as the Target Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Target Holder (it being understood that no such transfer shall reduce or multiply any rights of such Target Holder or such transferees), (ii) each of the Investor Stockholders shall be permitted to transfer its rights hereunder as the Investor Stockholders to one or more affiliates or any direct or indirect partners, members or equity holders of such Investor Stockholder (it being understood that no such transfer shall reduce or multiply any rights of such Investor Stockholder or such transferees) and (iii) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including the Sponsor Members), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to its members (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees). Upon a transfer by the Sponsor pursuant to subsection (iii) to the Sponsor Members, the rights that are personal to the Sponsor shall be exercised by the Sponsor Members only with the consent of the Sponsor Managers.

6.2.3    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4    This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.

6.2.5    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3    Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4    Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK

6.5    TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6    Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified;

Annex E-16

provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Investor Stockholder so long as such Investor Stockholder and its respective affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Target Holder so long as such Target Holder and its respective affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7    Other Registration Rights. Other than (i) the Third-Party Investor Stockholders who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of February 11, 2021 between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) the Sponsor, for so long as the Sponsor and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company, (ii) an Investor Stockholder, for so long as such Investor Stockholder and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company, and (iii) a Target Holder, for so long as such Investor Stockholder and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company; or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.8    Term. This Agreement shall terminate on the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

6.9    Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10  Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, subject to the prior written consent of each of the Sponsor, each Investor Stockholder and each Target Holder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

Annex E-17

6.11  Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.12  Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

Annex E-18

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
Spectral AI, Inc. a Delaware corporation
By:
Name:
Title:
HOLDERS:
Rosecliff Acquisition Sponsor I LLC
By: Rosecliff Credit Opportunity Fund I, L.P., its Managing Member
By: Rosecliff Credit Opportunity Fund I GP, LLC, its General Partner
By:
	Name:	Michael P. Murphy
	Title:	Managing Member

Brian Radecki

Franklin S. Edmonds, Jr.

Heather Bellini

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-19

TARGET HOLDERS
ELS 1960 Family, L.P. a [•] limited partnership
By:
Name:
Title:

Erich Spangenberg

Wensheng Fan

Richard John Cotton

Kevin Plant

Jeffrey Thatcher

Gerry Beaney

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-20

[Entity Investor Stockholder] a [•]
By:
Name:
Title:

[Individual Investor Stockholders]

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-21

Schedule 1

Target Holders

Erich Spangenberg

ELS 1960 Family, L.P.

Wensheng Fan

Richard John Cotton

Kevin Plant

Jeffrey Thatcher

Gerry Beaney

Annex E-22

Schedule 2

Investor Stockholders

[TO COME]

Annex E-23

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•], 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), among [•] a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
____________, 20__

[•]

By:
Name:
Its:

Annex E-24

Annex F

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of April 11, 2023, by and among Rosecliff Acquisition I Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Spectral MD Holdings, Ltd., a Delaware corporation (the “Company”), and Rosecliff Acquisition Corp I, a Delaware corporation (“Parent”). The Sponsor, the Company and Parent are referred to from time to time in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, concurrently with the execution of this Agreement, Parent, Ghost Merger Sub I Inc., a Delaware corporation (“Merger Sub I”), Ghost Merger Sub II LLC, a Delaware limited liability company (“Merger Sub II”), and the Company, are entering into a Business Combination Agreement, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the BCA), pursuant to which, among other things, Parent and the Company shall enter into a business combination;

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 6,195,000 shares of Parent Class B Common Stock (the “Sponsor Shares”);

WHEREAS, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 4,706,667 warrants (each a “Parent Private Placement Warrant”) to purchase one share of Parent Class A Common Stock at a strike price of eleven dollars fifty cents ($11.50); and

WHEREAS, as an inducement to the Parent, Merger Sub I, Merger Sub II and the Company to enter into the BCA and to consummate the Transactions, each of the Sponsor, Parent and the Company desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the each of the Sponsor, the Company and Parent hereby agree as follows:

1.    Obligations of the Sponsor. The Sponsor, by this Agreement, with respect to the Sponsor Shares (together with any other equity securities of Parent that Sponsor holds of record or beneficially as of the date of this Agreement or acquires record or beneficial ownership of after the date hereof, collectively, the “Subject Parent Equity Securities”), hereby agrees during the term of this Agreement: (a) to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered), at any meeting of stockholders of Parent, including the Parent Stockholders’ Meeting, however called, or any adjournment thereof, and in any action by written consent of the stockholders of Parent, or in any other circumstance in which the vote, consent or other approval of the stockholders of Parent is sought (and appear at any such meeting, in person or by proxy, or otherwise cause all of such holder’s Subject Parent Equity Securities to be counted as present thereat for purposes of establishing a quorum), all of the Subject Parent Equity Securities held by the Sponsor at such time (i) in favor of the approval and adoption of the BCA and the approval of the Transactions and the other Parent Proposals, (ii) against any arrangement, merger, amalgamation, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Parent (other than the Transactions), (iii) against any change in the business, management or Parent Board other than as required to effect the Transactions and (iv) against any action, agreement or transaction or proposal that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent, Merger Sub I or Merger Sub II under the BCA or that would reasonably be expected to result in the failure of the Transactions from being consummated; (b) not to redeem, elect to redeem or tender or submit any of its Subject Parent Equity Securities for redemption in connection with the BCA or the Transactions; (c) not to commit or agree to take any action inconsistent with the foregoing; and (d) not to modify or amend any agreement, contract or arrangement between or among Sponsor and any Affiliate of such Sponsor (other than Parent or any of its subsidiaries), on the one hand, and Parent or any of Parent’s subsidiaries, on the other hand, related to the Transactions.

Annex F-1

2.    Registration Rights Agreement. At the Closing, the Sponsor shall deliver to Parent a duly executed copy of that certain Amended and Restated Registration Rights and Lock-Up Agreement, by and among Parent, the Sponsor, the Company and the additional signatories thereto, in substantially the form attached as Exhibit A to the BCA.

3.    Waiver of Redemption Rights. The Sponsor agrees during the term of this Agreement not to (a) demand that Parent redeem the Subject Parent Equity Securities held by the Sponsor or (b) otherwise participate in any such redemption by tendering or submitting any of the Subject Parent Equity Securities held by the Sponsor for redemption.

4.    Waiver of Anti-Dilution Provision. The Sponsor, solely in connection with and only for the purpose of the Transactions, hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, its rights to the treatment of its Sponsor Shares as set forth in Section 4.3(b) of the Parent Certificate of Incorporation, in connection with the Transactions, and agrees not to assert or perfect any rights to adjustment or other anti-dilution protections with respect thereto.

5.    Transfer of Sponsor Shares. Except as contemplated by this Agreement or with the prior written consent of the Company, the Sponsor agrees during the term of this Agreement that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of Law), pledge, dispose of or otherwise encumber any of the Subject Parent Equity Securities held by the Sponsor or otherwise agree to do any of the foregoing, (b) deposit any Subject Parent Equity Securities held by the Sponsor into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any Subject Parent Equity Securities held by the Sponsor that is inconsistent with the provisions of this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Subject Parent Equity Securities held by the Sponsor.

6.    Expenses.

a.    Sponsor and Parent shall notify the Company in writing at least two (2) Business Days prior to the proposed Closing Date if, in their good faith determination, accrued and unpaid Parent Expenses that are then outstanding are expected to exceed $3,250,000 (any such excess amount, the “Excess Expense Amount”), and Sponsor’s intended breakdown between Sponsor Share Forfeiture Credit (as defined below) and Sponsor PIPE Credit (as defined below) such that the Sponsor Credit (as defined below) equals or exceeds the Excess Expense Amount.

b.    At or prior to Closing, Sponsor shall take or cause to be taken the necessary actions such that the Sponsor Credit equals or exceeds the Excess Expense Amount; provided (i) Sponsor shall be required to forfeit pursuant to this Section 6 up to a maximum of 750,000 Sponsor Shares, and no other amounts, property, assets or otherwise shall be subject to forfeiture by Sponsor pursuant to this Section 6 and (ii) if Sponsor forfeits 750,000 Sponsor Shares, Sponsor is under no obligation to invest in the Private Placement to meet any remaining shortfall of the Sponsor Credit to the Excess Expense Amount.

i.     The Sponsor shall be entitled to credit $5.00 against the Excess Expense Amount (“Sponsor Share Forfeiture Credit”) for each Sponsor Share which Sponsor forfeits and surrenders, or causes to be forfeited and surrendered, to Parent for no consideration, as a contribution to capital, prior to the Effective Time; for the avoidance of doubt, Sponsor shall not be entitled to Sponsor Share Forfeiture Credit for forfeitures made pursuant to Section 9.

ii.   The Sponsor shall be entitled to credit, dollar for dollar, the total amount of the aggregate investment (the “Sponsor PIPE Credit,” and together with the Sponsor Share Forfeiture Credit, the “Sponsor Credit”) made by Sponsor or any of its Affiliates in any Private Placement or other cash investment or contribution to the Company or Parent (collectively, the “Sponsor PIPE”) against the Excess Expense Amount. Sponsor (or its Affiliates) will receive one share of Parent Class A Common Stock for each $10.00 invested in the Sponsor PIPE, and the Sponsor PIPE will otherwise be on the same terms as other investors in the Private Placement.

Annex F-2

c.    For purposes of this Section 6, Parent Expenses shall exclude: (x) any fees, costs or expenses payable to Cantor Fitzgerald, L.P. (“Cantor”) or any other placement agent that may be engaged in connection with the Transaction at the mutual consent of both the Company and Parent that are payable in connection with services as placement agent for the Private Placements and (y) all costs and expenses (including, without limitation, legal, auditing and accounting fees) in excess of $100,000 related to the deliverables that may be requested by Cantor pursuant to Section 15 of the Engagement Agreement, by and between the Company and Cantor, dated as of March 13, 2023, and related documentation.

7.    Private Placement Warrants. As of immediately prior to the Effective Time, but conditioned upon the Closing, Sponsor shall automatically irrevocably surrender and forfeit to Parent for no consideration, as a contribution to capital, the Private Placement Warrants.

8.    Third Party Service Providers. The Sponsor shall have obtained the written approval from third party service providers for the deferral or write-off of certain costs and expenses of Parent or the Sponsor such that, in no event shall the outstanding obligations of Parent or the Sponsor to third party service providers is more than the total amount of expenses at the Closing as may be deferred as previously mutually agreed between the Sponsor, Parent and the Company.

9.    Sponsor Share Forfeiture.

a.    At Closing, the Sponsor shall be entitled to retain (or, to the extent necessary, be issued) Sponsor Shares corresponding to thresholds set out below and based on (i) the total dollar amount of cash or cash equivalents in the Trust Account (after deducting the amount required to satisfy the redemption payments to Parent’s public stockholders but prior to payment of any Company Expenses or Parent Expenses) plus (ii) the amounts raised pursuant to the Private Placements plus (iii) any other amounts of cash contributed to, or raised and actually received by, Parent or the Company prior to Closing (including, for the avoidance of doubt, any cash, funds or cash equivalents contributed to the Company by Parent, Sponsor, their respective affiliates or any third-party investor unaffiliated with the Company in the Private Placements or in any other investment in connection with the Transactions), (iv) but excluding any such cash, funds or cash equivalents contributed by the Company, its officers, affiliates or stockholders in the Private Placements or in any other investment in connection with the Transactions (such sum, the “Parent Closing Cash”).

b.    If the Parent Closing Cash is (i) less than $10,000,000, the Sponsor shall forfeit and surrender, or cause to be forfeited and surrendered, to Parent for no consideration, as a contribution to capital, prior to the Effective Time, a number of Sponsor Shares so that Sponsor holds 750,000 Sponsor Shares (excluding any shares issued to Sponsor or its Affiliates in the Sponsor PIPE) immediately after such forfeiture (but prior to any forfeiture of Sponsor Shares pursuant to Section 6), (ii) greater than or equal to $10,000,000, but less than $20,000,000, the Sponsor shall forfeit and surrender, or cause to be forfeited and surrendered, to Parent for no consideration, as a contribution to capital, prior to the Effective Time, a number of Sponsor Shares so that Sponsor holds 1,000,000 Sponsor Shares (excluding any shares issued to Sponsor or its Affiliates in the Sponsor PIPE) immediately after such forfeiture (but prior to any forfeiture of Sponsor Shares pursuant to Section 6), (iii) greater than or equal to $20,000,000, but less than $30,000,000, the Sponsor shall forfeit and surrender, or cause to be forfeited and surrendered, to Parent for no consideration, as a contribution to capital, prior to the Effective Time, a number of Sponsor Shares so that Sponsor holds 1,250,000 Sponsor Shares (excluding any shares issued to Sponsor or its Affiliates in the Sponsor PIPE) immediately after such forfeiture (but prior to any forfeiture of Sponsor Shares pursuant to Section 6) or (iv) greater than or equal to $30,000,000, the Sponsor shall forfeit and surrender, or cause to be forfeited and surrendered, to Parent for no consideration, as a contribution to capital, prior to the Effective Time, a number of Sponsor Shares so that Sponsor holds 1,500,000 Sponsor Shares (excluding any shares issued to Sponsor or its Affiliates in the Sponsor PIPE) immediately after such forfeiture (but prior to any forfeiture of Sponsor Shares pursuant to Section 6). In no event shall the Sponsor hold more than an aggregate of 1,500,000 Sponsor Shares (excluding any shares issued to Sponsor or its Affiliates in the Sponsor PIPE) pursuant to the immediately preceding sentence immediately following the Closing. If the Sponsor holds more than 1,500,000 Sponsor Shares (excluding any

Annex F-3

shares issued to Sponsor or its Affiliates in the Sponsor PIPE) immediately following the Closing, the Sponsor shall immediately forfeit and surrender, or shall cause to be forfeited and surrendered, to Parent, for no consideration, as a contribution to capital, any Sponsor Shares it holds in excess of 1,500,000 Sponsor Shares (excluding any shares issued to Sponsor or its Affiliates in the Sponsor PIPE). The Sponsor hereby agrees to take, and authorizes Parent to take, such actions as shall be necessary to evidence such surrender and forfeiture, if applicable, of such Sponsor Shares, as of the Closing. Notwithstanding the foregoing, if the Sponsor or an Affiliate of Sponsor participates in the Private Placements or any other Sponsor PIPE, such shares of Parent Class A Common Stock issued to the Sponsor or such Affiliate in the Private Placement or any other Sponsor PIPE shall be in addition to the number of Sponsor Shares permitted under this Section 9 to be retained by the Sponsor.

10.  Representations and Warranties. The Sponsor hereby represents and warrants to Parent and the Company as follows:

(a)  Organization; Due Authorization. The Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement by the Sponsor and the consummation by the Sponsor of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor. This Agreement has been duly authorized, executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other Parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)  Ownership. The Sponsor is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the Sponsor Shares and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Sponsor Shares (other than transfer restrictions under the Securities Act)) affecting any such Sponsor Shares, other than any Permitted Liens or pursuant to (i) this Agreement, (ii) the Parent Certificate of Incorporation (iii) the BCA, (iv) the IPO Letter Agreement or (v) any applicable securities Laws. Except for the Private Placement Warrants, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

(c)  No Conflicts. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval with respect to the Sponsor that has not been given or other action that has not been taken by any person (including under any contract binding upon the Sponsor or the Sponsor Shares), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.

(d)  Litigation. There are no Proceedings pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor before (or, in the case of threatened legal proceedings, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.

(e)  Acknowledgment. The Sponsor understands and acknowledges that each of the Parent, Merger Sub I, Merger Sub II and Company is entering into the BCA in reliance upon the Sponsor’s execution and delivery of this Agreement. The Sponsor has had the opportunity to read the BCA and this Agreement and has had the opportunity to consult with its tax and legal advisors.

Annex F-4

11.  Termination. This Agreement and the obligations of the Sponsor under this Agreement shall automatically terminate upon the earlier of: (a) the Closing and (b) the termination of the BCA in accordance with its terms. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided that (i) nothing in this Section 11 shall relieve any Party from liability for fraud or willful breach of this Agreement occurring prior to its termination and (ii) the provisions of this Section 11 and Section 12 (other than Section 12(i)) shall survive any termination of this Agreement.

12.  Miscellaneous.

(a)  All notices (including notices for consent under this Agreement), requests, claims, demands and other communications hereunder shall be: (i) in writing; (ii) sent by messenger, certified or registered mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) (including with a copy) set forth below; and (iii) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (A) a receipt executed by the addressee (or a responsible person in his or her office), the records of the person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, mail or express delivery service; or (B) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email. All such communications shall be sent to the following addresses, or to such other addresses as any party may inform the others by giving five (5) Business Days’ prior written notice pursuant to this Section 12(a):

If to the Sponsor, to:

Rosecliff Acquisition I Sponsor LLC
767 5th Avenue 34th Floor
New York, New York 10153
Attention: Michael P. Murphy
Email: mm@rosecliffspac.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom, LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071-3144
Attention: P. Michelle Gasaway
Email: michelle.gasaway@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom, LLP
One Manhattan West
New York, New York 10001
Attention: Sean C. Coburn
Email: sean.coburn@skadden.com

If to Parent, to:

Rosecliff Acquisition Corp. I
767 5th Avenue 34th Floor
New York, New York 10153
Attention: Michael P. Murphy
Email: mm@rosecliffspac.com

Annex F-5

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom, LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071-3144
Attention: P. Michelle Gasaway
Email: michelle.gasaway@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom, LLP
One Manhattan West
New York, New York 10001
Attention: Sean C. Coburn
Email: sean.coburn@skadden.com

If to the Company, to:

Spectral MD Holdings, Ltd.
2515 McKinney Avenue, Suite 1000
Dallas, TX 75204
Attention: Vincent S. Capone
Email: capone@spectralmd.com

with a copy (which shall not constitute notice) to:

Reed Smith LLP
599 Lexington Avenue
26th Floor
New York, NY 10022
Attention: Herbert F. Kozlov
Email: hkozlov@reedsmith.com

and

Reed Smith LLP
2850 N. Harwood St.
Suite 1500
Dallas, TX 75201
Attention: Lynwood Reinhardt
Email: lreinhardt@reedsmith.com

(b)  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transaction contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c)  This Agreement (together with the BCA and the other agreements referenced herein and therein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement.

Annex F-6

(d)  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations pursuant to this Agreement without the prior written consent of the other Parties. Any attempted assignment of this Agreement not in accordance with the terms of this Section 12(d) shall be void ab initio.

(e)  The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (which, for the avoidance of doubt, includes the Parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at Law or in equity and (ii) the right to specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on any basis, including the basis that any other Party has an adequate remedy at Law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at Law or in equity. Any Party seeking: (A) an injunction or injunctions to prevent breaches of this Agreement; (B) to enforce specifically the terms and provisions of this Agreement; and/or (C) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.

(f)   This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

(g)  With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement or the Transactions, each of the Parties: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts” and, individually, each a “Chosen Court”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Action brought against a party in another jurisdiction by an independent third person, it shall not bring any Action directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any action or proceeding so brought. Each Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12(a). Nothing in this Section 12(g), however, shall affect the right of any person to serve legal process in any other manner permitted by Law.

(h)  This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

(i)   Each Party shall use its reasonable best efforts to (x) execute and deliver or cause to be executed and delivered such additional documents and instruments and (y) take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j)   This Agreement shall not be effective or binding upon any Party until after such time as the BCA is executed and delivered by Parent, Merger Sub I, Merger Sub II and the Company.

Annex F-7

(k)  This Agreement may be amended in writing by the Parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

(l)   The Sponsor shall permit and hereby consents to and authorizes Parent and the Company to publish and disclose (i) all documents and schedules filed with the SEC, (ii) any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Merger or any of the other Transactions, (iii) a copy of this Agreement, (iv) the Sponsor’s identity, (v) the number of the Sponsor Shares held by the Sponsor and (vi) the nature of such the Sponsor’s commitments and obligations under this Agreement.

(m) The Sponsor signs this Agreement solely in its capacity as a stockholder of Parent. The Sponsor makes no agreement or understanding in this Agreement in its capacity as a director or officer of Parent, Merger Sub I or Merger Sub II (if the Sponsor holds such office), or in the capacity of any Affiliate, partner, member, manager or employee of the Sponsor. Nothing in this Agreement will limit or affect any actions or omissions taken by the Sponsor (or any Affiliate, partner, member, manager or employee of the Sponsor) in its capacity as a director or officer of Parent, Merger Sub I or Merger Sub II, and no actions or omissions taken in its capacity as a director or officer of Parent, Merger Sub I or Merger Sub II (or in the capacity of any Affiliate, partner, member, manager or employee of the Sponsor) shall be deemed a breach of this Agreement.

[Signature page follows]

Annex F-8

IN WITNESS WHEREOF, the Sponsor, the Company and Parent have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROSECLIFF ACQUISITION I SPONSOR LLC
By: Rosecliff Credit Opportunity Fund I, L.P., its Managing Member
By: Rosecliff Credit Opportunity Fund I GP, LLC, its General Partner
By:	/s/ Michael P. Murphy
Name:	Michael P. Murphy
Title:	Managing Member
ROSECLIFF ACQUISITION CORP I
By:	/s/ Michael P. Murphy
Name:	Michael P. Murphy
Title:	Chief Executive Officer
SPECTRAL MD HOLDINGS, LTD.
By:	/s/ Wensheng Fan
Name:	Wensheng Fan
Title:	Chief Executive Officer

Annex F-9

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation; provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation; provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, RCLF’s Existing Charter provides that a director will not be personally liable to RCLF or RCLF’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to RCLF or RCLF’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

RCLF’s Existing Charter provides that RCLF will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

RCLF has entered into indemnification agreements with each of its current directors and executive officers. These agreements require RCLF to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to RCLF, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. RCLF also intends to enter into indemnification agreements with future directors and executive officers.

Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit Number	Description
2.1**

Business Combination Agreement, by and among Rosecliff Acquisition Corp. I, Merger Sub I, Merger Sub II and Spectral MD Holdings, Ltd., dated as of April 11, 2023 (included as Annex A to the proxy statement/prospectus)

3.1**	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K filed with the SEC on March 31, 2023)
3.2**	Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K filed with the SEC on March 31, 2023)
3.3**

Form of Second Amended and Restated Certificate of Incorporation of Rosecliff Acquisition Corp I (to be effective upon consummation of the Business Combination) (included as Annex B to the proxy statement/prospectus)

3.4**	Form of Amended and Restated Bylaws of Spectral AI, Inc. (to be effective upon consummation of the Business Combination) (included as Annex C to the proxy statement/prospectus)
4.1**

Warrant Agreement, dated February 11, 2021, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on February 17, 2021)

4.2**	Description of the Registrant’s securities (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 31, 2022)
4.3**	Form of Amended and Restated Registration Rights & Lock-up Agreement (to be effective upon consummation of the Business Combination) (included as Annex E to the proxy statement/prospectus)
5.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the validity of RCLF common stock and RCLF warrants to be issued
8.1	Tax Opinion of Reed Smith LLP
10.1**

Letter Agreement, dated February 11, 2021, between the Company and each of the Sponsor, the Company’s officers and directors and certain other security holders (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on February 17, 2021)

10.2**

Investment Management Trust Agreement, dated February 11, 2021, between the Company and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on February 17, 2021)

10.3**

Registration Rights Agreement, dated February 11, 2021, between the Company and each of the Sponsor and certain other security holders (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on February 17, 2021)

10.4**

Support Services Agreement, dated February 11, 2021, between the Company and the Sponsor (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on February 17, 2021)

10.5**

Sponsor Warrants Purchase Agreement, dated February 11, 2021, between the Company and the Sponsor (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on February 17, 2021)

10.6**

Indemnity Agreement, dated February 11, 2021, between the Company and Michael P. Murphy (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on February 17, 2021)

10.7**

Indemnity Agreement, dated February 11, 2021, between the Company and Jordan Zimmerman (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on February 17, 2021)

10.8**	Indemnity Agreement, dated February 11, 2021, between the Company and Kieran Goodwin (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on February 17, 2021)
10.9**	Indemnity Agreement, dated February 11, 2021, between the Company and Brian Radecki (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on February 17, 2021)
10.10**	Indemnity Agreement, dated February 11, 2021, between the Company and Heather Bellini (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on February 17, 2021)

Exhibit Number	Description
10.11**

Indemnity Agreement, dated February 11, 2021, between the Company and Frank S. Edmonds (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on February 17, 2021)

10.12**

Termination Agreement, dated as of March 11, 2022, by and between Rosecliff Acquisition Corp I and GT Gettaxi Limited (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 14, 2022)

10.13**	Letter Agreement, dated June 23, 2023, between Rosecliff Acquisition Corp I and BTIG, LLC
10.14	BARDA Award/Contract, July 1, 2019, by and between Spectral MD, Inc. and ASPR-BARDA
10.15	Amendment of the Solicitation/Modification of the BARDA Contract, dated August 26, 2033, by and between Spectral MD, Inc. and ASPR-BARDA
10.16	Award/Contract for DHA, dated July 1, 2021, by and between Spectral MD, Inc. and U.S. Army Medical Materiel Development Activity
10.17	Amendment of the Solicitation/Modification of the DHA Contract, dated July 1, 2021, by and between Spectral MD, Inc. and U.S. Army medical Materiel Development Activity
10.18	MTEC Research Project Award, dated April 12, 2023, by and between Spectral. MD, Inc. and Advanced Technology International MTEC Consortium Manager
10.19**

Stockholder Support Agreement, dated April 11, 2023, by and among Spectral MD Holdings, Ltd., Rosecliff Acquisition Corp I and Key Company Stockholders (included as Annex D to the proxy statement/prospectus)

10.20**

Sponsor Letter Agreement, dated April 11, 2023, by and among Rosecliff Acquisition I Sponsor LLC, Spectral MD Holdings, Ltd., and Rosecliff Acquisition Corp I (included as Annex F to the proxy statement/prospectus)

23.1	Consent of KPMG LLP
23.2	Consent of WithumSmith+Brown, PC
23.3**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
23.4	Consent of Reed Smith LLP (included in Exhibit 8.1)
24.1**	Power of Attorney (included on signature page to this registration statement)
99.1**	Consent of Michael P. Murphy to be named as a director of the Combined Company
99.2**	Consent of Wensheng Fang to be named as a director of the Combined Company
99.3**	Consent of Cynthia Cai to be named as a director of the Combined Company
99.4**	Consent of Deepak Sadagopan to be named as a director of the Combined Company
99.5**	Consent of Martin Mellish to be named as a director of the Combined Company
99.6**	Consent of Richard Cotton to be named as a director of the Combined Company
99.8*	Form of Proxy Card
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because iXBRL tags are embedded within the Inline XBRL document).
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
107**	Calculation of Filing Fee Table

____________

*        To be filed by Amendment.

**      Previously filed.

†        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

Undertakings

The undersigned registrant hereby undertakes:

A.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.     That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.      That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.      That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.     That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10 (a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.       The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.       To supply by means of a post-effective amendment all information concerning a transaction, and Spectral being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 27th day of July, 2023.

ROSECLIFF ACQUISITION CORP I
By:	/s/ Michael Murphy
	Name:	Michael P. Murphy
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following person in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael P. Murphy	Chief Executive Officer and Director	July 27, 2023
Michael P. Murphy	(Principal Executive Officer)
*	Chief Financial Officer	July 27, 2023
Kieran Goodwin	(Principal Financial Officer and Principal Accounting Officer)
*	President and Director	July 27, 2023
Jordan Zimmerman
*	Chairman of the Board of Directors and Director	July 27, 2023
Brian Radecki
*	Director	July 27, 2023
Heather Bellini
*By:	/s/ Michael P. Murphy
	Name:	Michael P. Murphy
	Title:	Attorney-in-fact